As filed with the Securities and Exchange Commission on September 23, 2026

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

InoBat B.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	3691	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Voderady 429

919 42 Voderady, Slovakia

Tel: +421 (903) 758 404

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ilan Katz, Esq. Brian Lee, Esq. Grant Levine, Esq Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 Tel: (212) 768-6926	Alan I. Annex, Esq. Thomas R. Martin, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017 Tel: (305) 579-0576

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Primary
	State or Other	Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification	Identification
Exact Name of Co-Registrant as Specified in its Charter(1)(2)	Organization	Code Number	Number
InoBat AS	Norway	3691	NA

(1)	The Co-Registrant has the following principal executive office:

InoBat AS

 Voderady 429

919 42 Voderady

Slovakia

(2)	The Co-Registrant has the following principal executive office:

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2026

LETTER TO SHAREHOLDERS OF
CARTESIAN GROWTH CORPORATION II

505 Fifth Avenue, Suite 1500, New York, NY 10017

Dear Shareholders of Cartesian Growth Corporation II:

You are cordially invited to attend an Extraordinary General Meeting of CARTESIAN GROWTH CORPORATION II, a Cayman Islands exempted company (“CGC”), which will be held on , 2026 at _____________ Eastern time at the offices of Greenberg Traurig LLP, at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131, and virtually over the internet via live audio webcast at https://_______________, or at such other time, on such other date and at such other place to which the meeting may be adjourned (“Extraordinary General Meeting”).

You will be permitted to attend the Extraordinary General Meeting in person at the offices of Greenberg Traurig LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting as further instructed in the accompanying proxy statement/prospectus.

Your vote is very important. Whether you plan to attend the Extraordinary General Meeting or not, please grant your proxy as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented and voted at the Extraordinary General Meeting. If you are a shareholder of record, please complete, sign, date and return your proxy card as soon as possible and to be received by our proxy agent, _____________ (the “Proxy Agent”) by no later than 48 hours before the time appointed for the Extraordinary General Meeting to commence, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. Submitting a proxy now will not prevent you from being able to attend and cast your vote at the Extraordinary General Meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that the shares you beneficially own are represented and voted at the Extraordinary General Meeting. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own, or if you wish to attend the Extraordinary General Meeting you must timely obtain a legal proxy from your brokerage firm, bank or other nominee and follow the instructions detailed in the accompanying proxy statement/prospectus.

The accompanying proxy statement describes the business CGC will conduct at the Extraordinary General Meeting and provides information about CGC, TopCo (as defined below) and InoBat and the Business Combination (each as defined below) that you should consider when you vote your shares.

On July 24, 2026, CGC, InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (“InoBat”), entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), pursuant to which certain transactions will occur, and in connection therewith, (i) InoBat formed InoBat B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed InoBat N.V. prior to closing of the Business Combination (the “Closing”)) (“TopCo”), (ii) TopCo formed InoBat Cayman Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”), and (iii) TopCo will become the ultimate parent company of InoBat and CGC, the surviving entity in a merger with Merger Sub, and the securityholders of CGC and InoBat will become securityholders of TopCo.

As set forth in the accompanying proxy statement/prospectus, at the Extraordinary General Meeting, CGC shareholders will be asked to consider and vote upon the following proposals (together, the “Transaction Proposals”):

1.	Proposal No. 1 - The Business Combination Proposal - A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and the transactions contemplated thereby, including the Business Combination;

2.	Proposal No. 2 - Merger Proposal - A proposal, by a special resolution, to authorize and approve the Plan of Merger made in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Plan of Merger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, pursuant to which CGC will merge with Merger Sub, with CGC as the surviving company (the “Merger”);

3.	Proposal No. 3 - The Nasdaq Proposal - A proposal, by an ordinary resolution, to approve, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of common shares, par value EUR0.12 per share (the “TopCo Common Shares”) (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing;

4.	Proposal No. 4 - The Organizational Documents Proposal - A proposal, by a special resolution, to approve the proposed articles of association of TopCo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, to be effective upon the Closing (the “TopCo Organizational Documents”);

5.	Proposal No. 5 - The Incentive Plan Proposal - A proposal, by an ordinary resolution, to approve the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”); and

6.	Proposal No. 6 - The Adjournment Proposal - A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the board of directors of CGC (the “CGC Board”) has determined it is otherwise necessary. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

●	The shareholders of InoBat holding at least 90% of the outstanding shares of InoBat shall contribute their Company Shares (as defined in the Business Combination Agreement) to TopCo in return for TopCo Common Shares at the Exchange Ratio (the “Exchange”);

●	Each option issued by InoBat (whether vested or unvested) will cease to represent the right to purchase shares of InoBat and will be cancelled in exchange for options to purchase TopCo Common Shares under a new incentive equity plan to be agreed among the Parties in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of shares of InoBat subject to such option immediately prior to the Exchange Effective Time (as defined in the Business Combination Agreement), multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such option immediately prior to the Exchange Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding option immediately prior to the Exchange Effective Time;

●	All outstanding convertible notes of InoBat will be converted into shares of InoBat pursuant to their terms;

●	CGC will merge with Merger Sub, with CGC as the surviving company in the Merger;

●	In connection with the Merger, each issued and outstanding Eligible CGC Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

●	Each outstanding public warrant of CGC to purchase a CGC Class A Ordinary Share (“CGC Public Warrants”) and each outstanding private warrant of CGC to purchase a CGC Class A Ordinary Share (“CGC Private Placement Warrants”) will, by its terms, convert into a warrant of TopCo (“TopCo Public Warrants” and “TopCo Private Placement Warrants”, respectively) to purchase one TopCo Common Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the Closing; and

●	Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, InoBat entered into a letter agreement (the “Sponsor Support Agreement”) with CGC II Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), pursuant to which the Sponsor has agreed (a) to vote all of its CGC Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 each, of CGC (“CGC Class B Ordinary Shares” and collectively with the “CGC Class A Ordinary Shares”, the “CGC Ordinary Shares”) in favor of all of the Transaction Proposals and to take all actions reasonably necessary to cause the Closing, including execution of the shareholder approval, (b) waive any adjustment to the conversion ratio set forth in the governing documents of CGC or any other anti-dilution or similar protection with respect to the CGC’s Class B Ordinary Shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (c) forfeit and surrender to CGC all of its CGC Private Placement Warrants, (d) transfer 800,000 CGC Class A Ordinary Shares to an institutional PIPE Investor (the “Institutional PIPE Investor”) or its designee, (e) cancel $1.8 million of obligations under the promissory notes evidencing loans made to CGC by the Sponsor or its affiliates (the “Sponsor Loans”) and exchange $9.2 million of obligations under the Sponsor Loans (as defined in the Business Combination Agreement) into 90,196 TopCo Series B Preference Shares (as defined below) and 901,961 PIPE Warrants (as defined below), (f) be bound by certain other covenants and agreements related to the Business Combination, (g) be bound by certain transfer restrictions with respect to its shares in CGC prior to the Closing, and (h) waive redemption rights with respect to any CGC Class A Ordinary Shares held by the Sponsor, in each case on the terms and subject to the conditions set forth therein.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, CGC and each Key Supporting Company Shareholder listed on Annex A to the Business Combination Agreement entered into a shareholder support agreement (collectively, the “Shareholder Support Agreements”), pursuant to which each such Key Supporting Company Shareholder has agreed to, among other things, (a) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including agreeing to enter into a Company Shareholder Undertaking, as defined in the Business Combination Agreement), (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (c) release claims against InoBat, CGC and Merger Sub.

Concurrently with the execution of the Business Combination Agreement, CGC, InoBat, the Sponsor and certain investors (collectively, the “PIPE Investors”) entered into securities purchase agreements (collectively, the “Investor Subscription Agreements”). Pursuant to the Investor Subscription Agreements:

●	the Institutional PIPE Investor agreed to subscribe for and purchase, and InoBat agreed to cause TopCo to issue and sell to the Institutional PIPE Investor on the Closing Date, 490,196 shares of 12.0% Series A Cumulative Convertible Preference Shares of TopCo (the “TopCo Series A Preference Shares”) and warrants (the “PIPE Warrants”) to purchase an amount of TopCo Common Shares equal to the number of shares of TopCo Common Shares into which such shares of TopCo Series A Preference Shares are initially convertible, for an aggregate purchase price of $50.0 million; and

●	the PIPE Investors other than the Institutional PIPE Investor (including an affiliate of the Sponsor) agreed to subscribe for and purchase, and InoBat agreed to cause TopCo to issue and sell to each such PIPE Investor on the Closing Date, 269,608 shares of Series B Convertible Preference Shares of TopCo (the “TopCo Series B Preference Shares” and, together with the TopCo Series A Preference Shares, the “TopCo Preference Shares”) and PIPE Warrants to purchase an amount of TopCo Common Shares equal to 75% of the number of shares of TopCo Common Shares into which such shares of TopCo Series B Preference Shares are initially convertible, for an aggregate purchase price of $27.5 million.

Each TopCo Preference Share will have a stated value of $120.00, and will have the rights, preferences and privileges set forth in the TopCo Organizational Documents. The investments by the PIPE Investors pursuant to the Investor Subscription Agreements are referred to herein as the “PIPE Financing.”

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the TopCo Common Shares (including the TopCo Common Shares issuable to the PIPE Investors pursuant to the Investor Subscription Agreements) having been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”) or the NYSE; (ii) all conditions precedent to the Closing shall have been satisfied or waived and the Closing shall be scheduled to occur substantially concurrently with the closing of the PIPE Financing; and (iii) the absence of specified adverse judgments, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Investor Subscription Agreements.

The obligations of CGC to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the Investor Subscription Agreements. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the material truth and accuracy of the representations and warranties of CGC and InoBat in the Investor Subscription Agreements, subject to customary bringdown standards; and (ii) material compliance by CGC and InoBat with their covenants, agreements and conditions under the Investor Subscription Agreements. The Investor Subscription Agreements provide that CGC, TopCo and InoBat will grant the PIPE Investors certain customary registration rights.

InoBat shareholders who execute the irrevocable shareholder undertaking contemplated by the Business Combination Agreement (the “InoBat Shareholder Undertaking”) will be entitled to receive additional TopCo Common Shares (the “Earn-Out Shares”) upon the achievement of certain milestones. The Earn-Out Shares represent consideration equal to $690.0 million and will be issued across three tranches: (i) TopCo Common Shares representing $115.0 million of value, based on a deemed value of $10.20 per TopCo Common Share, upon the start of commissioning of Project Kamzik, including the production line in Project Kamzik’s facility in Surany, Slovakia, before December 31, 2027 (the “Earn-Out 1 Shares”); (ii) TopCo Common Shares representing $287.5 million of value, based on a deemed value of $10.20 per TopCo Common Share, if the EBITDA of TopCo for either fiscal year 2026 or fiscal year 2027 exceeds €47.0 million (the “Earn-Out 2 Shares”); and (iii) TopCo Common Shares representing $287.5 million of value, based on a deemed value of $10.20 per TopCo Common Share, if the EBITDA of TopCo for either fiscal year 2027 or fiscal year 2028 exceeds €87.0 million, in each case subject to the terms and conditions set forth in the Business Combination Agreement and the applicable Earn-Out Agreement (the “Earn-Out 3 Shares”).

The following tables illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on two scenarios, (i) assuming no CGC Class A Ordinary Shares held by CGC’s public shareholders (“CGC Public Shareholders”) are redeemed, and (ii) assuming all 475,036 CGC Class A Ordinary Shares held by CGC Public Shareholders are redeemed. The tables further assume the following: (i) 800,000 CGC Class A Ordinary Shares are transferred to the Institutional PIPE Investor, (ii) all CGC Private Placement Warrants are forfeited, (iii) no TopCo Preference Shares are converted into TopCo Common Shares, (iv) there are no Dissenting CGC Shareholders, (v) there are no other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Common Shares, (vi) that none of the CGC Private Placement Warrants, the PIPE Warrants or the CGC Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination, (vii) no Earn-Out Shares have been issued, and (viii) no shares have been issued under the Incentive Plan.

The following summarizes the number of TopCo Shares outstanding under the two redemption scenarios as of August 31, 2026:

	Assuming Low Redemptions		Assuming High Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %
InoBat shareholders*	50,209,896	89.0%	50,209,896	89.7%
CGC Public Shareholders	475,036	0.8%	-	-
Sponsor and DirectorCo	4,950,000	8.8%	4,950,000	8.8%
Institutional PIPE Investor	800,000	1.4%	800,000	1.4%
Total	56,434,932	100.0%	55,959,896	100.0%

*	assumes conversion of 2.8 million options under ESOP plan to common shares prior to Closing. 2.8 million of options is post exchange amount, out of which 20% has been already issued as shares.

The following summarizes the number of TopCo Shares outstanding under the two redemption scenarios if all CGC Private Placement Warrants, PIPE Warrants and CGC Public Warrants were exercised and all TopCo Preference Shares are converted into TopCo Common Shares (showing the maximum dilution but not accounting for any shares issued under the Incentive Plan, and assuming all warrants are exercised on a cash-basis rather than a cashless basis, that the TopCo Preference Shares are converted at the Closing Date stated value, with no interest having accrued, and that all Earn-Out Shares have been issued), as of August 31, 2026:

	Assuming Low Redemptions		Assuming High Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %
InoBat shareholders*	50,212,753	36.0%	50,212,753	36.1%
CGC Public Shareholders	475,036	0.3%	0	0.0%
Sponsor and DirectorCo	4,950,000	3.5%	4,950,000	3.6%
Institutional PIPE Investor	5,701,961	4.1%	5,701,961	4.1%
Sponsor-related PIPE Investor	2,862,744	2.1%	2,862,744	2.1%
InoBat-related PIPE Investor	735,294	0.5%	735,294	0.5%
Public Warrants	7,666,666	5.5%	7,666,666	5.5%
Private Placement Warrants	2,300,000	1.6%	2,300,000	1.7%
PIPE Warrants	7,825,980	5.6%	7,825,980	5.6%
Earn-Out Shares**	56,873,121	40.7%	56,873,121	40.9%
Total	139,603,555	100.0%	139,128,519	100.0%

*	assumes conversion of 2.8 million options under ESOP plan prior to Closing. 2.8 million of options is post exchange amount, out of which 20% has been already issued as shares
**	Does not include 10.8 million of potential Earn-Out shares for options that are not planned to be converted into shares prior to Closing

The following table shows the dilutive effect and the effect on the per share value of CGC Class A Ordinary Shares held by non-redeeming CGC Public Shareholders under two redemption scenarios and based on the exercise of the warrants:

	Assuming Low Redemptions		Assuming High Redemption
Shareholders	Total Shares	Value per share	Total Shares	Value per share
All shares (without Earn-Out Shares, no warrants exercised, no conversion of Preference Shares)*	62,594,730	$19.7	62,119,694	$19.8
Assuming all Public Warrants. Private Placement Warrants and PIPE Warrants exercised (without Earn-Out Shares, no conversion of Preference Shares)	80,390,233	$17.9	79,915,197	$18.0
Assuming all Public Warrants. Private Placement Warrants and PIPE Warrants exercised, and all Preference Shares converted (without Earn-Out Shares)	88,890,232	$17.1	88,415,196	$17.1
All Warrants exercised. all Preference Shares Converted and all Earn-out Shares issued	156,537,292	$9.7	156,062,256	$9.7

*	includes assumed conversion of 2.8 million options under ESOP plan before Closing as well as 6.2 million of options that would roll over after Closing

TopCo intends to apply to list the TopCo Common Shares on Nasdaq upon the Closing. We cannot assure you that the TopCo Common Shares will be approved for listing on Nasdaq.

TopCo is an “emerging growth company” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in TopCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in TopCo’s securities.

TopCo is a “foreign private issuer” within the meaning of the rules of Nasdaq, on which we intend to list TopCo’s common shares and, as a result, expect TopCo to qualify for, and TopCo intends to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

With respect to CGC and the holders of the CGC Ordinary Shares, the accompanying proxy statement/prospectus serves as a:

●	proxy statement for the Extraordinary General Meeting of CGC shareholders being held on _____________, 2026, where CGC shareholders will vote on, among other things, proposals to adopt, approve and authorize each of the Business Combination Agreement and the Plan of Merger, and the transactions contemplated thereby; and

●	prospectus for the TopCo Common Shares and TopCo Public Warrants that CGC shareholders, InoBat shareholders and public warrant holders will receive in the Business Combination.

Pursuant to the third amended and restated memorandum and articles of association of CGC adopted by special resolution passed on May 5, 2022 and effective on May 5, 2022 (as further amended and/or restated from time to time) (the “CGC Memorandum and Articles of Association”), CGC is providing CGC Public Shareholders with the opportunity to redeem, upon the Closing, CGC Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount then on deposit (as of two business days prior to the Closing) in the trust account established by CGC to hold a portion of the proceeds of CGC’s initial public offering (the “CGC IPO”) and from certain private placements occurring simultaneously with the CGC IPO (the “Trust Account”) (the “CGC Shareholder Redemption”). The per-share amount CGC will distribute to CGC Public Shareholders who properly redeem their CGC Class A Ordinary Shares will not be reduced by the aggregate deferred underwriting commission that CGC will pay to the underwriters of the CGC IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $6.0 million as of August 31, 2026, the estimated per CGC Class A Ordinary Share redemption price would have been approximately $12.53. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. CGC Public Shareholders may elect to redeem their CGC Class A Ordinary Shares even if they vote for the Business Combination Proposal. Each redemption of CGC Class A Ordinary Shares by CGC Public Shareholders will reduce the amount in the Trust Account.

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. Holders of outstanding CGC Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that (i) none of the CGC Public Shareholders exercise their redemption rights with respect to their CGC Class A Ordinary Shares, (ii) none of CGC’s shareholders exercise dissenters rights with respect to the Merger and (iii) InoBat shareholders represent 100% of the issued and outstanding shares of InoBat. For more information about the factors that affect the assumptions above, please see the section entitled “The Business Combination - Ownership of TopCo.”

The Business Combination Agreement specifically includes a condition that the TopCo’s initial listing application with the Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved by the Nasdaq and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and the TopCo Common Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

The Sponsor and the directors and officers of CGC have agreed, for no additional consideration, to waive their redemption rights with respect to any CGC Ordinary Shares held by them in connection with the consummation of the Business Combination (the “Founder Shares”), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and the directors and officers of CGC have agreed to vote any CGC Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby. The Founder Shares are subject to transfer restrictions. The CGC Memorandum and Articles of Association includes a conversion adjustment which provides that the CGC Class B Ordinary Shares will automatically convert at the time of the Business Combination into a number of CGC Class A Ordinary Shares, at a conversion rate that entitles the holders of such CGC Class B Ordinary Shares to continue to own, in the aggregate, 20% of the issued and outstanding CGC Ordinary Shares. However, the Sponsor and the directors and officers of CGC have agreed to waive such conversion adjustment pursuant to the Sponsor Support Agreement. Please see the section entitled “Frequently Used Terms and Basis of Presentation” in the accompanying proxy statement/prospectus for assumptions relating to this calculation.

CGC is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination, the Merger and other related business to be considered by the CGC shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all CGC shareholders are urged to read carefully the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of TopCo, CGC and InoBat carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 11 of the accompanying proxy statement/prospectus.

After careful consideration, the CGC Board has approved the Business Combination Agreement, the Business Combination and the Merger, and recommends that CGC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” all other proposals presented to CGC shareholders in the accompanying proxy statement/ prospectus. When you consider the CGC Board’s recommendation of these proposals, you should keep in mind that certain CGC directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination - Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

Approval of each of the Merger Proposal and the Organizational Documents Proposal requires a special resolution under the CGC Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under the CGC Memorandum and Articles of Association, being the affirmative vote of holders of a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present.

The transactions contemplated by the Business Combination Agreement, including the Merger, will be consummated only if both the Business Combination Proposal and the Merger Proposal are approved at the Extraordinary General Meeting. The Closing is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be voted at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

IF YOU ARE A CGC PUBLIC SHAREHOLDER AND WISH TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT CGC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT AND DELIVER TO THE TRANSFER AGENT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. IF YOU HOLD THROUGH A NOMINEE, YOU WILL BE REQUIRED TO IDENTIFY YOURSELF.

On behalf of the CGC Board, I would like to thank you for your support of CGC and look forward to a successful completion of the Business Combination.

Sincerely,

___________________, CGC
Peter Yu
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated __________, 2026, and is expected to be first mailed or otherwise delivered to CGC shareholders on or about __________, 2026.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by TopCo, CGC or InoBat. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of TopCo, CGC or InoBat since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF CARTESIAN GROWTH CORPORATION II
TO BE HELD __________, 2026

Dear Shareholders of Cartesian Growth Corporation II:

NOTICE IS HEREBY GIVEN of an extraordinary general meeting (the “Extraordinary General Meeting”) of CARTESIAN GROWTH CORPORATION II, a Cayman Islands exempted company (“CGC”), which will be held on __________, 2026 at ______, Eastern time at the offices of Greenberg Traurig LLP, at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131 and virtually over the internet via live audio webcast at https://___________________, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “Extraordinary General Meeting”). The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting https://___________________ and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. Such virtual attendance will be treated as presence in person at the Extraordinary General Meeting.

At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

1.	Proposal No. 1 - The Business Combination Proposal - A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement dated as of July 24, 2026 (as it may be amended from time to time, the “Business Combination Agreement”), by and among CGC and InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (“InoBat”), pursuant to which several transactions will occur, and in connection therewith, InoBat formed InoBat B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed InoBat N.V. prior to closing of the Business Combination (the “Closing”)) (“TopCo”), TopCo formed InoBat Cayman Merger Sub , a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”), TopCo will become the ultimate parent company of InoBat and CGC, and the securityholders of CGC and InoBat will become securityholders of TopCo, and the consummation of the transactions contemplated thereby (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement dated as of July 24, 2026 (as it may be amended from time to time, the “Business Combination Agreement”) by and among Cartesian Growth Corporation II (“CGC”) and InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (“InoBat”), pursuant to which several transactions will occur, and in connection therewith, InoBat formed InoBat B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed InoBat N.V. prior to closing of the Business Combination) (“TopCo”), TopCo formed InoBat Cayman Merger Sub , a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”), TopCo will become the ultimate parent company of InoBat and CGC, and the securityholders of CGC and InoBat will become securityholders of TopCo (the “Business Combination”), and the consummation of the transactions contemplated thereby each be confirmed, ratified, authorized and approved in all respects.”

2.	Proposal No. 2 - Merger Proposal - A proposal, by a special resolution, to authorize and approve the Plan of Merger made in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Plan of Merger”), a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which CGC will merge with Merger Sub, with CGC as the surviving company (the “Merger”). The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as a special resolution, that:

(a)	the Plan of Merger, by and among, CGC, Merger Sub and TopCo in the form tabled to the Extraordinary General Meeting (a copy of which is attached to the accompanying proxy statement/prospectus as Annex B) pursuant to which CGC will merge with Merger Sub (the “Merger”) so that CGC will be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in CGC by virtue of such Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be authorized, approved and confirmed in all respects;

(b)	CGC be authorized to enter into the Plan of Merger;

(c)	the Plan of Merger be executed by any one director on behalf of CGC and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands;

(d)	as of the Effective Time (as defined in the Plan of Merger), the memorandum and articles of association of CGC as the surviving company will be in the form of the memorandum and articles of association of CGC in effect immediately before the Effective Time.”

3.	Proposal No. 3 - The Nasdaq Proposal - A proposal, by an ordinary resolution, to approve, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of common shares, par value €0.12 per share (the “TopCo Common Shares”) (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing. The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the issuance or potential issuance of common shares, par value €0.12 per share (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing, be confirmed, ratified, authorized and approved in all respects.”

4.	Proposal No. 4 - The Organizational Documents Proposal - A proposal, by a special resolution, to approve the proposed articles of association of TopCo (the “TopCo Organizational Documents”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, to be effective upon the Closing. The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as a special resolution, that the articles of association of TopCo in the form tabled to the Extraordinary General Meeting (a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, be confirmed, ratified, authorized and approved in all respects.”

5.	Proposal No. 5 - The Incentive Plan Proposal - A proposal, by an ordinary resolution, to approve the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”). The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”), be confirmed, ratified, authorized and approved in all respects.”

6.	Proposal No. 6 - The Adjournment Proposal - A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the board of directors of CGC (the “CGC Board”) has determined it is otherwise necessary. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting. The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, The Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the CGC Board has determined it is otherwise necessary, be approved.”

Only holders of record of CGC Class A Ordinary Shares and Class B Ordinary Shares, par value $0.0001 per share, of CGC at the close of business on            , 2026 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments thereof.

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

●	The shareholders of InoBat holding at least 90% of the outstanding shares of InoBat shall contribute their Company Shares (as defined in the Business Combination Agreement) to TopCo in return for TopCo Common Shares at the Exchange Ratio (the “Exchange”);

●	Each option issued by InoBat (whether vested or unvested) will cease to represent the right to purchase shares of InoBat and will be cancelled in exchange for options to purchase TopCo Common Shares under a new incentive equity plan to be agreed among the Parties in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of shares of InoBat subject to such option immediately prior to the Exchange Effective Time (as defined in the Business Combination Agreement), multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such option immediately prior to the Exchange Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding option immediately prior to the Exchange Effective Time;

●	All outstanding convertible notes of InoBat will be converted into shares of InoBat pursuant to their terms;

●	CGC will merge with Merger Sub, with CGC as the surviving company in the Merger;

●	In connection with the Merger, each issued and outstanding Eligible CGC Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

●	Each outstanding CGC Public Warrant to purchase a CGC Class A Ordinary Share and each outstanding CGC Private Placement Warrant to purchase a CGC Class A Ordinary Share will, by its terms, convert into a TopCo Public Warrant and a TopCo Private Placement Warrant, respectively) to purchase one TopCo Common Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the Closing; and

●	Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, InoBat entered into a Sponsor Support Agreement with Sponsor, pursuant to which the Sponsor has agreed (a) to vote all of its CGC Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 each, of CGC in favor of all of the Transaction Proposals and to take all actions reasonably necessary to cause the Closing, including execution of the shareholder approval, (b) waive any adjustment to the conversion ratio set forth in the governing documents of CGC or any other anti-dilution or similar protection with respect to the CGC’s Class B Ordinary Shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (c) forfeit and surrender to CGC all of its CGC Private Placement Warrants, (d) transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee, (e) cancel $1.8 million of obligations under the promissory notes evidencing loans made to CGC by the Sponsor or its affiliates (the “Sponsor Loans”) and exchange $9.2 million of obligations under the Sponsor Loans (as defined in the Business Combination Agreement) into 90,196 TopCo Series B Preference Shares (as defined below) and 901,961 PIPE Warrants (as defined below), (f) be bound by certain other covenants and agreements related to the Business Combination, (g) be bound by certain transfer restrictions with respect to its shares in CGC prior to the Closing, and (h) waive redemption rights with respect to any CGC Class A Ordinary Shares held by the Sponsor, in each case on the terms and subject to the conditions set forth therein.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, CGC and each Key Supporting Company Shareholder listed on Annex A to the Business Combination Agreement entered into a shareholder support agreement (collectively, the “Shareholder Support Agreements”), pursuant to which each such Key Supporting Company Shareholder has agreed to, among other things, (a) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including agreeing to enter into a Company Shareholder Undertaking, as defined in the Business Combination Agreement), (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (c) release claims against InoBat, CGC and Merger Sub.

Concurrently with the execution of the Business Combination Agreement, CGC, InoBat, the Sponsor and certain investors (collectively, the “PIPE Investors”) entered into securities purchase agreements (collectively, the “Investor Subscription Agreements”). Pursuant to the Investor Subscription Agreements:

●	the Institutional PIPE Investor agreed to subscribe for and purchase, and InoBat agreed to cause TopCo to issue and sell to the Institutional PIPE Investor on the Closing Date, 490,196 shares of 12.0% Series A Cumulative Convertible Preference Shares of TopCo (the “TopCo Series A Preference Shares”) and warrants (the “PIPE Warrants”) to purchase an amount of TopCo Common Shares equal to the number of shares of TopCo Common Shares into which such shares of TopCo Series A Preference Shares are initially convertible, for an aggregate purchase price of $50.0 million; and

●	the PIPE Investors other than the Institutional PIPE Investor (including an affiliate of the Sponsor) agreed to subscribe for and purchase, and InoBat agreed to cause TopCo to issue and sell to each such PIPE Investor on the Closing Date, 269,608 shares of Series B Convertible Preference Shares of TopCo (the “TopCo Series B Preference Shares” and, together with the TopCo Series A Preference Shares, the “TopCo Preference Shares”) and PIPE Warrants to purchase an amount of TopCo Common Shares equal to 75% of the number of shares of TopCo Common Shares into which such shares of TopCo Series B Preference Shares are initially convertible, for an aggregate purchase price of $27.5 million.

Each TopCo Preference Share will have a stated value of $120.00, and will have the rights, preferences and privileges set forth in the TopCo Organizational Documents.

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the TopCo Common Shares (including the TopCo Common Shares issuable to the PIPE Investors pursuant to the Investor Subscription Agreements) having been approved for listing on Nasdaq or the NYSE; (ii) all conditions precedent to the Closing shall have been satisfied or waived and the Closing shall be scheduled to occur substantially concurrently with the closing of the PIPE Financing; and (iii) the absence of specified adverse judgments, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Investor Subscription Agreements.

The obligations of CGC to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the Investor Subscription Agreements. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the material truth and accuracy of the representations and warranties of CGC and InoBat in the Investor Subscription Agreements, subject to customary bringdown standards; and (ii) material compliance by CGC and InoBat with their covenants, agreements and conditions under the Investor Subscription Agreements. The Investor Subscription Agreements provide that CGC, TopCo and InoBat will grant the PIPE Investors certain customary registration rights.

InoBat shareholders who execute the irrevocable shareholder undertaking contemplated by the Business Combination Agreement (the “InoBat Shareholder Undertaking”) will be entitled to receive additional Earn-Out Shares upon the achievement of certain milestones. The Earn-Out Shares represent consideration equal to $690.0 million and will be issued across three tranches: (i) TopCo Common Shares representing $115.0 million of value, based on a deemed value of $10.20 per TopCo Common Share, upon the start of commissioning of Project Kamzik, including the production line in Project Kamzik’s facility in Surany, Slovakia, before December 31, 2027 (the “Earn-Out 1 Shares”); (ii) TopCo Common Shares representing $287.5 million of value, based on a deemed value of $10.20 per TopCo Common Share, if the EBITDA of TopCo for either fiscal year 2026 or fiscal year 2027 exceeds €47.0 million (the “Earn-Out 2 Shares”); and (iii) TopCo Common Shares representing $287.5 million of value, based on a deemed value of $10.20 per TopCo Common Share, if the EBITDA of TopCo for either fiscal year 2027 or fiscal year 2028 exceeds €87.0 million, in each case subject to the terms and conditions set forth in the Business Combination Agreement and the applicable Earn-Out Agreement (the “Earn-Out 3 Shares”).

The above matters are more fully described elsewhere in this proxy statement/prospectus, which also includes a copy of the Business Combination Agreement as Annex A, and a copy of the Plan of Merger as Annex B. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of TopCo, CGC and InoBat.

The Closing is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of CGC Ordinary Shares registered in each shareholder’s name which are voted, with each CGC Ordinary Share carrying one vote. Approval of the Merger Proposal and the Organizational Documents Proposal requires a special resolution under the CGC Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under the CGC Memorandum and Articles of Association, being the affirmative vote of holders of a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. The CGC Board recommends that you vote “FOR” each of these proposals.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the pre-addressed postage paid envelope provided and, in any event, so as to be received by our proxy agent, __________ (the “Proxy Agent”) no later than  Eastern Time, on __________, 2026, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting), or authorize the individuals named on your proxy card to vote your shares by using the internet as described in the instructions included with your proxy card. Submitting a proxy now will NOT prevent you from being able to attend and vote at the Extraordinary General Meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that the shares you beneficially own are represented and voted at the Extraordinary General Meeting. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own, or if you wish to attend and cast your vote at the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their broker or bank for instructions regarding obtaining a legal proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

___________________, 2026
Peter Yu
Chief Executive Officer and Chairman of the Board of Directors

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

HOLDERS OF CGC CLASS A ORDINARY SHARES (“CGC PUBLIC SHAREHOLDERS”) HAVE THE RIGHT TO HAVE THEIR CGC CLASS A ORDINARY SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. CGC PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST ANY PROPOSAL DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, OR TO VOTE ON ANY PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR CGC CLASS A ORDINARY SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY CGC PUBLIC SHAREHOLDER HOLDING CGC CLASS A ORDINARY SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

TO EXERCISE REDEMPTION RIGHTS, CGC PUBLIC SHAREHOLDERS MUST TENDER THEIR CGC CLASS A ORDINARY SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, CGC’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. CGC PUBLIC SHAREHOLDERS MAY TENDER THEIR SHARES BY EITHER DELIVERING THEIR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING THEIR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE CGC PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT AND DELIVER TO THE TRANSFER AGENT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. IF YOU HOLD THROUGH A NOMINEE, YOU WILL BE REQUIRED TO IDENTIFY YOURSELF. SEE “EXTRAORDINARY GENERAL MEETING OF CGC SHAREHOLDERS - REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by TopCo (File No. 333-[__]), constitutes a prospectus of TopCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the TopCo securities to be issued to CGC shareholders and warrant holders and InoBat shareholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of CGC shareholders at which CGC shareholders will be asked to consider and vote upon proposals to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and to adopt and approve the Plan of Merger and the Merger, by the approval and adoption of the Business Combination Proposal and the Merger Proposal, respectively, and to adjourn the Extraordinary General Meeting, if necessary or appropriate, by approval of the Adjournment Proposal.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

●	“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

●	“€,” “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.

IMPORTANT INFORMATION ABOUT U.S. GAAP, IFRS ACCOUNTING STANDARDS AND NON-IFRS ACCOUNTING STANDARDS FINANCIAL MEASURES

CGC’s financial statements included in this proxy statement/ prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

InoBat’s audited financial statements included in this proxy statement/prospectus have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”). This proxy statement/prospectus includes certain references to financial measures that were not prepared in accordance with IFRS Accounting Standards, including Adjusted EBITDA. InoBat presents non-IFRS Accounting Standards measures because they are used by InoBat’s management in monitoring InoBat’s business and because InoBat believes that they and similar measures are frequently used by securities analysts, investors and others in evaluating companies in its industry. The presentation of this non-IFRS Accounting Standards information is not meant to be considered in isolation or as a substitute for InoBat’s combined financial results prepared in accordance with IFRS Accounting Standards.

For additional information, see the section entitled “General Information - Presentation of Financial Information.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The InoBat name, logos and other trademarks and service marks of InoBat appearing in this prospectus are the property of InoBat. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/ prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Adjusted EBITDA” means EBITDA further adjusted for loss on disposal of non-current assets, ESOP-related expenses and the related creation or release of the provision for social and health insurance contributions associated with the ESOP.

“BESS” means integrated Battery Energy Storage Systems.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Exchange and the Merger.

“Business Combination Agreement” means the Business Combination Agreement, dated July 24, 2026, by and between CGC and InoBat, as it may be amended, supplemented or otherwise modified from time to time.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“CCPA” means the California Consumer Privacy Act of 2018.

“CGC” means Cartesian Growth Corporation II, a Cayman Islands exempted company.

“CGC Board” means the board of directors of CGC.

“CGC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of CGC.

“CGC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of CGC.

“CGC Initial Shareholders” means the Sponsor and DirectorCo.

“CGC IPO” means CGC’s initial public offering of 23,000,000 CGC Public Units, which was consummated on May 10, 2022.

“CGC Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of CGC, dated May 5, 2022, as amended and/or restated from time to time, including most recently on July 30, 2026.

“CGC Ordinary Shares” means, collectively, the CGC Class A Ordinary Shares and the CGC Class B Ordinary Shares.

“CGC Private Placement Warrants” means the 8,900,000 warrants issued in the private placement that occurred concurrently with the closing of the CGC IPO, consisting of 6,600,000 warrants purchased by the Sponsor, 1,897,500 warrants purchased by Cantor Fitzgerald & Co. (“Cantor”) and 402,500 warrants purchased by Piper Sandler & Co. (“Piper Sandler”), each of which is exercisable to purchase one CGC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement; provided that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit and surrender to CGC all CGC Private Placement Warrants held by the Sponsor in connection with the Business Combination.

“CGC Public Shareholders” means the holders of CGC Class A Ordinary Shares originally issued as part of the CGC Public Units.

“CGC Public Shares” means CGC Class A Ordinary Shares held by CGC Public Shareholders.

“CGC Public Units” means the units issued in the CGC IPO, each consisting of one CGC Class A Ordinary Share and one-third of one CGC Public Warrant.

“CGC Public Warrants” means the 7,666,666 public warrants issued as part of the CGC Public Units, each of which is exercisable to purchase one CGC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“CGC Shareholder Redemption Right” means the right of the holders of CGC Class A Ordinary Shares to redeem all or a portion of their CGC Class A Ordinary Shares in accordance with the CGC Memorandum and Articles of Association.

“CGC Warrants” means, collectively, the CGC Public Warrants and the CGC Private Placement Warrants.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Closing Commencement Date” means the date on which the first step comprising the Closing occurs, as determined pursuant to and in accordance with the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“DCGC” means the Dutch Corporate Governance Code.

“DirectorCo” means CGC II Sponsor DirectorCo LLC, a Cayman Islands limited liability company.

“Dissenting CGC Shareholders” means the holders of Dissenting CGC Shares.

“Dissenting CGC Shares” means CGC Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time and held by a CGC shareholder who has validly exercised dissenters’ rights with respect to such CGC Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all applicable provisions of the Cayman Companies Act relating to the exercise and perfection of such dissenters’ rights, and who has not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights.

“E10,” “E33B” and “E60C” mean the three full-size pouch cell products developed by InoBat that have passed UN38.3 safety certification.

“EBITDA” means loss after tax for the period before income tax, net finance loss, and depreciation and amortization.

“Eligible CGC Share” means each CGC Ordinary Share, other than an Excluded CGC Share, Redeeming CGC Share or Dissenting CGC Share, issued and outstanding immediately prior to the Merger Effective Time.

“ESOP” means the employee stock option plan established by InoBat under which options to purchase shares of InoBat have been granted to certain executive officers, directors, and employees of InoBat.

“Exchange” means the contribution by shareholders of InoBat holding at least 90% of the outstanding shares of InoBat, including shares issuable upon conversion of InoBat’s convertible notes and shares underlying InoBat options, of their shares of InoBat to TopCo in exchange for TopCo Common Shares at the Exchange Ratio pursuant to the Business Combination Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded CGC Share” means each CGC Ordinary Share issued and outstanding and held by CGC as a treasury share immediately prior to the Merger Effective Time.

“Extraordinary General Meeting” means the extraordinary general meeting of CGC shareholders to be held on __________, 2026 at __________ Eastern Time, at the offices of Greenberg Traurig, P.A., 333 S.E. 2nd Avenue, Suite 4400, Miami, Florida 33131, and virtually over the internet via live audio webcast at __________, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“Founder Shares” means the 5,750,000 CGC Ordinary Shares held by the Sponsor and DirectorCo, consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares, all of which were originally issued as CGC Class B Ordinary Shares prior to the CGC IPO.

“GDPR” means the European General Data Protection Regulation.

“GIB EnergyX” means GIB EnergyX Slovakia s.r.o., an associate in which InoBat holds 20% and Gotion holds 80%, established for the construction and operation of a 20 GWh LFP cell gigafactory in Surany, Slovakia.

“Gotion” means Gotion High-Tech Co., Ltd., a company headquartered in China, and its affiliates.

“Group” means InoBat AS and its subsidiaries.

“IAS” means the International Accounting Standards.

“IASB” means the International Accounting Standards Board.

“IBR” means the incremental borrowing rate.

“IFRS Accounting Standards” means International Financial Reporting Standards as issued by the IASB.

“InoBat” means InoBat AS, a private limited company (aksjeselskap) incorporated on July 20, 2021 and organized under the laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises, together with its subsidiaries, as the context may require.

“IPO” means an initial public offering.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“LFP” means lithium iron phosphate.

“Merger” means the merger of Merger Sub with and into CGC, with CGC surviving the Merger as a wholly owned subsidiary of TopCo.

“Merger Documents” means all documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Cayman Companies Act.

“Merger Effective Time” means the time at which the Merger becomes effective in accordance with the Plan of Merger and the Cayman Companies Act.

“Merger Sub” means InoBat Cayman Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of TopCo.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NDF II” means National Development Fund II, a.s., a joint-stock company (akciová spoločnosť) incorporated and existing under the laws of the Slovak Republic, with its registered seat at Grosslingova 44, 811 09, Bratislava, Slovak Republic, registered in the Commercial Register of the Municipal Court Bratislava III, Section Sa, Insert 5948/B.

“NMC” means nickel manganese cobalt, a battery cell chemistry used by InoBat in its lithium-ion battery cells.

“NYSE” means the New York Stock Exchange.

“OEMs” means original equipment manufacturers.

“Plan of Merger” means the plan of merger by and among CGC, Merger Sub and TopCo, substantially in the form attached to this proxy statement/prospectus as Annex B.

“Project Kamzik” means the construction and commissioning of the GIB EnergyX gigafactory and related production line at the Surany, Slovakia facility, an investment between InoBat and Gotion.

“Record Date” means __________, 2026.

“Redeeming CGC Share” means each CGC Class A Ordinary Share with respect to which the applicable holder has validly exercised its CGC Shareholder Redemption Right in connection with the transactions contemplated by the Business Combination Agreement and has not waived, withdrawn or otherwise lost such right in accordance with the CGC Memorandum and Articles of Association and applicable law.

“PFIC” means Passive Foreign Investment Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Sponsor” means CGC II Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated July 24, 2026, by and between the Sponsor and InoBat, as it may be amended, supplemented or otherwise modified from time to time.

“TopCo” means InoBat B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed InoBat N.V. prior to the Closing.

“TopCo Board” means the board of directors of TopCo.

“TopCo Common Shares” means the common shares, par value EUR 0.12 per share, of TopCo.

“TopCo Private Placement Warrants” means the warrants of TopCo into which the CGC Private Placement Warrants outstanding immediately prior to the Merger Effective Time will convert pursuant to the Business Combination Agreement.

“TopCo Public Warrants” means the warrants of TopCo into which the CGC Public Warrants outstanding immediately prior to the Merger Effective Time will convert pursuant to the Business Combination Agreement.

“TopCo Warrants” means, collectively, the TopCo Public Warrants and the TopCo Private Placement Warrants.

“Trust Account” means the trust account established by CGC for the benefit of the CGC Public Shareholders containing proceeds from the CGC IPO, the sale of the CGC Private Placement Warrants and the Sponsor Loan.

“Trustee” means Continental Stock Transfer & Trust Company.

“VWAP” means volume weighted average price.

“Warrant Agreement” means the Warrant Agreement, dated May 5, 2022, by and between CGC and Continental Stock Transfer & Trust Company, as warrant agent, as it may be amended, supplemented or otherwise modified from time to time.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to CGC shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held on ________________, 2026 at 9:00 am Eastern Time, at the offices of Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131 and virtually over the internet via live audio webcast at https://_________________. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting ______________________ and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A.	CGC shareholders are being asked to consider and vote upon: (i) a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination and (ii) a proposal to adopt and approve the Plan of Merger and the Merger, among other proposals. CGC is holding the Extraordinary General Meeting to allow shareholders to consider and vote upon these proposals. CGC has entered into the Business Combination Agreement, providing for, among other things:

1.	the Merger; and

2.	the Exchange.

These transactions are collectively referred to as the Business Combination. You are being asked to vote on the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Extraordinary General Meeting?

A.	The Extraordinary General Meeting will be held on ________________, 2026 at 9:00 am Eastern Time, at the offices Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131 and virtually over the internet via live audio webcast at https://_________________. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting https://_________________ and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting.

Q:	What are the specific proposals on which I am being asked to vote at the Extraordinary General Meeting?

A.	CGC shareholders are being asked to approve the following proposals:

1.	Proposal No. 1 - The Business Combination Proposal - A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination;

2.	Proposal No. 2 - Merger Proposal - A proposal, by a special resolution, to authorize and approve the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which CGC will merge with Merger Sub, with CGC as the surviving company in accordance with the relevant provisions of the Cayman Companies Act;

3.	Proposal No. 3 - The Nasdaq Proposal - A proposal, by an ordinary resolution, to approve, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of TopCo Common Shares (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) in any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing;

4.	Proposal No. 4 - The Organizational Documents Proposal - A proposal, by a special resolution, to approve the proposed articles of association of TopCo (the “TopCo Organizational Documents”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, to be effective upon the Closing;

5.	Proposal No. 5 - The Incentive Plan Proposal - A proposal, by an ordinary resolution, to approve the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”); and

6.	Proposal No. 6 - The Adjournment Proposal - A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the CGC Board has determined it is otherwise necessary. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

Q:	Are the proposals conditioned on one another?

A.	The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal do not each receive the requisite vote for approval, then CGC will not consummate the Business Combination. Absent a further amendment to the CGC Memorandum and Articles of Association, if CGC does not consummate the Business Combination and fails to complete an initial business combination by August 5, 2027 (or a later date approved by CGC Shareholders through an amendment to the CGC Memorandum and Articles of Association), CGC will be required to dissolve and liquidate the Trust Account by returning the then remaining available funds in such Trust Account to its public shareholders.

Q:	Why is CGC proposing the Business Combination?

A.	CGC is a blank check company incorporated as a Cayman Islands exempted company on October 13, 2021, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Although CGC may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, CGC has focused on industrial technology sector.

Based on its due diligence investigations of InoBat and the industry in which it operates, including the financial and other information provided by InoBat in the course of negotiations, CGC believes that InoBat has an attractive business model and growth potential and a business combination with InoBat is in the best interests of CGC and its shareholders. Please see the section entitled “The Business Combination -  The CGC Board’s Reasons for the Business Combination” for additional information.

Q:	Why is CGC providing shareholders with the opportunity to vote on the Business Combination?

A.	The approval of the Business Combination is required under the CGC Memorandum and Articles of Association, and the Merger requires the approval of CGC shareholders under Cayman Islands law. In addition, such approvals are also conditions to the closing of the Business Combination under the Business Combination Agreement. Additionally, under the CGC Memorandum and Articles of Association, CGC must provide all CGC Public Shareholders with the opportunity to have their CGC Class A Ordinary Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, CGC has elected to provide CGC Public Shareholders with the opportunity to have their CGC Class A Ordinary Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CGC is seeking to obtain the approval of its shareholders of the Business Combination and the Merger and also allow CGC Public Shareholders to effectuate redemptions of their CGC Class A Ordinary Shares in connection with the closing of the Business Combination in accordance with the CGC Memorandum and Articles of Association.

Q:	What revenues and profits/losses has InoBat generated in the last two years?

A.	For the fiscal year ended December 31, 2025, InoBat had revenues and other income of €32.6 million and a net loss after tax of €17.5 million, while for the fiscal year ended December 31, 2024, InoBat had revenues and other income of €6.5 million and a net loss after tax of €24.0 million. In the fiscal year ended December 31, 2025, InoBat generated Adjusted EBITDA of €3.8 million. At the end of fiscal year 2025, InoBat’s total assets were €105.9 million. For additional information, please see InoBat’s audited consolidated financial statements for the years ended December 31, 2025 and 2024 included elsewhere in this proxy statement/prospectus.

Q:	What will happen in the Business Combination?

A.	Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, CGC and InoBat will effect a transaction that would replicate the economics of a merger of CGC and InoBat through a series of mergers and equity contributions and exchanges, which is collectively referred to as the Business Combination. To effect the Business Combination, among other things, the Merger will be effected and the Exchange will be effected. As a result of the Business Combination, TopCo will be the ultimate parent company of InoBat (following the Exchange) and InoBat’s direct and indirect subsidiaries, and the securityholders of CGC and InoBat will become securityholders of TopCo. Please see the section entitled “The Business Combination” for additional information.

TopCo intends to apply to list the TopCo Common Shares on Nasdaq upon the Closing. We cannot assure you that the TopCo Common Shares will be approved for listing on Nasdaq. In addition, TopCo will be a “foreign private issuer” and as a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the TopCo Common Shares. See “Risk Factors - TopCo will be a foreign private issuer, and as a result will be exempt from certain provisions of U.S. securities laws applicable to domestic issuers, which may afford less protection to investors.”

Q:	How has the announcement of the Business Combination affected the trading price of CGC’s Class A Ordinary Shares?

A.	On July 24, 2026, the last trading day before the public announcement of the proposed Business Combination, the last reported sale prices of the CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants were $11.91, $12.71 and $0.15, respectively. On ________________, 2026, the trading date immediately prior to the date of this proxy statement/prospectus, the CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants closed at $_______, $_______ and $_______, respectively.

Q:	Following the Business Combination, will CGC’s securities continue to trade on a stock exchange?

A.	No. CGC anticipates that, following consummation of the Business Combination, the CGC Class A Ordinary Shares will cease trading on the over-the-counter (“OTC”) Pink Limited Market, and CGC will be deregistered under the Exchange Act. TopCo intends to apply to list the TopCo Common Shares on Nasdaq upon the closing of the Business Combination.

Q:	Is the Business Combination the first step in a “going private” transaction?

A.	No. CGC does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for InoBat to access the U.S. public markets.

Q:	Will the management of InoBat change in the Business Combination?

A.	Marián Boček, Marian Pavlus, Victoria Vernarecova, and Henrich Hajdin intend to continue to serve as TopCo’s Co-Founder and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Corporate Secretary and Chief Legal and Compliance Officer, respectively, upon consummation of the Business Combination.

Pursuant to the Business Combination Agreement, effective immediately upon closing, the TopCo Board will comprise seven directors, of which a majority of the members shall be independent directors within the meaning of Nasdaq Rule 5605(b)(1).

Upon the closing of the Business Combination, the TopCo Board will consist of [_].

For an explanation of the roles and responsibilities of the TopCo Board, please see the section entitled “Management of TopCo After the Business Combination”.

Q:	What will CGC shareholders receive in the Business Combination?

A.	Upon consummation of the Merger, each issued and outstanding CGC Ordinary Share will be subject to the terms and conditions of the Business Combination Agreement and the Plan of Merger and will be ultimately converted into a TopCo Common Share.

Q:	What will CGC warrant holders receive in the Business Combination?

A.	Without any action of any party or any other person (but without limiting the obligations of TopCo pursuant to the Business Combination Agreement), each CGC Warrant that is outstanding immediately prior to the Merger Effective Time shall automatically cease to represent a right to acquire CGC Class A Ordinary Shares and shall automatically represent, immediately following the Merger Effective Time, a right to acquire TopCo Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement; provided, that each converted warrant: (a) shall represent the right to acquire the number of TopCo Common Shares equal to the number of CGC Class A Ordinary Shares subject to each such CGC Public Warrant immediately prior to the Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one TopCo Common Share; and (c) shall expire on the five (5) year anniversary of the Closing Date.

Q:	What will CGC unit holders receive in the Business Combination?

A.	In connection with the consummation of the Business Combination, the CGC Public Units will automatically separate into their component parts and be treated accordingly.

Q:	What will InoBat shareholders receive in the Business Combination?

A.	Upon consummation of the Exchange, holders of InoBat ordinary shares will receive TopCo Common Shares. See “Summary - Consideration to InoBat shareholders in the Business Combination” for information on the consideration to be received by InoBat shareholders, including the assumptions on which this calculation is based.

Q:	What equity stake will the current shareholders of CGC and the current shareholders of InoBat hold in TopCo after the closing of the Business Combination?

The following tables illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on two scenarios, (i) assuming no CGC Class A Ordinary Shares held by CGC’s public shareholders (“CGC Public Shareholders”) are redeemed, and (ii) assuming all 475,036 shares by holders of CGC Public Shareholders are redeemed. The tables further assume the following: (i) 800,000 CGC Class A Ordinary Shares are transferred to the Institutional PIPE Investor, (ii) 6,600,000 CGC Sponsor’s Private Placement Warrants are forfeited, (iii) no TopCo Preference Shares are converted into TopCo Common Shares, (iv) there are no Dissenting CGC Shareholders, (v) there are no other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Common Shares, (vi) that none of the CGC Private Placement Warrants, the PIPE Warrants or the CGC Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination, (vii) no Earn-Out Shares have been issued, and (viii) no shares, except for 2.8 million options assumed to be issued prior to the Closing, have been issued under the Incentive Plan.

x

The following summarizes the number of TopCo Shares outstanding under the two redemption scenarios:

	Assuming Low Redemptions		Assuming High Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %
InoBat shareholders*	50,209,896	89.0%	50,209,896	89.7%
CGC Public Shareholders	475,036	0.8%	-	-
Sponsor and DirectorCo	4,950,000	8.8%	4,950,000	8.8%
Institutional PIPE Investor	800,000	1.4%	800,000	1.4%

Total	56,434,932	100.0%	55,959,896	100.0%

*	assumes conversion of 2.8 million options under ESOP plan to common shares prior to Closing. 2.8 million of options is post exchange amount, out of which 20% has been already issued as shares.

The closing ownership table presents the TopCo Common Shares expected to be legally outstanding immediately following the Closing. It excludes approximately 6.2 million options to acquire common shares under the ESOP that are expected to roll over in connection with the Closing. The exchange ratio applicable to InoBat shareholders was calculated by reference to the agreed upfront consideration on a fully diluted basis. Accordingly, the exercise of these options would increase the number of TopCo Common Shares outstanding and dilute the ownership percentages shown in the closing ownership table but would not increase the agreed fully diluted consideration allocated to InoBat shareholders. To the extent any ESOP options lapse or are forfeited without being exercised, the ultimate fully diluted share count would be lower and the ownership percentages of the remaining TopCo shareholders would be correspondingly higher.

The following summarizes the number of TopCo Shares outstanding under the two redemption scenarios if all CGC Private Placement Warrants. PIPE Warrants and CGC Public Warrants were exercised, and all TopCo Preference Shares are converted into TopCo Common Shares (showing the maximum dilution but not accounting for any shares issued under the Incentive Plan) and assuming (i) all warrants are exercised on a cash-basis rather than on a cashless basis, (ii) that the TopCo Preference Shares are converted at the Closing Date stated value with no interest having accrued and (iii) that all Earn-Out Shares have been issued):

	Assuming Low Redemptions		Assuming High Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %
InoBat shareholders*	50,212,753	36.0%	50,212,753	36.1%
CGC Public Shareholders	475,036	0.3%	0	0.0%
Sponsor and DirectorCo	4,950,000	3.5%	4,950,000	3.6%
Institutional PIPE Investor	5,701,961	4.1%	5,701,961	4.1%
Sponsor-related PIPE Investor	2,862,744	2.1%	2,862,744	2.1%
InoBat-related PIPE Investor	735,294	0.5%	735,294	0.5%
Public Warrants	7,666,666	5.5%	7,666,666	5.5%
Private Placement Warrants	2,300,000	1.6%	2,300,000	1.7%
PIPE Warrants	7,825,980	5.6%	7,825,980	5.6%
Earn-Out Shares	56,873,121	40.7%	56,873,121	40.9%
Total	139,603,555	100.0%	139,128,519	100.0%

*	assumes conversion of 2.8 million options under ESOP plan prior to Closing. 2.8 million of options is post exchange amount, out of which 20% has been already issued as shares

The closing ownership table presents the TopCo Common Shares expected to be legally outstanding immediately following the Closing. It excludes approximately 6.2 million options to acquire common shares under the ESOP that are expected to roll over in connection with the Closing, as well as approximately 10.8 million of corresponding Earn-Out shares to ESOP holders. The exchange ratio applicable to InoBat shareholders was calculated by reference to the agreed upfront consideration on a fully diluted basis. Accordingly, the exercise of these options would increase the number of TopCo Common Shares outstanding and dilute the ownership percentages shown in the closing ownership table, but would not increase the agreed fully diluted consideration allocated to InoBat shareholders. To the extent any ESOP options lapse or are forfeited without being exercised, the ultimate fully diluted share count would be lower and the ownership percentages of the remaining TopCo shareholders would be correspondingly higher.

The following table shows the dilutive effect and the effect on the per share value of CGC Class A Ordinary Shares held by non-redeeming CGC Public Shareholders under two redemption scenarios and based on the exercise of the warrants:

	Assuming Low Redemptions		Assuming High Redemption
Shareholders	Total Shares	Value per share	Total Shares	Value per share
All shares (without Earn-Out Shares, no warrants exercised, no conversion of Preference Shares)*	62,594,730	$19.7	62,119,694	$19.8
Assuming all Public Warrants. Private Placement Warrants and PIPE Warrants exercised (without Earn-Out Shares, no conversion of Preference Shares)	80,390,233	$17.9	79,915,197	$18.0
Assuming all Public Warrants. Private Placement Warrants and PIPE Warrants exercised. all Preference Shares converted (without Earn-Out Shares)	88,890,232	$17.1	88,415,196	$17.1
All Warrants exercised. all Preference Shares Converted and all Earn-out Shares issued	156,537,292	$9.7	156,062,256	$9.7

*	includes assumed conversion of 2.8 million options under ESOP plan before Closing as well as 6.2 million of options that would roll over after Closing

The table provides an illustrative sensitivity analysis of the potential dilution to non-redeeming CGC Public Shareholders under the stated redemption and security-conversion scenarios. It is not a forecast of TopCo’s future trading price, fair value or value per share.

For each redemption scenario, “Total Shares” means the TopCo Common Shares and common-share equivalents included in the applicable row. The first row includes the common shares expected to be outstanding immediately following the Closing together with the TopCo Common Shares underlying the replacement ESOP and other options. The subsequent rows add, in sequence, the shares issuable upon exercise of the public, private placement and PIPE warrants, the shares issuable upon conversion of the TopCo Preference Shares and, in the final row only, the maximum Earn-Out Shares.

The first row includes the TopCo Common Shares underlying the replacement ESOP and other options. This is because the $1,265.0 million deemed transaction equity value was agreed on a fully diluted basis and therefore includes the value of those options. Including the underlying shares in Total Shares keeps the denominator consistent with the fully diluted equity value used in the numerator. Excluding them without reducing the deemed equity value would overstate the illustrative value per share. This treatment is used only for the dilution analysis and the methodology used to allocate the consideration. It does not mean that the options have been exercised or that the underlying shares are legally outstanding at Closing. The options remain subject to their applicable vesting, exercise, expiry and forfeiture terms and are presented separately from common shares outstanding in the closing ownership analysis.

“Value per share” is calculated by dividing the illustrative equity-value numerator for the applicable row by Total Shares for that row. For the rows in which warrants are assumed to be exercised for cash, the assumed cash exercise proceeds are added to the numerator. For the preference-share conversion row, the numerator includes the $77.5 million cash proceeds received at the Closing from the PIPE Investors for the Series A and Series B preference shares, and Total Shares includes the TopCo Common Shares assumed to be issuable upon conversion of those cash-funded preference shares. No cash is added for the sponsor preference shares because those securities are issued in settlement of existing sponsor loan liabilities and do not provide additional cash to TopCo.

Earn-Out shares are only used in the final row. In all rows, the calculation uses a total deemed transaction equity value of $1,265.0 million, consisting of the $575.0 million upfront consideration plus the maximum $690.0 million contingent earn-out consideration specified in the Business Combination Agreement. The total deemed value is used solely as a transaction-based numerator to illustrate the potential per-share dilution if all earn-out performance conditions are achieved and the maximum Earn-Out Shares become issuable. Earn-out shares do not increase cash to TopCo and do not increase TopCo’s net tangible book value. The deemed value does not represent an independent valuation of InoBat or TopCo at the filing or Closing Date and should not be interpreted as a forecast of future market capitalization or trading price.

The corresponding maximum Earn-Out Share amount is determined using the same negotiated $10.20 per-share transaction input applied to the earn-out consideration. Presenting the $1,265.0 million deemed value together with the maximum Earn-Out Shares therefore keeps the illustrative numerator and denominator on a consistent contractual basis. If one or more earn-out conditions are not satisfied, the related Earn-Out Shares will not be issued, actual dilution will be lower than shown in the final row and the $1,265.0 million deemed value will not represent value delivered to the InoBat shareholder group. The final row is supplemental maximum-value and maximum-dilution sensitivity analysis and is not the adjusted net tangible book value calculation required by Item 1604(c).

For more information, please see the sections entitled “The Business Combination - Ownership of TopCo” and “Unaudited Pro forma Condensed Combined Financial Information.”

Q:	Why is CGC proposing the Adjournment Proposal?

A.	CGC is proposing the Adjournment Proposal to allow the CGC Board to adjourn the Extraordinary General Meeting to a later date or dates, (A) in order to solicit additional proxies from CGC shareholders in favor of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, (B) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that CGC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by CGC shareholders prior to the Extraordinary General Meeting, or (C) where the CGC Board has determined it is otherwise necessary. In either such case the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting. Please see the section entitled “Proposal No. 6 - The Adjournment Proposal” for additional information.

Q:	What happens if I sell my CGC Ordinary Shares before the Extraordinary General Meeting?

A.	The Record Date for the Extraordinary General Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your CGC Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your CGC Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. Further, you will not be entitled to receive any Merger Consideration following the Closing because only CGC shareholders on the Closing Date will be entitled to receive the Merger Consideration.

Q:	What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A.	Each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under the CGC Memorandum and Articles of Association, being the affirmative vote of holders of at least a majority of CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. The approval of each of the Merger Proposal and Organizational Documents Proposal requires a special resolution under the CGC Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Accordingly, assuming a quorum is established, a CGC shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will not count as votes cast at the Extraordinary General Meeting and otherwise have no effect on the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any CGC Class A Ordinary Shares purchased by them during or after the CGC IPO in favor of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, and the Incentive Plan Proposal.

Q:	What happens if any of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal are not approved?

A.	Approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal are a condition to the consummation of the Business Combination. If the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal are not approved, CGC will not be able to consummate the Business Combination. If CGC does not consummate a business combination by August 5, 2027, CGC will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Extraordinary General Meeting?

A.	CGC shareholders are entitled to one vote on each of the proposals at the Extraordinary General Meeting for each CGC Ordinary Share held of record as of the Record Date.

Q:	Who can vote at the Extraordinary General Meeting?

A.	Only holders of record of CGC Ordinary Shares at the close of business on __________, 2026, being the Record Date, are entitled to have their vote counted at the Extraordinary General Meeting and any adjournment thereof. On the Record Date, __________ CGC Ordinary Shares were outstanding and entitled to vote.

Q:	What constitutes a quorum at the Extraordinary General Meeting?

A.	A quorum of CGC shareholders is necessary to hold a valid Extraordinary General Meeting. A quorum will be present at the Extraordinary General Meeting if one or more CGC shareholders holding a majority of the issued and outstanding CGC Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the Record Date, the holders of __________ CGC Ordinary Shares would be required to achieve a quorum.

Q:	How will the Sponsor and CGC’s directors and officers vote?

A.	CGC has entered into agreements with the Sponsor and the directors and officers, pursuant to which the Sponsor and the directors and officers have agreed to vote any CGC Ordinary Shares owned by them in favor of a proposed initial Business Combination. As of the record date, the Sponsor owned __________ CGC Ordinary Shares that are entitled to vote at the Extraordinary General Meeting. As of the record date, the CGC’ directors and officers beneficially owned an aggregate of __________ CGC Ordinary Shares that are entitled to vote at the Extraordinary General Meeting.

Q:	What interests do the CGC Initial Shareholders have in the Business Combination?

A.	The CGC Initial Shareholders have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. These interests include:

●	the fact that the Sponsor and DirectorCo hold 5,750,000 Founder Shares (consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares), which were acquired for an aggregate purchase price of $25,000 (approximately $0.004 per share). Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee, and, as a result, at the Closing the Sponsor will receive 4,850,000 TopCo Common Shares and DirectorCo will receive 100,000 TopCo Common Shares in exchange for their remaining Founder Shares. These Founder Shares will have a value at the time of the Business Combination substantially in excess of the amount paid for them, and will be worthless if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that CGC’s independent directors hold financial interests in the Founder Shares through their membership interests in DirectorCo, which they acquired at a de minimis cost;

●	the fact that the Sponsor purchased 6,600,000 CGC Private Placement Warrants for $6.6 million (at $1.00 per warrant) in a private placement that occurred simultaneously with the CGC IPO; provided that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit and surrender to CGC all of its CGC Private Placement Warrants in connection with the Business Combination;

●	the fact that, simultaneously with the CGC IPO, the Sponsor made the Sponsor Loan to CGC in the aggregate amount of $4.6 million, and has since made additional loans to CGC evidenced by unsecured promissory notes, and that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to cancel $1.8 million of obligations under such loans and to exchange $9.2 million of obligations under such loans for 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants;

●	the fact that an affiliate of the Sponsor is participating in the PIPE Financing as a PIPE Investor, and thus has an interest in the Business Combination in addition to the Sponsor’s interest in the Founder Shares;

●	the fact that the CGC Initial Shareholders and CGC’s directors and officers who own CGC Ordinary Shares have each waived their redemption rights with respect to any CGC Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination, and have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that the Sponsor, Cantor and Piper Sandler will lose the aggregate $8.9 million they paid for the CGC Private Placement Warrants, and the Sponsor and the other CGC Initial Shareholders will lose amounts advanced under the Sponsor Loan and the other Sponsor promissory notes to the extent not otherwise repaid or converted, if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that, pursuant to the Registration Rights Agreement to be entered into at the Closing, the Sponsor, certain members of the Sponsor, the PIPE Investors and certain shareholders of InoBat will have customary registration rights, including demand, piggyback and Rule 415 resale rights, with respect to certain TopCo securities;

●	the fact that CGC has agreed to pay the Sponsor up to $10,000 per month for office space and administrative and support services pursuant to the Administrative Services Agreement, which fees will cease upon completion of the Business Combination or CGC’s liquidation, and that the Sponsor and CGC’s officers and directors, and their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on CGC’s behalf, with no cap on such reimbursement; and

●	the fact that the Sponsor and the other CGC Initial Shareholders have agreed to vote their CGC Ordinary Shares in favor of the Business Combination and collectively have the right to vote approximately 92.4% of the issued and outstanding CGC Ordinary Shares.

Q:	What happens if I vote against the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal?

A.	If you vote against the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal but the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal still obtain the affirmative vote of holders of at least the majority of CGC Ordinary Shares with respect to the Business Combination Proposal and the Nasdaq Proposal or two-thirds of CGC Ordinary Shares with respect to the Merger Proposal and the Organizational Documents Proposal, that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present, then the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal will be approved, respectively, and, assuming the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal and the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal do not obtain the affirmative vote of holders of the majority of CGC Ordinary Shares with respect to the Business Combination Proposal and the Nasdaq Proposal or two-thirds of CGC Ordinary Shares with respect to the Merger Proposal and the Organizational Documents Proposal, that are entitled to vote and are voted at the Extraordinary General Meeting, then the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal, respectively, will fail and CGC will not consummate the Business Combination. If CGC does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until August 5, 2027. If CGC fails to complete an initial business combination by August 5, 2027, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the CGC Public Shareholders.

Q:	How do the CGC Public Warrants differ from the CGC Private Placement Warrants and what are the related risks for any holders of CGC Public Warrants following the Business Combination?

A.	The CGC Private Placement Warrants are identical to the CGC Public Warrants in all material respects, except that, so long as the CGC Private Placement Warrants are held by the Sponsor, Cantor, Piper Sandler or their respective permitted transferees and subject to certain limited exceptions, (i) they will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, (ii) they will not be redeemable by CGC and (iii) they may be exercised for cash or on a cashless basis. If the CGC Private Placement Warrants are held by holders other than the Sponsor, Cantor, Piper Sandler or their respective permitted transferees, the CGC Private Placement Warrants will be redeemable by CGC and exercisable by the holders on the same basis as the CGC Public Warrants. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit and surrender to CGC all of its CGC Private Placement Warrants in connection with the Business Combination. Each CGC Private Placement Warrant that remains outstanding immediately prior to the effective time of the Merger will become a TopCo Private Placement Warrant exercisable for one TopCo Common Share on the same contractual terms and conditions applicable to such CGC Private Placement Warrant immediately prior to the Merger.

Following the Business Combination, each outstanding CGC Public Warrant will become a TopCo Public Warrant exercisable for one TopCo Common Share on the same contractual terms and conditions applicable to such CGC Public Warrant immediately prior to the Merger. TopCo may redeem the TopCo Public Warrants prior to their exercise at a time that is disadvantageous to holders, thereby significantly impairing the value of such warrants. TopCo will have the ability to redeem all, and not less than all, of the outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption, provided that the last reported sale price of the TopCo Common Shares equals or exceeds $18.00 per share, as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, for any 20 trading days within a 30-trading-day period ending three business days before TopCo sends the notice of redemption to the warrant holders. TopCo will not redeem the TopCo Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the TopCo Common Shares issuable upon exercise of such warrants is effective and a current prospectus relating to such TopCo Common Shares is available throughout the 30-day redemption period. If and when the TopCo Public Warrants become redeemable by TopCo, TopCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding TopCo Public Warrants could force holders (i) to exercise their TopCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their TopCo Public Warrants at the then-current market price when they might otherwise wish to hold their TopCo Public Warrants or (iii) to accept the nominal redemption price, which, at the time the outstanding TopCo Public Warrants are called for redemption, is likely to be substantially less than the market value of the TopCo Public Warrants. Holders will be able to exercise their TopCo Public Warrants prior to the redemption date. If the TopCo Common Shares are not then listed on a national securities exchange such that they qualify as “covered securities” under Section 18(b)(1) of the Securities Act, TopCo may require holders exercising their TopCo Public Warrants to do so on a cashless basis.

Q:	Do I have redemption rights?

A.	Pursuant to the CGC Memorandum and Articles of Association, CGC Public Shareholders may elect to have their CGC Class A Ordinary Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the CGC Memorandum and Articles of Association. As of August 31, 2026, this would have amounted to approximately $12.53 per share. If a CGC Public Shareholder exercises its redemption rights, then such holder will be exchanging its CGC Class A Ordinary Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for its CGC Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.

Each redemption of CGC Class A Ordinary Shares by CGC Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $6.0 million as of August 31, 2026. The Business Combination Agreement does not contain a minimum cash condition based on the amount remaining in the Trust Account following redemptions. CGC Public Shareholders who wish to redeem their CGC Class A Ordinary Shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of CGC shareholders - Redemption Rights” in order to properly redeem their CGC Class A Ordinary Shares.

Holders of CGC Public Warrants will not have redemption rights with respect to such warrants.

Q:	Can the Sponsor redeem its Founder Shares in connection with consummation of the Business Combination?

A.	No. The Sponsor has agreed, for no additional consideration, to waive its redemption rights with respect to its Founder Shares and any CGC Class A Ordinary Shares it may hold in connection with the consummation of the Business Combination.

Q:	What happens if a substantial number of the CGC Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.	CGC Public Shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders of TopCo following closing of the Business Combination are reduced as a result of redemptions by CGC Public Shareholders.

If a CGC Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any CGC Public Warrants that it may hold. Even if a substantial portion or all of the CGC Class A Ordinary Shares held by CGC Public Shareholders were redeemed, the 7,666,666 outstanding CGC Public Warrants would remain outstanding despite such redemptions. If a substantial number of, but not all, CGC Public Shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional TopCo Common Shares are issued.

Additionally, as a result of redemptions, the trading market for the TopCo Common Shares may be less liquid than the market for the CGC Class A Ordinary Shares was prior to consummation of the Business Combination, and TopCo may not be able to meet the listing standards of Nasdaq or another national securities exchange.

Q:	Is there a limit on the number of shares I may redeem?

A.	CGC has no specified high redemption threshold under the CGC Memorandum and Articles of Association, except that a CGC Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of CGC shares, will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the CGC IPO, without the prior consent of CGC.

Each redemption of CGC Class A Ordinary Shares by CGC Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $6.0 million as of August 31, 2026. The Business Combination Agreement does not contain a minimum-cash closing condition based on the amount remaining in the Trust Account following redemptions.

Q:	Will how I vote affect my ability to exercise redemption rights?

A.	No. You may exercise your redemption rights whether you vote your CGC Class A Ordinary Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Merger Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement and the Plan of Merger can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A.	In order to exercise your redemption rights, you must (i) hold CGC Class A Ordinary Shares or, if you hold CGC Public Units, elect to separate the underlying CGC Class A Ordinary Shares and CGC Public Warrants prior to exercising your redemption rights with respect to the CGC Class A Ordinary Shares, and (ii) prior to 5:00 p.m. Eastern Time on __________, 2026 (two business days before the initial date of the Extraordinary General Meeting), (a) submit a request in writing that CGC redeem all or a portion of your CGC Class A Ordinary Shares for cash and identify yourself as a beneficial holder and provide your legal name, phone number and address to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following email address: spacredemptions@continentalstock.com and (b) deliver your CGC Class A Ordinary Shares to the Transfer Agent, physically or electronically, through The Depository Trust Company. If you have questions regarding the certification of your position or delivery of your CGC Class A Ordinary Shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

You do not have to be a record date holder in order to exercise your redemption rights. CGC Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is CGC’s understanding that CGC shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, CGC does not have any control over this process and it may take longer than two weeks. If you hold your CGC Class A Ordinary Shares in “street name”, you will have to coordinate with your bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of CGC Class A Ordinary Shares seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option, prior to 5:00 p.m. Eastern Time on __________, 2026 (two business days before the initial date of the Extraordinary General Meeting). The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination at the Extraordinary General Meeting. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you hold CGC Public Units registered in your own name, you must deliver the certificate for such CGC Public Units to the Transfer Agent with written instructions to separate such CGC Public Units into CGC Class A Ordinary Shares and CGC Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights with respect to the CGC Class A Ordinary Shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your CGC Public Units, you must instruct such nominee to separate your CGC Public Units into CGC Class A Ordinary Shares and CGC Public Warrants. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of CGC Public Units to be split and the nominee holding such CGC Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant CGC Public Units and a deposit of an equal number of CGC Class A Ordinary Shares and CGC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the CGC Class A Ordinary Shares from the CGC Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your CGC Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

If the Business Combination is not approved or completed for any reason, then holders of the CGC Class A Ordinary Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account and these shares will be returned to such holder or their account.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.	The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations.”

Q:	What are the material U.S. federal income tax consequences of the Merger?

A.

In the opinion of Greenberg Traurig, LLP, counsel to CGC, the Merger, taken together with the Exchange and the PIPE Financing, should qualify for tax-deferred treatment under Section 351(a) of the Code, subject to the passive foreign investment company (“PFIC”) rules and the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. If the Merger so qualifies, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders”) generally should not recognize any gain or loss for U.S. federal income tax purposes on the receipt of TopCo Common Shares in exchange for CGC Class A Ordinary Shares, subject to the PFIC rules. However, the receipt of TopCo Public Warrants in exchange for CGC Public Warrants pursuant to the Merger may cause U.S. Holders of CGC Public Warrants to recognize taxable gain regardless of whether the Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders of CGC Securities—Tax Consequences of the Merger.”

Q:	If I am a CGC Warrant holder, can I exercise redemption rights with respect to my CGC Public Warrants?

A.	No. The holders of CGC Public Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A.	The Cayman Companies Act prescribes when shareholder appraisal or dissenters' rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. See the section entitled “Proposal No. 2 - The Merger Proposal - Appraisal Rights Under the Cayman Companies Act” for additional information. Holders of CGC Public Units or CGC Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

Appraisal rights are not available to holders of InoBat shares in connection with the Business Combination.

Q:	Can I exercise redemption rights and dissenter rights under the Cayman Companies Act?

A.	No. Any holder of CGC Class A Ordinary Shares who elects to exercise dissenter rights under Section 238 of the Cayman Companies Act will lose their right to have their CGC Class A Ordinary Shares redeemed in accordance with the CGC Memorandum and Articles of Association. The certainty provided by the redemption process may be preferable for CGC Public Shareholders wishing to exchange their CGC Class A Ordinary Shares for cash. See the section entitled “Proposal No. 2 - The Merger Proposal - Appraisal Rights Under the Cayman Companies Act” for additional information.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.	If the Business Combination is consummated, the funds held in the Trust Account will be released and used to: (i) pay CGC Public Shareholders who properly exercise their redemption rights; (ii) pay $11.5 million in aggregate deferred underwriting commissions to certain of the underwriters of the CGC IPO, consisting of approximately $9.5 million payable to Cantor and $2.0 million payable to Piper Sandler; and (iii) pay certain other fees, costs and expenses, including regulatory fees, legal fees, accounting fees, printing fees and other professional fees, incurred by CGC, InoBat and the other parties to the Business Combination Agreement in connection with the Business Combination. The aggregate fees, costs and expenses payable in connection with the Business Combination are currently estimated to be approximately $18.3 million, including the deferred underwriting commissions. Any remaining funds, after payment of redemptions and such fees, costs and expenses, will be available to TopCo for working capital, growth initiatives and general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions in the Business Combination Agreement, including the approval by CGC shareholders of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement and Ancillary Documents - Conditions to Closing of the Business Combination.” Note that the Business Combination may not be consummated if the closing conditions are not met, which include TopCo’s initial listing application with the Nasdaq being approved.

Q:	What happens if the Business Combination Agreement is terminated, or the Business Combination is not consummated?

A.	There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for information regarding the parties’ specific termination rights.

If CGC does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until August 5, 2027. If CGC fails to complete an initial business combination by August 5, 2027, then CGC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem CGC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CGC Class A Ordinary Shares, which redemption will completely extinguish CGC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CGC’s remaining shareholders and the CGC Board, dissolve and liquidate, subject in each case to CGC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the CGC IPO. Please see the section entitled “Risk Factors - Risks Related to CGC” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the CGC Public Warrants and CGC Private Placement Warrants, which will expire worthless if CGC fails to complete an initial business combination by August 5, 2027.

Q:	When is the Business Combination expected to be completed?

A.	The closing of the Business Combination is expected to commence no later than the second business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Business Combination Agreement and Ancillary Documents - Conditions to Closing of the Business Combination.” Pursuant to the Business Combination Agreement, either party may terminate the Business Combination Agreement if the closing of the Business Combination has not occurred on or prior to December 31, 2026 (the “BCA Termination Date”), which date is subject to change by mutual agreement of the parties. The Business Combination Agreement will terminate if the closing of the Business Combination has not occurred on or prior to August 5, 2027, the current date by which CGC is required to complete an initial business combination or liquidate the Trust Account.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents - Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A.	You are urged to read carefully and consider the information contained in this proxy statement/ prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A.	If you are a shareholder of record of CGC Ordinary Shares on the close of business on the Record Date, there are three ways to vote:

Voting Online at the Meeting. You may vote online by virtually attending the Extraordinary General Meeting at _______ and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. You can pre-register to attend the Extraordinary General Meeting online webcast starting on __________, 2026, at 9.00 am, Eastern Time (five business days prior to the meeting date) by entering the following URL address into your browser __________ and entering your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box during the Extraordinary General Meeting. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting. If you do not have your control number, contact the Transfer Agent at spacredemptions@continentalstock.com.

Voting in Person at the Meeting. You may attend the Extraordinary General Meeting and vote in person at the offices of Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131. Shareholders will be provided with a ballot upon entering the meeting. You will need to present valid ID and proof of ownership.

Voting by Proxy. You can vote by proxy by having one or more individuals who will be at the Extraordinary General Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Extraordinary General Meeting is called voting “by proxy.” If you wish to vote by proxy you must complete, sign and date the enclosed form, called a “proxy card,” and mail it in the envelope provided in accordance with the instructions on the enclosed proxy card, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign, date and return all proxy cards to ensure that all of your shares are voted. Proxies submitted by mail must be received by __________, Eastern Time, on __________, 2026, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented at the Extraordinary General Meeting. You may still attend the Extraordinary General Meeting and vote even if you have already voted by proxy, with such vote superseding your proxy vote.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that the shares you beneficially own are represented and voted at the Extraordinary General Meeting. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own, or if you wish to attend and cast your vote at the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their broker or bank for instructions regarding obtaining a legal proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting.

For additional information, please see the section entitled “Extraordinary General Meeting of CGC shareholders.”

Q:	What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A.	At the Extraordinary General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by CGC without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal, and the Adjournment Proposal, if presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:	If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A.	Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided by no later than 48 hours before the time appointed for the Extraordinary General Meeting to commence, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

CGC believes that all of the proposals presented to the shareholders at this Extraordinary General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Extraordinary General Meeting. If you do not provide voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the Extraordinary General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A.	Yes. If you are a shareholder of record of CGC Ordinary Shares as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the Extraordinary General Meeting in one of the following ways:

●	submit a new proxy card bearing a later date so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or in case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

●	give written notice of your revocation to CGC, which notice must be received by CGC prior to the start of the Extraordinary General Meeting; or

●	attend the Extraordinary General Meeting in person and vote. Please note that your attendance at the Meeting will not alone serve to revoke your proxy. However, should you virtually attend the Extraordinary General Meeting and vote online, such vote will supersede your proxy vote.

If your shares are held in “street name” by your broker, bank or another nominee, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A.	CGC will pay the cost of soliciting proxies for the Extraordinary General Meeting. CGC has engaged _______ (“_______”) to assist in the solicitation of proxies for the Extraordinary General Meeting. CGC has agreed to pay _______ its customary fee, plus disbursements, and will reimburse ______ for its reasonable out-of-pocket expenses and indemnify _______ and its affiliates against certain claims, liabilities, losses, damages and expenses. CGC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CGC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of CGC Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of CGC may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A.	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Cartesian Growth Corporation II
505 Fifth Avenue, 15th Floor
New York, New York 10017
Attention: Investor Relations
Email: contact@cartesiangrowth.com

You may also contact the proxy solicitor for CGC at:

Individuals, please call toll-free: __
Banks and brokerage, please call: __
Email: __

To obtain timely delivery, CGC shareholders must request the materials no later than, __________ 2026, or five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about CGC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you have questions regarding the redemption of your CGC Class A Ordinary Shares, including with respect to the certification of your position or delivery of your shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of TopCo, CGC and InoBat, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Extraordinary General Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

TopCo

TopCo, InoBat N.V., is currently a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was formed on August 20, 2026 for purposes of effecting the Business Combination. TopCo will be converted into a Dutch public limited liability company (naamloze vennootschap) prior to or promptly following the consummation of the Business Combination. Upon the closing of the Business Combination, TopCo will become the parent company of both InoBat and CGC (as a wholly owned subsidiary). TopCo intends to apply to list the TopCo Common Shares on Nasdaq. TopCo will be a “foreign private issuer” under U.S. securities laws and will be subject to different disclosure requirements than domestic U.S. issuers.

CGC

CGC is a blank check company incorporated on October 13, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On May 10, 2022, CGC consummated its initial public offering of 23,000,000 CGC Public Units, including the full exercise by the underwriters of their over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $230.0 million. Each CGC Public Unit consists of one CGC Class A Ordinary Share and one-third of one CGC Public Warrant. Simultaneously with the CGC IPO, CGC consummated the private placement of 8,900,000 CGC Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $8.9 million.

InoBat

InoBat is a Battery Energy Storage Systems (“BESS”) manufacturer and integrator, and battery technology developer, headquartered in Slovakia. InoBat AS, the holding company, is domiciled in Oslo, Norway. The principal research, development, and production operations are conducted in Voderady, Slovakia through InoBat Europe j.s.a. (formerly InoBat Auto j.s.a.), its main operating subsidiary. InoBat is backed by strategic shareholders and partners that include Rio Tinto, Gotion, Amara Raja Energy & Mobility Limited (“Amara Raja”), and Slovak Investment Holding. InoBat is an early-stage company with a limited operating history. InoBat commenced commercial BESS operations in 2025 and has completed utility-scale BESS deployments totaling 205 MWh to date.

Structure of the Business Combination

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, CGC and InoBat will effect a transaction that would replicate the economics of a merger of CGC and InoBat through a series of mergers and equity contributions and exchanges, which is collectively referred to as the Business Combination. To effect the Business Combination, among other things, the Merger will be effected and the Exchange will be effected. As a result of the Business Combination, TopCo will be the ultimate parent company of InoBat (following the Exchange) and InoBat’s direct and indirect subsidiaries, and the securityholders of CGC and InoBat will become securityholders of TopCo.

Consideration to InoBat Shareholders

The consideration to be received by the InoBat shareholders in connection with the Business Combination will be (i) TopCo Common Shares valued at $575.0 million (the upfront consideration) and (ii) Earn-Out Shares representing consideration equal to $690.0 million upon achievement of certain milestones. The Earn-Out Shares will be issued across three tranches: (i) Earn-Out 1 Shares representing $115.0 million of value upon the start of commissioning of Project Kamzik before December 31, 2027; (ii) Earn-Out 2 Shares representing $287.5 million of value if the EBITDA of TopCo for either fiscal year 2026 or 2027 exceeds €47.0 million; and (iii) Earn-Out 3 Shares representing $287.5 million of value if the EBITDA of TopCo for either fiscal year 2027 or 2028 exceeds €87.0 million.

Effect of the Business Combination on Existing CGC Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following: each CGC Class A Ordinary Share will be exchanged for one fully paid and non-assessable TopCo Common Share; each CGC Class B Share will be exchanged for one fully paid and non-assessable TopCo Common Share; and each CGC Warrant will become a TopCo Warrant, on the same terms and conditions as those applicable to the respective CGC Warrants.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, CGC, InoBat and TopCo entered into Investor Subscription Agreements with certain PIPE Investors, pursuant to which (i) the Institutional PIPE Investor has agreed to subscribe for and purchase 490,196 TopCo Series A Preference Shares and PIPE Warrants for an aggregate purchase price of $50.0 million, and (ii) the other PIPE Investors have agreed to subscribe for and purchase 269,608 TopCo Series B Preference Shares and PIPE Warrants for an aggregate purchase price of $27.5 million, in each case substantially concurrently with the closing of the Business Combination. Each TopCo Preference Share will have a stated value of $120.00 and will have the rights, preferences and privileges set forth in the TopCo Organizational Documents.

Ownership Following the Business Combination

The ownership of TopCo immediately following the consummation of the Business Combination will vary depending on the number of CGC Class A Ordinary Shares that are redeemed by CGC Public Shareholders. Please see the section entitled “Questions and Answers About the Business Combination and the Extraordinary General Meeting” and the tables following that section for illustrative ownership levels under varying redemption scenarios.

Recommendation of the CGC Board

The CGC Board has approved the Business Combination Agreement and the transactions contemplated thereby and recommends that CGC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Nasdaq Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

Redemption Rights

CGC Public Shareholders may elect to redeem their CGC Class A Ordinary Shares for cash at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to CGC to pay its taxes, if any, divided by the number of then-outstanding CGC Class A Ordinary Shares. If you wish to exercise your redemption rights, please see the section entitled “Questions and Answers About the Business Combination and the Extraordinary General Meeting—What are the redemption rights of CGC Public Shareholders?”

Conditions to the Business Combination

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. Other conditions to the closing of the Business Combination include the TopCo Common Shares having been approved for listing on Nasdaq and no governmental authority having enacted or issued any law restraining or prohibiting the consummation of the Business Combination.

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set forth under “Risk Factors”, a summary of which is set forth below:

Risks Related to InoBat’s Business

●	InoBat is at an early stage of commercialization and faces significant challenges in developing and manufacturing its battery products at scale.

●	InoBat recently underwent a significant strategic pivot following the insolvency of its largest aerospace customer, and there is no assurance that its new business will succeed.

●	InoBat is an early-stage company with a history of financial losses and expects to incur significant expenses and continuing losses from operations.

●	InoBat’s BESS pipeline may not convert into binding contracts, and its projected revenues are subject to significant execution risk.

●	InoBat may not be able to adequately control the costs associated with its operations, and it requires significant capital to develop its battery technology and scale its business.

●	Certain components of InoBat’s batteries pose safety risks that may cause injury or death, and InoBat may be subject to product liability claims.

●	Substantially all of InoBat’s operations are concentrated at a single facility in Slovakia, and any disruption at that facility could materially harm its business.

●	InoBat’s investment with Gotion for the GIB EnergyX gigafactory is subject to risks inherent in such arrangements, including reliance on government incentives and partner performance.

●	The unavailability, reduction, or elimination of government subsidies and incentives could have a material adverse effect on InoBat’s business.

●	InoBat relies primarily on trade secrets and know-how rather than patents to protect its core technology, which may provide less robust protection than a registered patent portfolio.

●	InoBat’s technology may not achieve the performance targets necessary to compete effectively, and next-generation technologies could render its products obsolete.

●	InoBat’s business depends substantially on the continuing efforts of its senior executives and other key personnel.

●	InoBat may need to raise additional capital in the future, and such capital may not be available on acceptable terms, or at all.

●	InoBat’s financial statements have been prepared on a going concern basis, and its auditors have noted significant uncertainty regarding this assumption.

●	The earn-out consideration under the Business Combination is subject to achievement of operational and financial milestones that may not be met.

Other Risks

●	The Business Combination is subject to significant timing and closing-condition risk, including SEC review, Nasdaq listing requirements, shareholder approvals, and other conditions, and failure to satisfy required conditions could terminate the Business Combination.

●	TopCo may not realize the anticipated benefits of the Business Combination, including access to U.S. public capital markets, enhanced brand recognition, and strategic flexibility.

●	InoBat has engaged in and expects to continue to engage in related party transactions, which may create conflicts of interest and may not reflect arm’s-length terms.

●	The CGC Initial Shareholders and CGC’s other current officers and directors have interests in the Business Combination that may be different from or are in addition to other CGC shareholders in recommending that CGC shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

●	CGC Public Shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

●	CGC cannot assure that its diligence review has identified all material risks associated with the Business Combination.

●	The CGC Initial Shareholders, including Sponsor and CGC independent directors, hold a significant number of CGC shares and CGC Warrants which is a conflict of interest.

●	CGC Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CGC Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

●	If a public shareholder fails to receive notice of CGC’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●	If CGC is unable to consummate a business combination by August 5, 2027 the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

SUMMARY HISTORICAL consolidated FINANCIAL INFORMATION OF INOBAT

The following table shows summary historical consolidated financial information of InoBat as of and for the years ended December 31, 2025 and 2024. InoBat derived the summary statements of profit or loss data, the selected summary statements of financial position data, summary statement of changes in equity and the summary statement of cash flows data for the years ended December 31, 2025 and 2024 from InoBat’s audited consolidated financial statements as of and for the years ended December 31, 2025, prepared on the basis of IFRS Accounting Standards included elsewhere in this proxy statement/prospectus.

The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “InoBat’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace InoBat’s consolidated financial statements and the related notes. InoBat’s historical results are not necessarily indicative of InoBat’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to InoBat, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity going forward. See the sections entitled, “Summary - Parties to the Business Combination - InoBat” and “Unaudited Pro forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

INOBAT

SUMMARY BALANCE SHEETS

	December 31,	December 31,
	2025	2024
Assets
Non-current assets
Intangible assets, net	€8,889	€370
Property, plant and equipment, net	69,040	37,959
Other non-current assets	8,320	25
Total non-current assets	86,249	38,354
Current assets
Trade receivables	4,404	127
Other current assets	10,050	6,853
Cash and cash equivalents	5,159	4,957
Total current assets	19,613	11,937
Total assets	105,862	50,291

Liabilities and equity
Non-current liabilities
Loans and borrowing LT	146	173
Other long term liabilities	1,055	1,126
Total non-current liabilities	1,201	1,299
Current liabilities
Loans and borrowings ST	10,430	8,035
Trade and other payables	15,903	3,562
Provisions	1,714	1,997
Grants short term	388	1,042
Total current liabilities	28,435	14,636
Total liabilities	29,636	15,935
Equity
InoBat capital and share premium	136,783	81,074
Capital reserve	21,742	18,376
Retained earnings (accumulated deficit)	(82,217)	(64,158)
Foreign currency translation reserve	(82)	(416)
Non-controlling interest	-	(520)
Total equity	76,226	34,356
Total liabilities and equity	€105,862	€50,291

INOBAT

SUMMARY INCOME STATEMENT

	December 31,	December 31,
	2025	2024

Revenues from contracts with customers	€21,179	€2,488
Other income	11,403	4,056
Revenue and other income	32,582	6,544
Cost of purchased products, raw material and energy consumption	(18,164)	(2,277)
Services	(2,919)	(3,912)
Personnel expenses	(16,047)	(17,829)
Depreciation and amortization	(10,887)	(2,035)
Loss on disposal of non-current assets	—	(2,043)
Operating profit (loss)	€(15,435)	€(21,552)
Other (expense), income, net	(830)	(390)
Interest income	85	19
Interest expense	(1,349)	(2,091)
Total other expense, net	(2,094)	(2,462)
Profit (loss) before income taxes	€(17,529)	€(24,014)
Income tax expense	(10)	(4)
Profit (loss) for the year	€(17,539)	€(24,018)
Basic and diluted Earnings per share	€(0.13)	€(0.21)

INOBAT

SUMMARY STATEMENTS OF CHANGES IN EQUITY

December 31, 2025

	Share capital and share premium	Capital reserve	Translation reserve	Accumulated losses	Equity attributable to the owners of the Group	Non- controlling interest	Total
Balance — January 1, 2025	81,074	18,376	(416)	(64,158)	34,876	(520)	34,356
Loss for the year	-	-	-	(17,531)	(17,531)	(8)	(17,539)
Foreign currency translation reserve	-	-	48	-	48	0	48
Total comprehensive loss for the year	-	-	48	(17,531)	(17,483)	(8)	(17,491)
Transactions charged directly to equity
Increase in ownership in subsidiary	-	-	-	(528)	(528)	528	-
Dissolution of subsidiary	-	-	286	-	286	-	286
Transaction costs to share issue	(76)	-	-	-	(76)	-	(76)
Share based payments	-	9,052	-	-	9,052	-	9,052
Registration of share capital increase	5,686	(5,686)	-	-	-	-	-
Increase in share capital	50,099	-	-	-	50,099	-	50,099
Balance — December 31, 2025	136,783	21,742	(82)	(82,217)	76,226	-	76,226

SUMMARY STATEMENTS OF CHANGES IN EQUITY

December 31, 2024

	Share capital and share premium	Capital reserve	Translation reserve	Accumulated losses	Equity attributable to the owners of the Group	Non- controlling interest	Total
Balance — January 1, 2024	44,287	4,909	(119)	(40,200)	8,877	(431)	8,446
Loss for the year	-	-	-	(23,958)	(23,958)	(60)	(24,018)
Foreign currency translation reserve	-	-	(297)	-	(297)	(29)	(326)
Total comprehensive loss for the year	-	-	(297)	(23,958)	(24,255)	(89)	(24,344)
Transactions charged directly to equity
Transaction costs to share issue	(466)	-	-	-	(466)	-	(466)
Share based payments	-	7,781	-	-	7,781	-	7,781
Increase in share capital	37,253	5,686	-	-	42,939	-	42,939
Balance — December 31, 2024	81,074	18,376	(416)	(64,158)	34,876	(520)	34,356

INOBAT

SUMMARY STATEMENTS OF CASH FLOWS

	December 31
	2025	2024
Cash Flows from Operating Activities:
Net loss for the year	€(17,539)	€(24,018)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,887	2,035
Interest expense	1,349	2,091
Loss on disposal of non-current assets	-	2,043
ESOP-related expenses	9,052	7,781
Other adjustments, allowances, provisions and tax expense	47	1,442
Operating cash flows before working capital changes	3,796	(8,626)

Changes in working capital	(4,444)	(3,128)
Interest paid, net	(1,247)	(1,565)
Income tax paid	(10)	-
Net cash used in operating activities	(1,905)	(13,319)

Cash Flows from Investing Activities:
Acquisition of non-tangible assets, net	(144)	(5,216)
Loans provided	-	(1,450)
Net cash used in investing activities	(144)	(6,666)

Cash Flows from Financing Activities:
Proceeds from issuance of shares	-	21,006
Proceeds from loans	2,350	8,253
Repayment of loans	(23)	(13,824)
Payments related to issuance of shares	(76)	(466)
Net cash provided by financing activities	2,251	14,969

Net Change in Cash	202	(5,016)
Cash - Beginning of period	4,957	9,973
Cash - End of period	€5,159	€4,957

SUMMARY HISTORICAL FINANCIAL DATA OF CGC

The following tables contain summary historical financial data for CGC. The data as of and for the six months ended June 30, 2026 and 2025 have been derived from CGC's unaudited interim financial statements included elsewhere in this proxy statement / prospectus. The data as of and for the years ended December 31, 2025 and 2024 have been derived from CGC's audited financial statements included elsewhere in this proxy statement / prospectus.

The information below is only a summary and should be read in conjunction with CGC's financial statements and related notes and "CGC's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the proxy statement / prospectus.

STATEMENT OF OPERATIONS DATA

	Six Months Ended June 30,
	2026	2025
General and administrative costs	769,866	457,632
Loss from operations	(769,866)	(457,632)
Change in fair value of warrant liabilities	2,650,667	(578,176)
Change in fair value of convertible promissory notes - related party	48,186	81,614
Interest earned on interest-bearing demand deposit held in Trust Account	466,156	1,361,827
Other income, net	3,165,009	865,265
Net income	2,395,143	407,633
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	3,076,094	7,249,712
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.27	$0.03
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net income per share, non-redeemable Class A and Class B ordinary shares	$0.27	$0.03

BALANCE SHEET DATA

	As of June 30,
	2026	2025
Cash	149,017	229,632
Prepaid expenses	87,183	130,522
Interest-bearing demand deposit / cash and marketable securities held in Trust Account	38,380,594	87,027,424
Total assets	38,616,794	87,387,578
Accrued expenses	1,925,098	1,505,357
Promissory note - related party	4,200,000	3,200,000
Warrant liabilities	1,822,333	1,822,333
Convertible promissory notes - related party, at fair value	5,202,610	4,648,124
Deferred underwriting fee	11,500,000	11,500,000
Total liabilities	24,650,041	22,675,814
Class A ordinary shares subject to possible redemption	38,380,594	87,027,424
Total shareholders' deficit	(24,413,841)	(22,315,660)

STATEMENT OF OPERATIONS DATA

	Year Ended December 31,
	2025	2024
Operating and formation costs	931,461	1,036,627
Loss from operations	(931,461)	(1,036,627)
Change in fair value of warrant liabilities	(3,228,843)	918,166
Change in fair value of convertible promissory note - related party	178,942	196,947
Interest earned on cash and marketable securities held in Trust Account	2,468,822	8,127,041
Other (expense) income, net	(581,079)	9,242,154
Net (loss) income	(1,512,540)	8,205,527
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	6,597,942	14,571,529
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.12)	$0.40
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B ordinary shares	$(0.12)	$0.40

BALANCE SHEET DATA

	As of December 31,
	2025	2024
Cash	162,853	236,700
Prepaid expenses	200,458	202,147
Cash and marketable securities held in Trust Account	37,914,438	84,565,597
Total assets	38,277,749	85,004,444
Accrued expenses	1,532,343	1,376,418
Promissory note	4,200,000	2,100,000
Warrant liabilities	4,473,000	1,244,157
Convertible promissory note - related party, at fair value	5,000,796	4,479,738
Deferred underwriting fee	11,500,000	11,500,000
Total liabilities	26,706,139	20,700,313
Class A ordinary shares subject to possible redemption	37,914,438	84,565,597
Total shareholders' deficit	(26,342,828)	(20,261,466)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of financial information of InoBat and CGC, adjusted to give effect to the Business Combination and related transactions.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2025 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2025 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2025, the beginning of the earliest periods presented.

Anticipated Accounting Treatment

The Transactions will be accounted for as a capital reorganization with no goodwill or other intangible assets recorded, in accordance with IFRS Accounting Standards. A capital reorganization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of the InoBat in many respects. However, CGC does not meet the definition of a “business” pursuant to IFRS Accounting Standards 3 Business Combinations, and thus, for accounting purposes, the Transactions with CGC will be accounted as an asset acquisition, creation of TopCo will be accounted for as a capital reorganization.

Under this method of accounting, CGC will be the acquiree for financial reporting purposes. For accounting purposes, the InoBat will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of InoBat. Accordingly, the consolidated assets, liabilities and results of operations of the InoBat will become the historic financial statements of the combined company, and CGC’s assets, liabilities and results of operations will be consolidated with the Company beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of the Company in future reports. The net assets of CGC will be recognized at relative fair values, with no goodwill or other intangible assets recorded.

Since CGC does not meet the definition of a business under IFRS Accounting Standards, the transaction is outside the scope of IFRS Accounting Standards 3, “Business Combinations”, and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS Accounting Standards 2, “Share-based Payments”. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of InoBat’s issuing shares for the net assets of CGC. Any difference in the fair value of the consideration deemed to have been issued by InoBat and the fair value of CGC’s identifiable net assets represents a listing service received by InoBat and is recorded through profit and loss. No goodwill or other intangible assets will be recorded.

Basis for presentation

The unaudited pro forma condensed combined financial information has been prepared under two different redemption scenarios of CGC Public Shares as more fully described below:

●	Assuming No Redemptions scenario: This scenario assumes no CGC Public Shareholders, holding 475,036 CGC Class A Ordinary Shares as of August 31, 2026, would redeem their shares. It also reflects $77.5 million of PIPE Financing, which is the contracted amount of PIPE Financing regardless of scenario selected and other related transactions as described in the notes to proforma combined financial information.

●	Assuming Full Redemptions scenario: This scenario assumes that all CGC Public Shareholders, holding 475,036 CGC Class A Ordinary Shares as of August 31, 2026, would redeem their shares at a calculated redemption price of $12.33 per share (calculated as total cash in trust account as of December 31, 2025, reduced by cash used for redemptions of 2,601,058 shares in 2026, divided by the remaining number of 475,036 shares).

Summary Unaudited Condensed Proforma Income statement as of December 31, 2025

	InoBat (IFRS Accounting Standards historical)	CGC (U.S. GAAP translated to Euro)	Scenario No redemption	Scenario Full redemption

Revenue and other income	€32,582	€-	€32,582	€32,582
Total operating expenses	€48,017	€824	€129,341	€129,863
Operating profit (loss)	€(15,435)	€(824)	€(96,759)	€(97,281)
Total financial expense, net	€(2,094)	€(514)	€(3,276)	€(3,276)
Profit (loss) for the year	€(17,539)	€(1,338)	€(100,045)	€(100,567)

Summary Unaudited Condensed Proforma Balance sheet as of December 31, 2025

	InoBat (IFRS Accounting Standards historical)	CGC (U.S. GAAP translated to Euro)	Scenario No redemption	Scenario Full redemption

Total non-current assets	€86,249	€32,268	€86,249	€86,249
Total current assets	€19,613	€309	€81,075	€76,092
Total assets	€105,862	€32,577	€167,324	€162,341
Total non-current liabilities	€1,201	€18,472	€78,881	€78,881
Total current liabilities	€28,435	€4,256	€34,225	€34,225
Total liabilities	€29,636	€22,728	€113,106	€113,106
Total equity	€76,226	€9,849	€54,218	€49,235
Total liabilities and equity	€105,862	€32,577	€167,324	€162,341

RISK FACTORS

An investment in TopCo involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding whether to vote in favor of the business combination between Cartesian Growth Corporation II, a Cayman Islands exempted company, and InoBat AS, a Norwegian private limited liability company (the “Company,” “InoBat,” “we,” “our” or “us” as the context may require), pursuant to which InoBat is expected to establish TopCo, certain InoBat shareholders holding at least 90% of the relevant InoBat equity securities will contribute or exchange their securities for TopCo shares, and Merger Sub will merge with and into CGC, with CGC surviving as a direct wholly owned subsidiary of TopCo. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such case, the trading price of TopCo’s securities could decline and you could lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations.

Risks Related to the Development and Commercialization of Our Batteries

We are at an early stage of commercialization and face significant challenges in developing and manufacturing our battery products at scale.

Our business is focused on the development, production, and supply of premium BESS. Our principal nickel manganese cobalt (“NMC”) battery cell technology has been developed through our research and development (“R&D”) and production facility in Voderady, Slovakia, and we have successfully certified three full-size pouch cell products (E10, E33B, E60C) that have passed UN38.3 safety certification. However, we have not yet manufactured our proprietary battery cells at commercial scale, and we face significant development challenges. These challenges include increasing and maintaining the quality, consistency, reliability and production throughput of our cells, scaling manufacturing processes, optimizing electrode and electrolyte formulations, and meeting the rigorous specifications required by our partners in the aviation, energy storage and automotive storage sectors, including calendar life, mechanical, safety, and abuse testing. Any delay in the development or manufacturing scale-up of our battery cells would negatively impact our business, delay time to revenue, and adversely affect our partner and customer relationships.

We recently underwent a significant strategic pivot following the insolvency of our largest customer, and there is no assurance that our new business model will succeed.

At the beginning of 2025, our principal aerospace customer, Lilium eAircraft GmbH (“Lilium”), declared bankruptcy and entered insolvency proceedings. As a result, we lost our primary contracted revenue stream and were required to rapidly transform our strategy toward becoming a supplier of integrated BESS solutions. While we have entered into initial BESS contracts and are installing a BESS assembly facility (branded “BESSMONT”) at our Voderady site with planned annual capacity of up to 5 gigawatt-hours (“GWh”), there is no assurance that this strategic pivot will generate sufficient revenue, that we will successfully execute on our BESS pipeline, or that we will achieve the production volumes, margins, or market penetration anticipated in our business plan. The BESS market is rapidly evolving, highly competitive, and subject to risks including pricing pressure from vertically integrated Asian manufacturers, shifts in government subsidy and auction frameworks, and changes in customer preferences, any of which could materially and adversely affect our business, financial condition, and results of operations.

We may not be able to adequately control the costs associated with our operations, and we require significant capital to develop our battery technology and scale our business.

As we develop our technologies and scale our operations, we expect to continue to incur significant expenses, including those relating to research and development, material procurement, facility construction and operation, leases, sales, and distribution. Our ability to become profitable in the future will depend on our ability to successfully develop and market our products as well as our ability to control our costs, including our labor and material costs. Our business and prospects could be adversely impacted by changes in macroeconomic conditions, including inflation, interest rates, tariffs, international conflicts, trade disputes, sanctions, and government efforts to stimulate or stabilize the economy. If we are unable to efficiently design, appropriately price, and sell and distribute our products, our anticipated margins, profitability, and prospects would be adversely impacted.

We may not be able to establish new, or maintain existing, supply relationships for necessary raw materials, components, or equipment, which could delay the introduction of our products and negatively impact our business.

We source various materials and components from third-party suppliers to develop and manufacture our battery cells and BESS solutions. For our BESS business, we source LFP cell containers from Gotion, and any disruption in supply from Gotion could materially impair our ability to fulfill customer orders. We may not be able to control fluctuations in the prices of materials or components or negotiate agreements with suppliers on beneficial terms. In addition, the cost of producing battery cells depends in part on the prices and availability of raw materials such as lithium, nickel, cobalt, and other metals. Changes in demand, cost, and availability of raw materials could affect the cost and availability of the intermediate materials and components that we procure. Significant sources of supply of certain raw materials are available in countries that may be subject to political, economic, and social instability, or where there is a risk of tariffs or import prohibitions. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, and prospects.

We may not be able to accurately estimate the future supply and demand for our batteries and BESS solutions, which could result in inefficiencies and hinder our ability to generate revenue.

Currently, there is limited historical basis for making judgments on the demand for our battery cells and BESS products and our ability to develop, manufacture, and deliver these products. We expect to depend on a limited number of customers for a significant portion of our anticipated demand, which increases the risk that changes in the purchasing behavior of any one customer could materially impact our operations. Our customers’ final purchase orders may not be consistent with our estimates and may be reduced, delayed, or cancelled at any time. If we overestimate our requirements, we may incur excess inventory costs, and if we underestimate, we may be unable to fulfill orders in a timely manner. In either case, our business, financial condition, results of operations, and prospects may be adversely affected.

Our BESS pipeline may not convert into binding contracts, and our projected revenues are subject to significant execution risk.

As of September 2026, our BESS pipeline had a total capacity of approximately 3.9 GWh with an estimated total value of approximately €408 million. However, a substantial portion of our BESS pipeline consists of proposals, letters of intent, or early-stage customer engagements that have not been converted into binding, enforceable contracts. The probability-weighted value of this pipeline is significantly lower than its gross value, and there is no assurance that any particular opportunity will result in a signed contract or that signed contracts will be fulfilled on the terms anticipated. Customers may delay or cancel projects, seek alternative suppliers, or be unable to secure financing or regulatory approvals necessary to proceed. Failure to convert our pipeline into revenue-generating contracts would materially and adversely affect our financial condition and results of operations.

Certain components of our batteries pose safety risks that may cause injury or death, and we may be subject to product liability claims.

Due to their energy density, our batteries can pose certain safety risks, including the risk of fire in the event of manufacturing defects, improper use, or improper testing. Under certain conditions, our batteries can go into thermal runaway, which can result in fire. Although we incorporate safety procedures in the research, development, manufacture, and transportation of our batteries, any accident may result in significant production interruption, delays, or claims for substantial damages caused by personal injuries or property damage. A successful product liability claim against us could require us to pay a substantial monetary award, and we may not be able to cover any substantial judgment. Moreover, a product liability claim could generate substantial negative publicity about our products and have a material adverse effect on our brand, business, financial condition, results of operations, and prospects.

Our future growth depends on our ability to grow our customer base and effectively sell to a wide variety of customers.

Our future success will depend on our ability to grow our customer base beyond the partners with whom we are currently collaborating. Given our currently limited customer base, any one customer may reduce, delay, or fail to honor its forecasted or committed purchase volumes. Sales to large enterprises or governmental agencies involve risks including increased purchasing power and leverage, longer sales cycles, and the associated risk that substantial time and resources may be spent on a potential customer that elects not to purchase our solutions. If we are unable to grow our customer base in a cost-effective manner, our business, financial condition, and results of operations would likely be adversely affected.

The battery market is highly competitive, and certain competitors have significantly greater resources, experience, and scale than we do.

The battery market is fast-growing, extremely competitive, and driven by the innovation of both large incumbents and emerging entrants. Our competitors include major global battery manufacturers such as Contemporary Amperex Technology Co., Limited (“CATL”), LG Energy Solution (“LGES”), Samsung SDI Co., Ltd (“Samsung”), SK On, BYD, and Panasonic, many of which have substantially greater financial, manufacturing, marketing, and technological resources than we do. In the BESS segment, we compete with vertically integrated manufacturers including BYD, CATL, Sungrow Power Supply (“Sungrow”), and Tesla, as well as established system integrators such as Fluence Energy (“Fluence”). In the high-performance cell segment, we compete with other European startups such as CustomCells/Cellforce and Verkor, as well as next-generation solid-state developers including Factorial Energy Inc, QuantumScape Corporation, Toyota Motor Corporation, and Samsung. If a competing technology is developed that has superior operational or price performance, or if we fail to accurately predict and address customers’ changing needs or emerging technological trends, our business will be harmed.

Our ability to manufacture our products at scale depends on our ability to successfully design, build, operate, and staff our facilities.

Our manufacturing facilities consist of complex machinery combining many components, which may suffer unexpected malfunctions and depend on repairs and spare parts that may not be available when needed. The production of our batteries at scale also requires us to hire and train highly skilled personnel, obtain various production licenses and permits, and enter into agreements for the supply of materials, components, and manufacturing tools. We are currently installing a BESS assembly line at our Voderady facility, and we may encounter delays, cost overruns, supply chain constraints, permitting issues, labor shortages, or other unforeseen challenges. If we are unable to successfully bring our manufacturing facilities online in a timely and cost-effective manner, our business, financial condition, results of operations, and prospects could be materially adversely affected.

Substantially all of our operations are concentrated at a single facility, and any disruption at that facility could materially harm our business.

Substantially all of our manufacturing and R&D operations are currently concentrated at a single site in Voderady, Slovakia. We do not maintain redundant manufacturing facilities, and any catastrophic event at our Voderady site, including fire, explosion, equipment failure, power outage, natural disaster, or act of sabotage, could result in a prolonged interruption of our operations and the loss of critical equipment, inventory, and proprietary materials. Our facility handles hazardous materials, including lithium-containing compounds and reactive chemicals, which increases the severity of potential incidents. We do not currently have alternative manufacturing arrangements with third parties that could replace our Voderady operations on short notice. Any significant disruption at our sole manufacturing facility could materially and adversely affect our ability to fulfill customer orders, advance our R&D programs, and generate revenue, which would have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our investment with Gotion for the GIB EnergyX gigafactory is subject to risks inherent in such arrangements.

We hold a 20% stake in GIB EnergyX (with Gotion holding the remaining 80% equity interest) that is constructing a 20 GWh LFP cell gigafactory in Surany, Slovakia. This arrangement subjects us to risks including disagreements with our partner over operational decisions, strategy, or investments; reliance on our partner’s performance; potential changes in our partner’s strategic priorities; and the possibility that the project may experience construction delays, cost overruns, or regulatory obstacles. The gigafactory project is dependent on a €214 million Slovak government incentive, and any reduction, delay, or withdrawal of such incentive could materially impair the viability of the project. If our partner in GIB EnergyX fails to fulfill its obligations or experiences financial or operational issues, it could lead to inefficiencies, delays, or disruptions that harm our business and reputation.

Project Kamzik may not be completed on schedule or at all, which could adversely affect our business and the achievement of the Earn-Out 1 milestone.

The successful completion of Project Kamzik, including the construction of the GIB EnergyX gigafactory and the commissioning of the production line at our Surany, Slovakia facility, is subject to significant risks and uncertainties. We hold only a 20% stake in GIB EnergyX and do not control the project timetable, which is managed by our partner in GIB EnergyX, Gotion. Achievement of the Earn-Out 1 milestone is therefore dependent on a project controlled by Gotion. In addition, we have no direct contractual relationship with Volkswagen Group (“Volkswagen”), which is expected to serve as the anchor customer for the GIB EnergyX gigafactory. The project requires the completion of complex construction activities, the installation and qualification of sophisticated manufacturing equipment, the receipt of various governmental permits and approvals, and the successful execution of supplier and customer arrangements. Construction delays, cost overruns, equipment failures, permitting challenges, supply chain disruptions, labor shortages, or unforeseen technical difficulties could delay or prevent completion of Project Kamzik. In addition, achievement of the Earn-Out 1 milestone requires that commissioning of Project Kamzik commence before December 31, 2027. If we fail to meet this deadline, Earn-Out 1 Shares valued at $115.0 million will not be issued to the Undertaking Company Shareholders, which could adversely affect investor confidence and create disputes among stakeholders. There can be no assurance that Project Kamzik will be completed on the anticipated timeline or budget, or at all, which could materially and adversely affect our business, financial condition, results of operations, and prospects.

The unavailability, reduction, or elimination of government subsidies and incentives could have a material adverse effect on our business.

We currently benefit from significant government and institutional support, including a grant under the European Union (“EU”)’s Important Projects of Common European Interest program (“IPCEI”) of up to €38.21 million covering 76.19% of eligible R&D project costs. Any reduction or elimination of government subsidies, grants, or economic incentives, including changes to EU battery regulations, auction frameworks, or the IPCEI program, could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, changes in legislation may reduce demand for Electric Vehicles (“EV”) or BESS, adversely affecting our anticipated sales of battery products.

Our operations expose us to environmental, health, and safety risks and regulatory requirements.

Battery technology development and manufacturing involve certain inherent environmental and safety risks. Some of our employees handle hazardous materials, including chemicals containing lithium and other reactive substances. We are subject to various environmental laws and regulations in Slovakia, Norway, and other jurisdictions where we operate, governing solid and hazardous waste storage, treatment, disposal, water and air emissions, and the remediation of releases of hazardous materials. In Slovakia, Act No. 39/2013 Coll. on Integrated Prevention and Control of Environmental Pollution imposes environmental obligations on operators of certain facilities, including requirements to assess environmental impact upon the permanent cessation of operations and, where applicable, to remediate pollution of groundwater or land and restore the site to its original condition, or to take measures to eliminate, control, or reduce hazardous substances so that the site no longer poses any significant risk to human health or the environment. We do not currently hold, and have not applied for, an integrated permit (integrované povolenie) under Act No. 39/2013 Coll. and accordingly do not currently qualify as an "operator" for the purposes of that act, and are not subject to these land rehabilitation and site restoration obligations. However, if our operations were to expand in the future such that an integrated permit became required, we could become subject to these obligations. There are significant capital, operating, and other costs associated with compliance with these environmental laws and regulations. The EU Battery Regulation (as defined below), including Carbon Passport and recycling requirements, may impose additional compliance obligations and costs. If we fail to comply with any applicable environmental regulations, we may be required to pay substantial fines or damages, suspend or cease operations, and our business, financial condition, and results of operations could be materially adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel.

Our success depends on our ability to attract and retain our executive officers, key employees, and other qualified personnel. We are highly dependent on the services of Marián Boček, our Chief Executive Officer and co-founder, and other senior technical and management personnel, who may take significant amounts of time to replace. Competition for highly qualified personnel in the battery technology sector is intense, and we may not be successful in attracting and retaining qualified personnel. As of August 31, 2026, we employed approximately 70 people. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and growth prospects could be harmed.

Our technology may not achieve the performance targets necessary to compete effectively, and next-generation technologies could render our products obsolete.

Our current Gen 4 NMC battery cells achieve an energy density of approximately 325 Wh/kg, and our technology roadmap targets 400 Wh/kg or higher with Gen 5 and beyond. There is no assurance that we will achieve these performance targets on the timeline or at the costs we anticipate. Battery technology development involves complex materials science, and the transition from laboratory-scale demonstrations to commercially viable, mass-produced cells presents significant engineering challenges, including maintaining consistent quality across large production volumes, achieving adequate cycle life, and meeting stringent safety requirements. In addition, competing battery technologies, particularly solid-state batteries being developed by competitors, could achieve superior energy density, safety characteristics, or cost performance. If solid-state or other next-generation technologies achieve commercial viability before we reach our own performance targets, our liquid-electrolyte NMC technology could be rendered less competitive or obsolete, which would materially and adversely affect our business, financial condition, results of operations, and prospects.

Our sodium-ion battery development program with Clarios is at an early stage and may not result in a commercially viable product.

In 2026, we entered into a collaboration with Clarios, LLC (“Clarios”), the world’s largest low-voltage automotive battery maker, to develop sodium-ion (“Na-ion”) battery cells for next-generation low-voltage automotive applications. Sodium-ion battery technology is less mature than lithium-ion, and there can be no assurance that we will be able to develop Na-ion cells with the performance characteristics, cost profile, and manufacturing scalability necessary for commercial success. Our collaboration or any future equity investment or joint development arrangement may not result in the expected technology or commercial outcomes, and our investment of time and resources in this program could be wasted if the program is terminated or if Na-ion technology fails to gain market acceptance.

The EU Battery Regulation and Battery Passport requirements may impose significant compliance costs and competitive disadvantages.

The European Union has enacted the EU Battery Regulation (EU 2023/1542) (the “EU Battery Regulation”), which introduces comprehensive requirements for batteries placed on the EU market, including carbon footprint declarations, performance and durability requirements, labeling and information requirements, due diligence obligations for raw material supply chains, recycled content targets, and extended producer responsibility obligations. We are in the process of developing compliance frameworks for these requirements, including the Battery Passport, which will require detailed lifecycle emissions data for each battery we produce. Compliance with these regulations may require significant investments in tracking and reporting systems, supply chain transparency, and manufacturing process modifications. While we believe these requirements may ultimately benefit us as a European manufacturer, the costs of initial compliance could be significant, and any failure to meet these requirements could result in our products being barred from the EU market. Furthermore, the interpretation and enforcement of the EU Battery Regulation is still evolving, and additional implementing legislation may impose requirements beyond those currently anticipated.

Our BESS business relies on sourcing LFP cell containers from Gotion, a Chinese company, which exposes us to supply chain, geopolitical, and regulatory risks.

For our BESS business, we source LFP cell containers from Gotion, which is headquartered in China. This supply arrangement exposes us to a range of risks associated with dependence on a Chinese supplier, including potential trade restrictions, tariffs, export controls, sanctions, and evolving EU regulations targeting Chinese-origin battery products. The EU has been increasing scrutiny of Chinese investments and subsidies in the battery and electric vehicle sectors, including through the EU Foreign Subsidies Regulation, anti-subsidy investigations, and potential changes to auction and procurement rules that could restrict the use of Chinese-manufactured components in EU-funded energy projects. Similarly, escalating trade tensions between the United States and China could result in secondary sanctions or other restrictions that affect our ability to source from or partner with Gotion. Any disruption to our supply arrangement with Gotion could materially impair our ability to fulfill BESS customer orders, which would adversely affect our revenue, customer relationships, and business prospects.

Our partnership with Gotion subjects us to risks associated with Chinese state industrial policy and foreign investment screening.

Gotion, our partner in GIB EnergyX, is a publicly listed Chinese company in which Volkswagen holds a significant minority stake. The EU and its member states, including Slovakia, have enacted or are considering legislation to screen foreign direct investments, particularly those involving entities connected to non-EU state subsidies or strategic sectors such as batteries and critical raw materials. Slovakia has adopted its own Foreign Investment Screening Act (Act No. 497/2022 Coll.), which applies to the GIB EnergyX project. Any determination by EU or member-state authorities that the GIB EnergyX project raises concerns under foreign investment screening, anti-subsidy, or state aid rules could result in conditions, restrictions, or requirements that increase costs, delay the project, or impair the viability of our 20% stake in GIB EnergyX. Public or political opposition to Chinese industrial investments in the EU battery sector could also create reputational risks or lead to policy changes that adversely affect the GIB EnergyX project.

The European battery and electric vehicle market may not grow at the rate we anticipate, which could reduce demand for our products.

The European battery and electric vehicle market may not grow at the rate we anticipate, or at all. Our business plan depends on continued growth in demand for battery cells, battery modules, and energy storage systems in Europe and globally. This demand is influenced by factors largely outside our control, including government policies and incentives supporting electric vehicle adoption and renewable energy deployment, consumer acceptance of energy storage products and electric vehicles, the development of charging infrastructure, the relative cost competitiveness of battery-powered solutions compared to fossil fuel alternatives, and broader macroeconomic conditions. Several European OEMs have recently delayed or scaled back their electrification targets, and certain EU member states have reduced or restructured their EV purchase incentives. If the European battery market grows more slowly than anticipated, or if demand shifts away from the BESS segments in which we operate, our revenue, profitability, and growth prospects would be materially and adversely affected.

Risks Related to Our Limited Operating History

We are an early-stage company with a history of financial losses and expect to incur significant expenses and continuing losses from operations.

We have incurred net losses since our inception. For the year ended December 31, 2025, we reported a consolidated net loss of approximately €17.5 million on total revenues and other income of approximately €32.6 million. Approximately 64% of our revenue and other income in 2025 was derived from two BESS customers. We expect to continue incurring significant losses as we invest in expanding our BESS assembly capacity, advancing our R&D programs (including the Na-ion collaboration with Clarios), and building out our commercial and operational infrastructure.

Our ability to continue as a going concern depends on our ability to secure additional financing.

The development, scaling, and commercialization of battery technology is capital intensive. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2025, referring to material uncertainty that casts significant doubt about our ability to continue as a going concern. InoBat’s Board of Directors acknowledged this significant uncertainty because we have not yet achieved sustained positive cash flows from operations and our business plan depends on the successful execution of our BESS strategy and the realization of commercial revenues from newly signed contracts. Following the execution of the PIPE Financing providing for $77.5 million in committed PIPE Financing, and taking into account projected cash flows from the Group’s contracted BESS pipeline, the Board believes the Group has adequate resources to continue in operational existence for the foreseeable future. However, if the Business Combination does not close, if commitments under the PIPE Financing are reduced pursuant to the terms of the Investor Subscription Agreements, or if we are unable to generate sufficient cash flows from operations, there is a risk that we would not have sufficient liquidity to continue operations, which could require us to seek bankruptcy protection, liquidate assets, or take other remedial actions that could substantially impair or eliminate the value of your investment.

There is material uncertainty that casts significant doubt about our ability to continue as a going concern.

Based on our internal projections for our next twelve months of operations and cash flows and without giving effect to the consummation of the Business Combination and the PIPE Financing, there would be a material uncertainty that casts significant doubt about our ability to continue as a going concern for the twelve months following the date that InoBat’s consolidated financial statements, as of and for the year ended December 31, 2025, are issued. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of InoBat — Liquidity and Capital Resources.” As a result, management has included disclosures in Note 3 of InoBat’s consolidated financial statements, which include a statement that material uncertainty that casts significant doubt exists about our ability to continue as a going concern, and our independent registered public accounting firm has included an explanatory paragraph in its report on InoBat’s consolidated financial statements as of and for the year ended December 31, 2025, referring to management’s disclosure with respect to this uncertainty. Our future viability as an ongoing business is dependent on our ability to close the Business Combination and the PIPE Financing or obtain sufficient alternative funding to finance our operations.

There is no assurance that we will succeed in closing the Business Combination and the PIPE Financing or that we could obtain sufficient alternative funding on terms acceptable to us to fund continuing operations, if at all. The perception that we might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of our operations on terms that are favorable to us, or at all, and could result in the loss of confidence by investors and employees. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our investors will lose all or a part of their investment.

Our business plan has yet to be fully tested, and our financial assumptions may prove incorrect.

Our business plan is based on numerous assumptions, including the successful installation and ramp-up of our BESSMONT assembly line, conversion of our BESS pipeline into binding contracts, achievement of projected production volumes and margins, and continued availability of government subsidies and financing. Our business model includes assumptions regarding production capacity that may not materialize as planned. As a research and development stage company, we face a number of difficulties normally encountered by new enterprises, and if any of our assumptions prove incorrect, our actual results could differ materially from our expectations.

We have identified material weaknesses in our internal control over financial reporting. If we cannot remediate these weaknesses, or if additional weaknesses are identified, we may be unable to accurately or timely report our financial condition or results of operations, which could harm investor confidence and our business.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“SOX 404”). As a public company, we will have significant requirements for enhanced financial reporting and internal controls.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. During the preparation and audit of our consolidated financial statements as of and for the years ended December 31, 2025 and December 31, 2024, we identified material weaknesses in our internal control over financial reporting. These material weaknesses were not identified through a completed SOX 404 management assessment, but rather in connection with the preparation and audit of our historical financial statements. We identified the following control deficiencies relating to existing process design and effective operation of internal control activities, which constitute material weaknesses, characterized by: (1) insufficient complement of qualified accounting, controlling, finance, and internal control personnel with the knowledge, experience, and training necessary to meet our financial reporting requirements, which impacted the financial close process, the preparation and review of financial statements and disclosures, and the recording of provisions and other accounts; (2) insufficient management review, monitoring, and oversight controls over key financial reporting processes, including account reconciliations, journal entries, provisions, and financial statement disclosures, as well as inadequate segregation of duties, which affected the timeliness and accuracy of our financial close process; and (3) insufficiently formalized accounting policies, procedures, and documentation, which affected the consistent execution and evidencing of controls over the financial close, accounting entries, financial statement preparation, and disclosure processes. Management has concluded that these deficiencies, taken together, constitute material weaknesses in our internal control over financial reporting.

We have begun taking steps to remediate the material weaknesses described above. A material weakness cannot be considered remediated until the applicable remedial controls have been designed, implemented, and have operated effectively for a sufficient period of time to provide reasonable assurance that the material weakness has been eliminated. To date, we have taken the following remediation steps: we have onboarded additional internal resources and retained additional external resources with relevant experience in IFRS Accounting Standards, SEC reporting requirements, public company accounting obligations, and internal control over financial reporting; and we have begun formalizing our accounting policies and procedures, including the documentation and evidence-of-review standards needed to support key business process controls. We are in the process of implementing the following additional measures: strengthening our management review, monitoring, and oversight controls, with particular attention to appropriate segregation of duties; improving our disclosure controls and the timeliness and accuracy of our financial close process; and completing the documentation and testing of our internal control framework. We expect our remediation efforts to continue over the coming quarters and cannot estimate when remediation will be complete. Remediation may require significant expenditures and management attention, and we cannot provide assurance that remediation will be completed before we are required to provide our first management report on internal control over financial reporting. There can be no assurance that the steps we have taken, or may take in the future, will be sufficient to remediate the identified material weaknesses or to prevent additional material weaknesses from arising. If we are unable to remediate these weaknesses, or if new ones are identified, we may be unable to accurately or timely report our financial condition or results of operations. This could cause us to fail to meet our SEC reporting obligations, result in delays in our periodic filings, lead to material misstatements in our financial statements or restatements of previously issued financial statements, expose us to regulatory scrutiny and sanctions, increase our compliance costs, divert management resources, impair our ability to satisfy applicable stock exchange listing requirements, limit our access to capital markets, and adversely affect investor confidence and the trading price of TopCo Common Shares.

Further, under SOX 404, we will be required to include in our annual report a report by management assessing the effectiveness of our internal control over financial reporting, including disclosure of any material weaknesses identified. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we remain an emerging growth company, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of CGC’s IPO, which is December 31, 2027, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period, or (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC. The standards governing management’s assessment are complex and require extensive documentation, testing, and, where necessary, remediation. Meeting these requirements will demand significant management time and resources, which could divert attention from other aspects of our business. Once we are no longer an emerging growth company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls under Section 404(b). That testing, whether conducted by management or by our auditors, may reveal additional deficiencies that rise to the level of material weaknesses, which could result in material misstatements in our financial statements that are not prevented or detected on a timely basis.

We have significant customer concentration, and the loss of any major customer, strategic partner, or revenue stream could materially harm our business.

Our revenue history has been characterized by dependence on a limited number of customers. In 2024, substantially all of our product-development revenue was derived from a single customer, Lilium, which subsequently became insolvent. In 2025, approximately 64% of our revenue and other income was derived from two BESS customers. Our BESS business is also in an early stage with a limited number of contracted customers. Failure to broaden the customer base and secure new long-term contracts may adversely impact future revenues and cash flows.

We have a limited track record of generating revenue, and our historical financial results are not indicative of our future performance.

Since our inception in 2019, we have generated limited revenue and have incurred significant net losses after tax. In 2024, our revenue and other income of approximately €6.5 million consisted primarily of services provided to a customer that subsequently became insolvent. In 2025, 64% of our revenue and other income of approximately €32.6 million was derived from two BESS customers. We are now seeking to generate revenue from our BESS assembly and resale line, in which we have minimal operating history. Our historical financial results, therefore, provide little basis for evaluating our business and prospects, and investors should not rely on our historical performance as an indication of our future results. We may never achieve or sustain profitability, and our business model may not prove viable at scale.

We may need to raise additional capital in the future, and such capital may not be available on acceptable terms, or at all.

We expect that proceeds from the PIPE Financing, any remaining funds in CGC’s Trust Account after redemptions, and other financing or liquidity transactions will fund our near-term capital requirements, including investments in Project Kamzik, BESS working capital and general corporate purposes. However, the amount and availability of such proceeds are uncertain. In addition, our financing plan may depend on transactions disclosed in the Company Disclosure Schedules, including sales of receivables, asset transfers, potential debt or bond financing, grants or strategic transactions, any of which may not be completed on expected terms or at all. If our BESS pipeline conversion rates are lower than projected, if we experience construction delays or cost overruns at our facilities, or if market conditions require us to accelerate our investment plans, we may need to raise additional capital through equity offerings, debt financings, government grants, or strategic transactions. Any additional equity or equity-linked financings, including preference shares, warrants or other instruments with conversion, exercise, reset, registration or other investor-protection rights, would dilute existing shareholders and may impose restrictions or obligations that limit our financing flexibility. There can be no assurance that additional financing will be available when needed or on terms that are acceptable to us. If we are unable to obtain adequate financing, we may be required to delay, reduce, or eliminate certain capital expenditures or research and development programs, which could materially and adversely affect our business, financial condition, results of operations, and prospects.

The earn-out consideration under the Business Combination is subject to achievement of operational and financial milestones that may not be met.

Under the terms of the Business Combination Agreement, the upfront consideration value is $575.0 million, and the earn-out consideration consists of three tranches of TopCo shares calculated by reference to $10.20 per share and the Undertaking Company Percentage: (i) Earn-Out 1 Shares based on $115.0 million will be earned if commissioning of Project Kamzik, including the pilot production line in the Surany facility, starts before December 31, 2027; (ii) Earn-Out 2 Shares based on $287.5 million will be earned if TopCo’s EBITDA for either fiscal year 2026 or 2027 exceeds €47.0 million; and (iii) Earn-Out 3 Shares based on $287.5 million will be earned if TopCo’s EBITDA for either fiscal year 2027 or 2028 exceeds €87.0 million. There is no assurance that any of these milestones will be achieved. Project Kamzik is a large-scale construction project dependent on governmental incentives, regulatory approvals, the performance of GIB EnergyX and Gotion, and the successful installation and commissioning of production lines, any of which could be delayed or impaired. The EBITDA milestones require a dramatic increase from our current loss-making position to profitability levels that depend on the successful execution of our BESS, intellectual property commercialization and financing strategies. If the earn-out milestones are not achieved, the relevant TopCo shares will not be earned or released, reducing the total consideration received by InoBat shareholders and potentially creating disputes or negative sentiment among investors. In addition, the existence of a substantial block of contingent Earn-Out Shares may create an overhang on TopCo’s share price and increase volatility, as the market may be uncertain about whether the milestones will be achieved.

We may not realize the anticipated benefits of the Business Combination.

There can be no assurance that the Business Combination will result in the realization of the anticipated benefits, including access to the U.S. public capital markets, enhanced brand recognition, the ability to attract and retain key employees through equity-based compensation, and the strategic and financial flexibility associated with being a publicly listed company. The integration of InoBat’s operations into a public company framework will require significant management attention and resources, and may divert management’s focus from the day-to-day operations of the business. We may encounter unforeseen difficulties, costs, or delays in achieving the anticipated benefits. If we are unable to realize these benefits, or if the costs of integration exceed our expectations, our business, financial condition, and results of operations could be adversely affected, and the market price of TopCo’s securities may decline.

The Business Combination is subject to significant timing and closing-condition risk, and failure to satisfy required conditions could terminate the transaction.

The Business Combination Agreement may be terminated if the transactions have not been consummated by December 31, 2026, if CGC shareholder approval is not obtained, if a governmental order permanently prohibits the transactions, if the Company Shareholder Undertaking executed by Company shareholders holding at least 90% of Company shares is not delivered by the applicable deadline under the Business Combination Agreement, or if the Company fails to comply with NDF II consent obligations and NDF II or its affiliates or representatives object to the transactions or impose or notify the Company of an intention to impose a penalty arising from the transaction. The transaction is also subject to SEC review and effectiveness of the registration statement/proxy statement, Nasdaq initial listing requirements, redemptions by CGC Public Shareholders, delivery of PCAOB-audited financial statements and other customary closing conditions. Any failure or delay in satisfying these conditions could require amendments, waivers, adjournments, extensions or additional financing, or could prevent the Business Combination from being completed. If the Business Combination is not completed, InoBat will not receive the anticipated proceeds from the PIPE Financing or the Trust Account, and our business strategy, financial condition and prospects could be materially adversely affected.

We have engaged in and expect to continue to engage in related party transactions, which may create conflicts of interest and may not reflect arm’s-length terms.

We have historically engaged in various transactions with related parties, including convertible loan agreements and equity subscriptions with entities affiliated with our board members and controlling shareholders, including Avanea Investment Holding a.s. and its affiliates (“Avanea”), InfraPartners Management s.r.o., and Cielo Capital II s.r.o. We also have ongoing commercial arrangements with Gotion and Amara Raja, both of which are represented on InoBat’s Board of Directors. While we believe these transactions have been conducted on terms no less favorable than those that could have been obtained from unaffiliated third parties, there can be no assurance that this is the case, and any actual or perceived conflicts of interest arising from these transactions could expose us to litigation, regulatory scrutiny, or reputational harm. Following the Business Combination, TopCo will be required to comply with applicable related party transaction disclosure requirements under U.S. securities laws and Dutch corporate governance standards, and any failure to properly disclose or manage related party transactions could adversely affect investor confidence and the market price of TopCo’s securities.

Risks Related to Our Intellectual Property

We rely primarily on trade secrets and know-how rather than patents to protect our core technology, which may provide less robust protection than a registered patent portfolio.

Unlike many of our competitors, we have made a deliberate strategic decision to prioritize trade secrets and know-how over patent filings. We currently have no standalone patents granted or published in our own name. While we believe that maintaining company secrets is an appropriate way of preserving our intellectual property at this stage, trade secret protection has inherent limitations: if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. Unlike patents, trade secrets do not provide exclusive rights that can be enforced against third parties who independently arrive at the same innovation. Our lack of a registered patent portfolio may place us at a competitive disadvantage relative to competitors.

Our intellectual property protections may be insufficient to prevent unauthorized use or misappropriation of our technology.

We rely upon a combination of trade secret laws, contractual protections, nondisclosure agreements, non-compete clauses, and restricted access protocols to protect our proprietary technologies. However, these measures may be insufficient or breached, or may not effectively prevent unauthorized access to, or unauthorized use, disclosure, misappropriation, or reverse engineering of, our confidential information, intellectual property, or technology. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken may not be adequate. In particular, we operate in multiple jurisdictions, including Slovakia, Norway and the Netherlands, where trade secret protections and the enforceability of non-compete clauses may differ from those available in the United States. If we are unable to protect our intellectual property rights, our competitive position would be harmed.

Certain of our key technology is jointly owned with or licensed from third parties, which may limit our ability to exploit such technology exclusively.

We jointly own certain technology developed in collaboration with research partners, and each party may be free to exploit such technology without accounting to the other. Our exclusivity over certain formulations may be limited in scope, duration, and geography. After expiration of any applicable exclusivity period, such partners or their licensees could use the same technology to compete with us or supply our competitors. In addition, we license certain manufacturing technology from Gotion for use in the GIB EnergyX project, and any termination or impairment of such license could adversely affect our operations. If we fail to comply with our obligations under any license agreement, the licensor may have the right to terminate the license, causing us to lose valuable rights.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and costly.

Companies, organizations, or individuals, including our current and future competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, distribute, or sell our battery products. From time to time, we may receive inquiries from holders of patents or trademarks regarding potential infringement. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease selling or using the infringing technology, pay substantial damages, obtain a license (which may not be available on reasonable terms), or redesign our products. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

We may face risks relating to protecting our intellectual property internationally.

Patent, trademark, and trade secret laws vary significantly throughout the world. Our operations span multiple jurisdictions, including Norway and Slovakia, and through our partnerships, China, India, and other countries. Filing, prosecuting, and defending intellectual property rights in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may export otherwise infringing products to territories where enforcement is not as strong.

Our IPCEI grant imposes FRAND licensing obligations that could limit our ability to monetize certain intellectual property.

Under the terms of our IPCEI grant from the Slovak government, if we become the holder of any Standard Essential Patent whose standardization is confirmed by the European Committee for Electrotechnical Standardization (“CENELEC”) or the International Electrotechnical Commission (“IEC”), we have committed to negotiate and grant non-exclusive licenses to EU companies on Fair, Reasonable, and Non-Discriminatory (“FRAND”) terms. This obligation could limit our ability to exclusively exploit or monetize any such patents and may reduce the competitive advantage that such patents would otherwise provide.

We may be unable to prevent competitors from using similar battery chemistries and manufacturing processes, particularly in jurisdictions with weaker intellectual property protections.

The battery industry is global, and our competitors operate in jurisdictions around the world, including China, South Korea, Japan, and other countries where the legal protections available for trade secrets and know-how may be significantly weaker than in Europe or the United States. Given that our intellectual property protection strategy relies primarily on trade secrets rather than patents, we are particularly vulnerable to the risk that competitors could develop substantially similar battery chemistries or manufacturing processes through independent research, reverse engineering, or hiring of our former employees. If our proprietary formulations, electrode designs, or manufacturing processes become known to competitors, we could lose our competitive differentiation, which would materially and adversely affect our business, financial condition, and prospects.

We rely on a small number of registered trademarks, and our brand and product names may not be adequately protected.

We currently hold four registered EU trademarks and we license the InoBat logo from its author. Our trademark portfolio is limited, and there is no assurance that our trademark applications or registrations will be maintained, that we will be able to enforce our trademarks against infringers, or that our trademarks will not be challenged or cancelled by third parties. In addition, we may face claims that our brands or product names infringe the intellectual property rights of others. If we are unable to protect our brand names, or if we are required to change our product names or branding due to third-party claims, it could harm our ability to build brand recognition and customer loyalty, which would adversely affect our business.

Risks Related to Jurisdiction and Civil Liabilities

Following the Business Combination, TopCo will be incorporated in the Netherlands, and investors may face difficulties in enforcing U.S. judgments against TopCo or its directors and officers.

Following the Business Combination, TopCo will be InoBat N.V., a Dutch public limited liability company (naamloze vennootschap) governed by the laws of the Netherlands. The latest transaction structure contemplates that InoBat AS establishes a Dutch public limited liability company by Dutch notarial deed in connection with the Nasdaq listing. The rights of shareholders under Dutch law differ in certain respects from the rights of shareholders under the laws of U.S. jurisdictions such as Delaware. It may be difficult for investors to effect service of process within the United States upon TopCo or its directors and officers, or to enforce judgments obtained in U.S. courts against TopCo, its directors, or officers. There is doubt as to whether Dutch courts would enforce judgments of U.S. courts based on the civil liability provisions of U.S. federal or state securities laws or would hear original actions brought in the Netherlands predicated on such provisions. Dutch courts may decline to enforce foreign money judgments that are not based on a treaty or regulation providing for mutual recognition. While a Dutch court may give effect to a U.S. judgment as evidence in a Dutch proceeding, enforceability is not assured.

A substantial portion of our assets and operations are located outside the United States, and most of our directors and officers reside outside the United States, which could make it difficult for investors to enforce their rights.

Our principal operations are conducted through our operating subsidiary, InoBat Europe j.s.a. (formerly InoBat Auto j.s.a.), in Slovakia, and our holding company is currently organized in Norway. Following the Business Combination, TopCo will be a Dutch entity with subsidiaries in Norway, Slovakia, and Spain. Most of our directors and officers reside outside of the United States, including in Slovakia, Norway, the United Kingdom, India, and China. As a result, it may be difficult or impossible for investors to bring an action against us or against these individuals in the United States if they believe their rights have been infringed. Even if a U.S. court has jurisdiction, enforcement of a U.S. judgment in Norway, Slovakia, or the Netherlands may be difficult, time-consuming, and uncertain.

TopCo will be a foreign private issuer, and as a result will be exempt from certain provisions of U.S. securities laws applicable to domestic issuers, which may afford less protection to investors.

Following the Business Combination, we expect TopCo to qualify as a “foreign private issuer” under the rules of the SEC. As a foreign private issuer, TopCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public issuers, including the requirement to file quarterly reports on Form 10-Q, the proxy rules under Section 14 of the Exchange Act, and the requirement for insiders to file public reports of their stock ownership and trading activities under Section 16 of the Exchange Act and the related short-swing profit rules. In addition, TopCo will not be required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information by U.S. issuers. As a result, investors may not have access to the same type and frequency of information as would be available from a U.S. domestic issuer, which could make it more difficult to evaluate TopCo and its securities.

Dutch corporate law and our articles of association may limit shareholders’ rights and remedies in ways that differ from U.S. law.

TopCo’s corporate affairs will be governed by Dutch law, including the Dutch Civil Code (Burgerlijk Wetboek). The rights of shareholders and the fiduciary duties of directors under Dutch law differ from those under U.S. state corporate law. These differences may limit the ability of shareholders to protect their interests in the same ways they could under U.S. law.

TopCo will be subject to the regulatory requirements of multiple jurisdictions, including the Netherlands, Norway, Slovakia, and the European Union, which may increase compliance costs and regulatory risk.

Following the Business Combination, TopCo and its subsidiaries will be subject to the laws and regulations of multiple jurisdictions. These include, among others, the EU Battery Regulation, the EU General Data Protection Regulation (EU) 2016/679 (“GDPR”), EU state aid rules, Slovak environmental and labor laws, Norwegian corporate governance requirements, Dutch corporate and tax laws, and U.S. securities laws applicable to a foreign private issuer listed on a U.S. stock exchange. Compliance with the laws and regulations of multiple jurisdictions may be complex, costly, and time-consuming, and any failure to comply could result in fines, penalties, or other sanctions.

We may be unable to obtain or maintain a listing on Nasdaq, which would adversely affect the liquidity and market price of TopCo’s securities.

Following the Business Combination, TopCo intends to apply to list its common shares on the Nasdaq Capital Market. The latest Business Combination Agreement requires the parties to use reasonable best efforts to cause TopCo’s initial listing application to be approved and to satisfy applicable initial and continuing Nasdaq listing requirements, including sufficient round lot holders, unrestricted publicly held shares and public float. These requirements may be difficult to satisfy given CGC redemptions, concentrated ownership by existing InoBat shareholders, the lock-up and orderly disposition arrangements, and any need to rely on lot-size support or distributions to increase the number of holders. CGC was previously delisted from Nasdaq on May 13, 2025, for failing to complete an initial business combination within the required time period. If TopCo’s securities are not approved for listing on Nasdaq or are delisted from Nasdaq in the future, the securities could trade on the OTC market, which generally provides a less liquid market for securities and could result in lower trading prices, wider bid-ask spreads, and reduced analyst and media coverage. Delisting could also impair TopCo’s ability to raise additional capital in the public markets and could adversely affect the perception of TopCo among investors, customers, and business partners.

We may face tax risks in multiple jurisdictions, including risks related to transfer pricing, the Dutch holding company structure, and changes in tax laws.

Following the Business Combination, TopCo will be incorporated in the Netherlands and will conduct operations through subsidiaries in Norway, Slovakia, and potentially other jurisdictions. Our multi-jurisdictional structure involves intercompany transactions, including intellectual property licensing, management fees, and other arrangements, that are subject to transfer pricing rules in each relevant jurisdiction. Tax authorities may challenge our transfer pricing methodologies or the allocation of income among our entities, which could result in double taxation, penalties, or reassessments. In addition, the Netherlands has been updating its tax regime, including the implementation of the OECD’s Pillar Two global minimum tax rules (imposing a 15% minimum effective tax rate on large multinational enterprises), and any changes to Dutch tax laws or the tax treatment of holding companies could adversely affect TopCo’s effective tax rate and after-tax earnings. We are also subject to tax risks in Slovakia and Norway, including potential changes to incentive programs, withholding taxes on dividends, and the treatment of government grants. Any adverse tax developments in any of the jurisdictions in which we operate could have a material adverse effect on our financial condition and results of operations.

The multi-step Dutch share exchange and Cayman merger structure of the Business Combination involves legal complexity and execution risk across multiple jurisdictions.

The Business Combination contemplates a multi-step restructuring in which InoBat will set up a Dutch private limited company named InoBat B.V. forming a Cayman Islands merger subsidiary. InoBat B.V. will convert into a public limited liability company named InoBat N.V., certain convertible notes will convert into Company shares, certain Company shareholders will contribute or exchange Company securities for TopCo shares pursuant to shareholder undertakings and related deeds, CGC securities will be converted or exchanged, and the Cayman Merger Sub will merge with and into CGC, with CGC surviving as a direct wholly owned subsidiary of TopCo. The execution of these sequential transactions across Dutch, Norwegian, Cayman Islands and U.S. legal systems involves significant legal complexity and coordination challenges. There is a risk that the required shareholder undertakings or exchanges covering at least 90% of the relevant Company securities may not be obtained or may not remain enforceable, which could delay the transaction, require modifications to the structure, or permit termination. Any delay, legal challenge, regulatory objection, failure to obtain required consents, issue with the Dutch conversion or share issuance mechanics, or failure to satisfy Nasdaq or SEC requirements could delay or prevent completion of the Business Combination. In addition, tax authorities may impose conditions or requirements on the share exchange, Dutch conversion or related transactions that could affect the structure, timing or tax efficiency of the transaction.

Other General Risks Related to InoBat

We are subject to foreign currency risks.

We operate internationally and are exposed to risks associated with fluctuations in foreign exchange rates, particularly with respect to the Euro (EUR), Norwegian krone (NOK), and U.S. dollar (USD). Our operating subsidiary’s functional currency is the Euro and following the listing, our shares will be traded in U.S. dollars. Any adverse movements in exchange rates could negatively affect our expenses, future profitability, and the value of our assets and liabilities denominated in non-USD currencies. As of December 31, 2025, we had not entered into any hedging transactions to reduce exposure to foreign exchange risk.

Changes in U.S. and foreign trade policies, including tariffs, could adversely affect our business.

Our supply chain involves materials and components sourced from multiple countries. Changes in U.S. and foreign government policies, including the imposition of or increases in tariffs on imports from other countries, could increase our costs and disrupt our supply chain. In addition, retaliatory tariffs by foreign governments could adversely affect the export markets for our products. Any of these developments could have a material adverse effect on global economic conditions and our business, financial condition, results of operations, and prospects.

We are subject to anti-corruption, anti-bribery, and sanctions laws in multiple jurisdictions.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions in which we conduct activities. These include the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, EU anti-corruption directives, and Slovak anti-corruption laws. We have operations involving governmental entities, including our IPCEI grant, state aid for the GIB EnergyX gigafactory, and other government subsidy programs, which may increase our exposure to anti-corruption risks. A violation of any of these laws or regulations could result in substantial civil and criminal fines and penalties, reputational harm, and other adverse consequences.

We face risks related to the use of artificial intelligence.

We may incorporate artificial intelligence capabilities into certain aspects of our operations, including battery R&D, manufacturing process optimization, and quality control. Artificial intelligence technology is complex and rapidly evolving and presents risks including the potential for flawed algorithms, biased datasets, and output errors. Our competitors may be more successful in their artificial intelligence strategies and develop competitive products with the aid of artificial intelligence technology. Any issues arising from the development and use of artificial intelligence, combined with an evolving and uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from product liability, recalls, cyber-attacks, accidents, acts of God, and other claims against us, for which we may have no or inadequate insurance coverage. The policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations.

Our information technology systems and data may be subject to disruption, security incidents, or other vulnerabilities.

We are dependent upon a variety of information systems to operate our business. The information systems supporting our research, development, manufacturing, and the proprietary data we maintain, including our intellectual property and other confidential or proprietary information, may be subject to intentional or inadvertent disruption, such as telecommunications or network failures, security incidents, or cyberattacks. Advances in technology, including increased adoption of artificial intelligence, and an increased level of sophistication of hackers, could compromise our systems. Given that our intellectual property protection strategy relies primarily on trade secrets rather than patents, any breach of our information systems that results in the disclosure of our proprietary formulations, manufacturing processes, or other confidential information could cause particularly severe and irreversible harm to our competitive position.

TopCo will incur significant expenses and administrative burdens as a public company.

As a public company, TopCo will incur significant legal, accounting, and other expenses. TopCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules adopted by the SEC and Nasdaq. Our management team has limited experience in operating a public company, and an increasing amount of their time may be devoted to compliance activities rather than the management and growth of our business. These increased costs and administrative burdens could have an adverse effect on our business, financial condition, and results of operations.

From time to time, we may be involved in legal proceedings, which could have an adverse impact on our financial condition.

We may be involved in legal proceedings and commercial or contractual disputes that arise in the normal course of business, including commercial or contractual disputes with potential customers, suppliers, and collaboration partners, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. It is difficult to predict the outcome or ultimate financial exposure of any such matters, and any adverse determination could result in substantial costs and diversion of management attention.

Economic uncertainty, inflation, and disruptions in capital markets may adversely affect our business.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, ongoing military conflicts, inflation, elevated interest rates, and evolving trade policies. Our operations in Slovakia place us in proximity to the ongoing conflict in Ukraine, which has created heightened regional security concerns and supply chain disruptions.

There may not be an active trading market for TopCo’s securities, and the market price of TopCo’s securities may be volatile.

Following the Business Combination, TopCo intends to list its ordinary shares on Nasdaq. However, there can be no assurance that an active trading market will develop or be sustained for TopCo’s securities. The market price of TopCo’s securities may be volatile and could fluctuate significantly based on various factors, many of which are beyond our control, including the success of competitive products, regulatory developments, announcements of significant acquisitions or strategic collaborations, fluctuations in the valuation of comparable companies, market conditions in the battery sector, and general economic, political, industry, and market conditions.

Existing InoBat shareholders and future TopCo shareholders will experience significant dilution from the Business Combination and may experience further dilution from preference shares, warrants, ESOPs, Earn-Out Shares and future equity issuances.

The Business Combination and related PIPE Financing contemplate the issuance of TopCo Common Shares to InoBat shareholders, CGC shareholders, PIPE or other securities purchasers and the Sponsor, and may include preference shares and warrants that are convertible into or exercisable for TopCo Common Shares. The securities purchase documentation contemplates preference shares with a stated value of $120.00 per share and common share purchase warrants initially exercisable at $12.00 per share, subject to adjustments, including a volume weighted average (“VWAP”) reset and down-round anti-dilution protection with a $5.00 floor price. TopCo is expected to be required to reserve a sufficient number of common shares for conversion and exercise and to file resale registration statements covering registrable securities. In addition, InoBat has established employee stock option pools, including the existing ESOP and CGC has outstanding public warrants and private placement warrants, InoBat’s outstanding convertible notes are expected to convert, TopCo may be required to issue the Earn-Out Shares and TopCo may issue additional equity securities in the future to fund operations, make acquisitions, satisfy strategic arrangements or compensate employees. If any of these securities are issued, converted, exercised or registered for resale, existing shareholders will experience additional dilution, and the substantial amount of potentially tradable securities could depress the market price of TopCo’s ordinary shares and make it more difficult to raise capital on favorable terms.

Sales of a substantial number of TopCo shares after the Business Combination, or the perception that such sales may occur, could depress the market price of TopCo’s securities.

The existing InoBat shareholders will hold a significant majority of TopCo’s outstanding shares following the Business Combination. The latest lock-up and orderly disposition terms provide that 10% of the upfront consideration shares will not be subject to lock-up and that 40% of the upfront consideration shares held by Avanea and certain ESOP employees will not be subject to lock-up but will be subject to orderly disposition restrictions, including limits on daily sales to 30% of the 20-day average daily volume and a restriction on sales below $10.20 per share for 12 months after closing. Other upfront consideration shares will be released from lock-up in three tranches at 12, 15 and 18 months after closing, or earlier if specified 20-day VWAP thresholds of $14.00, $16.00 and $18.00 are met. Earn-Out 1 Shares and Earn-Out 2 Shares will be subject to shorter lock-up releases following issuance, while Earn-Out 3 Shares will not be subject to lock-up. The registration of these shares for resale, the release or orderly sale of large shareholder positions, or the market perception that substantial sales may occur could increase the supply of TopCo shares available in the market and create downward pressure on the trading price of TopCo’s securities, particularly given the relatively small public float expected following CGC’s extensive prior redemptions.

We face risks related to data privacy and protection laws, including GDPR.

We are subject to data protection and privacy laws in the jurisdictions in which we operate, including the GDPR, which imposes comprehensive obligations on companies that collect, process, or store personal data of EU residents. The GDPR provides for substantial fines of up to the greater of €20 million or 4% of annual worldwide revenue for violations. We also process data across borders, including between Slovakia, Norway, the Netherlands, and potentially non-EU countries, which subjects us to restrictions on international data transfers. The regulatory landscape for data privacy is rapidly evolving, and compliance with existing and future data protection laws may require significant resources and changes to our business practices. Any actual or perceived failure to comply with applicable data protection laws could result in regulatory investigations, enforcement actions, fines, reputational harm, or lawsuits, any of which could materially and adversely affect our business.

Climate change and evolving sustainability regulations could affect our operations and market demand.

While our business is fundamentally aligned with the global transition to clean energy and electrification, we face risks from the physical effects of climate change (such as extreme weather events, flooding, or heat waves at our manufacturing sites in Slovakia) as well as from evolving sustainability regulations that may impose additional costs or requirements on our operations. Changes in government policies toward renewable energy, electric vehicles, or energy storage, including potential rollbacks of subsidies, clean energy mandates, or carbon pricing mechanisms, could reduce demand for our products. Conversely, the acceleration of sustainability regulations could increase our compliance costs or require modifications to our manufacturing processes. Any of these factors could materially and adversely affect our business, financial condition, and results of operations.

We face risks related to potential conflicts of interest among our directors and officers.

Certain of our directors and officers may have relationships, interests, or commitments that could create actual or potential conflicts of interest with TopCo. Board member Vikramadithya Gourineni is affiliated with Amara Raja, a significant shareholder and technology licensing partner. Following the Business Combination, existing InoBat shareholders are expected to hold a significant majority of TopCo’s outstanding shares, and certain shareholders and their affiliates are represented on the board. These overlapping relationships could give rise to conflicts of interest in situations involving related-party transactions, competitive decisions, or the allocation of business opportunities. While TopCo Articles of Association and Dutch corporate governance requirements will include provisions addressing conflicts of interest, there can be no assurance that such provisions will be adequate to address all potential conflicts, and any actual or perceived conflict could adversely affect investor confidence and the market price of TopCo’s securities.

The Sponsor and its affiliates have interests in the Business Combination that are different from, or in addition to, those of other shareholders.

The Sponsor owns 5,650,000 Founder Shares (consisting of CGC Class A Ordinary Shares and CGC Class B Ordinary Shares), which may become worthless or materially impaired if the Business Combination is not consummated. Under the Sponsor Support Agreement, the Sponsor is required to vote its shares in favor of the Business Combination and related proposals, vote against alternative transactions or actions that could impede the Business Combination, comply with transfer restrictions, and waive anti-dilution protections so that its Class B share converts into one Class A share. The Sponsor Support Agreement also contemplates a Sponsor accommodation under which the Sponsor will transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor at closing. These financial interests and accommodations may have influenced, and may continue to influence, the Sponsor's decision to support the Business Combination and the terms on which it is willing to proceed. Investors should consider these interests when evaluating the Business Combination and the recommendation of the CGC board of directors.

Our operations in Slovakia expose us to risks associated with the Central and Eastern European economic and political environment.

Substantially all of our manufacturing and R&D operations are located in Slovakia, a member state of the EU and the Eurozone. While Slovakia has a relatively stable political and economic environment, it remains subject to risks associated with Central and Eastern European economies, including potential political instability, changes in government policies, labor market rigidities, infrastructure constraints, and vulnerability to external economic shocks. Slovakia’s geographic proximity to the ongoing military conflict in Ukraine creates heightened regional security concerns, including risks of energy supply disruptions, refugee flows, and potential spillover effects that could affect our operations or the regional business environment. Any deterioration in the political, economic, or security situation in Slovakia or the broader Central and Eastern European region could adversely affect our ability to operate our facilities, attract and retain employees, and maintain customer and investor confidence.

We do not expect to pay dividends on TopCo’s common shares for the foreseeable future, and investors may never receive a return on their investment through dividends.

We have never declared or paid any cash dividends on our ordinary shares, and we do not anticipate paying any cash dividends on TopCo’s common shares for the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business. In addition, the terms of any future debt financing arrangements may contain restrictions on our ability to pay dividends. Any return on investment in TopCo’s securities will be solely dependent upon the appreciation of the price of TopCo’s common shares on the open market, which may not occur. As a result, investors seeking regular dividend income should not invest in TopCo’s securities.

Provisions in TopCo Articles of Association and Dutch law may discourage, delay, or prevent a change of control, which could limit the price investors are willing to pay for TopCo’s securities.

TopCo Articles of Association and Dutch law contain provisions that could discourage, delay, or prevent a change of control or unsolicited takeover attempt, even if such a transaction would be beneficial to shareholders. These provisions may include, among others, the authority of the board of directors to issue preferred shares or grant rights to acquire such shares without shareholder approval (a “poison pill” equivalent under Dutch law), staggered board terms, and restrictions on the ability of shareholders to call extraordinary general meetings or propose agenda items. In addition, the concentrated ownership of TopCo’s shares by existing InoBat shareholders may itself serve as a deterrent to potential acquirers. Dutch law also contains mandatory offer rules under certain circumstances and provides the Enterprise Chamber of the Amsterdam Court of Appeal with broad powers to impose measures in takeover situations. These anti-takeover provisions could limit the price that investors are willing to pay in the future for TopCo’s common shares and could deprive shareholders of the opportunity to receive a premium over the prevailing market price in connection with a potential acquisition.

If TopCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements applicable to U.S. domestic issuers, which would increase costs and could adversely affect our business.

TopCo’s status as a foreign private issuer will be reassessed annually. If TopCo ceases to qualify as a foreign private issuer (e.g., if more than 50% of its outstanding voting securities become held of record by U.S. residents and certain other conditions are met) TopCo would be required to comply with all of the periodic disclosure and reporting requirements applicable to U.S. domestic issuers as of the beginning of the next fiscal year. These requirements include, among other things, filing annual reports on Form 10-K and quarterly reports on Form 10-Q (rather than Form 20-F and Form 6-K), compliance with U.S. proxy solicitation rules, and compliance with Regulation FD. The regulatory and compliance costs associated with these additional requirements would be substantial and would require significant management time and resources. In addition, TopCo would be required to prepare its financial statements in accordance with U.S. GAAP rather than IFRS Accounting Standards, which could require significant adjustments and restatements. The loss of foreign private issuer status could also reduce the flexibility available to TopCo in connection with corporate governance, executive compensation, and other matters.

We may be unable to obtain or maintain adequate directors’ and officers’ liability insurance, which could make it difficult to attract and retain qualified directors and officers.

Companies that complete business combinations with special purpose acquisition companies have historically faced challenges in obtaining directors’ and officers’ liability insurance on acceptable terms, and the insurance market for de-SPAC companies has experienced increased premiums, higher retentions, and reduced coverage limits. Our current D&O policy disclosed in the Company Disclosure Schedules expires upon the merger and listing, and following the Business Combination TopCo will need to obtain directors’ and officers’ liability insurance adequate for a Nasdaq-listed company. There can be no assurance that such insurance will be available at commercially reasonable rates, or at all. If TopCo is unable to obtain adequate directors’ and officers’ liability insurance, it may be more difficult to attract and retain qualified individuals to serve as directors or officers, which could adversely affect TopCo’s corporate governance and management. In addition, the absence of adequate insurance coverage could expose TopCo’s directors and officers to significant personal liability, which could deter qualified candidates from accepting positions with TopCo.

Risks Related to TopCo Being a Newly Incorporated Dutch Company

TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

TopCo has been recently incorporated and has no operating history and no revenues. TopCo’s unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus combines CGC’s historical audited results of operations for the 12 month periods ended December 31, 2025 with InoBat’s historical audited results of operations for the 12 month periods ended December 31, 2025, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2025.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or TopCo’s future consolidated results of operations or financial position. Accordingly, TopCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

The rights of shareholders in companies subject to Dutch corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

At Closing, we will be a Dutch public company with limited liability (naamloze vennootschap). Our corporate affairs are governed by our articles of association, our internal rules and policies and by the laws governing companies incorporated in the Netherlands. The rights of shareholders may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. The role of the management board in a Dutch company is also materially different, and cannot be compared to, the role of a board of directors in a corporation incorporated in the United States. In the performance of their duties, our management board is required by Dutch law to consider the interests of our company and the sustainable success of its business, with an aim to creating sustainable long-term value, taking into account the interests of its shareholders, its employees and other stakeholders of the company, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.

We are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code.

We will be subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the management board and the general meeting of the shareholder of TopCo General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports (which are filed in the Netherlands) whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting Nasdaq requirement), the company is required to give the reasons for such noncompliance. The DCGC applies to Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq.

We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of Nasdaq and U.S. securities laws, or because we believe such provisions do not reflect customary practices of global companies listed on Nasdaq. Any such non-compliance may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

Shareholders may not be able to exercise pre-emptive rights and, as a result, may experience substantial dilution upon future issuances of shares.

After the completion of the Business Combination, shareholders may be restricted or excluded by a resolution proposed by the management and adopted by the General Meeting to exercise pre-emptive rights in case of further issuances of shares.

Dividend Policy

Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the issued share capital plus the reserves which must be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Subject to such restrictions, any future determination to pay dividends will be at the discretion of the TopCo Board and will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the TopCo Board.

Dividend payments can be subject to withholding tax in the Netherlands. For information about the Dutch tax issues relating to dividend payments, see “Taxation — Material Dutch tax consequences — Dividend withholding tax.”

The TopCo Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of the TopCo Board, subject to the applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting. Unless the TopCo Board sets another date for payment, dividends and other distributions will be made payable pursuant to a resolution of the TopCo Board within four (4) weeks after adoption. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became due for payment will lapse, and any such amounts will be considered to have been forfeited to TopCo (verjaring).

Investors may have difficulty enforcing civil liabilities against us or the members of our management and our board.

TopCo is incorporated in the Netherlands, and we expect to conduct most of our operations in Europe through our subsidiaries. A majority of our management and our directors are not United States residents and do not have significant assets in the United States, and the majority of our assets are located outside the United States. As a result, it may not be possible, or may be very difficult, to serve process on company representatives or the company in the United States, or to enforce judgments obtained in U.S. courts against TopCo’s representatives or TopCo based on civil liability provisions of the securities laws of the United States. There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is re-litigated before a Dutch court of competent jurisdiction. U.S. investors will be unable to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws, against us, members of our management and our directors. In addition, there is doubt as to whether a Dutch court would impose civil liability on us or the members of our management or our directors in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or our management or directors.

Dutch and Slovakian insolvency laws are substantially different from U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency laws.

As a Dutch public limited liability company and as a company with its ‘center of main interest’ in Slovakia, we are subject to Dutch and Slovakian insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, as amended. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Slovakia or the Netherlands, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for our shareholders to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.

Shareholders may be subject to limitations on transfer of their shares.

Our shares are transferable on the transfer agent’s books. However, the transfer agent may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the transfer agent may refuse to deliver, transfer or register transfers of shares generally when our books or the transfer agent’s books are closed, or at any time if we or the transfer agent deem it advisable to do so because of any requirement of law or of any government or governmental body, or for any other reason.

The TopCo Articles of Association include sole and exclusive forum provisions.

The sole and exclusive forum for any action, proceeding or claim against TopCo under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum, relating to the TopCo Articles of Association, shall be the federal district courts of the United States of America. This forum selection provision in the TopCo Articles of Association may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in TopCo Articles of Association, a court could rule that such a provision is inapplicable or unenforceable. We further note that investors cannot waive compliance with US federal securities laws and rules or regulations thereunder.

Risks Related to CGC

The CGC Initial Shareholders and CGC’s other current officers and directors have interests in the Business Combination that may be different from or are in addition to other CGC shareholders in recommending that CGC shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the CGC Board’s recommendation that CGC shareholders vote in favor of the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal, CGC shareholders should be aware that aside from their interests as shareholders, certain CGC Initial Shareholders and CGC’s other current officers and directors have interests in the Business Combination that may be different from, or in addition to, those of other CGC shareholders generally. These interests include:

●	the fact that the Sponsor and DirectorCo hold 5,750,000 Founder Shares (consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares), which were acquired for an aggregate purchase price of $25,000 (approximately $0.004 per share). Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee, and, as a result, at the Closing the Sponsor will receive 4,850,000 TopCo Common Shares and DirectorCo will receive 100,000 TopCo Common Shares in exchange for their remaining Founder Shares. These Founder Shares will have a value at the time of the Business Combination substantially in excess of the amount paid for them, and will be worthless if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that CGC’s independent directors hold financial interests in the Founder Shares through their membership interests in DirectorCo, which they acquired at a de minimis cost;

●	the fact that the Sponsor purchased 6,600,000 CGC Private Placement Warrants for $6.6 million (at $1.00 per warrant) in a private placement that occurred simultaneously with the CGC IPO; provided that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit and surrender to CGC all of its CGC Private Placement Warrants in connection with the Business Combination;

●	the fact that, simultaneously with the CGC IPO, the Sponsor made the Sponsor Loan to CGC in the aggregate amount of $4.6 million, and has since made additional loans to CGC evidenced by unsecured promissory notes, and that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to cancel $1.8 million of obligations under such loans and to exchange $9.2 million of obligations under such loans for 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants;

●	the fact that an affiliate of the Sponsor is participating in the PIPE Financing as a PIPE Investor, and thus has an interest in the Business Combination in addition to the Sponsor’s interest in the Founder Shares;

●	the fact that the CGC Initial Shareholders and CGC’s directors and officers who own CGC Ordinary Shares have each waived their redemption rights with respect to any CGC Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination, and have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that the Sponsor, Cantor and Piper Sandler will lose the aggregate $8.9 million they paid for the CGC Private Placement Warrants, and the Sponsor and the other CGC Initial Shareholders will lose amounts advanced under the Sponsor Loan and the other Sponsor promissory notes to the extent not otherwise repaid or converted, if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that, pursuant to the Registration Rights Agreement to be entered into at the Closing, the Sponsor, certain members of the Sponsor, the PIPE Investors and certain shareholders of InoBat will have customary registration rights, including demand, piggyback and Rule 415 resale rights, with respect to certain TopCo securities;

●	the fact that CGC has agreed to pay the Sponsor up to $10,000 per month for office space and administrative and support services pursuant to the Administrative Services Agreement, which fees will cease upon completion of the Business Combination or CGC’s liquidation, and that the Sponsor and CGC’s officers and directors, and their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on CGC’s behalf, with no cap on such reimbursement; and

●	the fact that the Sponsor and the other CGC Initial Shareholders have agreed to vote their CGC Ordinary Shares in favor of the Business Combination and collectively have the right to vote approximately 92.4% of the issued and outstanding CGC Ordinary Shares.

CGC shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the TopCo Common Shares to CGC shareholders, current CGC shareholders’ percentage ownership will be diluted. Assuming that there are no Dissenting CGC Shareholders and that no warrants are exercised, current CGC shareholders’ percentage ownership in TopCo following the issuance of TopCo Common Shares to CGC shareholders would be approximately 0.8% (475,036 TopCo Common Shares) under the further assumption of conversion of PIPE Investors’ preference shares, all public, private and PIPE warrants, issue ESOP shares and exercising of Earn-Outs, the percentage ownership of CGC shareholders in TopCo would further decrease to approximately 0.3%. Additionally, of the expected members of the TopCo Board after the completion of the Business Combination, none are expected to be a current director of CGC. The percentage of TopCo Common Shares that will be owned by current CGC shareholders as a group will vary based on the number of CGC Class A Ordinary Shares for which the holders thereof request redemption in connection with the Business Combination. Because of this, current CGC shareholders, as a group, will have less influence on the board of directors, management and policies of TopCo than they now have on the board of directors, management and policies of CGC.

CGC cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to InoBat’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, CGC performed a due diligence review of InoBat and its business and operations; however, CGC cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Additionally, the scope of due diligence CGC has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event InoBat pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the TopCo Common Shares that will be issued pursuant to this registration statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write offs or other charges that could have a significant negative effect on InoBat’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

The CGC Initial Shareholders, including Sponsor and CGC independent directors, hold a significant number of CGC shares. They will lose their entire investment in CGC if a business combination is not completed.

The Sponsor and DirectorCo hold an aggregate of 5,750,000 Founder Shares, consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares, representing approximately 92.4% of the outstanding CGC Ordinary Shares as of August 31, 2026. Of these Founder Shares, the Sponsor holds 5,650,000 and DirectorCo holds 100,000. CGC’s independent directors hold financial interests in the Founder Shares through their membership interests in DirectorCo, which they acquired at a de minimis cost. The Founder Shares will be worthless if CGC does not complete an initial business combination by August 5, 2027.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee in connection with the Business Combination. As a result, upon the Closing, the Sponsor will receive 4,850,000 TopCo Common Shares in exchange for its remaining Founder Shares and DirectorCo will receive 100,000 TopCo Common Shares in exchange for its Founder Shares.

CGC and the Sponsor are both incorporated in the Cayman Islands and CGC’s ability to complete an initial business combination may be impacted if such initial business combination is subject to U.S. foreign investment or other regulations and review by a governmental entity, such as the Committee on Foreign Investment in the United States (“CFIUS”).

CGC is a Cayman Islands exempted company and the Sponsor is a Cayman Islands limited liability company, meaning both are non-U.S. persons. CGC and the Sponsor do not believe the transaction will be subject to a review by CFIUS, or otherwise subject to enhanced scrutiny by a governmental entity. However, should an unanticipated governmental review be required or should CGC or the Sponsor or others involved in the proposed Business Combination determine they are required to make a voluntary or mandatory filing that is subject to further review by a governmental entity such review could have a significant impact on the overall timing of the transaction. If CGC cannot complete its initial business combination by August 5, 2027 because a governmental review process extends beyond such timeframe or because the initial business combination is ultimately prohibited by a governmental entity, CGC may be required to liquidate. If CGC liquidates, the warrants of CGC will expire as worthless, and shareholders will lose the potential investment opportunity associated with the Business Combination and the chance of realizing future gains on their investment through any price appreciation of shares in the combined company.

Since the Sponsor and CGC officers and directors will in most circumstances not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.

At the Closing of the Business Combination, the Sponsor and CGC officers and directors, and any of their respective affiliates, should be reimbursed for out-of-pocket expenses incurred in connection with activities on CGC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on CGC’s behalf. These financial interests of Sponsor and CGC officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination.

The Sponsor controls the election of the CGC Board until consummation of a business combination and hold a substantial interest in CGC. As a result, prior to the consummation of a business combination, they may elect all of CGC’s directors and may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The Sponsor and DirectorCo currently hold 5,750,000 Founder Shares (consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares), which represents a significant amount of the issued and outstanding CGC Ordinary Shares. Under the CGC Memorandum and Articles of Association, only the holders of the Class B Ordinary Shares have the right to elect CGC’s directors prior to the initial business combination. Accordingly, CGC Public Shareholders do not have the right to vote on the election of directors prior to the consummation of the Business Combination. These provisions of the CGC Memorandum and Articles of Association may only be amended by a special resolution passed by the affirmative vote of a 90 per cent majority at a general meeting of CGC. As a result, CGC Public Shareholders will not have any influence over the election of directors of CGC prior to an initial business combination.

In addition, as a result of their substantial interest in CGC, the Sponsor (and other CGC Initial Shareholders) may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that CGC shareholders do not support, including amendments to the CGC Memorandum and Articles of Association and approval of major corporate transactions, including the Business Combination. If the CGC Initial Shareholders purchase any CGC Class A Ordinary Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the holders of CGC Class A Ordinary Shares will exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.

The Sponsor and CGC’s other directors, officers, advisors and their affiliates may elect to purchase shares from CGC Public Shareholders, which may influence a vote on the Business Combination.

The Sponsor or CGC’s other directors, executive officers, advisors or their affiliates may purchase CGC Class A Ordinary Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the CGC Class A Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CGC’s other directors, executive officers, advisors or their affiliates purchase CGC Class A Ordinary Shares in privately negotiated transactions from CGC Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to reduce the number of shares submitted for redemption. This may result in the completion of the Business Combination that may not otherwise have been possible. Any voting rights attached to shares purchased by Sponsor or CGC’s other directors, executive officers, advisors or their affiliates prior to the completion of the Business Combination would not be exercised to vote in favor of approving the Business Combination. Any share purchases by the Sponsor and CGC’s other directors, officers, advisors and their affiliates would be made in compliance with the SEC guidance on Rule 14e-5 under the Exchange Act.

If the Business Combination is not completed, new potential target businesses may have leverage over CGC in negotiating a business combination and CGC’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine CGC’s ability to complete a business combination on terms that would produce value for CGC’s shareholders.

If CGC is unable to complete this Business Combination, any new potential target business with which CGC enters into negotiations concerning a business combination will be aware that CGC must complete an initial business combination by August 5, 2027. Consequently, a potential target may obtain leverage over CGC in negotiating a business combination, knowing that CGC may be unable to complete a business combination with another target business by August 5, 2027. This risk will increase as CGC gets closer to the timeframe described above. In addition, CGC may have limited time to conduct due diligence and may enter into a business combination on terms that CGC would have rejected upon a more comprehensive investigation.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your CGC Public Units, CGC Class A Ordinary Shares or CGC Public Warrants, potentially at a loss.

CGC Public Shareholders will be entitled to receive funds from the Trust Account only in the following circumstances: (i) the redemption of any CGC Class A Ordinary Shares properly tendered in connection with a shareholder vote on the completion of an initial business combination; (ii) the redemption of any CGC Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend certain aspects of the CGC Memorandum and Articles of Association; and (iii) the redemption of all of the CGC Class A Ordinary Shares if CGC is unable to complete a business combination by August 5, 2027 or a resolution is passed for CGC’s voluntary liquidation, subject to applicable law. In no other circumstances will a CGC Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your CGC Public Units, CGC Class A Ordinary Shares or CGC Public Warrants, potentially at a loss.

If CGC is unable to complete a business combination by August 5, 2027, CGC will cease all operations except for the purpose of winding up and CGC will redeem the CGC Class A Ordinary Shares and liquidate.

The CGC Memorandum and Articles of Association provide that CGC must complete a business combination by August 5, 2027. If CGC has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CGC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding CGC Class A Ordinary Shares, which redemption will completely extinguish CGC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CGC’s remaining shareholders and the CGC Board, dissolve and liquidate, subject in each case to CGC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the CGC IPO. In addition, if CGC fails to complete an initial business combination by August 5, 2027, there will be no redemption rights on liquidating distributions with respect to CGC Public Warrants or the Private Placement Warrants, which will expire worthless.

Because of CGC’s limited resources and the significant competition for business combination opportunities, if this Business Combination is not completed, it may be more difficult for CGC to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If CGC is unable to complete an initial business combination by August 5, 2027, CGC Public Shareholders will receive a pro-rata portion of the Trust Account on the liquidation of the Trust Account and the CGC Public Warrants will expire as worthless.

If CGC is unable to complete this Business Combination, CGC would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses CGC could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than CGC does and CGC’s financial resources will be relatively limited when contrasted with those of many of these competitors. While CGC believes there are numerous target businesses CGC could potentially acquire with the net proceeds of the CGC IPO and the sale of the Private Placement Warrants, CGC’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by CGC’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if CGC is obligated to pay cash for the CGC Class A Ordinary Shares redeemed and, in the event CGC seeks shareholder approval of a business combination, CGC makes purchases of its CGC Class A Ordinary Shares, potentially reducing the resources available to CGC for a business combination. Any of these obligations may place CGC at a competitive disadvantage in successfully negotiating a business combination.

CGC anticipates that, if CGC is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If CGC decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if CGC reaches an agreement relating to a specific target business, CGC may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond CGC’s control. Any such event will result in a loss to CGC of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If CGC is unable to complete an initial business combination by August 5, 2027, CGC Public Shareholders will receive a pro-rata portion of the Trust Account on the liquidation of the Trust Account and the CGC Public Warrants will expire as worthless.

The exercise of discretion by CGC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the public shareholders of CGC.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require CGC to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that CGC is entitled to under those agreements. Such events could arise because of changes in the course of InoBat’s business, a request by the InoBat shareholders or InoBat to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on InoBat’ business and would entitle CGC to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of CGC, acting through the CGC Board, to grant its consent or waive its rights. The existence of the financial and personal interests of CGC’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what such individuals may believe is best for CGC and the CGC Public Shareholders and what such individuals may believe is best for themselves and/or their affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CGC does not believe there will be any changes or waivers that CGC’s directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, CGC will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the CGC shareholders with respect to the Business Combination Proposal.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what TopCo’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that CGC and InoBat currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

If CGC is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in CGC and materially and adversely affect its business and operating results.

CGC’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in the Exchange Act Rule 13a-15(f). CGC’s internal control over financial reporting is designed to provide reasonable assurance to its management and board of directors regarding the preparation and fair presentation of published financial statements. There can be no guarantee that any future possible weaknesses will be identified and addressed through current internal controls and procedures. In such case, CGC may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements or investors may lose confidence in CGC’s financial reporting and its stock price may decline as a result.

Neither CGC nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by InoBat in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by InoBat and CGC to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, CGC and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration if any representation or warranty made by InoBat in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, CGC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The future exercise of registration rights may adversely affect the market price of Topco’s ordinary shares.

Certain TopCo common shareholders will have registration rights for restricted securities. In connection with the consummation of the Business Combination, TopCo will enter into the Registration Rights Agreement with the Sponsor and certain other shareholders of TopCo, which will provide for customary registration rights for certain shareholders. Sales of a substantial number of shares of TopCo Common Shares pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of TopCo Common Shares.

CGC will incur significant transaction and transition costs in connection with the Business Combination.

CGC has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs; provided that, CGC’s fees, expenses and costs will be reimbursed by TopCo in the event that the Business Combination completes.

The total transaction expenses coming due as a result of or in connection with the Business Combination (CGC’ expenses and InoBat’s expenses) are currently estimated at approximately €5.8 million, excluding fees payable to the underwriters of CGC’s initial public offering.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to InoBat has identified all material issues or risks associated with InoBat, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of InoBat’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or InoBat. Additionally, we have no indemnification rights against InoBat under the Business Combination Agreement.

Accordingly, any shareholders or warrant holders of CGC who choose to become TopCo Common Shareholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

There are risks to Public Shareholders of becoming shareholders of TopCo through the Business Combination rather than acquiring securities of TopCo directly in an underwritten public offering, including no independent due diligence review by an underwriter, no independent fairness opinion, and conflicts of interest.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of an outside independent review of TopCo’s, InoBat’s and CGC’s respective finances and operations typically performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, CGC Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

The CGC Board was not required to, and did not, obtain a fairness opinion in connection with the Business Combination. Accordingly, CGC Shareholders are relying on the judgment of the CGC Board in evaluating and approving the Business Combination and will not have assurance from an independent source that the consideration CGC is paying for InoBat (i) is fair to CGC from a financial point of view and (ii) does not exceed the fair market value of InoBat.

Furthermore, the Initial Shareholders and CGC’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of unaffiliated CGC Shareholders. Such interests may have influenced CGC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

Because the underwriters have a defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a “due diligence” investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence.

In connection with this proxy statement/prospectus, no parties other than CGC and InoBat and their advisors have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, CGC or InoBat beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

The ability of CGC Public Shareholders to exercise redemption rights with respect to a large number of CGC Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that CGC Public Shareholders would have to wait for liquidation to redeem their shares.

At the time that CGC entered into the Business Combination Agreement and related transaction documents for the Business Combination, it did not know how many of its public shareholders would exercise their redemption rights, and therefore it structured the Business Combination based on its expectations as to the number of CGC Class A Ordinary Shares that will be submitted for redemption. If a larger number of CGC Class A Ordinary Shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on Nasdaq, which could impair its ability to fund its operations and adversely affect its business, financial condition and results of operations.

If third parties bring claims against CGC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by CGC Public Shareholders may be less than $10.30 per share.

CGC’s placement of funds in the Trust Account may not protect those funds from third-party claims against CGC. Although CGC will seek to have all vendors, service providers, prospective target businesses and other entities with which CGC does business, except CGC’s independent registered public accounting firm, execute agreements with CGC waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of CGC Public Shareholders, such parties may not execute such agreements. Even if such parties execute such agreements, they may not be prevented from bringing claims against the Trust Account, including claims based on fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CGC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, CGC’s management will analyze the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to CGC than any alternative.

Examples of circumstances in which CGC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills CGC’s management believes are significantly superior to those of other consultants that would agree to execute a waiver or circumstances in which CGC’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CGC or that they will not seek recourse against the Trust Account for any reason. Upon the redemption of CGC Class A Ordinary Shares, either because CGC is unable to complete an initial business combination within the prescribed timeframe or in connection with the exercise of redemption rights relating to the Business Combination, CGC will be required to provide for the payment of claims of creditors that were not waived and that may be brought against CGC within the 10 years following such redemption. Accordingly, the per-share redemption amount received by CGC Public Shareholders could be less than the $10.30 per share initially held in the Trust Account due to claims of such creditors.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CGC if and to the extent that any claims by a third party for services rendered or products sold to CGC, or by a prospective target business with which CGC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account or any claims under CGC’s indemnity of the underwriters of the CGC IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

CGC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of CGC. The Sponsor may not have sufficient funds available to satisfy those obligations. CGC has not asked the Sponsor to reserve funds for such obligations. Therefore, CGC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.30 per public share. In such event, CGC may not be able to complete the Business Combination, and CGC Public Shareholders would receive such lesser amount per share in connection with any redemption of CGC Class A Ordinary Shares.

CGC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to CGC Public Shareholders.

In the event that the proceeds in the Trust Account are reduced and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CGC’s directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CGC currently expects that its disinterested directors would take legal action on CGC’s behalf against the Sponsor to enforce its indemnification obligations to CGC, it is possible that CGC’s disinterested directors, in exercising their business judgment, may choose not to do so in any particular instance, subject to their fiduciary duties. If CGC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to CGC Public Shareholders may be reduced below $10.30 per share.

If, before distributing the proceeds in the Trust Account to CGC Public Shareholders, CGC files a bankruptcy petition or an involuntary bankruptcy petition is filed against CGC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CGC’s shareholders and the per-share amount that would otherwise be received by CGC’s shareholders in connection with CGC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CGC Public Shareholders, CGC files a bankruptcy petition or an involuntary bankruptcy petition is filed against CGC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CGC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CGC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CGC’s shareholders in connection with its liquidation may be reduced.

CGC Public Shareholders may be held liable for claims by third parties against CGC to the extent of distributions received by them upon redemption of their CGC Class A Ordinary Shares.

If CGC is forced to enter into an insolvent liquidation, any distributions received by CGC Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, CGC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by CGC’s shareholders. Furthermore, CGC’s directors may be viewed as having breached their fiduciary duties to CGC or its creditors and/or may have acted in bad faith, and thereby exposing themselves and CGC to claims, by paying CGC Public Shareholders from the Trust Account prior to addressing the claims of creditors. CGC cannot assure you that claims will not be brought against it for these reasons. CGC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of CGC’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine or imprisonment in the Cayman Islands.

If, after CGC distributes the proceeds in the Trust Account to CGC Public Shareholders, CGC files a bankruptcy petition or an involuntary bankruptcy petition is filed against CGC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CGC Board may be viewed as having breached their fiduciary duties to CGC’s creditors, thereby exposing the members of the CGC Board and CGC to claims of punitive damages.

If, after CGC distributes the proceeds in the Trust Account to CGC Public Shareholders, CGC files a bankruptcy petition or an involuntary bankruptcy petition is filed against CGC that is not dismissed, any distributions received by CGC shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by CGC’s shareholders. In addition, the CGC Board may be viewed as having breached its fiduciary duty to CGC’s creditors and/or having acted in bad faith, thereby exposing itself and CGC to claims of punitive damages, by paying CGC Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Because CGC is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

CGC is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for CGC shareholders to effect service of process within the United States upon CGC’s directors or officers, or enforce judgments obtained in the United States courts against CGC’s directors or officers.

CGC’s corporate affairs are governed by the CGC Memorandum and Articles of Association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of CGC’s directors to CGC under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of CGC’s shareholders and the fiduciary responsibilities of CGC’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like CGC have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. CGC directors have discretion under the CGC Memorandum and Articles of Association to determine whether or not, and under what conditions, corporate records may be inspected by shareholders, but are not obliged to make them available to shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against CGC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against CGC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Whilst there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, CGC shareholders may have more difficulty in protecting their interests in the face of actions taken by CGC management, members of the CGC Board or controlling shareholders of CGC than they would as public shareholders of a United States company.

CGC shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.

Any shareholders who choose to remain shareholders following a business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by CGC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.

Risks for any holders of CGC Public Warrants following the Business Combination.

Following the Business Combination, TopCo may redeem your TopCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. TopCo will have the ability to redeem all, but not less than all, of the outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption, provided that the closing price of the TopCo Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which notice of redemption is sent to the warrant holders. TopCo will not redeem the TopCo Public Warrants as described above unless a registration statement under the Securities Act covering the TopCo Common Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those TopCo Common Shares is available throughout the 30-day redemption period. If and when the TopCo Public Warrants become redeemable by TopCo, TopCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding TopCo Public Warrants could force you (i) to exercise your TopCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your TopCo Public Warrants at the then-current market price when you might otherwise wish to hold your TopCo Public Warrants or (iii) to accept the nominal redemption price, which, at the time the outstanding TopCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your TopCo Public Warrants.

Exclusive Forum of Warrant Agreement

Subject to applicable laws, any action, proceeding or claim against TopCo arising out of or relating in any way to TopCo Warrants as amended by the Warrant Assumption Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and TopCo will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision may result in increased costs for investors bringing claim in the State of New York. This contractual provision does not apply to claims under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Risks Related to Taxes

The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of CGC Class A Ordinary Shares and CGC Public Warrants.

In the opinion of Greenberg Traurig, LLP, counsel to CGC, the Merger, taken together with the Exchange and the PIPE Financing, should qualify for tax-deferred treatment under Section 351(a) of the Code, subject to the PFIC rules and the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, if the Merger does not qualify for tax-deferred treatment under Section 351(a) of the Code, or if the Merger fails to qualify for tax-deferred treatment as a result of the application of the PFIC rules, the Merger would be a taxable transaction to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) of CGC Class A Ordinary Shares. Further, the receipt of TopCo Public Warrants in exchange for CGC Public Warrants pursuant to the Merger may cause U.S. Holders of CGC Public Warrants to recognize taxable gain regardless of whether the Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders of CGC Securities—Tax Consequences of the Merger.”

If TopCo is characterized as a PFIC, U.S. holders may suffer adverse tax consequences.

Based on the current and anticipated composition of the income, assets and operations of TopCo and its subsidiaries, TopCo does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that TopCo will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and TopCo cannot assure you that the IRS will not take a contrary position as to TopCo not being treated as a PFIC or that a court will not sustain such a challenge by the IRS.

Whether TopCo is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of TopCo’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of TopCo’s subsidiaries and the market value of their assets in that year. Whether a TopCo subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause TopCo and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether TopCo or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

If TopCo is a PFIC for any taxable year, a U.S. holder of TopCo Common Shares may be subject to adverse tax consequences and may be subject to certain information reporting obligations (including with respect to any subsidiaries of TopCo that are treated as PFICs with respect to those U.S. holders). For a further discussion, see the section entitled “Certain Material U.S. Federal Income Tax Considerations - U.S. Holders - Ownership of TopCo Common Shares and TopCo Warrants - Application of the PFIC Rules to TopCo Common Shares and TopCo Warrants.” U.S. holders of TopCo Common Shares and TopCo Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to TopCo and the ownership of TopCo Common Shares and/or TopCo Warrants.

TopCo cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a PFIC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

Future changes to tax laws could materially and adversely affect TopCo and reduce net returns to TopCo’s shareholders.

TopCo’s tax treatment is subject to changes in tax laws, regulations, and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration, and the practices of tax authorities in jurisdictions in which TopCo operates. The income and other tax rules in the jurisdictions in which TopCo operates are constantly under review by taxing authorities and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect TopCo or its shareholders. TopCo is unable to predict what tax proposals may be proposed or enacted in the future or what effect such changes would have on TopCo’s business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect TopCo’s financial position and overall or effective tax rates in the future in countries where TopCo has operations and where TopCo is organized or resident for tax purposes, and increase the complexity, burden and cost of tax compliance. TopCo urges investors to consult with their legal and tax advisors regarding the implication of potential changes in tax laws on an investment in TopCo Common Shares.

Risks Related to the Redemption and Closing Conditions

Contractual risk of the closing conditions set out in the Business Combination Agreement not being fulfilled or waived and Closing not occurring.

Should the closing conditions, including the listing of TopCo on the Nasdaq, as stipulated under the Business Combination Agreement not be fulfilled by the date contractually required or waived by the parties to the Business Combination Agreement, the Closing may not occur. This would result in the transfer of TopCo shares stipulated in the Business Combination Agreement not taking effect, ultimately InoBat not becoming publicly listed and CGC being required to dissolve and liquidate the Trust Account by returning the then remaining available funds in such account to the CGC Public Shareholders.

CGC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for CGC to complete a business combination with which a substantial majority of its shareholders do not agree.

The CGC Memorandum and Articles of Association do not provide for a specified maximum redemption threshold, except that a CGC Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” within the meaning of Section 13 of the Exchange Act, will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the CGC IPO without the prior consent of CGC. This limitation applies to the number of shares that an individual CGC Public Shareholder or group may redeem and does not limit the aggregate number of CGC Class A Ordinary Shares that may be redeemed by all CGC Public Shareholders.

As a result, CGC may be able to complete the Business Combination even though a substantial majority of CGC Public Shareholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or CGC’s directors, officers, advisors or their affiliates.

If the Business Combination is not consummated, CGC will not redeem any CGC Class A Ordinary Shares submitted for redemption in connection with the Business Combination, and such shares will be returned to their holders. CGC may instead seek to complete an initial business combination with a different target business prior to August 5, 2027. If CGC does not complete an initial business combination by August 5, 2027, or such later date as may be approved by CGC shareholders, CGC will be required to redeem its outstanding CGC Class A Ordinary Shares and liquidate, subject to applicable law.

CGC Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CGC Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

This proxy statement/prospectus describes the various procedures that must be complied with by CGC Public Shareholders in order to validly redeem their CGC Class A Ordinary Shares. For example, CGC Public Shareholders seeking to exercise their redemption rights are required to either tender their certificates to the transfer agent, or to deliver their shares to the transfer agent electronically, in either case at least two business days prior to the vote on the proposal to approve the Business Combination. In the event that a CGC Public Shareholder fails to comply with these or any other procedures, its shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of CGC shareholders - Redemption Rights” for additional information on how to exercise your redemption rights.

If a CGC Public Shareholder fails to receive notice of CGC’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

CGC will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite CGC’s compliance with these rules, if a CGC Public Shareholder fails to receive CGC’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that CGC will furnish to holders of CGC Class A Ordinary Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem such shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

If CGC is unable to consummate a business combination by August 5, 2027 the CGC Public Shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If CGC is unable to consummate a business combination by August 5, 2027 (or a later date approved by CGC shareholders through an amendment to the CGC Memorandum and Articles of Association), CGC will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), pro rata to the CGC Public Shareholders by way of redemption and cease all operations, except for the purposes of winding up CGC’s affairs. Any redemption of CGC Class A Ordinary Shares shall be effected automatically by function of the CGC Memorandum and Articles of Association prior to any voluntary winding up. If CGC is required to wind up, liquidate the Trust Account and distribute such amount therein, to the CGC Public Shareholders pro rata, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, CGC shareholders may be forced to wait beyond August 5, 2027 (or a later date approved by CGC shareholders through an amendment to the CGC Memorandum and Articles of Association) before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. CGC has no obligation to return funds to shareholders prior to the date of the redemption or liquidation, unless it consummates a business combination prior thereto and only then in cases where shareholders have properly sought to redeem their CGC Class A Ordinary Shares. Only upon the redemption or any liquidation will CGC Public Shareholders be entitled to distributions if CGC is unable to complete a business combination.

There is no guarantee that a CGC Public Shareholder’s decision whether to redeem its CGC Class A Ordinary Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a CGC Public Shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a CGC Public Shareholder might realize in the future had the shareholder not redeemed its CGC Class A Ordinary Shares. Similarly, if a CGC Public Shareholder does not redeem its CGC Class A Ordinary Shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

●	the audited consolidated financial statements of InoBat as of and for the years ended December 31, 2025 and 2024, prepared in accordance with IFRS Accounting Standards as issued by the IASB in its presentation and reporting currency of the Euro (€);

●	the audited financial statements of CGC as of and for the years ended December 31, 2025 and 2024, prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars ($); and

●	the unaudited pro forma condensed combined financial statements of TopCo as of and for the year ended December 31, 2025, prepared in accordance with the measurement principles of IFRS Accounting Standards and in accordance with Article 11 of Regulation S-X.

The financial statements of CGC have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2025 of $1.00 to €0.85 for the statement of financial position; and

●	the average exchange rate for the year ended December 31, 2025 of $1.00 to €0.88 for the statement of profit or loss for the period ending on that date.

TopCo was incorporated on August 20, 2026 for the purpose of effectuating the Business Combination described herein. TopCo has no material assets and does not operate any businesses. Accordingly, no financial statements of TopCo have been included in this proxy statement/prospectus.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide TopCo’s current expectations or forecasts of future events. Forward-looking statements include statements about TopCo’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding TopCo’s disclosure concerning InoBat’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “InoBat’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CGC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of CGC” and “Business of InoBat and Certain Information About InoBat.” The risks and uncertainties include, but are not limited to:

●	The Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of CGC’s securities;

●	The Business Combination may not be completed by CGC’s business combination deadline and CGC may be unable to obtain an extension of the business combination deadline;

●	The parties to the Business Combination Agreement may fail to satisfy the conditions to the consummation of the Business Combination, such as CGC’s shareholders or InoBat’s shareholders failing to adopt the Business Combination Agreement;

●	The lack of a third-party valuation in CGC’s determination to pursue the Business Combination;

●	The occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

●	The Business Combination disrupts InoBat’s current business plans and operations or potential difficulties in InoBat employee retention as a result of the Business Combination;

●	The outcome of any legal proceedings that may be instituted against CGC, TopCo or InoBat related to the Business Combination;

●	TopCo’s ability to obtain or maintain TopCo’s securities listing on Nasdaq;

●	Difficulties in protecting investor interests because of CGC’s incorporation in the Cayman Islands;

●	The market price of CGC’s and (post-closing) TopCo’s securities may be volatile due to a variety of factors, such as changes in the competitive environment in which TopCo will operate, the regulatory framework of the industry in which TopCo will operate, developments in TopCo’s business and operations, and changes in the capital structure;

●	The failure to retain existing key customers, or the failure of our key customers to grow their own sales in the future.

●	The post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

●	Any disruptions to our supply, chain significant increase in material cost, or shortages of critical components;

●	InoBat’s inability to secure or protect its intellectual property;

●	Negative publicity about InoBat, its employees, directors, management, shareholders, affiliated parties or InoBat’s founders; and

●	Significant political and economic uncertainties in the foreign jurisdictions in which we have operations.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. TopCo undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks TopCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “TopCo believes” and similar statements reflect TopCo’s beliefs and opinions on the relevant subject. These statements are based on information available to TopCo as of the date of this proxy statement/prospectus. And while TopCo believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. TopCo’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although TopCo believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither TopCo nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by TopCo or persons acting on its behalf.

EXTRAORDINARY GENERAL MEETING OF CGC SHAREHOLDERS

This proxy statement/prospectus is being provided to CGC shareholders as part of a solicitation of proxies by the CGC Board for use at the Extraordinary General Meeting of CGC shareholders to be held on __________, 2026, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Extraordinary General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about __________, 2026 to all shareholders of record of CGC as of __________, 2026, the record date for the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held on __________, 2026 at __________, Eastern Time, at the offices of Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131 and virtually over the internet via live audio webcast at https__________, or at such other time, on such other date and at such other place to which such meeting may be adjourned.

You will be permitted to attend the Extraordinary General Meeting in person at the offices of Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting __________ and entering the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting.

Proposals at the Extraordinary General Meeting

At the Extraordinary General Meeting, CGC shareholders will vote on the following proposals:

Proposal No. 1 – Business Combination Proposal – A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination;

Proposal No. 2 – Merger Proposal – A proposal, by a special resolution, to authorize and approve the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which CGC will merge with Merger Sub, with CGC as the surviving company in accordance with the relevant provisions of the Cayman Companies Act;

Proposal No. 3 – Nasdaq Proposal – A proposal, by an ordinary resolution, to approve, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of TopCo Common Shares (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) in any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing;

Proposal No. 4 – Organizational Documents Proposal – A proposal, by a special resolution, to approve the proposed articles of association of TopCo (the “TopCo Organizational Documents”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, to be effective upon the Closing;

Proposal No. 5 – Incentive Plan Proposal – A proposal, by an ordinary resolution, to approve the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”); and

Proposal No. 6 – Adjournment Proposal – A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the CGC Board has determined it is otherwise necessary. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

THE CGC BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

Only shareholders of record of CGC as of the close of business on __________, being the Record Date, are entitled to notice of, and to vote at, the Extraordinary General Meeting or any adjournment thereof. Voting at the Extraordinary General Meeting will take place by poll voting in accordance with the CGC Memorandum and Articles of Association. Accordingly, each CGC Ordinary Share will entitle the holder thereof (as of the Record Date) to one vote per share at the Extraordinary General Meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

On the Record Date, there were __________ CGC Ordinary Shares issued and outstanding, including           CGC Class A Ordinary Shares and __________ CGC Class B Ordinary Shares. The CGC Warrants do not have voting rights in connection with the proposals.

Vote of the CGC Initial Shareholders and CGC’s Other Directors and Officers

Concurrently with entry into the Business Combination Agreement, CGC entered into an agreement with, among others, the Sponsor and the current directors and officers of CGC, pursuant to which each agreed to vote any CGC Ordinary Shares owned by them in favor of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. As of the Record Date, the Sponsor owns __________ CGC Class A Ordinary Shares and the officers and directors of CGC own __________ CGC Class A Ordinary Shares.

The CGC Ordinary Shares held by the CGC Initial Shareholders have no redemption rights upon the liquidation of CGC and will be worthless if no business combination is effected by CGC by August 5, 2027 (or a later date approved by CGC shareholders through an amendment to the CGC Memorandum and Articles of Association). However, the CGC Initial Shareholders and the other current directors and officers of CGC are entitled to redemption rights upon the liquidation of CGC with respect to any public shares they may acquire from CGC Public Shareholders.

Quorum and Vote of Shareholders

A quorum is the minimum number of shares of CGC Ordinary Shares required to be present at the Extraordinary General Meeting for the Extraordinary General Meeting to be properly held under the CGC Memorandum and Articles of Association. A quorum will be present at the Extraordinary General Meeting if one or more CGC shareholders holding a majority of the issued and outstanding CGC Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the Record Date, the holders of          CGC Ordinary Shares would be required to achieve a quorum.

The Sponsor, who currently owns 5,650,000 CGC Ordinary Shares, will count towards this quorum.

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” (so-called “broker non-votes”) will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a holder does not give its broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-discretionary” matters. We believe each of the proposals constitutes a “non-discretionary” matter.

Required Vote for Proposals for the Extraordinary General Meeting

The proposals to be presented at the Extraordinary General Meeting will require the following votes:

Proposal No. 1 – Business Combination Proposal – A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination;

Proposal No. 2 – Merger Proposal – A proposal, by a special resolution, to authorize and approve the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which CGC will merge with Merger Sub, with CGC as the surviving company in accordance with the relevant provisions of the Cayman Companies Act;

Proposal No. 3 – Nasdaq Proposal – A proposal, by an ordinary resolution, to approve, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of TopCo Common Shares (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) in any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing;

Proposal No. 4 – Organizational Documents Proposal – A proposal, by a special resolution, to approve the proposed articles of association of TopCo (the “TopCo Organizational Documents”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, to be effective upon the Closing;

Proposal No. 5 – Incentive Plan Proposal – A proposal, by an ordinary resolution, to approve the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”); and

Proposal No. 6 – Adjournment Proposal – A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the CGC Board has determined it is otherwise necessary. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

Accordingly, assuming a quorum is established, a CGC shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of holders of at least a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Each of the Merger Proposal and the Organizational Documents Proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on any of the proposals. The Sponsor has agreed to vote their Founder Shares and any CGC Class A Ordinary Shares purchased by them during or after the CGC IPO in favor of each of the Transaction Proposals.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal does not receive the requisite vote for approval, CGC will not consummate the Business Combination. If CGC does not consummate the Business Combination and fails to complete an initial business combination by August 5, 2027, CGC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the CGC Public Shareholders.

Recommendation to CGC shareholders

The CGC Board believes that each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of CGC and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the CGC Board in favor of approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Incentive Plan Proposal, you should keep in mind that the Sponsor and certain members of the CGC Board and officers of CGC have interests in the Business Combination and the Merger that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal and the Merger Proposal. These interests include, among other things:

●	the fact that the Sponsor and DirectorCo hold 5,750,000 Founder Shares (consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares), which were acquired for an aggregate purchase price of $25,000 (approximately $0.004 per share). Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee, and, as a result, at the Closing the Sponsor will receive 4,850,000 TopCo Common Shares and DirectorCo will receive 100,000 TopCo Common Shares in exchange for their remaining Founder Shares. These Founder Shares will have a value at the time of the Business Combination substantially in excess of the amount paid for them, and will be worthless if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that CGC’s independent directors hold financial interests in the Founder Shares through their membership interests in DirectorCo, which they acquired at a de minimis cost;

●	the fact that the Sponsor purchased 6,600,000 CGC Private Placement Warrants for $6.6 million (at $1.00 per warrant) in a private placement that occurred simultaneously with the CGC IPO; provided that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit and surrender to CGC all of its CGC Private Placement Warrants in connection with the Business Combination;

●	the fact that, simultaneously with the CGC IPO, the Sponsor made the Sponsor Loan to CGC in the aggregate amount of $4.6 million, and has since made additional loans to CGC evidenced by unsecured promissory notes, and that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to cancel $1.8 million of obligations under such loans and to exchange $9.2 million of obligations under such loans for 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants;

●	the fact that an affiliate of the Sponsor is participating in the PIPE Financing as a PIPE Investor, and thus has an interest in the Business Combination in addition to the Sponsor’s interest in the Founder Shares;

●	the fact that the CGC Initial Shareholders and CGC’s directors and officers who own CGC Ordinary Shares have each waived their redemption rights with respect to any CGC Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination, and have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that the Sponsor, Cantor and Piper Sandler will lose the aggregate $8.9 million they paid for the CGC Private Placement Warrants, and the Sponsor and the other CGC Initial Shareholders will lose amounts advanced under the Sponsor Loan and the other Sponsor promissory notes to the extent not otherwise repaid or converted, if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that, pursuant to the Registration Rights Agreement to be entered into at the Closing, the Sponsor, certain members of the Sponsor, the PIPE Investors and certain shareholders of InoBat will have customary registration rights, including demand, piggyback and Rule 415 resale rights, with respect to certain TopCo securities;

●	the fact that CGC has agreed to pay the Sponsor up to $10,000 per month for office space and administrative and support services pursuant to the Administrative Services Agreement, which fees will cease upon completion of the Business Combination or CGC’s liquidation, and that the Sponsor and CGC’s officers and directors, and their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on CGC’s behalf, with no cap on such reimbursement; and

●	the fact that the Sponsor and the other CGC Initial Shareholders have agreed to vote their CGC Ordinary Shares in favor of the Business Combination and collectively have the right to vote approximately 92.4% of the issued and outstanding CGC Ordinary Shares.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will not count as votes cast at the Extraordinary General Meeting and otherwise have no effect on any of the proposals to be presented at the Extraordinary General Meeting.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non- routine matters.

None of the proposals at the Extraordinary General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Extraordinary General Meeting.

Voting

Voting at the Extraordinary General Meeting will take place by poll voting in accordance with the CGC Memorandum and Articles of Association. Accordingly, each CGC Ordinary Share will entitle the holder thereof (as of the close of business on the Record Date) to one vote at the Extraordinary General Meeting.

If your CGC Ordinary Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record on the Record Date, you have the right to attend and vote in person (including online) at the Extraordinary General Meeting. If your CGC Ordinary Shares are held in a share brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “beneficial owner.”

Voting Your Shares - Shareholders of Record

If you are a shareholder of record of CGC Ordinary Shares on the close of business on the Record Date, there are three ways to vote:

Voting Online at the Meeting. You may vote online by virtually attending the Extraordinary General Meeting at __________ and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. You can pre-register to attend the Extraordinary General Meeting online webcast starting on __________, 2026, at 9.00am, Eastern Time (five business days prior to the meeting date) by entering the following URL address into your browser https:// __________ and entering your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box during the Extraordinary General Meeting. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting. If you do not have your control number, contact the Transfer Agent at __________, or email            .

Voting in Person at the Meeting. You may attend the Extraordinary General Meeting and vote in person at the offices of Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131. Shareholders will be provided with a ballot upon entering the meeting. You will need to present valid ID and proof of ownership.

Voting by Proxy. You can vote by proxy by having one or more individuals who will be at the Extraordinary General Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Extraordinary General Meeting is called voting “by proxy.” If you wish to vote by proxy you must complete, sign and date the enclosed form, called a “proxy card,” and mail it in the envelope provided in accordance with the instructions on the enclosed proxy card, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign, date and return all proxy cards to ensure that all of your shares are voted. Proxies submitted by mail must be received by __________, Eastern Time, on __________, 2026, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. You may still attend the Extraordinary General Meeting and vote even if you have already voted by proxy, with such vote superseding your proxy vote.

Voting Your Shares - Beneficial Owners

If your CGC Ordinary Shares are held in “street name” in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you wish to attend and vote your shares at the Extraordinary General Meeting (including online), you must first obtain a legal proxy from your broker, bank or other nominee that holds your shares and e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting. Beneficial owners who wish to attend the Extraordinary General Meeting should contact Continental no later than 72 hours prior to the Extraordinary General Meeting to obtain this information. Beneficial owners should contact their bank, broker or nominee for instructions regarding obtaining a legal proxy.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary and you do not obtain a legal proxy in accordance with the procedure described above and vote your shares at the Extraordinary General Meeting, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals.

Proxies

The board of directors of CGC is asking for your proxy. Giving the board your proxy means that you authorize the one or more individuals named on the proxy card who will be at the Extraordinary General Meeting to vote your shares for you at the Extraordinary General Meeting in the manner you direct. You may vote for, against or withhold your vote for each proposal or you may abstain from voting. All valid proxies received by the specified deadline prior to the Extraordinary General Meeting will be voted. All shares represented by a valid proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal and as the proxyholders may determine in their discretion with respect to any other matters that may properly come before the Extraordinary General Meeting.

Shareholders who have questions or need assistance in completing or submitting their proxy cards should contact our Proxy Agent, ______, at _______ or by sending an email to _______. Banks and brokerages may call collect at _______.

Beneficial owners who hold their shares in “street name,” meaning the name of a broker, bank or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a legal proxy from the record holder to vote their shares at the Extraordinary General Meeting and follow the instructions detailed above on how to vote their shares at the Extraordinary General Meeting.

Revoking Your Proxy

If you are a shareholder of record of CGC Ordinary Shares as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the Extraordinary General Meeting in one of the following ways:

●	submit a new proxy card bearing a later date so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or in case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

●	give written notice of your revocation to CGC, which notice must be received by CGC prior to the start of the Extraordinary General Meeting; or

●	attend the Extraordinary General Meeting in person and vote. Please note that your attendance at the Meeting will not alone serve to revoke your proxy. However, should you virtually attend the Extraordinary General Meeting and vote online, such vote will supersede your proxy vote.

If your shares are held in “street name” by your broker, bank or another nominee, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Attending the Extraordinary General Meeting

Only registered holders of CGC Ordinary Shares at the close of business on the Record Date, their proxy holders and guests we may invite may attend the Extraordinary General Meeting.

The Extraordinary General Meeting will be held on __________, 2026 at __________, Eastern Time, at the offices of Greenberg Traurig, P.A. at 333 S.E. 2nd Avenue, Suite 4400, Miami, FL 33131 and virtually over the internet via live audio webcast at __________. You will be able to attend the Extraordinary General Meeting virtually online by logging into the meeting website and entering the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. In order to vote or submit a question online during the Extraordinary General Meeting, you will also need the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. If you do not have the control number, you will be able to listen to the Extraordinary General Meeting live audio webcast by registering as a guest, however you will not be able to vote or submit your questions during the Extraordinary General Meeting.

If you wish to attend and cast your vote at the Extraordinary General Meeting but you hold your shares in “street name” through a broker, bank or other nominee, you must follow the instructions detailed above on how to obtain a legal proxy and control number for the Extraordinary General Meeting.

No Additional Matters

The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under the CGC Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your CGC Ordinary Shares, you may call __________, CGC’s proxy solicitor, at __________ (toll free), or banks and brokerage firms, please call collect at __________.

Redemption Rights

Pursuant to the CGC Memorandum and Articles of Association, CGC Public Shareholders may demand that their CGC Class A Ordinary Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $6.0 million as of August 31, 2026, the estimated per share redemption price would have been approximately $12.53.

In order to exercise your redemption rights, you must:

●	hold CGC Class A Ordinary Shares or, if you hold CGC Public Units, elect to separate the underlying CGC Class A Ordinary Shares and CGC Public Warrants prior to exercising your redemption rights with respect to the CGC Class A Ordinary Shares;

●	prior to 5:00 p.m., Eastern Time on __________, 2026 (two business days before the initially scheduled Extraordinary General Meeting), (a) submit a request in writing that CGC redeem all or a portion of your CGC Class A Ordinary Shares for cash and identify yourself as a beneficial holder and provide your legal name, phone number and address to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following email address: spacredemptions@continentalstock.com and (b) deliver your CGC Class A Ordinary Shares to the Transfer Agent, physically or electronically, through The Depository Trust Company. If you have questions regarding the certification of your position or delivery of your CGC Class A Ordinary Shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

You do not have to be a record date holder in order to exercise your redemption rights. CGC Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is CGC’s understanding that CGC shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, CGC does not have any control over this process and it may take longer than two weeks. If you hold your CGC Class A Ordinary Shares in “street name”, you will have to coordinate with your bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of CGC Class A Ordinary Shares seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option, prior to 5:00 p.m. Eastern Time on __________, 2026 (two business days before the initial date of the Extraordinary General Meeting). The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination at the Extraordinary General Meeting. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you hold CGC Public Units registered in your own name, you must deliver the certificate for such CGC Public Units to the Transfer Agent with written instructions to separate such CGC Public Units into CGC Class A Ordinary Shares and CGC Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights with respect to the CGC Class A Ordinary Shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your CGC Public Units, you must instruct such nominee to separate your CGC Public Units into CGC Class A Ordinary Shares and CGC Public Warrants. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of CGC Public Units to be split and the nominee holding such CGC Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant CGC Public Units and a deposit of an equal number of CGC Class A Ordinary Shares and CGC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the CGC Class A Ordinary Shares from the CGC Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your CGC Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

If the Business Combination is not approved or completed for any reason, then holders of the CGC Class A Ordinary Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account and these shares will be returned to such holder or their account.

Each redemption of CGC Class A Ordinary Shares by CGC Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $6.0 million as of August 31, 2026. The Business Combination Agreement does not contain a minimum-cash closing condition based on the amount remaining in the Trust Account following redemptions.

Prior to exercising redemption rights, CGC Public Shareholders should verify the market price of the CGC Class A Ordinary Shares, as shareholders may receive higher proceeds from the sale of their CGC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your CGC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the CGC Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your CGC Class A Ordinary Shares will cease to be outstanding and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any TopCo Common Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of TopCo, if any. You will be entitled to receive cash for your CGC Class A Ordinary Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CGC does not consummate an initial business combination by August 5, 2027, CGC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the CGC Public Shareholders and all of CGC’s warrants will expire worthless.

Appraisal or Dissenters' Rights

The Cayman Companies Act prescribes when shareholder appraisal or dissenters rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. See the section titled “Proposal No. 2 - The Merger Proposal - Appraisal Rights Under the Cayman Companies Act” for additional information.

Holders of CGC Public Warrants and CGC Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

Proxy Solicitation Costs

CGC is soliciting proxies on behalf of the CGC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. CGC has engaged ________ to assist in the solicitation of proxies for the Extraordinary General Meeting. CGC and its directors, officers and employees may also solicit proxies in person. CGC will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

CGC will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. CGC will pay _______ its customary fee, plus disbursements, reimburse _______ for its reasonable out-of-pocket expenses and indemnify ______ and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as CGC’s proxy solicitor. CGC will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to CGC shareholders. Directors, officers and employees of CGC who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On July 24, 2026, CGC and InoBat entered into the Business Combination Agreement which provides for, among other things, the following transactions:

●	The shareholders of InoBat holding at least 90% of the outstanding shares of InoBat shall contribute their Company Shares (as defined in the Business Combination Agreement) to TopCo in return for TopCo Common Shares at the Exchange Ratio (the “Exchange”);

●	Each option issued by InoBat (whether vested or unvested) will cease to represent the right to purchase shares of InoBat and will be canceled in exchange for options to purchase TopCo Common Shares under a new incentive equity plan to be agreed among the Parties in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of shares of InoBat subject to such option immediately prior to the Exchange Effective Time (as defined in the Business Combination Agreement), multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such option immediately prior to the Exchange Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding option immediately prior to the Exchange Effective Time;

●	All outstanding convertible notes of InoBat will be converted into shares of InoBat pursuant to their terms;

●	CGC will merge with Merger Sub, with CGC as the surviving company in the Merger;

●	In connection with the Merger, each issued and outstanding Eligible CGC Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

●	Each outstanding CGC Public Warrant to purchase a CGC Class A Ordinary Share and each outstanding CGC Private Placement Warrant to purchase a CGC Class A Ordinary Share will, by its terms, convert into a TopCo Public Warrant and a TopCo Private Placement Warrant, respectively) to purchase one TopCo Common Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

●	Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.” The Business Combination Agreement is incorporated by reference into this proxy statement/prospectus, a copy of which is attached to this proxy statement/prospectus as Annex A.

Effect of the Business Combination on Existing CGC Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

●	each Eligible CGC Share will be converted into one fully paid and non-assessable TopCo Common Share; and

●	each CGC Warrant will be converted into a warrant, on the same terms and conditions as those applicable to the CGC Warrants, exercisable for an equivalent number of TopCo Common Shares.

Consideration to InoBat Shareholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the InoBat shareholders in connection with the Business Combination will be 50,209,896 TopCo Common Shares.

Aggregate TopCo Proceeds

The aggregate proceeds received by TopCo through the Merger and Exchange will be used for general corporate purposes after the Business Combination and for transaction costs.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following key conditions:

●	all notifications, approvals, decisions, clearances or the like required under applicable antitrust or foreign direct investment Laws shall have been obtained (or deemed, by applicable Law, to have been obtained) from each FDI Authority or other applicable Governmental Entity, and any agreement between a party to the Business Combination Agreement with any Governmental Authority not to consummate transactions contemplated by the Business Combination Agreement, shall have expired or been terminated, as applicable

●	no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement shall be in effect;

●	the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

●	the Transaction Proposals shall have been submitted to the vote of CGC Shareholders at the Extraordinary General Meeting in accordance with the Registration Statement/Proxy Statement and each of the Transaction Proposals (other than the Adjournment Proposal) shall have been approved and adopted by the requisite vote of CGC Shareholders at the Extraordinary General Meeting in accordance with the CGC Memorandum and Articles of Association and the applicable provisions of the Cayman Companies Act (the “Required CGC Shareholder Approval”);

●	the Required Company Shareholders’ Consent shall continue to be in full force and effect; and

●	CGC’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been approved and, immediately following the Merger Effective Time, TopCo shall have satisfied any applicable initial and continuing listing requirements of Nasdaq, and TopCo shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the TopCo Common Shares shall have been approved for listing on Nasdaq.

Other Conditions to the Obligations of the Company

The obligations of the Company to consummate the Business Combination are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following conditions at or prior to the Closing:

●	(i) the CGC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a) of the Business Combination Agreement) shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of CGC in Article 4 (other than the CGC Fundamental Representations shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CGC to consummate the Business Combination;

●	the covenants and agreements of CGC contained in the Business Combination Agreement to be performed prior to the Closing shall have been performed in all material respects;

●	since the date of the Business Combination Agreement, no Company Material Adverse Effect shall have occurred;

●	the TopCo Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16 of the Business Combination Agreement;

●	the PIPE Investors shall have funded the PIPE Financing amount pursuant to the Investor Subscription Agreements;

●	CGC shall have delivered, or caused to be delivered, to InoBat the documents set forth in Section 6.3(f).

Other Conditions to the Obligations of CGC

The respective obligations of CGC to consummate the Business Combination are subject to the satisfaction or, if permitted by applicable Law, waiver by CGC of the following further conditions at or prior to the Closing:

●	(i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a) of the Business Combination Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 4.6 and Section 3.2(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 3.8(a) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing; and (iv) the representations and warranties of InoBat set forth in Article 3 of the Business Combination Agreement (other than the Company Fundamental Representations and the representations and warranties set forth Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

●	the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement or the Shareholder Undertaking at or prior to the Closing;

●	since the date of the Business Combination Agreement, no Company Material Adverse Effect shall have occurred;

●	within 15 days following the initial filing of this registration statement with the SEC, the Company Shareholder Undertaking shall have been executed by Company Shareholders holding at least ninety percent (90%) of the Company Shares outstanding immediately prior to the delivery of such Company Shareholder Undertaking, and the same shall not have been or be revoked, modified, amended, waived or terminated; and

●	InoBat shall have delivered, or caused to be delivered, to CGC the documents set forth in Section 6.2(e).

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of CGC and InoBat.

From the completion of the IPO through February 2026, CGC’s management reviewed and conducted preliminary due diligence on, and, in some cases, entered into confidentiality agreements with, more than 30 potential business combination candidates, including InoBat. CGC entered into a non-binding letter of framework with Plxsur Limited (“PLX”) in October 2025, which was subsequently terminated because PLX was not able to raise the required financing and entered administration in January 2026. These potential acquisition targets were considered by CGC management because management believed they had a potential business advantage or opportunity in the markets in which they operate, had strong and experienced management teams and/or key personnel, and offered attractive risk-adjusted equity returns for CGC shareholders.

Subsequent to the termination with PLX, CGC did not pursue continued discussions with targets other than InoBat because CGC concluded that these other targets were not suitable business combination opportunities for CGC, based, among other factors, on due diligence indicating that the target businesses did not meet the criteria CGC had established as discussed above. CGC decided to pursue a business combination with InoBat because CGC determined that InoBat represented a compelling opportunity based upon, among other things, CGC’s estimation of the potential business and technological advantages of InoBat, InoBat’s cash-generative battery energy storage systems business and the growth profile of that business, the potential risk-adjusted equity returns for CGC’s shareholders offered by InoBat, InoBat’s knowledge of the sector within which it operates, the backgrounds and experience of the key personnel of InoBat, and the growing demand for battery energy storage driven by the attractive economics and growth of renewable power generation, expansion of data center and artificial intelligence infrastructure, and heightened attention to supply chain security. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—The CGC Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

Martin Biely, a member of Cartesian’s investment team, and Marián Boček, Co-Founder and Chief Executive Officer of InoBat, were previously acquainted through professional networks. Prior to February 2026, their interactions were limited and did not involve any discussion of a potential business combination between CGC and InoBat.

On February 9, 2026, Mr. Biely contacted Mr. Boček to inquire whether InoBat would consider becoming a public company through a business combination with a special purpose acquisition company and described Cartesian’s experience with SPAC transactions. Mr. Boček indicated that InoBat would consider a business combination.

On February 10, 2026, Mr. Biely sent InoBat an initial due diligence questionnaire. Mr. Boček returned written responses on February 10 and 11, 2026.

From mid-February through mid-March 2026, CGC’s management conducted preliminary due diligence on InoBat. During this period, Mr. Biely and Mr. Boček held numerous telephonic discussions regarding, among other things, InoBat’s business plan, comparable public companies, and the structure and timeline of a potential transaction.

On March 13, 2026, Mr. Biely, on behalf of CGC, delivered to Mr. Boček a non-binding letter of intent and related term sheet (the “LOI”). The initial draft LOI provided for a pre-money equity valuation of €1.1 billion, comprising an initial component of €650.0 million and additional components subject to vesting or forfeiture based on EBITDA-based milestones, as well as a contemplated PIPE Financing to be anchored by affiliates of CGC, potential bridge financing, and an exclusivity period.

On March 15, 2026, Mr. Biely sent an email to Mr. Boček conveying CGC’s initial positions on the LOI, and Messrs. Biely and Boček held multiple discussions in the following days addressing Mr. Boček’s questions related to the LOI.

On March 20, 2026, Mr. Boček delivered InoBat’s markup of the LOI to Messrs. Biely and de Luque. In the following days, Mr. Biely and Mr. Boček held multiple discussions regarding the proposed terms.

On March 30, 2026, Mr. Biely delivered a revised draft of the LOI to InoBat. The revised draft restructured the EBITDA-based earn-out into two tranches of €250.0 million each, with each tranche capable of vesting upon achievement of the applicable EBITDA target in either of two fiscal years, among other things.

On April 2, 2026, Messrs. Yu, Biely, and de Luque of CGC held a video conference with Mr. Boček and Mr. Palmer to discuss InoBat’s business.

On April 6, 2026, Mr. Yu delivered to Messrs. Boček and Palmer an execution-ready draft of the LOI reflecting counsel’s drafting changes and one substantive addition: an earn-out component of €100.0 million conditioned on a milestone relating to Project Kamzik, InoBat’s gigafactory project in Surany, Slovakia.

On April 8, 2026, Mr. Henrich Hajdin, Chief Legal and Compliance Officer of InoBat, circulated a revised execution version reflecting certain changes to the terms of the earn-out and the minimum PIPE Financing commitment, and Mr. Yu executed the LOI on behalf of CGC on April 8, 2026.

On April 9, 2026, InoBat countersigned, and the parties entered into the LOI dated April 8, 2026. The LOI provided for, among other things: (i) a pre-money equity valuation of InoBat of €1.1 billion, of which €600.0 million would be subject to an earn-out; (ii) a targeted PIPE Financing of up to $80.0 million, anchored by a $20.0 million commitment from affiliates of CGC and a $7.5 million co-anchor commitment from existing shareholders of InoBat; (iii) lock-up arrangements, with specified categories of shares of up to 10% of fully-diluted shares outstanding excluded from lock-up at Closing and up to a further 20% released upon effectiveness of a resale registration statement; and (iv) a 45-day exclusivity period, subject to extension.

Following the execution of the LOI, CGC commenced confirmatory due diligence on InoBat, which continued through the signing of the Business Combination Agreement and included, among other things, commercial, financial, tax and legal due diligence, customer reference calls, and a visit by representatives of CGC to InoBat’s production facility in Voderady, Slovakia, and the Surany gigafactory site, and a visit to InoBat’s BESS installation at Customer B premises in Slovakia, on May 6 and 7, 2026.

During April 2026, the parties commenced efforts to arrange the PIPE Financing. On April 14, 2026, Messrs. Boček and Palmer, together with representatives of CGC, held a video conference with a U.S. institutional investor introduced by Mr. Yu (the “Potential Institutional Investor”). During April 2026, InoBat and CGC also held discussions with other potential strategic and institutional investors regarding participation in the PIPE Financing. On April 27, 2026, InoBat held another teleconference with the Potential Institutional Investor. On April 30, 2026, the Potential Institutional Investor indicated its non-binding interest in anchoring the PIPE Financing, and CGC’s counsel commenced preparation of the related investment documents.

During May 2026, Greenberg Traurig, LLP (“GT”), counsel to CGC, and Dentons, counsel to InoBat, together with the parties’ respective tax and structuring advisors, evaluated alternative transaction structures designed to preserve the agreed valuation and governance principles and comply with regulatory, tax and governance considerations.

On May 18, 2026, GT circulated an initial draft of the Business Combination Agreement, Sponsor Support Agreement and Shareholder Support Agreement to Dentons.

On May 19, 2026, and May 21, 2026, Dentons circulated comments to the Business Combination Agreement and the Shareholder Support Agreement, and an initial draft of the InoBat disclosure schedules to the Business Combination Agreement. The comments discussed, among other things, certain interim period obligations of InoBat, third-party notice and consent requirements, and the treatment of InoBat’s existing indebtedness.

During May and June 2026, Mr. Biely and Messrs. Boček and Hajdin held frequent discussions regarding the Business Combination Agreement.

During late May and June 2026, the parties also negotiated the lock-up arrangements applicable to InoBat’s existing shareholders and management, and agreed that certain shareholders will be subject to an orderly disposition framework providing for, among other things, a limitation on daily sales volume relative to average daily trading volume and a minimum price floor.

On June 4, 2026, the CGC Board, including all independent members, approved the Business Combination and CGC’s entry into the Business Combination Agreement. The CG Board did not rely on any financial or operational projections of InoBat in its analysis of the Business Combination Agreement and the Business Combination.

The CGC Board did not obtain, and did not resolve to obtain, a fairness opinion from a financial advisor in connection with the Business Combination. In reaching its determination, the CGC Board relied on the knowledge and experience of CGC’s management and the members of the Board in evaluating InoBat’s business, financial condition, and prospects, together with the results of CGC’s due diligence.

On June 15, 2026, Mr. Biely delivered to Mr. Boček a proposed lock-up schedule and trading framework for all InoBat shareholders, designed to provide suitable free float at Closing while providing measured liquidity opportunities for shareholders. On June 16 and 17, 2026, representatives of CGC and InoBat, including Mr. Hajdin and Michal Kozelka on behalf of InoBat, held telephonic discussions regarding the proposal. On June 17 and 18, 2026, Messrs. Yu and Palmer exchanged correspondence regarding the lock-up structure, and agreed on staggered lock-up periods of 12, 15, and 18 months for the applicable shares, subject to VWAP-based early release thresholds.

Between May 31, 2026, and June 26, 2026, GT and Dentons exchanged versions of the Business Combination Agreement, Sponsor Support Agreement and Shareholder Support Agreement proposing changes, among other things, to the terms of the lock-up and orderly disposition agreements, the Sponsor’s accommodations in connection with the Business Combination, and third-party consents and notice requirements.

During late June and July 2026, the parties and their counsel, together with the Potential Institutional Investor and its counsel, finalized the transaction documentation. This included, among other things, the resolution of structuring and tax considerations relating to distributions on the preferred securities, the completion of the Dutch corporate documentation establishing the terms of the preferred securities, and the finalization of the PIPE Financing agreements, the disclosure schedules, and the ancillary agreements.

On July 3, 2026, Messrs. Boček and Palmer and Mr. Yu met in person to discuss multiple elements of the planned combination.

On July 13, 2026, Messrs. Boček and Palmer, together with representatives of CGC, held a video conference with representatives of the Potential Institutional Investor.

On July 24, 2026, CGC, InoBat and the other parties thereto executed the Business Combination Agreement, the Sponsor Support Agreement and the Shareholder Support Agreement, and the PIPE Investors executed the PIPE Financing agreements, providing for an aggregate committed PIPE Financing of $77.5 million. On July 27, 2026, the transactions were publicly announced, and CGC filed the press release, the Business Combination Agreement, and the related transaction agreements with the SEC as exhibits to a Current Report on Form 8-K.

The CGC Board’s Reasons for the Business Combination

As detailed above, the prospectus for the IPO identified the general criteria and guidelines that CGC’s management team believed would be important in evaluating prospective target businesses, although in such prospectus CGC also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. InoBat met a number of the criteria and guidelines that were identified in the IPO prospectus, and following due diligence conducted by CGC’s management and its advisors, and following detailed discussions with InoBat, CGC believed InoBat to be an attractive business combination target.

The CGC Board considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of those factors, the CGC Board, as a whole, did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weights to the specific factors they took into account in reaching their decision. Rather, the CGC Board based their evaluation and recommendation of the Business Combination on the totality of the information presented to, and considered by, them. The CGC Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Business Combination Agreement and the Business Combination are in the best interests of CGC and its shareholders. The CGC Board evaluated the reasons described below with the assistance of CGC management and CGC’s outside advisors. Individual members of the CGC Board may have given different weight to different factors. This explanation of the reasons for the CGC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching their decision, the CGC Board was made aware of the results of the due diligence conducted by CGC’s management, which diligence included:

●	meetings with InoBat’s management team to understand and analyze InoBat’s business and prospects;

●	site visits to InoBat’s battery cell research and production site in Voderady, Slovakia, and to Customer B, one of InoBat’s current BESS customers, in Slovakia;

●	legal due diligence conducted by GT and local counsel in Slovakia;

●	review of the proposed structure of the Business Combination and drafts of definitive documents.

The factors considered by the CGC Board included, but were not limited to, the following (which are not weighted or in any order of significance):

●	Compelling Real World Validation. In 2025, InoBat launched its BESS offering and delivered 205 MWh of utility-scale BESS across Ukraine and Slovakia, including a 175 MWh deployment in Ukraine for Customer A completed in 21 weeks and a 30 MWh turnkey installation for Customer B in Slovakia.

●	Market Opportunity. BESS market growth is driven by rising electricity demand and the increasing share of renewable power, as well as by declining BESS costs (particularly lithium-ion battery prices) and increasingly favorable regulations and policies in most regions. InoBat is targeting utility-scale BESS demand in Europe, with a long-term goal to enter the North American market, including through its sodium-ion cell development with strategic partners. The BESS market is expected to grow materially as renewable penetration increases, fossil power generation retires, transmission constraints worsen, and electricity demand rises from industrial electrification and AI data centers.

●	Experienced Management Team. The CGC Board believes that InoBat has an experienced management team that is positioned to successfully lead the combined company.

●	PIPE Equity Commitment. The PIPE Investors have committed $77.5 million in the PIPE Financing, including $50.0 million from an unaffiliated Institutional PIPE Investor, which was viewed by the CGC Board as support from investors for the opportunities represented by the Business Combination.

●	InoBat Shareholders’ Retained Interest. The CGC Board believes that InoBat’s shareholders’ retention of a large stake in TopCo shows support for InoBat.

●	Other Alternatives. The CGC Board believed, after a review of other business combination opportunities reasonably available to CGC, that the proposed Business Combination represents the best potential business combination for CGC based on its evaluation of InoBat and other potential acquisition targets.

●	Reasonableness of Consideration. Following a report of the due diligence of InoBat’s business conducted by CGC’s management and advisors, the CGC Board determined that the aggregate consideration to be paid in the Business Combination, and the milestones established to achieve full consideration, were reasonable.

●	Negotiated Transaction. The CGC Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both CGC and InoBat to complete the Business Combination.

In the course of its deliberations, the CGC Board considered a variety of uncertainties, risks and other challenges relevant to the Business Combination, including the below (which are not weighted or in any order of significance):

●	Technology Risk. InoBat has not yet manufactured battery cells at commercial scale, and it faces significant development challenges. These challenges include increasing and maintaining the quality, consistency, reliability and production throughput of its cells, scaling manufacturing processes, and meeting the rigorous specifications required by its partners in the energy storage and automotive sectors, including calendar life, mechanical, safety, and abuse testing.

●	Commercialization Risk. While InoBat has entered into initial BESS contracts and is building a BESS assembly facility at its Voderady site, there is no assurance that this business will generate sufficient revenue, that it will successfully execute on its BESS pipeline, or that it will achieve the production volumes, margins, or market penetration anticipated in its business plan. The BESS market is rapidly evolving, highly competitive, and subject to risks including pricing pressure from vertically integrated Asian manufacturers, supply chain disruptions, shifts in government subsidy and auction frameworks, and changes in customer preferences.

●	Capital Requirements and Financial Risk. The likelihood that InoBat will require significant additional capital to fund continued research and development, manufacturing scale-up and commercialization efforts, and the risk that such capital may not be available on acceptable terms, which could delay or prevent the execution of InoBat’s business plan.

●	Regulatory Risks. The risk that InoBat may incur significant costs to comply with environmental, health, safety, product stewardship and other regulatory requirements, and that any failure to comply with, or changes in, applicable requirements could result in fines, permit restrictions, operational interruptions, remediation obligations, product recalls or other liabilities that could materially adversely affect InoBat’s business, financial condition and results of operations.

●	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within a reasonable timeframe.

●	Liquidation of CGC. The risks and costs to CGC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CGC being unable to effect a business combination by the end of the completion window, and force CGC to liquidate.

●	Exclusivity. The fact that the Business Combination Agreement includes a provision that generally restricts CGC from soliciting other business combination proposals, which limits CGC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, under the Business Combination Agreement, unless required by applicable law, the Board may not change or withdraw its recommendation to the CGC shareholders to vote in favor of the Business Combination Proposal and any other proposals required to consummate the transactions contemplated by the Business Combination Agreement that are submitted to, and require the vote of, the CGC shareholders.

●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CGC’s control, including approval by CGC shareholders of the Business Combination and approval by Nasdaq of the initial listing application in connection with the Business Combination.

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely prohibit consummation of the Business Combination.

●	External Risks. Economic downturns and political and market conditions beyond InoBat’s control could adversely affect its business, financial condition, results of operations and prospects.

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

●	Interests of Certain Persons. The CGC Board was also aware that the Sponsor and CGC’s officers, and directors may have interests in the Business Combination that are in addition to, and that may be different from, the interests of unaffiliated CGC shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. Such interests are described in more detail under the caption “The Business Combination — Interests of Certain Persons in the Business Combination.” To mitigate these potential conflicts of interest, directors affiliated with the Sponsor and CGC recused themselves from voting to approve the Business Combination.

●	Public Shareholders Will Have a Minority Ownership Interest in TopCo. The fact that current CGC Public Shareholders will experience immediate dilution as a consequence of the issuance of TopCo Common Shares as consideration in the Business Combination and, as a result, such CGC Public Shareholders will collectively own a minority interest in TopCo after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by the InoBat shareholders and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by CGC Public Shareholders, thereby increasing dilution to CGC Public Shareholders. Having a minority ownership interest may reduce the influence that current CGC Public Shareholders have on the management of TopCo. For more information, see “The Business Combination — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information.”

●	Absence of Possible Structural Protections for Minority Shareholders. The CGC Board took several steps to mitigate potential conflicts of interest, including by the recusal of any CGC-affiliated directors from the vote to approve the Business Combination Agreement and related transactions. However, other possible structural protections were not put in place. For example, the CGC Board did not obtain a fairness opinion, and the Business Combination does not require approval of a majority of unaffiliated security holders, and the CGC Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

●	Other Risks. Various other risks associated with the Business Combination, the business of CGC and the business of InoBat described under the section entitled “Risk Factors.”

The CGC Board concluded that the potential benefits that they expected CGC and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the CGC Board, except the directors affiliated with CGC, which directors recused themselves from the vote, determined that the Business Combination Agreement and the Business Combination were in the best interests of CGC and its shareholders. The CGC Board did not rely on any financial or operational projections of InoBat in their analysis of the Business Combination Agreement and the Business Combination.

Benefits and Detriments of the Business Combination and PIPE Financing

The following describes the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination and PIPE Financing:

●	CGC: The CGC Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to InoBat’s reported validation, its market opportunity, experienced management team, and the existence and size of the PIPE Financing. The CGC Board also considered the potential detriments of the Business Combination to CGC, including regulatory risks, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomic risks, the absence of possible structural protections for minority shareholders, and the risks and costs to CGC if the Business Combination is not achieved, including the risk that it may result in CGC being unable to complete a business combination and force CGC to liquidate. For more information, see “— The CGC Board’s Reasons for the Approval of the Business Combination,” and various risks described under the section entitled “Risk Factors.”

●	Sponsor: The Sponsor and DirectorCo expect to receive substantial consideration in the Business Combination, including the following securities: (i) 4,950,000 TopCo Common Shares issued in exchange for their remaining Founder Shares at the Closing (consisting of 4,850,000 TopCo Common Shares to be received by the Sponsor and 100,000 TopCo Common Shares to be received by DirectorCo, in each case after giving effect to the transfer by the Sponsor of 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee) and (ii) 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants issued to the Sponsor in exchange for $9.2 million of obligations under the Sponsor Loans. The Sponsor is also entitled to the repayment of any out-of-pocket expenses, advances or loans made by the Sponsor and the payment of $10,000 per month by CGC for providing office space, utilities, secretarial and administrative support services pursuant to the Administrative Services Agreement dated May 5, 2022, by and between CGC and the Sponsor. For more information, see “The Business Combination — Interests of Certain Persons in the Business Combination.” The Sponsor and DirectorCo will only be able to realize a return on their equity in CGC (which may be materially higher than the return realized by CGC Public Shareholders) if CGC completes a business combination. In addition, the Sponsor and DirectorCo face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s and DirectorCo’s role in the Business Combination, and the risk that if the Business Combination is not achieved, CGC may be unable to consummate a business combination and be forced to liquidate, resulting in the Sponsor’s and DirectorCo’s investment being worthless. Finally, an affiliate of the Sponsor is a PIPE Investor and has subscribed for TopCo securities issuable in connection with the consummation of the Business Combination.

●	CGC Independent Directors: CGC’s independent directors each own an interest in DirectorCo through which they hold financial interests in the Founder Shares, which they acquired at a de minimis cost. Such persons have waived any claim against the Trust Account for redemption of such Founder Shares. CGC’s independent directors are also entitled to the repayment of any out-of-pocket expenses, advances or loans made by them (of which there are none as of the date of this proxy statement/prospectus). Accordingly, in the event that CGC liquidates, the CGC independent directors may lose their entire investment. In addition, the CGC directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

●	Unaffiliated CGC Public Shareholders: The unaffiliated CGC Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their CGC Class A Ordinary Shares in connection with the consummation of the Business Combination. Non-redeeming CGC Public Shareholders will have the opportunity to participate in the potential future growth of InoBat, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the CGC Board described more fully in “—The CGC Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of CGC and the business of InoBat, as described further under the section entitled “Risk Factors,” the potential conflicts of interest described under “The Business Combination—Interests of Certain Persons in the Business Combination,” and the potential material dilution they may experience as described more fully in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. Redeeming CGC Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming CGC Public Shareholders face the potential of not realizing any future growth in value of InoBat following the Business Combination.

●	InoBat and its Affiliates: The InoBat board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among other factors, that the Business Combination will expand the access to capital for InoBat, and taking into account InoBat’s expected cash resources and need for additional capital to fund the development of its products, and the terms of this particular potential Business Combination and the successful track record in prior business combinations of CGC’s and the Sponsor’s management team, as the negotiated transaction will result in the infusion of capital at the time of Closing from the gross proceeds of the PIPE Financing and from any other portion of the proceeds of the Trust Account disbursed to TopCo after satisfaction of redemptions and expenses. For InoBat’s shareholders and their affiliates, the listing and trading of their TopCo Common Shares is expected to make their holdings more liquid. The InoBat board also considered the potential detriments of the Business Combination to InoBat and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the uncertainty of the potential benefits of the Business Combination being achieved, the costs involved in connection with completing the Business Combination, the additional costs and dedication of InoBat management’s time and effort required to operate as a public company and the time and effort of InoBat management required to complete the Business Combination. For more information, see the section entitled “Risk Factors”.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the CGC Board to vote in favor of the Business Combination, CGC shareholders should be aware that aside from their interests as shareholders, the Sponsor and CGC’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other CGC shareholders generally. The CGC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to CGC shareholders that they approve the Business Combination Proposal. CGC shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

●	the fact that the Sponsor and DirectorCo hold 5,750,000 Founder Shares (consisting of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares), which were acquired for an aggregate purchase price of $25,000 (approximately $0.004 per share). Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee, and, as a result, at the Closing the Sponsor will receive 4,850,000 TopCo Common Shares and DirectorCo will receive 100,000 TopCo Common Shares in exchange for their remaining Founder Shares. These Founder Shares will have a value at the time of the Business Combination substantially in excess of the amount paid for them, and will be worthless if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that CGC’s independent directors hold financial interests in the Founder Shares through their membership interests in DirectorCo, which they acquired at de mnimis cost;

●	the fact that the Sponsor purchased 6,600,000 CGC Private Placement Warrants for $6.6 million (at $1.00 per warrant) in a private placement that occurred simultaneously with the CGC IPO; provided that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit and surrender to CGC all of its CGC Private Placement Warrants in connection with the Business Combination;

●	the fact that, simultaneously with the CGC IPO, the Sponsor made the Sponsor Loan to CGC in the aggregate amount of $4.6 million, and has since made additional loans to CGC evidenced by unsecured promissory notes, and that, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to cancel $1.8 million of obligations under such loans and to exchange $9.2 million of obligations under such loans for 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants;

●	the fact that an affiliate of the Sponsor is participating in the PIPE Financing as a PIPE Investor, and thus has an interest in the Business Combination in addition to the Sponsor’s interest in the Founder Shares;

●	the fact that the CGC Initial Shareholders and CGC’s directors and officers who own CGC Ordinary Shares have each waived their redemption rights with respect to any CGC Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination, and have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that the Sponsor, Cantor and Piper Sandler will lose the aggregate $8.9 million they paid for the CGC Private Placement Warrants, and the Sponsor and the other CGC Initial Shareholders will lose amounts advanced under the Sponsor Loan and the other Sponsor promissory notes to the extent not otherwise repaid or converted, if CGC does not complete an initial business combination by August 5, 2027;

●	the fact that, pursuant to the Registration Rights Agreement to be entered into at the Closing, the Sponsor, certain members of the Sponsor, the PIPE Investors and certain shareholders of InoBat will have customary registration rights, including demand, piggyback and Rule 415 resale rights, with respect to certain TopCo securities;

●	the fact that CGC has agreed to pay the Sponsor up to $10,000 per month for office space and administrative and support services pursuant to the Administrative Services Agreement, which fees will cease upon completion of the Business Combination or CGC’s liquidation, and that the Sponsor and CGC’s officers and directors, and their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on CGC’s behalf, with no cap on such reimbursement; and

●	the fact that the Sponsor and the other CGC Initial Shareholders have agreed to vote their CGC Ordinary Shares in favor of the Business Combination and collectively have the right to vote approximately 92.4% of the issued and outstanding CGC Ordinary Shares.

Interests of InoBat Directors and Executive Officers in the Business Combination

In addition to the interests of the Sponsor, DirectorCo and CGC’s officers and directors, CGC shareholders should take the following interests of InoBat directors and executive officers into account in deciding whether to approve the Business Combination Proposal. Their interests in the Business Combination are different from, or in addition to, those of CGC’s shareholders generally.

InoBat Directors and Executive Officers Intended to be Named as TopCo’s Directors and Executive Officers

The following individuals are InoBat’s directors and executive officers who are expected to become TopCo’s directors and executive officers upon the closing of the Business Combination:

Name	Position
Executive Officers
Marián Boček	Co-Founder and Chief Executive Officer and Director
Marian Pavlus	Chief Financial Officer
Victoria Vernarecova	Chief Operating Officer
Henrich Hajdin	Chief Legal and Compliance Officer and Corporate Secretary
InoBat Board
[_]

Redemption Rights

Pursuant to the CGC Memorandum and Articles of Association, CGC Public Shareholders may elect to have their CGC Class A Ordinary Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the CGC Memorandum and Articles of Association. As of August 31, 2026 this would have amounted to approximately $12.53 per share. If a CGC Public Shareholder exercises his, her or its redemption rights, then such holder will be exchanging his, her or its CGC Class A Ordinary Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for his, her or its CGC Class A Ordinary Shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein.

Notwithstanding the foregoing, a CGC Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the CGC Class A Ordinary Shares. Accordingly, all CGC Class A Ordinary Shares in excess of 15% held by a CGC Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Each redemption of CGC Class A Ordinary Shares by CGC Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $6.0 million as of August 31, 2026. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. CGC Public Shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of CGC Shareholders - Redemption Rights” in order to properly redeem their public shares.

Holders of CGC Public Warrants will not have redemption rights with respect to such warrants.

The estimated fees include the deferred underwriting commission which are conditional upon the completion of the Business Combination amount to $11,500,000 (thereof $9,487,500 to Cantor and $2,012,500 to Piper Sandler).

Certain Information Relating to TopCo

Listing of TopCo Common Shares on Nasdaq

TopCo Common Shares currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Common Shares on Nasdaq upon the Closing. TopCo cannot assure you that the TopCo Common Shares will be approved for listing on Nasdaq.

Restrictions on Resales

All TopCo Common Shares and TopCo Public Warrants received by CGC Public Shareholders in the Business Combination are expected to be freely tradable, except that TopCo Common Shares and TopCo Public Warrants received in the Business Combination by persons who become affiliates of TopCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of TopCo generally include individuals or entities that control, are controlled by or are under common control with, TopCo and may include the directors and executive officers of TopCo, as well as its principal shareholders.

Deregistration of CGC

CGC and InoBat anticipate that, following consummation of the Business Combination, CGC will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer

TopCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of CGC’s IPO, which is December 31, 2027, (b) in which TopCo has total annual gross revenue of at least $1.235 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Common Shares held by non-affiliates exceeds $700 million as of the last business day of TopCo’s prior second fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three- year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Common Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Shareholder Rights

Until consummation of the Merger, Cayman Islands law and the CGC Memorandum and Articles of Association will continue to govern the rights of CGC shareholders. After consummation of the Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo Common Shareholders.

There are certain differences in the rights of CGC shareholders prior to the Business Combination and the rights of TopCo Common Shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Certain Tax Consequences of the Business Combination

Please see the section entitled “Material Tax Considerations.”

Accounting Treatment of the Business Combination

The Transactions will be accounted for as a capital reorganization with no goodwill or other intangible assets recorded, in accordance with IFRS Accounting Standards. A capital reorganization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of the InoBat in many respects. However, CGC does not meet the definition of a “business” pursuant to IFRS Accounting Standards 3 Business Combinations, and thus, for accounting purposes, the Transactions with CGC will be accounted as an asset acquisition, creation of TopCo will be accounted for as a capital reorganization.

InoBat has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

●	InoBat shareholders will have the largest voting interest in TopCo under both the No Redemption Scenario and Maximum Redemption Scenario;

●	InoBat’s senior management will be the senior management of TopCo;

●	The business of InoBat will comprise the ongoing operations of TopCo; and

●	InoBat is the larger entity, in terms of substantive operations and employee base.

As CGC does not meet the definition of a business in accordance with IFRS Accounting Standards 3, the Business Combination is accounted for within the scope of IFRS Accounting Standards 2—Share-based Payment (“IFRS Accounting Standards 2”). Any excess of the fair value of TopCo Shares issued to CGC shareholders over the fair value of CGC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares provided by CGC and is expensed as incurred.

Appraisal or Dissenters' Rights

The Cayman Companies Act prescribes when shareholder appraisal or dissenters' rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. See the section titled “Proposal No. 2 - The Merger Proposal - Appraisal Rights Under the Cayman Companies Act” for additional information.

Holders of CGC Public Warrants and CGC Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations applicable to (i) U.S. Holders (as defined below) of CGC Class A Ordinary Shares or CGC Public Warrants (collectively, “CGC securities”), as a consequence of (A) electing to have their shares redeemed for cash and (B) exchanging their CGC securities for TopCo Common Shares and TopCo Public Warrants (collectively, “TopCo securities”) pursuant to the Merger; and (ii) U.S. Holders of ordinary shares of Inobat AS (“Inobat Shares”) as a consequence of the Exchange. This discussion addresses only those holders that hold CGC securities, TopCo securities or Inobat Shares, as applicable, as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address the U.S. federal income tax consequences to the Sponsor, its affiliates, or any holders of CGC Class B Ordinary Shares and/or CGC Private Placement Warrants. In addition, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	pension funds;

●	mutual funds;

●	regulated investment companies;

●	real estate investment trusts;

●	persons that acquired CGC securities or Inobat Shares or who will hold TopCo securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	tax-exempt organizations (including private foundations);

●	persons that hold CGC securities or Inobat Shares or who will hold TopCo securities as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	U.S. expatriates or former long-term residents of the U.S.;

●	persons owning or considered as owning (directly, indirectly, or through attribution) five percent (5%) (measured by vote or value) or more of the stock of CGC or the Company or, following the Business Combination, TopCo (except as specifically provided below);

●	persons who acquire TopCo securities as part of or in connection with any Investor Subscription Agreement;

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

●	controlled foreign corporations or passive foreign investment companies, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds CGC securities, Inobat Shares or TopCo securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding CGC securities, Inobat Shares or TopCo securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Merger, the Exchange, and/or the ownership and disposition of TopCo securities by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. CGC has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of CGC securities, Inobat Shares or TopCo securities, as the case may be, that is, for U.S. federal income tax purposes:

●	an individual who is a U.S. citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders of CGC Securities

Tax Consequences of Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your CGC Class A Ordinary Shares pursuant to the redemption provisions described in this proxy statement/prospectus (a “Redemption”), subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the CGC Class A Ordinary Shares under Section 302 of the Code that is taxable as described below under the heading “—Taxation of Sale or Exchange,” or rather as a distribution that is taxable as described below under the heading “ —Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of CGC shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder as a result of owning CGC Public Warrants and taking into account any ownership in TopCo Common Shares and/or TopCo Public Warrants immediately after the Business Combination) relative to the total number of CGC shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of CGC Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in CGC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also CGC shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include CGC Class A Ordinary Shares which could be acquired pursuant to the exercise of any CGC Public Warrants held by it (and, after the completion of the Business Combination, TopCo Common Shares which could be acquired by exercise of TopCo Public Warrants). In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of CGC (including the TopCo Common Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Because, prior to the Merger, the CGC Class A Ordinary Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the CGC shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the CGC Class A Ordinary Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in CGC. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in CGC will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “—Taxation of Distributions.”

U.S. Holders of the CGC Class A Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxation of Sale or Exchange

Subject to the PFIC rules discussed below, if a Redemption qualifies as a sale of a CGC Class A Ordinary Share (rather than a distribution with respect to such CGC Class A Ordinary Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such CGC Class A Ordinary Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such CGC Class A Ordinary Share exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the CGC Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain realized by a non-corporate U.S. Holder generally may be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from CGC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of CGC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its CGC Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the CGC Class A Ordinary Shares and will be treated as described above under “—Taxation of Sale or Exchange.”

Amounts treated as dividends that CGC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the CGC Class A Ordinary Shares are readily tradable on an established securities market in the United States, CGC is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because CGC believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year (as discussed below under “PFIC Rules”), dividends that CGC pays to a non-corporate U.S. Holder will not constitute “qualified dividends” that would be taxable at a reduced rate.

Tax Consequences of the Merger

In General

In the opinion of Greenberg Traurig, LLP, counsel to CGC, the Merger, taken together with the Exchange and the PIPE Financing, should constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”). The parties to the Business Combination Agreement have agreed to report the Merger consistently with the Intended Tax Treatment for U.S. federal income tax purposes. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Merger that are beyond the control of CGC or TopCo, the qualification of the Merger for the Intended Tax Treatment is not free from doubt. For example, if more than 20% of the shares of TopCo Common Shares are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for the Intended Tax Treatment may not be satisfied. Further, the Merger and the Exchange are occurring under provisions of non-U.S. law that are not identical to comparable provisions of U.S. law, and the U.S. federal income tax treatment of the Exchange and the Merger is therefore uncertain.

An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither CGC nor TopCo has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

As discussed below under the heading “PFIC Rules—Application of the PFIC Rules to the Merger,” even if the Merger qualifies for the Intended Tax Treatment, U.S. Holders could be required to recognize gain (but not permitted to recognize loss) on an exchange of shares pursuant to the Merger by reason of the PFIC rules.

U.S. Holders of CGC Class A Ordinary Shares

If the Merger, taken together with the Exchange and the PIPE Financing, qualifies for the Intended Tax Treatment, a U.S. Holder that exchanges CGC Class A Ordinary Shares in the Merger for TopCo Common Shares generally should not recognize any gain or loss on such exchange, subject to the PFIC rules discussed below and subject to the discussion below regarding the treatment of U.S. Holders that exchange both CGC Class A Ordinary Shares and CGC Public Warrants. In such case, assuming gain recognition is not required under the PFIC rules as described below, the aggregate adjusted tax basis of the TopCo Common Shares received in the Merger by a U.S. Holder should be equal to the adjusted tax basis of the CGC Class A Ordinary Shares surrendered in the Merger in exchange therefor and the holding period of the TopCo Common Shares should include the holding period during which the CGC Class A Ordinary Shares surrendered in the Merger in exchange therefor.

If the Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. Holder that exchanges CGC Class A Ordinary Shares in the Merger for TopCo Common Shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the TopCo Common Shares received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the CGC Class A Ordinary Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such CGC Class A Ordinary Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the CGC Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any TopCo Common Shares received in the Merger that is equal to the fair market value of such TopCo Common Shares as of the effective date of the Merger, and the holding period of such TopCo Common Shares would begin on the day following the Merger.

U.S. Holders of CGC Public Warrants

The CGC Public Warrants are currently each exercisable for one CGC Class A Ordinary Share and will become, pursuant to the Merger, TopCo Public Warrants each exercisable for one TopCo Ordinary Share following the Business Combination.

A U.S. Holder of CGC Public Warrants that does not also exchange CGC Class A Ordinary Shares for TopCo Common Shares in the Merger generally would recognize gain or loss in an amount equal to the difference between the fair market value of the TopCo Public Warrants deemed received and such holder’s tax basis in the CGC Public Warrants deemed exchanged therefor.

If a U.S. Holder of CGC Public Warrants also exchanges CGC Class A Ordinary Shares for TopCo Common Shares in the Merger, and if the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, such holder generally would recognize gain, but not loss, equal to the lesser of (i) such holder’s “realized gain” from the exchange (generally the excess of the fair market value of the TopCo securities received over such stockholder’s aggregate tax basis in the CGC securities exchanged therefor), and (ii) the fair market value of the TopCo Public Warrants deemed received.

Subject to the PFIC rules discussed below, any gain recognized by a U.S. Holder whose CGC Public Warrants become TopCo Public Warrants pursuant to the Merger would generally be long-term capital gain if the holder’s holding period for the CGC Public Warrants was more than one year at the time of the Merger, and the holder’s holding period in the TopCo Public Warrants would begin on the day following the exchange. The U.S. Holder’s tax basis in the TopCo Public Warrants received in the exchange would be equal to their fair market value at the time of the Merger.

PFIC Rules

In General

The treatment of U.S. Holders of CGC securities could be materially different from that described above if CGC is treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to CGC Public Warrants if CGC were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to CGC Public Warrants prior to the finalization of the proposed Treasury Regulations.

If non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (each, a “PFIC Election”).

PFIC Status of CGC

Because CGC is a blank check company with no current active business (as determined for purposes of the PFIC rules), CGC believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.

Application of the PFIC Rules to a Redemption

If a U.S. Holder does not make or is not eligible to make a PFIC Election, the U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition CGC securities, and (ii) any “excess distribution” on CGC securities (generally, any distributions in excess of 125% of the average of the annual distributions on CGC securities during the preceding three taxable years or the U.S. Holder’s Holding period, for the CGC securities that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the CGC securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of CGC’s first taxable year in which CGC is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

●	an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

Assuming that CGC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of CGC Class A Ordinary Shares and that such U.S. Holder has not made a PFIC Election, such U.S. Holder generally will be subject to PFIC rules described above in connection with a Redemption. The application of such rules will depend upon whether the Redemption qualifies for sale or distribution treatment under the rules discussed above under “Tax Consequences of Exercising Redemption Rights.”

U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to the exercise of their redemption rights, including with regard to any PFIC Elections that may be available.

Application of PFIC Rules to the Merger

Even if the exchange of CGC Class A Ordinary Shares in the Merger for TopCo Common Shares qualifies for the Intended Tax Treatment, a U.S. Holder that transfers CGC securities pursuant to the Merger could nevertheless recognize gain if CGC is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of CGC Class A Ordinary Shares may recognize gain in connection with the Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) TopCo is not a PFIC in the taxable year that includes the day after the Merger. Any such gain generally would be subject to the PFIC rules described above under “—Application of the PFIC Rules to a Redemption.”

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of CGC Class A Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Merger. Moreover, if the exchange of CGC Class A Ordinary Shares in the Merger for TopCo Common Shares does not qualify for the Intended Tax Treatment, or if a U.S. Holder recognizes gain on the deemed exchange of CGC Public Warrants for TopCo Public Warrants pursuant to the Merger, any gain recognized on such exchange generally would be subject to the PFIC rules described above under “—Application of the PFIC Rules to a Redemption.”

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of CGC Securities

The U.S. federal income tax consequences of the Merger to Non-U.S. Holders generally will correspond to the U.S. federal income tax consequences described under “—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of CGC Securities,” above, except that the PFIC rules will not apply to any Non-U.S. Holder and, to the extent the Merger results in a taxable exchange of CGC Securities, the consequences for a Non-U.S. Holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of TopCo Securities described below under the heading “—U.S. Federal Income Tax Consequences of Ownership and Disposition of TopCo Securities to Non-U.S. Holders.”

U.S. Federal Income Tax Consequences of the Exchange to U.S. Holders of InoBat Shares

Characterization of the Exchange

Subject to the discussion in the following paragraph and the discussions under the heading “—Additional Requirements for Tax Deferral” below, the parties have agreed to report the Exchange as a transaction described in Section 351(a) of the Code. If the Exchange is treated in this manner, it will result in a tax-free exchange by participating shareholders of their InoBat Shares for TopCo Shares pursuant to Section 351(a) of the Code.

TopCo does not intend to seek, and has not sought, any rulings from the IRS regarding the U.S. federal income tax consequences of the Exchange. Accordingly, there can be no assurance that the exchange of InoBat Shares for TopCo Shares will qualify as an exchange described in Section 351(a) of the Code or that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

Subject to the limitations and qualifications set forth herein, the remainder of this discussion assumes that the Exchange qualifies as an exchange described in Section 351(a) of the Code.

U.S. Federal Income Tax Consequences for U.S. Holders of InoBat Shares

Subject to the discussion below under the heading “—Additional Requirements for Tax Deferral,” a U.S. Holder of InoBat Shares will not recognize gain or loss upon the exchange of InoBat Shares for TopCo Shares pursuant to the Exchange. A U.S. Holder’s aggregate tax basis in the TopCo Shares received in exchange for InoBat Shares will equal the U.S. Holder’s aggregate tax basis in the InoBat Shares surrendered in the Exchange. The holding period of such TopCo Shares received in the Exchange will include the holding period of InoBat Shares surrendered in exchange therefor. For purposes of determining the tax bases and holding periods for TopCo Shares received in the Exchange, U.S. Holders who acquired different blocks of InoBat Shares at different times or for different prices must allocate their bases and holding periods in their InoBat Shares ratably over the TopCo Shares received in the Business Combination.

Additional Requirements for Tax Deferral

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 of the Code with respect to the exchange InoBat Shares for TopCo Shares. A U.S. Holder that is a 5% Holder will recognize gain (but not loss) on the exchange of its InoBat Shares for TopCo Shares pursuant to the Business Combination unless such a 5% Holder enters into a “gain recognition agreement” with the IRS in accordance with applicable Treasury Regulations. Any 5% Holders are urged to consult their tax advisors regarding the time and manner of entering into such a gain recognition agreement.

If InoBat was a PFIC at any time during the holding period of a U.S. Holder of InoBat Shares, pursuant to the Proposed PFIC Regulations, such holder will recognize gain (but not loss) pursuant to the Business Combination unless:

●	such U.S. Holder made a QEF election with respect to its InoBat shares for the first taxable year in which such U.S. Holder held (or was deemed to hold) such shares in which InoBat was a classified as a PFIC and has continued to properly satisfy the requirements of such QEF election in all subsequent years;

●	such U.S. Holder made a QEF election along with an applicable purging election and has continued to properly satisfy the requirements of such QEF election in all subsequent years; or

●	TopCo is a PFIC during the taxable year when the Business Combination is completed.

If InoBat and TopCo are treated as PFICs for the current taxable, and the Exchange were to qualify as an exchange described in Section 351(a) of the Code (subject to complying with the requirements of Section 367(a), if applicable), a U.S. Holder of InoBat Shares will not be required to recognize gain on the exchange of InoBat Shares for TopCo Shares pursuant to the Business Combination.

However, if the Exchange were not to qualify as an exchange described in Section 351(a) of the Code, any income or gain recognized by such a U.S. Holder as a result of the Exchange would generally be subject to a special tax and interest charge, under the rules described more fully below under “—Application of Passive Foreign Investment Company Rules to U.S. Holders of TopCo Securities” (substituting “InoBat Shares” for “TopCo Shares”). The mark-to-market election is not expected to be applicable to InoBat Shares.

Because the Proposed PFIC Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. The IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the Proposed PFIC Regulations to be reasonable interpretations of those Code provisions.

These rules would not apply to a U.S. Holder that has made a QEF election with respect to its InoBat Shares (either (a) for the first taxable year in which such U.S. holder held, or was deemed to hold, such shares in which InoBat was classified as a PFIC or (b) along with a purging election) and continued to properly satisfy the requirements of such QEF election or who has not held InoBat Shares for any taxable year when InoBat was classified as a PFIC. If the Exchange failed to qualify as an exchange described in Section 351(a) of the Code and InoBat were not treated as a PFIC for the taxable year including the Exchange, such a U.S. Holder of InoBat Shares would recognize gain or loss equal to the difference, if any, between (i) the fair market value of the TopCo Shares received in exchange for InoBat Shares surrendered in the Exchange and (ii) such U.S. Holder’s adjusted tax basis in such surrendered InoBat Shares. Any such gain or loss would be long-term capital gain or loss if such U.S. Holder’s holding period in the InoBat Shares surrendered in the Exchange exceeds one year as of the closing date of the Exchange. Long-term capital gains of non-corporate taxpayers are taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of Ownership and Disposition of TopCo Securities to U.S. Holders

Application of Passive Foreign Investment Company Rules to U.S. Holders of TopCo Securities

Based on the current and anticipated composition of the income, assets and operations of TopCo and its subsidiaries, TopCo does not believe it will be treated as a PFIC for the current taxable year, which includes the Business Combination, however there can be no assurances in this regard or assurances that TopCo will not be treated as a PFIC in any future taxable year. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own, directly or indirectly, at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own, directly or indirectly, at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income, and gains from the disposition of passive assets. Cash is a passive asset for PFIC purposes, even if held as working capital. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation is treated as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

If TopCo is treated as a PFIC, there are three separate taxation regimes that could apply to a U.S. Holder of TopCo Shares under the PFIC rules, which are (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, and (iii) the mark-to-market regime (each discussed below). A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. Moreover, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime

A U.S. Holder that does not make a QEF election or a mark-to-market election, as described below, will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of TopCo Shares, and (ii) any “excess distribution” received on the U.S. Holder’s TopCo Shares (generally, any distributions in excess of 125% of the average of the annual distributions on TopCo Shares during the preceding three years or the holding period, whichever is shorter). Generally, under this excess distribution regime: the gain or excess distribution will be allocated ratably over the period during which the U.S. Holder held the TopCo Shares; the amount allocated to the current taxable year, will be treated as ordinary income; and the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) a U.S. Holder realizes on the sale of TopCo Shares cannot be treated as capital gains, even if the U.S. Holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime

A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Holders of TopCo Shares that are U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from TopCo sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, as discussed below, U.S. Holders of TopCo Public Warrants will not be able to make a QEF election with respect to their TopCo Public Warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to an electing U.S. Holder and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. Holder’s tax basis in TopCo Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. Holders should consult their tax advisors as to the manner in which QEF income inclusions affect their allocable share of TopCo’s income and their basis in their TopCo Shares.

TopCo cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a PFIC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

U.S. Holders of TopCo Public Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such TopCo Public Warrants (other than upon exercise of such TopCo Public Warrants for cash) and TopCo was a PFIC at any time during the U.S. Holder’s holding period of such TopCo Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above under “—Excess Distribution Regime.” If a U.S. Holder that exercises such TopCo Public Warrants properly makes and maintains a QEF election with respect to the newly acquired TopCo Shares (or has previously made a QEF election with respect to TopCo Shares), the QEF election will apply to the newly acquired TopCo Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired TopCo Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the TopCo Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above.

Another type of purging election is available if TopCo is also a CFC under the Code. Under this election, TopCo will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of TopCo’s earnings and profits as determined for U.S. federal income tax purposes.

Mark-to-Market Regime

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that TopCo Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that TopCo Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, an electing U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of TopCo Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is nonmarketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as TopCo) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise U.S. Holders to consult their tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. U.S. Holders of TopCo Public Warrants will not be able to make a mark-to-market election with respect to their warrants.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

U.S. Federal Income Tax Consequences of Ownership and Disposition of TopCo Securities to U.S. Holders if TopCo is not a PFIC

Distributions on TopCo Shares

The treatment of U.S. Holders of TopCo Securities could be materially different from that described above if TopCo is not treated as a PFIC for the taxable year including the Business Combination. If TopCo is not treated as a PFIC for the taxable year including the Business Combination, the gross amount of any distribution on TopCo Shares generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of TopCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because TopCo does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is currently expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, dividends will be taxed at the preferential long-term capital gains rate (see “—Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Securities” below), provided the applicable holding period is met, if TopCo Shares are readily tradable on an established securities market in the United States (which they will be if the TopCo Shares are traded on the Nasdaq) and certain other requirements are met, including that TopCo is not classified as a PFIC during the taxable year in which the dividend is paid or the preceding taxable year. There can be no assurance that TopCo Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to TopCo Shares.

A U.S. Holder must include any Dutch tax withheld from the dividend payment in the gross amount of the dividend reported even if the holder does not in fact receive it. The dividend is taxable to the holder when the holder receives the dividend, actually or constructively. The amount of the dividend distribution includible in a U.S. Holder’s income will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends that TopCo distributes generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income” for foreign tax credit limitation purposes. The rules relating to the determination of the foreign tax credit limitation are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent they will be entitled to a credit for Dutch withholding taxes imposed in respect of any dividend TopCo distributes.

Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Securities

If TopCo is not treated as a PFIC for the taxable year including the Business Combination, a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of TopCo Securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of TopCo Securities generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. of a redemption of TopCo Shares, such redemption will be subject to Section 302 of the Code as described above under “—U.S. Federal Income Tax Consequences of the CGC Shareholder Redemption to U.S. Holders of CGC Ordinary Shares.”

Exercise or Lapse of a TopCo Public Warrant

Except as discussed below with respect to the cashless exercise of a TopCo Public Warrant, if TopCo is not treated as a PFIC for the taxable year including the Business Combination, a U.S. Holder generally will not recognize gain or loss upon the exercise of a TopCo Public Warrant for cash. A U.S. Holder’s tax basis in a TopCo Share received upon exercise of a TopCo Public Warrant generally should be an amount equal to the sum of (i) the U.S. Holder’s tax basis in the TopCo Public Warrant exchanged therefor and (ii) the exercise price. If the exercise price is paid in Euro, a U.S. Holder’s tax basis in respect of the exercise price will be the U.S. dollar value of the amount in Euro paid on exercise, determined at the spot rate on the date of exercise. The U.S. Holder’s holding period for a TopCo Share received upon exercise of a TopCo Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TopCo Public Warrant and will not include the period during which the U.S. Holder held the TopCo Public Warrant. If a TopCo Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the TopCo Public Warrant.

The tax consequences of a cashless exercise of a TopCo Public Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. Holder’s basis in the TopCo Share received would equal the holder’s basis in the TopCo Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the TopCo Share would be treated as commencing on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TopCo Share would include the holding period of the TopCo Public Warrants exercised therefor.

It is also possible that a cashless exercise of a TopCo Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised TopCo Public Warrants treated as surrendered to pay the exercise price of the TopCo Public Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the TopCo Public Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in the surrendered warrants. In this case, a U.S. Holder’s tax basis in the TopCo Shares received would equal the U.S. Holder’s tax basis in the TopCo Public Warrants exercised (meaning, the TopCo Public Warrants disposed of by the U.S. Holder in the cashless exercise, other than the surrendered warrants) and the exercise price of such TopCo Public Warrants. It is unclear whether a U.S. Holder’s holding period for the TopCo Shares would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be approved by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of TopCo Public Warrants.

U.S. Federal Income Tax Consequences of Ownership and Disposition of TopCo Securities to Non-U.S. Holders

A Non-U.S. Holder of TopCo Securities will not be subject to U.S. federal income tax or, subject to the discussion below under the heading “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends (including constructive dividends) received on TopCo Securities or any gain recognized on a sale or other disposition of TopCo Securities (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s TopCo Securities) unless such dividend or gain (i) is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and (ii) if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. Any such dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a corporate Non-U.S. Holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a TopCo Public Warrant, or the lapse of a TopCo Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described under “—U.S. Federal Income Tax Consequences of Ownership and Disposition of TopCo Securities to U.S. Holders—U.S. Federal Income Tax Consequences of Ownership and Disposition of TopCo Securities to U.S. Holders if TopCo is not a PFIC—Exercise or Lapse of a TopCo Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences for a Non-U.S. Holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of TopCo Securities described in the preceding paragraphs above regarding a Non-U.S. Holder’s sale or other disposition of TopCo Securities.

Additional Reporting Requirements

U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions (including an exception for TopCo Securities held in accounts maintained at certain financial institutions). An interest in TopCo Securities constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to the ownership and disposition of TopCo Securities.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Material Dutch tax consequences

This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposition of TopCo Securities and does not purport to describe every aspect of taxation that may be relevant to a particular holder. This summary does not describe any Dutch tax considerations or consequences arising from the Dutch Minimum Tax Act 2024 (the Dutch implementation of Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the EU) which may be relevant for a particular holder. Tax matters are complex, and the tax consequences to a particular holder of TopCo Securities will depend in part on such holder’s circumstances.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that TopCo is organized, and that its business will be conducted, in the manner outlined in this prospectus. A change to such organizational structure or to the manner in which TopCo conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change. Prospective holders of TopCo Securities should consult their own tax advisors about the particular Dutch tax consequences to them of the acquisition, ownership and disposition of TopCo Securities.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this proxy statement/prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Material Dutch tax consequences paragraph does not address the Dutch tax consequences for a holder of TopCo Securities who:

(i)	is a person who may be deemed an owner of TopCo Securities for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;
(ii)	is, although in principle subject to Dutch corporate income tax, in whole or in part, specifically exempt from that tax in connection with income from TopCo Securities;
(iii)	is an investment institution as defined in the Dutch Corporate Income Tax Act 1969;
(iv)	is an entity that, although in principle subject to Dutch corporate income tax, is fully or partly exempt from Dutch corporate income tax;
(v)	is an entity with a shareholding in TopCo of at least 5% of the paid-up share capital in TopCo;
(vi)	owns TopCo Securities in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;
(vii)	has a substantial interest or a deemed substantial interest in TopCo for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person - either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes - owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of TopCo, or rights to acquire, directly or indirectly, such an interest in the shares of TopCo or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of TopCo, or (b) such person’s shares, rights to acquire shares or profit participating certificates in TopCo are held by him following the application of a non-recognition provision; or
(viii)	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Dutch taxes on income and capital gains

General

A holder of TopCo Securities will not be or be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the acquisition, ownership and disposition of the TopCo Securities or the execution and/or enforcement of the documents relating to the issue of TopCo Securities or the performance by TopCo of its obligations under such documents or under the TopCo Securities.

Dutch resident holders of TopCo Securities

A holder of TopCo Securities who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporate income tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with TopCo Securities that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with TopCo Securities that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with TopCo Securities that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of TopCo Securities is an individual whose situation has not been discussed before in this section “Material Dutch tax consequences — Taxes on income and capital gains — Dutch Resident holders of TopCo Securities,” the value of his TopCo Securities forms part of the yield basis for that calendar year for purposes of tax on benefits from savings and investments. A deemed benefit, which is calculated on the basis of a holder’s actual bank savings plus his actual other investments (including the value of his TopCo Securities), minus his actual liabilities while taking into account a deemed benefit for each of these categories, is taxed at the rate of 36%. For the year 2026, the estimated deemed benefit rate for actual bank savings is 1.37%, the deemed benefit rate for actual other investments, which category includes the TopCo Securities, is 6.00% and the estimated deemed benefit rate for actual liabilities is 2.70%. The estimated deemed return percentages will be confirmed later. Actual benefits derived from the acquisition, ownership and disposition of TopCo Securities are in principle not subject to Dutch income tax. A rebuttal mechanism is available for taxpayers if the actual benefit calculated in accordance with specific rules is lower in a given year.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with TopCo Securities that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporate income tax at up to a maximum rate of 25.8%.

Dutch non-resident holders of TopCo Securities

Individuals

If a holder of TopCo Securities is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with TopCo Securities, except if:

(i)	he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his TopCo Securities are attributable to such permanent establishment or permanent representative;
(ii)	he derives benefits or is deemed to derive benefits from or in connection with TopCo Securities that are taxable as benefits from miscellaneous activities performed in the Netherlands; or
(iii)	he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his TopCo Securities are attributable.

Such profits and benefits as specified under (i) and (ii) are subject to Dutch income tax at progressive rates up to 49.5%. Such profits as specified under (iii) that are not already included under (i) or (ii) are subject to Dutch income tax on the basis of a deemed benefit from savings and investments (as described under “Dutch resident holders of TopCo Securities — Other individuals”).

Corporate entities

If a holder of TopCo Securities is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporate income tax, it will not be subject to Dutch corporate income tax in respect of any benefits derived or deemed to be derived from or in connection with TopCo Securities, except if:

(i)	it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its TopCo Securities are attributable; or
(ii)	it derives profits pursuant to a co-entitlement to a share of profits of an enterprise, which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its TopCo Securities are attributable.

Such profits and benefits are subject to Dutch corporate income tax at up to a maximum rate of 25.8%.

Withholding taxes

Dividend withholding tax

TopCo is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by TopCo, subject to possible relief under Dutch domestic law or an applicable Dutch income tax treaty depending on a particular holder of TopCo Securities.

The concept “dividends distributed by TopCo” as used in this Material Dutch Tax Consequences paragraph includes, but is not limited to, the following:

(i)	distributions in cash or in kind, deemed distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;
(ii)	liquidation proceeds and proceeds of repurchase or redemption of TopCo Securities in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;
(iii)	the nominal value of TopCo Securities issued by TopCo to a holder of TopCo Securities or an increase of the nominal value of TopCo Securities, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and
(iv)	partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting has resolved in advance to make such repayment and (b) the nominal value of the TopCo Securities concerned has been reduced by an equal amount by way of an amendment to TopCo’s articles of association.

Conditional withholding tax on dividends

Dutch conditional withholding tax at a rate of 25.8% may apply with respect to dividends distributed or deemed to be distributed by TopCo if the dividends are distributed or deemed to be distributed to an entity affiliated to TopCo, which:

(i)	is considered to be resident of a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes;
(ii)	has a permanent establishment located in such jurisdiction to which the dividend is attributable;
(iii)	is entitled to the dividend payable for the main purpose or one of the main purposes to avoid taxation of another person;
(iv)	is not considered to be the recipient of the dividend in its jurisdiction of residence because such jurisdiction treats another (lower-tier) entity as the recipient of the dividend (hybrid mismatch);
(v)	is not treated as resident in any jurisdiction (also a hybrid mismatch); or
(vi)	is a reverse hybrid whereby the jurisdiction of residence of a participant that has a qualifying interest in the reverse hybrid treats the reverse hybrid as tax transparent and that participant would have been taxable based on one (or more) of the items in (i) up to and including (v) above had the dividend been due to it directly, all within the meaning of the Dutch withholding tax act 2021. It is not expected that any dividends will be distributed or deemed to be distributed to an entity affiliated to TopCo that meets one of the circumstances as stated under (i) up to and including (vi) above and therefore dividend distributions and deemed dividend distributions by TopCo should not become subject to withholding tax on the basis of the Dutch withholding tax act 2021.

Gift and inheritance taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of TopCo Securities by way of gift by, or upon the death of, a holder of TopCo Securities who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift while not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of TopCo Securities becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of TopCo Securities made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the acquisition, ownership and disposition of TopCo Securities and the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of TopCo Securities, the performance by TopCo of its obligations under such documents, or the transfer of TopCo Securities.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TopCo, CGC, and InoBat do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TopCo, CGC, or InoBat or any other matter.

General Description of the Business Combination Agreement

General

On July 24, 2026, CGC and InoBat AS entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

●	The Undertaking Company Shareholders will participate in the Exchange;

●	Immediately after giving effect to the Exchange, TopCo will change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and amend and restate its articles of association (the “Dutch Conversion”);

●	After giving effect to the Exchange, Merger Sub will merge with and into CGC, with CGC as the surviving company and a wholly-owned subsidiary of TopCo (the “CGC Merger”);

●	In connection with the CGC Merger, each issued and outstanding CGC Share will be automatically converted at the CGC Merger Effective Time into the right to receive one TopCo Common Share;

●	Immediately following the CGC Merger, each outstanding CGC Warrant will be assigned to TopCo pursuant to the Assignment and Assumption Agreement and will become a warrant to acquire TopCo Common Shares on substantially the same terms;

●	Each Company Option will be converted into a Rollover Option to purchase TopCo Common Shares based on the Exchange Ratio, and to the extent unvested, such option will continue to vest in accordance with its applicable terms, subject to certain Earn-Out vesting conditions;

●	The Institutional PIPE Investor will subscribe for TopCo Series A Preference Shares and TopCo Warrants, and other PIPE Investors will subscribe for TopCo Series B Preference Shares and TopCo Warrants pursuant to the Investor Subscription Agreements; and

●

Following the CGC Merger, upon the achievement of certain earnout milestones, TopCo will issue to the Undertaking Company Shareholders Earn-Out Shares. The earnout milestones consist of: (i) Earn-Out 1 Target: the start of commissioning of Project Kamzik, including the production line in the Project Kamzik’s facility in Surany, Slovakia before December 31, 2027 (for issuance of Earn-Out 1 Shares valued at $115.0 million); (ii) Earn-Out 2 Target: the EBITDA of TopCo for either of fiscal years 2026 or 2027 being greater than €47.0 million (for issuance of Earn-Out 2 Shares valued at $287.5 million); and (iii) Earn-Out 3 Target: the EBITDA of TopCo for either of fiscal years 2027 or 2028 being greater than €87.0 million (for issuance of Earn-Out 3 Shares valued at $287.5 million). No Earn-Out Shares will be issuable if the applicable milestone is not achieved.

Effect of the Business Combination on Existing CGC Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

●	each CGC Class A Share will be converted into one fully paid and non-assessable TopCo Common Share;

●	each CGC Class B Share (Founder Share) will be converted into one fully paid and non-assessable TopCo Common Share; and

●	each CGC Warrant will become a warrant to acquire TopCo Common Shares, on substantially the same terms and conditions as those applicable to the respective CGC Warrants.

Consideration to InoBat Shareholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the InoBat shareholders in connection with the Business Combination will be (i) an aggregate number of TopCo Common Shares (the “Upfront Consideration Shares”) based on an Upfront Consideration Value of $575.0 million, divided by $10.20 per share, and allocated among the Undertaking Company Shareholders by using the Exchange Ratio, and (ii) Earn-Out Shares if and when certain earnout milestones are achieved, consisting of Earn-Out 1 Shares (valued at $115.0 million), Earn-Out 2 Shares (valued at $287.5 million), and Earn-Out 3 Shares (valued at $287.5 million). Each Company Option outstanding immediately prior to the consummation of the Exchange will be converted into a Rollover Option to purchase TopCo Common Shares based on the Exchange Ratio. The exercise price of each Rollover Option will be determined by dividing the exercise price per Company Share by the Exchange Ratio. The Rollover Options will be subject to certain Earn-Out vesting conditions, with 9.09% of the underlying shares vesting upon achievement of Earn-Out 1 Target, 22.73% upon achievement of Earn-Out 2 Target, and 22.73% upon achievement of Earn-Out 3 Target.

Aggregate TopCo Proceeds

The aggregate proceeds received by TopCo through the PIPE Financing and from the Trust Account (after giving effect to the CGC Shareholder Redemption) will be used for general corporate purposes after the Business Combination.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of CGC, TopCo, and InoBat are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of CGC, TopCo, and InoBat are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “Company Material Adverse Effect” means any change, event, effect, occurrence or state of facts that, individually or in the aggregate with any other change, event, effect, occurrence or state of facts, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of InoBat or its subsidiaries, taken as a whole, or (b) the ability of InoBat to consummate the Transactions. In the case of clause (a), none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting Europe, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Europe or any other country, including the engagement by Europe or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Europe or any other country or region in the world, or changes therein, including changes in interest rates in Europe or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect, occurrence or state of facts that is generally applicable to the industries or markets in which InoBat or its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions, including their impact on the relationships, contractual or otherwise, of InoBat or its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (the exception in this clause (vi) will not apply to the representations and warranties in the Business Combination Agreement relating to certain third-party consents, to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition to Closing pertaining to the accuracy of such representations and warranties), (vii) any failure by InoBat or its subsidiaries to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) the taking of any action required by or expressly permitted by the Business Combination Agreement or any ancillary document, or the failure to take any action that is prohibited by the Business Combination Agreement or any ancillary document. Any change, event, effect, occurrence or state of facts resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, occurrence or state of facts has a disproportionate adverse effect on InoBat or its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which InoBat or its subsidiaries operate.

Pursuant to the Business Combination Agreement, a “CGC Material Adverse Effect” means any change, event, effect, occurrence or state of facts that, individually or in the aggregate with any other change, event, effect, occurrence or state of facts, has had or would reasonably be expected to have a material adverse effect on the ability of CGC to consummate the CGC Merger in accordance with the terms of the Business Combination Agreement. None of the following will be taken into account in determining whether a CGC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting Europe, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Europe or any other country, including the engagement by Europe or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Europe or any other country or region in the world, or changes therein, including changes in interest rates in Europe or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect, occurrence or state of facts that is generally applicable to the industries or markets in which CGC operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions, including their impact on the relationships, contractual or otherwise, of CGC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, or (vii) actions taken at the express written request of InoBat or any of its affiliates. Any change, event, effect, occurrence or state of facts resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a CGC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, occurrence or state of facts has a disproportionate adverse effect on CGC relative to other SPACs operating in the industries in which CGC operates.

Closing and Effective Date of the Business Combination

The Closing will take place as promptly as practicable, but no later than the second business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). The Closing will take place electronically by exchange of the closing deliverables. Any closing deliverables which need to be notarized by a Dutch civil-law notary will be executed by the applicable persons in the Netherlands at the offices of Dentons.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction, or waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

●	all notifications, approvals, decisions, clearances or the like required under applicable antitrust or foreign direct investment Laws will have been obtained (or deemed, by applicable Law, to have been obtained) from each FDI Authority or other applicable Governmental Entity, and any agreement between a Party with any Governmental Entity not to consummate transactions contemplated by this Agreement will have expired or been terminated, as applicable;

●	no Order or Law issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the Transactions (including the CGC Merger and the Exchange) will be in effect;

●	the Registration Statement / Proxy Statement will have become effective in accordance with the provisions of the Securities Act, no stop order will have been issued by the SEC and will remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order will have been threatened or initiated by the SEC and remain pending;

●	the Required CGC Shareholder Approval, including the approval of the Business Combination Proposal, Merger Proposal, Nasdaq Proposal, and Governing Document Proposals at the CGC Shareholders Meeting in accordance with CGC’s governing documents, will have been obtained;

●	(i) TopCo’s initial listing application with Nasdaq in connection with the listing of TopCo Common Shares will have been approved such that, immediately following the CGC Merger Effective Time, TopCo will satisfy any applicable initial and continuing listing requirements of Nasdaq, (ii) TopCo will not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the CGC Merger Effective Time, and (iii) the TopCo Common Shares to be issued in connection with the Transactions (including the CGC Merger and the Exchange) will have been approved for listing on Nasdaq;

●	the TopCo Board will be comprised of the individuals appointed in accordance with the Business Combination Agreement and as described in the section entitled “Management of TopCo Following the Business Combination”; and

●	the Required Transaction Proposals will have been approved.

Other Conditions to CGC’s Obligations

In addition to the conditions described above, the obligation of CGC to consummate the Business Combination is subject to the satisfaction, or waiver by CGC, at or prior to the Closing of the following conditions:

●	(i) the Company Fundamental Representations (other than the representations and warranties regarding capitalization and absence of a Company Material Adverse Effect) must be true and correct in all material respects (without giving effect to any materiality qualifications included in such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date (except that if any such representation and warranty is made as of an earlier date, it must be so true and correct as of such earlier date); (ii) the representations and warranties of InoBat regarding its capitalization must be true and correct (without giving effect to any materiality qualifications included in such representations and warranties) in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date (except that if any such representation and warranty is made as of an earlier date, it must be so true and correct as of such earlier date); (iii) the representations and warranties regarding absence of a Company Material Adverse Effect must be true and correct in all respects as of the Closing Date (provided that this condition shall be deemed to be satisfied if no Company Material Adverse Effect is continuing); and (iv) the other representations and warranties of InoBat must be true and correct (without giving effect to any materiality qualifications included in such representations and warranties) in all respects as of the date of the Business Combination Agreement and as of the Closing Date (except that if any such representation and warranty is made as of an earlier date, it must be so true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

●	InoBat must have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by InoBat under the Business Combination Agreement at or prior to the Closing;

●	since the date of the Business Combination Agreement, no Company Material Adverse Effect will have occurred that is continuing; and

●	at or prior to the Closing, InoBat will have delivered, or caused to be delivered, to CGC: (i) a certificate executed by an authorized officer of InoBat, dated as of the Closing Date, to the effect that the conditions described in the three bullets above are satisfied; (ii) counterparts to the Earn-Out Agreements, duly executed by each of the Undertaking Company Shareholders; (iii) counterparts to the Registration Rights and Lock-Up Agreement, duly executed by the Undertaking Company Shareholders; and (iv) the Company Shareholder Undertaking executed by Company Shareholders holding at least ninety percent (90%) of the Company Shares outstanding immediately prior to the Closing.

Other Conditions to InoBat’s Obligations

In addition to the conditions described above, the obligations of InoBat to consummate the Business Combination are subject to the satisfaction, or waiver by InoBat, at or prior to the Closing of the following conditions:

●	the PIPE Investors will have funded the PIPE Financing pursuant to the Investor Subscription Agreements;

●	(i) the CGC Fundamental Representations (other than the representations and warranties regarding CGC’s capitalization) must be true and correct in all material respects (without giving effect to any materiality qualifications included in such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date (except that if any such representation and warranty is made as of an earlier date, it must be true and correct as of such earlier date); (ii) the representations and warranties of CGC regarding its capitalization must be true and correct (without giving effect to any materiality qualifications included in such representations and warranties) in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date (except that if any such representation and warranty is made as of an earlier date, it must be so true and correct as of such earlier date); and (iii) the other representations and warranties of CGC contained in the Business Combination Agreement must be true and correct (without giving effect to any materiality qualifications included in such representations and warranties) in all respects as of the date of the Business Combination Agreement and as of the Closing Date (except that if any such representation and warranty is made as of an earlier date, it must be so true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CGC Material Adverse Effect;

●	CGC must have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by CGC under the Business Combination Agreement at or prior to the Closing;

●	at or prior to the Closing, CGC will have delivered, or caused to be delivered, the following documents to InoBat: (i) a certificate duly executed by an authorized officer of CGC, dated as of the Closing Date, to the effect that the conditions described above are satisfied; (ii) the TopCo Board will consist of the number of directors, and be comprised of the individuals, determined pursuant to the Business Combination Agreement; and (iii) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by the Sponsor.

Frustration of Closing Conditions

Neither CGC nor InoBat may rely on the failure of any condition described above to be satisfied if such failure was proximately caused by such party’s failure to use reasonable best efforts to cause the Closing to occur or such party’s breach of the Business Combination Agreement.

Representations and Warranties

In the Business Combination Agreement, InoBat made customary representations and warranties to CGC relating to, among other things: organization and qualification; its capitalization and of its subsidiaries; authorization; financial statements; absence of undisclosed liabilities; consents, approvals and no violations to contracts or organizational documents; licenses and permits; material contracts; absence of certain changes; litigation; compliance with laws; employee benefits; environmental matters; intellectual property; labor and employment matters; insurance policies; tax matters; broker fees; real and personal property; affiliate transactions; data privacy and security; international trade and anti-corruption matters; information supplied for inclusion in the Registration Statement / Proxy Statement; and the NDF II Investment Agreement.

In the Business Combination Agreement, CGC made customary representations and warranties to InoBat relating to, among other things: organization and qualification; authorization; consents, approvals and no violations to contracts or organizational documents; broker fees; information supplied for inclusion in the Registration Statement / Proxy Statement; its capitalization; SEC filings; the Trust Account; affiliate transactions; litigation; compliance with laws; internal controls; financial statements; absence of undisclosed liabilities; tax matters; and international trade and anti-corruption matters.

Covenants of the Parties

Covenants of InoBat, TopCo and Merger Sub

InoBat, TopCo, and Merger Sub agreed to certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions provided in the Business Combination Agreement, prior to the Closing, InoBat will, and will cause its subsidiaries to, operate their business in the ordinary course in all material respects and in accordance with all applicable law and will use commercially reasonable best efforts to maintain and preserve intact in all material respects their business organization, assets, properties and material business relations.

●	Subject to certain exceptions provided in the Business Combination Agreement (including actions contemplated thereunder and certain actions in the ordinary course), prior to the Closing, InoBat will, and will cause its subsidiaries to, not do any of the following without CGC’s consent (such consent, other than in the case of certain items expressly noted in the Business Combination Agreement, not to be unreasonably withheld, conditioned or delayed):

●	declare, set aside, make or pay any dividend or distribution;

●	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of InoBat’s equity securities;

●	merge, consolidate, combine or amalgamate any Group Company with any Person, or purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof;

●	acquire or purchase any business entity or organization;

●	adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

●	sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, except in the ordinary course of business;

●	dispose of or subject to a lien any equity securities of InoBat and its subsidiaries, or any options, warrants, rights of conversion or other rights or arrangements obligating InoBat and its subsidiaries to issue, deliver or sell any of their equity securities;

●	incur indebtedness in excess of $2 million;

●	amend, modify, cancel or waive any debts;

●	amend, modify or terminate any Material Contract, waive any material benefit or right under any Material Contract, or enter into any Contract that would constitute a Material Contract;

●	make loans, advances or capital contributions, other than intercompany loans or capital contributions or ordinary course reimbursements of employee expenses;

●	amend, modify, adopt, enter into or terminate any material employee benefit plan; materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, or contingent worker earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable of any of them to be greater than $150,000; take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or contingent worker; waive or release any material noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any of those individuals; pay any special bonus or special remuneration to any director, officer or employee; terminate or furlough the employment of any director, officer, management-level or key employee; or enter into a settlement agreement with any current or former director, officer, or employee;

●	make or change any material tax election outside the ordinary course of business;

●	enter into any settlement, conciliation or similar contract imposing, now or in the future, any material, non-monetary obligations on any Group Company (or CGC or any of its Affiliates after the Closing);

●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar;

●	change their methods of accounting in any material respect;

●	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the Transactions;

●	make any Change of Control Payment that is not set forth on the Company Disclosure Schedules or make any payment with respect to a Company Related Party Transaction that is not set forth on the Company Disclosure Schedules;

●	become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

●	fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material permit or regulatory permit;

●	create or incur any material lien;

●	enter into any new material line of business or operations, or discontinue any material line of business or operations; or

●	enter into any contract to take, or cause to be taken, any of the actions set forth above.

●	Within 15 days following the initial filing of this registration statement, InoBat must obtain executed Company Shareholder Undertakings from Company Shareholders holding at least ninety percent (90%) of the Company Shares outstanding, pursuant to which each Undertaking Company Shareholder will agree to, among other things, support and vote in favor of the Business Combination Agreement and the Transactions, take any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and provide a release of claims against the Company, CGC and Merger Sub.

●	TopCo will, as the sole shareholder of Merger Sub, approve and adopt the Business Combination Agreement, any ancillary document to which Merger Sub is or will be a party, and the Transactions as promptly as reasonably practicable following the date of the Business Combination Agreement.

●	CGC and InoBat will use their respective reasonable best efforts to cause TopCo’s initial listing application with Nasdaq to be approved, cause TopCo to satisfy all applicable initial and continuing listing requirements of Nasdaq, and cause the TopCo Common Shares issuable in connection with the Transactions to be approved for listing on Nasdaq, as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event prior to the CGC Merger Effective Time.

●	Subject to certain exceptions, prior to the Closing, the parties will take all action necessary such that effective immediately after the CGC Merger Effective Time, the TopCo Board will consist of the individuals designated in accordance with the Business Combination Agreement, including seven individuals designated by InoBat, and two board observers designated by the Sponsor.

●	As promptly as reasonably practicable, InoBat will deliver to CGC the Closing Company Audited Financial Statements and any other audited or unaudited consolidated financial statements required to be included in the Registration Statement / Proxy Statement and any other filings to be made by CGC with the SEC in connection with the Transactions.

●	InoBat will also (i) obtain the consent of NDF II with respect to the Transactions, (ii) pay off certain outstanding debt following the Closing, (iii) cause certain real property to be removed from the Slovakian agricultural land fund, (iv) provide the Slovakian Ministry of Economy with a notification regarding the Business Combination and its impact on InoBat and its subsidiaries, (v) obtain releases of claims from certain directors and officers of InoBat and its subsidiaries and (vi) use commercially reasonable efforts to support the distribution of Company Shares by the Undertaking Company Shareholders to at least three hundred (300) indirect equity owners of the Undertaking Company Shareholders.

●	Subject to certain exceptions, prior to the Closing, TopCo will not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of the Business Combination Agreement or any ancillary document to which it is or will be a party, (c) those that are required by the SEC or Nasdaq in connection with the Transactions, (d) those that are expressly contemplated by the Business Combination Agreement or any ancillary document, or (e) those that are consented to in writing by CGC (such consent not to be unreasonably withheld, conditioned or delayed).

●	Prior to the effectiveness of the Registration Statement / Proxy Statement, the TopCo Board will approve and adopt an equity incentive plan, reserving an agreed upon percentage of the issued and outstanding TopCo Common Shares on a fully-diluted basis for grant thereunder, which shall include the TopCo Common Shares issuable upon the exercise or conversion of the Company Options.

Covenants of CGC

CGC agreed to certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions provided in the Business Combination Agreement, prior to the Closing, CGC will, and will cause its subsidiaries to, operate their business in the ordinary course in all material respects and in accordance with all applicable law and will use commercially reasonable best efforts to maintain and preserve intact in all material respects their business organization, assets, properties and material business relations.

●	Subject to certain exceptions provided in the Business Combination Agreement (including actions contemplated thereunder and certain actions in the ordinary course), prior to the Closing, CGC will not do any of the following without InoBat’s consent (such consent, other than in the case of certain items expressly noted in the Business Combination Agreement, not to be unreasonably withheld, conditioned or delayed):

●	adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of CGC;

●	declare, set aside, make or pay any dividend or distribution;

●	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

●	incur indebtedness in excess of $2 million;

●	make any loans, advances or capital contributions in any other person, other than to, or in, CGC or any of its subsidiaries;

●	issue any equity securities of CGC or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of CGC or any of its wholly owned subsidiaries;

●	enter into, renew, modify or revise any CGC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a CGC Related Party Transaction);

●	make or change any material tax election;

●	engage in any activities or business, or incur material liabilities, other than as permitted by the Business Combination Agreement;

●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

●	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the Transactions;

●	incorporate any new direct or indirect subsidiary or enter into any new material line of business;

●	enter into any settlement, conciliation or similar contract involving the payment by CGC or any of its subsidiaries in excess of $2 million in the aggregate or that imposes material non-monetary obligations;

●	change CGC’s methods of accounting in any material respect;

●	enter into or materially amend any agreement with, or distribute any assets or property to, any of its officers, directors, employees, partners, shareholders or other affiliates; or

●	enter into any contract to take, or cause to be taken, any of the actions set forth above.

●	As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, CGC will (i) duly give notice of, convene and hold, the CGC Shareholders Meeting for the purposes of obtaining the Required CGC Shareholder Approval and providing its shareholders with the opportunity to elect to effect a CGC Shareholder Redemption, and (ii) through unanimous approval of the CGC Board, recommend to its shareholders the adoption and approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Governing Document Proposals, and each other proposal reasonably agreed to by CGC and InoBat as necessary in connection with the Transactions.

●	Upon satisfaction or waiver of the conditions set forth in the Business Combination Agreement, at the Closing, CGC will (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts payable to the Public Shareholders of CGC pursuant to the CGC Shareholder Redemption and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to CGC in accordance with the Trust Agreement. After such payments are made, the Trust Account will terminate.

Mutual Covenants of the Parties

The parties agreed to certain mutual covenants under the Business Combination Agreement, including, among others, the following:

●	They will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions.

●	They will (i) use reasonable best efforts to promptly obtain, file with or deliver to, as applicable, any consents of any governmental entities or other persons that CGC and InoBat determine are necessary, proper or advisable to consummate the Transactions and (ii) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Antitrust Laws or applicable foreign direct investment Laws with respect to the Transactions as promptly as reasonably practicable.

●	Subject to certain specified restrictions and conditions, each of CGC and InoBat will provide to the other party and their representatives during normal business hours reasonable access to each other’s and their respective subsidiaries’ directors, officers, books and records, in a manner so as not to interfere with their normal business operations.

●	Each of CGC and InoBat will notify the other party of, and keep each other reasonably informed regarding, any Transaction Litigation commenced against such party or its representatives, and InoBat will control the negotiation, defense and settlement of any such Transaction Litigation; provided that no settlement or compromise of any Transaction Litigation will be made without the prior written consent of CGC.

●	Each of CGC and InoBat will keep confidential certain information being provided in connection with the Business Combination Agreement and the consummation of the Transactions.

●	None of the parties will make any public announcements with respect to the Business Combination Agreement or the Transactions prior to the Closing without the prior written consent of CGC and InoBat.

●	An agreement as to the Intended Tax Treatment, pursuant to which, for U.S. federal (and applicable state or local) income tax purposes, (i) the Exchange and the CGC Merger, taken together with the PIPE Financing and any third party financing, will constitute an integrated transaction that qualifies as a tax free capital contribution pursuant to Section 351(a) of the Code, (ii) the Dutch Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Business Combination Agreement is adopted as a “plan of reorganization” pursuant to Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g), and each Party will use reasonable best efforts to so qualify for such Intended Tax Treatment.

●	From the date of the Business Combination Agreement until the earlier of the Closing or termination of the Agreement, each of CGC and InoBat will not, and will cause its respective representatives not to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement with any person concerning any competing acquisition transaction. CGC will notify InoBat promptly upon receipt of any CGC Acquisition Proposal and keep InoBat reasonably informed of any modifications to such offer.

●	The parties will prepare and mutually agree upon the Registration Statement / Proxy Statement, which CGC will file with the SEC, and use their reasonable best efforts to, with respect to such Registration Statement / Proxy Statement: (i) cause it to comply in all material respects with applicable rules and regulations; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have it declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) keep it effective through the Closing in order to permit the consummation of the Transactions.

●	Each of CGC and InoBat have agreed that all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of CGC and InoBat, as provided in their respective governing documents or otherwise in effect as of immediately prior to the Closing, will survive for a period of six years following the Closing.

●	Subject to certain exceptions, at or prior to the Closing, (i) CGC will purchase a “tail” policy providing liability insurance coverage for certain of its respective directors and officers with respect to matters occurring on or prior to the Closing and (ii) TopCo will use reasonable best efforts to obtain and maintain, in its own liability insurance policies, “prior acts” coverage for the directors and officers of InoBat with respect to matters occurring on or prior to the Closing and, if after using such efforts, such coverage is not secured, then, subject to certain exceptions, InoBat must purchase a “tail” policy providing liability insurance coverage for its respective directors and officers with respect to matters occurring on or prior to the Closing.

●	Each of CGC, TopCo (after it is added to the Investor Subscription Agreements) and InoBat will use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the PIPE Financing as contemplated by the Investor Subscription Agreements on the terms described therein, and to satisfy all conditions and covenants applicable to CGC, TopCo and InoBat thereunder.

Survival of Representations and Warranties

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate on the Closing, except for the covenants that under the Business Combination Agreement by their terms contemplate performance after the Closing.

Termination

The Business Combination Agreement may be terminated at any time prior to Closing under the following customary and limited circumstances:

●	by mutual written consent of CGC and InoBat;

●	by either CGC or InoBat, if:

●

the Transactions have not been consummated on or prior to the BCA Termination Date. This termination right will not be available to a party if such party’s breach of any of its covenants or obligations under the Business Combination Agreement or any Ancillary Documents will have proximately caused the failure to consummate the Transactions on or before the BCA Termination Date;

●	any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action has become final and nonappealable; or

●	the CGC Shareholders Meeting has been held (including any adjournment thereof), has concluded, CGC’s shareholders have duly voted and the Required CGC Shareholder Approval was not obtained;

●	by CGC, if any of the representations or warranties made by InoBat are not true and correct or if InoBat has failed to perform or has otherwise breached any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the conditions to the obligations of CGC would not be satisfied and the breach (or breaches) is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to InoBat by CGC, and (ii) the BCA Termination Date. This termination right will not be available if CGC is in breach of the Business Combination Agreement so as to prevent the conditions to InoBat’s obligations to be satisfied. CGC may also terminate if InoBat has not delivered the Company Shareholder Undertaking executed by Company Shareholders holding at least 90% of the Company Shares outstanding within 15 days following the initial filing of this registration statement;

●	by InoBat, if any of the representations or warranties made by CGC are not true and correct or if CGC has failed to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the conditions to the obligations of InoBat would not be satisfied and the breach (or breaches) is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to CGC by InoBat and (ii) the BCA Termination Date. This termination right will not be available if InoBat is in breach of the Business Combination Agreement so as to prevent the conditions to CGC’s obligations to be satisfied.

Termination Fees

The Business Combination Agreement also provides for the payment of termination fees in the following circumstances:

●	if (i) CGC terminates the Business Combination Agreement due to a material breach by InoBat such that the conditions to CGC’s obligations to consummate the Business Combination cannot be satisfied and (ii) InoBat enters into a definitive agreement with respect to a Competing Transaction within 12 months following such termination, InoBat will, within three business days following the consummation of such Competing Transaction, pay CGC and the Sponsor $10.0 million;

●	if (i) InoBat terminates the Business Combination Agreement due to a material breach by CGC such that the conditions to InoBat’s obligations to consummate the Business Combination cannot be satisfied and (ii) CGC enters into a definitive agreement with respect to a Competing Transaction within 12 months following such termination, CGC will, within three business days following the consummation of such Competing Transaction, pay InoBat $10.0 million; and

●	if CGC terminates the Business Combination Agreement as a result of InoBat not obtaining NDF II’s consent to the Business Combination and NDF II objecting to the Transactions or imposing penalties on InoBat in connection with the Business Combination, InoBat will, within three business days following such termination, pay CGC and the Sponsor $0.5 million.

Expenses

If the Closing does not occur, each party will be responsible for its own fees and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Transactions. Upon the Closing, all fees and expenses incurred in connection with the Business Combination will be paid and/or reimbursed by TopCo. For the avoidance of doubt, all filing fees required by the SEC in connection with this proxy statement/prospectus and all filing fees required by Nasdaq in connection with the initial listing application will be borne and paid fifty percent (50%) by CGC and fifty percent (50%) by InoBat.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Companies Act will apply to the CGC Merger and applicable Dutch law will apply to the Exchange and the Dutch Conversion).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by each of CGC and InoBat.

Ancillary Documents

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, which are included herein as annexes, other than the Warrant Assumption Agreement, which is attached hereto as Exhibit 4.1. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and InoBat entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of CGC or any other anti-dilution or similar protection with respect to CGC’s Class B Ordinary Shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) forfeit and surrender to CGC all of its CGC Private Placement Warrants, (iv) transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee, (v) cancel $1.8 million of obligations under the promissory notes evidencing loans made to CGC by the Sponsor or its affiliates (the “Sponsor Loans”) and exchange $9.2 million of obligations under the Sponsor Loans into 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants, (vi) be bound by certain other covenants and agreements related to the Business Combination, (vii) be bound by certain transfer restrictions with respect to its shares in CGC prior to the Closing, and (viii) waive redemption rights with respect to any CGC Class A Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. No affiliate of the Sponsor will be a director on the TopCo Board.

Shareholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, CGC and each Key Supporting Company Shareholder listed on Annex A to the Business Combination Agreement entered into a shareholder support agreement (collectively, the “Shareholder Support Agreements”), pursuant to which each such Key Supporting Company Shareholder has agreed to, among other things, (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including agreeing to enter into a Company Shareholder Undertaking), (ii) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (iii) release claims against InoBat, CGC and Merger Sub.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, CGC, InoBat, the Sponsor and the PIPE Investors entered into the Investor Subscription Agreements. Pursuant to the Investor Subscription Agreements:

●	the Institutional PIPE Investor agreed to subscribe for and purchase, and InoBat agreed to cause TopCo to issue and sell to the Institutional PIPE Investor on the Closing Date, 490,196 TopCo Series A Preference Shares and PIPE Warrants to purchase an amount of TopCo Common Shares equal to the number of TopCo Common Shares into which such TopCo Series A Preference Shares are initially convertible, for an aggregate purchase price of $50.0 million; and

●	the PIPE Investors other than the Institutional PIPE Investor (including an affiliate of the Sponsor) agreed to subscribe for and purchase, and InoBat agreed to cause TopCo to issue and sell to each such PIPE Investor on the Closing Date, 269,608 TopCo Series B Preference Shares and PIPE Warrants to purchase an amount of TopCo Common Shares equal to 75% of the number of TopCo Common Shares into which such TopCo Series B Preference Shares are initially convertible, for an aggregate purchase price of $27.5 million.

Each TopCo Preference Share will have a stated value of $120.00 and will have the rights, preferences and privileges set forth in the TopCo Organizational Documents.

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the TopCo Common Shares (including the TopCo Common Shares issuable to the PIPE Investors pursuant to the Investor Subscription Agreements) having been approved for listing on Nasdaq or the NYSE, (ii) all conditions precedent to the Closing having been satisfied or waived and the Closing being scheduled to occur substantially concurrently with the closing of the PIPE Financing, and (iii) the absence of specified adverse judgments, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Investor Subscription Agreements.

The obligations of CGC to consummate the PIPE Financing are further subject to additional conditions, including, among other things, (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards, and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the Investor Subscription Agreements.

The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things, (i) the material truth and accuracy of the representations and warranties of CGC and InoBat in the Investor Subscription Agreements, subject to customary bringdown standards, and (ii) material compliance by CGC and InoBat with their covenants, agreements and conditions under the Investor Subscription Agreements.

The Investor Subscription Agreements provide that CGC, TopCo and InoBat will grant the PIPE Investors certain customary registration rights.

Registration Rights Agreement

In connection with the Closing, TopCo, the Sponsor, certain members of the Sponsor, the PIPE Investors and certain shareholders of InoBat will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, TopCo will agree to file with the SEC, at TopCo’s sole cost and expense, a registration statement registering the resale of certain TopCo shares held by or issuable to the parties thereto (the “Resale Registration Statement”), and TopCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CGC, the Sponsor and certain other parties in connection with the CGC IPO. The Registration Rights Agreement will terminate on the earlier of (a) the tenth anniversary of the date of the Registration Rights Agreement or (b) with respect to any holder party thereto, the date on which such holder no longer holds any registrable securities (as defined therein).

Lock-Up Agreement

In connection with the Closing, TopCo, the Sponsor, certain members of the Sponsor and certain shareholders of InoBat will enter into a lock-up agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and certain shareholders of InoBat will be prohibited from transferring (except for certain permitted transfers) certain TopCo Common Shares held by such holder beginning on the Closing Date (the “Lock-Up Shares”). Ten percent (10%) of the TopCo Common Shares issued to such parties pursuant to the Business Combination Agreement will not be subject to a lock-up. Forty percent (40%) of the Upfront Consideration Shares held by certain InoBat shareholders will be subject to an Orderly Disposition Agreement in lieu of a lock-up (as described below). The remaining Lock-Up Shares will be subject to transfer restrictions, subject to release in three equal tranches (i) at 12 months following the Closing (or earlier if the 20-day VWAP exceeds $14.00 per TopCo Common Share), (ii) at 15 months following the Closing (or earlier if the 20-day VWAP exceeds $16.00 per TopCo Common Share) and (iii) at 18 months following the Closing (or earlier if the 20-day VWAP exceeds $18.00 per TopCo Common Share). Earn-Out 1 Shares and Earn-Out 2 Shares will be subject to transfer restrictions following issuance, subject to release in three equal tranches at 6 months, 9 months and 12 months after issuance, or earlier if the 20-day VWAP exceeds $14.00, $16.00 and $18.00 per TopCo Common Share, respectively. Earn-Out 3 Shares will not be subject to a lock-up.

Orderly Disposition Agreements

At the Closing, CGC, TopCo and each ODA Holder will enter into an orderly disposition agreement (each, an “Orderly Disposition Agreement”), pursuant to which, among other things, for a period of 12 months following the Closing, each ODA Holder will agree not to sell, on a daily basis, more than 30% of the 20-day average daily volume of TopCo Common Shares, and not to sell TopCo Common Shares at a price per share less than $10.20, in each case, on the terms and subject to the conditions set forth in the applicable Orderly Disposition Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of InoBat and CGC, adjusted to give effect to the Business Combination and related transactions.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2025 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2025 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2025, the beginning of the earliest periods presented. Refer to “Note 4 — IFRS Accounting Standards Conversion and Presentation Alignment” for certain U.S. GAAP to IFRS Accounting Standards adjustments made regarding CGC’s audited financial statements for the year ended December 31, 2025.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2025, has been derived from:

●	the historical audited consolidated financial statements of InoBat as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The consolidated financial statements of InoBat have been prepared in accordance with IFRS Accounting Standards with Euros as its presentation currency; and

●	the historical audited financial statements of CGC as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The financial statements of CGC have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency.

●

TopCo was incorporated in August 2026 for the purpose of effectuating the Business Combination described herein. TopCo has no material assets and does not operate any businesses. Accordingly, no financial statements of TopCo were included.

The unaudited pro forma condensed combined statement of profit and loss as of December 31, 2025, has been derived from:

●	the historical audited consolidated financial statements of InoBat as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The consolidated financial statements of InoBat have been prepared in accordance with IFRS Accounting Standards with Euros as its presentation currency; and

●	the historical audited financial statements of CGC as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The financial statements of CGC have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency.

TopCo was incorporated in August 2026 for the purpose of effectuating the Business Combination described herein. TopCo has no material assets and does not operate any businesses. Accordingly, no financial statements of TopCo were included.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. InoBat and CGC have elected not to present any management adjustments and estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This pro forma financial information should be read in conjunction with InoBat’s and CGC’s respective financial statements and related notes thereto included elsewhere in this proxy statement/prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of InoBat”, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CGC” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transaction

Merger and acquisition

On July 24, 2026, CGC and InoBat entered into a Business Combination Agreement. InoBat formed TopCo, which is expected to be converted into a Dutch public limited liability company and renamed InoBat N.V. before closing. TopCo also formed Merger Sub as its wholly owned subsidiary.

At closing, InoBat shareholders holding at least 90% of InoBat’s outstanding shares will contribute their shares to TopCo in exchange for TopCo Common Shares based on the agreed Exchange Ratio. InoBat’s outstanding convertible notes will convert into InoBat shares before the exchange. Existing InoBat options will be replaced with options over TopCo Common Shares, with the number of shares and exercise price adjusted for the Exchange Ratio while generally preserving the existing terms.

Merger Sub will merge with and into CGC, with CGC continuing as the surviving company and becoming a wholly owned subsidiary of TopCo. Each eligible outstanding CGC share will be cancelled in exchange for the applicable merger consideration. CGC’s outstanding public and private placement warrants will become TopCo warrants on substantially the same contractual terms. After these steps, TopCo will be the parent company of both InoBat and CGC, and the former securityholders of InoBat and CGC will hold securities in TopCo.

The transactions described above are collectively referred to as the “Transactions”. The Transactions are subject to customary closing conditions, including the required shareholder approvals and approval of the relevant TopCo securities for listing on Nasdaq. The unaudited pro forma has been prepared in advance of the Closing date under Business Combination Agreement.

Under the terms of the Business Combination Agreement, the upfront consideration value is $575.0 million, and the earn-out consideration consists of three tranches of TopCo shares calculated by reference to $10.20 per share and the Undertaking Company Percentage: (i) Earn-Out 1 Shares based on $115.0 million will be earned if commissioning of Project Kamzik, including the pilot production line in the Surany facility, starts before December 31, 2027; (ii) Earn-Out 2 Shares based on $287.5 million will be earned if TopCo’s EBITDA for either fiscal year 2026 or 2027 exceeds €47.0 million; and (iii) Earn-Out 3 Shares based on $287.5 million will be earned if TopCo’s EBITDA for either fiscal year 2027 or 2028 exceeds €87.0 million.

The unaudited pro forma combined financial information also reflects the following related transactions expected to occur in connection with the closing:

●	PIPE Financing. Investors agreed to purchase 490,196 TopCo Series A Preference Shares and 4,901,961 PIPE Warrants for $50.0 million, and 269,608 TopCo Series B Preference Shares and 2,022,059 PIPE Warrants for $27.5 million. Each preference share has a stated value of $120.00 and is convertible to 10 TopCo Common Shares, PIPE Warrants are convertible to one TopCo Common Share. TopCo Series A Preference Shares and related warrants have full-ratchet anti-dilution protection, related warrants have VWAP reset, which may reduce future exercise price. The PIPE Financing is expected to close substantially at the same time as the Business Combination.

●	Sponsor arrangements. The Sponsor agreed to forfeit its CGC Private Placement Warrants, transfer 800,000 CGC Class A Ordinary Shares to an institutional PIPE investor, cancel $1.8 million of sponsor loans, and exchange $9.2 million of sponsor loans for 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants. The sponsor also waived redemption and anti-dilution rights relating to its CGC Ordinary Shares.

The actual number of TopCo Common Shares issued, cash available at closing and resulting ownership interests will depend on, among other matters, the number of CGC Public Shares redeemed, the final Exchange Ratio, conversion of InoBat’s convertible notes, completion of the PIPE Financing and other closing adjustments.

Anticipated Accounting Treatment

The Transactions will be accounted for as a capital reorganization with no goodwill or other intangible assets recorded, in accordance with IFRS Accounting Standards. A capital reorganization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of InoBat in many respects. However, CGC does not meet the definition of a “business” pursuant to IFRS Accounting Standards 3 Business Combinations, and thus, for accounting purposes, the Transactions with CGC will be accounted as an asset acquisition, creation of TopCo will be accounted for as a capital reorganization.

Under this method of accounting, CGC will be the acquiree for financial reporting purposes. For accounting purposes, InoBat will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of InoBat. Accordingly, the consolidated assets, liabilities and results of operations of InoBat will become the historic financial statements of the combined company, and CGC’s assets, liabilities and results of operations will be consolidated with the Company beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of the Company in future reports. The net assets of CGC will be recognized at relative fair values, with no goodwill or other intangible assets recorded.

Since CGC does not meet the definition of a business under IFRS Accounting Standards, the transaction is outside the scope of IFRS Accounting Standards 3, “Business Combinations”, and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS Accounting Standards 2, “Share-based Payments”. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of InoBat’s issuing shares for the net assets of CGC. Any difference in the fair value of the consideration deemed to have been issued by InoBat and the fair value of CGC’s identifiable net assets represents a listing service received by InoBat and is recorded through profit and loss. No goodwill or other intangible assets will be recorded.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	InoBat shareholders will have the largest voting interest in InoBat under both the no redemption and maximum contractual redemption scenarios;

●	InoBat will comprise all of the ongoing operations of the combined company,

●	InoBat will comprise a majority of the governing body of the combined company, and

●	InoBat’s senior management will comprise all of the senior management of the combined company

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy statement/prospectus—The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared under two different redemption scenarios of CGC Public Shares as more fully described below:

●	Assuming No Redemptions scenario: This scenario assumes no CGC Public Shareholders, holding 475,036 CGC Class A Ordinary Shares as of August 31, 2026, would redeem their shares. It also reflects $77.5 million of PIPE Financing, which is the contracted amount of PIPE Financing regardless of scenario selected and other related transactions as described in the notes to proforma combined financial information.

●	Assuming Full Redemptions scenario: This scenario assumes that all CGC Public Shareholders, holding 475,036 CGC Class A Ordinary Shares as of August 31, 2026, would redeem their shares at a calculated redemption price of $12.33 per share (calculated as total cash in Trust Account as of December 31, 2025, reduced by cash used for redemptions of 2,601,058 CGC Class A Ordinary Shares in 2026, divided by the remaining number of 475,036 shares).

Ownership

The following table sets out share ownership of the Combined Company immediately following the Business Combination on a pro forma basis assuming the No Redemptions Scenario and 100% Redemptions Scenario:

Pro forma Ownership(5)	Scenario 1: No redemption scenario		Scenario 2: 100% redemption scenario
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
InoBat shareholders (1) (2)	50,209,896	89.0%	50,209,896	89.7%
CGC Public Shareholders	475,036	0.8%	0	0.0%
Sponsor and DirectorCo (3) (4)	4,950,000	8.8%	4,950,000	8.8%
Institutional PIPE Investor (3)	800,000	1.4%	800,000	1.4%
Total	56,434,932	100.0%	55,959,896	100.0%

(1)	Assumes conversion of 2.8 million options under ESOP plan to common shares between December 31, 2025 and the Closing

(2)	At Closing, the total number of TopCo Common Shares issuable to InoBat shareholders was determined by dividing the upfront consideration value of $575.0 million by the deemed value of $10.20 per TopCo Common Share. The Exchange Ratio was then calculated on a fully diluted basis by dividing this total by the number of former InoBat, AS shares and share equivalents outstanding immediately before Closing, including all vested and unvested options exchangeable or convertible into InoBat shares. The Exchange Ratio was applied to each outstanding InoBat share to determine the number of TopCo Common Shares issuable in exchange for that share and to each InoBat option to determine the number of TopCo Common Shares underlying the corresponding replacement option. This approach allocates the upfront consideration proportionately across InoBat’s fully diluted capitalization while preserving the relative economic interests of the existing shareholders and option holders. InoBat shareholders who execute the InoBat Shareholder Undertaking will also be entitled to receive additional Earn-Out Shares if the applicable operational and financial milestones are achieved, subject to the terms and conditions of the Business Combination Agreement and the applicable Earn-Out Agreement.

(3)	Reflects 0.8 million shares transferred from Sponsor to the Institutional PIPE Investor.

(4)	Each CGC Class A Ordinary Share, and each CGC Class B Ordinary Share, issued and outstanding immediately prior to the business combination is assumed to be exchanged for one TopCo Common Share. Accordingly, the exchange ratio is one TopCo Common Share for each CGC Ordinary Share, and holders of CGC Class A Ordinary Shares and CGC Class B Ordinary Shares will receive the same number of TopCo Common Shares as the number of CGC Ordinary Shares held immediately prior to the business combination.

(5)	Preference shares issued to PIPE Investors for $77.5 million investments meet the definition of financial liability under IAS 32, therefore are not part of the ownership tables.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization with no goodwill or other intangible assets recorded, in accordance with IFRS Accounting Standards. A capital reorganization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of the Company in many respects. However, CGC does not meet the definition of a “business” pursuant to IFRS Accounting Standards 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization.

Under this method of accounting, CGC will be treated as the acquiree for financial reporting purposes. For accounting purposes, InoBat will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of InoBat. Accordingly, the consolidated assets, liabilities and results of operations of the InoBat will become the historic financial statements of the combined company, and CGC’s assets, liabilities and results of operations will be consolidated with the Company beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of the Company in future reports. The net assets of CGC will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Since CGC does not meet the definition of a business under IFRS Accounting Standards, the transaction is outside the scope of IFRS Accounting Standards 3, “Business Combinations”, and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS Accounting Standards 2, “Share-based Payments”. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of InoBat’s issuing shares for the net assets of CGC. Any difference in the fair value of the consideration deemed to have been issued by InoBat and the fair value of CGC’s identifiable net assets represents a listing service received by InoBat and is recorded through profit and loss. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of InoBat.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	InoBat shareholders will have the largest voting interest in InoBat under both the no redemption and maximum contractual redemption scenarios;

●	InoBat will comprise all of the ongoing operations of the combined company,

●	InoBat will comprise a majority of the governing body of the combined company, and

●	InoBat’s senior management will comprise all of the senior management of the combined company

Note 4 — IFRS Accounting Standards Conversion and Presentation Alignment

The historical financial statements of InoBat have been prepared in accordance with IFRS Accounting Standards as issued by the IASB, and the historical financial statements of CGC have been prepared in accordance with U.S. GAAP. To align the historical financial statements of CGC to the basis of accounting used by InoBat, the following IFRS Accounting Standards to U.S. GAAP adjustments were required:

●	Reflects the U.S. GAAP to IFRS Accounting Standards conversion adjustment related to the reclassification of CGC’s historical commitments and contingencies of approximately €32.3 million (CGC Class A Ordinary Shares subject to possible redemption) into non-current liabilities (CGC Class A Ordinary Shares subject to possible redemption). Under U.S. GAAP shares of CGC Class A Ordinary Shares are classified as temporary equity because they are redeemable at the sole discretion of the shareholder. As CGC Public Shareholders have the right to require CGC to redeem their CGC Class A Ordinary Shares and CGC has an irrevocable obligation to deliver cash or another financial instrument for such redemption, this is reclassified from temporary equity under U.S. GAAP to other liabilities under IFRS Accounting Standards.

●	Reflects the U.S. GAAP to IFRS Accounting Standards conversion adjustment related to the recognition of CGC Warrants and Private Placement Warrants as non-current liabilities (Warrant liabilities). Under U.S. GAAP, these warrants were carried as liability at fair value with changes recognized through profit and loss. Under IAS 32, these awards do not meet the settlement provisions and “Fixed-for-Fixed” test or have cash settlement features, and therefore are classified as liabilities under IFRS Accounting Standards.

●	Further, as part of the preparation of the unaudited pro forma condensed combined financial information, a reclassification of general and administrative expenses of approximately €0.8 million to services was made to align CGC’s historical financial information in accordance with the presentation of InoBat’s historical financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
FINANCIAL POSITION
AS OF DECEMBER 31, 2025

(in € thousands, except share and per share data)

	Historical			Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemptions Scenario
	InoBat (IFRS) Accounting Standards	CGC (U.S. GAAP translated to Euros)	IFRS Accounting Standards Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Non-current assets
Intangible assets, net	€8,889	€-	€-	€-		€8,889	€-		€8,889
Property, plant and equipment, net	69,040	-	-	-		69,040	-		69,040
Other non-current assets	8,320	-	-	-		8,320	-		8,320
Cash and money market funds held in Trust Account	-	32,268	-	(32,268)	A		-
Total non-current assets	86,249	32,268	-	(32,268)		86,249	-		86,249
Current assets
Trade receivables	4,404	-	-	-		4,404	-		4,404
	-	-		-		-	-		-
Prepaid insurance - current	-	170		-		170	-		170
Other current assets	10,050	-				10,050	-		10,050
Cash and cash equivalents	5,159	139	-	32,268	A	66,451	(4,983)	A E	61,468
	-	-	-	(27,285)	E
	-	-	-	(9,787)	J
	-	-	-	42,553	F
	-	-	-	23,404	G
	-	-	-
Total current assets	19,613	309	-	61,153		81,075	(4,983)		76,092
Total assets	€105,862	€32,577	€-	€28,885		€167,324	€(4,983)		€162,341

Liabilities and equity
Non-current liabilities
CGC Class A Ordinary Shares subject to possible redemption	€-	€-				€-	€-		€-
Deferred underwriting commission	-	9,787	-	(9,787)	J	-	-		-
Warrant liabilities	-	3,807		(1,517)	I	2,497	-		2,497
				207	H
PIPE Warrant Series A Preference Shares investor	-	-	-	558	F	558	-		558
PIPE Warrant Series B Preference Shares investor				388	G	388			388
PIPE Warrant Series B Preference Shares investor	-	-	-	9,226	H	9,226	-		9,226
Series A Preference Shares	-			41,995	F	41,995			41,995
Series B Preference Shares	-	-	-	23,016	G	23,016	-		23,016
Due to Sponsor, current	-	4,878		(4,878)	H	-			-
Right-of-use lease liabilities	146	-	-	-		146	-		146
Other long term liabilities	1,055	-	-			1,055	-		1,055
Total non-current liabilities	1,201	18,472	-	59,208		78,881	-		78,881

Current liabilities
Loans and borrowings	10,430	-	-	(30)	K	10,400	-		10,400
Trade and other payables	15,903	-	-	5,820	C	21,723	-		21,723
Provisions	1,714					1,714			1,714
Convertible note	-	4,256	-	(4,256)	H	-	-		-
Grants short term	388	-	-	-		388	-		388
CGC Class A Ordinary Shares subject to possible redemption	-	-	32,268	(32,268)	A	-	-
	-	-	-	-		-	-
	-	-	-	-		-	-
Total current liabilities	28,435	4,256	32,268	(30,734)		34,225	-		34,225
Total liabilities	29,636	22,728	32,268	28,474		113,106	-		113,106

Commitments and Contingencies
CGC Class A Ordinary Shares subject to possible redemption	€-	€32,268	€(32,268)	€-		€-	€-		€-
Equity
CGC Class A Ordinary Shares, $0.0001 par value; 5,749,998 shares authorized	-	1	-	(1)	N	-	-		-
CGC Class A Ordinary Shares, $0.0001 par value; 23,000,000 shares authorized	-	-	-	-		-	-		-
CGC Class B Ordinary Shares, $0.0001 par value; 2 shares authorized	-	-	-	-		-	-		-
InoBat share capital	135	-	-	0	K	-	-		-
				7	L
				(142)	M
TopCo Common Shares, €0.12 par value	-	-	-	5,687	M	6,435	(57)	A E	6,378
	-	-	-	369	A
				(312)	E
				691	N
InoBat share premium	136,648	-	-	30	K	133,177	(4,926)	A E	128,251
				(7)	L
				31,899	A
				(26,973)	E
				(2,185)	D
				(5,545)	M
				(690)	N
Capital reserve	21,742	-	-	74,680	B	96,422	522	O	96,944
Retained earnings (accumulated deficit)	(82,217)	(22,420)	-	1,517	I	(181,734)	(522)	O	(182,256)
	-	-	-	(299)	H	-	-		-
	-	-	-	(5,820)	C	-	-		-
	-	-	-	(74,680)	B	-	-		-
	-	-	-	2,185	D	-	-		-
Foreign currency translation reserve	(82)	-	-	-		(82)	-		(82)
Total equity	76,226	9,849	(32,268)	411		54,218	(4,983)		49,235
Total liabilities and equity	€105,862	€32,577	€-	€28,885		€167,324	€(4,983)		€162,341

(1)	Translated exchange rate of $1.00 to €0.85 (EUR/USD of 1.175)

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of December 31, 2025 are as follows:

A.	Reflects the liquidation and reclassification of €32.3 million ($37.9 million) of cash on Trust Account as of December 31, 2025 that represented 3,076,094 CGC Class A Ordinary Shares held by CGC Public Shareholders. In July 2026, 2,601,058 of those CGC Class A Ordinary Shares were redeemed; see adjustment E.

Full redemption scenario reflects redemption of 475,036 CGC Class A Ordinary Shares held by CGC Public Shareholders at a redemption price of approximately $12.33 per share for an aggregate redemption amount of approximately €5.0  million ($5.9 million) is reflected as decrease in cash and cash equivalents with corresponding entry to decrease share capital by € 0.05 million and share premium by €5.0 million in comparison to no redemption scenario.

B.	Represents adjustment to record preliminary estimated expense recognized, in accordance with IFRS Accounting Standards 2, for the excess of the fair value of TopCo shares issued and the fair value of CGC’s identifiable net assets at the date of the Business Combination, resulting in increase to capital reserve and decrease to retained earnings. The adjustments for the estimated transaction costs not yet accrued by CGC and InoBat for legal, accounting, filing and other fees in connection with the Business Combination, are recorded as a separate expense (refer to C).

(In € thousands, except share data)	No redemption scenario		Full redemption scenario
	Shares	Euros	Shares	Euros
CGC Public Shareholders	475,036		0
CGC Sponsor and Other shareholders	5,750,000		5,750,000
Deemed fair value of shares to be issued to CGC shareholders at $10.8 / €9.39 per share converted to at 1.15 exchange rate (1) (2)		€58,461		€54,000
IFRS Accounting Standards Net assets of CGC as of December 31, 2025		€(22,419)		€(22,419)
Add: Difference in nominal value of Sponsor’s loan obligation $9.2 million of canceled obligation of $1.8 million and fair value of TopCo Series B Preference Shares and PIPE Warrants		€(299)		€(299)
Add: Release of redeemable CGC Class A Ordinary Shares		€4,983		€0
Add: forfeiture and surrender of 6,600,000 Sponsors’ warrants		€1,517		€1,517
Net assets of CGC as adjusted		€(16,218)		€(21,201)
Difference - being IFRS Accounting Standards charge for listing service		€74,680		€75,201

1)	The deemed fair value of TopCo Common Shares was determined by allocating the estimated deemed equity value of InoBat across the effective number of TopCo Common Shares expected to be outstanding upon consummation of the transaction, including probability-weighted Earn-Out Shares and shares issued to CGC shareholders. For no-redemption scenario, the estimated deemed equity value was increased by the proceeds expected to remain in CGC’s Trust Account, reflecting the incremental cash contributed to the combined company at Closing.
2)	A one percent change in the fair values per share of TopCo would result in a change of $0.6 million, and $0.6 million, in the estimated IFRS Accounting Standards 2 expense assuming no redemptions, and 100% redemptions, respectively.

C.	Represents preliminary estimated transaction costs expected to be incurred by CGC and InoBat of approximately €3.0 million, and €2.9 million, respectively for legal, accounting, due diligence, D&O insurance, printing fees and listing fees incurred as part of the Business Combination, recorded as a liability as of December 31, 2025 as none of these fees were paid as of that date.

D.	Reflect the elimination of interest income on marketable securities held in Trust Account associated with the proceeds from CGC’s IPO held in Trust for the year ended December 31, 2025.

E.	Reflect the 2026 redemption of 2,601,058 CGC Class A Ordinary Shares at estimated redemption price of $12.33 per share representing reduction of cash by €27.3 million or $32.1 million with corresponding reduction shown in share capital €0.3 million and share premium €27.0 million.

F.	At the same time as the Business Combination Agreement was signed, CGC and InoBat entered into PIPE Securities Purchase Agreements with the Institutional PIPE Investor. Under the agreement, the Institutional PIPE Investor agreed to purchase, and TopCo agreed to issue:

●	490,196 TopCo Series A Preference Shares, convertible to 4,901,960 TopCo Common Shares

●	4,901,961 PIPE Warrants, each of which allows the holder to purchase one TopCo Common Share for $12.00, subject to VWAP reset mechanism

The total purchase price for these securities is $50.0 million (€42.5 million).

The Series A Preference Shares and the PIPE Warrants meet the definition of financial liabilities under IAS 32 and measured at fair value through profit or loss. In the pro forma financial statements, the total proceeds of $50.0 million (€42.5 million) have been allocated between the Series A Preference Shares and the PIPE Warrants based on their relative individual fair values.

G.	At the same time as the Business Combination Agreement was signed, CGC and InoBat entered into PIPE Securities Purchase Agreements with the Sponsor Investor and InoBat Investor. Under these agreements, the Sponsor Investor and InoBat Investor agreed to purchase, and TopCo agreed to issue:

●	269,608 TopCo Series B Preference Shares, convertible to 2,696,080 TopCo Common Shares

●	2,022,059 PIPE Warrants, each of which allows the holder to purchase one TopCo Common Share for $12.00, with VWAP reset mechanism

The total purchase price for these securities is $27.5 million (€23.4 million).

The TopCo Series B Preference Shares and the PIPE Warrants meet the definition of financial liabilities under IAS 32 and measured at fair value through profit or loss. In the pro forma financial statements, the total proceeds of $27.5 million (€23.4 million) have been allocated between the Series B Preference Shares and the PIPE Warrants based on their relative individual fair values.

H.	At the same time as the Business Combination Agreement was signed, Sponsor Support Agreement was signed between CGC and InoBat. Under the agreement, besides the other terms and conditions, the Sponsor agreed:

●	forfeit and surrender 6,600,000 CGC Private Placement Warrants

●	transfer to the Institutional PIPE Investor or its designee 800,000 CGC Class A Ordinary Shares

●	cancel obligations under the Sponsor Loans (as defined in the BCA) of $1.8 million, and

●	exchange obligations of $9.2 million under the Sponsor Loans into 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants.

The TopCo Series B Preference Shares and the PIPE Warrants meet the definition of financial liabilities under IAS 32 and measured at fair value through profit or loss. In the pro forma financial statements, both the TopCo Series B Preference Shares and the PIPE Warrants were valued at their individual fair values. The total outstanding obligation towards Sponsor as of December 31, 2025 amount to $10.7 million, or €9.1 million, which is lower than estimated fair value of the instruments identified of €9.4 million. Individual fair values of TopCo Series B Preference Shares was estimated to €9.2 million and the PIPE Warrants €0.2 million, while the difference to nominal value of liability of €0.3 million is form part of the estimated Listing fees; refer to Note B.

I.	Reflects forfeit and surrender of 6,600,000 of Sponsor’s warrant liabilities agreed in the Sponsor Support Agreement.

J.	Reflects the settlement of deferred underwriting fee by cash upon the Closing.

K.	Reflects the assumed loan conversion of €0.03 million in InoBat to shares prior to the Closing at nominal share price of TopCo of €0.12 per share.

L.	Reflects the assumed issuance 2.8 million shares for stock options in TopCo prior to the Closing at nominal share price of TopCo of €0.12 per share.

M.	Reflects assumed shares exchange the shareholding of InoBat into 47.4 million shares in TopCo at nominal share price of TopCo of €0.12 per share.

N.	Reflects assumed issuance of 5.75 million shares to Sponsor, DirectorCo and Institutional PIPE Investor at nominal share price of TopCo of €0.12 per share.

O.	Reflects the difference in estimated Listing fee in full redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in € thousands, except share and per share data)

	Historical			Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemption Scenario
	InoBat (IFRS) Accounting Standards	CGC (U.S. GAAP translated to Euros) (1)	Conversion and Presentation Alignment	Transaction accounting adjustments		Pro Forma Combined	Transaction accounting adjustments		Pro Forma Combined
Revenues from contracts with customers	€21,179	€-	€-	€-		€21,179	€-		€21,179
Sale of intellectual property, income from grants and other operating income	11,403	-	-	-		11,403	-		11,403
Revenue and other income	32,582	-	-	-		32,582	-		32,582

Operating expenses
Cost of purchased products, raw materials and energy consumption	18,164	-	-	-		18,164	-		18,164
Services	2,919	-	824	-		3,743	-		3,743
Personnel expenses	16,047	-	-	-		16,047	-		16,047
General and administrative expenses	-	824	(824)	-		-	-		-
Listing expenses	-	-	-	74,680	AA	80,500	522	AA	81,022
	-	-	-	2,855	CC		-		-
				2,965	DD
Depreciation and amortization	10,887	-	-			10,887	-		10,887
	-	-	-	-		-	-		-
Total operating expenses	48,017	824	-	80,500		129,341	522		129,863

Operating profit (loss)	(15,435)	(824)	-	(80,500)		(96,759)	(522)		(97,281)
Other income (expense)
Change in fair value of liabilities	-	(2,699)	-	1,517	BB	(1,182)	-		(1,182)
Other (expense), income, net	(830)	-	-	-		(830)	-		(830)
Interest income	85	-	-	-		85	-		85
Interest expense	(1,349)	-	-	-		(1,349)	-		(1,349)
Unrealized gain on investments held in Trust Account	-	2,185	-	(2,185)	EE	-	-		-
Total other expense, net	(2,094)	(514)	-	(668)		(3,276)	-		(3,276)
Profit (loss) before income taxes	(17,529)	(1,338)	-	(81,168)		(100,035)	(522)		(100,557)
Income tax expense	(10)	-	-	-		(10)	-		(10)
Profit (loss) for the year	€(17,539)	€(1,338)	€-	€(81,168)		€(100,045)	€(522)		€(100,567)

Basic and diluted Earnings per share	€(0.13)
Basic and diluted net loss per ordinary share, Class A redeemable ordinary shares		€(0.11)

Pro forma weighted average number of shares outstanding – basic and diluted (2)						56,434,932			55,959,896
Pro forma loss per share – basic and diluted						€(1.77)			€(1.80)

(1)	Translated average exchange rate of $1.00 to €0.88 (EUR/USD of 1.13)

(2)	Refer to Note 7 - Net Loss per Share for details

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Profit or Loss for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 are as follows:

AA. Represents the preliminary estimated expense recognized, in accordance with IFRS Accounting Standards 2, for the excess of the deemed costs of shares issued by TopCo over the fair value of CGC’s identifiable net assets at the date of the Business Combination as described in (I) above.

BB. Reflect the reversal of 6.6 million CGC Private Warrants and elimination of the revaluation during 2025.

CC. Represents InoBat expenses related to the transaction, recorded as separate Listing fees.

DD. Represents CGC expenses related to the transaction to be settled by TopCo after successful Closing, recognized as Listing fees.

EE. Reflect the elimination of gain on investments held in Trust Account. Upon completion of the Business Combination, the funds held in Trust Account are assumed to be released and used in connection with the transaction, and therefore the 2025 gain related to those investments is eliminated in the pro forma financial information.

Note 7 — Net Loss per Share

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of CGC Public Shares described under the Maximum Contractual Redemption Scenario are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption. The following table sets out the share ownership of TopCo following the Closing on a pro forma basis under the No Redemption Scenario and the Maximum Contractual Redemption Scenario:

Net loss per share	Scenario 1: No redemption scenario	Scenario 2: 100% redemption scenario
Net loss	€(100,045)	€(100,567)
Net loss per share - Basic (1)	€(1.77)	€(1.80)
Net loss per share - Diluted (1)	€(1.77)	€(1.80)

	Scenario 1: No redemption scenario			Scenario 2: 100% redemption scenario
		Percent			Percent
Pro forma Ownership	Number of Shares	Outstanding	Fully diluted	Number of Shares	Outstanding	Fully diluted
InoBat shareholders (2)	50,209,896	89.0%	56.5%	50,209,896	89.7%	56.8%
CGC Public Shareholders	475,036	0.8%	0.5%	0	0.0%	0.0%
Sponsor and DirectorCo	4,950,000	8.8%	5.6%	4,950,000	8.8%	5.6%
Institutional PIPE Investor (3)	800,000	1.4%	0.9%	800,000	1.4%	0.9%
Weighted average shares outstanding	56,434,932	100.0%		55,959,896	100.0%

Potential Sources of Dilution (1)
Share options vested and other convertible instruments	6,162,655		6.9%	6,162,655		7.0%
CGC Public Warrants	7,666,666		8.6%	7,666,666		8.7%
CGC Private Placement Warrants	2,300,000		2.6%	2,300,000		2.6%
Sponsor preference shares and warrants (4)	1,803,920		2.0%	1,803,920		2.0%
Institutional PIPE Investor preference shares (4)	4,901,961		5.5%	4,901,961		5.5%
Sponsor-related PIPE Investor preference shares (4)	1,960,784		2.2%	1,960,784		2.2%
InoBat-related PIPE Investor preference shares (4)	735,294		0.8%	735,294		0.8%
PIPE Warrants	6,924,020		7.8%	6,924,020		7.8%
Fully diluted weighted average shares outstanding (5)	88,890,232		100.0%	88,415,196		100.0%

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

(2)	Assumes conversion of 2.8 million options under ESOP plan to common shares between December 31, 2025 and the Closing

(3)	Represents 0.8 million shares transferred from Sponsor to Institutional PIPE Investor.

(4)	Assumes TopCo Preference Shares will be converted at 1 to 10 ratio for TopCo Common Shares.

(5)	Earn-Out Shares of 67.7 million will be issued, but will vest only, if the Earn-Out targets are fulfilled in the future, therefore these were not included in the fully diluted weighted average shares outstanding calculation.

DILUTION

CGC Shareholders who acquired CGC Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination, assuming various sources of material probable dilution described below but excluding the effects of the consummation of the Business Combination itself.

As of December 31, 2025, CGC’s net tangible book value was $(26.3) million, calculated as total assets of $38.3 million, less total liabilities of $26.7 million, and less CGC Public Shares subject to redemption classified in mezzanine equity of $37.9 million. The number of CGC Ordinary Shares outstanding as of December 31, 2025, was 8,826,094, which includes 8,826,092 CGC Class A Shares and two CGC Class B Shares. In July 2026 the CGC Public Shareholders redeemed 2,601,058 CGC Public Shares, whereas 475,036 CGC Public Shares remained unredeemed and were used in the dilution analysis.

The following table presents the net tangible book value per share for no redemption and full redemption scenarios in connection with the consummation of the Business Combination, assuming various sources of material probable dilution but excluding the effects of the Business Combination transaction itself. The presentation includes the PIPE Financing, exchange of Sponsor’s loan for additional preference shares and cancelation of Sponsor liabilities, reclassification of unredeemed CGC Public Shares to permanent equity, and estimated transaction costs.

The following assumptions were used in all scenarios below:

●	PIPE Investors would convert their TopCo Preference Shares into TopCo Common Shares using contracted conversion ratio of 1 Preference Share for 10 Common Shares.

●	Total cash proceeds from PIPE Financing amount to $77.5 million

●	CGC would pay transaction costs of CGC of $14.9 million in cash, which reduces the net tangible book value

●	The Sponsor would exchange outstanding loan of $9.2 million for 90,196 preference shares and would cancel remaining loan liabilities of $1.8 million, this non cash transaction and related conversion of preference shares to ordinary shares would increase net assets, therefore it is shown as an increase of net tangible book value of CGC.

	No redemption scenario		100% redemption scenario
	Shares*	Tangible Book Value per Share**	Shares*	Tangible Book Value per Share**
CGC net tangible book value per share as of December 31, 2025	6,225,036	$(4.2)	5,750,000	$(4.6)
CGC Shareholders and PIPE Investors, after the Redemption of CGC Public Shares and payment of transaction costs	14,725,035	$3.6	14,249,999	$3.3
Initial offering price of CGC Class A Shares		$10.0		$10.0
Net tangible book value per share giving effect to dilutive securities and other related events, excluding the Business Combination		$3.6		$3.3
Dilution to non-redeeming shareholders		$6.4		$6.7

*	See table below for a reconciliation of the number of shares.

**	See table below for the calculation of the net tangible book value per share.

Numerator Adjustments (in $ thousands)	No redemption Scenario (1)	100% redemption Scenario (2)
Net tangible book value of CGC as of December 31, 2025	$(26,343)	$(26,343)
Adjustment to reflect proceeds from Institutional PIPE Investor	$50,000	$50,000
Adjustment to reflect exchange of Sponsor’s obligation of $ 9.2 million for Series B Preference Shares and cancellation of obligation of $ 1.8 million.	$11,000	$11,000
Adjustment to reflect proceeds from PIPE Sponsor Investors	$20,000	$20,000
Adjustment to reflect proceeds from PIPE InoBat Investors	$7,500	$7,500
Adjustment to reflect reclassification of unredeemed public shares of CGC to equity	$5,855	$0
Adjustment to reflect of CGC transaction expenses, net of associated liabilities	$(14,850)	$(14,850)
Historical net tangible book value of CGC adjusted for redemptions, proceeds from PIPE Financing, reclassification of unredeemed CGC Public Shares to equity, and payment of transactions costs	$53,162	$47,307

Denominator Adjustments	No redemption Scenario (1)	100% redemption Scenario (2)
Shares outstanding held by CGC Shareholders as of December 31, 2025	5,750,000	5,750,000
Adjustments to reflect assumed redemption of CGC Public Shares	475,036	0
Adjustment to reflect convertible shares issuable to Institutional PIPE Investors	4,901,961	4,901,961
Adjustment to reflect exchange of Sponsor’s obligation of $ 9.2 million. for Series B Preference shares	901,960	901,960
Adjustment to reflect convertible shares issuable to PIPE Sponsor Investors	1,960,784	1,960,784
Adjustment to reflect convertible shares issuable to PIPE InoBat Investors	735,294	735,294
CGC Shareholders and PIPE Investors, after the Redemption of Shares	14,725,035	14,249,999

(1)	In addition to assumptions for both scenarios above, this scenario assumes that no CGC Public Shares are redeemed, the reclassification of unredeemed CGC Public Shares outstanding as of August 31, 2026 of CGC to permanent equity of approximately $5.8 million.

(2)	In addition to assumptions for both scenarios above, this scenario assumes that 475,036 or 100% of CGC Public Shares subject to redemption, are redeemed, the reclassification of unredeemed CGC Public Shares to permanent equity of $0 million.

The following table presents all possible sources and the extent of dilution that shareholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share. In addition to the source of dilution above, it assumes that all options under InoBat ESOP plan will be converted and issued as shares, all Earn-Out Shares will be vested and issued, all Public Warrants, Private Placement Warrants and PIPE Warrants will be exercised.

	Voting Interests in TopCo (1)
Denominator Adjustments	No redemption Scenario (2)		100% redemption Scenario (3)
	Shares	%	Shares	%
CGC Public Shareholders	475,036	0.3%	0	0.0%
Sponsor and Directors	4,950,000	3.2%	4,950,000	3.2%
InoBat shareholders (4)	50,212,753	32.1%	50,212,753	32.2%
InoBat ESOP holders (5)	6,159,798	3.9%	6,159,798	3.9%
InoBat Earn-Out Shares (6)	67,647,060	43.2%	67,647,060	43.3%
Institutional PIPE Investor	5,701,961	3.6%	5,701,961	3.7%
Sponsor-related PIPE Investor	2,862,744	1.8%	2,862,744	1.8%
InoBat-related PIPE Investor	735,294	0.5%	735,294	0.5%
Public Warrants	7,666,666	4.9%	7,666,666	4.9%
Private Placement Warrants (7)	2,300,000	1.5%	2,300,000	1.5%
PIPE Warrants (8)	7,825,980	5.0%	7,825,980	5.0%
CGC Shareholders and PIPE Investors, after the redemption of shares	156,537,292	100.0%	156,062,256	100.0%

(1)	This table reflects possible sources of dilution including:

a.	6,159,798 shares (excluding Earn-Out Shares) of TopCo Common Shares that will be issuable upon exercise of options by ESOP holders. At the Closing it is expected 98.5% of options will be vested.

b.	67,647,060 Earn-Out Shares of TopCo Common Shares that will vest when Earn-Out targets are fulfilled.

c.	9,966,666 shares of TopCo Common Shares from the assumed exercise of 7,666,666 CGC Public Warrants and 2,300,000 CGC Private Placement Warrants.

d.	7,825,980 shares of TopCo Common Shares from the assumed exercise of PIPE Warrants.

(2)	Assumes that no CGC Public Shareholders exercise redemption rights with respect to their CGC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(3)	Assumes that 100% of CGC Public Shares subject to redemption, or 475,036 CGC Public Shares, will be redeemed by CGC Public Shareholders for an aggregate payment of approximately $5.9 million based on an estimated redemption price of $12.33 per share.

(4)	Represents 50,212,753 shares of TopCo Common Shares held by InoBat Shareholders immediately following the Business Combination, including 2,818,485 shares expected to be issued to InoBat ESOP holders before Closing.

(5)	Represents 6,159,798 shares of TopCo Common Shares assumed to be issued to InoBat ESOP holders in exchange for options that are expected to roll over as options after Closing. According to Business Combination agreement, the holders of options are entitled to Earn-Out Shares.

(6)	Represents the 67,647,060 shares of TopCo Common Shares to be issued to InoBat shareholders and InoBat ESOP holders under Business Combination Agreement.

a.	Under Earn-Out 1: 11,274,510 Shares will be earned in commissioning of Project Kamzik, including pilot production line in the Surany facility, starts before December 31, 2027;

b.	Under Earn-Out 2: 28,186,275 Shares will be earned if TopCo’s EBITDA for either fiscal year 2026 or 2027 exceeds €47.0 million; and

c.	Under Earn-Out 3: 28,186,275 Shares will be earned if TopCo’s EBITDA for either fiscal year 2027 or 2028 exceeds €87.0 million.

(7)	Represents 1,897,500 CGC Private Warrants held by Cantor and 402,500 CGC Private Warrants held by Piper Sandler. Assumes cancellation of 6,600,000 Sponsor’s CGC Private Warrants according to the Sponsor’s Support Agreement.

(8)	Represents 4,901,961 Institutional PIPE Investor Warrants, 2,372,548 Sponsor-related PIPE Investor Warrants and 551,471 InoBat-related PIPE Investor Warrants.

The following table shows the dilutive effect and the effect on the per share value of CGC Class A Ordinary Shares held by non-redeeming CGC Public Shareholders under two redemption scenarios and based on the exercise of the warrants:

	Assuming low redemption scenario		Assuming high redemption scenario
	No redemption Scenario		100% redemption Scenario
Shareholders	Total Shares	Value per share	Total Shares	Value per share
All shares (without Earn-Out Shares, no warrants exercised, no conversion of Preference Shares) *	62,594,730	$19.7	62,119,694	$19.8
Assuming all Public Warrants, Private Placement Warrants and PIPE Warrants exercised (without Earn-Out Shares, no conversion of Preference Shares)	80,390,233	$17.9	79,915,197	$18.0
Assuming all Public Warrants, Private Placement Warrants and PIPE Warrants exercised, all Preference Shares converted (without Earn-Out Shares)	88,890,232	$17.1	88,415,196	$17.1
All Warrants exercised, all Preference Shares Converted and all Earn-out Shares issued	156,537,292	$9.7	156,062,256	$9.7

*	includes assumed conversion of 2.8 million options under ESOP plan before Closing as well as 6.2 million of options that would roll over after Closing

The table provides an illustrative sensitivity analysis of the potential dilution to non-redeeming CGC Public Shareholders under the stated redemption and security-conversion scenarios. It is not a forecast of TopCo’s future trading price, fair value or value per share.

For each redemption scenario, “Total Shares” means the TopCo Common Shares and common-share equivalents included in the applicable row. The first row includes the common shares expected to be outstanding immediately following the Closing together with the TopCo Common Shares underlying the replacement ESOP and other options. The subsequent rows add, in sequence, the shares issuable upon exercise of the public, private placement and PIPE warrants, the shares issuable upon conversion of the TopCo Preference Shares and, in the final row only, the maximum Earn-Out Shares.

The first row includes the TopCo Common Shares underlying the replacement ESOP and other options. This is because the $1,265.0 million deemed transaction equity value was agreed on a fully diluted basis and therefore includes the value of those options. Including the underlying shares in Total Shares keeps the denominator consistent with the fully diluted equity value used in the numerator. Excluding them without reducing the deemed equity value would overstate the illustrative value per share. This treatment is used only for dilution analysis and the methodology used to allocate the consideration. It does not mean that the options have been exercised or that the underlying shares are legally outstanding at Closing. The options remain subject to their applicable vesting, exercise, expiry and forfeiture terms and are presented separately from common shares outstanding in the closing ownership analysis.

“Value per share” is calculated by dividing the illustrative equity-value numerator for the applicable row by Total Shares for that row. For the rows in which warrants are assumed to be exercised for cash, the assumed cash exercise proceeds are added to the numerator. For the preference-share conversion row, the numerator includes the $77.5 million cash proceeds received at the Closing from the PIPE investors for the Series A and Series B Preference Shares, and Total Shares includes the TopCo Common Shares assumed to be issuable upon conversion of those cash-funded preference shares. No cash is added for the sponsor preference shares because those securities are issued in settlement of existing sponsor loan liabilities and do not provide additional cash to TopCo.

Earn-Out Shares are only used in the final row. In all rows, the calculation uses a total deemed transaction equity value of $1,265.0 million, consisting of the $575.0 million upfront consideration plus the maximum $690.0 million contingent earn-out consideration specified in the Business Combination Agreement. The total deemed value is used solely as a transaction-based numerator to illustrate the potential per-share dilution if all earn-out performance conditions are achieved and the maximum Earn-Out Shares become issuable. Earn-Out Shares do not increase cash to TopCo and do not increase TopCo’s net tangible book value. The deemed value does not represent an independent valuation of InoBat or TopCo at the filing or Closing date and should not be interpreted as a forecast of future market capitalization or trading price.

The corresponding maximum Earn-Out Share amount is determined using the same negotiated $10.20 per-share transaction input applied to the earn-out consideration. Presenting the $1,265.0 million deemed value together with the maximum Earn-Out Shares therefore keeps the illustrative numerator and denominator on a consistent contractual basis. If one or more earn-out conditions are not satisfied, the related Earn-Out Shares will not be issued, actual dilution will be lower than shown in the final row and the $1,265.0 million deemed value will not represent value delivered to the InoBat shareholder group. The final row is supplemental maximum-value and maximum-dilution sensitivity analysis and is not the adjusted net tangible book value calculation required by Item 1604(c).

BUSINESS OF TOPCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to TopCo prior to the Business Combination. As of the date of this proxy statement/prospectus, TopCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, CGC and InoBat will effect a transaction, as a result of which TopCo will become the ultimate parent of InoBat. For information about TopCo’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of TopCo After the Business Combination.”

Incorporation

Topco was incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on August 20, 2026. Prior to consummation of the Business Combination, shareholders of TopCo will resolve to convert TopCo into a Dutch public limited liability company (naamloze vennootschap). To date, TopCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and its interest in Merger Sub.

Articles of Association

Prior to or promptly following the consummation of the Business Combination, TopCo’s current articles of association will be amended and restated in their entirety to be in the form of the TopCo’s Articles of Association contemplated by the Business Combination Agreement and attached as an English translation of the official Dutch text as Annex I to this proxy statement/prospectus. TopCo’s current articles of association may be amended in accordance with its terms at any time prior to consummation of the Business Combination, with the consent of CGC, or at any time after consummation of the Business Combination. Please see the section entitled “Description of TopCo Securities.”

Name

TopCo is registered with the Commercial Register of the Netherlands Chamber of Commerce under the registration number 869914625 and the legal name InoBat B.V. Prior to or promptly following the consummation of the Business Combination, TopCo’s legal name will be changed to InoBat N.V. as a result of the amendment of TopCo Articles of Association.

Official Seat

TopCo’s official seat (statutaire zetel) is in Amsterdam, the Netherlands and its business address is Strawinskylaan 1647, WTC, Tower 7, 16th Floor, 1077 XX Amsterdam, The Netherlands. The mailing address of TopCo’s principal executive office after the closing of the Business Combination will be at Strawinskylaan 1647, WTC, Tower 7, 16th Floor, 1077 XX Amsterdam, The Netherlands.

Financial Year

TopCo’s financial year is currently the calendar year.

Subsidiaries

Merger Sub, a newly incorporated Cayman Islands exempted company, is a wholly owned subsidiary of TopCo. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

InoBat is currently the sole shareholder of TopCo. InoBat shareholders will become shareholders of TopCo pursuant to the Exchange. In connection with the Business Combination, CGC shareholders will become shareholders of TopCo pursuant to the Merger.

Management Board

TopCo is currently managed by a board with one director. Currently, the director of TopCo is Marián Boček.

Legal Proceedings

As of the date of this proxy statement/prospectus, TopCo was not party to any material legal proceedings. In the future, TopCo may become party to legal matters and claims arising in the ordinary course of business, the resolution of which TopCo does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Properties

TopCo currently does not own or lease any physical property.

Employees

TopCo currently has no employees.

BUSINESS OF INOBAT AND CERTAIN INFORMATION ABOUT INOBAT15

Unless the context indicates otherwise, the terms “InoBat,” the “Company,” “we,” “our” and “us” as used herein, refer to InoBat AS and its subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements. These forward-looking statements are based on InoBat’s current expectations, estimates, projections, beliefs, and assumptions about future events and are not guarantees of future performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions, or the negative of such expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this document include, but are not limited to, statements regarding: (i) InoBat’s planned manufacturing capacity, including the 5 GWh annual BESS assembly capacity at its Voderady facility and the 20 GWh capacity of the GIB EnergyX gigafactory investment with Gotion; (ii) the timing and successful completion of the GIB EnergyX gigafactory, including the targeted start of production in 2027 and commercial manufacturing in 2028; (iii) the anticipated Volkswagen relationship as anchor customer for the gigafactory; (iv) future products and technologies, including i-Power+ (a planned multichemistry architecture combining energy storage, power electronics, intelligent energy management and supercapacitor technology) and sodium-ion battery development with Clarios and Altris; (v) market growth projections for the BESS and sodium-ion battery markets; (vi) InoBat’s ability to integrate Western-manufactured BMS, EMS, and SCADA systems; (vii) expected customer demand and market acceptance of InoBat’s products; (viii) the Company’s competitive position and growth strategy; and (ix) the Company’s ability to achieve profitability and positive cash flow.

These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause InoBat’s actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Material factors and assumptions underlying the forward-looking statements include, but are not limited to: (i) the successful completion of the GIB EnergyX gigafactory on the anticipated timeline and within the projected budget; (ii) Volkswagen’s continued commitment to the gigafactory project and the execution of definitive supply agreements; (iii) the timely receipt of all necessary permits, approvals, and regulatory clearances; (iv) the availability of financing on acceptable terms to fund InoBat’s capital expenditure requirements; (v) the successful development and commercialization of new technologies, including i-Power+ and sodium-ion batteries; (vi) continued growth in demand for BESS solutions in Europe and globally; (vii) InoBat’s ability to compete effectively against larger, better-capitalized competitors; (viii) the stability of InoBat’s supply chain, including its dependence on Gotion for LFP cells; (ix) the absence of material disruptions from geopolitical events, including the ongoing conflict in Ukraine; and (x) general economic conditions and the regulatory environment for battery and energy storage products.

The safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) are not available with respect to forward-looking statements made in connection with a business combination involving a blank check company such as CGC. Accordingly, investors are not entitled to rely on the protections of the PSLRA’s safe harbor with respect to the forward-looking statements contained in this proxy statement/prospectus.

Additional risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements are described in the “Risk Factors” section of this proxy statement/prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by applicable law, neither InoBat nor CGC undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

[15]	Section subject to ongoing review and revision.

Explanation of Technical Terms

BMS (Battery Management System) is a system comprising hardware and software that manages charging and discharging of the battery. A BMS is often referred to as the “brain” of the battery. As part of its management, a BMS monitors, controls, and protects the battery cells for safety, efficiency, and longevity.

EMS (Energy Management System) is a system that incorporates external data — such as electricity market prices, weather forecasts, and local facility power demand — and commands the battery and related systems based on such data. EMS is intended to optimize ecomomics (such as peak shaving or arbitraging).

SCADA (Supervisory Control and Data Acquisition) is a software platform that serves as the dashboard and “steering wheel” in the control room. Engineers and plant operators use SCADA to monitor, control, and troubleshoot the entire BESS facility. SCADA is focused on monitoring and controlling the physical reality and health of the BESS hardware. It pulls data from multiple components on site – BMS, EMS, fire suppression systems, HVAC, and grid meters – and presents this data on a centralized interface.

Supercapacitors store energy. They generally store less energy than chemical batteries, but charge and discharge more quickly (generally in milliseconds), making them ideal for absorbing or releasing sudden, high-power energy spikes (such as AI GPU loads).

Overview

InoBat is a BESS manufacturer and integrator, and battery technology developer, headquartered in Slovakia, while domiciled in Oslo, Norway. The principal research, development, and production operations are conducted in Voderady, Slovakia, through InoBat Europe j.s.a. (formerly InoBat Auto j.s.a.), our main operating subsidiary. The Company is backed by strategic shareholders and partners that include Rio Tinto, Gotion, Amara Raja, and Slovak Investment Holding.

InoBat is an early-stage company with a limited operating history. The Company commenced commercial BESS operations in 2025 and has completed utility-scale BESS deployments to date (totaling 205 MWh). The Company has not yet achieved profitability in terms of net income and has historically funded its operations through equity and debt financing. Many of the business activities, products, manufacturing facilities, and customer relationships described in this document are planned or in development and have not yet been completed, commercialized, or established. Investors should carefully distinguish between (i) the Company’s current revenue-generating activities and (ii) planned future activities that are subject to significant execution risk, financing requirements, regulatory approvals, and other uncertainties.

Stage of Development

Current Operations. As of the date of this document, InoBat’s revenue-generating activities consist of: (i) BESS system integration and resale, in which InoBat sources LFP battery cells and containers from Gotion and integrates them into turnkey BESS solutions for utility-scale customers; (ii) engineering, procurement, and construction (EPC) services for BESS deployments, including permitting, supporting customers in arranging project financing through financing partners, construction management, and commissioning; and (iii) battery cell research and development and pilot production at its Volta I facility in Voderady, Slovakia (capacity of up to 50,000 cells per year).

Planned Activities and Products Under Development. The following activities and products described in this document are planned or under development and are not yet operational or commercially available: (i) the 2,000-square-meter BESS assembly facility at Voderady (under construction, with production planned to commence within the next few quarters and targeted annual capacity of 5 GWh); (ii) the GIB EnergyX gigafactory investment with Gotion (under construction, with targeted start of production in 2027 and initial planned capacity of 20 GWh); (iii) the anticipated supply relationship with Volkswagen as anchor customer for the gigafactory (subject to C-sample testing expected in 2027 and execution of definitive commercial agreements); (iv) i-Power+, a planned multichemistry architecture combining energy storage, power electronics, intelligent energy management and supercapacitor technology, being developed in collaboration with Company C (in development, with no committed commercialization timeline); (v) sodium-ion battery technology being developed in collaboration with Clarios and Altris (pilot production expected to commence in the second half of 2026); and (vi) Western-manufactured BMS and EMS integration with Analog Devices (“Analog”), in development. There can be no assurance that any of these planned activities or products will be completed, commercialized, or achieve the results described in this document.

The Company offers solutions ranging from advanced cell development across multiple battery cell chemistries to integrated utility-scale BESS deployments. BESS functions as large-scale, containerized power banks for the electrical grid, helping customers store low-cost or excess electricity and discharge it during peak demand, outages, or periods of grid instability. The Company’s strategy is designed to address several major market trends. Renewable electricity generation is expanding quickly, but wind and solar are inherently intermittent, creating demand for balancing capacity, wholesale power arbitrage, and grid stability. The high demand for energy created by artificial intelligence (“AI”) data centers is also driving demand for high-performance, fast-response energy storage systems. At the same time, geopolitical tensions and customer concerns around Chinese-controlled components are driving demand for Western battery alternatives with transparent, localized supply chains.

InoBat’s business model focuses on designing, integrating, and delivering BESS systems where customers generally retain ownership of the BESS asset and capture the long-term operating benefits, while InoBat earns revenue from system integration, delivery, and related infrastructure services. This model is intended to allow InoBat to participate in BESS market growth without the capital intensity associated with asset ownership.

The Company has localized elements of the battery storage supply chain and continues increasing the level of supply chain localization in Europe. InoBat plans to develop, together with its partner Analog, a Massachusetts-based global semiconductor company and one of the largest manufacturers of analog and mixed-signal integrated circuits, a wireless BMS that, combined with electrochemical impedance spectroscopy for diagnostic measurement and purpose-built anomaly detection algorithms, is intended to deliver customer benefits including extended cycle life, warranty protection, and increased resale value of used batteries redeployed in second-life applications. InoBat is also developing a broader Western-manufactured systems architecture that includes EMS and SCADA capabilities. Because these systems have direct and/or indirect access to the grid and other critical infrastructure, Western-manufactured electronics and software may be an important priority for certain customers and regulators. InoBat is also extending its BESS platform into AI data center applications through integration with supercapacitors. Our technical collaboration partnership with Company C, a U.S.-based supercapacitor innovator, is intended to pair rapid charge and discharge capability directly into InoBat battery solutions. In AI data centers, supercapacitors can complement BESS by responding to millisecond-level power swings, and handing off to BESS for longer-duration power support from minutes to hours.

InoBat has already demonstrated commercial execution in BESS. In 2025, the Company launched its BESS offering and delivered 205 MWh of utility-scale BESS across Ukraine and Slovakia, including a 175 MWh deployment in Ukraine for Customer A completed in 21 weeks and a 30 MWh turnkey installation for Customer B in Slovakia. As of August 31, 2026, InoBat had approximately 670 MWh of signed and confirmed BESS projects.

During the last 18 months, there have been no material order cancellations or deferrals.

The strategic relationship with Gotion supports InoBat’s European cell manufacturing roadmap. Through a gigafactory investment between InoBat and Gotion - GIB EnergyX, which is developing a €1.2 billion battery cell facility in Central Europe, GIB EnergyX expects to produce LFP cells which might be supplied for InoBat’s BESS production line. The GIB EnergyX facility has an initial planned capacity of 20 GWh. InoBat has also been designated as a participant in the EU’s IPCEI battery initiative, reflecting governmental support for its role in building a localized European battery manufacturing ecosystem.

In parallel, InoBat has a differentiated sodium-ion battery roadmap that complements, rather than replaces, its near-term BESS strategy. Sodium-ion batteries can reduce reliance on lithium, nickel, cobalt, and non-EU-manufactured supply chains. For stationary storage, where weight and volume are less important than cost, safety, cycle life, raw material availability, and supply chain resilience, sodium-ion chemistry can represent a compelling long-term platform. The sodium opportunity also extends to low-voltage automotive applications, providing an alternative to lead-acid batteries. InoBat is advancing this opportunity through a joint development with Clarios. InoBat contributes proprietary cell assembly and manufacturing process know-how, cell architecture, electrode coating techniques, electrolyte filling parameters, and quality control processes. Altris contributes sodium-ion cathode active material expertise. Our sodium-ion battery roadmap contemplates chemistry optimization, pilot programs, field testing, and eventual commercial scale-up for Western markets.

Our History

InoBat was founded in 2019 in Slovakia to serve the growing e-mobility market with advanced lithium-ion NMC battery cells. In June 2020, we acquired the Voderady site, which included a pilot production line, and broke ground on the R&D and manufacturing center in June 2021. Our first-generation batteries (NMC622 chemistry) passed safety and performance testing in August 2021, and we signed our first aerospace customer contract the following month.

The pilot production line for battery manufacturing launched in December 2023.

During 2025, the Company expanded its product offering to an integrated BESS solution portfolio, executed BESS commercial contracts, generated BESS revenue, and partnered with a Slovak banking institution to provide project financing for our customers.

In October 2025, the foundation stone was laid for GIB EnergyX in Surany, Slovakia, an investment with Gotion.

Industry and market opportunity

The global energy market is currently growing at an accelerated pace. Worldwide energy demand is expected to more than double between 2023 and 2050, growing from 31,000 terawatt-hours to 66,000 terawatt-hours, according to McKinsey, driven by buildings and industrial manufacturing in the emerging markets and by transportation and data center growth in the United States, Europe, and China. The global energy market is facing major changes driven by the increasing deployment of renewable power. The sign of this shift is in new capacity: renewables accounted for roughly 92.5% of all new power generation capacity added worldwide in 2024, up from 85.8% in 2023, according to the International Renewable Energy Agency. Wind and solar generation costs have declined, driving the increased share of energy production from renewable sources. However, renewable power remains intermittent and variable. Wind and solar assets generate electricity when weather conditions permit, not necessarily when the grid or end users need power. This creates a structural gap between the low cost of renewable generation and the reliability historically provided by fossil fuel power plants. This gap generally takes the form of excess power from renewables being available at low cost in quantities that exceed grid demand. As a result, grid operators are increasingly forced to reject power when supply exceeds what the grid can absorb. In 2024, four of the seven U.S. independent system operators had to reduce their renewable generation at record rates (measured annually), as grid capacity to accept their available power failed to keep pace with their power generation capability. In the same year, German operators were forced to curtail around 9.4 terawatt-hours of renewable power production because of transmission system bottlenecks and distribution capacity issues. Energy storage, whether on the grid or at the power generation station, addresses these imbalances.

This disruption in low-cost supply directly shows that energy storage systems are positioned to benefit by closing the flexibility gap of renewable power generation. Battery energy storage systems can balance electricity supply and demand in real time by storing excess energy and discharging it when supply is tight, increasing revenues.

AI data centers are compounding this energy production challenge from the demand side. According to the U.S. Energy Information Administration’s (“EIA”) Annual Energy Outlook 2026, AI data center load is becoming the dominant driver of long-term U.S. electricity growth, with national electricity demand rising 2.1% annually over the past five years after more than a decade of being essentially flat. EIA projects that electricity consumption from data center servers alone could reach 818 TWh by 2050 under its high-demand case. Jones Lang LaSalle Incorporated estimates that the global data center sector will add approximately 100 GW of new capacity between 2026 and 2030, roughly doubling the current global capacity and representing up to $3.0 trillion of infrastructure investments in real estate and information technology equipment.

In Europe, the International Energy Agency’s Electricity 2026 report estimates that EU data centers consumed approximately 70 TWh in 2024 and projects consumption to rise toward 115 TWh by 2030, accounting for approximately 10% of all EU electricity demand growth over the period; some industry estimates expect higher consumption from EU and UK data centers, with Eurelectric citing projections of 149–287 TWh annually by 2030 — the upper bound exceeding the entire power demand of Spain (275 TWh in 2024). This increase comes as part of an overall increase in demand for electricity, for which renewables are well positioned to benefit because of their attractive cost per KWh relative to fossil fuel powered plants.

The AI load is large and causes sudden spikes in power as thousands of graphics processing units train and perform inference on large language models. This requires quick response time and power, something that grid power alone cannot reliably deliver. Energy storage is becoming a core infrastructure layer for AI data centers. The physical constraints and high value of data centers drive innovation to deliver resilience and fast speed-to-power, including immediate and high levels of power from BESS.

Together, the intermittency of renewables and rising electricity demand increase the value that grid operators, utilities, and large energy consumers place on BESS. While legacy energy storage technologies, such as hydropower or flywheels, depend on extensive mechanical infrastructure and require significant engineering and construction work, BESS are easier to deploy, require less space, and have modular components that contribute to faster installation times.

The BESS Market

The BESS market growth is driven by rising electricity demand and the increasing share of renewable power, as outlined above, but also by decreasing BESS costs (in particular, declining lithium-ion battery prices) and increasingly favorable regulations and policies in most regions.

According to McKinsey, global installed BESS capacity could grow by about 50 percent annually from 2022 to 2030, reaching between approximately 500 and 700 GWh by 2030.

Source: McKinsey

Utility-scale BESS represents the largest segment of the BESS market, accounting for ~80% of total global BESS capacity addition, and has the highest projected annual growth rate to 2031. These large installations (typically with a capacity of at least 1 MWh) allow renewable solar and wind energy to be stored and utilized to more fully use generation capacity and support more demand. BESS installations are typically located near substations and can range in size from a few MWh to hundreds of MWh to match their intended use. Besides utility-scale BESS, the other two categories, typically with smaller capacities, are Commercial & Industrial (“C&I”) BESS and Residential BESS.

InoBat is targeting utility-scale BESS demand in Europe, with a long-term goal to enter the North American market. The European BESS market is expected to grow materially through 2030 as renewable penetration increases, fossil power generation retires, transmission constraints worsen, and electricity demand rises from industrial electrification and AI data centers.

Europe’s battery storage market continued its record-breaking trajectory in 2025, with 36 GWh of new installations, marking the twelfth consecutive year of growth and representing an increase of 48% from 2024, driven by utility-scale deployment. Annual installations are expected to exceed 50 GWh in 2026 and increase to 138 GWh by 2030, driven mainly by utility-scale batteries.

The Sodium-Ion Opportunity

While InoBat currently uses lithium-ion battery cells in its BESS installations, it has signed a Joint Development Agreement and plans to establish a joint venture with Clarios and Altris to develop sodium-ion batteries for use in the low-voltage battery segment, with possible extension to energy storage.

Sodium-ion batteries are manufactured using sodium, an abundant and lower-cost (relative to lithium) input, and do not rely on lithium, cobalt, or nickel. This gives sodium-ion batteries a more stable raw material profile, lower exposure to commodity price volatility, and a more resilient supply chain. Sodium-ion batteries also offer strong safety characteristics and low-temperature performance, making them well suited for stationary energy storage and low-voltage automotive applications.

The sodium-ion market remains smaller and less mature than the lithium-ion market, but it is expected to grow meaningfully over the next decade. According to Fortune Business Insights, the global sodium-ion battery market was valued at approximately $1.8 billion in 2025 and is projected to grow from $2.2 billion in 2026 to $7.1 billion by 2034, representing a 15.5% CAGR.

The near-term commercial opportunity for InoBat remains the design, assembly, and delivery of BESS systems. Sodium-ion would give InoBat a potential longer-term advantage in the many applications where cost, safety, supply chain security, and raw material availability matter more than energy density, including stationary storage, selected low-voltage automotive applications, and potential lead-acid replacement markets. The global automotive lead-acid battery market currently represents an estimated ~$31 billion annual market opportunity.

Business Model

InoBat has core research and development capabilities ranging from cell design and proprietary chemistries to scaling technologies from the lab to production, including in emerging chemistries such as sodium-ion. The Company’s pilot production line is capable of producing up to 50,000 cells annually. In 2025, the Company entered the BESS sector under its BESSMONT brand, completing initial deployments totaling 205 MWh.

InoBat currently performs BESS integration and resale, sourcing LFP cells and containers from Gotion. InoBat has begun expanding its battery plant in Slovakia, building a 2,000-square-meter BESS assembly facility designed to comply with EU quality and regulatory standards. Production is planned to commence within the next few quarters. At full capacity, the BESS production line (under the BESSMONT brand) is designed to assemble up to four containers a day, representing an annual capacity of 5 GWh, which would enable utility-scale BESS solutions to be produced and distributed domestically within Europe.

Further, as described under “Strategic Partnerships,” InoBat is working with its partners to integrate Western-built systems (e.g., BMS, EMS) to increase the localized and Western-built content in its BESS. InoBat’s investment with Gotion, if successfully commissioned, is expected to produce LFP battery cells in Surany, Slovakia, only 40 miles from InoBat’s facility.

Beyond manufacturing and assembly, InoBat provides comprehensive, end-to-end EPC (Engineering, Procurement, and Construction) capabilities. We manage or coordinate every stage of deployment, including permitting, licensing, arranging third-party project financing, construction, and commissioning, delivering fully integrated, turnkey BESS solutions for our clients.

This positioning may help European and North American customers mitigate exposure to geopolitical, tariff, cybersecurity, and supply chain risk. InoBat is positioned as an alternative for customers that value local service, regulatory transparency, and reduced exposure to non-Western components. In addition, European regulatory and incentive frameworks can favor locally manufactured solutions. Depending on the jurisdiction and applicable program, customers procuring EU-made and EU-branded systems may qualify for project support and more favorable treatment in grid connection processes. As a result, demand for locally produced BESS may be driven not only by supply chain considerations but also by regulation and incentive mechanisms.

Our business is not subject to significant seasonal fluctuations.

Raw Materials and Suppliers

The principal raw materials and components used in our BESS products include LFP battery cells, battery containers, BMS, power conversion systems (“PCS”), and related electronic and structural components. We currently source LFP cells and containers from Gotion, our partner in GIB EnergyX. As of August 27, 2026, Gotion supplied approximately 100% of our container requirements. We believe our strategic relationship with Gotion, including the planned GIB EnergyX gigafactory, supports supply chain stability. Gotion currently provides our LFP cells from its facilities in China. After the local gigafactory becomes operational, we expect to source our LFP cells from the gigafactory. We maintain a framework supply agreement with Gotion for BESS Containers. In August 2025, we entered into a five-year framework purchase agreement with Gotion EMEA Holding s.r.o., an affiliate of Gotion GmbH, for the supply of liquid-cooled battery energy storage systems and commercial and industrial battery cabinets, which we integrate and resell to our customers. The agreement establishes indicative per-kWh prices for the principal container products, depending on product and Incoterm, with prices subject to adjustment by mutual agreement based on purchase volumes and market developments. It does not impose any minimum purchase or take-or-pay obligation on us; binding volumes, prices and delivery terms are established only under individual purchase orders confirmed by both parties. The agreement provides for a five-year product warranty and a sixty-month performance warranty on the grid-scale systems, backed by the manufacturer. Either party may terminate the agreement on twelve months’ notice.

We also currently source PCS from two suppliers, Sineng Electric Co., Ltd (“Sineng”) and Shenzhen Sinexcel Electric Co., Ltd (“Sinexcel”). As of August 28, 2026, our top 3 suppliers (Gotion, Sineng and Sinexcel) represented approximately 85% of our total procurement spend for our BESS program. Our sodium-ion development program with Clarios and Altris has a separate platform of suppliers; our top 4 suppliers in Na-ion cell development represent approximately 50% of our total procurement spend for our sodium-ion program.

The battery industry is subject to raw material price volatility and periodic supply constraints, particularly for lithium, nickel, cobalt, and graphite. While we do not directly procure these raw materials (as we purchase finished cells from suppliers), fluctuations in commodity prices may affect our input costs. Rio Tinto, one of our strategic shareholders, is a global leader in mining and refining materials used in battery production, and we believe this relationship may provide long-term supply chain benefits. Our sodium-ion development program with Clarios and Altris is intended, in part, to reduce long-term exposure to lithium and other constrained battery materials. We have also established cell recycling alliances that are designed to return battery materials to the value chain in the form of black mass, sulphates, or cathode materials.

During the year 2022, and beginning of 2023, the price of lithium was extremely high, and impacted negatively the final pricing of produced cells. Similar price increases and impacts occurred at the end of 2025, and beginning of 2026, although with less fluctuation. Recently, we have experienced logistics difficulties from typhoons and the Strait of Hormuz crisis, each of which has delayed the target delivery dates of projects and deliveries of inputs for our products. We are actively working to diversify our supply chain, including through the development of the GIB EnergyX gigafactory and our efforts to integrate Western-manufactured BMS and EMS components. However, there can be no assurance that we will be able to secure adequate supplies of key components at acceptable prices, or at all, and any significant supply disruption could materially adversely affect our business, financial condition, and results of operations.

Strategic Partnerships

We believe our strategic partnerships support our ability to offer a localized battery energy storage system platform with Western-manufactured components.

The Gotion investment supports large-scale LFP cell manufacturing through the planned gigafactory. The Analog collaboration is intended to support Western-produced battery management system integration. The Company C partnership seeks to develop supercapacitor applications. And InoBat’s cooperation with Clarios and Altris is focused on the development of sodium-ion batteries.

Gotion

InoBat and Gotion formed the GIB EnergyX investment in 2023 to develop and manufacture LFP battery cells in Slovakia. Gotion holds 80% of GIB EnergyX, while InoBat holds 20%. We serve as the local partner, responsible for site selection, stakeholder engagement, permitting, and advancing the facility through commercial operation. Current plans call for the gigafactory to have an initial production capacity of 20 GWh. Any such expansion would depend on, among other things, GIB EnergyX acquiring additional land within the local industrial park from the owner, and completion of the applicable environmental impact assessment procedure. This gigafactory is located approximately 40 miles from InoBat’s BESS production site and represents Slovakia’s second largest industrial project.

The project is advancing through key regulatory and commercialization milestones. As of August 2026, core construction and technology installation permits have been obtained, and environmental permits remain in process. On the commercial side, Volkswagen is expected to serve as the anchor customer. A major upcoming milestone is the Volkswagen-driven C-sample testing, expected in 2027, which, if successful, will validate production processes and quality control systems. In January 2024, Volkswagen nominated Gotion as a series supplier of its standardized prismatic cell for European electric vehicle production, designating Surany, Slovakia, the site of the GIB EnergyX gigafactory, as the production location, with cells to be delivered to Volkswagen vehicle plants in Europe. The nomination covers series development, series production and series supply, and requires the supplier to establish and maintain committed production capacity over a multi-year period, together with spare and service part supply obligations following the end of series production. The nomination does not constitute a firm purchase commitment for specified volumes, which are determined by Volkswagen’s subsequent delivery call-offs, and remains subject to the successful completion of the applicable sampling, validation and release milestones. Full-scale commercial manufacturing and broader market rollout are targeted for 2028.

Analog Devices

Western customers may be increasingly focused on reducing exposure to non-Western components in critical infrastructure, particularly electronics and software such as BMS, EMS, as well as SCADA, which can have direct or indirect access to the grid.

InoBat intends to address this need through integrating BMS solutions from Analog, a Massachusetts-based global semiconductor company and one of the largest manufacturers of analog and mixed-signal integrated circuits. InoBat and Analog are currently working on applying Analog’s chips to LFP prismatic cells for both automotive and BESS applications, integrating the chip into cell design and manufacturing, which is intended to reduce losses arising from late identification of quality non-conformities.

Company C

In 2026, InoBat developed a technical collaboration partnership with US-based Company C, a leading innovator in supercapacitors (also called ultracapacitors) and energy storage technology. Supercapacitors facilitate rapid energy capture and discharge, maximize overall system efficiency, extend battery cycle life, and, when integrated with BESS, can support the power resiliency needs of AI data centers.

The goal of our partnership is to integrate Company C’s advanced supercapacitor technology directly into InoBat’s battery solutions. The planned product (i-Power+) is a planned multichemistry architecture combining energy storage, power electronics, intelligent energy management and supercapacitor technology. In simplified terms, the supercapacitors absorb sub-second power spikes from GPU loads before they reach the grid, while the BESS supplies sustained power over longer periods. InoBat intends to develop i-Power+ in phases, with Company C contributing supercapacitor technology in the first phase, and Analog contributing intelligent BMS capabilities in subsequent phases.

Clarios & Altris

We partnered with Clarios and Altris to develop sodium-ion battery cells. This program is designed to reduce reliance on lithium, nickel, cobalt, and non-Western supply chains while supporting stationary storage and selected low-voltage automotive applications. We believe that the abundance and broad geographic availability of sodium may reduce the technology’s exposure to commodity price volatility and could support a lower cost structure at full production scale. Sodium-ion cells are also reported to have lower fire and thermal runaway risks compared to certain lithium-ion chemistries and may exhibit improved low-temperature performance, which could make them well suited to diverse and harsh climates.

Clarios brings industrial-scale and low-voltage market access (as the largest producer of low-voltage automotive batteries worldwide), while Altris contributes its Prussian White sodium-ion cathode expertise. InoBat is assembling sodium-ion prototype cells for OEM automotive qualification and provides its related manufacturing intellectual property for the joint development arrangements.

The pilot production of sodium-ion cells started in InoBat’s existing facility in the second half of 2026. Following the pilot production, the joint venture is expected to begin building a serial production facility for sodium-ion cells in Europe. The expected target markets and applications for the serial sodium-ion cell production include low-voltage and BESS applications.

Our Growth Strategy

Our growth strategy focuses on serving an expanding pool of customers across geographies and offering more comprehensive solutions and products with an increasing level of localization.

InoBat’s target customer base includes utilities and grid operators seeking long-term grid stability, renewable developers smoothing output and prices, industrial operators utilizing grid connections to generate revenue, energy traders capitalizing on energy price volatility, AI data center developers and operators and hyperscalers requiring comprehensive solutions for energy management, and fusion companies that need to manage pulsed power draws exceeding grid limits and to have access to power backup.

We intend to grow this target customer base, which requires more comprehensive solutions and products, including hybrid solutions with integrated supercapacitors, Western-built BMS and EMS, and localized production and supply chain. Our goal is to provide customers with a range of battery cell chemistries, including Europe-produced LFP and sodium-ion cells.

InoBat’s customer base for its investment with Gotion is expected to include automotive OEMs needing volume battery cell and pack supply. Demand is driven by Europe’s broader push to localize EV battery manufacturing and reduce reliance on Asian supply chains. Through its investment, InoBat expects Volkswagen to be the first customer of its new production facility.

InoBat’s customer base for its joint venture with Clarios and Altris is expected to include automotive OEMs of passenger and commercial vehicles, manufacturers of industrial applications such as forklifts, automated guided vehicles, load-carrying devices, agricultural applications, and defense sector companies.

Customer Concentration

Because we commenced commercial BESS operations in 2025 and have completed only a limited number of projects to date, our customer concentration is currently high. In 2025, our two BESS deployments were for Customer A (175 MWh in Ukraine) and Customer B (30 MWh in Slovakia), which together represented substantially all of our BESS revenue for that period. We expect customer concentration to decrease as we expand our project portfolio and customer base.

Volkswagen has nominated Gotion as a series supplier of standardized prismatic cells for European electric vehicle production, with the GIB EnergyX facility in Surany, Slovakia designated as the production location. InoBat has no direct contractual relationship with Volkswagen in respect of the gigafactory’s output. The nomination obliges the supplier to establish and maintain committed production capacity over a multi-year period but does not constitute a firm purchase commitment for specified volumes, which are determined by Volkswagen’s subsequent delivery call-offs and remain subject to completion of the applicable sampling, validation and release milestones. Because we hold a 20% interest in GIB EnergyX and do not control it, the gigafactory’s output and any associated revenue will not be consolidated in our financial statements, and our economic exposure to the Volkswagen relationship is limited to the value of our minority interest.

The loss of, or a significant reduction in orders from, any of our major customers could have a material adverse effect on our business, financial condition, and results of operations. We do not have long-term contracts with our major customers that obligate them to purchase minimum volumes from us.

Competition

The BESS sector is highly competitive and continuously evolving. We compete with companies across multiple segments, including large multinational manufacturers, specialized developers and emerging companies.

Our competitors include, but are not limited to, Tesla, Hecate Energy, Form Energy, CATL, BYD, Sungrow, Energy Dome, Wärtsilä, Fluence, International Power Supply (“IPS”), LGES, and Tesvolt, alongside other smaller energy storage companies.

Competitive factors in the energy storage market include, but are not limited to:

-	safety, reliability, and quality;

-	price of energy storage solutions, services, and digital application offerings;

-	total cost of ownership;

-	ability to obtain and maximize financing based on system and performance;

-	integration approach (including if competitor has vertical integration);

-	performance guarantees, credit support, and product warranties;

-	shortened delivery, installation, and commissioning time;

-	stability in supply chain; approach to responsible and localized sourcing and supply chain;

-	historical customer track record;

-	experience in the battery energy storage system market (of the respective competitor and the leadership team);

-	technological expertise and innovation;

-	comprehensive solutions and offerings from a single provider to scale with; ease of integration;

-	brand recognition;

-	ability to take advantage of certain government initiatives and tax credits;

-	size of projects companies are competing on;

-	cybersecurity components of energy storage solutions and components; and

-	seamless hardware and software-enabled service offerings.

Many of our competitors have substantially greater financial resources, manufacturing capacity, supply chain purchasing power, research and development budgets, established customer relationships, and global distribution networks than we do. As a result, they may be able to respond more quickly to technological developments and customers’ requests, invest more heavily in manufacturing capacity, reduce prices, secure long-term supply agreements, or introduce competing products more rapidly than we can.

We compete primarily through:

-	our ability to provide turnkey project delivery;

-	comprehensive solutions for AI data centers, fusion companies, and similar customers;

-	deep battery technology knowledge and experience;

-	strategic partnerships and supply chain with our stakeholders;

-	focus on increasing localization of BESS components and production; and

-	a technological roadmap for alternative battery cell chemistry.

Manufacturing and Facilities

We own our principal executive offices located at Voderady 429, 919 42 Voderady, Slovakia. We also lease an additional office located at Mostová 146/6, 811 02 Bratislava, Slovakia.

Unlike commodity cell manufacturers, we do not produce standardized cells at scale for broad distribution. Rather, we design, develop, and integrate BESS systems tailored to customers’ needs, supported by our research and development capabilities, experience in battery cell development across chemistries, and a battery cell production line focused on intellectual property industrialization.

Our manufacturing operations currently comprise: (i) our existing Volta I cell production and R&D facility in Voderady, Slovakia, with capacity to produce up to 50,000 cells per year, wet and dry labs, electrochemical testing equipment, and a production line covering electrode manufacturing, cell assembly, and formation/finishing; and (ii) a BESS assembly and integration line under construction at the same Voderady site. We have the option to expand our manufacturing capacity in the near- to medium-term by opening an additional facility in Voderady (“Volta II”). Our investment in GIB EnergyX gigafactory, which broke ground in October 2025, is currently under construction and is located in Surany, Slovakia.

Principal Capital Expenditures and Divestitures

During the fiscal years ended December 31, 2025 and 2024, and through the date of this proxy statement/prospectus, the Company’s principal capital expenditures were as follows:

In February 2025, the Company acquired a semi-solid manufacturing line and a technology license, including related intellectual property rights, from Shanghai Xuanyi Oufei New Energy Dev. Co., Ltd. (“Shanghai Xuanyi”), a Gotion subsidiary, for a total consideration of €50.1 million. The semi-solid manufacturing line was recognized within property, plant and equipment at €40.1 million, and the technology license was recognized within intangible assets at €10.0 million.

During fiscal year 2024, the Company incurred cash capital expenditures of approximately €5.2 million, principally related to the reconstruction of the Voderady facility for use as a battery production line and administrative offices, and the acquisition of production equipment. These expenditures were funded from a combination of equity financing proceeds and internal resources.

In September 2026, the Company entered into a Production Line Upgrade Agreement and a Supplementary Agreement with Gotion GmbH, pursuant to which the Company will acquire a complete BESS assembly line (the “BESSMONT Deliverables”), including module, pack and container assembly equipment, inventories (up to 160 MWh of SKD materials for BESS containers), and licensed intellectual property, with an aggregate exchange value of €40.1 million. In consideration for the BESSMONT Deliverables, the Company is transferring to Gotion GmbH certain existing production line equipment (the “Jingkai Line”), which is also valued at €40.1 million. Delivery of the BESSMONT Deliverables to the Company’s Voderady facility is scheduled for completion by December 31, 2026.

The Company did not complete any material divestitures during fiscal year 2025 or through the date of this proxy statement/prospectus.

Quality Management and Certifications

InoBat maintains an integrated management system covering quality, environmental, and occupational health and safety management, designed to support its manufacturing and product development activities. InoBat is currently certified to ISO 9001 for the scope of research and development in the field of electrical equipment. InoBat intends to extend the scope of its ISO 9001 certification to BESS manufacturing and sales, which it currently targets for 2027. The Company’s management system is also designed in line with ISO 14001 for environmental management and ISO 45001 for occupational health and safety, with certification to both standards targeted for 2027.

Intellectual Property

Since 2019, we have developed intellectual property in high-energy-density NMC lithium-ion cell chemistry, design, and production and general cell manufacturing. This intellectual property resides principally in our know-how, the expertise to select and combine advanced materials into proprietary chemistry recipes and to integrate those recipes into cells using our own design methodology.

We do not rely primarily on patents for intellectual property protection. The approach is trade-secrets-based: NDAs with all third parties, restricted access to technical data on a need-to-know basis, non-compete clauses for employees, and contractual restrictions that prevent customers from analyzing cell compositions or reverse-engineering products. The intellectual property team monitors competitor patent activity and aligns our portfolio strategy to differentiate from and avoid conflict with third-party filings.

Under our IPCEI grant, if we obtain any Standard Essential Patent confirmed by CENELEC or IEC, we are obligated to negotiate and grant non-exclusive licenses to EU companies on FRAND terms.

Research and Development

The Company’s core research and development program is centered on the continuous advancement of high-performance NMC cell chemistries, with an emphasis on increasing silicon content in the anode to drive higher energy density, faster charging, and improved cycle life. This platform has progressed through four successive generations of cell development. The Gen 1 cell (NMC622/graphite) achieved an energy density of approximately 260 Wh/kg. The Gen 2 cell (NMC811/graphite) improved energy density to approximately 295 Wh/kg. The Gen 3 cell (NMC811 with low-silicon content) reached approximately 310 Wh/kg, and the Gen 4 cell (NMC811 with high-silicon content) has achieved energy densities of approximately 310–330 Wh/kg.

Several cells developed under this program, including the GEN1 E60, GEN4 E33B, and E10 cells, have already achieved UN38.3 certification, the international standard governing the safe transport of lithium batteries, and are in various stages of qualification and commercialization with customers. These cells demonstrate energy densities ranging from approximately 236 Wh/kg to over 326 Wh/kg, charging times of under 15 minutes, and cycle lives of up to 1,000 cycles, depending on the specific cell design and application.

Current development is focused on the Gen 5 and Gen 5+ cells, which utilize high-nickel, high-silicon NMC chemistry and are designed to further increase energy density to approximately 335–400 Wh/kg. The next generation of this technology is intended to support customer applications requiring higher performance and range, and represents the current focus of the near-term R&D roadmap, ahead of the longer-term Gen 6 solid-state cell development program.

Alongside the NMC roadmap, the Company has extended its cell design and industrialization capabilities to sodium-ion chemistry. The Company’s contribution to the Na-ion program, conducted in collaboration with Clarios and Altris, is centered on cell engineering and industrialization rather than active-material development. The Company applies its electrode formulation, cell design, and pilot-line manufacturing know-how—developed across four generations of NMC cell development and, in the Company’s view, substantially transferable across chemistries—to convert that material system into full-size cells. The Company is currently assembling sodium-ion prototype cells for OEM automotive qualification and contributes its related manufacturing intellectual property to the joint development arrangements.

Government Grants and Support

InoBat benefits from the following government and institutional support:

●	IPCEI Program: Agreement with the Slovak Ministry of Economy under the IPCEI framework. Reimbursement of up to 76.2% of eligible R&D costs, capped at €38.2 million total. These grants are provided under two separate IPCEI agreements: Phase I (Agreement on Non-Refundable Financial Contribution No. 44/2022-2060-4234-CAP4, dated August 16, 2022, with the Ministry of Transport, as amended and administered by Ministry of Economy) and Phase II (Agreement on Non-Refundable Financial Contribution No. 33/2025-2060-4234-C635, dated April 4, 2025, with the Ministry of Investments, as amended, and administered by Ministry of Economy). The Program has been requested to be extended until Q2 of 2028. Until June 30, 2026, approx. €6.3 million were requested to be refunded.

Regulatory Environment

Our operations are subject to extensive environmental, health, safety, product stewardship, and labor regulations in the jurisdictions in which we operate or are subject to, including Slovakia, Norway, the Netherlands and the European Union generally. Compliance with these requirements affects the design, manufacture, transportation, storage, sale, and end-of-life management of our battery products and manufacturing processes. Failure to comply with applicable laws could result in fines, permit restrictions, operational interruptions, remediation obligations, product recalls, or other enforcement actions.

EU Battery Regulation

The EU Battery Regulation (Regulation (EU) 2023/1542) establishes a comprehensive regulatory framework governing batteries placed on the European market. The regulation introduces phased requirements relating to, among other things:

●	carbon footprint declarations and performance classifications;

●	battery durability and performance standards;

●	recycled content requirements for specified battery chemistries;

●	collection, recycling and recovery obligations;

●	due diligence requirements relating to certain raw materials and supply chains;

●	labeling and information requirements, including digital battery passports;

●	removability and replaceability requirements for certain battery categories; and

●	extended producer responsibility obligations.

The regulation is being implemented over several years through a series of phased compliance deadlines. We are developing and implementing systems, internal controls, supplier engagement processes, and data collection capabilities intended to satisfy these evolving requirements, including development of a digital Carbon Passport containing lifecycle emissions and traceability information for batteries manufactured by us. Compliance with these requirements may require additional capital expenditures, operating costs, supplier oversight, information technology investments, and administrative resources. Future amendments, implementing acts, or evolving regulatory guidance could require additional changes to our operations or products.

We believe these requirements may, over time, favor manufacturers producing within the EU, including us. Compliance depends on verified, auditable data on carbon footprint, supply chain due diligence, and recycled content across the value chain, which we believe is generally more accessible for cells produced in the European Union under EU environmental, energy, and labor standards than for imported cells. Producers manufacturing outside the EU must meet the same requirements in order to place batteries on the EU market, and we believe the resulting compliance and reporting burden, together with the lower carbon intensity of certain European electricity grids relative to other producing regions, may reduce the cost advantage currently held by non-EU producers.

Trade Policy, Tariffs, and Cross-Border Regulatory Risk

Our business is also affected by evolving trade policies, tariffs, and cross-border regulatory requirements that may change the cost, availability, or competitiveness of our products. Key considerations include:

●	EU CBAM. The EU Carbon Border Adjustment Mechanism entered its transitional phase in 2023 and becomes fully operative in 2026. Batteries are not currently in scope, but a future extension could raise our import costs for cells and raw materials, or conversely, improve the relative competitiveness of domestically produced cells from the GIB EnergyX gigafactory.

●	U.S. Trade Policy. Our long-term plans for North American market entry face headwinds from U.S. tariffs on Chinese-origin battery components, Inflation Reduction Act domestic-content requirements for tax credit eligibility, and restrictions on Foreign Entities of Concern. These measures could limit our ability to sell products containing Chinese-origin cells or components manufactured by Chinese-controlled entities in the U.S. Our strategy of localizing production in Europe and integrating Western-manufactured systems is intended partly to address these barriers, but there is no assurance our products will qualify for favorable treatment under current or future U.S. trade rules.

●	EU Critical Raw Materials Act. Regulation (EU) 2024/1252 sets strategic benchmarks for domestic extraction, processing, and recycling of critical raw materials and imposes supply chain diversification and stress-testing obligations on large manufacturers of strategic technologies, including batteries. As we scale, we may become subject to these auditing and reporting requirements. At the same time, the regulation’s localization objectives may create additional procurement incentives favoring EU-based suppliers such as InoBat.

Environmental, Health and Safety

Battery manufacturing involves the use, handling, storage, and transportation of hazardous chemicals and materials, including lithium-containing compounds, electrolytes, and other potentially hazardous substances. Our facilities are subject to environmental permitting requirements governing, among other matters, emissions to air, wastewater discharges, waste management, hazardous substance handling, occupational health and safety, and accident prevention.

We maintain environmental management and workplace safety programs designed to comply with applicable regulatory requirements and reduce operational risk. However, environmental incidents, workplace accidents, permit modifications, or changes in applicable regulatory standards could result in increased compliance costs, operational disruptions, remediation obligations, or other liabilities.

Chemicals and Product Compliance

Our products and manufacturing activities are also subject to European chemical and product safety legislation, including requirements under the EU REACH Regulation and the EU CLP Regulation, which regulate the registration, evaluation, classification, labeling, and safe handling of chemical substances and mixtures. Compliance with these requirements requires ongoing monitoring of substances used in our manufacturing processes and coordination with suppliers.

Cybersecurity and Network Security

Our BESS installations and their associated control systems connect to or interact with the electrical grid. As a result, we may be subject to cybersecurity obligations under the EU Network and Information Security Directive (NIS2) (Directive (EU) 2022/2555), which member states were required to transpose into national law by October 2024. NIS2 imposes risk management, incident reporting, and supply chain security requirements on entities in the energy sector, including operators of electricity storage facilities. Whether we bear direct NIS2 obligations depends on our classification under applicable national transpositions; in any event, our customers increasingly flow down equivalent cybersecurity requirements by contract.

We are developing cybersecurity policies and technical controls covering both our BESS products and internal IT systems. Our integration of Western-manufactured BMS, EMS, and SCADA systems is intended partly to satisfy customer and regulatory expectations around supply chain cybersecurity.

Sustainability Reporting

We do not currently meet the thresholds requiring mandatory reporting under the Corporate Sustainability Reporting Directive. Nevertheless, we collect environmental, social, and governance data to support voluntary reporting under the Voluntary Sustainability Reporting Standard for SMEs, customer requirements, financing arrangements, and anticipated future regulatory obligations. If our business grows or applicable thresholds change, we may become subject to mandatory sustainability reporting and assurance requirements, which could increase our compliance costs and administrative burden.

Employees

We prioritize creating an experienced and driven team and seek to recruit people dedicated to our strategic mission. A number of our employees have prior experience at battery manufacturers and automotive OEMs.

The Company and its subsidiaries employed approximately 70 people as of August 31, 2026. We consider our relations with our employees to be good and we have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations.

The following table sets forth information regarding InoBat’s current directors and executive officers as of the date of this proxy statement/prospectus:

Name	Age	Position(s)
Executive Officers
Marián Boček	44	Co-Founder, Director and Chief Executive Officer
Vazil Hudak	61	Co-Founder and Director
Marian Pavlus	49	Chief Financial Officer
Victoria Vernarecova	44	Chief Operating Officer
Henrich Hajdin	39	Chief Legal and Compliance Officer and Corporate Secretary
Tara Lindstedt	68	Chief Development Officer and Director
Directors (excluding those already listed above)
Andy Palmer	63	Chairman of the Board
Kathryn M. Baker	61	Director
Vikramadithya Gourineni	36	Director
Steven Cai	63	Director
Miroslav Boublik	55	Director

InoBat AS is governed by a board of directors consisting of eight members.

Biographical information for Marián Boček (Chief Executive Officer), Marian Pavlus (Chief Financial Officer), Victoria Vernarecova (Chief Operating Officer), and Henrich Hajdin (Chief Legal and Compliance Officer and Corporate Secretary) is set forth in the section entitled “Management of TopCo After the Business Combination—Executive Officers.”

The following sets forth biographical information for Vazil Hudak, Steven Cai, Miroslav Boublik, Andy Palmer, Tara Lindstedt, Kathryn M. Baker, and Vikramadithya Gourineni..

Vazil Hudak has served as a member of the InoBat board of directors since 2022. He currently serves as the Chairman of Avanea AIFM as well as a member of JP Morgan’s Senior Advisory Council for EMEA and a member of the Czech National Development Fund. He also advises several governments, NGOs, and corporations in the CEE region. Previously, Mr. Hudak served as Vice President of the European Investment Bank (EIB) in Luxembourg. Before his EIB tenure, Mr. Hudak served as Minister of the Economy of the Slovak Republic. Prior to this, he was State Secretary of the Ministry of Finance and also a Representative of the Slovak Republic on the Board of Governors of the European Stability Mechanism. He began his career at the EastWest Institute in New York and has also served as Industry Head for Public Sector (Eastern Europe) at J.P. Morgan Chase and Vice-President at Citigroup. Mr. Hudak studied international relations and diplomacy at the Moscow State Institute of International Relations and has an MBA from the Harvard Business School.

Steven Cai has served as a member of the InoBat board of directors since 2023. Mr. Cai is a Senior Vice President at Gotion High-Tech Power Energy Co., Ltd, a position he has held since August 2016. In this role, he has worked with major OEMs in China and globally on battery cell and pack design and integration, and has developed deep expertise in battery cell and pack design, cost structures, and supply chain management. Prior to joining Gotion, Mr. Cai served as Engineering Technology Director at Contemporary Amperex Technology Co., Limited (CATL) from April 2012 to August 2016, where he contributed significantly to the organization’s technological advancements. Earlier in his career, Mr. Cai served as Powertrain Manager at General Motors Corporation from July 2008 to March 2012, where he managed powertrain operations and developed expertise in the automotive industry. Mr. Cai holds a Bachelor’s degree in Industrial Engineering from Beijing University of Business and Technology and a Master’s degree in Automation Engineering from Wayne University.

Miroslav Boublik has served as a member of the InoBat board of directors since 2024. Mr. Boublik has been Chief Executive Officer of Across Private Investments since 2024. He brings over 30 years of international career experience spanning the USA, Europe, Ukraine, Russia, and Slovakia. Mr. Boublik began his career in the USA, where he worked at McKinsey & Company. After moving to Europe, he held management positions at banking institutions in Ukraine and Russia. For four years, Mr. Boublik was part of the Home Credit International team, which is part of the PPF Group, where he advanced to the position of Managing Partner for Corporate Venture Capital. His appointment to the InoBat board represents his first role in Slovakia.

Andy Palmer has over 41 years of automotive industry experience and was named by Auto Express as the most influential British person in the automotive industry in the past 30 years. He was also recognized as an Automotive News All-Star in 2018. Mr. Palmer is the founder and Chief Executive Officer of Palmer Automotive Ltd and serves as Chairman of Optare Ltd. He also serves as a non-executive director or advisor of Ashok Leyland Ltd, Secured by Designs Ltd and Falcon Group. From 2014 to 2020, Mr. Palmer served as President and Group Chief Executive Officer of Aston Martin. In 2017, Mr. Palmer was appointed Chairman of the Productivity and Skills Commission of the West Midlands Combined Authority. Prior to Aston Martin, Mr. Palmer served as Chief Planning Officer, Executive Vice President and a member of the Executive Committee of Nissan Motor Company, reporting directly to Nissan’s President and Chief Executive Officer, Carlos Ghosn. He also shared the Chief Operating Officer role with two Nissan executives. Mr. Palmer served as Chairman of Infiniti, President of Nissan Motor Light Truck Co., a member of the Board of Directors of Nissan (China) Investment Company and a director of Nissan’s joint ventures with India’s Ashok Leyland. Mr. Palmer holds a Master’s degree in Product Engineering and a Doctorate in Engineering. He is a Chartered Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of The Royal Academy of Engineering. Coventry University awarded him an Honorary Doctorate of Technology in 2010, and he was appointed Professor in 2014 to advise the university in the automotive field. He also holds a Doctor of Science Honoris Causa from Cranfield University and is an Industrial Professor at Warwick University.

Tara Lindstedt joined the Board of InoBat in 2020 and became InoBat’s Chief Development Officer and Chair of its Audit & Risk Committee in 2022. She brings over 35 years of professional experience in Europe, USA, Asia, Africa, and the Middle East, with a track record of developing transformational projects and delivering high impact investments to achieve ESG and sustainable development goals. Ms. Lindstedt is the founder and majority owner of e-Strategy Advisors Ltd, a boutique strategic advisory company. She currently serves as a Director of DREAM EP Global Energy Ltd and advisor to the Board of EP Global Energy in Cyprus. Previously, Ms. Lindstedt was an investment banker with Salomon Brothers (now part of Citigroup) and Goldman Sachs, and a management consultant with Coopers & Lybrand (now PWC) and Technica (now part of DNV). Ms. Lindstedt holds a BSc (Hons) in Chemical Engineering from University College London, an MSc in Advanced Chemical Engineering from Imperial College London, and a PhD in Fluid Mechanics from Imperial College.

Kathryn M. Baker has over 30 years of business experience in a broad range of industries and roles. She currently serves as Chairwoman of Pensionera AB, Genetic Analysis AS and Terra Mater Renewable Investments AB. Her other current positions include board member of DOF ASA and MPC Energy Solutions NV and member of the Investment Committee of Norfund. Ms. Baker previously served on the Executive Board of the Central Bank of Norway (Norges Bank), the European Advisory Board of the Tuck School of Business and the Ethics Committee of the Norwegian Private Equity and Venture Capital Association, where she also previously served as Chairwoman. Ms. Baker was a partner at the Norwegian private equity firm Reiten & Co for 15 years. Prior to that, she was a management consultant at McKinsey & Company in Oslo and a financial analyst at Morgan Stanley in New York. She holds a BA in Economics from Wellesley College and an MBA from the Tuck School at Dartmouth College.

Vikramadithya Gourineni is Executive Director of Amara Raja Energy & Mobility, India’s leading battery manufacturer with presence in over 50 countries around the world. He heads the company’s New Energy vertical, which is setting up one of the country’s biggest gigafactories for manufacturing advanced chemistry cells and battery packs. Mr. Gourineni has been with the Amara Raja Group in various capacities since 2013. He has served as the Managing Director and Chief Executive Officer of Amara Raja Power Systems and as Managing Director of Amara Raja Electronics. In these roles, he has been a driving force behind the design and implementation of growth strategies, transforming these businesses into key pillars of the group. He is also responsible for the group’s Human Resources and Finance functions. Mr. Gourineni graduated from the University of Wisconsin-Madison.

Current Corporate Structure

InoBat AS is a Norwegian holding company. Its business consists of holding shares in, and providing financing to, its subsidiaries. Principal subsidiaries:

-	InoBat Europe j.s.a. (formerly InoBat Auto j.s.a.). Our main operating subsidiary located in Voderady, Slovakia, through which we conduct R&D as well as BESS and production activities. InoBat AS holds 100% of InoBat Europe j.s.a.

-	InoBat Iberia, Sociedad Limitada. a Spanish subsidiary, 88% owned by InoBat, incorporated to develop a localized supply chain facility. Andy Palmer and Tara Lindstedt each hold 5%, and the remaining 2% is held by two local minority holders, Gordaliza Abogados and Eva Driessen.

-	InoBat Battery Academy s.r.o. A subsidiary (95% owned by InoBat Europe j.s.a., with 5% held by Victoria Vernarecová, InoBat’s Chief Operating Officer) established in 2024 to promote battery education and awareness.

-	InoBat Volta II s.r.o. A wholly owned subsidiary for the Volta II facility development.

-	GIB EnergyX An associate in which InoBat holds 20% and Gotion holds 80%, established for the gigafactory project in Surany, Slovakia.

The current corporate structure of InoBat (prior to the consummation of the Business Combination) is summarized below:

Legal Proceedings

As of the date of this proxy statement/prospectus, we are not a party to any material legal proceedings. We may in the future become a party to legal matters arising in the ordinary course of business, the resolution of which we do not anticipate would have a material adverse effect on our financial position, results of operations, or cash flows.

INOBAT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management of InoBat believes is relevant to an assessment and understanding of the Group’s consolidated results of operations and financial condition. This discussion should be read together with the Group’s audited consolidated financial statements and related notes as of and for the years ended December 31, 2025 and 2024 (the “Consolidated Financial Statements”), which have been prepared in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”) Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and appear elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements because of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. All references to “EUR” or “€” are to euro. For purposes of this section, InoBat AS is also referred to as the “Company,” “we,” “us” or “our.”

Our fiscal year is the calendar year, beginning on January 1 and ending on December 31.

Overview

Founded in 2019, InoBat is a battery energy storage system manufacturer and integrator, and battery technology developer, headquartered in Slovakia, with research, development, and production operations conducted in Voderady, Slovakia, through InoBat Europe j.s.a. The Company is backed by strategic shareholders and partners that include Rio Tinto, Gotion, Amara Raja, and Slovak Investment Holding. The business is organized around three areas of expertise: industrialization of proprietary cell research and development; assembly and delivery of integrated BESS solutions; and strategic partnerships with global industry leaders.

In June 2020, we acquired the Voderady site, which included a pilot production line, and broke ground on the R&D and manufacturing center in June 2021. The first prototype production line for battery manufacturing launched in December 2023. During 2025, the Company expanded its product offering to an integrated BESS solution portfolio, executed BESS commercial contracts, generated BESS revenue, and partnered with a Slovak banking institution to provide project financing for our customers. In October 2025, the foundation stone was laid for the GIB EnergyX gigafactory in Surany, Slovakia, an investment with Gotion that, when complete, will produce batteries for the automotive industry and BESS systems.

As of December 31, 2025, we had €5.2 million of cash and cash equivalents, €19.6 million of total current assets and €28.4 million of total current liabilities. Total loans and borrowings, including lease liabilities, were €10.6 million. InoBat’s Board of Directors prepared financial forecast that considers additional funding from business combination and related PIPE Financing to be used for future business growth. InoBat’s current liquid resources, excluding the expected net proceeds from CGC’s cash in trust (in any redemption scenario) and the PIPE Financing, may not be sufficient to fund operations through at least the next twelve months from the date that these consolidated financial statements are issued based on its expected cash needs, which raises material uncertainty that casts significant doubt about InoBat’s ability to continue as a going concern.

Recent Developments

As of August 31, 2026, InoBat had approximately 670 MWh of signed and confirmed BESS projects.

In March 2026, the Group’s principal operating subsidiary, InoBat Auto j.s.a., was renamed InoBat Europe j.s.a.

On July 24, 2026 the InoBat signed the Business Combination Agreement with CGC, a special purpose acquisition company. See the section entitled “The Business Combination Agreement And Ancillary Documents” for a description of the Business Combination Agreement.

As part of the concluded Business Combination Agreement InoBat set up a subsidiary in Netherlands in August 2026.

In April 2026, three employees were given approximately 6.6 million of equity share options under continuing ESOP plan.

In April 2026, the Group entered into an amendment to the loan agreement with its associate GIB EnergyX, under which the contractual maturity date of the loan receivable was extended.

In July 2026, InoBat signed a Joint Development Agreement with Clarios, global leader in low-voltage battery technologies for mobility. As a result of this agreement, InoBat expects to recognize service revenues from contracts with customers in 2026 and 2027.

In August 2026, InoBat increased share capital as a result of conversion of approximately 1.6 million options under ESOP into new shares for nominal value of €2,000.

In August 2026, the Group agreed to extend the repayment term of a loan from a non-bank lender by two years to September 30, 2028.

In September 2026, the Group completed an exchange transaction of a production line located in China for a new BESS production line with a third party. The transaction is expected to have no material impact on the Group’s financial position, as the fair value of the exchanged assets is approximately equal.

In September 2026, the InoBat AS Board decided to increase share capital by issuing approximately 6,572,000 shares as a result of conversion of options under the ESOP into new shares for nominal value.

Key Factors and Trends

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

BESS Market Growth

The BESS market is expanding as electricity demand rises, renewable penetration increases and battery costs decline. McKinsey estimates indicate that global installed BESS capacity could grow by approximately 50% annually from 2022 to 2030, reaching approximately 500 to 700 GWh by 2030. In Europe, 36 GWh of battery storage was installed in 2025, up 48% from 2024, with annual installations expected to exceed 50 GWh in 2026 and reach 138 GWh by 2030.

Increasing Renewable Generation and Data Center Demand

Renewable generation remains intermittent and variable, creating demand for storage that can balance electricity supply and demand in real time. Rising electricity demand from artificial intelligence data centers is an additional driver of demand for fast-response energy storage systems.

Competition

The BESS sector is highly competitive and continuously evolving. Our competitors include, but are not limited to, Tesla, Hecate Energy, Form Energy, CATL, BYD, Sungrow Power Supply, Energy Dome, Wärtsilä, Fluence, International Power Supply, LG Energy Solution, and Tesvolt, alongside other smaller energy storage companies. Many of our competitors have substantially greater financial resources, manufacturing capacity, supply chain purchasing power, research and development budgets, established customer relationships, and global distribution networks than we do. We believe we compete primarily through our ability to provide turnkey project delivery, comprehensive solutions for AI data centers and similar customers, deep battery technology knowledge, strategic partnerships across our supply chain, and a focus on increasing localization of BESS components and production.

Key Operating Metrics

We use the following key operating metrics to evaluate our business, measure our performance, identify trends and make strategic decisions. These metrics are based on contracted arrangements and management’s estimates, and are not measures of financial performance under IFRS Accounting Standards.

Deployed Capacity. Deployed capacity represents cumulative delivered energy storage products and solutions. As of December 31, 2025, our deployed capacity was 205 MWh.

Pipeline. Pipeline represents uncontracted potential revenue from opportunities that we are pursuing under framework agreements with customers, and/or for which we have submitted a technical proposal or a binding or non-binding quotation, or that have been awarded to us or on which we have been shortlisted, and which we believe have a reasonable likelihood of contract execution within the next 24 months. As of September 2026, our BESS pipeline had a total capacity of approximately 3.9 GWh with an estimated total value of approximately €408 million. Pipeline estimates involve significant judgment, and opportunities in our pipeline may not result in binding orders or revenue.

Energy storage capacity is measured in megawatt-hours (MWh) and gigawatt-hours (GWh). One MWh equals 1,000 kilowatt-hours, and one GWh equals 1,000 MWh. These units quantify the total amount of energy a battery storage system can store and deliver. Management uses MWh and GWh metrics to track deployed capacity, assess pipeline opportunities, monitor production scale, and benchmark the Company’s market position against competitors and overall market growth. These metrics are key indicators of operational scale, commercial traction, and progress toward the Company’s strategic growth objectives.

Results of Operations

Revenue

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. Revenue is recognized either over time or at a point in time, depending on when and how control over the promised goods or services transfers to the customer. The Group recognizes revenue when control of goods or services is transferred to the customer, in an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

Revenue from the sale of industrial batteries and related products is recognized at a point in time when control of the goods transfers to the customer, at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those products. Control over the product generally transfers upon delivery in accordance with the agreed Incoterms, which are specific to each customer. If the customer cancels the purchase contract prior to delivery, the Group will not be entitled to compensation for costs incurred, including reasonable profit margins; therefore, point-in-time recognition reflects the promise included in the contract with the customer.

Revenue from construction of industrial battery storage systems includes the delivery of products and their installation at the customer’s premises. The promise in the contract is a single performance obligation: construction of an asset. Revenue is recognized over time using the input method based on costs incurred to date. Billing arrangements do not usually match the pattern of transferring the promise under the contract, which leads to recognition of a contract asset or a contract liability.

Operating Costs and Expenses

Our consolidated statement of profit or loss presents cost of purchased products, raw material and energy consumption, services, personnel expenses, depreciation and amortization, impairment of non-current assets and other operating expenses as separate line items. We discuss the principal year-over-year movements in these line items below.

Comparison of the Year Ended December 31, 2025 to the Year Ended December 31, 2024

The following table sets forth our operating results for the periods indicated.

	Year Ended		2025 vs. 2024
(€ in thousands)	2025	2024	€ Change	% Change
Revenues from contracts with customers	21,179	2,488	18,691	751.2%
Sale of intellectual property, income from grants and other	11,403	4,056	7,347	181.1%
Revenue and other income	32,582	6,544	26,038	397.9%
Cost of purchased products	(17,541)	(1,275)	(16,266)	1,275.8%
Raw material and energy consumption	(623)	(1,002)	379	(37.8)%
Services	(2,524)	(3,092)	568	(18.4)%
Personnel expenses	(16,047)	(17,829)	1,782	(10.0)%
Depreciation and amortization	(10,887)	(2,035)	(8,852)	435.0%
Loss on disposal of non-current assets	—	(2,043)	2,043	(100.0)%
Other operating expenses	(395)	(820)	425	(51.8)%
Operating profit / (loss)	(15,435)	(21,552)	6,117	28.4%
Net finance loss	(2,094)	(2,462)	368	(14.9)%
Loss before tax for the period	(17,529)	(24,014)	6,485	27.0%
Income tax	(10)	(4)	(6)	150.0%
Loss after tax for the period	(17,539)	(24,018)	6,479	27.0%

Revenue from Contracts with Customers

In 2025, the Group’s revenue increased due to a new business line comprising integration and delivery of industrial Battery Energy Storage Systems. The Group’s promise to its customers is either the delivery of products to construct energy storage systems, where revenue is recognized at a point in time, or the construction of energy storage systems at the customer’s premises, where revenue is recognized over time. The Company had two significant customers in 2025. These two customers represented approximately 64% of the Group’s revenue and other income in 2025. In 2024, revenue consisted primarily of €2.5 million of services provided to a customer located in Germany.

Revenue recognized over time in 2025 included one construction project with a customer in northern Slovakia. The transaction price allocated to the remaining unperformed obligation under the contract amounted to €1.0 million, which will be transferred to the customer in 2026. Billing rights differ from the timing of satisfaction of the performance obligations to the customer, resulting in the recognition of a contract asset of €1.5 million that will be billed and collected after full project completion in 2026.

Sale of Intellectual Property, Income from Grants and Other

Sale of intellectual property, income from grants and other increased by €7.3 million, or 181.1%, to €11.4 million in 2025 from €4.1 million in 2024. The increase was driven by €8.3 million of income from a sale other than from ordinary revenue generating activities, represented by the transfer of intellectual property in 2025, partially offset by lower grant income of €3.1 million in 2025 compared with €3.4 million in 2024 and lower other income of €9 thousand compared with €0.7 million in 2024. The Group had no history of similar intellectual property transfers, and the transaction was recorded as other operating income with a corresponding entry to other assets.

Of the 2025 grant income, €2.9 million was granted under the IPCEI scheme for expenses incurred in 2025, compared with €3.2 million of IPCEI grant income in 2024.

Cost of Purchased Products, Raw Materials and Services

Cost of purchased products increased by €16.3 million, or 1,275.8%, to €17.5 million in 2025 from €1.3 million in 2024. The increase was driven by the launch of the BESS business line in 2025, under which the Group purchases battery cells, containers and related equipment from suppliers for integration and delivery to customers; the cost of purchased products in 2025 principally comprised BESS equipment delivered under the contracts described under Revenue above. Raw material and energy consumption decreased by €0.4 million, or 37.8%, to €0.6 million in 2025 from € 1.0 million in 2024, as in 2024 material consumption related to revenue with a former customer in the aerospace business. In 2025, inventories of €0.2 million, compared with €1.0 million in 2024, were recognized as an expense and included in materials consumption, including write-downs of inventories to net realizable value of €0.1 million in 2025 compared with nil in 2024. The material consumption in 2024 included inventories used for the project with the former customer in the aerospace business.

Services expense decreased by €0.6 million, or 18.4%, to €2.5 million in 2025 from €3.1 million in 2024. The decrease primarily reflected lower consultancy and advisory costs of €0.3 million in 2025 compared with €0.6 million in 2024 and lower information technology costs of €0.4 million compared with €0.6 million, partially offset by €0.3 million of BESS-project services in 2025 compared with nil in 2024. Consultancy and advisory services include management consulting, strategic management advisory, technical advisory related to product development and product engineering, audit, financial modeling and financing advisory and other services.

Personnel Expenses

Personnel expenses decreased by €1.8 million, or 10.0%, to € 16.0 million in 2025 from € 17.8 million in 2024. The decrease primarily reflected a reduction in ESOP-related expenses to €8.4 million in 2025 from € 8.7 million in 2024, together with lower wage expense following the dissolution of InoBat Auto (UK) Limited, which reduced the average number of employees and related personnel costs.

Depreciation and Amortization

Depreciation and amortization expense increased by €8.9 million, or 435.0%, to €10.9 million in 2025 from €2.0 million in 2024. The increase primarily reflected depreciation and amortization of the semi-solid manufacturing line and the technology license placed into service in 2025, described under Financial Position below, together with full-year depreciation of the reconstructed Voderady facility. The Group owns a building in Voderady, Slovakia, that was reconstructed for use as a battery production line and for administrative purposes.

Loss on Disposal of Non-Current Assets

Loss on disposal of non-current assets decreased by €2.0 million, or 100.0%, to nil in 2025 from €2.0 million in 2024. The decrease reflected the absence of a comparable transaction in 2025. The 2024 disposal loss included €1.7 million relating to intangible assets in progress and €0.4 million related to property, plant and equipment. Disposal related mainly to intangible assets that become obsolete, as the project for which these were intended was discontinued, so the expense was one off nature.

Operating Profit / (Loss)

The Group generated operating loss of €15.4 million in 2025 compared with an operating loss of €21.6 million in 2024, an improvement of €6.1 million or 28.4%. The improvement principally reflected the increase in revenue and income from the sale of intellectual property, grants and other, together with substantially lower personnel expenses, partially offset by higher cost of purchased products and depreciation and amortization.

Other Expense, Net and Income Tax Expense

Net finance loss decreased by €0.4 million, or 14.9%, to €2.1 million in 2025 from €2.5 million in 2024. The change primarily reflected lower interest expense of €1.3 million in 2025 compared with €2.1 million in 2024, partially offset by €0.3 million losses on dissolution of a subsidiary in 2025 and less favorable net foreign-exchange results. Interest expense included €1.3 million of interest on loans and borrowings in 2025 compared with €2.1 million in 2024, including interest on loans, other borrowings and lease liabilities.

Income tax expense was €10 thousand in 2025 compared with €4 thousand in 2024. The Slovak corporate income tax rate increased from 21% to 24% with effect from January 1, 2025; the impact of the change in tax rate on the Group’s current and deferred tax balances was not material.

Loss For The Year

Loss before tax decreased by €6.5 million, or 27.0%, to €17.5 million in 2025 from €24.0 million in 2024. Loss after tax decreased by €6.5 million, or 27.0%, to €17.5 million in 2025 from €24.0 million in 2024. These decreases primarily reflected the improvement from a €21.6 million operating loss in 2024 to €15.4 million of operating loss in 2025.

Non-IFRS Accounting Standards Financial Measures

In addition to our results determined in accordance with IFRS Accounting Standards, we use Adjusted EBITDA, which is a non-IFRS Accounting Standards financial measure, to evaluate our operating performance and trends and to make planning decisions. We define EBITDA as loss after tax for the period before income tax, net finance loss, and depreciation and amortization. Adjusted EBITDA means EBITDA further adjusted for loss on disposal of non-current assets, ESOP-related expenses and the related creation or release of the provision for social and health insurance contributions associated with the ESOP. We believe this measure provide useful information to investors in evaluating our operating performance because they exclude items that do not reflect the underlying cash operating performance of the business. Adjusted EBITDA is a supplemental measure, should not be considered in isolation from, or as a substitute for, measures determined in accordance with IFRS Accounting Standards, and may not be comparable to similarly titled measures used by other companies. The following table reconciles loss after tax for the period, the most directly comparable IFRS Accounting Standards measure, to Adjusted EBITDA for the periods presented.

(In € thousands)	2025	2024
Loss after tax for the year	(17,539)	(24,018)
Income tax	10	4
Net finance loss	2,094	2,462
Depreciation and amortisation	10,887	2,035
EBITDA	(4,548)	(19,517)
Loss on disposal of non-current assets	—	2,043
ESOP-related expenses	9,052	7,781
Creation / (release) of the provision to health and social insurance (ESOP)	(657)	890
Adjusted EBITDA	3,847	(8,803)

Financial Position

Total assets increased to €105.9 million at December 31, 2025 from €50.3 million at December 31, 2024, and total equity increased to €76.2 million from €34.4 million. The increase was principally driven by the non-cash in-kind investment transaction described below, which added €50.1 million of property, plant and equipment and intangible assets with a corresponding increase in equity.

In February 2025, the Group entered an in-kind share subscription transaction with Shanghai Xuanyi. As part of this agreement, the Group issued shares to Shanghai Xuanyi to settle the liabilities from the acquisition of (i) a semi-solid manufacturing line, recognized within property, plant and equipment at €40.1 million, and (ii) a technology license, including related intellectual property rights, recognized within intangible assets at €10.0 million (see Note 16).

The capital increase was affected through the issuance of 13,905,078 new shares at a price of €3.603 per share, for a total consideration of €50.1 million.

This transaction represents a non-cash capital contribution and is reflected as an increase in both property, plant and equipment and intangible assets, with a corresponding increase in equity.

Liquidity and Capital Resources

In assessing the appropriateness of the going concern assumption, the Board considered the Group’s liquidity position, forecast cash flows, confirmed revenue streams, contractual sales pipeline, and access to existing and potential sources of financing. The assessment also took into account the strategic transformation of the Group’s business model in 2025 and the assumption that this would grow in the future. The former aerospace production line was transformed into industrial Battery Energy Storage Systems, while research activities are expected to grow further.

At December 31, 2025, the Group had €5.2 million of cash and cash equivalents, and current liabilities exceeded current assets by €8.8 million (at December 31, 2024, that difference was €2.7 million), reflecting the working-capital profile of the Group’s first large BESS contracts, under which €1.5 million of contract assets and a substantial portion of trade receivables will be billed and collected in 2026. In August 2026, we extended the due date of the loan to the non-bank entity of €8.0 million to September 30, 2028.

InoBat believes that its cash and cash equivalents on hand following the closing, including the net proceeds from CGC’s cash in trust (in any redemption scenario) and the PIPE Financing, together with cash expected to be generated from operations, collections of trade and other receivables and contract assets and extension of the due date for the loan, will be sufficient to meet its working capital and capital expenditure requirements and fund its operations for a period of at least twelve months following December 31, 2025. InoBat may, however, need additional cash resources due to changed business conditions or other developments. To the extent that InoBat’s current and expected resources are insufficient to satisfy its cash requirements, InoBat may need to seek additional equity or debt financing. If such financing is not available, or if the terms of such financing are less desirable than InoBat expects, InoBat may be forced to decrease its level of capital expenditure or scale back its operations, which could have an adverse impact on its business and financial prospects.

InoBat’s current liquid resources, together with cash expected to be generated from operations, collections of trade and other receivables and contract assets and extension of the due date for the loan, but excluding the expected net proceeds from CGC’s cash in trust (in any redemption scenario) and the PIPE Financing, may not be sufficient to fund operations through at least the next twelve months following December 31, 2025 based on its expected cash needs, which raises material uncertainty that casts significant doubt about InoBat’s ability to continue as a going concern.

In connection with our assessment of going concern considerations in accordance with IAS 1, “Presentation of Financial Statements,” management has determined that our liquidity condition raises material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this material uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and discharge of its liabilities and commitments in the normal course of business.

Historical Cash Flows – Years ended December 31

The following table summarizes our cash flows from operating, investing, and financing activities for the periods presented.

	Year Ended		2025 vs. 2024
(€ in thousands)	2025	2024	€ Change	% Change
Net cash flows used in operating activities	(1,905)	(13,319)	11,414	85.7%
Net cash flows used in investing activities	(144)	(6,666)	6,522	97.8%
Net cash flows financing activities	2,251	14,969	(12,718)	(85.0)%

Net cash flows used in operating activities decreased by €11.4 million, or 85.7%, to €1.9 million in 2025 from €13.3 million in 2024. The improvement reflected operating cash flow before working-capital changes of €3.8 million in 2025 compared with an outflow of €8.6 million in 2024, partially offset by a €16.6 million increase in trade and other receivables in 2025, while increases in trade and other payables provided €12.1 million of cash. Net cash flows used in investing activities decreased by €6.5 million, or 97.8%, to €0.1 million in 2025 from €6.7 million in 2024. The decrease primarily reflected lower cash purchases of property, plant and equipment of €0.2 million in 2025 compared with €5.2 million in 2024 and the absence of €1.5 million of loans provided to GIB EnergyX in 2024. The Group separately acquired €50.1 million of property, plant and equipment and intangible assets in 2025 through a non-cash contribution, which is excluded from investing cash flows. Net cash flows from financing activities decreased by €12.7 million, or 85.0%, to €2.3 million in 2025 from €15.0 million in 2024. The decrease was primarily driven by the absence of €21.0 million of cash proceeds from share issuances received in 2024 and lower proceeds from loans and borrowings of €2.4 million in 2025 compared with €8.3 million in 2024, partially offset by substantially no repayments of loans and borrowings in 2025 as compared to 2024 (€13.8 million).

Critical Accounting Policies and Estimates

The preparation of the Consolidated Financial Statements in conformity with IFRS Accounting Standards requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and underlying assumptions are based on historical experience and various other factors believed to be reasonable under the circumstances, and are reviewed on an ongoing basis; actual results may differ from these estimates. We believe that no significant policies involved a significant use of estimates or judgments.

Quantitative and Qualitative Disclosures About Market Risk

The Group has exposure to the following risks arising from financial instruments, mainly the credit risk, liquidity risk, and market risk.

Management has overall responsibility for the establishment and oversight of the Group’s risk management framework. The Group’s risk management policies are being continuously developed to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems, once prepared and established, are planned to be reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its developing training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

Management of the Group monitors compliance with the Group’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Group.

Credit Risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding loan receivables and other receivables. The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the factors that may influence the credit risk of its customer base, including the default risk associated with the industry and country in which customers operate. The Group has established a credit policy under which each new customer is analyzed individually for creditworthiness before payment and delivery terms and conditions are offered. The Group’s review includes external ratings, if available, Consolidated Financial Statements, credit agency information, industry information and, in some cases, bank references. Where applicable, sales limits are established for each customer and reviewed regularly.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the Consolidated Statement of Financial Position. The Group applies an expected credit loss model to loan receivables, trade and other receivables. While cash and cash equivalents are also subject to the impairment requirements of IFRS Accounting Standards 9, the identified impairment loss was immaterial.

In assessing the credit risk of the banks and financial institutions that hold its cash and cash equivalents, the Group uses independent ratings from Moody’s. The Group believes these balances are low-credit-risk exposures to which 12-month expected losses would be applied; because the resulting amount was insignificant, the Group did not recognize an impairment loss for cash and cash equivalents.

Liquidity Risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

At December 31, 2025, the Group’s contractual undiscounted cash flows related to financial liabilities, including interest, totaled €26.0 million. Of this amount, €10.1 million was due in less than one month, €0.5 million was due within one to three months, €15.2 million was due within four to twelve months, €53 thousand was due within one to two years and €0.2 million was due within two to five years. Of the €26.0 million total, €14.5 million related to trade and other payables and €11.5 million to loans, borrowings and lease liabilities, including contractual interest; of the €10.1 million due in less than one month, €9.8 million related to trade and other payables.

Market Risk

Market risk is the risk that changes in market prices – e.g. foreign exchange rates, interest rates and equity prices – will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters while optimizing returns.

Currency Risk

Foreign currency risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency other than the Group´s functional currency.

The Group is exposed to foreign currency risk on cash on hand and purchases that are partially denominated in a currency other than the functional currencies of the underlying entities, which are primarily EUR.

Other currencies occasionally used in the Group’s transactions are GBP and NOK. A change in the value of the EUR against other foreign currencies would not have a material impact on the Group’s profit or loss because the majority of transactions are performed in EUR.

Management believes that a reasonably possible change in the value of EUR against other currencies would not have a significant impact on profit or loss, as the Group conducts almost all its transactions in EUR.

Interest Rate Risk

Borrowings issued at variable rates would expose the Group to cash flow interest rate risk. All borrowings of the Group are at fixed rates and are measured at amortized cost, so no risk arises from exposure to variable rates.

Capital Management

The Group defines capital as its equity. The Group’s policy is to build a strong capital base to sustain future development of the business. The Group’s capital needs are primarily satisfied through changes in share capital.

The Group monitors capital using a ratio of net debt to equity. Net debt is calculated as total liabilities (as shown in the Consolidated Statement of Financial Position) less cash and cash equivalents. Equity comprises all components of equity.

Emerging Growth Company and Foreign Private Issuer Status

Following the business combination, the combined company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, the combined company may take advantage of specified reduced disclosure and other requirements that are otherwise applicable to public companies, including exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and, if it so elects, an extended transition period for complying with new or revised accounting standards, although that election is not relevant for as long as the combined company reports under IFRS Accounting Standards as issued by the IASB. The combined company will also qualify as a “foreign private issuer,” with the further accommodations that status provides.

BUSINESS OF CGC

Overview

CGC is a blank check company incorporated on October 13, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which it refers to as its initial business combination. To date, CGC’s efforts have been limited to its organizational activities, activities related to the CGC IPO, and the identification and evaluation of prospective acquisition targets for its initial business combination, including the negotiation and execution of the Business Combination Agreement with InoBat. CGC has generated no operating revenues to date and it does not expect to generate operating revenues until it consummates the Business Combination or an alternative business combination.

On May 10, 2022, CGC consummated the CGC IPO of 23,000,000 CGC Public Units, including the full exercise by the underwriters of their over-allotment option, with each CGC Public Unit consisting of one CGC Class A Ordinary Share, $0.0001 par value per share, and one-third of one CGC Public Warrant, each whole CGC Public Warrant entitling the holder thereof to purchase one CGC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The CGC Public Units were sold at a price of $10.00 per unit, generating gross proceeds of $230.0 million before underwriting discounts and expenses. Simultaneously with the consummation of the CGC IPO, CGC consummated the private placement of 8,900,000 CGC Private Placement Warrants at a price of $1.00 per CGC Private Placement Warrant, generating total proceeds of $8.9 million, to the Sponsor, Cantor and Piper Sandler. (6,600,000 CGC Private Placement Warrants purchased by the Sponsor, 1,897,500 purchased by Cantor and 402,500 purchased by Piper Sandler). Each CGC Private Placement Warrant is exercisable to purchase one CGC Class A Ordinary Share at $11.50 per share. The sale of the CGC Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Simultaneously with the closing of the CGC IPO, the Sponsor loaned CGC $4.6 million at no interest (the “Sponsor Loan”). The Sponsor Loan will be repaid or converted into sponsor loan warrants at a conversion price of $1.00 per sponsor loan warrant, at the Sponsor’s discretion, and any such sponsor loan warrants will be identical to the CGC Private Placement Warrants. If CGC does not complete an initial business combination, it will not repay the Sponsor Loan from amounts held in the Trust Account, and the proceeds held in the Trust Account will be distributed to the holders of CGC Class A Ordinary Shares.

A total of $236.9 million ($10.30 per unit) of the net proceeds from the CGC IPO, the sale of the CGC Private Placement Warrants and the Sponsor Loan was placed in the Trust Account with Continental Stock Transfer & Trust Company, as Trustee. Transaction costs of the CGC IPO amounted to approximately $16.8 million, consisting of $4.6 million of underwriting commissions, $11.5 million of deferred underwriting commissions and approximately $0.7 million of other offering costs. On October 7, 2024, CGC and the Trustee entered into an amendment to the Investment Management Trust Agreement, dated as of May 5, 2022, to permit the Trustee to hold the funds in the Trust Account in an interest-bearing bank demand deposit account, in addition to investing such funds in permitted U.S. government treasury obligations and money market funds, and CGC directed the Trustee to move the funds held in the Trust Account into an interest-bearing bank demand deposit account.

Prior to the CGC IPO, on October 20, 2021, the Sponsor and DirectorCo purchased an aggregate of 5,750,000 CGC Class B Ordinary Shares (the “Founder Shares”) for a purchase price of $25,000, or approximately $0.004 per share. On September 22, 2023, the Sponsor and DirectorCo exercised their right to convert an aggregate of 5,749,998 CGC Class B Ordinary Shares into an equal number of CGC Class A Ordinary Shares on a one-for-one basis (the “Class B Conversion”). As a result, the Founder Shares consist of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares. CGC’s independent directors hold a financial interest in the Founder Shares through their membership interests in DirectorCo, which they acquired at a de minimis cost.

CGC has extended the date by which it must complete an initial business combination on several occasions. On November 6, 2023, CGC’s shareholders approved an amendment to the CGC Memorandum and Articles of Association to extend such date from November 10, 2023 to up to November 10, 2024 (the “First Extension”), in connection with which the holders of 7,129,439 CGC Class A Ordinary Shares exercised their CGC Shareholder Redemption Right at a redemption price of approximately $10.86 per share, for an aggregate of approximately $77.4 million. On November 6, 2024, CGC’s shareholders approved a further amendment to extend such date from November 10, 2024 to up to November 5, 2025 (the “Second Extension”), and also approved the elimination of the requirement that CGC not redeem CGC Class A Ordinary Shares to the extent such redemption would cause CGC’s net tangible assets to be less than $5,000,001, in connection with which the holders of 8,620,849 CGC Class A Ordinary Shares exercised their CGC Shareholder Redemption Right at a redemption price of approximately $11.55 per share, for an aggregate of approximately $99.6 million. On November 3, 2025, CGC’s shareholders approved a further amendment to extend such date from November 5, 2025 to August 5, 2026 (the “Third Extension”), in connection with which the holders of 4,173,618 CGC Class A Ordinary Shares exercised their CGC Shareholder Redemption Right at a redemption price of approximately $12.27 per share, for an aggregate of approximately $51.2 million. At an extraordinary general meeting held on July 30, 2026, CGC’s shareholders approved a further amendment to the CGC Memorandum and Articles of Association to extend such date from August 5, 2026 to August 5, 2027. As of June 30, 2026, there was approximately $38.4 million held in the Trust Account.

On May 6, 2025, CGC received a letter from the Listing Qualifications Department of Nasdaq stating that CGC no longer complied with Nasdaq Listing Rule IM-5101-2, which requires a special purpose acquisition company to complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Trading in CGC’s securities on Nasdaq was suspended on May 13, 2025, Nasdaq filed a Form 25-NSE on July 15, 2025, and CGC’s securities are currently quoted on the OTC Pink Limited Market. CGC remains a reporting company under the Exchange Act.

On July 24, 2026, CGC entered into the Business Combination Agreement with InoBat, providing for the Business Combination, which values InoBat at an aggregate amount of $1,265.0 million consisting of upfront consideration of $575.0 million and potential earn-out consideration of $690.0 million. Pursuant to the Business Combination Agreement, among other things, (i) certain shareholders of InoBat will contribute their InoBat shares to TopCo in exchange for TopCo Common Shares (the Exchange), (ii) TopCo will convert into a Dutch public limited liability company and be renamed InoBat N.V., and (iii) Merger Sub will merge with and into CGC, with CGC surviving the Merger as a wholly-owned subsidiary of TopCo. At the Merger Effective Time, each Eligible CGC Share will be converted into the right to receive one TopCo Common Share, and each CGC Warrant will be converted into a TopCo Warrant exercisable for one TopCo Common Share at $11.50 per share. The Closing is expected to occur in the fourth quarter of 2026, subject to the approval of CGC’s shareholders at the Extraordinary General Meeting and the satisfaction or waiver of the other conditions to Closing set forth in the Business Combination Agreement. The Business Combination is being effected pursuant to this proxy statement/prospectus.

The Sponsor

The Sponsor is CGC II Sponsor LLC, a Cayman Islands limited liability company. Peter Yu, CGC’s Chairman and Chief Executive Officer, controls Pangaea Three-B, LP, the sole member of the Sponsor. The Sponsor is an affiliate of Cartesian Capital Group, LLC (“Cartesian”), a global private equity firm and registered investment adviser headquartered in New York City, New York.

Since its inception in 2006, Cartesian has managed more than $3 billion in committed capital. Cartesian’s team currently consists of 23 professionals, who together have more than 300 years of international private equity experience, and, collectively, the Cartesian team has executed more than 55 market-leading investments across 30 countries. Cartesian was founded by Peter Yu, who previously founded and served as Chief Executive Officer of AIG Capital Partners, Inc. (“AIGCP”), a leading international private equity firm with over $4.5 billion in committed capital.

The past performance of Cartesian, members of CGC’s management team and the Sponsor and their respective affiliates is not a guarantee of success with respect to any business combination CGC may consummate.

Fair Market Value of Target Business

The CGC Memorandum and Articles of Association require that CGC’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination. The CGC Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

CGC is seeking shareholder approval of the Business Combination at the Extraordinary General Meeting, at which CGC Public Shareholders may elect to exercise their CGC Shareholder Redemption Right, regardless of whether or how they vote in respect of the Business Combination Proposal, and redeem their CGC Class A Ordinary Shares into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to CGC (net of taxes payable). CGC will consummate the Business Combination only if the Business Combination Proposal and the Merger Proposal are approved and the other conditions to Closing are satisfied or waived.

Concurrently with the execution of the Business Combination Agreement, the Sponsor and InoBat entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to (i) vote in favor of the Business Combination Agreement and the Business Combination, (ii) waive any adjustment to the conversion ratio applicable to the CGC Class B Ordinary Shares and any other anti-dilution or similar protection, (iii) forfeit and surrender to CGC all of its CGC Private Placement Warrants, (iv) transfer 800,000 CGC Class A Ordinary Shares to an institutional PIPE Investor or its designee, (v) cancel $1.8 million of obligations under the Sponsor Loan and exchange $9.2 million of obligations under the Sponsor Loan into TopCo Series B preference shares and PIPE Warrants, and (vi) waive its CGC Shareholder Redemption Right with respect to any CGC Class A Ordinary Shares it holds. The Sponsor and the other CGC Initial Shareholders collectively have the right to vote approximately 92.4% of the issued and outstanding CGC Ordinary Shares.

Liquidation if No Business Combination

If CGC has not completed the Business Combination with InoBat by August 5, 2027 and has not completed another initial business combination by such date, CGC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CGC Class A Ordinary Shares issued as part of the CGC Public Units, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CGC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding such shares, which redemption will completely extinguish the rights of the CGC Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of CGC’s remaining shareholders and the CGC Board, liquidate and dissolve, subject in each case to CGC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the CGC Warrants, which will expire worthless if CGC fails to complete an initial business combination by August 5, 2027.

The Sponsor and CGC’s directors and officers have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CGC fails to complete its initial business combination within the required time period. However, if the Sponsor or any such director or officer holds any CGC Class A Ordinary Shares issued as part of the CGC Public Units, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if CGC fails to complete its initial business combination within the required time period. The proceeds deposited in the Trust Account could, however, become subject to the claims of CGC’s creditors, if any, which could have priority over the claims of the CGC Public Shareholders, and, accordingly, the per-share redemption amount received by the CGC Public Shareholders could be less than the amount then on deposit in the Trust Account.

Facilities

CGC maintains its principal executive offices at 505 Fifth Avenue, 15th Floor, New York, New York 10017. Commencing on May 10, 2022, CGC has paid the Sponsor a total of $10,000 per month for office space and administrative and support services pursuant to an Administrative Services Agreement, dated as of May 10, 2022, by and between CGC and the Sponsor. Upon completion of CGC’s initial business combination or its liquidation, CGC will cease paying these monthly fees. CGC considers its current office space adequate for its current operations.

Employees

CGC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to CGC’s matters, but they intend to devote as much of their time as they deem necessary to CGC’s affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process. CGC does not intend to have any full-time employees prior to the consummation of its initial business combination.

Periodic Reporting and Financial Information

CGC registered its CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://sec.gov. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by CGC’s independent registered public accountants.

CGC is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, CGC applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to CGC or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to CGC’s shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

CGC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CGC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find CGC’s securities less attractive as a result, there may be a less active trading market for CGC’s securities and the prices of CGC’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CGC intends to take advantage of the benefits of this extended transition period. CGC will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of CGC’s IPO, which is December 31, 2027, (b) in which CGC has total annual gross revenue of at least $1.235 billion, or (c) in which CGC is deemed to be a large accelerated filer, which means the market value of CGC Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which CGC has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, CGC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CGC will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of CGC’s ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) CGC’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against CGC or any members of its founding team in their capacity as such.

Directors and Executive Officers

CGC’s current directors and officers are as follows:

Name	Age	Position
Peter Yu	64	Chairman and Chief Executive Officer
Beth Michelson	57	Chief Financial Officer and Director
Rafael de Luque	56	Director
Bertrand Grabowski	69	Independent Director
Daniel Karp	48	Independent Director
Allan Leighton	72	Independent Director
Sheryl Schwartz	62	Independent Director

Peter Yu has served as CGC’s Chief Executive Officer since CGC’s inception in October 2021 and has served as Chairman of CGC’s board of directors since May 2022. He also is a Managing Partner of Cartesian. At Cartesian, Mr. Yu led more than 20 investments in companies operating in more than 30 countries. Mr. Yu currently serves on the boards of directors of several companies, including Cartesian Sustainable Finance, LLC, Cartesian Specialty Finance, LLC, TH International Limited (Nasdaq: THCH), Pangaea Foods, SPC, PolyNatura Corp., Cartesian Royalty Holdings Pte. Ltd., Flybondi Limited, and Simba Sleep Limited. Mr. Yu served as the Chief Executive Officer of CGC III since December 2024 until the consummation of its business combination in June 2026. Mr. Yu previously served as the Chief Executive Officer and Chairman of CGC I from December 2020 until the consummation of its business combination in January 2023 and thereafter served on the AlTi Global board until June 2024. Prior to forming Cartesian, Mr. Yu founded and served as the President and Chief Executive Officer of AIGCP. Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Mr. Yu led numerous investments in several regions and served as Chairman of the investment committee of eight AIGCP private equity funds. Prior to founding AIGCP, Mr. Yu served President Bill Clinton as Director to the National Economic Council, the White House office responsible for developing and coordinating economic policy. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a bachelor’s degree from Princeton University’s Woodrow Wilson School. In addition to his commercial activities, Mr. Yu serves on the Advisory Council for the Princeton School for Public & International Affairs, the Advisory Council for the Princeton Institute for International & Regional Studies, on the board of directors of The John Paul Stevens Fellowship Foundation and on the Global Council of the Carnegie Endowment for International Peace.

Beth Michelson has served as CGC’s Chief Financial Officer since CGC’s inception in October 2021 and has served on CGC’s board of directors upon completion of the IPO. Ms. Michelson has also worked at Cartesian since 2006, serving as a Senior Managing Director from 2017 and as a Partner since 2023, where she has originated and led numerous investments in digital infrastructure, specialized manufacturing and distribution, and telecommunications services. She has served as the President of NorthStar U.S. since December 2025, NorthStar’s Chief Financial Officer since May 2024, and on the NorthStar board since December 2022. She serves on the board of directors of Thermal Management Solutions Ltd, and Xipron LLC (dba Tiendamia), and previously served on the board of directors and as audit committee chairperson of Safeguard Scientifics (Nasdaq:SFE) and on the Global Advisory Board of Columbia Business School’s Chazen Institute for Global Business. Prior to the formation of Cartesian, Ms. Michelson served as Vice President at an affiliate of AIG Capital Partners, leading investments in media and telecommunications globally. Earlier in her career, Ms. Michelson was an Associate at Wasserstein Perella Emerging Markets focusing on private equity investments and structured products, worked in financing for media and entertainment at Dresdner Bank AG, and worked in the U.S. House of Representatives. Ms. Michelson received her Master’s in Business Administration and Master of International Affairs from Columbia Business School and Columbia’s School of International and Public Affairs, respectively, and holds a bachelor’s degree with distinction from the University of Michigan.

Rafael de Luque has served on CGC’s board of directors since May 2022. He is also a Partner at Cartesian where he has led transactions in numerous sectors, including financial services, convenience retail, mobile communications, and legal services. Mr. de Luque has served on the board of directors of Flybondi Limited since July 2017. Mr. de Luque served as director and the Chief Financial Officer of CGC III since December 2024 until the consummation of its business combination in June 2026. Prior to joining Cartesian, Mr. de Luque served as a Vice President at an affiliate of AIGCP, where he specialized in media and content-related investments. Earlier in his career, Mr. de Luque held the position of Financial Consultant at the Inter-American Development Bank. Mr. de Luque, a CFA® charterholder, received his Master of Business Administration from the University of Maryland and holds bachelor’s degrees from Universidad de Los Andes in Colombia.

Bertrand Grabowski has served on CGC’s board of directors since May 2022. He has over 40 years of experience leading transnational finance companies. He served on the board of directors of Cartesian Growth Corporation and serves on the boards of directors of Flybondi since June 2017 and Jazeera Airways since March 2017. From 2005 to 2016, Mr. Grabowski served as Head of Aviation Finance and as a member of the board of managing directors of DVB Bank, leading the company’s global aviation finance and investment initiatives. From 2001 to 2004, Mr. Grabowski was a director of the Asset Finance Group at Citigroup with a focus on Japan and certain E.U. countries. From 1985 to 2001, Mr. Grabowski held various roles at Banque Indosuez, renamed Credit Agricole CIB, including as Head of Aviation Finance for the Americas and branch manager of New York, Head of Aviation Finance for Asia, and as a branch manager of Tokyo. Mr. Grabowski started his career at Société Navale Delmas-Vieljeux, where he was in charge of all aspects of financing of new vessels for the shipping company from 1981 to 1984. Mr. Grabowski received his Master’s in Business Administration from the ESSEC Business School (Paris).

Daniel Karp has served on CGC’s board of directors since May 2022. Mr. Karp, and the teams he has led, have executed dozens of mergers & acquisitions (M&A) and collaboration transactions, totaling over $80 billion in potential deal value. Mr. Karp is the EVP Corporate Development & Chief Strategy Officer at Organon, a global pharmaceutical company focused on woman’s health since January 2021. At Organon, Mr. Karp leads global M&A, collaborations, alliance management, and integration. He also served on the board of directors of Cartesian Growth Corporation. From June 2018 to March 2020, he served as Executive Vice President, Corporate Development at Biogen Inc. Prior to joining Biogen Inc., Mr. Karp held a number of positions of increasing responsibility at Pfizer Inc., including as Vice President, Worldwide Business Development and Head of Business Development for Worldwide Research and Development from May 2016 to June 2018, as Vice President, Worldwide Business Development and Business Development Lead for Pfizer Vaccines, Oncology and Consumer Healthcare from January 2014 to May 2016, as Senior Director, Worldwide Business Development from December 2010 to December 2013, as Director, Worldwide Business Development from January 2008 to December 2010, as Senior Manager, Worldwide Business Development from May 2007 to December 2007 and as Manager, U.S. Business Development from July 2006 to April 2007. Prior to that, Mr. Karp held roles in healthcare and life sciences strategy consulting. Mr. Karp holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a bachelor’s degree in Biology from Duke University.

Allan Leighton has served on CGC’s board of directors since May 2022. He is an internationally recognized business leader and currently serves on the board of directors of multiple companies, including Element Materials Technology, Allbright, Northern Bloc, Simba Sleep, C&A AG, Pizza Express, and BrewDog. Prior to his current responsibilities, Allan served as CEO of Pandora A/S, and before that as President and Deputy Chairman of Loblaw. He led the modernization and transformation of the Royal Mail, ultimately as the organization’s longest-serving Chairman. Earlier in his career he served as CEO of Asda Stores Ltd., which he turned around and led to the successful sale to Wal-Mart, and then served as President & CEO of Wal-Mart Europe. In addition, Mr. Leighton previously served as Sales Director at Pedigree Petfoods and as Managing Director and General Sales Manager for Mars. In addition to his commercial activities, Mr. Leighton has served as Chairman at Race for Opportunity, and Business in the Community, as well as Business Ambassador for HRH the Prince of Wales while also serving as Vice Patron of Breast Cancer Care. Mr. Leighton received an Honorary Degree from Cranfield University, an Honorary Fellowship from the University of Lancaster, Doctor of Business Administration from York St John University, and attended the Advanced Management Program at Harvard.

Sheryl Schwartz has served on CGC’s board of directors since May 2022. Ms. Schwartz is a highly respected institutional investment executive with over 30 years of experience managing multi-billion-dollar portfolios across private equity, credit, mezzanine, and real assets. From 2020 to December 2025, Ms. Schwartz served as the Chief Investment Officer at ALTI, an asset management platform that aims to give individual investors access to institutional quality private equity. Prior to this role, from June 2010 to May 2013 at Perseus, LLC and from June 2013 to May 2020 at Caspian Private Equity, she served as a Managing Director, where she developed a strong track record in fund selection, co-investments, and mezzanine debt. Previously, Ms. Schwartz served as Managing Director at TIAA Financial Services, where she led the firm’s global private markets strategy, overseeing more than $13 billion in commitments and building one of the industry’s most diverse investment teams. Ms. Schwartz is also an experienced board member across both public and private companies, including her role on the boards of Gaia REIT and several Apollo Funds, including Apollo Debt Solution and Apollo Diversified Credit Fund. Since 2020, Ms. Schwartz has been an Adjunct Professor of Private Equity and Finance at Fordham University, Gabelli School of Business. Ms. Schwartz holds a B.S. and M.B.A. in Finance and Management from the Stern School of Business at New York University.

Number and Terms of Office of Officers and Directors

CGC’s board of directors consists of seven members. CGC’s board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being appointed in each year. It is unlikely that there will be an annual general meeting to appoint new directors prior to the consummation of CGC’s initial business combination, in which case all of the current directors will continue in office until at least the consummation of the business combination.

CGC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. CGC’s board of directors is authorized to appoint persons to such offices as it deems appropriate.

Executive Officer and Director Compensation

None of CGC’s executive officers or directors has received any cash (or non-cash) compensation for services rendered to us. Commencing on May 5, 2022, CGC agreed to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of CGC’s initial business combination or CGC’s liquidation, CGC will cease paying these monthly fees. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CGC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CGC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or CGC’s or their affiliates.

After the completion of CGC’s initial business combination, directors or members of CGC’s management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to CGC’s shareholders in connection with a proposed business combination. CGC has not established any limit on the amount of such fees that may be paid by the combined company to CGC’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to CGC’s executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on CGC’s board of directors.

CGC does not intend to take any action to ensure that members of CGC’s management team maintain their positions with us after the consummation of CGC’s initial business combination, although it is possible that some or all of CGC’s executive officers and directors may negotiate employment or consulting arrangements to remain with us after CGC’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence CGC’s management’s motivation in identifying or selecting a target business but CGC does not believe that the ability of CGC’s management to remain with us after the consummation of CGC’s initial business combination will be a determining factor in CGC’s decision to proceed with any potential business combination. CGC is not party to any agreements with CGC’s executive officers and directors that provide for benefits upon termination of employment.

CGC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of CGC’s financial condition and results of operations of Cartesian Growth Corporation II (for purposes of this section, “CGC”, “we,” “us” and “our”) should be read in conjunction with the audited financial statements of CGC as of December 31, 2025 and December 31, 2024, the years ended December 31, 2025 and December 31, 2024, the unaudited condensed financial statements of CGC as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, and the notes thereto, contained elsewhere in this proxy statement/prospectus. This discussion contains forward- looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on October 13, 2021 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or engaging in any other similar business combination with one or more businesses or entities.

We may pursue our initial business combination in any business industry or sector; however, we have focused on seeking high-growth businesses with proven or potential transnational operations or outlooks in order to capitalize on the experience, reputation, and network of our management team. Furthermore, we seek target businesses where we believe we will have an opportunity to drive ongoing value creation after our initial business combination is completed.

We intend to effectuate our initial business combination using cash from the net proceeds of our initial public offering, the sale of the private placement warrants, the sponsor loan (as defined below), our share capital or a combination of cash, share capital and debt.

We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Nasdaq Delisting

On May 6, 2025, we received a letter from the Listing Qualifications Department of Nasdaq stating that Nasdaq had determined that (i) our securities would be delisted from Nasdaq, (ii) trading of our Class A ordinary shares, warrants, and units would be suspended at the opening of business on May 13, 2025 and (iii) a Form 25-NSE will be filed with the SEC, which would remove our securities from listing and registration on Nasdaq, as a result of our failure to complete our initial business combination, within 36 months of the effectiveness of our initial public offering registration statement, or May 5, 2025. We did not appeal Nasdaq’s determination to delist our securities. On July 15, 2025, our securities were delisted from Nasdaq and have since been quoted on the over-the-counter market.

First Extension

On November 6, 2023, our shareholders approved an amendment to our amended and restated memorandum and articles of association (the “First Extension Charter Amendment”). The First Extension Charter Amendment extended the date by which we had to consummate a business combination for up to an additional twelve months, from November 10, 2023 to up to November 10, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination has occurred (which we refer to as the “First Extension” and such applicable later date), without the need for any further approval of our shareholders, provided that the sponsor (or its affiliates or permitted designees) deposited into the trust account for each such one-month extension (the “First Charter Amendment Extension Payments”) the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and was not redeemed prior to any such one-month extension, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the First Extension Charter Amendment, the holders of 7,129,439 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.86 per share, for an aggregate redemption amount of approximately $77.4 million, leaving approximately $172.4 million in the Trust Account following the First Extension Charter Amendment.

Second Extension

On November 6, 2024, our shareholders approved an amendment to our amended and restated memorandum and articles of association (the “Second Extension Charter Amendment” and, together with the First Extension Charter Amendment, the “First and Second Extension Charter Amendments”). The Second Extension Charter Amendment extended the date by which we have to consummate a business combination for up to an additional twelve months, from November 10, 2024 to up to November 5, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, (other than the first period, which shall consist of 25 days), unless the closing of our initial business combination has occurred (such applicable later date), without the need for any further approval of our shareholders, provided that the sponsor (or its affiliates or permitted designees) will deposit into the trust account (x) for each such one-month period (other than the first period, which shall consist of 25 days) from November 10, 2024 (exclusive) to May 5, 2025, the lesser of (i) an aggregate of $150,000 and (ii) $0.03 per public share that remains outstanding and is not redeemed prior to such one-month (other than the first period, which shall consist of 25 days) extension; and (y) for each such one-month period from May 5, 2025 (exclusive) to November 5, 2025, the lesser of (i) an aggregate of $250,000 and (ii) $0.05 per public share that remains outstanding and is not redeemed prior to such one-month extension (the “Second Charter Amendment Extension Payments”), unless the closing of our initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the Second Extension Charter Amendment, the holders of 8,620,849 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.55 per share, for an aggregate redemption amount of approximately $99.6 million, leaving approximately $83.8 million in the Trust Account following the Second Extension Charter Amendment.

Third Extension

On November 3, 2025, our shareholders approved an amendment to our amended and restated memorandum and articles of association (the “Third Extension Charter Amendment”). The Third Extension Charter Amendment extended the date by which we have to consummate a business combination from November 5, 2025 to August 5, 2026. In connection with the votes to approve the Third Extension Charter Amendment, the holders of 4,173,618 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.27 per share, for an aggregate redemption amount of approximately $51.2 million, leaving approximately $37.8 million in the Trust Account immediately following the Third Extension Charter Amendment.

Fourth Extension

On July 30, 2026, the Company held an extraordinary general meeting of shareholders (the “Extraordinary Meeting”). The Company’s shareholders approved an amendment (the “Fourth Extension Charter Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association (as amended, the “Charter”), which became effective solely upon the approval by the Company’s shareholders thereof. The Fourth Charter Amendment extended the Termination Date from August 5, 2026 to August 5, 2027. In connection with the votes to approve the Fourth Extension Charter Amendment, the holders of 2,601,058 shares of Class A Ordinary Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.50 per share, for an aggregate redemption amount of approximately $32.5 million, leaving approximately $5.9 million in the Trust Account immediately following the Fourth Extension Charter Amendment.

Removal of Redemption Limitation

On November 6, 2024, our shareholders also approved an amendment to our amended and restated memorandum and articles of association to eliminate (i) the limitation that we shall not redeem the Class A ordinary shares to the extent that such redemption would result in our failure to have net tangible assets of at least $5,000,001, upon consummation of our initial business combination (such limitation, the “Redemption Limitation”), and (ii) the requirement that we shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.

Trust Agreement Amendment

On October 7, 2024, we and the Trustee entered into an amendment to the Investment Management Trust Agreement, dated as of May 5, 2022, to permit the Trustee to hold funds in our trust account in an interest-bearing bank demand deposit account, in addition to investing such funds in U.S. government treasury obligations having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest only in Treasury Obligations. In connection therewith, we directed the Trustee to move the funds held within the trust account, which were previously invested in Treasury Obligations, into an interest-bearing bank demand deposit account.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through June 30, 2026 were organizational activities and those necessary to prepare for our initial public offering, and since our initial public offering, our activity has been limited to identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on interest-bearing demand deposit held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, our initial business combination.

Year Ended December 31, 2025, Compared to Year Ended December 31, 2024

For the year ended December 31, 2025, we had net loss of $1.5 million which consists of interest earned on cash and marketable securities held in the trust account of $2.5 million and a change in the fair value of the convertible promissory note – related party of $0.2 million, offset by a change in the fair value of warrant liabilities of $3.2 million and operating costs of $0.9 million.

For the year ended December 31, 2024, we had net income of $8.2 million which consists of a change in the fair value of warrant liabilities of $0.9 million, a change in the fair value of the convertible promissory note – related party of $0.2 million and interest earned on cash and marketable securities held in the trust account of $8.1 million, offset by operating costs of $1.0 million.

Six Months Ended June 30, 2026, Compared to Six Months Ended June 30, 2025

For the six months ended June 30, 2026, we had net income of $2.4 million which consists of interest earned on interest-bearing demand deposit held in the Trust Account of $0.5 million, change in the fair value of warrant liabilities of $2.7 million and a change in the fair value of the convertible promissory notes - related party of $0.05 million, partially offset by operating costs of $0.8 million.

For the six months ended June 30, 2025, we had net income of $0.4 million which consists of interest earned on cash and marketable securities held in the Trust Account of $1.3 million and change in the fair value of the convertible promissory note – related party of $0.1 million, offset by change in the fair value of warrant liabilities of $0.6 million and operating costs of $0.5 million.

Liquidity and Capital Resources

Until the consummation of our initial public offering, our only source of liquidity was an initial purchase of Class B ordinary shares, par value $0.0001 per share by the sponsor and loans from the sponsor.

On May 10, 2022, we consummated the initial public offering of 23,000,000 units, including the full exercise by underwriters of their over-allotment option, at a purchase price of $10.00 per unit, generating total gross proceeds of $230.0 million. Simultaneously with the closing of the initial public offering, we consummated the sale of 8,900,000 private placement warrants, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share, at a price of $1.00 per private placement warrant in a private placement to the sponsor, Cantor and Piper Sandler, generating gross proceeds of $8.9 million.

Simultaneously with the consummation of the initial public offering, the sponsor loaned us $4.6 million at no interest (the “sponsor loan”). The sponsor loan will be repaid or converted into sponsor loan warrants (the “sponsor loan warrants”) at a conversion price of $1.00 per sponsor loan warrant, at the sponsor’s discretion. The sponsor loan warrants will be identical to the private placement warrants. If we do not complete a business combination, we will not repay the sponsor loan from amounts held in the Trust Account, and the proceeds held in the trust will be distributed to the holders of the Class A ordinary shares.

A total of $236.9 million ($10.30 per unit) of the net proceeds from the initial public offering, including the full exercise of the over-allotment option, the sale of the private placement warrants and the sponsor loan, was placed in the Trust Account. Transaction costs of the initial public offering amounted to approximately $16.8 million, consisting of $4.6 million of underwriting commissions, $11.5 million of deferred underwriting commissions and approximately $0.7 million of other offering costs.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

For the year ended December 31, 2025, cash used in operating activities was $0.8 million. Net loss of $1.5 million was affected by interest earned on cash and marketable securities held in the Trust Account of $2.5 million, change in the fair value of warrant liabilities of $3.2 million and a change in the fair value of the convertible promissory note – related party of $0.2 million. Changes in operating assets and liabilities was affected by $0.2 million of cash provided for operating activities.

For the year ended December 31, 2024, cash used in operating activities was $0.8 million. Net income of $8.2 million was affected by change in the fair value of warrant liabilities of $0.9 million, a change in the fair value of the convertible promissory note – related party of $0.2 million and interest earned on cash and marketable securities held in the Trust Account of $8.1 million. Changes in operating assets and liabilities was affected by $0.2 million of cash provided for operating activities.

As of December 31, 2025, we had cash and marketable securities held in the trust account of $37.9 million. We may withdraw interest from the Trust Account to pay taxes, if any.

As of December 31, 2025, we had cash held outside of the Trust Account of $0.2 million available for working capital needs. As of December 31, 2024, we had cash held outside of the Trust Account of $0.2 million available for working capital needs.

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

For the six months ended June 30, 2026, cash used in operating activities was $0.3 million. Net income of $2.4 million was affected by interest earned on interest-bearing demand deposit held in the Trust Account of $0.5 million, change in the fair value of warrant liabilities of $2.7 million and a change in the fair value of the convertible promissory notes - related party of $0.05 million. Changes in operating assets and liabilities was affected by $0.5 million of cash provided for operating activities.

For the six months ended June 30, 2025, cash used in operating activities was $0.3 million. Net income of $0.4 million was affected by interest earned on cash and marketable securities held in the Trust Account of $1.3 million, change in the fair value of warrant liabilities of $0.6 million and a change in the fair value of the convertible promissory note – related party of $0.1 million. Changes in operating assets and liabilities was affected by $0.2 million of cash provided for operating activities.

As of June 30, 2026, we had interest-bearing demand deposit held in the Trust Account of $38.4 million. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less any taxes payable), to complete our initial business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2026, we had cash held outside of the Trust Account of $0.1 million available for working capital needs. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay for directors and officers liability insurance premiums.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required (the “working capital loans”). If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the funds held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1.5 million of the working capital loans may be converted into warrants at a price of $1.00 per warrant at the option of the lender. The warrants will be identical to the private placement warrants, including, as to exercise price, exercisability and exercise period. As of June 30, 2026 and December 31, 2025, we had no borrowings under any working capital loans.

On October 12, 2023, January 19, 2024, July 12, 2024, November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025, December 29, 2025 and May 5, 2026, the Company issued an unsecured promissory note in the principal amount of $500,000 (the “October 2023 Note”), $250,000 (the “January 2024 Note”), $250,000 (the “July 2024 Note”), $250,000 (the “November 2024 Note”), $250,000 (the “December 2024 Note”), $250,000 (the “May 2025 Note”), $250,000 (the “November 2025 Note”), $200,000 (the “December 2025 Note”) and $250,000 (the “May 2026 Note” and collectively “Sponsor Notes”) respectively, to the Sponsor. The Sponsor Notes do not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the note into that number of warrants equal to the portion of the principal amount of the note being converted divided by $1.00, rounded up to the nearest whole number.

In connection with the First Charter Amendment Extension Payments described above, on November 6, 2023, we issued an unsecured promissory note in the principal amount of up to $1.8 million, dated November 6, 2023, by the Company in favor of the sponsor (the “First Extension Note”). The First Extension Note bears no interest and the principal balance is payable on the date of the consummation of our initial business combination. The First Extension Note is not convertible into private placement warrants and the principal balance may be prepaid at any time. From November 2023 through October 2024, the Board approved twelve monthly extensions of the Business Combination Period. In connection with the extensions from November 10, 2023 through November 10, 2024, the Company drew an aggregate of $1.8 million ($150,000 at each extension date) from the First Extension Note which was deposited into the Trust Account.

In connection with the Second Charter Amendment Extension Payments described above, on November 6, 2024, we issued an unsecured promissory note to the sponsor in the aggregate amount of $2.4 million (“Second Extension Note”). The Second Extension Note bears no interest and the principal balance is payable on the date of the consummation of our initial business combination. The Second Extension Note is convertible into private placement warrants and the principal balance may be prepaid at any time.

From November 2024 through October 2025, the Board approved twelve monthly extensions of the time period during which the Company may consummate an initial business combination. In connection with the extensions from November 10, 2024 through November 5, 2025, the Company drew an aggregate $2.4 million ($150,000 at each of the first 6 extension dates and $250,000 at each of the last 6 extensions dates) from the Second Extension Note which was deposited into the Trust Account.

Going Concern

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements - Going Concern,” management has determined that our liquidity condition and liquidation date raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after the applicable Extended Date.

As of December 31, 2025, we had $0.2 million in our operating bank account, $37.9 million in cash and marketable securities held in the Trust Account to be used for the completion of a business combination and/or for the redemption of the public shares if we are unable to complete a business combination by the applicable extended date (subject to applicable law), and working capital deficit of $5.4 million.

As of June 30, 2026, we had $0.1 million in our operating bank account, $38.4 million in interest-bearing demand deposit held in the Trust Account to be used for the completion of a business combination and/or for the redemption of the public shares if we are unable to complete a business combination by the applicable extended date (subject to applicable law), and working capital deficit of $5.9 million.

Until the consummation of a business combination or the Company’s mandatory liquidation date of August 5, 2027, we will use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay for directors and officers liability insurance premiums.

In addition, in order to finance transaction costs in connection with a business combination, the sponsor or an affiliate of the sponsor, or certain of our officers and directors may, but are not obligated to, loan us working capital loans.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025 and June 30, 2026.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations or other long-term liabilities, other than an agreement to pay the sponsor a sum of $10,000 per month for office space, utilities, secretarial support and administrative services. We began incurring these fees on May 5, 2022 and will continue to incur these fees on a monthly basis until the earlier of the completion of an initial business combination and our liquidation. In addition, the Sponsor or its affiliates may provide the Company with working capital loans pursuant to promissory notes or convertible promissory notes to finance operating and transaction costs and working capital needs. Such loans may be repaid upon consummation of a business combination or, at the lender’s discretion, converted into warrants or other securities of the post-business combination entity.

The underwriters of our initial public offering are entitled to a deferred underwriting commission of $0.50 per unit, or $11.5 million in the aggregate. Subject to the terms of the underwriting agreement for our initial public offering, (i) the deferred underwriting commission was placed in the Trust Account and will be released to the underwriters only upon the consummation of our initial business combination and (ii) the deferred underwriting commission will be waived by the underwriters in the event that we do not complete a business combination.

We have engaged a legal advisor to provide services related to the consummation of an initial business combination. In connection with this agreement, we may be required to pay the legal advisor’s fees in connection with its services contingent upon a successful initial business combination. If a business combination does not occur, we would not be required to pay these contingent fees. There can be no assurance that we will complete a business combination.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our financial information. We describe our significant accounting policies in the notes to our financial statements included elsewhere in this proxy statement/prospectus. Our financial statements have been prepared in accordance with U.S. GAAP. Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. Some of the more significant estimates are in connection with determining the fair value of the warrant liabilities and convertible promissory notes – related party. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates.

Warrant Liabilities

We account for the warrants issued in connection with the initial public offering, which are discussed in the notes to our financial statements included elsewhere in this proxy statement/prospectus, in accordance with FASB ASC Topic 815-40, “Derivatives and Hedging, Contracts in Entity’s Own Equity.” Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, we classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations.

Convertible Promissory Notes – Related Party

We account for the Sponsor Loan and Sponsor Notes issued pursuant to convertible promissory note at no interest and a convertible promissory note issued on October 12, 2023 to Sponsor under ASC Topic 815-15-25, “Derivatives and Hedging — Recognition” (“ASC 815-15-25”). Under ASC 815- 15-25, at the inception of the convertible promissory note, the Company elected to account for such financial instrument under the fair value option. Under the fair value option, convertible promissory notes are required to be recorded at their fair value on the date of issuance, each drawdown date, and at each balance sheet date thereafter. Differences between the face value of the note and the fair value of the note at each drawdown date are recognized as either an expense in the statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the statements of operations. The fair value of the conversion option embedded in the convertible promissory notes was valued utilizing the Monte Carlo model. See the notes to our financial statements included elsewhere in this proxy statement/prospectus.

Ordinary Shares Subject to Possible Redemption

In accordance with FASB ASC 480-10-S99, redemption provisions not solely within our control require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480-10-S99. All of the 3,076,094 Class A ordinary shares contain a redemption feature which allows for the redemption of such public shares in connection with our liquidation, if there is a shareholder vote or tender offer in connection with an initial Business Combination and in connection with certain amendments to our amended and restated memorandum and articles of association. Accordingly, at June 30, 2026, all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of shareholders’ deficit on the balance sheets.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Net (Loss) Income Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share,” pursuant to which net (loss) income per share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period. We have two classes of shares, which are referred to as redeemable Class A Ordinary Shares and non-redeemable Class A and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. Remeasurement associated with the redeemable Class A ordinary shares is excluded from (loss) income per ordinary share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

MANAGEMENT OF TOPCO AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to InoBat and its subsidiaries, prior to the Business Combination, and TopCo and its subsidiaries after giving effect to the Business Combination.

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of TopCo following the consummation of the Business Combination.

Name	Age	Position(s)
Executive Officers
Marián Boček	44	Co-Founder, Director and Chief Executive Officer
Marian Pavlus	49	Chief Financial Officer
Victoria Vernarecova	44	Chief Operating Officer
Henrich Hajdin	39	Chief Legal and Compliance Officer and Corporate Secretary
Directors (excluding those already listed above)
[_]
[_]
[_]

Executive Officers

Marián Boček is the co-founder and Chief Executive Officer of InoBat. Mr. Boček co-founded InoBat in 2019 after a career in banking and investment abroad, with the objective of helping transform Slovakia into a leader in innovation and sustainable development. Since its founding, InoBat has developed unique R&D solutions, produced Slovakia’s first customized batteries, received support from strategic partners and promoted the Cradle-to-Cradle approach beyond Slovakia. InoBat is also establishing Slovakia’s first battery gigafactory in partnership with Gotion.

Prior to co-founding InoBat, Mr. Boček co-founded IPM Group, an asset and wealth management firm focused on “Infratech,” a sector at the intersection of infrastructure and technology. Under his leadership, IPM Group grew to manage and advise on assets valued at over $1 billion. Prior to IPM Group, Mr. Boček worked at InfraMed Infrastructure and the International Finance Corporation of the World Bank on infrastructure projects, and began his career with the Global M&A/Investment Banking team at Lehman Brothers in New York, now part of Barclays Capital. Mr. Boček holds a bachelor’s degree in economics from Oberlin College and an MSc in finance from the University of Cambridge, where he frequently returns as a lecturer and event panelist. We believe that Mr. Boček is qualified to serve as TopCo’s Chief Executive Officer and as a member of the TopCo Board based on his experience founding and scaling InoBat, his background in infrastructure and technology investment, and his leadership in developing strategic partnerships and capital initiatives for high-growth companies.

Marian Pavlus has served as InoBat’s Chief Financial Officer since September 2026. Mr. Pavlus brings over two decades of experience in credit and private equity investing, corporate financing, and capital markets. Mr. Pavlus joined InoBat from Robeco, where he was a credit analyst for the fund’s technology and media business from February 2016 to August 2026. He previously held private equity roles with Lone Star Funds and Patriarch Partners, and analyst positions with Black Diamond, CRT Capital Group, and Credit Suisse. Mr. Pavlus received his Bachelor of Arts from Yale University, his MBA from the University of Oxford, and a Master of Accounting from the University of North Carolina Chapel Hill. He is a CFA charterholder.

Mr. Pavlus has advised many early-stage and emerging companies on matters related to financial planning and analysis, risk mitigation, and capital raising, including as a board member. We believe that Mr. Pavlus is qualified to serve as TopCo’s Chief Financial Officer based on his substantial financial services and capital markets experience.

Victoria Vernarecova has served as InoBat’s Chief Operating Officer since September 2024 and has held roles of increasing seniority with the company since July 2020. Ms. Vernarecova brings more than 20 years of experience leading transformational projects in international contexts. She began her career in corporate strategy, where she participated in the preparation and successful realization of the first initial public offering in the Russian energy sector, which facilitated foreign capital access to generation assets in Russia. She subsequently joined Enel Group’s headquarters in Rome, where she implemented strategic projects focused on operational excellence, sustainability, effective and efficient operating models, reorganization, process reengineering and post-merger integration of assets across the group, which at the time operated in 40 countries. Her work at Enel focused on thermal and nuclear power plants, as well as renewable energy sources.

After relocating to Slovakia, Ms. Vernarecova led ESG and sustainability framework implementation for thermal, hydro and nuclear power plants. She later worked in the non-profit sector to accelerate impact in development and education by applying her business experience. Ms. Vernarecova has also established EduBat, a national hub for future talent that promotes STEM and supports education and labor market transformation. We believe that Ms. Vernarecova is qualified to serve as TopCo’s Chief Operating Officer based on her operational leadership experience, her background in sustainability and energy-sector transformation, and her experience implementing long-term growth initiatives in both corporate and start-up environments.

Henrich Hajdin has served as InoBat’s Chief Legal and Compliance Officer and Corporate Secretary since Jun 2023. Mr. Hajdin joined InoBat as its first in-house corporate lawyer in September 2020 and established and structured InoBat’s legal and compliance department to support the company’s growth and international expansion. Mr. Hajdin is a senior legal executive with international experience in mergers and acquisitions, corporate law, complex financing transactions and cross-border transactions. Over the past decade, he has advised on transactions across Europe, the United Kingdom, Norway, China and other jurisdictions, with a focus on high-growth companies and strategic capital deployment.

Mr. Hajdin has led numerous financing transactions, including transactions involving in-kind investments, for both start-ups and established companies, with deal values reaching hundreds of millions of Euros. He has represented both investors and target companies in a range of transactions, from equity investments to complex debt financings. Mr. Hajdin holds a Master of Laws from Masaryk University and a bachelors degree from Université Bourgogne Europe. We believe that Mr. Hajdin is qualified to serve as TopCo’s Chief Legal and Compliance Officer and Corporate Secretary based on his experience establishing InoBat’s legal and compliance function, his background in complex financing and cross-border transactions, and his experience advising high-growth companies.

Juraj Stevcik has served as InoBat’s Director of Finance since November 2024, and is responsible for the overall financial management, strategy and performance of the company. Mr. Stevcik supports InoBat’s business growth, financial stability and strategic insight for senior management and shareholders. Before joining InoBat, he served as Finance Manager / Deputy Chief Financial Officer at Dynamik Holding, a Slovak family-owned construction and development company located in Nitra, from June 2023 to October 2024, and held roles of increasing seniority with Semmelrock, covering Semmelrock and Wienerberger, from April 2020 to May 2023.

Mr. Stevcik began his career in audit at PwC. He subsequently worked on an assignment with HB Reavis and later joined HB Reavis’ IFRS Accounting Standards consolidation and reporting team. After five years at HB Reavis, Mr. Stevcik joined Slovak start-up Exponea as Financial Controller, where he shaped the finance department, established processes and expanded the team. He later joined the Global Controlling team at ESET, focusing on Latin American countries. Mr. Stevcik holds a Master’s degree in Strategic Management from Comenius University, Faculty of Management in Bratislava. We believe that Mr. Stevcik is qualified to serve as TopCo’s Director of Finance based on his experience in audit, IFRS Accounting Standards reporting, financial controlling, finance department development and financial management across corporate and high-growth environments.

The following describes the compensation paid or accrued by InoBat to its executive officers and directors for the fiscal year ended December 31, 2025. Pursuant to the Business Combination Agreement, the parties intend to use commercially reasonable efforts to enter into employment agreements with the executive officers listed above, which employment agreements would become effective as of the Closing.

Executive Officer and Director Compensation of InoBat

Aggregate Compensation

For the fiscal year ended December 31, 2025, the aggregate compensation paid or accrued by InoBat to its executive officers and directors as a group was approximately €10.2 million, which consisted of (i) approximately €1.3 million in salaries and other short-term employee benefits, (ii) approximately €0.6 million paid in management fees invoiced by their related entities and (iii) approximately €8.2 million in ESOP-related expenses.

Pension and Retirement Benefits

For the fiscal year ended December 31, 2025, InoBat contributed or accrued an aggregate of approximately €123,000 for pension, retirement, or similar benefits for its executive officers and directors. InoBat participates in mandatory social security and pension programs. InoBat does not maintain any supplemental executive retirement plans or deferred compensation arrangements for its executive officers and directors.

Employment Agreements

InoBat has entered into employment agreements with its executive officers, including Marián Boček, Chief Executive Officer, Victoria Vernarecova, Chief Operating Officer and Henrich Hajdin, Chief Legal and Compliance Officer and Corporate Secretary, each on terms that InoBat believes are customary for companies of similar size and stage in its industry. These agreements provide for base salary, eligibility for discretionary cash bonuses, participation in InoBat’s ESOP, and standard employee benefits. Please note that these items are generally covered under separate contracts and policies. Upon consummation of the Business Combination, TopCo expects to enter into new employment agreements with Marián Boček, Victoria Vernarecova, and Henrich Hajdin on substantially similar terms.

Equity Incentive Plans

InoBat has established an ESOP under which options to purchase shares of InoBat have been granted to certain executive officers, directors, and employees. As of September 1, 2026, options to purchase an aggregate of [_] shares of InoBat were outstanding under the ESOP, of which options to purchase an aggregate of [_] shares were held by executive officers and directors.

The following table sets forth information regarding stock options held by each person who will serve as a director or executive officer of TopCo upon consummation of the Business Combination, as of September 1, 2026.

Name	Position with TopCo	Title of Securities Underlying Options	Number of Securities Covered by Options (#)	Exercise Price per Share ($)	Purchase Price per Share ($)(1)	Option Expiration Date (2)	Vesting Schedule
Marián Boček	Co-Founder & CEO	—	—	—	—	—	—
Victoria Vernarecova	Chief Operating Officer	Common Shares	2,464,441	$0.001	—	—	vested
Marian Pavlus	Chief Financial Officer	—	—	—	—	—	—
Henrich Hajdin	Corporate Secretary, Chief Legal and Compliance Officer	Common Shares	2,464,441	$0.001	—	—	vested
[_]
[_]
[_]
[_]

(1)	The stock options were granted and no purchase price was paid.

(2)	The stock options have no expiration date.

Directors

[_]

Director Compensation

During the fiscal year ended December 31, 2025, InoBat’s non-employee directors received compensation for their service on InoBat’s board of directors in the aggregate amount of €75,000. Following the Business Combination, TopCo expects to implement a compensation program for non-employee directors, which TopCo believes will be competitive with market practice for similarly situated public companies. The TopCo Board will periodically review and may adjust the compensation of its non-employee directors.

Board Composition

The TopCo Board will manage the business and affairs of TopCo, and will conduct its business through meetings of the board of directors and its standing committees. Upon the Closing, the TopCo Board will consist of seven members; provided, that at least a majority of the TopCo Board will qualify as independent directors (as such term is defined under Nasdaq rules). The primary responsibilities of the TopCo Board will be to provide risk oversight and strategic guidance to TopCo and to counsel and direct TopCo’s management. The TopCo Board will meet on a regular basis and will convene additional meetings, as required.

The TopCo Articles of Association that will each become effective upon the Closing will provide that the number of directors that constitutes the TopCo Board shall be fixed from time to time by a resolution of the TopCo Board. If the number of directors is thereafter changed, any increase or decrease in directorships will be apportioned among the classes by the TopCo Board so as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the TopCo Board will shorten the term of any incumbent director.

The division of the TopCo Board into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of TopCo management or a change in control.

Director Independence

CGC and InoBat intend to apply for the listing of the TopCo ordinary shares on Nasdaq in connection with the closing of the Business Combination. As a result, assuming that Nasdaq approves TopCo’s initial listing application, TopCo will adhere to the rules of Nasdaq in determining whether a director is independent. The InoBat Board has consulted, and the TopCo Board will consult, with its counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that [___] will be considered independent directors of TopCo. TopCo’s independent directors will have regularly scheduled meetings at which only independent directors are present.

There are no family relationships among any of TopCo’s executive officers and directors.

Board Committees

At the Closing, the TopCo Board will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate under a written charter to be effective following the Closing of the Business Combination, which satisfies the applicable Nasdaq Listing Rules. In addition, from time to time, special committees may be established under the direction of the TopCo Board when necessary to address specific issues. Copies of each board committee’s charter will be posted on TopCo’s website. TopCo’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. The composition and responsibilities of each of the committees of the TopCo Board are described below. Members serve on these committees until their resignation or until otherwise determined by the TopCo Board.

Audit Committee

Following the Business Combination, the TopCo audit committee will consist of [●] members and will be chaired by [●]. The functions of the audit committee include:

●	appointing, approving the compensation of, and assessing the independence of TopCo’s independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by TopCo’s independent registered public accounting firm;

●	reviewing the overall audit plan with TopCo’s independent registered public accounting firm and members of management responsible for preparing TopCo’s financial statements;

●	reviewing and discussing with management and TopCo’s independent registered public accounting firm TopCo’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by TopCo;

●	coordinating the oversight and reviewing the adequacy of TopCo’s internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and TopCo’s independent registered public accounting firm whether TopCo’s audited financial statements shall be included in its Annual Report on Form 10-K;

●	monitoring the integrity of TopCo’s financial statements and TopCo’s compliance with legal and regulatory requirements as they relate to TopCo’s financial statements and accounting matters;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. The TopCo Board has determined that [●] qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, the TopCo Board considered the nature and scope of experience that [●] has previously had. The TopCo Board has determined that all of the directors that will become members of our audit committee following the Business Combination satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both TopCo’s independent registered public accounting firm and management will periodically meet privately with the audit committee.

Compensation Committee

Following the Business Combination, the TopCo compensation committee will consist of [●] and will be chaired by [●]. The functions of the compensation committee will include:

●	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of TopCo’s Chief Executive Officer;

●	evaluating the performance of TopCo’s Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of TopCo’s Chief Executive Officer and (ii) reviewing and approving grants and awards to TopCo’s Chief Executive Officer under equity-based plans;

●	reviewing and approving the compensation of TopCo’s other executive officers;

●	reviewing and establishing TopCo’s overall management compensation, philosophy and policy;

●	overseeing and administering TopCo’s compensation and similar plans;

●	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;

●	reviewing and approving TopCo’s policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the board of directors the compensation of TopCo’s directors;

●	preparing TopCo’s compensation committee report if and when required by SEC rules;

●	reviewing and discussing annually with management TopCo’s “Compensation Discussion and Analysis,” if and when required; and

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Following the Business Combination, TopCo’s nominating and corporate governance committee will consist of [●] and will be chaired by [●]. The functions of the nominating and corporate governance committee will include:

●	developing and recommending to the TopCo Board criteria for board and committee membership;

●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise TopCo;

●	identifying individuals qualified to become members of the board of directors;

●	recommending to the TopCo Board the persons to be nominated for election as directors and to each of the board’s committees;

●	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

●	overseeing the evaluation of the TopCo Board and management.

Compensation Committee Interlocks and Insider Participation

None of the members of TopCo’s compensation committee is, or has at any time during the prior three years been, one of TopCo’s officers or employees. None of TopCo’s executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the TopCo Board or the TopCo compensation committee.

Code of Business Conduct and Ethics

The TopCo Board intends to adopt a Code of Business Conduct and Ethics in connection with the Business Combination. The Code of Business Conduct and Ethics will apply to all of TopCo’s employees, officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, agents and representatives, including directors and consultants, and will be available on TopCo’s website at [●]. TopCo intends to disclose future amendments to certain provisions of its Code of Business Conduct and Ethics on its website. The inclusion of TopCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on TopCo’s website into this proxy statement/prospectus, and you should not consider that information a part of this proxy statement/prospectus.

Board Observer Rights

TopCo’s Bylaws will provide that TopCo may agree to appoint one or more observers to the TopCo Board, each an “Observer.” Pursuant to the Business Combination Agreement, CGC and InoBat have agreed that two individuals designated by Sponsor shall serve as Observers beginning at Closing. The terms of appointment of any Observer will be at the discretion of the TopCo Board, including with respect to entitlement, scope and timing of communications, participation and attendance. In no case will an Observer be entitled to vote at any meeting of the TopCo Board.

DESCRIPTION OF TOPCO SECURITIES

This section of the registration statement includes a description of the material terms of TopCo Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of TopCo Articles of Association, which are included elsewhere in this registration statement. We urge you to read the full text of TopCo’s Articles of Association.

Overview

General

TopCo was incorporated pursuant to Dutch law on August 20, 2026. TopCo’s corporate affairs are governed by the TopCo Articles of Association, the board rules of the TopCo Board, TopCo’s other internal rules and policies and by Dutch law. TopCo is registered with the Dutch Trade Register under number 869914625. TopCo’s corporate seat is in Amsterdam, the Netherlands, and TopCo’s office address is Strawinskylaan 1647, WTC, Tower 7, 16th floor, 1077 XX Amsterdam, the Netherlands.

As of the date of this proxy statement/prospectus, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Prior to or promptly following Closing, TopCo will become a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assumes TopCo has already been converted into a Dutch public limited liability company (naamloze vennootschap) and that the TopCo Articles of Association have been amended to take the form attached as an English translation of the official Dutch text as Annex I to this proxy statement/prospectus.

Share Capital

Authorized Share Capital

As of the Closing, the TopCo Articles of Association will provide for an authorized share capital divided into three classes of shares: (a) Common Shares; (b) Series A Preference Shares, identified by the letter P-A; and (c) Series B Preference Shares, identified by the letter P-B, that will be approximately (but no more than) five (5) times the number of TopCo Shares outstanding immediately following such closing. The TopCo Shares will each have a nominal value of €0.12.

Under Dutch law, TopCo’s authorized share capital is the maximum capital that TopCo may issue without amending the TopCo Articles of Association. An amendment of the TopCo Articles of Association would require a resolution of TopCo General Meeting upon proposal by the TopCo Board.

The TopCo Articles of Association will provide that, for as long as any TopCo Shares are admitted to trading on Nasdaq or on any other regulated stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the TopCo Shares reflected in the register administered by TopCo’s transfer agent, subject to certain overriding exceptions under Dutch law.

TopCo Shares

The following summarizes the main rights of holders of TopCo Shares:

Common Shares

The Common Shares will be the ordinary equity securities issued to CGC shareholders in the CGC Merger and will be listed on Nasdaq, subject to the applicable listing approval. Except as described below with respect to the Preference Shares, each Common Share will have the same rights and rank equally with every other Common Share.

a.	Voting Rights

Each Common Share carries one vote at a General Meeting. Holders of Common Shares may vote in person, by written proxy or, where permitted, through an electronic communication system. Unless Dutch law or the N.V. Articles require a higher majority or quorum, resolutions of the General Meeting are adopted by an absolute majority of the votes cast. Blank votes, invalid votes and abstentions are not counted as votes cast.

No cumulative voting rights are attached to the Common Shares. Shares held by TopCo or its subsidiaries, and certain depositary receipts relating to such shares, generally do not carry voting rights and are disregarded for determining the represented capital, subject to the exceptions in the N.V. Articles for certain pre-existing usufructs and pledges.

b.	Dividends

Subject to the equity test in Article 33.1 and the preferential allocations described below, profits remaining after the allocations required by Article 34.2(a) through (e) are at the disposal of the General Meeting for distribution on the Common Shares. Any Common Share dividend must therefore be declared in accordance with the N.V. Articles and Dutch law and is subordinate to the accrued dividend and other priority rights of the Preference Shares.

c.	Liquidation

Upon a liquidation, dissolution or winding-up, after the Preference Share entitlements have been satisfied, holders of Common Shares will receive the paid-up par value of their Common Shares together with any remaining balance of the Share Premium Reserve allocated to the Common Shares. Following full satisfaction of the applicable Preference Share and Common Share amounts, any remaining surplus will be distributed pro rata among holders of Common Shares and Preference Shares, treating the Preference Shares as converted into Common Shares at the then-effective Conversion Price.

d.	Pre-emptive Rights

Subject to Dutch law, each holder of Common Shares has a pre-emptive right, pro rata to the holder’s Common Shares, to subscribe for newly issued Common Shares. Holders of Common Shares have no pre-emptive right to subscribe for newly issued Preference Shares. Pre-emptive rights do not apply in the statutory or articles-based exceptions, including certain issuances against non-cash consideration, issuances to employees and issuances pursuant to a previously acquired subscription right.

The General Meeting may, for a particular issuance, limit or exclude pre-emptive rights. If less than one-half of the issued capital is represented at the relevant meeting, a resolution to limit or exclude pre-emptive rights generally requires at least two-thirds of the votes cast and must include a written explanation of the proposal and the proposed issue price. The authority may be delegated for a period of up to five years in accordance with the N.V. Articles.

e.	Transfer of Shares

The transfer of Common Shares is not restricted in any way under Article 13. Unless Dutch law provides or allows otherwise, a transfer requires a deed executed for that purpose. The rights attached to the transferred shares may not be exercised until the transfer has been acknowledged by TopCo, the deed has been served on TopCo in accordance with Dutch law or the transfer has been registered in the Shareholders’ Register.

For as long as the Common Shares are admitted to trading on a Trading Market, New York law will apply to the property-law aspects of the Common Shares reflected in the register administered by the transfer agent, subject to the overriding provisions of Sections 10:140 and 10:141 of the Dutch Civil Code.

f.	Redemption and Repurchase of Shares

The N.V. Articles do not grant holders of Common Shares a right to require TopCo to redeem their shares. TopCo may acquire fully paid shares in its own capital only in accordance with the authorization and financial-capacity requirements of Articles 10.2 through 10.5, including the requirement that TopCo’s equity remain above the legally required and articles-based reserves. Any acquisition or cancellation remains subject to Dutch law and the N.V. Articles.

Series A Preference Shares

The Series A Preference Shares will rank senior to all Junior Securities, including the Common Shares and any other securities ranking junior to the Preference Shares as to dividends or liquidation rights. Except as expressly provided in the N.V. Articles, the Series A Preference Shares and Series B Preference Shares rank pari passu with one another as to dividends and liquidation.

a.	Voting Rights

Each Series A Preference Share carries one vote at a General Meeting, the same as each Common Share. Series A holders vote together with holders of the other voting shares except where a separate class vote or the combined Preference Share class approval is required by the N.V. Articles.

b.	Dividends

Subject to the equity test in Article 33.1, each Series A Preference Share is entitled to a 12% annual cumulative preference dividend on its Accrued Value, accruing daily from and after the Issue Date and compounding semi-annually on each Dividend Compounding Date. At the election of the Board of Managing Directors, the dividend may be paid as a Cash Dividend at a 10% Annual Rate or as a PIK Dividend at a 12% Annual Rate, in which case the amount of the PIK Dividend is added to the Accrued Value.

The applicable rate is reduced after the second anniversary of the Issue Date if Annual EBITDA reaches $50.0 million, in accordance with the terms of the N.V. Articles and the related transaction documents. Accrued Dividends accumulate and are carried forward whether or not earned or declared, subject at all times to the Article 33.1 equity test.

While any Accrued Dividends remain unpaid, no distribution may be made on Junior Securities, and no amounts may be added to free reserves beyond amounts required by law, until the Series A holders have received all arrears together with the dividend accrued for the then-current financial year. Series A holders are also entitled, on an as-converted basis, to receive any dividend paid on Common Shares, in the same form and at the same time, other than the Accrued Dividends described above.

c.	Liquidation

Upon a liquidation, dissolution or winding-up, each Series A Preference Share is entitled to receive the greater of (i) 100% of its Accrued Value, including all Accrued Dividends, and (ii) the amount that would have been payable if the Series A Preference Share had been converted into Common Shares immediately before the liquidation, calculated using the then-effective Conversion Price, together with the balance, if any, of the Share Premium Reserve P-A. If available assets are insufficient to pay these amounts in full, the holders of Preference Shares share pro rata in the available assets in proportion to their respective entitlements.

d.	Conversion

At any time after the Issue Date, each Series A Preference Share is convertible at the holder’s option into the number of whole Common Shares determined by dividing its Accrued Value by the Conversion Price then in effect. The initial Conversion Price is $12.00 per Common Share and the Floor Price is $5.00, each subject to adjustment under Article 35.5.

The Conversion Price and Floor Price are subject to anti-dilution adjustments for Common Share dividends, subdivisions, combinations and reclassifications, a six-month VWAP-based reset and dilutive issuances of Common Shares or equity-linked securities below the then-effective Conversion Price, subject to the exclusions and calculation rules in Article 35.5. No fractional Common Shares are issued on conversion; TopCo may pay a cash adjustment or round up as provided in the N.V. Articles.

In a Fundamental Transaction, a converting holder is entitled to receive, for each Common Share that would have been issuable immediately before the transaction, the same consideration that a holder of Common Shares receives in that transaction. Subject only to mandatory law and a valid conversion notice, TopCo’s obligation to issue and deliver Common Shares upon conversion is absolute and unconditional, subject to the specific mechanics and remedies in Article 35.

e.	Redemption and Repurchase of Shares

Subject to Articles 10 and 33.1 and applicable law, TopCo may redeem Series A Preference Shares at its option at a price per share equal to the following percentage of Accrued Value: 150% from the Issue Date to the first anniversary; 140% from the first to the second anniversary; 130% from the second to the third anniversary; 120% from the third to the fourth anniversary; 110% from the fourth to the fifth anniversary; and 100% from the fifth anniversary onward.

TopCo must provide at least 15 days’ prior written notice of an optional redemption, specifying the number of shares, redemption date and redemption price. During the notice period and through the redemption date, the holder may convert all or part of its Series A Preference Shares. After the fifth anniversary of the Issue Date, a holder may demand redemption of all or part of its Series A Preference Shares at a price equal to Accrued Value, subject to Articles 10 and 33.1 and applicable law.

f.	Pre-emptive Rights

Subject to Dutch law, holders of Series A Preference Shares have a pre-emptive right pro rata to their Preference Shares in an issuance of Preference Shares. Holders of Series A Preference Shares have no pre-emptive right in an issuance of Common Shares. These rights may be limited or excluded by the General Meeting or an authorized body in accordance with Article 9.9 and the other applicable provisions of the N.V. Articles.

g.	Protective Provisions

While the Required Holders condition is satisfied, the prior approval of the Required Holders at a combined class meeting of Series A Preference Shares and Series B Preference Shares, voting as a single class, is required for: (i) issuing securities that rank senior or pari passu with the Preference Shares as to dividends or liquidation, or increasing the authorized Preference Shares; (ii) amending the N.V. Articles in a manner that materially and adversely affects the powers, preferences or rights of the Preference Shares; (iii) dissolving TopCo; or (iv) making a distribution on Junior Securities before all Accrued Dividends on the Preference Shares have been paid in full, subject to the employee-plan exception in Article 28.2.

In addition to the Board of Supervisory Directors’ prior approval requirements under Article 17.2, while the Required Holders condition is satisfied the combined Preference Share class meeting must approve the entry into transactions with an Affiliate, subject to the exceptions in Article 17.3(a), and the incurrence or guarantee of financial indebtedness in excess of 2.0 times trailing-twelve-month EBITDA, subject to the ordinary-course and Permitted Bond Financing exceptions in Article 17.3(b).

h.	Corporate Action Notices

TopCo must give each holder of Preference Shares at least 20 calendar days’ advance written notice of proposed Common Share dividends or other distributions, acquisitions, redemptions or cancellations of Common Shares, rights or warrants offerings, Common Share reclassifications, mergers, demergers, consolidations, compulsory share exchanges, Fundamental Transactions, sales of substantially all assets, dissolutions, liquidations, winding-ups, bankruptcies or suspensions of payments. The notice must describe the expected timing, material terms and effect on the Preference Shares, including conversion rights and any proposed Conversion Price adjustment.

Series B Preference Shares

The Series B Preference Shares have the same rights, preferences and privileges as the Series A Preference Shares except for the dividend provisions described below. Series B Preference Shares are convertible preference shares but do not carry the 12% cumulative preference dividend feature of the Series A Preference Shares.

The Series B Preference Shares rank pari passu with the Series A Preference Shares as to dividends and liquidation, subject to the express differences in the N.V. Articles, and rank senior to the Common Shares and other Junior Securities.

a.	Voting Rights

Each Series B Preference Share carries one vote at a General Meeting. Series B holders vote together with the other voting shareholders except where the N.V. Articles require a separate class vote or combined Preference Share class approval.

b.	Dividends

Series B Preference Shares are not entitled to the 12% cumulative Series A Preference Dividend or to the associated PIK and Cash Dividend election. Subject to the N.V. Articles, Series B holders participate pari passu with Series A holders in distributions on Preference Shares and are entitled on an as-converted basis to any Common Share dividend that is payable to holders of Preference Shares under Article 34.2(d).

c.	Liquidation

Series B Preference Shares participate pari passu with Series A Preference Shares in the Preference Share liquidation preference and, subject to the N.V. Articles, are entitled to the greater of the applicable stated or accrued amount and the amount payable on an as-converted basis, together with the balance, if any, of the Share Premium Reserve P-B. If available assets are insufficient, the Preference Shares share pro rata in accordance with their respective entitlements.

d.	Conversion

Each Series B Preference Share is convertible at the holder’s option into the number of whole Common Shares determined by dividing its Accrued Value by the Conversion Price then in effect, using the same conversion formula and procedures as the Series A Preference Shares under Article 35. The initial Conversion Price is USD 12.00 per Common Share, subject to the USD 5.00 Floor Price and the same stock dividend, subdivision, combination, VWAP reset, dilutive issuance and Fundamental Transaction adjustments described above.

e.	Redemption and Repurchase of Shares

Subject to Articles 10 and 33.1 and applicable law, TopCo may redeem Series B Preference Shares at its option at a price per share equal to the following percentage of Stated Value: 150% from the Issue Date to the first anniversary; 140% from the first to the second anniversary; 130% from the second to the third anniversary; 120% from the third to the fourth anniversary; 110% from the fourth to the fifth anniversary; and 100% from the fifth anniversary onward.

TopCo must provide at least 15 days’ prior written notice of an optional redemption, during which period the holder may convert. After the fifth anniversary of the Issue Date, a holder may demand redemption of all or part of its Series B Preference Shares at a price equal to Stated Value, subject to Articles 10 and 33.1 and applicable law.

f.	Pre-emptive Rights

Subject to Dutch law, holders of Series B Preference Shares have a pre-emptive right pro rata to their Preference Shares in an issuance of Preference Shares and no pre-emptive right in an issuance of Common Shares. The General Meeting may limit or exclude these rights in accordance with Article 9.9.

g.	Transfer of Shares

The Series B Preference Shares are registered shares and, subject to the deed, acknowledgement and registration requirements applicable to all Shares, are not subject to a separate transfer restriction in the N.V. Articles. Any transfer remains subject to applicable securities laws, the terms of the relevant issuance documents and any contractual restrictions applicable to the holder.

Variations of Rights of Shares

An amendment to the N.V. Articles, merger, demerger or other corporate action may not materially and adversely affect the rights of a class of Preference Shares without the prior approval of a class meeting of that class. The General Meeting generally requires at least a two-thirds majority of votes cast representing more than one-half of the issued capital for an amendment of the N.V. Articles or a merger or division, and a class meeting is required where the rights of the relevant class are adversely affected.

A class meeting may be convened by the Board of Managing Directors or by holders representing at least one-tenth of the issued capital of that class. More than one-half of the issued capital of the class must be present or represented at the first meeting; if that quorum is not met, a second meeting may be convened without a quorum requirement. Unless a higher majority is required, class-meeting resolutions are adopted by an absolute majority of votes cast.

The N.V. Articles establish separate Share Premium Reserves for the Common Shares, Series A Preference Shares and Series B Preference Shares. A distribution from, or conversion of, a Share Premium Reserve requires the prior approval of the class of shareholders entitled to that reserve.

TopCo Warrants

Public Warrants

At the Closing, TopCo and CGC will enter into the Assignment and Assumption Agreement with Continental Stock Transfer & Trust Company, as warrant agent, with respect to the CGC Warrant Agreement, and pursuant thereto, each outstanding CGC Warrant will cease to represent a right to acquire CGC Shares and will be converted into a right to acquire the same number of TopCo Common Shares, on substantially the same terms and conditions (including exercisability terms) as were applicable to the corresponding CGC Warrant immediately prior to the CGC Merger Effective Time.

Each whole warrant entitles the registered holder to purchase one Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the CGC IPO or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Common Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the private placement warrants issued to Cantor and Piper Sandler will not be exercisable more than five years from the commencement of sales in the CGC IPO in accordance with FINRA Rule 5110(g)(8). TopCo will not be obligated to deliver any Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to TopCo’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available.

No warrant will be exercisable and TopCo will not be obligated to issue Common Shares upon exercise of a warrant unless the Common Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will TopCo be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Common Share underlying such unit. TopCo has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, TopCo will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Common Shares issuable upon exercise of the warrants. TopCo will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.

Notwithstanding the above, if TopCo’s Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, TopCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act and, in the event TopCo so elects, TopCo will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.

Redemption of warrants when the price per Common Share equals or exceeds $18.00. Once the warrants become exercisable, TopCo may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Common Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— TopCo Warrants — Public Warrants — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before TopCo sends the notice of redemption to the warrant holders.

TopCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Common Shares is available throughout the 30-day redemption period.

If and when the warrants become redeemable by TopCo, TopCo may exercise its redemption right even if TopCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws. TopCo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and TopCo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures.

A holder of a warrant may notify TopCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding Common Shares is increased by a dividend payable in Common Shares, or by a split-up of Common Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Common Shares.

A rights offering to holders of Common Shares entitling holders to purchase Common Shares at a price less than the fair market value will be deemed a share dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) multiplied by (ii) one (1) minus the quotient of (a) the price per Common Share paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if TopCo, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Shares on account of such Common Shares (or other shares of TopCo’s share capital into which the warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Common Share in respect of such event.

If the number of outstanding Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Common Shares.

Whenever the number of Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of Common Shares so purchasable immediately thereafter.

In addition, if (i) TopCo issues additional Common Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Common Share (with such issue price or effective issue price to be determined in good faith by the TopCo Board and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (iii) the volume-weighted average trading price of TopCo’s Common Shares during the 20 trading day period starting on the trading day prior to the day on which TopCo completes the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Common Share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Common Shares (other than those described above or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of TopCo with or into another corporation (other than a consolidation or merger in which TopCo is the continuing corporation and that does not result in any reclassification or reorganization of TopCo’s outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of TopCo as an entirety or substantially as an entirety in connection with which TopCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and TopCo. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to TopCo, for the number of warrants being exercised.

The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares.

After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrants may be exercised only for a whole number of Common Shares.

No fractional shares will be issued upon exercise of the warrants.

If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, TopCo will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Common Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or saleable (except, among other limited exceptions as described under “Certain Relationships and Related Transactions—CGC Relationships and Related Party Transactions” ,” to the officers and directors and other persons or entities affiliated with the Sponsor, Cantor or Piper Sandler) and they will not be redeemable by TopCo so long as they are held by the Sponsor, Cantor, Piper Sandler or their permitted transferees. The private placement warrants issued to Cantor and Piper Sandler will not be exercisable more than five years from the commencement of sales in the CGC IPO in accordance with FINRA Rule 5110(g)(8). Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the CGC IPO.

If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by TopCo and exercisable by the holders on the same basis as the warrants included in the units being sold in the CGC IPO. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Common Shares equal to the quotient obtained by dividing (i) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average last reported sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that TopCo has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with TopCo following the Business Combination. If the Sponsor remains affiliated with TopCo, its ability to sell TopCo’s securities in the open market will be significantly limited. TopCo expects to have policies in place that prohibit insiders from selling TopCo’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell TopCo’s securities, an insider cannot trade in TopCo’s securities if he or she is in possession of material non-public information.

Accordingly, unlike public shareholders who could exercise their warrants and sell the Common Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

As a result, TopCo believes that allowing the holders to exercise such warrants on a cashless basis is appropriate. In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor or certain of TopCo’s officers and directors may, but are not obligated to, loan funds to TopCo as may be required. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The Sponsor, Cantor and Piper Sandler have agreed, and any of their assignees or transferees will agree, not to transfer, assign or sell any of the private placement warrants (including the Common Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date TopCo completes the Business Combination, except that, among other limited exceptions as described under “Certain Relationships and Related Transactions—CGC Relationships and Related Party Transactions” ,” made to TopCo’s officers and directors and other persons or entities affiliated with the Sponsor.

PIPE Warrants

In connection with the Business Combination, we will issue PIPE Warrants to certain investors pursuant to certain Securities Purchase Agreements. Each PIPE Warrant entitles the registered holder to purchase one Common Share at an exercise price of $12.00 per share, subject to adjustment as discussed below. The PIPE Warrants are immediately exercisable and will expire at 5:00 p.m., New York City time, on the date that is five years after the initial exercise date. On the termination date, any unexercised PIPE Warrants will be automatically exercised on a cashless basis. A PIPE Warrant holder may exercise its PIPE Warrants in whole or in part at any time by delivering to us a duly executed Notice of Exercise in PDF format by email. No ink-original Notice of Exercise will be required, nor will any medallion guarantee or notarization be required. The holder will not be required to physically surrender the PIPE Warrant certificate until all Warrant Shares have been purchased and the PIPE Warrant has been exercised in full.

We will cause the Common Shares purchased upon exercise of the PIPE Warrants to be transmitted to the holder by crediting the holder’s account through DTC if we are a participant in such system and there is an effective registration statement, and otherwise by physical delivery of a certificate or book-entry evidence of ownership, by the later of (i) the standard settlement period after delivery of the Notice of Exercise and (ii) one trading day after delivery of the aggregate exercise price (the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the holder will be deemed the holder of record of the Warrant Shares for all corporate purposes, irrespective of the date of delivery of the Warrant Shares, provided that payment is received within the standard settlement period. No fractional shares or scrip shall be issued upon exercise of the PIPE Warrants. As to any fraction of a share which a holder would otherwise be entitled to purchase, we will, at our election, either pay a cash adjustment equal to such fraction multiplied by the exercise price or round up to the next whole share.

If at any time after the six-month anniversary of the closing date, (x) the Common Shares issuable upon exercise of a PIPE Warrant would be “restricted securities” as defined in Rule 144, or the holder is an affiliate of the Company, and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares by the holder, then such PIPE Warrant may be exercised on a cashless basis. In such event, the holder will be entitled to receive a number of Common Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where (A) equals the applicable VWAP, (B) equals the exercise price and (X) equals the number of Warrant Shares issuable upon a cash exercise.

The PIPE Warrants and all rights thereunder are transferable, in whole or in part, subject to compliance with applicable securities laws, upon surrender of the PIPE Warrant at our principal office, together with a written assignment duly executed by the holder and funds sufficient to pay any transfer taxes. In connection with any transfer other than pursuant to an effective registration statement, Rule 144, to us or to an affiliate of the holder, or in connection with an eligible pledge, we may require the transferor to provide an opinion of counsel, in form and substance reasonably satisfactory to us, to the effect that such transfer does not require registration under the Securities Act. A PIPE Warrant may be pledged in connection with a bona fide margin account or other loan secured by the PIPE Warrant or the underlying Common Shares.

Shareholders’ Register

Pursuant to Dutch law and the TopCo Articles of Association, after amendment in accordance with Annex I, TopCo must keep its shareholders’ register accurate and current. The TopCo Board keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of TopCo as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The TopCo Shares offered in this offering will be held through DTC. Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those TopCo Shares. The TopCo Shares will be in registered form (op naam). TopCo may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by the TopCo Board.

Corporate Objectives

Pursuant to the TopCo Articles of Association, after amendment in accordance with Annex I, TopCo’s main corporate objectives will be:

●	to, either alone or jointly with others, acquire and dispose of affiliations or other interests in legal entities, companies and enterprises, and to collaborate with and to manage such legal entities, companies or enterprises;

●	to acquire, manage, turn to account, encumber and dispose of any property - including intellectual property rights - and to invest capital;

●	to supply or procure the supply of money loans, particularly - but not exclusively - to Subsidiaries, Group Companies and/or Affiliates, as well as to draw or to procure the drawing of money loans;

●	to enter into agreements whereby the Company commits itself as guarantor or severally liable co-debtor, or grants security or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of companies as referred to above, all this subject to Article 3.2;

●	for purposes not related to the conduct of its business to make periodic payments for or towards pension funds or other objectives;

●	to do all such things as are incidental or may be conducive to the above objects or any of them.

Limitations on the Rights to Own Securities

TopCo Shares may be issued or transferred to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The TopCo Articles of Association, after amendment in accordance with Annex I, will contain no limitation on the rights to own TopCo Shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, the TopCo directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to TopCo and to third parties for infringement of the TopCo Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil, administrative and criminal liabilities. Subject to certain exceptions, the TopCo Articles of Association, after amendment in accordance with Annex I, will provide for indemnification of TopCo’s current and former directors and other current and former officers and employees as designated by the TopCo Board. No indemnification under the TopCo Articles of Association, after amendment in accordance with Annex I will be given to an indemnified person:

●	if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

●	to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

●	in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by the TopCo or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

●	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the TopCo Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Federal Forum Provision

The TopCo Articles of Association provide that, unless TopCo consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, to the fullest extent permitted by applicable law, will be the U.S. federal district courts.

Shareholders’ Meeting

TopCo General Meetings must be held in the Netherlands in any of the locations specified in the TopCo Articles of Association. The annual TopCo General Meeting must be held within six months of the end of each financial year. General Meetings must be held within three months after the TopCo Board has considered it to be likely that TopCo’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of TopCo’s paid-in and called up share capital, in order to discuss the measures to be taken if so required. Additional extraordinary TopCo General Meetings may also be held whenever considered appropriate by the Board of Managing Directors, any individual Managing Director, the Board of Supervisory Directors, or any individual Supervisory Director.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request TopCo to convene a general meeting, setting out in detail the matters to be discussed. If the TopCo Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may themselves call a General Meeting, with due observance of applicable Dutch law and the TopCo Articles of Association, without requiring authorization from the President of the District Court.

TopCo General Meetings must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the TopCo General Meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 clear days before the day of the meeting. The agenda for the annual general meeting shall include, among other things, the adoption of TopCo’s statutory annual accounts, appropriation of TopCo’s profits and proposals relating to the composition of the TopCo Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the TopCo Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by the TopCo Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC, shareholders who have the right to put an item on the agenda for the TopCo General Meeting or to request the convening of a TopCo General Meeting shall not exercise such rights until after they have consulted the TopCo Board. If exercising such rights may result in a change in TopCo’s strategy (for example, through the dismissal of one or more TopCo directors), the TopCo Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders. If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and explore alternatives. At the end of the response time, the TopCo Board shall report on this consultation and the exploration of alternatives to the TopCo General Meeting.

The General Meeting shall be chaired by the Chairperson of the Board of Supervisory Directors or by the CEO or by the person designated thereto by the Board of Supervisory Directors, whether or not from its midst. If the Chairperson of the Board of Supervisory Directors and the CEO are both absent and the Board of Supervisory Directors has not designated another person, the General Meeting itself shall appoint its chairperson. The TopCo directors may always attend a TopCo General Meeting. The chairperson of the TopCo General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the general meeting, to address the meeting and, insofar as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the general meeting. Under the TopCo Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the TopCo General Meeting. This notice must be received by us ultimately on the seventh day prior to the TopCo General Meeting, unless indicated otherwise when such meeting is convened. Persons with the right to attend General Meetings who have not complied with this requirement may be refused entry to the General Meeting.

Each TopCo Share confers the right on the holder to cast one vote at the TopCo General Meeting. Shareholders may vote by proxy. No votes may be cast at a TopCo General Meeting on TopCo Shares held by TopCo or its subsidiaries or on TopCo Shares for which TopCo or its subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of TopCo Shares held by TopCo or its subsidiaries in its share capital are not excluded from the right to vote on such TopCo Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by TopCo or any of its subsidiaries. Neither TopCo nor any of its subsidiaries may cast votes in respect of a TopCo Share on which TopCo or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). TopCo Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a TopCo General Meeting.

Decisions of the TopCo General Meeting are taken by a simple majority of votes cast, except where Dutch law or the TopCo Articles of Association provide for a qualified majority or unanimity. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the TopCo Articles of Association, if TopCo would be subject to the requirement that the TopCo General Meeting can only pass resolutions if a certain part of TopCo’s issued share capital is present or represented at such TopCo General Meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to the TopCo Articles of Association.

The following resolutions may only be passed by the General Meeting at the proposal of the Board of Managing Directors: (a) the issuance of Shares or the granting of rights to subscribe for Shares; (b) the limitation or exclusion of pre-emption rights; (c) relevant designations and authorizations under the TopCo Articles of Association; (d) the reduction of the issued share capital; (e) the making of a distribution from the Company's profits or reserves; (f) the making of a distribution in the form of Shares or assets instead of cash; (g) the amendment of the TopCo Articles of Association; (h) a merger or demerger; (i) the instruction to apply for bankruptcy; and (j) the Company's dissolution.

The TopCo Articles of Association provide for class meetings for each class of Shares. A class meeting may be convened by the Board of Managing Directors or by holders of at least one-tenth of the issued capital of the relevant class, with a notice period of at least seven clear days. A class meeting has a quorum if holders of more than half of the total issued capital of the relevant class are present or represented; if that quorum is not met, a second meeting may be convened without a quorum requirement. Unless a higher majority is required, resolutions of a class meeting require an absolute majority of the votes cast.

Directors

Appointment of TopCo Directors

Managing Directors will be appointed by the General Meeting upon binding nomination by the Board of Supervisory Directors. Supervisory Directors will likewise be appointed by the General Meeting upon binding nomination by the Board of Supervisory Directors. In both cases, the General Meeting may overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital, after which the Board of Supervisory Directors shall make a new nomination. If the TopCo General Meeting overrules a binding nomination, the Board of Supervisory Directors will make a new nomination. The Board of Supervisory Directors will make any nomination for the appointment of a TopCo director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At a TopCo General Meeting, a resolution to appoint a TopCo director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that TopCo General Meeting or in the explanatory notes thereto.

Duties and Liabilities of TopCo Directors

TopCo has a two-tier board structure, consisting of (i) a Board of Managing Directors, responsible for managing the day-to-day business and affairs of TopCo, and (ii) a Board of Supervisory Directors, charged with supervising the policy of the Board of Managing Directors and the general course of affairs of TopCo. The Board of Supervisory Directors shall provide the Board of Managing Directors with advice and shall be guided by the interests of TopCo. The TopCo directors may divide their tasks among themselves in or pursuant to internal rules. Each TopCo director has a statutory duty to act in the corporate interest of TopCo and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of TopCo also applies in the event of a proposed sale or break-up of TopCo, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The TopCo Board is entitled to represent TopCo. The power to represent TopCo also vests in TopCo’s Chief Executive Officer, as well as in any two other Managing Directors acting jointly.

The Board of Supervisory Directors appoints one of the Managing Directors as Chief Executive Officer (CEO) and may dismiss the CEO, provided that the dismissed CEO may continue to hold office as a Managing Director without the title of CEO.

A Managing Director shall not participate in the deliberations and decision-making of the Board of Managing Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company. If no resolution can be passed by the Board of Managing Directors as a result, the resolution shall be passed by the Board of Supervisory Directors.

In addition to resolutions requiring General Meeting approval, numerous resolutions of the Board of Managing Directors require the prior approval of the Board of Supervisory Directors, including (among others): proposals to the General Meeting on the issuance of shares, limitation or exclusion of pre-emption rights, reduction of share capital, distributions from profits or reserves, amendment of TopCo Articles of Association, mergers or demergers, and dissolution; the acquisition of shares in TopCo’s own capital; and the making of interim distributions.

Dividends and Other Distributions

Dividends

TopCo has never paid or declared any cash dividends in the past, and TopCo does not anticipate paying any cash dividends in the foreseeable future. TopCo intends to retain all available funds and any future earnings for use in the operation of its business. Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent TopCo’s shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed.

Under the TopCo Articles of Association, the TopCo Board may decide that all or part of the profits shown in TopCo’s adopted statutory annual accounts will be added to TopCo’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the TopCo General Meeting at the proposal of the TopCo Board for distribution on the TopCo Shares, subject to applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the TopCo General Meeting. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

The freely distributable reserves and profits are appropriated in the order of priority as described in the TopCo Articles of Association.

No distribution may be made to the debit of the Share Premium Reserve (as defined in the TopCo Articles of Association) of a class of Preference Shares (as defined in the TopCo Articles of Association) without the prior approval of the relevant class meeting of holders of that class of Preference Shares.

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to EU regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under certain circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the TopCo Articles or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedures

A shareholder who holds at least 95% of TopCo’s issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against TopCo’s other shareholders jointly for the transfer of their TopCo Shares to such shareholder. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the TopCo Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the TopCo Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the TopCo Shares shall give written notice of the date and place of payment and the price to the holders of the TopCo hares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the TopCo Articles of Association, TopCo may be dissolved by a resolution of the TopCo General Meeting, subject to a proposal of the TopCo Board. In the event of a dissolution, the liquidation shall be effected by the TopCo Board, unless the TopCo General Meeting decides otherwise. During liquidation, the provisions of the TopCo Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of TopCo’s liabilities, any remaining assets shall be distributed to TopCo’s shareholders in proportion to their number of TopCo shares and in the order of priority as described in the TopCo Articles of Association.

Dutch Corporate Governance Code

Upon the consummation of the Business Combination, TopCo will be subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. TopCo does not comply with all best practice provisions of the DCGC. As of the date of this document, TopCo’s main deviations from the DCGC are summarized below. In the future, TopCo may deviate from additional provisions of the DCGC, including to follow market practice or governance practices in the United States. The DCGC contains certain independence recommendations for the TopCo Board and its committees. TopCo does not expect to comply with all such recommendations.

Under the TopCo Articles of Association, the TopCo directors are to be appointed on the basis of a binding nomination prepared by the TopCo Board of Supervisory Directors. This means that the nominee will be appointed unless the TopCo General Meeting removes the binding nature of the nomination (in which case a new nomination will be prepared for a subsequent TopCo General Meeting). The TopCo Articles of Association provide that the TopCo General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the general meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the TopCo Articles of Association, the TopCo directors can only be dismissed by the TopCo General Meeting by simple majority, provided that the Board of Supervisory Directors proposes the dismissal. In other cases, the TopCo General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the general meeting can pass a resolution to dismiss a director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends against providing equity awards as part of the compensation of a supervisory director. However, TopCo may deviate from this recommendation and grant equity awards to the TopCo supervisory directors, consistent with U.S. market practice.

As part of the compensation of TopCo directors, TopCo may grant shares that are not subject to a lock-up period of at least five years after the date of grant and/or grant options without restricting the exercisability of those options during the first three years after the date of grant. In those cases, this would cause additional deviations from the DCGC.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (“AFM”), supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, for the purpose of the financial reporting supervision the AFM has an independent right to (i) request an explanation from TopCo regarding TopCo’s application of the applicable financial reporting standards and (ii) recommend to TopCo the making available of further explanations. If TopCo does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order TopCo to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way TopCo has applied the applicable financial reporting standards to TopCo’s financial reports or (iii) prepare or restate TopCo’s financial reports in accordance with the Enterprise Chamber’s orders.

Transfer Agent and Registrar

Upon the consummation of the Business Combination, the transfer agent and registrar for the TopCo Shares will be Continental Stock Transfer & Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of CGC shareholders before the consummation of the Business Combination, and the rights of TopCo Common Shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands law and Dutch law and the respective governing documents of CGC and TopCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. CGC shareholders are urged to carefully read the relevant provisions of the Cayman Companies Act, the Dutch Civil Code, the Dutch Financial Supervision Act, the CGC Memorandum and Articles of Association and the form of TopCo’s Articles of Association that will be in effect as of consummation of the Business Combination (a copy of which is attached to the accompanying proxy statement/prospectus as Annex C). References in this section to TopCo’s Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, TopCo’s Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of CGC and InoBat or after the consummation of the Business Combination by amendment, in each case in accordance with their terms. If TopCo’s Articles of Association are amended, the below summary may cease to accurately reflect them as so amended.

Rights of CGC Shareholders	Rights of TopCo Shareholders

Authorized Capital

CGC is authorized to issue up to (i) 200,000,000 CGC Class A Ordinary Shares of a par value of $0.0001 each, (ii) 20,000,000 CGC Class B Ordinary Shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each. As of the date of this proxy statement/prospectus, there were 6,225,034 CGC Class A Ordinary Shares, two CGC Class B Ordinary Shares, and no preferred shares issued and outstanding.	As of the Closing, the TopCo Articles of Association will provide for an authorized share capital of [●], divided into [●] Common Shares, [●] Series A Preference Shares and [●] Series B Preference Shares, each having a nominal value of €0.12.

Voting Rights

The CGC Memorandum and Articles of Association provide that the holders of shares of CGC shall have one vote for every share of which he or she is the holder.

In accordance with Dutch law and the TopCo Articles of Association, each issued TopCo Share confers the right to cast one vote at the TopCo General Meeting.

The TopCo Articles of Association do not provide for quorum requirements generally applicable to TopCo General Meetings, which is common for Dutch listed N.V. companies.

Resolutions at the TopCo General Meeting can be adopted irrespective of the number of issued TopCo Shares present or represented at such TopCo General Meeting, subject to any provision of mandatory Dutch law.

Appraisal and Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair value for their shares.	Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. However, Dutch law does provide for squeeze-out procedures as described under “Description of TopCo Securities—Dividends and Other Distributions—Squeeze-Out Procedures.” Also, Dutch law provides for cash exit rights in certain situations for dissenting shareholders of a company organized under Dutch law entering into certain types of mergers. In those situations, a dissenting shareholder may file a claim with the Dutch company for compensation. Such compensation shall then be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the merger.

Dividends

The directors of CGC may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent TopCo’s shareholders’ equity (eigen vermogen) exceeds the sum of TopCo’s paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from TopCo’s reserves will be at the discretion of the Board of Managing Directors and the TopCo General Meeting, as applicable, and will depend upon a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant. The TopCo Articles of Association provide that the Preference Shares rank senior to Common Shares and other Junior Securities as to dividends and other distributions, with preference dividends paid first, subject to the Dutch law distribution test, and any unpaid preference dividends carried forward. See the section “Description of TopCo Securities—Dividends and Other Distributions.”

Dividends and other distributions shall be made payable on a date determined by the Board of Managing Directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

Purchase and Repurchase of Shares

Subject to the Cayman Companies Act or applicable stock exchange or other regulatory rules, CGC may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Under Dutch law, when issuing shares, a public company such as TopCo may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company such as TopCo may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then-current issued share capital.

In addition, an acquisition by TopCo of TopCo Shares for a consideration must be authorized by the TopCo General Meeting. Such authorization may be granted for a maximum period of five years and must specify the number of TopCo Shares that may be acquired, the manner in which TopCo Shares may be acquired and the price limits within which shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of the TopCo Board.

No authorization of the TopCo General Meeting is required if fully paid TopCo Shares are acquired by TopCo with the intention of transferring such TopCo Shares to its employees under an applicable employee share purchase plan.

Redemption Rights

Upon consummation of the Business Combination, the CGC Memorandum and Articles of Association provide holders of the CGC Class A Ordinary Shares with the opportunity to redeem their CGC Class A Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), divided by the number of then-outstanding CGC Class A Ordinary Shares, provided that CGC shall not repurchase CGC Class A Ordinary Shares in an amount that would cause CGC’s net tangible assets to be less than $5,000,001.

If CGC seeks to amend any provision of the CGC Memorandum and Articles of Association that would affect the substance or timing of CGC’s obligation to redeem 100% of the public shareholders’ CGC Class A Ordinary Shares if CGC has not consummated an initial business combination by August 5, 2027, CGC must provide public shareholders with the opportunity to redeem their CGC Class A Ordinary Shares in connection with such vote. CGC will redeem the public shareholders’ CGC Class A Ordinary Shares and liquidate if it does not complete a business combination by the August 5, 2027, or such later date as may be approved by CGC’s shareholders.

After consummation of the initial business combination, holders of CGC Class A Ordinary Shares are not entitled to redemption rights with respect to their CGC Class A Ordinary Shares.

Holders of TopCo Shares will not have redemption rights in connection with the Business Combination.

Issuance of Shares

Under Cayman Islands law, and the CGC Memorandum and Articles of Association, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued shares of CGC to such persons, at such times and on such terms and conditions as they may decide, save that under Article 3.1, the directors may not allot, issue, grant options over otherwise deal with any unissued shares to the extent it may affect the ability of CGC to carry out a Class B Share Conversion described at Article 12. Without limitation to the preceding, the directors may so deal with the unissued shares of CGC (a) either at a premium or at par and (b) with without preferred, deferred other special rights or restrictions whether in regard to dividend, voting, return of capital of otherwise. CGC may issue units of securities in CGC, which may be comprised of shares, rights, options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in CGC, on such terms and conditions as the directors may decide. However, Article 38.11 provides that after the issue of public shares (including pursuant to the over-allotment option), and prior to the consummation of a business combination, the directors shall not issue additional shares or any other securities that would entitle the holders thereof to (a) receive funds from the Trust Account; or (b) vote as a class with the public shares: (i) on a business combination or on any other proposal presented to members prior to or in connection with the completion of a business combination; or (ii) to approve an amendment to the CGC Memorandum and Articles of Association to: (A) extend the time CGC has to consummate a business combination beyond August 5, 2027; or (B) amend the foregoing provisions of the CGC Memorandum and Articles of Association.

Under Dutch law, a company’s general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company for a period not exceeding five years; this authorization may only be extended from time to time for a maximum period of five years and unless stated otherwise in such delegation, this delegation cannot be revoked.

Prior to the consummation of the Business Combination, the TopCo General Meeting may designate the Board of Managing Directors as the body authorized for a period of up to five years from the completion of the TopCo Reorganization to issue shares or grant rights to subscribe for shares up to TopCo’s authorized share capital from time to time. TopCo may not subscribe for its own shares on issue.

Preemptive Rights

None.

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro rata pre-emption right in proportion to the aggregate nominal value of the shares held by such holder (except in case of an issue of shares to employees, against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under the TopCo Articles of Association, holders of Common Shares have pre-emption rights in respect of newly issued Common Shares and holders of Preference Shares have pre-emption rights in respect of newly issued Preference Shares. Holders of Common Shares have no pre-emption rights in respect of Preference Shares, and holders of Preference Shares have no pre-emption rights in respect of Common Shares.

Pre-emption rights may be restricted or excluded by a resolution of the TopCo General Meeting. Another corporate body may restrict or exclude the pre-emption rights in respect of newly issued shares if it has been designated as the authorized body to do so by the TopCo General Meeting. Such designation can be granted for a period not exceeding five years. A resolution of the TopCo General Meeting to restrict or exclude pre-emption rights or to designate another corporate body as the authorized body to do so requires a majority of not less than two-thirds of the votes cast if less than one-half of the issued share capital is represented at the meeting.

The Board of Managing Directors may be designated as the authorized body to limit or exclude pre-emption rights in relation to an issuance of shares or a grant of rights to subscribe for shares, subject to the terms of its designation. See above under “Issuance of Shares.”

Amendments to Governing Documents

Amendment of any provision of the CGC Memorandum and Articles of Association requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding CGC Ordinary Shares that are entitled to vote and that do attend and vote at a general meeting. The Sponsor and CGC’s executive officers and directors have agreed that they will not propose any amendment to the CGC Memorandum and Articles of Association that would affect the substance or timing of CGC’s obligation to redeem 100% of its public shares if CGC does not complete its initial business combination by August 5, 2027, unless CGC provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment.	At the proposal of the Board of Managing Directors, the TopCo General Meeting may resolve to amend the TopCo Articles of Association. Such resolution requires a majority of at least two-thirds of the votes cast, provided that such majority represents more than half of TopCo’s issued share capital. An amendment that adversely affects the rights of the holders of a class of Preference Shares requires the prior approval of a class meeting of that class.

Number of Directors

The CGC Memorandum and Articles of Association provide that, unless otherwise determined by a vote of a majority of the CGC Ordinary Shares voted, the minimum number of directors shall be one and the maximum shall be ten.	The Board of Managing Directors shall consist of one or more Managing Directors, the number of whom shall be determined by the Board of Supervisory Directors. The Board of Supervisory Directors shall consist of one or more Supervisory Directors, the number of whom shall be determined by the Board of Supervisory Directors.

Classes of Directors

The CGC Memorandum and Articles of Association provide the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible.

The Class I directors were elected for a term which expired at CGC’s first annual general meeting, the Class II directors stand elected for a term expiring at CGC’s second annual general meeting and the Class III directors stand elected for a term expiring at CGC’s third annual general meeting. Commencing at CGC’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

The TopCo Articles of Association do not provide for staggered terms for Managing Directors or Supervisory Directors.

Nomination of Directors

The CGC Memorandum and Articles of Association provide that shareholders seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive officers of CGC not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Under Dutch law, directors are appointed and re-appointed by the general meeting.

Under the TopCo Articles of Association, Managing Directors will be appointed by the TopCo General Meeting upon binding nomination by the Board of Supervisory Directors. However, the TopCo General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the TopCo General Meeting overrules a binding nomination, the Board of Supervisory Directors will make a new nomination. Supervisory Directors will likewise be appointed by the TopCo General Meeting upon binding nomination by the Board of Supervisory Directors, which nomination may be overruled by the TopCo General Meeting on the same basis, after which the Board of Supervisory Directors will make a new nomination.

Election of Directors

The CGC Memorandum and Articles of Association provide that prior to the initial business combination, a vote of the majority of the CGC Class B Ordinary Shares outstanding will be required to appoint any person as director of CGC. After an initial business combination, a vote of a majority of the CGC Ordinary Shares outstanding would be required to appoint any person as director of CGC. The directors of CGC may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.	See above under “Nomination of Directors.”

Removal of Directors

The CGC Memorandum and Articles of Association provide that a director may be removed if:

(i) they are prohibited by the law of the Cayman Islands from acting as a director; or

(ii) they are made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii) they are found to be or become of unsound mind; or

(iv) without the consent of the other directors, they are absent from meetings of directors for three consecutive meetings of the board of directors; or

(v) all of the other directors (being not less than two in number) determine that they should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the CGC Memorandum and Articles of Association or by a resolution in writing signed by all of the other directors.

The CGC Memorandum and Articles of Association provides that prior to the Business Combination, a vote of a majority of the CGC Class B Ordinary Shares will be required to remove a director. After the Business Combination, a vote of a majority of the CGC Ordinary Shares outstanding will be required to remove any person as director of CGC.

The General Meeting shall at all times be entitled to suspend or dismiss a Managing Director or Supervisory Director. Under the TopCo Articles of Association, the TopCo General Meeting may only adopt a resolution to suspend or dismiss a Managing Director or Supervisory Director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of TopCo’s issued share capital, unless the resolution is passed at the proposal of the Board of Supervisory Directors, in which latter case a simple majority of the votes cast is sufficient. If a Managing Director or Supervisory Director is suspended and the TopCo General Meeting does not resolve to dismiss him or her within three months from the date of such suspension, the suspension shall lapse.

Filling of Board Vacancies

The CGC Memorandum and Articles of Association provide that the directors may appoint any person as a director of CGC to fill a vacancy.	Where one or several Managing Directors cease to hold office or are unable to act, the other or remaining Managing Director(s) shall be temporarily in charge of the management of TopCo. If all Managing Directors cease to hold office or are unable to act, the Board of Supervisory Directors shall designate a person to be temporarily entrusted with TopCo’s management, failing which the TopCo General Meeting shall designate such person. Where a Supervisory Director is no longer in office or is unable to act, the other Supervisory Director(s) shall be charged with the supervision of TopCo pending temporary replacement designated by the Board of Supervisory Directors. If all Supervisory Directors cease to hold office or are unable to act, the person who most recently ceased to hold office as Chairperson of the Board of Supervisory Directors shall be charged with the supervision of TopCo, provided that such person is willing and able to accept that position, and may designate one or more other persons to assist.

Compensation of Directors

The CGC Memorandum and Articles of Association provide that the directors shall determine any compensation of the directors; provided, that no compensation shall be paid to any director prior to the consummation of the initial business combination.

Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to the Managing Directors, provided that such compensation is consistent with TopCo’s compensation policy. The TopCo General Meeting determines the compensation policy for the Board of Managing Directors. The Board of Supervisory Directors determines the remuneration of individual Managing Directors with due observance of that policy. A proposal with respect to compensation arrangements for the Board of Managing Directors in the form of Common Shares or rights to subscribe for Common Shares is subject to approval by the TopCo General Meeting. Such a proposal must set out at least the maximum number of Common Shares or rights to subscribe for Common Shares that may be awarded to the Board of Managing Directors and the criteria for granting or amendment.

The TopCo General Meeting may grant compensation to the Supervisory Directors.

Manner of Acting by Board

The CGC Memorandum and Articles of Association provide that the affirmative vote by a majority of votes at a meeting of the directors is an act by the CGC Board.

Each Managing Director and each Supervisory Director shall have one vote. Resolutions of the Board of Managing Directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by simple majority, unless the management board rules provide differently. If the votes for and against a proposal are equally divided, the CEO shall have a casting vote, subject to the limitations in the TopCo Articles of Association. Resolutions of the Board of Supervisory Directors shall likewise be passed by simple majority, unless the supervisory board rules provide differently, and the Chairperson shall have a casting vote in case of a tied vote, subject to the limitations in the TopCo Articles of Association.

The Board of Supervisory Directors determines the compensation of Managing Directors with due observance of the compensation policy and submits equity compensation proposals to the TopCo General Meeting for approval. The TopCo General Meeting instructs the auditor to audit the annual accounts; if it fails to do so, the Board of Supervisory Directors or, if it fails to do so, the Board of Managing Directors is authorized and required to do so.

Special Meetings of the Board

The CGC Memorandum and Articles of Association provide that a director may, or other officer of CGC on the direction of a director shall, call a meeting of the directors by at least two days’ notice to every director. Notice may be waived.	The Board of Managing Directors shall meet as often as any Managing Director may wish. Meetings of the Board of Supervisory Directors shall be held in accordance with the Supervisory Board rules.

Director Action by Written Consent

The CGC Memorandum and Articles of Association provide that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.	Resolutions of the Board of Managing Directors may, instead of at a board meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and each approves this manner of decision-making. Resolutions of the Board of Supervisory Directors may likewise be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none objects to this decision-making process.

Annual Shareholders’ Meetings

The CGC Memorandum and Articles of Association provide that CGC may, but shall not (unless required by the Cayman Companies Act) be obliged to, in each year hold an annual general meeting.	Annually, at least one TopCo General Meeting shall be held. This annual TopCo General Meeting must be held within six months of the end of each financial year and must be held in the Netherlands, in any of the locations specified in the TopCo Articles of Association.

Special Shareholders’ Meetings

The CGC Memorandum and Articles of Association provides that a general meeting may be called by the directors on at least ten clear days' notice at any time.

Additional extraordinary TopCo General Meetings may also be held whenever considered appropriate by the Board of Managing Directors, any Managing Director, the Board of Supervisory Directors or any Supervisory Director, and shall be held within three months after the Board of Managing Directors or the Board of Supervisory Directors considers it plausible that TopCo’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of TopCo’s paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request TopCo to convene a general meeting, setting out in detail the matters to be discussed. If the General Meeting is not held within six weeks after the request, the proponent(s) may themselves call a TopCo General Meeting, with due observance of Dutch law and the TopCo Articles of Association, without requiring authorization from the President of the District Court.

The agenda shall include such items as have been included therein by the Board of Managing Directors or the Board of Supervisory Directors. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by the Board of Managing Directors or the Board of Supervisory Directors at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the TopCo Articles of Association, persons who have the right to attend General Meetings and wish to put an item on the agenda for a TopCo General Meeting or to request the convening of a TopCo General Meeting should first consult the Board of Managing Directors. If exercising such rights may result in a change in TopCo’s strategy, including by dismissing one or more Managing Directors or Supervisory Directors, the Board of Managing Directors shall be given the opportunity to invoke a reasonable period to respond to the relevant intention. Such period shall not exceed the term stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose. If invoked, the Board of Managing Directors shall use such response period for further deliberation and constructive consultation, in any event with the person(s) concerned, and shall explore alternatives. At the end of the response period, the Board of Managing Directors shall report on this consultation and the exploration of alternatives to the TopCo General Meeting. This shall be supervised by the Board of Supervisory Directors. The response period may be invoked only once for any given TopCo General Meeting and shall not apply in the situations stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

The CGC Memorandum and Articles of Association provide that members seeking to bring business before the annual general meeting must deliver notice to the principal executive officers of CGC not less than 120 calendar days before the date of CGC’s proxy statement released to members in connection with the previous year’s annual general meeting or, if CGC did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before CGC begins to print and send its related proxy materials..

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request TopCo to convene a general meeting, setting out in detail the matters to be discussed in the manner described above under Special Shareholders’ Meetings.

In addition, pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least 3% of TopCo’s issued share capital may require the addition of items on the agenda of any TopCo General Meeting, provided such request is made in the manner described above under Special Shareholders’ Meetings.

These rights to request a TopCo General Meeting or to submit agenda items for a TopCo General Meeting are subject to the response period arrangements discussed above under Special Shareholders’ Meetings.

Notice and Record Date of Shareholders’ Meetings

The CGC Memorandum and Articles of Association requires that notice of a general meeting be given not less than ten clear days before the date of the meeting. The notice must state (i) the place, date and hour of the meeting; (ii) the general nature of the business to be transacted; and (iii) if a resolution is proposed as a special resolution, the text of that resolution.	A notice convening a TopCo General Meeting will be made in accordance with Dutch law and in such other manner as may be required to comply with any applicable rules of a Trading Market on which TopCo Shares are listed. The record date for the TopCo General Meeting will, if set by the Board of Managing Directors, be 28 days prior to the date of such TopCo General Meeting.

Quorum and Actions

The CGC Memorandum and Articles of Association provide that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders who together hold a majority of the shares entitled to vote as of the record date at such meeting.	Under the TopCo Articles of Association no quorum requirement applies to the TopCo General Meeting generally.

Shareholder Action Without Meeting

The CGC Memorandum and Articles of Association provide that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the company has not cooperated with the issuance of depositary receipts for shares in its capital, (ii) the manner of decision-making is approved by everyone with the right to attend General Meetings and (iii) the resolution is adopted unanimously by all Shareholders entitled to vote. The TopCo Articles of Association allow shareholders’ resolutions to be adopted outside a meeting subject to these requirements. Although the TopCo Articles of Association permit such action, the requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for TopCo since it concerns a publicly traded company.

Indemnification of Directors and Officers

The CGC Memorandum and Articles of Association provide that each current and former director and officer of CGC shall be indemnified against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default.

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Under Dutch law, the Managing Directors and Supervisory Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to TopCo and to third parties for violations of the TopCo Articles of Association or of certain provisions of Dutch law. In certain cases (notably in the event of a personal culpable act of a Managing Director or Supervisory Director), the Managing Directors and Supervisory Directors may be held liable for damages to TopCo, TopCo shareholders or even third parties. In certain circumstances, the Managing Directors and Supervisory Directors may also incur other specific civil and criminal liabilities. Subject to certain exceptions, the TopCo Articles of Association provide for indemnification of TopCo’s current and former Managing Directors and Supervisory Directors and other current and former officers and employees as designated by the Board of Managing Directors. No indemnification under the TopCo Articles of Association shall be given to an indemnified person:

● if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

● to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

● in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which he or she is entitled under the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by TopCo or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

● for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the Board of Managing Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Limitation on Liability of Directors

The CGC Articles of Association provide that noy existing or former director (including alternate director), secretary or other officer of CGC shall be liable to CGC for any loss or damage incurred by CGC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful default or willful neglect of such person.

In principle, the TopCo Articles of Association provide for indemnification of TopCo’s current and former Managing Directors and Supervisory Directors and other current and former officers and employees as designated by the Board of Managing Directors. However, the TopCo Articles of Association will not provide for indemnification:

● if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

● to the extent that the indemnified person’s financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

● in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which the indemnified person is entitled under the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by TopCo or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

● for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the Board of Managing Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Dissolution/Liquidation

The CGC Memorandum and Articles of Association provide that in the event that CGC does not consummate a business combination by August 5, 2027, CGC shall: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CGC Ordinary Shares issued in the CGC IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding CGC Ordinary Shares issued in the CGC IPO, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CGC’s remaining members and the CGC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.	Under the TopCo Articles of Association, TopCo may be dissolved by a resolution of the TopCo General Meeting at the proposal of the Board of Managing Directors and subject to any required prior approval of the holders of Preference Shares. In the event of a dissolution, the Managing Directors shall be the liquidators of TopCo under the supervision of the Supervisory Directors, unless the TopCo General Meeting decides otherwise. During liquidation, the provisions of the TopCo Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of TopCo’s liabilities, the remaining assets shall be distributed first to the holders of Preference Shares in an amount per Preference Share equal to the greater of (i) 100% of the Accrued Value of such Preference Share, including accrued dividends as applicable, or (ii) the amount payable if all Preference Shares had been converted into Common Shares immediately prior to the liquidation, together with any balance of the Share Premium Reserve allocated to the Preference Shares; second, to the holders of Common Shares in the amount of their paid-up par value and any balance of the Share Premium Reserve allocated to the Common Shares; and third, any remaining surplus shall be distributed to holders of Preference Shares and Common Shares pro rata on an as-converted basis.

Rights of Inspection

The CGC Memorandum and Articles of Association provide that no member (not being a director) shall have any right of inspecting any account or book or document of CGC except as conferred by the Companies Act of the Cayman Islands or authorized by the directors or by CGC in general meeting.	The Board of Managing Directors and the Board of Supervisory Directors must provide the TopCo General Meeting all information that it requires, unless this would be contrary to a material interest of TopCo. If either board invokes such a material interest, it must give reasons to the TopCo General Meeting.

Derivative Shareholder Suits

CGC’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) CGC’s officers or directors usually may not be brought by a shareholder. However, based on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

● a company is acting, or proposing to act, illegally or beyond the scope of its authority;

● the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

● those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against CGC where the individual rights of that shareholder have been infringed or are about to be infringed.

In the event a third-party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third-party to the company also constitutes a tortious act directly against a shareholder, that shareholder has an individual right of action against such third-party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, even though Dutch law does not provide for derivative suits, TopCo’s Managing Directors, Supervisory Directors and officers can still be subject to liability under U.S. securities laws.

The TopCo Articles of Association provide that, unless TopCo consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts.

Conflict of Interest Transactions

The CGC Memorandum and Articles of Association provide that no person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with CGC, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of CGC in which any director or alternate director shall be in any way interested be or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to CGC for any profit realised by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. Additionally, a director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction (including in respect of any business combination) in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him to his fellow directors at or prior to its consideration and any vote thereon.

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Under Dutch law and the TopCo Articles of Association, a Managing Director or Supervisory Director shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal conflict of interest with TopCo. Such a conflict of interest would generally arise if the director concerned is unable to serve TopCo’s interests and the business connected with it with the required level of integrity and objectivity due to the existence of the conflicting personal interest. If, as a result of a conflict of interest, no resolution can be passed by the Board of Managing Directors, the resolution shall be passed by the Board of Supervisory Directors. If no resolution can be passed by the Board of Supervisory Directors, the resolution may nevertheless be passed by the Board of Supervisory Directors as if none of the Supervisory Directors had a conflict of interest. In the latter case, each Supervisory Director is entitled to participate in the discussion and decision-making process and to cast a vote.

The DCGC provides the following best practice recommendations in relation to conflicts of interest in respect of Managing Directors and Supervisory Directors:

A Managing Director or Supervisory Director should report any conflict of interest or potential conflict of interest in a transaction that is of material significance to TopCo and/or to such person to the chairperson of the Board of Supervisory Directors without delay and should provide all relevant information in that regard, including the relevant information pertaining to his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairperson of the Board of Supervisory Directors has a conflict of interest or potential conflict of interest, he or she should report this to another Supervisory Director without delay.

The relevant board should decide, outside the presence of the director concerned, whether there is a conflict of interest.

All transactions in which there are conflicts of interest with Managing Directors or Supervisory Directors should be agreed on terms that are customary in the market.

Decisions to enter into transactions in which there are conflicts of interest with Managing Directors or Supervisory Directors that are of material significance to TopCo and/or to the relevant directors should require the approval of the relevant board. Such transactions should be published in TopCo’s statutory annual report, together with a description of the conflict of interest.

Listing

The CGC Public Units, CGC Public Shares and CGC Public Warrants trade on Nasdaq.	TopCo will apply to have the TopCo Shares admitted to trading on a Trading Market.

Anti-Takeover Provisions

Subject to the provisions of the Companies Act of the Cayman Islands, the CGC Memorandum and Articles of Association and the rules of Nasdaq, the directors have general and unconditional authority to allot, issue, grant options over or otherwise deal with any unissued CGC Ordinary Shares or preference shares to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of CGC to carry out a Class B Share Conversion as described in the CGC Memorandum and Articles of Association.

The directors may so deal with the unissued CGC Ordinary Shares:

(a) either at a premium or at par; or

(b) with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

CGC may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of CGC Ordinary Shares or other securities in CGC at such times and on such terms and conditions as the directors may decide.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. In this respect, certain provisions of the TopCo Articles of Association may make it more difficult for a third-party to acquire control of TopCo or effect a change in the composition of the Board of Managing Directors or the Board of Supervisory Directors. These include:

● a provision that Managing Directors and Supervisory Directors can only be appointed on the basis of binding nominations prepared by the Board of Supervisory Directors, which can only be overruled by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital;

● a provision that Managing Directors and Supervisory Directors can only be dismissed by the TopCo General Meeting by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital, unless the dismissal is proposed by the Board of Supervisory Directors, in which latter case a simple majority of the votes cast would be sufficient;

● a provision allowing, among other matters, the remaining Managing Directors to manage TopCo’s affairs if one or more Managing Directors are absent or unable to act, the Board of Supervisory Directors (or, failing such designation, the TopCo General Meeting) to designate a person to manage TopCo’s affairs if all Managing Directors are absent or unable to act, and the former Chairperson of the Board of Supervisory Directors to supervise TopCo’s affairs if all Supervisory Directors are absent or unable to act, including until new directors are appointed; and

● a requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be resolved upon by the TopCo General Meeting if proposed by the Board of Managing Directors.

Furthermore, the Board of Managing Directors may, under certain circumstances, invoke a reasonable period to respond to certain shareholder proposals, which period may not exceed the term stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose; this process is supervised by the Board of Supervisory Directors. See above under “Shareholders’ Meeting.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CGC Relationships and Related Party Transactions

Founder Shares

On October 20, 2021, the Sponsor and DirectorCo purchased an aggregate of 5,750,000 CGC Class B Ordinary Shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.004 per share. On September 22, 2023, in accordance with the CGC Memorandum and Articles of Association, the Sponsor and DirectorCo exercised their rights to convert an aggregate of 5,749,998 CGC Class B Ordinary Shares into an equal number of CGC Class A Ordinary Shares on a one-for-one basis (the “Class B Conversion”). Following the Class B Conversion, the Founder Shares consist of 5,749,998 CGC Class A Ordinary Shares and two CGC Class B Ordinary Shares. The Founder Shares are subject to transfer restrictions.

In connection with the Business Combination Agreement, pursuant to the Sponsor Support Agreement, the Sponsor agreed to transfer 800,000 CGC Class A Ordinary Shares to the Institutional PIPE Investor or its designee. Holders of Founder Shares have agreed, for no additional consideration, to waive any redemption rights with respect to the Founder Shares. As a result, at Closing, the Sponsor will receive 4,850,000 TopCo Common Shares for its remaining Founder Shares and DirectorCo will receive 100,000 TopCo Common Shares. The Sponsor and the officers and directors of CGC have agreed to vote any CGC Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby.

Private Placement Warrants

The Sponsor, Cantor and Piper Sandler purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($8.9 million in the aggregate) in a private placement that occurred simultaneously with the closing of the IPO. Of those Private Placement Warrants, 6,600,000 were purchased by the Sponsor, 1,897,500 were purchased by Cantor and 402,500 were purchased by Piper Sandler. Each Private Placement Warrant entitles the holder to purchase one CGC Class A Ordinary Share for $11.50 per share, and such Private Placement Warrants will expire worthless if a business combination is not consummated by August 5, 2027 (or a later date approved by CGC shareholders through an amendment to the CGC Memorandum and Articles of Association). The Private Placement Warrants are substantially similar to the CGC Public Warrants, except that if held by the Sponsor, Cantor, Piper Sandler or their permitted transferees, they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to being called for redemption. If the Private Placement Warrants are held by holders other than the Sponsor, Cantor, Piper Sandler or their permitted transferees, the Private Placement Warrants will be redeemable by CGC in all redemption scenarios and exercisable by holders on the same basis as the CGC Public Warrants. Otherwise, the Private Placement Warrants will not, subject to certain limited exceptions, be transferable or salable until 30 days after the completion of an initial business combination. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to forfeit and surrender to CGC all of its Private Placement Warrants in connection with the Business Combination.

Registration Rights

Holders of the Founder Shares, Private Placement Warrants, any sponsor loan warrants and any warrants issuable upon conversion of working capital loans, and the CGC Class A Ordinary Shares underlying the foregoing, hold registration rights pursuant to a registration rights agreement entered into on May 5, 2022 in connection with the CGC IPO. The holders of a majority of these securities are entitled to make up to three demands, excluding short-form demands, that CGC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by CGC following the completion of an initial business combination and rights to require CGC to register such securities for resale pursuant to Rule 415 under the Securities Act. However, the existing registration rights agreement provides that CGC will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period. CGC will bear the expenses incurred in connection with the filing of any such registration statements.

At the Closing, TopCo, the Sponsor, certain members of the Sponsor, the PIPE Investors and certain shareholders of InoBat will enter into the Registration Rights Agreement, which will amend and restate the existing registration rights agreement. Pursuant to the Registration Rights Agreement, TopCo will agree, at its sole cost and expense, to file with the SEC a registration statement registering the resale of certain TopCo shares held by or issuable to the parties thereto and to use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after its filing. The holders will also be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. For more information about the Registration Rights Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents - Ancillary Documents - Registration Rights Agreement.”

Sponsor Loan

Simultaneously with the consummation of the IPO, the Sponsor loaned CGC an aggregate of $4.6 million at no interest (the “Sponsor Loan”). The Sponsor Loan will be repaid or converted into sponsor loan warrants at a conversion price of $1.00 per warrant, at the Sponsor’s discretion. The sponsor loan warrants will be identical to the Private Placement Warrants. If CGC does not complete an initial business combination, CGC will not repay the Sponsor Loan from amounts held in the Trust Account, and the proceeds held in the Trust Account will be distributed to the holders of the CGC Class A Ordinary Shares.

Promissory Notes and Working Capital Loans

CGC has issued a series of unsecured promissory notes to the Sponsor in connection with (i) extension payments deposited into the Trust Account and (ii) working capital needs. In connection with the extensions of the business combination deadline, CGC issued the First Extension Note (up to $1.8 million) and the Second Extension Note (up to $2.4 million) to the Sponsor. In addition, on October 12, 2023, January 19, 2024, July 12, 2024, November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025, December 29, 2025 and May 5, 2026, CGC issued unsecured promissory notes to the Sponsor in principal amounts of $500,000, $250,000, $250,000, $250,000, $250,000, $250,000, $250,000, $200,000 and $250,000, respectively (collectively, the “Sponsor Notes”). The Sponsor Notes do not bear interest and are payable on the earlier of the consummation of an initial business combination and the effective date of CGC’s winding up. Upon consummation of an initial business combination, the Sponsor has the option to convert all or any portion of the outstanding principal of the Sponsor Notes into warrants at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants. Up to $1.5 million of working capital loans may be converted into warrants at a price of $1.00 per warrant at the option of the lender.

Pursuant to the Sponsor Support Agreement, in connection with the Business Combination, the Sponsor agreed to cancel $1.8 million of obligations under promissory notes evidencing loans made to CGC by the Sponsor or its affiliates and exchange $9.2 million of obligations under such loans for 90,196 TopCo Series B Preference Shares and 901,961 PIPE Warrants.

Registration Rights

Holders of the Founder Shares, Private Placement Warrants, any sponsor loan warrants and any warrants issuable upon conversion of working capital loans (and the CGC Class A Ordinary Shares underlying the foregoing) hold registration rights pursuant to a registration rights agreement entered into on May 5, 2022 in connection with the IPO. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that CGC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by CGC subsequent to its completion of an initial business combination and rights to require CGC to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that CGC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. CGC will bear the expenses incurred in connection with the filing of any such registration statements. At the closing of the Business Combination, TopCo will enter into the Registration Rights Agreement, which will amend and restate the existing registration rights agreement. For more information about the Registration Rights Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents – Ancillary Documents – Registration Rights Agreement.”

Administrative Services Agreement

On May 5, 2022, CGC entered into an Administrative Services Agreement pursuant to which it agreed to pay the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of an initial business combination or CGC’s liquidation, CGC will cease paying these monthly fees.

InoBat Relationships and Related Party Transactions

The following is a description of transactions since January 1, 2024, to which InoBat has been a party, in which the amount involved exceeded $120,000 and in which any of its directors, executive officers, holders of more than 5% of any class of voting securities, or any member of such person’s immediate family had or will have a direct or indirect material interest. InoBat does not have a formal policy regarding approval of transactions with related parties. To date, all disclosable transactions with related parties have been approved by the directors not interested in such transaction.

Transactions with InoBat Shareholders

Avanea (formerly known as IPM InoBat Investment Holding a.s.) holds approximately 29% of the shares of InoBat.

In 2024, the Group received a loan from Avanea in the principal amount of approximately €0.5 million, together with accrued interest of €11,000, which was subsequently converted into equity, resulting in an increase in share premium of approximately €0.6 million. Interest expense incurred on loans from Avanea during 2024 totaled €48,000.

In 2025, a loan from Avanea of approximately €1.7 million was converted into equity, resulting in a corresponding increase in share capital. Following these conversions, no loan amounts from Avanea remained outstanding as of December 31, 2025.

InoBat j.s.a. holds approximately 36% of the shares of InoBat.

In 2024, InoBat j.s.a. provided a loan in the amount of €1.3 million. The loan was fully repaid during 2024, and no amounts remained outstanding at December 31, 2024.

Transactions with Affiliated Entities

In August 2024, InoBat Europe j.s.a. provided loans to GIB EnergyX in the total amount of approximately €1.5 million. Interest income recognized in connection with these loans was €18,000 in 2024 and €54,000 in 2025. As of December 31, 2025, the loan receivable (including accrued interest) outstanding from GIB EnergyX was approximately €1.5 million.

In 2025, GIB EnergyX provided a short-term loan to the Group in the amount of €0.8 million. Interest expense incurred in connection with this loan was €16,000 in 2025. The loan was fully repaid prior to December 31, 2025, and no amounts remained outstanding at year-end.

Transactions with Entities Controlled by Members of Key Management Personnel

In 2025, the Group entered into a transaction with an entity controlled by Vazil Hudak for the transfer of intellectual property rights, resulting in income by the Group of approximately €8.3 million. As of December 31, 2025, receivables related to this transaction amounted to €8.3 million. As of April 2026, the entity is no longer controlled by Vazil Hudak.

Consultancy and Advisory Services.

In 2024 and 2025, the Company purchased consultancy and advisory services from entities controlled by members of key management personnel in the amounts of €163,000 and €40,000, respectively.

Loan Received.

In 2025, the Group received loans (including accrued interest) from entities controlled by members of key management personnel in the amount of €265,000. As of December 31, 2025, the outstanding liability related to these loans was €206,000

During 2025, the Group entered into loan transactions directly with Vazil Hudak and Marián Boček. The loans amounted to €70,000 and were fully repaid within the period. Interest expense incurred in connection with these loans was €2,000.

Related Party Approval Policy

InoBat does not currently have a formal written policy regarding the review, approval or ratification of transactions with related parties. The board of directors reviews and considers related party transactions on a case-by-case basis, taking into account, among other relevant factors, whether the transaction is on terms no less favorable to InoBat than terms generally available in comparable transactions with unaffiliated third parties. Following the completion of the Business Combination, InoBat intends to adopt a formal written related party transaction policy that will set forth the policies and procedures for the review and approval or ratification of related party transactions. The policy will provide that the audit committee of the board of directors will review and approve or ratify related party transactions in which any director, nominee for director, executive officer, holder of more than 5% of any class of voting securities, or any member of the immediate family of any of the foregoing persons, has a direct or indirect material interest

TopCo Relationships and Related Party Transactions

There have been no related party transactions between TopCo and any related person where such related person had or will have a direct or indirect material interest.

BENEFICIAL OWNERSHIP OF TOPCO SECURITIES

	Pre-Business Combination		Post-Business Combination
	Shares Beneficially Owned as of September 1, 2026		No Redemption Scenario							Maximum Redemption Scenario
	Pre-Closing Shares	% of total shares**	InoBat A.S Common Shares	% of Class**	InoBat B.V. Series A Preference Shares (as converted)	% of Class**	InoBat B.V. Series B Preference Shares (as converted)	% of Class**	% of voting power***	InoBat B.V. Common Shares	% of Class**	InoBat B.V. Series B Preference Shares (as converted)	% of Class**	InoBat B.V. Series A Preference Shares (as converted)	% of Class**	% of voting power***
Directors and Executive Officers Post-Business Combination

Marián Boček	12,509,765	24.9%	12,509,765	22.2%			735,294	20.4%	20.4%	12,509,765	22.4%			735,294	20.4%	20.5%
Marian Pavlus	0
Victoria Vernarecova	0
Henrich Hajdin	0
All directors and executive officers as a group	12,509,765	24.9%	12,509,765	22.2%			735,294	20.4%	20.4%	12,509,765	22.4%			735,294	20.4%	20.5%
Five Percent or More Shareholders:
InoBat j.s.a.	17,154,909	34.2%	17,154,909	30.4%					26.4%	17,154,909	30.7%					26.6%
Avanea Investment Holding a.s.	14,921,242	29.7%	14,921,242	26.4%					23.0%	14,921,242	26.7%					23.1%
Shanghai Xuanyi Oufei New Energy Dev. Co., Ltd.	4,866,033	9.7%	4,866,033	8.6%					7.5%	4,866,033	8.7%					7.5%
Rio Tinto International Holdings Limited	4,522,098	9.0%	4,522,098	8.0%					7.0%	4,522,098	8.1%					7.0%
Amara Raja Energy & Mobility Limited	3,740,128	7.4%	3,740,128	6.6%					5.8%	3,740,128	6.7%					5.8%
Alyeska Investment Group	0		800,000	1.4%	4,901,961	100.0%			8.8%	800,000	1.4%	4,901,961	100.0%			8.8%
CGC II Sponsor LLC	0		4,850,000	8.6%			2,862,744	79.6%	11.9%	4,850,000	8.7%			2,862,744	79.6%	12.0%

*	Less than 1%
**	In accordance with Rule 13d-3(d)(1)(i) under the Exchange Act, for purpose of calculating shares owned by any person, any shares issuable upon exercise or conversion within 60 days pursuant to an security owned by a person shall be deemed to be beneficially owned.
***	Percentage of total voting power represents voting power with respect to all Common Shares and Preference Shares (consisting of 12.0% Series A Cumulative Convertible Preference Shares and Series B Convertible Preference Shares), voting together as a single class. Each Common Share and each Preference Share entitles its holder to one vote per share on all matters submitted to a vote of the shareholders at a General Meeting of the Company. Preference Shares vote together with Common Shares as a single class on all matters submitted to a vote of the General Meeting, except for certain specified matters that require a separate class vote of the holders of Preference Shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

CGC

Price Range of CGC’s Securities

The CGC Public Units, each of which consists of one CGC Class A Ordinary Share and one-third of one CGC Warrant to acquire one CGC Class A Ordinary Share, began trading on Nasdaq under the symbol “RENEU” on May 6, 2022. On June 22, 2022, CGC announced that holders of its CGC Public Units could elect to separately trade the CGC Class A Ordinary Shares and CGC Public Warrants commencing on June 27, 2022. Thereafter, the CGC Class A Ordinary Shares and CGC Public Warrants began trading on Nasdaq under the symbols “RENE” and “RENEW,” respectively.

Trading in the CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants was suspended by Nasdaq prior to the open of trading on May 13, 2025, and such securities have not traded on Nasdaq since that time. The CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants were delisted from Nasdaq effective July 15, 2025. Since May 13, 2025, the CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants have been quoted on the OTC Pink Limited Market under the symbols “REEUF,” “RENEF” and “REEWF” respectively.

On July 24, 2026, the last trading day before the public announcement of the Business Combination, the last reported sale prices of the CGC Public Units, CGC Class A Ordinary Shares and CGC Public Warrants, as quoted on the OTC Pink Limited Market, were $11.91, $12.71 and $0.15, respectively. As of ___, 2026, the Record Date, the last reported sale price for each CGC Public Unit, CGC Class A Ordinary Share and CGC Public Warrant was $__, $__ and $__, respectively.

Holders

There is one holder of record of the CGC Public Units, one holder of record of the separately traded CGC Class A Ordinary Shares, and one holder of record of the separately traded CGC Public Warrants.

Dividend Policy

CGC has not paid any cash dividends on its CGC Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

InoBat

Price Range of InoBat Securities

Historical market price information regarding InoBat’s ordinary shares is not provided because they do not have a public market.

Dividend Policy

InoBat has never declared or paid any cash dividends on its ordinary shares.

TopCo

Price Range of TopCo’s Securities

Historical market price information regarding TopCo is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the TopCo Common Shares.

Dividend Policy

TopCo has not paid any cash dividends on the TopCo Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon TopCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board, it being noted that any proposal for dividend by the TopCo Board after the adoption of the annual accounts of TopCo shall be at the disposal of the Extraordinary General Meeting of TopCo. However, TopCo does not anticipate paying any dividends on the TopCo Common Shares for the foreseeable future.

PROPOSAL NO. 1 - THE BUSINESS COMBINATION PROPOSAL

Overview

CGC is asking its shareholders to authorize the adoption of, and approve, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

CGC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. CGC shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal at the Extraordinary General Meeting. In addition, each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of the other. If any one of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal is not approved by CGC shareholders, the Business Combination will not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if the CGC shareholders approve an ordinary resolution which requires the affirmative vote of the holders of at least a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company have agreed to vote any CGC Ordinary Shares owned by them in favor of the Business Combination Proposal. The Sponsor and DirectorCo collectively own 5,750,000 Founder Shares, representing approximately 92.4% of the issued and outstanding CGC Ordinary Shares, and, together with the other CGC Initial Shareholders, have sufficient voting power to approve the Business Combination Proposal without the affirmative vote of any CGC Public Shareholder.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement dated as of July 24, 2026 (as it may be amended from time to time, the “Business Combination Agreement”) by and among Cartesian Growth Corporation II (“CGC”) and InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (“InoBat”), pursuant to which several transactions will occur, and in connection therewith, InoBat formed InoBat B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed InoBat N.V. prior to closing of the Business Combination) (“TopCo”), TopCo formed InoBat Cayman Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”), TopCo will become the ultimate parent company of InoBat and CGC, and the securityholders of CGC and InoBat will become securityholders of TopCo (the “Business Combination”), and the consummation of the transactions contemplated thereby each be confirmed, ratified, authorized and approved in all respects.”

Recommendation of the CGC Board

THE CGC BOARD RECOMMENDS
THAT CGC SHAREHOLDERS VOTE “FOR”
THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 - THE MERGER PROPOSAL

Overview

CGC is asking its shareholders to authorize and approve the Plan of Merger and the consummation of the Merger.

CGC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger, including the Plan of Merger between CGC, Merger Sub and TopCo, which will be substantially in the form attached as Annex B to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Merger. CGC shareholders are urged to read carefully the Plan of Merger in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal at the Extraordinary General Meeting. In addition, each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of the other. If any one of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal or the Organizational Documents Proposal is not approved by CGC shareholders, the Business Combination will not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal.

This Merger Proposal (and consequently, the Plan of Merger and the Merger) will be adopted and approved only if the CGC shareholders approve a special resolution which requires the affirmative vote of the holders of at least two-thirds of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on the Merger Proposal. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Merger Proposal.

As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company have agreed to vote any CGC Ordinary Shares owned by them in favor of the Merger Proposal. The Sponsor and DirectorCo collectively own 5,750,000 Founder Shares, representing approximately 92.4% of the issued and outstanding CGC Ordinary Shares, and, together with the other CGC Initial Shareholders, have sufficient voting power to approve the Merger Proposal without the affirmative vote of any CGC Public Shareholder.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that:

(a)	the Plan of Merger, by and among, CGC, Merger Sub and TopCo in the form tabled to the Extraordinary General Meeting (a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, the “Plan of Merger”) pursuant to which CGC will merge with Merger Sub (the “Merger”) so that CGC will be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in CGC by virtue of such Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be authorized, approved and confirmed in all respects;

(b)	CGC be authorized to enter into the Plan of Merger;

(c)	the Plan of Merger be executed by any one director on behalf of CGC and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands;

(d)	as of the Effective Time (as defined in the Plan of Merger), the memorandum and articles of association of CGC as the surviving company will be in the form of the memorandum and articles of association of CGC in effect immediately before the Effective Time.”

Recommendation of the CGC Board

THE CGC BOARD RECOMMENDS
THAT CGC SHAREHOLDERS VOTE “FOR”
THE MERGER PROPOSAL.

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal or dissenters' rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares.

Under section 238 of the Cayman Companies Act, holders of CGC Ordinary Shares will have the right to dissent from the Merger. Should a holder of CGC Ordinary Shares wish to exercise this right, they must give written notice of their objection to the Merger to CGC prior to the extraordinary general meeting, or at the meeting but before the vote on the proposed transactions. This notice must include a statement that the shareholder proposes to demand payment for their shares if the Merger is undertaken.

Assuming that the Merger is approved, CGC must give notice to any shareholder who gave written notice of their objection to the Merger within 20 days of the date of the extraordinary general meeting at which the Merger is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to CGC (or TopCo, if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in CGC); and (c) a demand for payment of the ‘fair value’ of the shares. Once such notice has been given to CGC, the dissenting shareholder ceases to have any rights as a shareholder of CGC except for the right to be paid the ‘fair value’ of their shares.

Within seven days of the expiration of the 20-day period in which a shareholder may serve notice of dissent (or seven days following the Merger, whichever is the later), CGC or TopCo shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that CGC or TopCo determine to be their ‘fair value’. If, within 30 days of the date on which that offer is made, CGC or TopCo and the dissenting shareholder agree upon the price to be paid for the shares, CGC or TopCo shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.

If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:

(a) CGC or TopCo and the dissenting shareholder shall each designate an appraiser;

(b) the two designated appraisers together shall designate an appraiser;

(c) the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal, and that value is binding on CGC or TopCo and the dissenting shareholder for all purposes; and

(d) CGC or TopCo shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.

The board of CGC are of the view that the ‘fair value’ of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of CGC Ordinary Shares who wishes to dissent from the proposed transactions should exercise their redemption rights rather than any appraisal rights.

CGC shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Holders of CGC Public Warrants and CGC Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

PROPOSAL NO. 3 - THE Nasdaq PROPOSAL

Overview

CGC is asking its shareholders to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of TopCo Common Shares in connection with the Business Combination, the PIPE Financing and certain related transactions.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company where the securities to be issued represent 20% or more of the voting power or shares outstanding. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance that would result in a change of control. Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to certain issuances at a price less than the applicable Minimum Price in a transaction involving 20% or more of the shares or voting power outstanding. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Nasdaq Proposal at the Extraordinary General Meeting. The Business Combination will not be consummated unless each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal is approved.

The Nasdaq Proposal will be adopted and approved only if the CGC shareholders approve an ordinary resolution which requires the affirmative vote of the holders of at least a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on the Nasdaq Proposal. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Nasdaq Proposal.

As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company have agreed to vote any CGC Ordinary Shares owned by them in favor of the Nasdaq Proposal. The Sponsor and DirectorCo collectively own 5,750,000 Founder Shares, representing approximately 92.4% of the issued and outstanding CGC Ordinary Shares, and, together with the other CGC Initial Shareholders, have sufficient voting power to approve the Nasdaq Proposal without the affirmative vote of any CGC Public Shareholder.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the issuance or potential issuance of common shares, par value EUR 0.12 per share (the “TopCo Common Shares”) (i) to the shareholders of CGC and the shareholders of InoBat pursuant to the Business Combination Agreement, (ii) to the PIPE Investors in the PIPE Financing pursuant to the Investor Subscription Agreements and (iii) in any other issuances of TopCo Common Shares and securities convertible into or exercisable for TopCo Common Shares pursuant to subscription, purchase or similar agreements CGC or InoBat has entered, or may enter, into prior to Closing, be confirmed, ratified, authorized and approved in all respects.”

Recommendation of the CGC Board

THE CGC BOARD RECOMMENDS
THAT CGC SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE Nasdaq PROPOSAL.

PROPOSAL NO. 4 - THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

CGC is asking its shareholders to approve the TopCo Organizational Documents, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, to be effective upon the Closing. Upon the Closing, the TopCo Organizational Documents will govern the rights of holders of TopCo securities. Please see the section entitled “Comparison of Shareholder Rights” for a summary of the material differences between the CGC Memorandum and Articles of Association and the TopCo Organizational Documents.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Organizational Documents Proposal at the Extraordinary General Meeting. The Business Combination will not be consummated unless each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Organizational Documents Proposal is approved.

The Organizational Documents Proposal will be adopted and approved only if the CGC shareholders approve a special resolution which requires the affirmative vote of the holders of at least two-thirds of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on the Organizational Documents Proposal. Brokers are not entitled to vote on the Organizational Documents Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Organizational Documents Proposal.

As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company have agreed to vote any CGC Ordinary Shares owned by them in favor of the Organizational Documents Proposal. The Sponsor and DirectorCo collectively own 5,750,000 Founder Shares, representing approximately 92.4% of the issued and outstanding CGC Ordinary Shares, and, together with the other CGC Initial Shareholders, have sufficient voting power to approve the Organizational Documents Proposal without the affirmative vote of any CGC Public Shareholder.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that the articles of association of TopCo in the form tabled to the Extraordinary General Meeting (a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, be confirmed, ratified, authorized and approved in all respects.”

Recommendation of the CGC Board

THE CGC BOARD RECOMMENDS THAT CGC SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 5 - THE INCENTIVE PLAN PROPOSAL

Overview

CGC is asking its shareholders to approve the InoBat N.V. 2026 Incentive Plan (the “Incentive Plan”), a copy of which is included as Annex J. CGC shareholders are urged to read the Incentive Plan in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is not conditioned on the approval of the Incentive Plan Proposal at the Extraordinary General Meeting.

The Incentive Plan Proposal will be adopted and approved only if the CGC shareholders approve an ordinary resolution which requires the affirmative vote of the holders of at least a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Incentive Plan Proposal.

As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company have agreed to vote any CGC Ordinary Shares owned by them in favor of the Incentive Plan Proposal. The Sponsor and DirectorCo collectively own 5,750,000 Founder Shares, representing approximately 92.4% of the issued and outstanding CGC Ordinary Shares, and, together with the other CGC Initial Shareholders, have sufficient voting power to approve the Incentive Plan Proposal without the affirmative vote of any CGC Public Shareholder.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the Incentive Plan (a copy of which is attached to this proxy statement/prospectus as Annex J), be confirmed, ratified, authorized and approved in all respects.”

Recommendation of the CGC Board

THE CGC BOARD RECOMMENDS THAT CGC SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 - THE ADJOURNMENT PROPOSAL

Overview

CGC is proposing the Adjournment Proposal to allow the CGC Board to adjourn the Extraordinary General Meeting to a later date or dates (A) in order to solicit additional proxies from CGC shareholders in favor of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, (B) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that CGC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by CGC shareholders prior to the Extraordinary General Meeting, or (C) where the CGC Board has determined it is otherwise necessary. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CGC shareholders, the CGC Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal or any other proposal, or where the CGC Board has determined it is otherwise necessary to adjourn the Extraordinary General Meeting.

Vote Required for Approval

Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal.

The Adjournment Proposal will be adopted and approved only if the CGC shareholders approve an ordinary resolution which requires the affirmative vote of the holders of at least a majority of the CGC Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on the Adjournment Proposal. Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal.

As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company have agreed to vote any CGC Ordinary Shares owned by them in favor of the Adjournment Proposal. The Sponsor and DirectorCo collectively own 5,750,000 Founder Shares, representing approximately 92.4% of the issued and outstanding CGC Ordinary Shares, and, together with the other CGC Initial Shareholders, have sufficient voting power to approve the Adjournment Proposal without the affirmative vote of any CGC Public Shareholder.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Organizational Documents Proposal or the Incentive Plan Proposal, or (ii) where the board of directors of CGC has determined it is otherwise necessary, be approved.”

Recommendation of the CGC Board

THE CGC BOARD RECOMMENDS
THAT CGC SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

LEGAL MATTERS

Dentons Europe LLP, Dutch counsel to TopCo, has provided a legal opinion for TopCo regarding the validity of the TopCo Shares offered by this document and a Dutch tax opinion. Dentons US LLP., US counsel to TopCo, has provided a US legal opinion for TopCo regarding US tax matters.

EXPERTS

The financial statements of CGC as of December 31, 2025, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CGC to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of CGC as of December 31, 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2024 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CGC to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing,

The consolidated financial statements of InoBat AS at December 31, 2025, 2024 and January 1, 2024, and for each of the two years in the period ended December 31, 2025, included in the Proxy Statement of Cartesian Growth Corporation II, which is referred to and made part of this Prospectus and Registration Statement of InoBat B.V., have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

TopCo is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of TopCo, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of TopCo may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or TopCo, or to enforce against such individuals or TopCo in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. TopCo has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.

HOUSEHOLDING INFORMATION

Unless CGC has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if CGC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are CGC shareholders will be “householding” this proxy statement/prospectus. CGC shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

●	If the shares are registered in the name of the shareholder, the shareholder should contact CGC at its offices at 505 Fifth Avenue, 15th Floor, New York, New York 10017 or by telephone at (212) 461-6363 to inform CGC of such shareholder’s request; or

●	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CGC securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the TopCo Articles of Association, any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent of the issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if TopCo has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the Extraordinary General Meeting.

WHERE YOU CAN FIND MORE INFORMATION

CGC files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. CGC’s public filings are also available to the public from the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or CGC’s other filings with the SEC (excluding exhibits), or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact CGC at the following address, telephone number or email address:

Cartesian Growth Corporation II
505 Fifth Avenue, 15th Floor
New York, New York 10017
Attention: Investor Relations
Email: contact@cartesiangrowth.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from CGC’s proxy solicitation agent at the following address and telephone number:

Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a CGC shareholder and would like to request documents, please do so by           , 2026, or five business days prior to the Extraordinary General Meeting, in order to receive them before the Extraordinary General Meeting. If you request any documents from CGC, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of TopCo in addition to being a proxy statement of CGC for the Extraordinary General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to CGC has been supplied by CGC, and all such information relating to InoBat has been supplied by InoBat. Information provided by either CGC or InoBat does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of CGC for the Extraordinary General Meeting. CGC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including CGC, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

CARTESIAN GROWTH CORPORATION II

CONDENSED BALANCE SHEETS

	June 30,
	2026	December 31,
	(Unaudited)	2025
ASSETS
Current assets
Cash	$149,017	$162,853
Prepaid expenses	87,183	200,458
Total Current assets	236,200	363,311

Interest-bearing Demand Deposit held in Trust Account	38,380,594	37,914,438
TOTAL ASSETS	$38,616,794	$38,277,749

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,925,098	$1,532,343
Promissory note – related party	4,200,000	4,200,000
Total Current liabilities	6,125,098	5,732,343

Warrant liabilities	1,822,333	4,473,000
Convertible promissory notes – related party, at fair value	5,202,610	5,000,796
Deferred underwriting fee	11,500,000	11,500,000
TOTAL LIABILITIES	24,650,041	26,706,139

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption; 3,076,094 shares at redemption value of approximately $12.48 and $12.33 per share as of June 30, 2026 and December 31, 2025, respectively	38,380,594	37,914,438

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,749,998 issued and outstanding (excluding 3,076,094 subject to possible redemption) as of June 30, 2026 and December 31, 2025	575	575
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2 shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	—	—
Accumulated deficit	(24,414,416)	(26,343,403)
TOTAL SHAREHOLDERS’ DEFICIT	(24,413,841)	(26,342,828)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$38,616,794	$38,277,749

The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION II

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
General and administrative costs	$527,434	$262,245	$769,866	$457,632
Loss from operations	(527,434)	(262,245)	(769,866)	(457,632)
Other (expense) income:
Change in fair value of warrant liabilities	(497,000)	(656,040)	2,650,667	(578,176)
Change in fair value of convertible promissory notes - related party	89,264	77,038	48,186	81,614
Interest earned on interest-bearing Demand Deposit held in Trust Account	235,555	689,016	466,156	1,361,827
Other (expense) income, net	(172,181)	110,014	3,165,009	865,265
Net (loss) income	$(699,615)	$(152,231)	$2,395,143	$407,633

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	3,076,094	7,249,712	3,076,094	7,249,712
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.08)	$(0.01)	$0.27	$0.03
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B ordinary shares	$(0.08)	$(0.01)	$0.27	$0.03

The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION II

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — January 1, 2026	5,749,998	$575	2	$—	$—	$(26,343,403)	$(26,342,828)
Remeasurement of Class A ordinary shares subject to possible redemption value	—	—	—	—	—	(230,601)	(230,601)
Net income	—	—	—	—	—	3,094,758	3,094,758
Balance — March 31, 2026 (unaudited)	5,749,998	575	2	—	—	(23,479,246)	(23,478,671)
Remeasurement of Class A ordinary shares subject to possible redemption value	—	—	—	—	—	(235,555)	(235,555)
Net loss	—	—	—	—	—	(699,615)	(699,615)
Balance — June 30, 2026 (unaudited)	5,749,998	$575	2	$—	$—	$(24,414,416)	$(24,413,841)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — January 31, 2025	5,749,998	$575	2	$—	$—	$(20,262,041)	$(20,261,466)
Remeasurement of Class A ordinary shares subject to possible redemption value	—	—	—	—	—	(1,122,811)	(1,122,811)
Net income	—	—	—	—	—	559,864	559,864
Balance — March 31, 2025 (unaudited)	5,749,998	575	2	—	—	(20,824,988)	(20,824,413)
Remeasurement of Class A ordinary shares subject to possible redemption value	—	—	—	—	—	(1,339,016)	(1,339,016)
Net loss	—	—	—	—	—	(152,231)	(152,231)
Balance — June 30, 2025 (unaudited)	5,749,998	$575	2	$—	$—	$(22,316,235)	$(22,315,660)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION II

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Net income	$2,395,143	$407,633
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on interest-bearing demand deposit held in Trust Account	(466,156)	(1,361,827)
Change in fair value of convertible promissory notes - related party	(48,186)	(81,614)
Change in fair value of warrant liabilities	(2,650,667)	578,176
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	113,275	71,625
Accrued expenses	392,755	128,939
Net cash used in operating activities	(263,836)	(257,068)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(1,100,000)
Net cash used in investing activities	—	(1,100,000)

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	—	1,100,000
Proceeds from convertible promissory note - related party	250,000	250,000
Net cash provided by financing activities	250,000	1,350,000

Net Change in Cash	(13,836)	(7,068)
Cash - Beginning of period	162,853	236,700
Cash - End of period	$149,017	$229,632

Non-Cash investing and financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$466,156	$2,461,827

The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cartesian Growth Corporation II (the “Company”) was incorporated as a Cayman Islands exempted company on October 13, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2026, the Company had not commenced any operations. All activity for the period from October 13, 2021 (inception) through June 30, 2026 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income on interest-bearing Demand Deposit held in Trust Account in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is CGC II Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).

On May 10, 2022, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which includes the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their overallotment option, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A Ordinary Shares”) and one-third of one redeemable warrant of the Company, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The registration statement on Form S- 1 (File No. 333-261866) for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2022.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, Cantor Fitzgerald & Co. and Piper Sandler & Co., generating gross proceeds of $8,900,000, which is discussed in Note 4.

Simultaneously with the consummation of the Initial Public Offering, the Sponsor loaned the Company $4,600,000, pursuant to a promissory note at no interest (the “Sponsor Loan”). The Sponsor Loan will be repaid or converted into sponsor loan warrants (the “Sponsor Loan Warrants”) at a conversion price of $1.00 per Sponsor Loan Warrant, at the Sponsor’s discretion. The Sponsor Loan Warrants will be identical to the Private Placement Warrants. If the Company does not complete an initial Business Combination, the Company will not repay the Sponsor Loan from amounts held in a trust account established for the benefit of the Company’s public shareholders (the “Trust Account”), and the proceeds held in the Trust Account will be distributed to the holders of the Class A Ordinary Shares.

Transaction costs of the Initial Public Offering amounted to $16,804,728, consisting of $4,600,000 of underwriting commissions, $11,500,000 of deferred underwriting commissions and $704,728 of other offering costs.

Following the closing of the Initial Public Offering on May 10, 2022, an amount of $236,900,000 ($10.30 per Unit) from the net proceeds of the Initial Public Offering, the sale of the Private Placement Warrants and the Sponsor Loan, was placed in the Trust Account and was to be invested only in U.S. government treasury obligations having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), that invested only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company is unable to complete an initial Business Combination by November 10, 2024 (the “Combination Period”), and (iii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) (a) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete an initial Business Combination within the Combination Period, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

On October 7, 2024, the Company and Continental Stock Transfer & Trust Company (the “Trustee”) entered into an amendment to the Investment Management Trust Agreement, dated as of May 5, 2022, to permit the Trustee to hold funds in the Trust Account in an interest - bearing bank demand deposit account, in addition to investing such funds in U.S. government treasury obligations having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a - 7 promulgated under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations (collectively, “Treasury Obligations”). In connection therewith, we directed the Trustee to move the funds held within the Trust Account, which were previously invested in Treasury Obligations, into an interest - bearing bank demand deposit account.

On November 6, 2023, the Company’s shareholders approved an amendment to the Company’s Articles (the “First Charter Amendment”). The First Charter Amendment extended the date by which the Company had to consummate a business combination for up to an additional twelve months, from November 10, 2023 to up to November 10, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination had occurred (referred to as the “First Extension” and such applicable later date, the “First Extended Date”), without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) deposited into the Trust Account for each such one-month extension (the “First Extension Payment”) the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and was not redeemed prior to any such one-month extension, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the First Charter Amendment, the holders of 7,129,439 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.86 per share, for an aggregate redemption amount of approximately $77.4 million, leaving approximately $172.4 million in the Trust Account following the First Charter Amendment.

In connection with the First Extension Payments, on November 6, 2023, the Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $1,800,000 (the “First Extension Note”). On November 6, 2023, the Sponsor deposited a First Extension Payment in the amount of $150,000 in the Trust Account, representing the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and unredeemed prior to the First Extension, which enabled the Company to extend the period of time it had to consummate an initial business combination from November 10, 2023 to December 10, 2023. The First Extension Note bore no interest and the principal balance was payable on the date of the consummation of the Company’s initial business combination. The First Extension Note was not convertible into private placement warrants and the principal balance may have been repaid at any time.

On December 6, 2023, January 8, 2024, February 5, 2024, March 5, 2024, April 9, 2024, May 6, 2024, June 5, 2024, July 9, 2024, August 6, 2024, September 5, 2024 and October 7, 2024, the Board approved the second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh and twelfth one - month extensions of the time period during which the Company may have consummated an initial business combination (the “Business Combination Period”). In connection with the First Extension of the Business Combination Period from November 10, 2023 through November 10, 2024, the Company drew an aggregate of $1,800,000 ($150,000 at each extension date) from the First Extension Note. The Sponsor (or its affiliates or permitted designees) deposited the First Extension Payments into the Trust Account.

The First Extension to November 10, 2024 was the last of twelve one - month extensions permitted under the Articles in effect as of such date.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

On November 6, 2024, the Company’s shareholders approved an amendment to the Company’s Articles (the “Second Charter Amendment”). The Second Charter Amendment extended the date by which the Company has to consummate a business combination for up to an additional twelve months, from November 10, 2024 to up to November 10, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination has occurred (referred to as the “Second Extension” and such applicable later date, the “Second Extended Date”), without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the trust account established in connection with the IPO (the “Trust Account”) (x) for each such one - month period (other than the first period, which shall consist of 25 days) from November 10, 2024 (exclusive) to May 5, 2025, the lesser of (i) an aggregate of $150,000 and (ii) $0.03 per public share that remains outstanding and is not redeemed prior to such one - month (other than the first period, which shall consist of 25 days) extension; and (y) for each such one - month period from May 5, 2025 (exclusive) to November 5, 2025, the lesser of (i) an aggregate of $250,000 and (ii) $0.05 per public share that remains outstanding and is not redeemed prior to such one - month extension (each, a “Second Extension Payment”), unless the closing of the Company’s initial business combination has occurred, in exchange for a non - interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the Second Extension, the holders of 8,620,849 shares of Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.55 per share, for an aggregate redemption amount of $99,613,642, leaving $83,770,196.61 in the Trust Account.

In connection with the Second Extension Payments, on November 6, 2024, the Company issued an unsecured promissory note in the aggregate amount of up to $2,400,000 (the “Second Extension Note”) to the Sponsor. The Second Extension Note bears no interest and the principal balance is payable on the date of the consummation of the Company’s initial business combination. The Second Extension Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Second Extension Note and all other sums payable with regard to the Second Extension Note becoming immediately due and payable. The principal balance may be prepaid at any time.

On December 2, 2024, December 31, 2024, January 31, 2025, February 28, 2025 and April 1, 2025 the Company approved the second, third, fourth, fifth and sixth one-month extension of the time period during the Business Combination Period. In connection with the Second Extension, the Company drew an aggregate of $900,000 from the Second Extension Note ($150,000 at each extension period). As provided for in the Company’s Articles, the Sponsor deposited these Second Extension Payments into the Trust Account.

On May 1, 2025, May 30, 2025, June 30, 2025, August 1, 2025, September 2, 2025 and October 1, 2025, the Company approved the seventh, eighth, ninth, tenth, eleventh and twelfth one-month extension of the time period during the Business Combination Period. In connection with the Second Extension, the Company drew an aggregate of $1,500,000 ($250,000 at each from the Second Extension Note). As provided for in the Company’s Articles, the Sponsor deposited the Second Extension Payments into the Trust Account.

On November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025 and May 5, 2026, the Company issued notes to the Sponsor, each with a principal amount of $250,000. On December 29, 2025, the Company issued a note to the Sponsor, with a principal amount of $200,000. The notes do not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the notes into the working capital warrants equal to the portion of the principal amount of the notes being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of the IPO, as described in the prospectus for the IPO dated May 5, 2022 and filed with the U.S. Securities and Exchange Commission, including the transfer restrictions applicable thereto. The notes are subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the notes and all other sums payable with regard to the notes becoming immediately due and payable.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of an initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under the law or stock exchange listing requirements.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.30 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

If the Company has not consummated the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Company’s initial shareholders, officers and directors have agreed to (i) to waive their redemption rights with respect to their founder shares and any public shares purchased during or after the Initial Public Offering in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete an initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iii) vote their founder shares and public shares in favor of the Company’s initial Business Combination.

The Sponsor has agreed it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third - party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company has not asked the Sponsor to reserve for such indemnification obligations. Therefore, the Company cannot provide assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.30 per public share.

In such event, the Company may not be able to complete the initial Business Combination, and redemptions may be less than $10.30 per share in connection with any redemption of the public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On May 6, 2025, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that Nasdaq had determined that (i) the Company’s securities would be delisted from Nasdaq, (ii) trading of the Company’s Class A ordinary shares, warrants, and units would be suspended at the opening of business on May 13, 2025 and (iii) a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq, as a result of the Company’s failure to complete its initial business combination, within 36 months of the effectiveness of its initial public offering registration statement, or May 5, 2025. The Company did not appeal Nasdaq’s determination to delist the Company’s securities. On July 15, 2025, the Company’s securities were delisted from Nasdaq and have since been quoted on the over-the-counter market.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

On November 3, 2025, the Company’s shareholders approved a proposal to amend the Articles (the “Third Extension Charter Amendment”). The Third Extension Charter Amendment extended the date by which the Company has to consummate a Business Combination from November 5, 2025 to August 5, 2026. In connection with the votes to approve the Third Extension Charter Amendment, the holders of 4,173,618 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.27 per share, for an aggregate redemption amount of approximately $51,219,981, leaving $37,750,814.08 in the trust account immediately following the Third Extension Charter Amendment.

On July 30, 2026, the Company held an extraordinary general meeting of shareholders (the “Extraordinary Meeting”). The Company’s shareholders approved an amendment (the “Fourth Extension Charter Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association (as amended, the “Charter”), which became effective solely upon the approval by the Company’s shareholders thereof. The Fourth Extension Charter Amendment extended the Termination Date from August 5, 2026 to August 5, 2027. In connection with the votes to approve the Fourth Extension Charter Amendment, the holders of 2,601,058 shares of Class A Ordinary Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.50 per share, for an aggregate redemption amount of approximately $32.5 million, leaving $5,940,297.03 in the trust account immediately following the Fourth Extension Charter Amendment.

Risks and Uncertainties

Ongoing geopolitical conflicts and military hostilities around the world have created and are expected to create further global economic consequences, including but not limited to the possibility of extreme volatility and disruptions in the financial markets, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. Such global consequences may materially and adversely affect the Company’s ability to consummate an initial Business Combination, or the operations of a target business with which the Company ultimately consummates an initial Business Combination.

On July 4, 2025, the U.S. government enacted tax reform, commonly referred to as the One Big Beautiful Bill Act (“OBBB”). OBBB amends U.S. tax law, including provisions related to bonus depreciation, interest expense limitation, research and development, global intangible low-taxed income, foreign derived intangible income and base erosion and anti-abuse tax. The Company evaluated the provisions of the OBBB and determined that adoption of the new law did not have a material impact on its financial statements or related disclosures.

In addition, the Company’s ability to consummate an initial Business Combination may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the global economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate an initial Business Combination are not yet determinable. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern and Liquidity

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” management has determined that the Company’s liquidity condition and the liquidation date raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

As of June 30, 2026, the Company had $149,017 in its operating bank account, $38,380,594 in interest-bearing Demand Deposit held in the Trust Account to be used for the completion of a Business Combination and/or for the redemption of the public shares if the Company is unable to complete a Business Combination within the Combination Period (subject to applicable law) and working capital deficit of $5,888,898.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Until the consummation of a Business Combination or the Company’s mandatory liquidation date of August 5, 2027, the Company will use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination, and to pay for directors and officers liability insurance premiums.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans (see Note 5).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026. The interim results for the three and six months ended June 30, 2026 and 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2026 or for any future periods.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying financial statements (see Note 10).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $149,017 and $162,853 as of June 30, 2026 and December 31, 2025, respectively. The Company did not have any cash equivalents as of June 30, 2026 and December 31, 2025.

Interest-Bearing Demand Deposit Held in Trust Account

On October 7, 2024, the Company liquidated the U.S. government treasury obligations held in the Trust Account. The funds in the Trust Account are currently maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the Company’s initial Business Combination and liquidation. Prior to October 7, 2024, substantially all of the assets held in the Trust Account were held in primarily U.S. Treasury securities. When the Company’s investments were held in the Trust Account comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on interest-bearing Demand Deposit held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses. Offering costs amounted to $16,804,728, of which $16,608,744 were charged to shareholders’ deficit upon the completion of the Initial Public Offering and $195,984 were charged to operations.

Class A Ordinary Shares Subject to Possible Redemption

The Class A Ordinary Shares contain a redemption feature which allows for the redemption of such shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC 480-10-S99, the Company classifies its Class A Ordinary Shares outside of permanent equity as their redemption provisions are not solely within the control of the Company. The Class A Ordinary Shares were issued with other freestanding instruments (i.e., the public warrants) and as such, the initial carrying value of the Class A Ordinary Shares classified as temporary equity is the allocated proceeds determined in accordance with ASC 470-20. The Class A Ordinary Shares are subject to FASB ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of events mentioned above. According to FASB ASC 480-10-S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable. Accordingly, as of June 30, 2026 and December 31, 2025, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ deficit in the Company’s unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The redemption value of the Class A Ordinary Shares does not take into account $100,000 of dissolution expenses, as such dissolution expenses only will be taken into account in the event of the Company’s liquidation. The change in the carrying value of redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

As of June 30, 2026 and December 31, 2025, the Class A Ordinary Shares reflected in the unaudited condensed balance sheets are reconciled in the following table:

Class A Ordinary Shares subject to possible redemption, December 31, 2024	$84,565,597
Less:
Redemption	(51,219,981)
Plus:
Remeasurement of carrying value to redemption value	4,568,822
Class A Ordinary Shares subject to possible redemption, December 31, 2025	$37,914,438
Plus:
Remeasurement of carrying value to redemption value	230,601
Class A Ordinary Shares subject to possible redemption, March 31, 2026	$38,145,039
Plus:
Remeasurement of carrying value to redemption value	235,555
Class A Ordinary Shares subject to possible redemption, June 30, 2026	$38,380,594

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Income Taxes

The Company accounts for income taxes under the FASB ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both (i) the expected impact of differences between the financial statements and tax basis of assets and liabilities and (ii) the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Since its inception, the Company is subject to income tax examinations by major taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable Class A Ordinary Shares and non-redeemable Class A and Class B ordinary shares. Remeasurement associated with the redeemable shares of Class A Ordinary Shares is excluded from income per ordinary share as the redemption value approximates fair value.

The calculation of diluted (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,566,666 Class A Ordinary Shares in the aggregate. As of June 30, 2026 and December 31, 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company. As a result, diluted net (loss) income per ordinary share is the same as basic net income per ordinary share for the periods presented.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30,
	2026		2025
		Non-		Non-
		redeemable		redeemable
	Redeemable	Class A and	Redeemable	Class A and
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(243,832)	$(455,783)	$(84,897)	$(67,334)
Denominator:
Basic and diluted weighted average shares outstanding	3,076,094	5,750,000	7,249,712	5,750,000
Basic and diluted net loss per ordinary share	$(0.08)	$(0.08)	$(0.01)	$(0.01)

	For the Six Months Ended June 30,
	2026		2025
		Non-		Non-
		redeemable		redeemable
	Redeemable	Class A and	Redeemable	Class A and
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$834,762	$1,560,381	$227,330	$180,303
Denominator:
Basic and diluted weighted average shares outstanding	3,076,094	5,750,000	7,249,712	5,750,000
Basic and diluted net income per ordinary share	$0.27	$0.27	$0.03	$0.03

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheets, primarily due to their short-term nature.

Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability, in an orderly transaction between market participants calculated at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging – Contracts in Entity’s Own Equity” (“ASC 815-40”). The Company’s derivative instruments are recorded at fair value on the balance sheet with changes in the fair value reported in the statement of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

The Company accounts for the public and private placement warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. Changes in the estimated fair value of the public and private placement warrants are recognized as non-cash gains or losses in the unaudited condensed statements of operations. The fair value of the private placement warrants was valued utilizing the Monte Carlo model (see Note 8 and Note 9).

Convertible Promissory Notes – Related Party

The Company accounts for the convertible promissory notes at no interest issued on October 12, 2023, January 19, 2024, July 12, 2024, November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025, December 29, 2025 and May 5, 2026 to Sponsor under ASC Topic 815-15-25, “Derivatives and Hedging — Recognition” (“ASC 815-15-25”). Under ASC 815-15-25, at the inception of the convertible promissory notes, the Company elected to account for such financial instrument under the fair value option. Under the fair value option, convertible promissory notes are required to be recorded at their fair value on the date of issuance, each drawdown date, and at each balance sheet date thereafter. Differences between the face value of the note and the fair value of the note at each drawdown date are recognized as either an expense in the unaudited condensed statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the unaudited condensed statements of operations. The fair value of the option to convert into Sponsor Loan Warrants was valued utilizing the Monte Carlo model (see Note 9).

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 10, 2022, pursuant to the Company’s Initial Public Offering, the Company sold 23,000,000 Units, which includes the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-third of one redeemable warrant (each, a “public warrant”).

Each whole public warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

In addition, if (i) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares held by them prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (iii) the volume-weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00” below, will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, Cantor Fitzgerald & Co. purchased an aggregate of 1,897,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, and Piper Sandler & Co. purchased an aggregate of 402,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. The Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor, Cantor Fitzgerald & Co., Piper Sandler & Co. or their permitted transferees. The Sponsor, Cantor Fitzgerald & Co., Piper Sandler & Co. or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis.

If the Private Placement Warrants are held by holders other than the Sponsor, Cantor Fitzgerald & Co., Piper Sandler & Co. or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the Initial Public Offering.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless (See Note 8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On October 20, 2021, the Company issued an aggregate of 5,750,000 Class B ordinary shares (the “founder shares”) to the Sponsor and CGC II Sponsor DirectorCo LLC (“DirectorCo”) for a total subscription price of $25,000, or approximately $0.004 per share. Such shares are fully paid. Prior to the initial investment in the Company of $25,000 by the Sponsor and DirectorCo, the Company had no assets, tangible or intangible. Up to 750,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the total number of outstanding public shares and founder shares upon completion of the Initial Public Offering. The purchase price of the founder shares was determined by dividing the amount of cash contributed to the Company by the number of founder shares issued. As a result of the underwriters’ decision to fully exercise their over- allotment option on the closing date of the Initial Public Offering, there currently are no founder shares subject to forfeiture.

The Sponsor and DirectorCo have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The founder shares are identical to the Class A Ordinary Shares, except as described herein. However, the holders of the founder shares have agreed (i) to vote any shares owned by them in favor of any proposed Business Combination and (ii) not to redeem any shares in connection with a shareholder vote or tender offer to approve or in connection with a proposed initial Business Combination. Upon completion of the Class B Conversion (as defined below), the founder shares consist of 5,749,998 Class A Ordinary Shares and two Class B ordinary shares.

Administrative Services Agreement

The Company entered into an agreement with the Sponsor pursuant to which, commencing on May 5, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. For the three and six months ended June 30, 2026, the Company incurred and paid $30,000 and $60,000 for these services, respectively. For the three and six months ended June 30, 2025, the Company incurred $30,000 and $60,000 for these services, of which $40,000 is included in accrued expenses in the accompanying balance sheets.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Promissory Note — Related Party

On December 31, 2021, the Sponsor agreed to loan the Company up to $250,000 under a promissory note to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and was due at the earlier of June 30, 2022 or the closing of the Initial Public Offering. As of June 30, 2026 and December 31, 2025, there were no amounts outstanding under such loan. The outstanding amount of $216,405 on the closing date of the Initial Public Offering was repaid in full at the closing of the Initial Public Offering.

On November 6, 2023, in connection with the First Extension Payments, the Company issued the First Extension Note. On November 6, 2023, the Sponsor deposited a First Extension Payment in the amount of $150,000 in the Trust Account, representing the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and unredeemed prior to the First Extension, which enabled the Company to extend the Business Combination Period from November 10, 2023 to December 10, 2023.

On December 6, 2023, January 8, 2024, February 5, 2024, March 5, 2024, April 9, 2024, May 6, 2024, June 5, 2024, July 9, 2024, August 6, 2024, September 5, 2024 and October 7, 2024, the Board approved the second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh and twelfth one-month extensions of the Business Combination Period. In connection with the First Extension of the Business Combination Period from November 10, 2023 through November 10, 2024, the Company drew an aggregate of $1,800,000 ($150,000 at each extension date) from the First Extension Note. The Sponsor (or its affiliates or permitted designees) deposited the First Extension Payments into the Trust Account.

The First Extension to November 10, 2024 was the last of twelve one-month extensions permitted under the Articles in effect as of such date.

On November 6, 2024, the Company’s shareholders approved the Second Charter Amendment. The Second Charter Amendment extended the date by which the Company has to consummate a business combination for up to an additional twelve months, from November 10, 2024 to up to November 10, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination has occurred, without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account (x) for each such one-month period (other than the first period, which shall consist of 25 days) from November 10, 2024 (exclusive) to May 5, 2025, the lesser of (i) an aggregate of $150,000 and (ii) $0.03 per public share that remains outstanding and is not redeemed prior to such one-month (other than the first period, which shall consist of 25 days) extension; and (y) for each such one-month period from May 5, 2025 (exclusive) to November 5, 2025, the lesser of (i) an aggregate of $250,000 and (ii) $0.05 per public share that remains outstanding and is not redeemed prior to such one-month extension, unless the closing of the Company’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the Second Extension, the holders of 8,620,849 shares of Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.55 per share, for an aggregate redemption amount of $99,613,642, leaving $83,770,196.61 in the Trust Account.

In connection with the Second Extension Payments, on November 6, 2024, the Company issued the Second Extension Note to the Sponsor in the aggregate amount of $2,400,000. In each of November 2024, December 2024, January 2025, February 2025, March 2025 and April 2025, the Sponsor deposited payments in the amount of $150,000 in the Trust Account, which enabled the Company to extend the Business Combination Period from November 10, 2024 to December 5, 2024, from December 5, 2024 to January 5, 2025, from January 5, 2025 to February 5, 2025, from February 5, 2025 to March 5, 2025, from March 5, 2025 to April 5, 2025 and from April 5, 2025 to May 5, 2025. In May 2025, June 2025, July 2025, August 2025, September 2025 and October 2025, the Sponsor deposited a payment in the aggregate amount of $1,500,000 in the Trust Account, which enabled the Company to extend the Business Combination Period from May 5, 2025 to June 5, 2025, from June 5, 2025 to July 5, 2025, from July 5, 2025 to August 5, 2025, August 5, 2025 to September 5, 2025, from September 5, 2025 to October 5, 2025 and from October 5, 2025 to November 5, 2025.

On May 27, 2025, November 19, 2025, December 29, 2025 and May 5, 2026, the Company issued an unsecured promissory note in the principal amount of $250,000, $250,000, $200,000 and $250,000, respectively, to the Sponsor. The Note does not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”).

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of its initial public offering (the “IPO”), as described in the prospectus for the IPO dated May 5, 2022 and filed with the U.S. Securities and Exchange Commission, including the transfer restrictions applicable thereto. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

Convertible Promissory Note (Sponsor Loan) – Related Party

Simultaneously with the consummation of the Initial Public Offering, the Sponsor loaned the Company the Sponsor Loan, for an aggregate of $4,600,000. The proceeds of the Sponsor Loan were added to the Trust Account on the closing date of the Initial Public Offering and will be used to fund the redemption of Class A Ordinary Shares. The Sponsor Loan shall be repaid at the time of an initial Business Combination or converted into Sponsor Loan Warrants at a conversion price of $1.00 per Sponsor Loan Warrant, at the Sponsor’s discretion. The Sponsor Loan Warrants will be identical to the Private Placement Warrants. The Sponsor Loan Warrant was extended in order to ensure that the amount in the Trust Account is $10.30 per public share. If the Company does not complete an initial Business Combination, the Company will not repay the Sponsor Loan from amounts held in the Trust Account, and the proceeds held in the Trust Account will be distributed to the Company’s public shareholders. The Sponsor Loan was valued using the fair value method using the Monte Carlo method (see Note 9). As of June 30, 2026 and December 31, 2025, the Sponsor Loan was valued at a fair value of $3,394,611 and $3,382,891, respectively.

Convertible Promissory Notes – Related Party.

On October 12, 2023, January 19, 2024, July 12, 2024, November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025, December 29, 2025 and May 5, 2026, the Company issued an unsecured promissory note in the principal amount of $500,000 (the “October 2023 Note”), $250,000 (the “January 2024 Note”), $250,000 (the “July 2024 Note”), $250,000 (the “November 2024 Note”), $250,000 (the “December 2024 Note”), $250,000 (the “May 2025 Note”), $250,000 (the “November 2025 Note”), $200,000 (the “December 2025 Note”) and $250,000 (the “May 2026 Note” and collectively “Sponsor Notes”) respectively, to the Sponsor. The Sponsor Notes do not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the note into that number of warrants equal to the portion of the principal amount of the note being converted divided by $1.00, rounded up to the nearest whole number.

As of June 30, 2026 and December 31, 2025, the aggregate fair value of the Sponsor Notes was $1,807,999 and $1,617,905, respectively.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the funds held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the lender. The warrants will be identical to the Private Placement Warrants, including, as to exercise price, exercisability and exercise period. As of June 30, 2026 and December 31, 2025, the Company had no borrowings under any Working Capital Loans.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights Agreement

The holders of the founder shares, Private Placement Warrants, any Sponsor Loan Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants, any Sponsor Loan Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Initial Public Offering, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Private Placement Warrants and the respective Class A Ordinary Shares underlying such Private Placement Warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On May 10, 2022, the underwriters of the Initial Public Offering were paid a cash underwriting commission of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $4,600,000. Additionally, the underwriters for the Initial Public Offering are entitled to a deferred underwriting commission of $11,500,000. Subject to the terms of the underwriting agreement of the Initial Public Offering, (i) the deferred underwriting commission will be placed in the Trust Account and released to the underwriters only upon the completion of a Business Combination and (ii) the deferred underwriting commission will be waived by the underwriters in the event that the Company does not complete a Business Combination.

Service Provider Agreements

The Company has engaged a legal advisor to provide services related to the consummation of an initial Business Combination. In connection with this agreement, the Company may be required to pay the legal advisor’s fees in connection with its services contingent upon a successful initial Business Combination. If a Business Combination does not occur, the Company would not be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination. For the period ended June 30, 2026 and December 31, 2025, the Company recorded accrued expenses of approximately $1.8 million and $1.5 million of such fees, respectively.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares— The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares— The Company is authorized to issue 200,000,000 Class A Ordinary Shares, with a par value of $0.0001 per share. On September 22, 2023, in accordance with the provisions of the Articles, the Sponsor and DirectorCo exercised their rights to convert an aggregate of 5,749,998 shares of the Company’s Class B ordinary shares into an equal number of the Company’s Class A ordinary shares, on a one-for-one basis (the “Class B Conversion”). As of June 30, 2026 and December 31, 2025, there were 8,826,092 Class A Ordinary Shares issued and outstanding, of which 3,076,094 were subject to possible redemption and were classified at their redemption value outside of shareholders’ deficit on the balance sheets, respectively.

Class B Ordinary Shares— The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, there were two Class B ordinary shares issued and outstanding.

Prior to a Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment of directors and may, by ordinary resolution, remove a member of the Company’s board of directors for any reason. Holders of Class A Ordinary Shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the shareholders except as required by law. Unless specified in the Company’s Articles, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time, or applicable stock exchange rules, the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the company and entitled to vote is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A Ordinary Shares (which such Class A Ordinary Shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions from the Trust Account if the Company fails to consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of the ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, excluding any Class A Ordinary Shares or equity- linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller of a target business in the initial Business Combination and any Private Placement Warrants or Sponsor Loan Warrants issued to the Sponsor or any of its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A Ordinary Shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A Ordinary Shares at a rate of less than one-to-one.

NOTE 8. WARRANT LIABILITIES

The Company accounts for the 16,566,666 warrants issued in connection with the Initial Public Offering (7,666,666 public warrants and 8,900,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to remeasurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30,	December 31,
Description	Level	2026	2025
Liabilities:
Warrant liability – Public warrants	2	$843,333	$2,070,000
Warrant liability – Private Placement Warrants	3	$979,000	$2,403,000
Convertible Promissory Notes	3	$5,202,610	$5,000,796

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statement of operations.

The fair value measurement of the public warrants as of June 30, 2026 and December 31, 2025 is classified as Level 2 due to the use of observable market prices from OTC. The quoted market price representing the fair value of the public warrants was $0.11 and $0.27 per public warrant as of June 30, 2026 and December 31, 2025, respectively.

As of June 30, 2026 and December 31, 2025, the private placement warrants and convertible promissory notes were valued using a Monte Carlo model, which is considered to be a Level 3 fair value measurement. The primary unobservable input used in the Monte Carlo model to determine fair value is the expected volatility of the Class A Ordinary Shares, along with the estimated probability of completing a business combination, which the Company has determined to be 75% as of June 30, 2026, and December 31, 2025.

The following table provides the key inputs used regarding the private placement warrant liability Level 3 fair value measurements:

	June 30, 2026	December 31, 2025
Trading stock price	$12.71	$12.15
Public warrants price	$0.11	$0.27
Weighted term (in years)	1.00	1.32
Volatility	de minimis	de minimis
Risk-free rate	3.98%	3.48%

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

The following table presents a rollforward of the Company’s warrant liability measured at fair value using Level 3 inputs:

	Public	Private	Total
	Warrant	Warrant	Warrant
	Liabilities	Liabilities	Liabilities
Fair value as of December 31, 2024	$—	$668,390	$668,390
Change in fair value	—	1,734,610	1,734,610
Fair value as of December 31, 2025	$—	$2,403,000	$2,403,000
Change in fair value	—	(1,691,000)	(1,691,000)
Fair value as of March 31, 2026	$—	$712,000	$712,000
Change in fair value	—	267,000	267,000
Fair value as of June 30, 2026	$—	$979,000	$979,000

The following table provides key inputs used regarding the convertible promissory notes Level 3 fair value measurements:

	June 30, 2026	December 31, 2025
Trading stock price	$12.71	$12.15
Exercise price	$11.50	$11.50
Expected term (in years)	1.00	0.56
Expected term of warrant conversion (in years)	5.42	5.56
Volatility	de minimis	de minimis
Risk-free rate	3.96 - 4.19%	3.58 – 3.73%

The following table provides a rollforward of the convertible promissory notes measured using Level 3 inputs:

Fair value as of December 31, 2024	$4,479,738
Initial measurement on May 27, 2025	250,000
Initial measurement on November 19, 2025	250,000
Initial measurement on December 29, 2025	200,000
Change in fair value	(178,942)
Fair value as of December 31, 2025	$5,000,796
Change in fair value	41,078
Fair value as of March 31, 2026	$5,041,874
Initial measurement on May 5, 2026	250,000
Change in fair value	(89,264)
Fair value as of June 30, 2026	$5,202,610

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and six months ended June 30, 2026.

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	June 30,	December 31,
	2026	2025
Interest-bearing demand deposit held in Trust Account	$38,380,594	$37,914,438
Cash	$149,017	$162,853

	For the Three	For the Three
	Months Ended	Months Ended
	June 30, 2026	June 30, 2025
Operating costs	$527,434	$262,245
Interest earned on interest-bearing demand deposit held in Trust Account	$235,555	$689,016

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2026	June 30, 2025
Operating costs	$769,866	$457,632
Interest earned on interest-bearing demand deposit held in Trust Account	$466,156	$1,361,827

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Operating and formation costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On July 24, 2026, the Company and InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway (“InoBat”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement provides for a business combination transaction that values InoBat at an aggregate amount of $1,265,000,000, consisting of upfront consideration equal to $575,000,000 and potential earn-out consideration equal to $690,000,000. The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were unanimously approved by the boards of directors of each of the Company and InoBat. The closing of the Business Combination (the “Closing”, and the date on which the Closing occurs, the “Closing Date”) is expected to occur in the fourth quarter of 2026, following the receipt of the requisite approvals of the Company’s shareholders and the fulfillment of other customary closing conditions. The Business Combination Agreement provides, among other things, that prior to the Closing, (i) InoBat will form InoBat B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated and existing under the laws of the Netherlands (“ListCo”), (ii) ListCo will cause the formation of InoBat Cayman Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of ListCo, (iii) ListCo will convert into a public limited liability company (naamloze vennootschap) under the laws of the Netherlands to be named InoBat N.V., (iv) shareholders of InoBat holding at least 90% of the outstanding shares of InoBat (including shares issuable upon conversion of InoBat’s convertible notes and shares underlying InoBat options) will contribute their shares to InoBat to ListCo in exchange for common shares of ListCo at the Exchange Ratio (as defined in the Business Combination Agreement).

CARTESIAN GROWTH CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Concurrently with the execution of the Business Combination Agreement, the Sponsor, and InoBat entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Company’s Class B ordinary shares, par value $0.0001 per share (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) forfeit and surrender to the Company all of its Private Placement Warrants (as defined in the Business Combination Agreement), (iv) transfer 800,000 of the Company’s Class A Shares to the Institutional PIPE Investor or its designee, (v) cancel $1,800,000 of obligations under the promissory notes evidencing loans made to the Company by the Sponsor or its affiliates (the “Sponsor Loans”) and exchange $9,200,000 of obligations under the Sponsor Loans into 90,196 ListCo Series B Preference Shares and 901,961 PIPE Warrants, (vi) be bound by certain other covenants and agreements related to the Business Combination, (vii) be bound by certain transfer restrictions with respect to its shares in the Company prior to the Closing, and (viii) waive redemption rights with respect to any of the Company’s Class A Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. No affiliate of the Sponsor shall be a director on the ListCo board of directors.

Additionally, concurrently with the execution of the Business Combination Agreement, the Company, InoBat, the Sponsor and certain investors (collectively, the “PIPE Investors”) entered into securities purchase agreements (collectively, the “Investor Subscription Agreements”). Pursuant to the Investor Subscription Agreements:

●	the Institutional PIPE Investor agreed to subscribe for and purchase, and InoBat agreed to cause ListCo to issue and sell to the Institutional PIPE Investor on the Closing Date, 490,196 shares of 12.0% Series A Cumulative Convertible Preference Shares of ListCo (the “ListCo Series A Preference Shares”) and warrants (the “PIPE Warrants”) to purchase an amount of ListCo Common Shares equal to the number of shares of ListCo Common Shares into which such shares of ListCo Series A Preference Shares are initially convertible, for an aggregate purchase price of $50 million; and

●	the PIPE Investors other than the Institutional PIPE Investor (including an affiliate of the Sponsor) agreed to subscribe for and purchase, and InoBat agreed to cause ListCo to issue and sell to each such PIPE Investor on the Closing Date, 269,608 shares of Series B Convertible Preference Shares of ListCo (the “ListCo Series B Preference Shares” and, together with the ListCo Series A Preference Shares, the “ListCo Preference Shares”) and PIPE Warrants to purchase an amount of ListCo Common Shares equal to 75% of the number of shares of ListCo Common Shares into which such shares of ListCo Series B Preference Shares are initially convertible, for an aggregate purchase price of $27.5 million.

On July 30, 2026, the Company held an extraordinary general meeting of shareholders (the “Extraordinary Meeting”). The Company’s shareholders approved an amendment (the “Fourth Extension Charter Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association (as amended, the “Charter”), which became effective solely upon the approval by the Company’s shareholders thereof. The Fourth Extension Charter Amendment extended the Termination Date from August 5, 2026 to August 5, 2027. In connection with the votes to approve the Fourth Extension Charter Amendment, the holders of 2,601,058 shares of Class A Ordinary Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.50 per share, for an aggregate redemption amount of $32.5 million, leaving $5,940,297.03 in the trust account immediately following the Fourth Extension Charter Amendment.

Concurrently with the execution of the Business Combination Agreement, the Company and each Key Supporting Company Shareholder listed on Annex A to the Business Combination Agreement entered into a shareholder support agreement (collectively, the “Shareholder Support Agreements”), pursuant to which each such Key Supporting Company Shareholder has agreed to, among other things, (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including agreeing to enter into a Company Shareholder Undertaking), (ii) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (iii) release claims against InoBat, the Company and Merger Sub.

CARTESIAN GROWTH CORPORATION II

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Cartesian Growth Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Cartesian Growth Corporation II (the “Company”) as of December 31, 2025, the related statements of operations, changes in shareholders’ deficit and cash flow for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, share exchange, asset acquisition, share purchase, reorganization or engaging in any other similar business combination with one or more businesses or entities on or before August 5, 2026. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to August 5, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond August 5, 2026 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAS P.C.

We have served as the Company’s auditor since 2021 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

Houston, TX

March 31, 2026

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Cartesian Growth Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Cartesian Growth Corporation II (the “Company”) as of December 31, 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities on or before May 5, 2025, or by electing to extend the date to consummate an initial business combination on a monthly basis by an additional one month each time through November 5, 2025, provided that CGC II Sponsor LLC will deposit into the Trust Account for each such one-month extension the lesser of (a) an aggregate of $250,000 and (b) $0.05 per public share that remains outstanding and is not redeemed prior to any such one-month extension. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to November 5, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond November 5, 2025 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We served as the Company’s auditor from 2021 to 2025.

Houston, Texas
March 31, 2025

CARTESIAN GROWTH CORPORATION II

BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash	$162,853	$236,700
Prepaid expenses	200,458	202,147
Total Current assets	363,311	438,847
Cash and marketable securities held in Trust Account	37,914,438	84,565,597
TOTAL ASSETS	$38,277,749	$85,004,444
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,532,343	$1,376,418
Promissory note	4,200,000	2,100,000
Total Current liabilities	5,732,343	3,476,418
Warrant liabilities	4,473,000	1,244,157
Convertible promissory note – related party, at fair value	5,000,796	4,479,738
Deferred underwriting fee	11,500,000	11,500,000
TOTAL LIABILITIES	26,706,139	20,700,313
COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption; 3,076,094 and 7,249,712 shares at redemption value of approximately $12.33 and $11.66 per share as of December 31, 2025 and 2024, respectively	37,914,438	84,565,597
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,749,998 issued and outstanding as of December 31, 2025 (excluding 3,076,094 shares subject to possible redemption) and 5,749,998 shares issued and outstanding as of December 31, 2024 (excluding 7,249,712 shares subject to possible redemption), respectively	575	575
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2 shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(26,343,403)	(20,262,041)
TOTAL SHAREHOLDERS’ DEFICIT	(26,342,828)	(20,261,466)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$38,277,749	$85,004,444

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION II

STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2025	2024
Operating and formation costs	$931,461	$1,036,627
Loss from operations	(931,461)	(1,036,627)
Other (expense) income:
Change in fair value of warrant liabilities	(3,228,843)	918,166
Change in fair value of convertible promissory note – related party	178,942	196,947
Interest earned on cash and marketable securities held in Trust Account	2,468,822	8,127,041
Other (expense) income, net	(581,079)	9,242,154
Net (loss) income	$(1,512,540)	$8,205,527

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	6,597,942	14,571,529
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.12)	$0.40
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B ordinary shares	$(0.12)	$0.40

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION II

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2025 AND 2024

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — January 1, 2024	5,749,998	$575	2	$—	$—	$(18,540,527)	$(18,539,952)
Remeasurement of Class A ordinary shares subject to possible redemption value	—	—	—	—	—	(9,927,041)	(9,927,041)
Net income	—	—	—	—	—	8,205,527	8,205,527
Balance – December 31, 2024	5,749,998	575	2	—	—	(20,262,041)	(20,261,466)
Remeasurement of Class A ordinary shares subject to possible redemption value	—	—	—	—	—	(4,568,822)	(4,568,822)
Net loss	—	—	—	—	—	(1,512,540)	(1,512,540)
Balance – December 31, 2025	5,749,998	$575	2	$—	$—	$(26,343,403)	$(26,342,828)

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION II

STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(1,512,540)	$8,205,527
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(2,468,822)	(8,127,041)
Change in fair value of convertible promissory note – related party	(178,942)	(196,947)
Change in fair value of warrant liabilities	3,228,843	(918,166)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,689	76,955
Accrued expenses	155,925	145,440
Net cash used in operating activities	(773,847)	(814,232)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,100,000)	(1,800,000)
Cash withdrawn from Trust Account in connection with redemption	51,219,981	99,613,642
Net cash provided by investing activities	49,119,981	97,813,642

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	2,100,000	1,800,000
Proceeds from convertible promissory note – related party	700,000	1,000,000
Redemption of common stock	(51,219,981)	(99,613,642)
Net cash used in financing activities	(48,419,981)	(96,813,642)

Net Change in Cash	(73,847)	185,768
Cash – Beginning of period	236,700	50,932
Cash – End of period	$162,853	$236,700

Non-Cash investing and financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$4,568,822	$9,927,041

The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cartesian Growth Corporation II (the “Company”) was incorporated as a Cayman Islands exempted company on October 13, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from October 13, 2021 (inception) through December 31, 2025 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income on cash and marketable securities in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is CGC II Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).

On May 10, 2022, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which includes the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their overallotment option, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A Ordinary Shares”) and one-third of one redeemable warrant of the Company, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The registration statement on Form S-1(File No. 333-261866) for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2022.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, Cantor Fitzgerald & Co. and Piper Sandler & Co., generating gross proceeds of $8,900,000, which is discussed in Note 4.

Simultaneously with the consummation of the Initial Public Offering, the Sponsor loaned the Company $4,600,000, pursuant to a promissory note at no interest (the “Sponsor Loan”). The Sponsor Loan will be repaid or converted into sponsor loan warrants (the “Sponsor Loan Warrants”) at a conversion price of $1.00 per Sponsor Loan Warrant, at the Sponsor’s discretion. The Sponsor Loan Warrants will be identical to the Private Placement Warrants. If the Company does not complete an initial Business Combination, the Company will not repay the Sponsor Loan from amounts held in a trust account established for the benefit of the Company’s public shareholders (the “Trust Account”), and the proceeds held in the Trust Account will be distributed to the holders of the Class A Ordinary Shares.

Transaction costs of the Initial Public Offering amounted to $16,804,728, consisting of $4,600,000 of underwriting commissions, $11,500,000 of deferred underwriting commissions and $704,728 of other offering costs.

Following the closing of the Initial Public Offering on May 10, 2022, an amount of $236,900,000 ($10.30 per Unit) from the net proceeds of the Initial Public Offering, the sale of the Private Placement Warrants and the Sponsor Loan, was placed in the Trust Account and was to be invested only in U.S. government treasury obligations having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), that invested only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company is unable to complete an initial Business Combination by November 10, 2024 (the “Combination Period”), and (iii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) (a) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete an initial Business Combination within the Combination Period, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity.

On October 7, 2024, the Company and Continental Stock Transfer & Trust Company (the “Trustee”) entered into an amendment to the Investment Management Trust Agreement, dated as of May 5, 2022, to permit the Trustee to hold funds in the Trust Account in an interest - bearing bank demand deposit account, in addition to investing such funds in U.S. government treasury obligations having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a - 7 promulgated under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations (collectively, “Treasury Obligations”). In connection therewith, we directed the Trustee to move the funds held within the Trust Account, which were previously invested in Treasury Obligations, into an interest - bearing bank demand deposit account.

On November 6, 2023, the Company’s shareholders approved an amendment to the Company’s Articles (the “First Charter Amendment”). The First Charter Amendment extended the date by which the Company had to consummate a business combination for up to an additional twelve months, from November 10, 2023 to up to November 10, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination had occurred (referred to as the “First Extension” and such applicable later date, the “First Extended Date”), without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) deposited into the Trust Account for each such one-month extension (the “First Extension Payment”) the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and was not redeemed prior to any such one-month extension, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the First Charter Amendment, the holders of 7,129,439 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.86 per share, for an aggregate redemption amount of approximately $77.4 million, leaving approximately $172.4 million in the Trust Account following the First Charter Amendment.

In connection with the First Extension Payments, on November 6, 2023, the Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $1,800,000 (the “First Extension Note”). On November 6, 2023, the Sponsor deposited a First Extension Payment in the amount of $150,000 in the Trust Account, representing the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and unredeemed prior to the First Extension, which enabled the Company to extend the period of time it had to consummate an initial business combination from November 10, 2023 to December 10, 2023. The First Extension Note bore no interest and the principal balance was payable on the date of the consummation of the Company’s initial business combination. The First Extension Note was not convertible into private placement warrants and the principal balance may have been repaid at any time.

On December 6, 2023, January 8, 2024, February 5, 2024, March 5, 2024, April 9, 2024, May 6, 2024, June 5, 2024, July 9, 2024, August 6, 2024, September 5, 2024 and October 7, 2024, the Board approved the second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh and twelfth one - month extensions of the time period during which the Company may have consummated an initial business combination (the “Business Combination Period”). In connection with the First Extension of the Business Combination Period from November 10, 2023 through November 10, 2024, the Company drew an aggregate of $1,800,000 ($150,000 at each extension date) from the First Extension Note. The Sponsor (or its affiliates or permitted designees) deposited the First Extension Payments into the Trust Account.

The First Extension to November 10, 2024 was the last of twelve one-month extensions permitted under the Articles in effect as of such date.

On November 6, 2024, the Company’s shareholders approved an amendment to the Company’s Articles (the “Second Charter Amendment”). The Second Charter Amendment extended the date by which the Company has to consummate a business combination for up to an additional twelve months, from November 10, 2024 to up to November 10, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination has occurred (referred to as the “Second Extension” and such applicable later date, the “Second Extended Date”), without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the trust account established in connection with the IPO (the “Trust Account”) (x) for each such one-month period (other than the first period, which shall consist of 25 days) from November 10, 2024 (exclusive) to May 5, 2025, the lesser of (i) an aggregate of $150,000 and (ii) $0.03 per public share that remains outstanding and is not redeemed prior to such one-month (other than the first period, which shall consist of 25 days) extension; and (y) for each such one-month period from May 5, 2025 (exclusive) to November 5, 2025, the lesser of (i) an aggregate of $250,000 and (ii) $0.05 per public share that remains outstanding and is not redeemed prior to such one-month extension (each, a “Second Extension Payment”), unless the closing of the Company’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the Second Extension, the holders of 8,620,849 shares of Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.55 per share, for an aggregate redemption amount of $99,613,642, leaving $83,770,196.61 in the Trust Account.

In connection with the Second Extension Payments, on November 6, 2024, the Company issued an unsecured promissory note in the aggregate amount of up to $2,400,000 (the “Second Extension Note”) to the Sponsor. The Second Extension Note bears no interest and the principal balance is payable on the date of the consummation of the Company’s initial business combination. The Second Extension Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Second Extension Note and all other sums payable with regard to the Second Extension Note becoming immediately due and payable. The principal balance may be prepaid at any time.

On December 2, 2024, December 31, 2024, January 31, 2025, February 28, 2025 and April 1, 2025 the Company approved the second, third, fourth, fifth and sixth one-month extension of the time period during the Business Combination Period. In connection with the Second Extension, the Company drew an aggregate of $900,000 from the Second Extension Note ($150,000 at each extension period). As provided for in the Company’s Articles, the Sponsor deposited these Second Extension Payments into the Trust Account.

On May 1, 2025, May 30, 2025, June 30, 2025, August 1, 2025, September 2, 2025 and October 1, 2025, the Company approved the seventh, eighth, ninth, tenth, eleventh and twelfth one-month extension of the time period during the Business Combination Period. In connection with the Second Extension, the Company drew an aggregate of $1,500,000 ($250,000 at each from the Second Extension Note). As provided for in the Company’s Articles, the Sponsor deposited the Second Extension Payments into the Trust Account.

On November 6, 2024, December 16, 2024, May 27, 2025 and November 19, 2025, the Company issued notes to the Sponsor, each with a principal amount of $250,000. On December 29, 2025, the Company issued a note to the Sponsor, with a principal amount of $200,000. The notes do not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the notes into that working capital warrants equal to the portion of the principal amount of the notes being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of the IPO, as described in the prospectus for the IPO dated May 5, 2022 and filed with the U.S. Securities and Exchange Commission, including the transfer restrictions applicable thereto. The notes are subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the notes and all other sums payable with regard to the notes becoming immediately due and payable.

On July 15, 2025, Nasdaq filed a Form 25 - NSE to delist the Company’s securities from trading on Nasdaq, following which the Company’s securities have been quoted on the over - the - counter market.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of an initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under the law or stock exchange listing requirements.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.30 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

If the Company has not consummated the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Company’s initial shareholders, officers and directors have agreed to (i) to waive their redemption rights with respect to their founder shares and any public shares purchased during or after the Initial Public Offering in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete an initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iii) vote their founder shares and public shares in favor of the Company’s initial Business Combination.

The Sponsor has agreed it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third - party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company has not asked the Sponsor to reserve for such indemnification obligations. Therefore, the Company cannot provide assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.30 per public share.

In such event, the Company may not be able to complete the initial Business Combination, and redemptions may be a lesser than $10.30 per share in connection with any redemption of the public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On May 6, 2025, the Company received a letter from the Listing Qualifications Department of Nasdaq stating that Nasdaq had determined that (i) the Company’s securities would be delisted from Nasdaq, (ii) trading of the Company’s Class A ordinary shares, warrants, and units would be suspended at the opening of business on May 13, 2025 and (iii) a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq, as a result of the Company’s failure to complete its initial business combination, within 36 months of the effectiveness of its initial public offering registration statement, or May 5, 2025. The Company did not appeal Nasdaq’s determination to delist the Company’s securities. On July 15, 2025, the Company’s securities were delisted from Nasdaq and have since been quoted on the over-the-counter market.

On November 3, 2025, the Company’s shareholders approved a proposal to amend the Articles (the “Third Extension Charter Amendment”). The Third Extension Charter Amendment extended the date by which the Company has to consummate a Business Combination from November 5, 2025 to August 5, 2026 (the “Third Extension”); the extension was effected solely through shareholder approval of the amendment. In connection with the votes to approve the Third Extension Charter Amendment, the holders of 4,173,618 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.27 per share, for an aggregate redemption amount of approximately $51,219,981.

Risks and Uncertainties

The military conflict commenced in February 2022 by the Russian Federation in Ukraine and the surrounding region, and Hamas’ and Iran’s attack on Israel and the ensuing war, have created and are expected to create further global economic consequences, including but not limited to the possibility of extreme volatility and disruptions in the financial markets, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. Such global consequences may materially and adversely affect the Company’s ability to consummate an initial Business Combination, or the operations of a target business with which the Company ultimately consummates an initial Business Combination.

On July 4, 2025, the U.S. government enacted tax reform, commonly referred to as the One Big Beautiful Bill Act (“OBBB”). OBBB amends U.S. tax law, including provisions related to bonus depreciation, interest expense limitation, research and development, global intangible low-taxed income, foreign derived intangible income and base erosion and anti-abuse tax. The Company is still evaluating the impact of the OBBB, however, does not currently believe it will have a material impact on its effective tax rate in the current year.

In addition, the Company’s ability to consummate an initial Business Combination may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the global economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate an initial Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern and Liquidity

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” management has determined that the Company’s liquidity condition and the liquidation date raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

As of December 31, 2025, the Company had $162,853 in its operating bank account, $37,914,438 in cash and marketable securities held in the Trust Account to be used for the completion of a Business Combination and/or for the redemption of the public shares if the Company is unable to complete a Business Combination within the Combination Period (subject to applicable law) and working capital deficit of $5,369,032.

Until the consummation of a Business Combination or the Company’s liquidation, the Company will use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination, and to pay for directors and officers liability insurance premiums.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans (see Note 5).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying financial statements (see Note 10).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $162,853 and $236,700 as of December 31, 2025 and 2024, respectively. The Company did not have any cash equivalents as of December 31, 2025 and 2024.

Cash and Marketable Securities Held in Trust Account

On October 7, 2024, the Company liquidated the U.S. government treasury obligations held in the Trust Account. The funds in the Trust Account are currently maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the Company’s initial Business Combination and liquidation. Prior to October 7, 2024, substantially all of the assets held in the Trust Account were held in primarily U.S. Treasury securities. When the Company’s investments were held in the Trust Account comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on cash and marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses. Offering costs amounted to $16,804,728, of which $16,608,744 were charged to shareholders’ deficit upon the completion of the Initial Public Offering and $195,984 were charged to operations.

Class A Ordinary Shares Subject to Possible Redemption

The Class A Ordinary Shares contain a redemption feature which allows for the redemption of such shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC 480-10-S99, the Company classifies its Class A Ordinary Shares outside of permanent equity as their redemption provisions are not solely within the control of the Company. The Class A Ordinary Shares were issued with other freestanding instruments (i.e., the public warrants) and as such, the initial carrying value of the Class A Ordinary Shares classified as temporary equity is the allocated proceeds determined in accordance with ASC 470-20. The Class A Ordinary Shares are subject to FASB ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of events mentioned above. According to FASB ASC 480-10-S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable. Accordingly, as of December 31, 2025 and 2024, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ deficit in the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The redemption value of the Class A Ordinary Shares does not take into account $100,000 of dissolution expenses, as such dissolution expenses only will be taken into account in the event of the Company’s liquidation. The change in the carrying value of redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

As of December 31, 2025 and 2024, the Class A Ordinary Shares reflected in the balance sheets are reconciled in the following table:

Class A Ordinary Shares subject to possible redemption, December 31, 2023	$174,252,198
Less:
Redemption	(99,613,642)
Plus:
Remeasurement of carrying value to redemption value	9,927,041
Class A Ordinary Shares subject to possible redemption, December 31, 2024	84,565,597
Less:
Redemptions	(51,219,981)
Plus:
Remeasurement of carrying value to redemption value	4,568,822
Class A Ordinary Shares subject to possible redemption, December 31, 2025	$37,914,438

Income Taxes

The Company accounts for income taxes under the FASB ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both (i) the expected impact of differences between the financial statements and tax basis of assets and liabilities and (ii) the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Since its inception, the Company is subject to income tax examinations by major taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable Class A Ordinary Shares and non-redeemable Class A and Class B ordinary shares. Remeasurement associated with the redeemable shares of Class A Ordinary Shares is excluded from income per ordinary share as the redemption value approximates fair value.

The calculation of diluted (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,566,666 Class A Ordinary Shares in the aggregate. As of December 31, 2025 and December 31, 2024, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company. As a result, diluted net (loss) income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Year Ended
	December 31,
	2025		2024
		Non- redeemable		Non- redeemable
	Redeemable Class A	Class A and Class B	Redeemable Class A	Class A and Class B
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income	$(808,204)	$(704,336)	$5,883,764	$2,321,763
Denominator:
Basic and diluted weighted average shares outstanding	6,597,942	5,750,000	14,571,529	5,750,000
Basic and diluted net (loss) income per ordinary share	$(0.12)	$(0.12)	$0.40	$0.40

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability, in an orderly transaction between market participants calculated at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging – Contracts in Entity’s Own Equity” (“ASC 815-40”). The Company’s derivative instruments are recorded at fair value on the balance sheet with changes in the fair value reported in the statement of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

The Company accounts for the warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Convertible Promissory Notes – Related Party

The Company accounts for the convertible promissory note at no interest issued on October 12, 2023, January 19, 2024, July 12, 2024, November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025, and December 29, 2025 to Sponsor under ASC Topic 815-15-25, “Derivatives and Hedging — Recognition” (“ASC 815-15-25”). Under ASC 815-15-25, at the inception of the convertible promissory note, the Company elected to account for such financial instrument under the fair value option. Under the fair value option, convertible promissory notes are required to be recorded at their fair value on the date of issuance, each drawdown date, and at each balance sheet date thereafter. Differences between the face value of the note and the fair value of the note at each drawdown date are recognized as either an expense in the statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the statements of operations. The fair value of the option to convert into Sponsor Loan Warrants was valued utilizing the Monte Carlo model (see Note 9).

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company adopted ASU 2023-09 for the fiscal year beginning January 1, 2025. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements or related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 10, 2022, pursuant to the Company’s Initial Public Offering, the Company sold 23,000,000 Units, which includes the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-third of one redeemable warrant (each, a “public warrant”).

Each whole public warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the Company’s initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (i) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares held by them prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (iii) the volume-weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00” below, will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with.

Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, Cantor Fitzgerald & Co. purchased an aggregate of 1,897,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, and Piper Sandler & Co. purchased an aggregate of 402,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. The Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor, Cantor Fitzgerald & Co., Piper Sandler & Co. or their permitted transferees. The Sponsor, Cantor Fitzgerald & Co., Piper Sandler & Co. or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis.

If the Private Placement Warrants are held by holders other than the Sponsor, Cantor Fitzgerald & Co., Piper Sandler & Co. or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the Initial Public Offering.

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless (See Note 8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On October 20, 2021, the Company issued an aggregate of 5,750,000 Class B ordinary shares (the “founder shares”) to the Sponsor and CGC II Sponsor DirectorCo LLC (“DirectorCo”) for a total subscription price of $25,000, or approximately $0.004 per share. Such shares are fully paid. Prior to the initial investment in the Company of $25,000 by the Sponsor and DirectorCo, the Company had no assets, tangible or intangible. Up to 750,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the total number of outstanding public shares and founder shares upon completion of the Initial Public Offering. The purchase price of the founder shares was determined by dividing the amount of cash contributed to the Company by the number of founder shares issued. As a result of the underwriters’ decision to fully exercise their over- allotment option on the closing date of the Initial Public Offering, there currently are no founder shares subject to forfeiture.

The Sponsor and DirectorCo have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The founder shares are identical to the Class A Ordinary Shares, except as described herein. However, the holders of the founder shares have agreed (i) to vote any shares owned by them in favor of any proposed Business Combination and (ii) not to redeem any shares in connection with a shareholder vote or tender offer to approve or in connection with a proposed initial Business Combination. Upon completion of the Class B Conversion (as defined below), the founder shares consist of 5,749,998 Class A Ordinary Shares and two Class B ordinary shares.

Administrative Services Agreement

The Company entered into an agreement with the Sponsor pursuant to which, commencing on May 5, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. For the year ended December 31, 2025, the Company incurred $120,000 for these services, of which $40,000 is included in accrued expenses in the accompanying balance sheets. For the year ended December 31, 2024, the Company incurred $120,000 for these services, of which $20,000 is included in accrued expenses in the accompanying balance sheet.

Promissory Note — Related Party

On December 31, 2021, the Sponsor agreed to loan the Company up to $250,000 under a promissory note to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and was due at the earlier of June 30, 2022 or the closing of the Initial Public Offering. As of December 31, 2025 and 2024, there were no amounts outstanding under such loan. The outstanding amount of $216,405 on the closing date of the Initial Public Offering was repaid in full at the closing of the Initial Public Offering.

On November 6, 2023, in connection with the First Extension Payments, the Company issued the First Extension Note. On November 6, 2023, the Sponsor deposited a First Extension Payment in the amount of $150,000 in the Trust Account, representing the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and unredeemed prior to the First Extension, which enabled the Company to extend the Business Combination Period from November 10, 2023 to December 10, 2023.

On December 6, 2023, January 8, 2024, February 5, 2024, March 5, 2024, April 9, 2024, May 6, 2024, June 5, 2024, July 9, 2024, August 6, 2024, September 5, 2024 and October 7, 2024, the Board approved the second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh and twelfth one - month extensions of the Business Combination Period. In connection with the First Extension of the Business Combination Period from November 10, 2023 through November 10, 2024, the Company drew an aggregate of $1,800,000 ($150,000 at each extension date) from the First Extension Note. The Sponsor (or its affiliates or permitted designees) deposited the First Extension Payments into the Trust Account.

The First Extension to November 10, 2024 was the last of twelve one-month extensions permitted under the Articles in effect as of such date.

On November 6, 2024, the Company’s shareholders approved the Second Charter Amendment. The Second Charter Amendment extended the date by which the Company has to consummate a business combination for up to an additional twelve months, from November 10, 2024 to up to November 10, 2025, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, unless the closing of the Company’s initial business combination has occurred, without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account (x) for each such one-month period (other than the first period, which shall consist of 25 days) from November 10, 2024 (exclusive) to May 5, 2025, the lesser of (i) an aggregate of $150,000 and (ii) $0.03 per public share that remains outstanding and is not redeemed prior to such one-month (other than the first period, which shall consist of 25 days) extension; and (y) for each such one-month period from May 5, 2025 (exclusive) to November 5, 2025, the lesser of (i) an aggregate of $250,000 and (ii) $0.05 per public share that remains outstanding and is not redeemed prior to such one-month extension, unless the closing of the Company’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination.

In connection with the votes to approve the Second Extension, the holders of 8,620,849 shares of Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.55 per share, for an aggregate redemption amount of $99,613,642, leaving $83,770,196.61 in the Trust Account.

In connection with the Second Extension Payments, on November 6, 2024, the Company issued the Second Extension Note to the Sponsor in the aggregate amount of $2,400,000. In each of November 2024, December 2024, January 2025, February 2025, March 2025 and April 2025, the Sponsor deposited payments in the amount of $150,000 in the Trust Account, which enabled the Company to extend the Business Combination Period from November 10, 2024 to December 5, 2024, from December 5, 2024 to January 5, 2025, from January 5, 2025 to February 5, 2025, from February 5, 2025 to March 5, 2025, from March 5, 2025 to April 5, 2025 and from April 5, 2025 to May 5, 2025. In May 2025, June 2025, July 2025, August 2025, September 2025 and October 2025, the Sponsor deposited a payment in the aggregate amount of $1,500,000 in the Trust Account, which enabled the Company to extend the Business Combination Period from May 5, 2025 to June 5, 2025, from June 5, 2025 to July 5, 2025, from July 5, 2025 to August 5, 2025, August 5, 2025 to September 5, 2025, from September 5, 2025 to October 5, 2025 and from October 5, 2025 to November 5, 2025.

On May 27, 2025, November 19, 2025 and December 29, 2025 the Company issued an unsecured promissory note in the principal amount of $250,000, $250,000 and $200,000, respectively, to the Sponsor. The Note does not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”).

In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of its initial public offering (the “IPO”), as described in the prospectus for the IPO dated May 5, 2022 and filed with the U.S. Securities and Exchange Commission, including the transfer restrictions applicable thereto. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

Convertible Promissory Note (Sponsor Loan) – Related Party

Simultaneously with the consummation of the Initial Public Offering, the Sponsor loaned the Company the Sponsor Loan, for an aggregate of $4,600,000. The proceeds of the Sponsor Loan were added to the Trust Account on the closing date of the Initial Public Offering and will be used to fund the redemption of Class A Ordinary Shares. The Sponsor Loan shall be repaid at the time of an initial Business Combination or converted into Sponsor Loan Warrants at a conversion price of $1.00 per Sponsor Loan Warrant, at the Sponsor’s discretion. The Sponsor Loan Warrants will be identical to the Private Placement Warrants. The Sponsor Loan Warrant was extended in order to ensure that the amount in the Trust Account is $10.30 per public share. If the Company does not complete an initial Business Combination, the Company will not repay the Sponsor Loan from amounts held in the Trust Account, and the proceeds held in the Trust Account will be distributed to the Company’s public shareholders. The Sponsor Loan was valued using the fair value method using the monte-carlo method (see Note 9). As of December 31, 2025 and 2024, the Sponsor Loan was valued at a fair value of $3,382,891 and $3,378,163, respectively.

Convertible Promissory Note – Related Party

On October 12, 2023, January 19, 2024, July 12, 2024, November 6, 2024, December 16, 2024, May 27, 2025, November 19, 2025, and December 29, 2025, the Company issued an unsecured promissory note in the principal amount of $500,000 (the “Note”), $250,000 (the “2024 Note”), $250,000 (the “July 2024 Note”), $250,000 (the “November 2024 Note”), $250,000 (the “December 2024 Note”), $250,000 (the “May 2025 Note”), $250,000 (the “November 2025 Note”) and $200,000 (the “December 2025 Note” and collectively “Sponsor Notes”) respectively, to Sponsor. The notes do not bear interest and the principal balance will be payable on the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the note into that number of warrants equal to the portion of the principal amount of the note being converted divided by $1.00, rounded up to the nearest whole number.

As of December 31, 2025 and 2024, the aggregate fair value of the Sponsor Notes was $1,617,905 and $1,101,575, respectively.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the funds held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the lender. The warrants will be identical to the Private Placement Warrants, including, as to exercise price, exercisability and exercise period. As of December 31, 2025 and 2024, the Company had no borrowings under any Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights Agreement

The holders of the founder shares, Private Placement Warrants, any Sponsor Loan Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants, any Sponsor Loan Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Initial Public Offering, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Private Placement Warrants and the respective Class A Ordinary Shares underlying such Private Placement Warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On May 10, 2022, the underwriters of the Initial Public Offering were paid a cash underwriting commission of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $4,600,000. Additionally, the underwriters for the Initial Public Offering are entitled to a deferred underwriting commission of $11,500,000. Subject to the terms of the underwriting agreement of the Initial Public Offering, (i) the deferred underwriting commission will be placed in the Trust Account and released to the underwriters only upon the completion of a Business Combination and (ii) the deferred underwriting commission will be waived by the underwriters in the event that the Company does not complete a Business Combination.

Service Provider Agreements

The Company has engaged a legal advisor to provide services related to the consummation of an initial Business Combination. In connection with this agreement, the Company may be required to pay the legal advisor’s fees in connection with its services contingent upon a successful initial Business Combination. If a Business Combination does not occur, the Company would not be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination. For the period ended December 31, 2025 and 2024, the Company recorded accrued expenses of approximately $1.5 million and $1.3 million, respectively, of such fees.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A Ordinary Shares, with a par value of $0.0001 per share. On September 22, 2023, in accordance with the provisions of the Articles, the Sponsor and DirectorCo exercised their rights to convert an aggregate of 5,749,998 shares of the Company’s Class B ordinary shares into an equal number of the Company’s Class A ordinary shares, on a one-for-one basis (the “Class B Conversion”). As of December 31, 2025 and 2024, there were 8,826,092 and 12,999,710 Class A Ordinary Shares issued and outstanding, respectively, of which 3,076,094 and 7,249,712 were subject to possible redemption and were classified at their redemption value outside of shareholders’ deficit on the balance sheets, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were two Class B ordinary shares issued and outstanding.

Prior to a Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment of directors and may, by ordinary resolution, remove a member of the Company’s board of directors for any reason. Holders of Class A Ordinary Shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the shareholders except as required by law. Unless specified in the Company’s Articles, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time, or applicable stock exchange rules, the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the company and entitled to vote is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A Ordinary Shares (which such Class A Ordinary Shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions from the Trust Account if the Company fails to consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of the ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, excluding any Class A Ordinary Shares or equity- linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller of a target business in the initial Business Combination and any Private Placement Warrants or Sponsor Loan Warrants issued to the Sponsor or any of its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A Ordinary Shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A Ordinary Shares at a rate of less than one-to-one.

NOTE 8. WARRANT LIABILITIES

The Company accounts for the 16,566,666 warrants issued in connection with the Initial Public Offering (7,666,666 public warrants and 8,900,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to remeasurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,	December 31,
Description	Level	2025	2024
Assets:
Cash and marketable securities held in Trust Account	1	$37,914,438	$84,565,597
Liabilities:
Warrant liability – Public warrants	2	$2,070,000	$575,767
Warrant liability – Private Placement Warrants	3	$2,403,000	$668,390
Convertible Promissory Notes	3	$5,000,796	$4,479,738

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statement of operations.

As of December 31, 2025 and 2024, the private placement warrants and convertible promissory note were valued using a monte- carlo model, which is considered to be a Level 3 fair value measurement. The primary unobservable input used in the monte- carlo model to determine fair value is the expected volatility of the Class A Ordinary Shares, along with the estimated probability of completing a business combination, which the Company has determined to be 75% as of December 31, 2025, and December 31, 2024. The expected volatility as of the closing date of the Initial Public Offering date was derived from observable pricing of public warrants on comparable ‘blank-check’ companies without an identified target.

The following table provides quantitative information regarding the warrant liability Level 3 fair value measurements:

	December 31, 2025	December 31, 2024
Trading stock price	$12.15	$11.66
Public warrants price	$0.27	$0.08
Weighted term (in years)	1.32	1.17
Volatility	de minimis	de minimis
Risk-free rate	3.48%	4.18%

The following table provides quantitative information regarding the warrant liability Level 3 fair value measurements:

	Public	Private	Total
	Warrant	Warrant	Warrant
	Liabilities	Liabilities	Liabilities
Fair value as of December 31, 2023	$—	$1,165,656	$1,165,656
Change in fair value	—	(497,266)	(497,266)
Fair value as of December 31, 2024	—	668,390	668,390
Change in fair value	—	1,734,610	1,734,610
Fair value as of December 31, 2025	$—	$2,403,000	$2,403,000

The following table provides quantitative information regarding the convertible promissory note Level 3 fair value measurements:

	December 31, 2025	December 29, 2025	November 19, 2025	May 27, 2025	December 31, 2024
Trading stock price	$12.15	$12.15	$12.26	$11.93	$11.66
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50
Expected term (in years)	0.56	0.56	0.67	0.68	0.51
Expected term of warrant conversion (in years)	5.56	5.56	5.67	5.68	5.51
Volatility	de minimis	de minimis	de minimis	de minimis	de minimis
Risk-free rate	3.58 – 3.73%	3.58 – 3.67%	3.71 – 3.76%	4.04 - 4.27%	4.24%

The following table provides quantitative information regarding the convertible promissory note Level 3 fair value measurements:

Fair value as of December 31, 2023	$3,676,685
Initial measurement on January 19, 2024	250,000
Initial measurement on July 12, 2024	250,000
Initial measurement on November 6, 2024	250,000
Initial measurement on December 16, 2024	250,000
Change in fair value	(196,947)
Fair value as of December 31, 2024	4,479,738
Initial measurement on May 27, 2025	250,000
Initial measurement on November 19, 2025	250,000
Initial measurement on December 29, 2025	200,000
Change in fair value	(178,942)
Fair value as of December 31, 2025	$5,000,796

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy regarding the convertible promissory note for the period from October 13, 2021 (inception) through December 31, 2025.

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,	December 31,
	2025	2024
Cash and marketable securities held in Trust Account	$37,914,438	$84,565,597
Cash	$162,853	$236,700

	For the Year Ended
	December 31,
	2025	2024
Operating costs	$931,461	$1,036,627
Interest earned on cash and marketable securities held in Trust Account	$2,468,822	$8,127,041

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Operating and formation costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

InoBat AS

Consolidated Financial Statements

as at December 31, 2025, December 31, 2024 and January 1, 2024

Content

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of InoBat AS

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of InoBat AS (the “Company”) as of December 31, 2025, 2024 and January 1, 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025, 2024 and January 1, 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has continued operating losses and requires additional funding to sustain operations and has stated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young AS

We have served as the Company’s auditor since 2024.

Oslo, Norway

September 23, 2026

InoBat AS
Consolidated Statement of Financial Position

In thousands of EUR

	Note	December 31, 2025	December 31, 2024	January 1, 2024
Assets
Property, plant and equipment	15	69,040	37,959	35,580
Intangible assets	16	8,889	370	1,892
Other receivables	19	8,305	-	-
Other assets	17	15	25	25
Total non-current assets		86,249	38,354	37,497

Inventories	18	402	506	302
Trade receivables, contract assets and other receivables	19	4,404	127	26
Grant receivable, loan receivables and other assets	17	9,648	6,347	1,449
Cash and cash equivalents	20	5,159	4,957	9,973
Total current assets		19,613	11,937	11,750
Total assets		105,862	50,291	49,247

Equity
Share capital and share premium		136,783	81,074	44,287
Other reserves		21,742	18,376	4,909
Translation reserve		(82)	(416)	(119)
Accumulated losses		(82,217)	(64,158)	(40,200)
Equity attributable to owners of the Group		76,226	34,876	8,877
Non-controlling interest		-	(520)	(431)
Total equity	21	76,226	34,356	8,446

Liabilities
Loans and borrowings	23	146	173	6,886
Government grants	17	1,055	1,126	1,225
Provisions	25	-	-	-
Total non-current liabilities		1,201	1,299	8,111

Loans and borrowings	23	10,430	8,035	28,301
Government grants	17	388	1,042	240
Provisions	25	1,714	1,997	856
Trade and other payables	24	15,253	2,546	2,438
Other liabilities	26	650	1,016	855
Total current liabilities		28,435	14,636	32,690
Total liabilities		29,636	15,935	40,801
Total equity and liabilities		105,862	50,291	49,247

InoBat AS

Consolidated Statement of Profit or Loss and Other Comprehensive Income

In thousands of EUR, except per share amounts

For the year ended December 31	Note	2025	2024
Revenues from contracts with customers	7	21,179	2,488
Sale of intellectual property, income from grants and other operating income	9	11,403	4,056
Cost of purchased products		(17,541)	(1,275)
Raw material and energy consumption		(623)	(1,002)
Service expenses	10	(2,524)	(3,092)
Personnel expenses	11	(16,047)	(17,829)
Depreciation and amortisation	15, 16	(10,887)	(2,035)
Loss on disposal of non-current assets	15, 16	-	(2,043)
Other operating expenses	12	(395)	(820)
Operating profit / (loss)		(15,435)	(21,552)

Interest expense		(1,349)	(2,091)
Interest income		85	19
Other finance expense		(957)	(701)
Other finance income		127	311
Net finance loss	13	(2,094)	(2,462)

Loss before tax for the year		(17,529)	(24,014)
Income tax	14	(10)	(4)
Loss after tax for the year		(17,539)	(24,018)

Loss attributable to:
Owners of the Group		(17,531)	(23,958)
Non-controlling interest		(8)	(60)
Other comprehensive loss, net Items that are or may be reclassified subsequently to profit or loss
Foreign currency translation		48	(297)
Non-controlling interest		-	(29)
Total comprehensive loss		(17,491)	(24,344)

Comprehensive loss attributable to:
Owners of the Group		(17,483)	(24,255)
Non-controlling interest		(8)	(89)

Basic and diluted earnings per share attributable to owners of the Group	22	(0.13)	(0.21)

InoBat AS

Consolidated Statement of Changes in Equity

In thousands of EUR

	Note	Share capital	Share premium	Unregistered capital reserve		Share-based payments reserve	Translation reserve	Accumulated losses	Equity attributable to the owners of the Group	Non-controlling interest	Total
Balance as January 1, 2025		122	80,952	5,686		12,690	(416)	(64,158)	34,876	(520)	34,356
Loss for the year		-	-	-		-	-	(17,531)	(17,531)	(8)	(17,539)
Foreign currency translation reserve		-	-	-		-	48	-	48	-	48
Total comprehensive loss for the year		-	-	-		-	48	(17,531)	(17,483)	(8)	(17,491)
Increase in ownership in subsidiary	21	-	-	-		-		(528)	(528)	528	-
Dissolution of subsidiary	21	-	-	-		-	286	-	286	-	286
Transaction costs to share issue	21	-	(76)	-		-	-	-	(76)	-	(76)
Share based payments	21	-	-	-		9,052	-	-	9,052	-	9,052
Registration of share capital increase	21	1	5,685	(5,686	)*	-	-	-	-	-	-
Increase in share capital	21	12	50,087	-		-	-	-	50,099	-	50,099
Balance as at December 31, 2025		135	136,648	-		21,742	(82)	(82,217)	76,226	-	76,226

*	represents 1,578,134 shares authorized for issue before December 31, 2024 registered by Norwegian Register of Business Enterprises in 2025.

InoBat AS

Consolidated Statement of Changes in Equity

In thousands of EUR

	Note	Share capital	Share premium	Unregistered capital reserve		Share-based payments reserve	Translation reserve	Accumulated losses	Equity attributable to the owners of the Group	Non-controlling interest	Total
Balance as at January 1, 2024		111	44,176	-		4,909	(119)	(40,200)	8,877	(431)	8,446
Loss for the year		-	-	-		-	-	(23,958)	(23,958)	(60)	(24,018)
Foreign currency translation reserve		-	-	-		-	(297)	-	(297)	(29)	(326)
Total comprehensive loss for the year		-	-	-		-	(297)	(23,958)	(24,255)	(89)	(24,344)
Transactions charged directly to equity
Transaction costs to share issue	21	-	(466)	-		-	-	-	(466)	-	(466)
Share based payments	21	-	-	-		7,781	-	-	7,781	-	7,781
Increase in share capital	21	11	37,242	-		-	-	-	37,253	-	37,253
Other	21	-	-	5,686	*	-	-	-	5,686	-	5,686
Balance as at December 31, 2024		122	80,952	5,686		12,690	(416)	(64,158)	34,876	(520)	34,356

*	represents 1,578,134 shares authorized for issue before December 31, 2024 registered by Norwegian Register of Business Enterprises in 2025.

InoBat AS

Consolidated Statement of Cash Flows

In thousands of EUR

For the year ended December 31	Note	2025	2024
Cash flows from operating activities
Net loss for the year		(17,539)	(24,018)
Adjustment for non-cash income or expenses:
Allowance for impairment of receivables		10	635
Allowance for impairment of inventories		97	-
Gain on sale of property, plant and equipment		(7)	-
Depreciation and amortization	15, 16	10,887	2,035
Loss on disposal of non-current assets	15, 16	-	2,043
Share-based payments expense	11	9,052	7,781
Change in provisions	11, 25	(283)	1,140
Interest expenses	13	1,349	2,091
Interest income	13	(85)	(19)
Tax expense	14	10	4
Adjustments for non-cash items: translation differences recognized in other comprehensive income		334	(326)

Other non-cash transactions		(29)	8
Operating cash flows before working capital changes		3,796	(8,626)

Decrease / (increase) in inventories	18	7	(203)
(Increase) in trade receivables, contract assets and other receivables	17, 19	(16,555)	(4,082)
Increase in trade and other payables	24, 26	12,104	1,157
Cash flows used in operating activities		(648)	(11,754)

Income tax paid		(10)	-
Interest paid	13	(1,278)	(1,565)
Interest income received		31	-
Net cash flows used in operating activities		(1,905)	(13,319)

Cash flows from investing activities
Acquisition of property, plant and equipment	15	(151)	(5,216)
Proceeds from sale of property, plant and equipment		7	-
Loans provided	17	-	(1,450)
Net cash flows used in investing activities		(144)	(6,666)
Cash flows from financing activities
Proceeds from issuance of shares	21	-	21,006
Proceeds from loans and borrowings	23	2,350	8,253
Repayment of loans and borrowings	23	(23)	(13,824)
Payments related to issuance of shares	21	(76)	(466)
Net cash flows from financing activities		2,251	14,969

Net increase / (decrease) in cash and cash equivalents		202	(5,016)
Cash and cash equivalents at the beginning of the year	20	4,957	9,973
Cash and cash equivalents at the end of the year	20	5,159	4,957

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

1.	General information about the Group
2.	Statement of compliance
3.	Basis of preparation of the Consolidated Financial Statements
4.	Material accounting policies
5.	First time application of IFRS as issued by the IASB
6.	Application of new standards and interpretations
7.	Revenues from contracts with customers
8.	Operating segments
9.	Sale of intellectual property, income from grants and other operating income
10.	Service expenses
11.	Personnel expenses
12.	Other operating expenses
13.	Net finance costs
14.	Income taxes
15.	Property, plant and equipment
16.	Intangible assets
17.	Grant receivable, loan receivables and other assets
18.	Inventories
19.	Trade receivables, contract assets and other receivables
20.	Cash and cash equivalents
21.	Share capital and funds
22.	Earnings per share
23.	Loans and borrowings
24.	Trade and other payables
25.	Provisions
26.	Other liabilities
27.	Commitments
28.	Information on income and emoluments of members of the statutory bodies, supervisory bodies and other bodies of the accounting entity
29.	Related parties
30.	Financial risk management
31.	Fair value disclosure
32.	Subsequent events

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

1.	General information about the Group

Reporting entity

InoBat AS (hereinafter referred to as “the Company”) is a company incorporated in Norway.

The Company’s registered seat address is:

Haakon VIIs gate 10

Oslo 0161

Kingdom of Norway

The Company is a holding entity primarily engaged in owning shares in its subsidiaries and providing financing to these subsidiaries.

The Consolidated Financial Statements comprise the Company and its subsidiaries (together referred to as “InoBat Group” or the “Group”) as at and for the year ended December 31, 2025. The companies included in the Group are listed in the Note 4.a.i).

The principal activities of the Group

The Group offers solutions ranging from advanced cell development across multiple battery cell chemistries to integrated utility-scale Battery Energy Storage Systems (“BESS”) deployments. BESS functions as large-scale, containerized power banks for the electrical grid, helping customers store low-cost or excess electricity and discharge it during peak demand, outages, or periods of grid instability.

The Group’s business model focuses on designing, integrating, and delivering BESS systems where customers generally retain ownership of the BESS asset and capture the long-term operating benefits, while InoBat earns revenue from system integration, delivery, and related infrastructure services. This model is intended to allow InoBat to participate in BESS market growth without the capital intensity associated with asset ownership.

The principal revenue-generating activities consist of:

(i) delivery of integrated BESS solutions

BESS system integration and resale, in which InoBat sources LFP battery cells and containers from Gotion (through GUS Technology) and integrates them into turnkey BESS solutions for utility-scale customers.

Engineering, procurement, and construction (EPC) services for BESS deployments, including permitting, project financing arrangement, construction management, and commissioning.

(ii) strategic partnerships with global industry leaders

InoBat is working with its partners to integrate Western-built systems (e.g. wireless Battery Management System (“BMS”), Energy Management System (“EMS”) and Supervisory Control and Data Acquisition (“SCADA”) systems) to expand the localized and Western-built content in its BESS. Strategic partnerships are intended to support ability to offer a localized battery energy storage system platform with Western-manufactured components.

(iii) industrialization of proprietary cell research and development

InoBat has core research and development capabilities ranging from cell design and proprietary chemistries to scaling technologies from the lab to production, including emerging chemistries like sodium-ion.

Change in principal activities of the Group in 2025

At the beginning of 2025, our principal eVTOL (aerospace) customer, Lilium eAircraft GmbH (“Lilium”), declared bankruptcy and entered insolvency proceedings. As a result, we lost our primary contracted revenue stream and were required to swiftly adapt to rapidly changing business environment and transform our strategy toward becoming an European supplier of integrated BESS solutions. We have entered into initial BESS contracts and are installing a BESS assembly facility (branded “BESSMONT”) at our Voderady site in Slovakia with planned annual capacity of up to 5 gigawatt-hours (“GWh”).

The bankruptcy of the customer was reflected by the impairment provision to outstanding receivables as disclosed in Note 19.

Date of authorization of the Consolidated Financial Statements for issue

The Consolidated Financial Statements have been prepared as at December 31, 2025 and 2024 and January 1, 2024 and for the years ended December 31, 2025 and 2024 and were prepared and authorised for issue by the Board of Directors on September 23, 2026.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

2.	Statement of compliance

These Consolidated Financial Statements have been prepared in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

3.	Basis of preparation of the Consolidated Financial Statements

The Consolidated Financial Statements have been prepared on a historical cost basis.

These are the first Consolidated Financial Statements of the Group prepared in accordance with IFRS Accounting Standards as issued by the IASB and the group has applied IFRS 1 First-time Adoption of International Financial Reporting Standards in preparing these financial statements. For more details related to the transition from Norwegian GAAP to IFRS, impacts on the reported financial position, financial performance and cash flows, please refer to Note 5.

The consolidated financial statements have been prepared on a going concern basis.

There is material uncertainty that casts significant doubt about InoBat’s ability to continue as a going concern. InoBat’s current liquid resources, excluding expected proceeds from the Business Combination Agreement and PIPE Investment (refer to Note 32), are not sufficient to fund operations for at least twelve months from the balance sheet date. In 2025, InoBat underwent a significant strategic transformation, shifting its business model from aerospace battery development to integrated Battery Energy Storage Systems (BESS) solutions. As InoBat continues to pursue its business plan, it plans to finance its operations through the Business Combination Agreement with Cartesian Growth Corporation II (“CGC”), pursuant to the Business Combination Agreement dated July 24, 2026 and the related purchase by institutional investors of InoBat preference shares and warrants (the “PIPE Investment”). If events or circumstances occur such that InoBat does not obtain additional funding or complete the Business Combination Agreement, it will be necessary to reevaluate operating plans, and InoBat may be forced to significantly reduce its scope of operations to reduce the current rate of spending through actions such as reductions in staff and the need to delay, limit, or reduce research and development or future commercialization efforts. These efforts might not succeed.

Based on its current operating plan, InoBat estimates that its cash and cash equivalents as of the issuance of these financial statements plus net proceeds from CGC’s cash in trust and the PIPE Investment will be sufficient to fund its operating expenses and capital expenditure requirements for at least twelve months following December 31, 2025. InoBat has based this estimate on assumptions that may prove to be wrong and could deplete its liquid resources sooner than it currently expects.

Due to the continuing operating losses, expected negative cash flows and the need for additional funding to finance future operations, the Company concluded that there is material uncertainty that casts significant doubt about its ability to continue as a going concern through one year from the balance sheet date of this annual report. InoBat’s current liquid resources, excluding the expected net proceeds from CGC’s cash in trust (in any redemption scenario) and the PIPE Investment, will not be sufficient to fund operations through at least the next twelve months following December 31, based on its expected cash needs, which raises material uncertainty that casts significant doubt about InoBat’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuing operations along with the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Management’s plans identified above do not mitigate the conclusion that there is a material uncertainty that casts significant doubt about InoBat’s ability to continue as a going concern.

The matters that raise significant doubt about the Company’s ability to continue as a going concern also raise substantial doubt as contemplated by the Public Company Accounting Oversight Board (PCAOB) standards.

Functional and presentation currency

The Consolidated Financial Statements are presented in EUR, which is the Group’s presentation currency. Although the Parent Company is domiciled in Norway, EUR has been selected as the presentation currency as the Group’s principal operating activities are conducted through its Slovak subsidiary. The Slovak subsidiary represents the most significant operating entity within the Group, with the majority of the Group’s revenues, costs and transactions denominated in EUR. The functional currency of each Group entity is determined in accordance with IAS 21 – The Effects of Changes in Foreign Exchange Rates, based on the currency of the primary economic environment in which the entity operates. Accordingly, financial information of entities whose functional currency differs from EUR is translated into EUR for consolidation purposes in accordance with IAS 21.

All amounts have been rounded to the nearest thousands, unless otherwise indicated.

Use of estimates and judgments

The preparation of the Consolidated Financial Statements in conformity with IFRS Accounting Standards as issued by the IASB requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

4.	Material accounting policy information

The accounting policies set out below have been applied consistently to all periods presented in the Consolidated Financial Statements.

a)	Basis of consolidation

i.	List of entities included in the Consolidated Financial Statements

The entities as listed below were incorporated by the Group and are included in these Consolidated Financial Statements.

Share in registered capital and voting rights (%)	Country	December 31, 2025	December 31, 2024

InoBat Europe j. s. a. (until March 3, 2026 as InoBat Auto j.s.a.)	Slovakia	100%	100%
InoBat Auto d.o.o. Beograd	Serbia	100%	100%
InoBat Auto (UK) Limited	United Kingdom	-	90%
InoBat Volta II s.r.o	Slovakia	100%	100%
INOBAT IBERIA SOCIEDAD LIMITADA	Spain	88%	88%
InoBat Battery Academy s.r.o.	Slovakia	100%	100%

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power of the entity. The financial statements of subsidiaries are included in the Consolidated Financial Statements from the date on which control commences until the date on which control ceases.

The subsidiary InoBat Auto (UK) Limited was dissolved and deconsolidated in 2025.

ii.	Non-controlling interest (NCI)

NCI are measured at their proportionate share of the identifiable net assets.

Changes in the Group’s interest in a subsidiary not resulting in a loss of control are recognized in equity.

iii.	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated.

iv.	Associate

Associates are those enterprises in which the Group has significant influence, but not control, over the financial and operating policies. Significant influence is presumed to exist when a company holds between 20 and 50 percent of the voting rights of another entity. Investment in associate is recognised initially at cost. The consolidated financial statements include the Group’s interest in the reported profits and losses of associates according to the equity method from the date of origin of significant influence until the date of cessation of the substantial influence. The investment is initially recognized at acquisition cost. When the Group’s share of the losses exceeds the carrying amount of the associate, the carrying amount of that company is reduced to zero and the recognition of future losses is discontinued, except when the Group has incurred any liabilities in respect of the associate.

b)	Foreign currency

i.	Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions (the foreign exchange rate of the European Central Bank ruling at the date of the transaction).

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured based at historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within Other finance expense.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

ii.	Foreign operations

The assets and liabilities of foreign operations and the Group are translated into EUR at the exchange rates at the reporting date. The income and expenses of foreign operations and the Group are translated into EUR at the exchange rates at the dates of the transactions.

Foreign currency differences are recognized in Other comprehensive income and accumulated in the translation reserve, except to the extent that the translation differences are allocated to NCI.

When a foreign operation is disposed of in its entirely or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal.

c)	Property, plant and equipment

i.	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour costs, capitalised borrowing costs any other costs directly attributable to bringing the assets to a working condition for their intended use.

Gains or losses on disposal of property, plant and equipment are recognized net in profit or loss.

ii.	Subsequent expenditure

Subsequent expenditures are capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

iii.	Depreciation

Depreciation is calculated to reduce the carrying amount of items of property, plant and equipment less their estimated residual values under the straight-line method over their estimated useful lives and is recognized in profit or loss. Land is not depreciated.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

●	Buildings: 20 years

●	Machinery and equipment: 6 years

●	Fixture and fittings: 3 years

●	IT equipment, hardware: 2 years

d)	Intangible assets

i.	Recognition and measurement

Intangible assets, e.g. software, licences, acquired by the Group that have finite useful lives and are measured at cost less accumulated amortization and accumulated impairment losses.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

ii.	Research and development

Expenditure on research activities undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss as incurred.

Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and use or sell the asset. For the application of this policy, the Group capitalises the development costs only once the product has a defined technical specification and intended use in the final product, and letters of intent for future purchases have been collected from producers of the final products. Until then, the related activities are treated as research and expensed as incurred. None of the Group’s development expenditure has so far met the requirements for being capitalised.

e)	Leases (Group as the lessee)

The Group has elected to not recognize right-of-use assets and lease liabilities for short-term leases for all types of leases that have a lease term of 12 months or less. The Group has also elected to not recognize right-of-use assets and lease liabilities for contracts where the value of the leased asset is below EUR 5,000. The estimated value of asset is based on the assumption that the asset is new. If the value of the asset cannot be reliably measured, the optional exemption is not applied.

f)	Financial instruments

i.	Financial non-derivative assets

Classification

The Group classifies its financial assets as measured at amortised cost. A financial asset is measured at amortised cost if it meets both of the following conditions:

●	it is held within a business model whose objective is to hold assets to collect contractual cash flows, and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial asset – Business model assessment

The Group assesses the objective of the business model in which a financial asset is held. The information considered includes:

●	The stated policies and objectives for the financial asset and the operation of those policies in practice.

●	How the performance of the financial asset is evaluated and reported to the Group’s management.

●	The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed.

●	How managers of the business are compensated (e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected).

●	The frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Financial assets at amortised cost include trade and other receivables and cash and cash equivalents. Receivables are considered as „held to collect” within the business model.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Subsequent measurement and gains and losses

Financial assets at amortised cost are subsequently measured at amortised cost using the effective interest method, reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment losses are recognized in profit or loss. Gains or losses on derecognition are recognized within the consolidated statement of profit or loss.

Impairment of non-derivative financial assets

The Group recognises loss allowances for ECLs on financial assets measured at amortised cost. Loss allowances for trade and other receivables are always measured at an amount equal to lifetime ECL.

Loss allowances for trade receivables are measured at an amount equal to lifetime ECL using the simplified approach. For other financial assets, the Group applies the general approach, whereby loss allowances are measured at 12-month ECL unless a significant increase in credit risk (“SICR”) has occurred since initial recognition, in which case lifetime ECL is recognized.

The Group assumes that the credit risk of a financial asset has increased significantly if it is more than 30 days past due. A financial asset is considered to be in default when it is more than 90 days past due, unless reasonable and supportable information indicates that a different default criterion is more appropriate. Other qualitative indicators of default include situations where the borrower is unlikely to pay its obligations in full without recourse by the Group to actions such as realising security.

At the reporting date, the Group assesses whether financial assets have experienced a significant increase in credit risk or are credit impaired. Based on this assessment, no financial assets were identified as in default, and no exposures were classified as Stage 3. Where no significant increase in credit risk is identified, loss allowances are measured at an amount equal to 12-month ECL.

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses and are measured as the present value of all cash shortfalls, being the difference between the contractual cash flows due and the cash flows that the Group expects to receive. ECLs are discounted using the effective interest rate of the financial asset. The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

ii.	Financial non-derivative liabilities - measurement

The Group classifies non-derivative financial liabilities as trade and other payables and loans and borrowings.

Trade and other payables

Trade and other payables are initially recognized at fair value. Subsequently, they are measured at amortised cost.

Loans and borrowings

Interest-bearing loans and borrowings are recognized initially at fair value less directly attributable transaction costs. Subsequent to initial recognition, interest-bearing loans and borrowings are stated at amortised cost with any difference between cost and redemption value being recognized in profit or loss over the period of the borrowings on an effective interest basis.

The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial instrument to the gross carrying amount of the financial liability at initial recognition. Interest expense is recognized in profit or loss using the effective interest rate method.

g)	Inventories

Raw materials, work in progress and finished goods are measured at the lower of cost and net realisable value. The cost of inventories is based on the first-in, first-out method. In the case of produced inventories, cost includes an appropriate share of production overheads based on normal operating capacity.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

h)	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, bank balances and short-term deposits held with financial institutions. These include term deposits with original maturities of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

i)	Provisions

A provision is recognized when the Group has a present legal or constructive obligation as a result of a past event that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

The Group classifies the estimated amounts of health and social liabilities that would arise in the future when employees will exercise their subscription rights as a provision.

This includes provisions recognized in respect of social security contributions arising from share-based payment arrangements, which are measured and remeasured in accordance with the Group’s accounting policy for share-based payments. See also Note 4 l).

j)	Revenues

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. Revenue is recognized either over time or at a point in time, depending on when and how the control over the promised goods or services transfers to the customer. The Group recognises revenue when control of goods or services is transferred to the customer, in an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

Revenues from the sale of products

Revenue from the sale of industrial batteries and related products is recognized at a point in time when control of the goods transfers to the customer, at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those products. The control over the product transfers generally upon delivery in accordance with the agreed Incoterms, which are specific for each customer. In case the customer would cancel the purchase contract prior to the delivery, the Group will not be entitled to the compensation of costs incurred including reasonable profit margins. Therefore, the point in time recognition would reflect the promise included in the contract with customers.

If the contract includes an hourly fee, revenue is recognized in the amount to which the Group has a right to invoice. Customers are invoiced on a monthly basis and consideration is payable when invoiced.

Revenues from construction projects

Revenue from construction of industrial BESS includes the delivery of products and their installation at the premises of the customer. The promise in the contract is to deliver the customer with one single performance obligation, which is a construction of an asset. The revenue is recognized over time, using the input method based on costs incurred to date. The billing arrangements do not usually match with the patterns of transferring the promise under the contract which leads to recognition of a contract asset or a contract liability.

Consideration is measured net of value added taxes, trade discounts and volume rebates. Variable consideration is estimated at contract inception and updated at each reporting date using the expected value or most likely amount method, subject to the constraint that it is highly probable that a significant reversal will not occur.

Financing component

Where the timing of the revenue recognition and expected collection of payments is more than 1 year and the contract provides the customer or the Group with a significant benefit of financing, the revenue recognized is adjusted for the time value of money using a discount rate that reflects the characteristics of the financing arrangement with the customer. The discount rate adjustment is measured on the sales transaction as deduction of revenue and deduction of trade receivable or contract assets. Amortisation of the financing component is recognized as interest income or interest expense separately from revenue over the financing period.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Contract asset and contract liabilities

In the case of fixed-price contracts, the customer pays the fixed amount upon delivery or based on a payment schedule. For contracts recognized over time, if the services rendered by the Group at the reporting exceed the total payments received from the customer, a contract asset is recognized. If the total payments received exceed the services rendered at the reporting date, a contract liability is recognized.

Contract liabilities represent consideration received from customers that will be recognized as revenue in future accounting periods.

k)	Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except for the items recognized directly in equity or in other comprehensive income.

i.	Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects the uncertainty to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.

ii.	Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

l)	Employee benefits

Short-term employee benefits

Short-term employee benefits obligations are measured on an undiscounted basis and are expensed as the related service is provided by the employee and included in Personnel expenses. The Group engages both its own employees and external contractors (including personnel provided through staffing agencies). A provision is booked for the amount expected to be paid under a ￼short-term cash bonus if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. Amounts payable to contractors that are deemed employees are recognized. Personnel expenses as the related services are received in accordance with the terms of the respective contracts.

Share-based payment arrangements

The Group operates equity-settled share-based payment arrangements under which employees are granted convertible options to acquire equity shares. The options are subject to a vesting period of 4 years which requires continued employment and have an exercise period up to 10 years from the signing date of the written agreement.

Equity-settled share-based payments are measured at grant-date fair value and recognized within Personnel expenses over the vesting period, with a corresponding increase in equity. The amount recognized as an expense reflects the number of awards granted for which the related service conditions are expected to be met. If options are not exercised after vesting, no reversal is recognized.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Employees bear the related personal income tax. The Group recognises a provision for its obligation to pay social security and health insurance contributions associated with these awards over the vesting period, remeasured at each reporting date. No such provision is recognized for contractors, as well as leavers, because the Group is not obliged to pay social and health insurance contributions for them.

Modification of share-based payment arrangements

Where a modification of a share-based payment arrangement results in additional benefits to employees, including the grant of additional equity instruments, the Group recognises the fair value of the additional awards at the modification date over the relevant vesting period. Where a modification changes the vesting conditions, the Group considers the impact of such changes in determining the number of awards expected to vest and recognises the effect prospectively.

The incremental fair value arising from the modification, being the difference between the fair value of the modified award and the original award at the date of modification, is recognized as an additional expense in profit or loss over the remaining vesting period.

If a modification of a share-based payment arrangement is not beneficial to the employee, the Group continues to recognise the original grant-date fair value of the award as if the modification had not occurred, provided that the vesting conditions are satisfied.

Defined contribution pension plan

The Group contributes to the government defined contribution pension plans. The Group makes contributions to the obligatory health, sickness benefit, retirement benefit, accident insurance and also contributions to the guarantee insurance and unemployment schemes at the statutory rates in force during the year, based on gross salary payments.

The Group also pays statutory social security and health insurance contributions related to share-based payment arrangements, where applicable, in accordance with local legislation.

1.	Government grants

Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and the Group will comply with the conditions associated with the grant. Government grants related to the acquisition of the asset are recognized systematically in profit or loss within Sale of intellectual property, income from grants and other operating income over the useful life of the asset, in accordance with the matching principle.

Government grants relating to income are recognized as deferred income within Government grants and recognized in profit or loss on a systematic basis over the periods in which the related expenses are recognized.

In case the conditions of government grants are satisfied before the grants are received, the receivables are recognized in the Consolidated Statement of Financial Position within Grant receivable, loan receivables and other assets.

The Group continuously monitors compliance with the conditions attached to government grants. Where the Group fails to meet the conditions of the grant, the grant, or a portion thereof, may become repayable. In such cases, the repayment obligation is recognized immediately in profit or loss, and any previously recognized deferred income is adjusted accordingly.

m)	Earnings per share

Basic earnings per share is calculated by dividing profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares for the effects of all dilutive potential ordinary shares, including share-based payment arrangements. Potential ordinary shares are excluded from diluted EPS when their conversion would be antidilutive.

n)	Share capital

Ordinary shares

The Company has only issued ordinary shares in a non-public share issue. The shares are issued at nominal value of 0.01 NOK each. The difference between the amount contributed and the share nominal value is recorded as share premium. Any costs directly attributable to the share issue are recorded as share premium.

Share capital is recorded at the date, when the share subscription is registered in the commercial register. Unregistered but authorized share capital increase is recorded as “Unregistered capital reserve” in equity.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

o)	Impairment of non-financial assets

The carrying amounts of the Group’s non-financial assets (except inventories and contract assets) are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit is the greater of its fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that are largely independent from other assets and groups.

An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit (CGU) exceeds its recoverable amount. Impairment losses are recognized in profit or loss.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s recoverable amount does not exceed the carrying amount that would have been determined if no impairment loss had been recognized.

5.	First time application of IFRS Accounting Standards as issued by the IASB

As stated in Note 3, these Consolidated Financial Statements are the Group’s first financial statements prepared in accordance with IFRS Accounting Standards as issued by the IASB.

The Group has applied IFRS 1 First-time Adoption of International Financial Reporting Standards in preparing these Consolidated Financial Statements. The date of transition to IFRS is January 1, 2024, which is the beginning of the earliest period for which full comparative information is presented in accordance with IFRS/IASB.

In preparing these Consolidated Financial Statements, the Group has applied the following IFRS 1 exemptions and mandatory exceptions:

●	Estimates

The estimates at January 1, 2024 and at December 31, 2024 are consistent with those made for the same dates in accordance with previous GAAP (after adjustments to reflect any differences in accounting policies), except for items where previous GAAP did not require estimation.

The estimates used by the Group in preparing these Consolidated Financial Statements in accordance with IFRS reflect conditions that existed at January 1, 2024, the date of transition to IFRS, and at December 31, 2024.

●	Classification and measurement of financial assets

The Group has applied the classification and measurement requirements of IFRS 9 from the date of transition to IFRS, i.e. January 1, 2024. Financial assets have been classified based on the facts and circumstances that existed at that date, including the Group’s business model for managing financial assets and their contractual cash flow characteristics.

Financial assets are measured at amortised cost.

The impairment requirements of IFRS 9 Financial Instruments have been applied prospectively from the date of transition.

●	Share-based payment transactions

The Group has elected not to apply IFRS 2 Share-Based Payments to share-based payment transactions that vested on or before January 1, 2024. For share-based payment awards vested after this date, the Group applies IFRS 2 in measuring the fair value of the instruments at the grant date and recognising the related expense over the vesting period.

●	Arrangements containing a lease

The Group has elected to apply the practical expedient permitted by IFRS 1 and estimated the carrying amount of leases as if IFRS 16 Leases had been applied since the commencement date of the lease.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

●	Compound financial instruments

The Group has applied the exemption for compound financial instruments and has not separated the liability and equity components of instruments that were no longer outstanding at the date of transition.

●	Borrowing costs

The Group has elected to apply the exemption for borrowing costs and has not retrospectively restated borrowing costs capitalised under previous GAAP.

In preparing the opening IFRS/IASB Consolidated Statement of Financial Position, the Group has applied the same accounting policies in all periods presented, subject to the mandatory exceptions and optional exemptions permitted by IFRS 1.

An explanation of the impact of the transition to IFRS/IASB on the Group’s Consolidated Statement of Financial Position, financial performance is presented in the following tables:

January 1, 2024	Note	Norwegian GAAP	Correction of errors	Norwegian GAAP to IFRS Accounting Standards	IFRS
Assets
Property, plant and equipment	5aa	35,361	-	219	35,580
Intangible assets	5a	1,464	428	-	1,892
Other assets		25	-	-	25
Total non-current assets		36,850	428	219	37,497

Inventories		302	-	-	302
Trade receivables, contract assets and other receivables		26	-	-	26
Grant receivable, loan receivables and other assets	5b, 5h, 5ag	432	1,017	-	1,449
Cash and cash equivalents		9,973	-	-	9,973
Total current assets		10,733	1,017	-	11,750
Total assets		47,583	1,445	219	49,247

Equity
Share capital and share premium		44,287	-	-	44,287
Other reserves	5ac	-	-	4,909	4,909
Translation reserve		(119)	-	-	(119)
Accumulated losses		(37,526)	1,104	(3,778)	(40,200)
Equity attributable to owners of the Group		6,642	1,104	1,131	8,877
Non-controlling interest		(431)	-	-	(431)
Total equity		6,211	1,104	1,131	8,446

Liabilities
Loans and borrowings	5aa, 5af, 5g	16,686	(12,367)	2,567	6,886
Government grants		1,225	-	-	1,225
Total non-current liabilities		17,911	(12,367)	2,567	8,111

Loans and borrowings	5aa, 5af, 5g	16,225	12,367	(291)	28,301
Government grants	5ag	43	197	-	240
Provisions	5ae	4,013	-	(3,157)	856
Trade and other payables		2,119	200	119	2,438
Other liabilities		1,061	(56)	(150)	855
Total current liabilities		23,461	12,708	(3,479)	32,690
Total liabilities		41,372	341	(912)	40,801
Total equity and liabilities		47,583	1,445	219	49,247

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Reconciliation of equity

December 31, 2024	Note	Norwegian GAAP	Errors identified	Norwegian GAAP to IFRS Accounting Standards	IFRS
Assets
Property, plant and equipment	5aa, 5ag	37,696	-	263	37,959
Intangible assets		370	-	-	370
Other assets	5f	1,493	(1,468)	-	25
Total non-current assets		39,559	(1,468)	263	38,354

Inventories		507	-	(1)	506
Trade receivables, contract assets and other receivables	5ag	4,570	-	(4,443)	127
Grant receivable, loan receivables and other assets	5c, 5f, 5h, 5ae, 5ag	1,031	1,023	4,293	6,347
Cash and cash equivalents		4,957	-	-	4,957
Total current assets		11,065	1,023	(151)	11,937
Total assets		50,624	(445)	112	50,291

Equity
Share capital and share premium		81,074	-	-	81,074
Other reserves	5ab, 5ac	-	-	18,376	18,376
Translation reserve		-	-	(416)	(416)
Retained earnings		(53,655)	(155)	(10,348)	(64,158)
Equity attributable to owners of the Company		27,419	(155)	7,612	34,876
Non-controlling interest		(520)	-	-	(520)
Total equity		26,899	(155)	7,612	34,356

Liabilities
Loans and borrowings	5aa	-	-	173	173
Government grants	5ag	2,243	-	(1,117)	1,126
Provisions	5ad	-	-	-	-
Total non-current liabilities		2,243	-	(944)	1,299

Loans and borrowings	5af, 5ab	13,191	-	(5,156)	8,035
Government grants	5h, 5ag	71	(146)	1,117	1,042
Provisions	5ad, 5e	4,264	250	(2,517)	1,997
Trade and other payables	5d	2,940	(394)	-	2,546
Other liabilities		1,016	-	-	1,016
Total current liabilities		21,482	(290)	(6,556)	14,636
Total liabilities		23,725	(290)	(7,500)	15,935

Total equity and liabilities		50,624	(445)	112	50,291

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Reconciliation of total comprehensive income For the year ended December 31, 2024	Note	Norwegian GAAP	Errors identified	Norwegian GAAP to IFRS Accounting Standards	IFRS/IASB
Revenues from contracts with customers		2,488	-	-	2,488
Sale of intellectual property, income from grants and other operating income	5c	4,528	(489)	17	4,056
Cost of purchased products		(1,275)	-	-	(1,275)
Raw material and energy consumption		(963)	-	(39)	(1,002)
Service expenses	5d, 5ag	-	594	(3,686)	(3,092)
Personnel expenses	5b, 5ac, 5ad, 5ag	(9,362)	(686)	(7,781)	(17,829)
Depreciation and amortisation	5a, 5aa	(2,389)	390	(36)	(2,035)
Loss on disposal of non-current assets	5a, 5ag	(1,059)	(818)	(166)	(2,043)
Other operating expenses	5ag	(4,894)	-	4,074	(820)
Operating loss		(12,926)	(1,009)	(7,617)	(21,552)

Interest expense	5af	(3,633)	-	1,542	(2,091)
Interest income		19	-	-	19
Other finance income (expenses)	5e	(131)	(250)	(9)	(390)
Net finance loss		(3,745)	(250)	1,533	(2,462)

Loss before tax for the year		(16,671)	(1,259)	(6,084)	(24,014)
Income tax		(4)	-	-	(4)
Loss after tax for the year		(16,675)	(1,259)	(6,084)	(24,018)

Impact of the transition on the statement of cash flows for the year ended December 31, 2024

Interest paid of EUR 1,565 thousand during 2024 is classified as operating cash flows under IFRS but was included in financing activities under previous GAAP. Grants received are classified as operating cash flows under IFRS but were presented separately as grants received within operating activities under previous GAAP. There are no other material differences between the statement of cash flows presented in accordance with IFRSs and the statement of cash flows presented in accordance with previous GAAP, except for the impact arising from the recognition of right-of-use assets and corresponding lease liabilities in accordance with IFRS 16 Leases.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Notes on the impact of the transition from Norwegian GAAP to IFRS Accounting Standards – errors identified

a) The Group identified a software that was not ready for use on the transition date but had been amortized in the previous GAAP financial statements. The amortization expense prior to the transition of EUR 428 thousand was reversed against the opening retained earnings, amortization expense for 2024 of EUR 390 thousand was reversed against depreciation in 2024 profit and loss. In 2024 the software was disposed of, which is represented by the loss of EUR 819 thousand.

b) The Group identified a cut-off adjustment on bonuses paid to employees on transition. Payroll expense of EUR 686 thousand should have been recorded in 2024 profit and loss instead of 2023 profit and loss. The adjustment of EUR 686 thousand was recorded as an increase or decrease respectively in the opening retained earnings on transition with corresponding increase in other assets by EUR 630 thousand and increase in other liabilities of EUR 58 thousand. In 2024 the adjustment increased the payroll expense against retained earnings.

c) The Group changed the estimate of eligible government grant income as at December 31, 2024, by excluding certain costs from the calculation, such as depreciation. An adjustment to decrease other assets by EUR 489 thousand was recorded within Sale of intellectual property, income from grants and other operating income in 2024 profit and loss.

d) The Group identified an incorrectly recorded expense in 2024 based on advance payment invoice. The advance payment invoice had not been paid and the service was not delivered. The correction of an error in the amount of EUR 494 thousand decreased trade and other operating expenses in 2024 profit and loss.

e)  The Group identified contractual penalties arising from breach of contractual obligations that existed as at December 31, 2024. No provision for these contractual penalties had been recognized previously. As a result, the Group recognized a provision in amount of EUR 250 thousand in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets, with a corresponding adjustment to 2024 profit and loss.

f) Management identified that, under the previous GAAP financial statements as at December 31, 2024, a loan receivable was classified as non-current despite being contractually due within twelve months from the reporting date. Upon transition to IFRS, the Group reassessed the classification and concluded that the receivable should have been presented as a current asset.

g)  The contractual maturity of the loan was contingent upon the fulfillment of specified cumulative conditions by July 31, 2024. Had these conditions been met, the maturity date would have been extended to September 30, 2025. As the conditions remained unfulfilled as of the reporting date, the Group did not have an unconditional right to defer settlement of the loan liability for at least twelve months after the reporting date. Consequently, EUR 12,367 thousand of the loan was classified as a current liability in accordance with IAS 1.

h) Upon transition to IFRS, the Group recognized a previously unrecorded grant receivable of EUR 190 thousand against retained earnings as at January 1, 2024. During 2024, EUR 146 thousand of the grant proceeds received was incorrectly recognized as deferred income. As the amount represented a settlement of the related grant receivable, the deferred income balance was reversed with a corresponding reduction of the grant receivable as at December 31, 2024.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Notes on the impact of the transition from Norwegian GAAP to IFRS Accounting Standards

aa) The Group applied IFRS 16 Leases, which resulted in the recognition of right-of-use assets and corresponding lease liabilities in the Consolidated Statement of Financial Position, amounting to EUR 219 thousand and EUR 221 thousand as at January 1, 2024 (December 31, 2024: EUR 187 thousand and EUR 197 thousand). The depreciation for 2024 amounted to EUR 32 thousand.

ab) The Group identified irrevocable agreements with holders of convertible loans that were effective before December 31, 2024 between the Group and holders of convertible loans that the convertible loans had been legally settled. The outstanding convertible loans recognized under previous GAAP as liabilities in the amount of EUR 3,953 thousand as at December 31, 2024 were reclassified to other reserves in equity. The new share subscription was administratively completed after the year end. No interests were charged to convertible loans after the date of irrevocable agreement.

As at December 31, 2024 holders of loans with a carrying amount of EUR 1,733 thousand, concluded an irrevocable agreement with the Company to extinguish their outstanding balance of loan liabilities with shares. The agreement was legally valid prior to December 31, 2024, no interest was charged after the date of agreement. The new share subscription was administratively completed after the year end. The outstanding loan balance was reclassified as at December 31, 2024 from loans and borrowings to other reserve within equity.

ac) Upon transition to IFRS, the Group applied the exemption under IFRS 1 and did not apply IFRS 2 to instruments that had vested before the transition date. Accordingly, such amounts are recognized in retained earnings. For arrangements vested after transition, the corresponding credit is recognized in a share-based payment reserve.

The Group recognized personnel expense for the share option plan under IFRS 2 (EUR 7,781 thousand in 2024, less reversal of previous GAAP adjustment) against Share-based payments reserve. On transition the costs were recognized only to share options that have not vested prior to the transition in opening retained earnings in the amount of EUR 4,909 thousand. Under the previous GAAP the Group recorded the share based payments of EUR 902 thousand as a payroll expense in 2024 with corresponding entry to retained earnings. For IFRS transition this accounting entry was reversed in 2024 IFRS transition adjustments.

ad) On transition the Group recorded a provision for estimated health and social costs representing the Group’s potential amount that will be due in the future when the options are exercised and shares will be issued to employees under the current employee share option programme. The Group identified that granting the shares represents a non-monetary benefit provided to the employees which will be taxable upon a grant of shares. The provision differs from previous GAAP accounting. The total provision decreased on transition by EUR 3,157 thousand against retained earnings and EUR 2,517 thousand as at December 31, 2024. The difference is recorded as a personnel expense in the amount of EUR 640 thousand.

ae) The adjustment reflects an impairment provision to receivables ECL as at December 31, 2024, and an increase in Other operating expenses. On transition, there were no outstanding receivables subject to ECL.

af) On transition the Group recorded an adjustment to the effective interest rate calculation related to the loan. The adjustment includes calculation from initial recognition of this loan and the resulting increase the liability by EUR 2,055 thousand with a corresponding entry recorded to retained earnings on transition. Under IFRS the Group reclassified fees in the amount of EUR 2,500 thousand payable for partial early loan termination in 2024 as instalments, whereas in previous GAAP these were classified as interest costs.

As at December 31, 2024, the remaining difference between the IFRS carrying amount of the loan and the amount recognized under previous GAAP was EUR 506 thousand. The difference of EUR 1,542 thousand is reflected as a decrease in the interest expense in 2024 profit and loss. The adjustment was recorded on different lines and includes also reclassification to IFRS presentation.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

ag) The following reclassification adjustments were made in January 1, 2024 balance sheet:

Description	Debit (Dr.)	Credit (Cr.)	Amount	Explanation
Reclassification of government grant receivable	Grant receivable, loan receivables and other assets	Trade receivables, contract assets and other receivables	4,443	To present government grant receivable consistently
Reclassification of government grant	Government grants (non-current)	Government grants (current)	197	Long term to short term classification

The following reclassification adjustments were made in 2024 profit and loss:

Description	Debit (Dr.)	Credit (Cr.)	Amount	Explanation
Contractors’ costs	Personnel expenses	Other operating expenses	260	To present contractors’ costs within payroll expenses

Other operating expenses	Service expenses, Personnel expenses, Impairment loss of non-current assets	Other operating expenses	4,074	Improve classification of other operating expenses

The following reclassification adjustments were made in December 31, 2024 balance sheet:

Description	Debit (Dr.)	Credit (Cr.)	Amount	Explanation
Advance payments to PPE	Property, plant and equipment	Grant receivable, loan receivables and other assets	115	Classification of advance payment to PPE

Government grants	Government grants (non-current)	Government grants (current)	1,117	Short term to long term classification

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

6.	Application of new standards and interpretations

New standards and interpretations that are not yet effective

The following issued new standards and interpretations were issued with the possibility of early application and have not been early adopted by the Group.

Standards and interpretations issued by the IASB

IFRS 18 Presentation and Disclosure in Financial Statements (issued on April 9, 2024)

Effective for annual reporting periods beginning on or after January 1, 2027 and applies retrospectively. Earlier application is permitted.

IFRS 18 replaces IAS 1 Presentation of Financial Statements. The major changes in the requirements are summarised below.

The standard introduces new requirements aimed at improving the structure and comparability of financial statements, including:

●	defined subtotals such as operating profit and profit or loss before financing and income tax,

●	classification of income and expenses into operating, investing and financing categories,

●	revised requirements for the presentation of operating expenses, and

●	enhanced disclosures, including those related to management performance measures.

IFRS 18 also includes additional guidance on the disaggregation of information and amendments affecting the presentation of the statement of cash flows.

The Group plans to apply the amendments from January 1, 2027.

The Group is currently assessing the impacts of the new standard.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

7.	Revenues from contracts with customers

In thousands of EUR	Customer location	2025	2024

Revenue recognized at point in time	Poland	16,670	-
Revenue recognized at point in time	Germany	-	2,347
Revenue recognized over time	Slovakia	4,287	-
Other		222	141
		21,179	2,488

2024 revenue relate to the customer in aerospace industry, the Group performed initial activities to start supply of batteries to eVTOL (aerospace), a European start-up producer. Due to the bankruptcy of this customer in 2024, the business model has changed towards BESS supplies in 2025.

In 2025 the Group’s revenue increased due to new business line comprising the deliveries of industrial BESS. The Group’s promise to its customers is either delivery of products to construct energy storage systems, where revenue is recognized at a point in time, or construction of energy storage systems at the premises of the customer, where revenue is recognized over time. The Company had two significant customers in 2025 and expects to increase the sales in the future in the region of Central and Eastern Europe.

In 2025 revenue recognized at a point in time related to one customer located in Poland. The products are sold with deferred payment terms. The deferred payment resulted in recognition of a significant financing component of EUR 1,409 thousand. The rights to the contractual cash flows from the receivables were transferred to a financing bank and did not result in any significant gain or loss on the transfer of financial asset.

Revenue recognized over time in 2025 relates to one construction project with a customer in the northern part of Slovakia. The transaction price allocated to the remaining unperformed obligation under the contract amounted to EUR 960 thousand, which will be transferred to the customer in 2026. The billing rights differ from the timing of the satisfaction of the performance obligations to the customer, which resulted in the recognition of contract asset of EUR 1,487 thousand, which will be billed and collected after full project completion in 2026.

8.	Operating segments

The Group has one reportable operating segment, being the deliveries of industrial BESS. This reportable segment is consistent with the internal reporting provided to the chief operating decision maker (CODM), identified as the Board of Directors, which is responsible for allocating resources and assessing performance. The CODM monitors the operating results of the Group as a single business unit.

Accordingly, no separate segment information is presented.

Geographical information

The Group operates in a single geographical area, the European Union. All revenue is generated from customers located within the European Union.

Revenues from contracts with customers by geographic region

In thousands of EUR	2025	2024

Slovakia	4,394	-
Poland	16,670	-
Germany	103	2,347
Slovenia	-	123
Other European countries	12	18
	21,179	2,488

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Non-current assets by geographic region

All operating non-current assets (excluding financial instruments, deferred tax assets and post-employment benefit assets) are located in Slovakia (at December 31, 2025, December 31, 2024 and January 1,2024).

Revenue from major customers

In thousands of EUR	2025	2024

Customer A	16,670	-
Customer B	4,287	-
Customer C	-	2,347
Other	222	141
	21,179	2,488

Each of the above customers represents more than 10% of the Group’s total revenue for the year.

9.	Sale of intellectual property, income from grants and other operating income

In thousands of EUR	2025	2024

Other income related from the sale of intellectual property	8,335	-
Income from grants	3,059	3,370
Other	9	686
	11,403	4,056

Other income related from the sale of intellectual property in the amount of EUR 8,335 thousand is the amount which the Group expects to collect from the transfer of IP to a customer. As the income from the transaction did not arise in the course of the Group’s ordinary activities, it was recognized within Sale of intellectual property, income from grants and other operating income with a corresponding entry to Trade receivables, contract assets and other receivables.

Out of the amount of Income from grants, EUR 2,919 thousand was granted in 2025 under the IPCEI scheme for expenses incurred in 2025 (2024: IPCEI grant EUR 3,186 thousand).

The following is an overview of R&D expenses incurred by the Group:

In thousands of EUR	2025	2024

Cost of purchased products	112	724
Raw material and energy consumption	499	953
Service expenses	449	-1,245
Personnel expenses	4,354	4,696
Depreciation and amortization	2,349	654
Other operating expenses	-	167
	7,763	8,439

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

10.	Service expenses

In thousands of EUR	2025	2024

IT costs	397	607
Consultancy and advisory	270	585
Services - BESS project	335	-
Research and development costs	185	126
Maintenance	178	162
Legal advisory and fees	147	264
Utilities and services to properties	137	173
Accounting and tax consulting	133	152
Other	742	1,023
	2,524	3,092

Consultancy and advisory services include mainly expenses for management consulting, strategic management advisory, technical advisory related to product development and product engineering, audit, financial modelling and financing advisory and other.

The product development costs have not been capitalised, as the Group was not able to separate them from the research costs reliably.

11.	Personnel expenses

In thousands of EUR	2025	2024

Wages and salaries	4,848	5,874
Remuneration to members of the Group and cooperative bodies	105	111
Other personnel expenses	959	1,344
Social and health insurance	1,740	1,829
Share-based payment expenses (ESOP)	9,052	7,781
Creation / release of the provision to health and social insurance (ESOP) (see Note 25)	(657)	890
	16,047	17,829

Share-based payment payroll expenses and share-based payments reserve

At December 31, 2025, the Group had the following share-based payment arrangement.

Share option programmes (equity-settled)

The Group established employee share option programmes (ESOP) that entitle key management personnel to obtain shares options in exchange for the service for the Group. Some employees are members of Board of Directors; some are contractors serving for the Group. The only condition of ESOP is the service condition. The share options are vesting at each anniversary of the grant date defined in the contract with employee. The contracted grant date may differ from the grant date determined for IFRS accounting. At each anniversary vests the proportionate equal share of total share options granted.

In 2024, some employees were given additional equity instruments, which vested in 2024, when granted.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

The terms and conditions of grants outstanding at the reporting date are as follows:

Period	Number of instruments granted	Vesting conditions	Contractual life of options
2020-2021	8,009	4 years’ service condition, vests at each anniversary of grant date / (3 years for 1 employee)	10 years
2022	661	4 years’ service condition, vests at each anniversary of grant date	10 years
2024-2025	882	4 years’ service condition, vests at each anniversary of grant date	10 years
2025	8,215	3 years’ service condition, vests at each anniversary of grant date	10 years
Additional options 2024	1,643	vested on modification	10 years
Total	19,411

The number and Weighted Average Exercise Prices (WAEP) of share options are as follows:

	Number of options in thousands	WAEP (NOK)
Outstanding at January 1, 2025	10,407	0.01
Granted during the year	8,342	0.01
Outstanding at December 31, 2025	18,749	0.01
Exercisable at December 31, 2025	10,406	0.01

	Number of options in thousands	WAEP (NOK)
Outstanding at January 1, 2024	8,671	0.01
Granted during the year	1,735	0.01
Outstanding at December 31, 2024	10,407	0.01
Exercisable at December 31, 2024	10,314	0.01

The share options outstanding at December 31, 2025 have a weighted average remaining contractual life of 8.2 years.

The total share-based payment expense recognized in profit or loss:

	2025	2024
Total share-based payment expense	8,395	8,671
of which: equity-settled awards	9,052	7,781
of which: social security contribution	(657)	890

No tax effect was recognized.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

The fair value of options granted and modified during the year is determined using the binomial option pricing model.

The key assumptions used in the measurement of fair value are as follows:

	2025	2024
Expected volatility	24.02% - 71.55%	24.02% - 70.84%
Risk-free interest rate	1.88% - 3.32%	2.38% - 3.73%
Expected life (years)	3 - 4	0 - 4
Dividend yield	-	-
Share price at grant/modification date	3.603	3.603

Expected volatility is based on historical volatility of publicly listed comparable companies with battery cell technology focus and comparable technology risk profiles.

The risk-free rate applied is the yield on German Federal Government Bonds.

Dividend yield of zero has been applied to all option grants as the Group has not paid dividends and, as a growth-stage company in the pre-profitability phase, is not expected to initiate the dividend payments during the relevant vesting periods.

Wages and salaries expenses

The decrease in wages and salaries expenses in the reporting period is primarily attributable to the dissolution of InoBat Auto (UK) Limited, resulting in a reduction in the average number of employees and related personnel costs.

Other personnel expenses include cost related to the remuneration of individuals who provide services to the Group on a contractual basis (contractors).

12.	Other operating expenses

In thousands of EUR	2025	2024

Insurance	216	65
Taxes and fees	66	44
Impairment of receivables	31	635
Fines and penalties	5	2
Other	77	74
	395	820

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

13.	Net finance costs

In thousands of EUR	2025	2024

Interest expenses	1,349	2,091
Interest income	(85)	(19)
Interest expenses, net	1,264	2,072

Foreign exchange losses	85	40
Foreign exchange gains	(127)	(311)
Foreign exchange losses / (gains), net	(42)	(271)
Loss on dissolution of subsidiary	286	-
Other finance costs	586	661
Other finance costs, net	872	661

Net finance costs	2,094	2,462
Of which:
Finance income	(212)	(330)
Finance costs	2,306	2,792

Interest expenses comprise of interest incurred on loans and borrowings in amount of EUR 1,321 thousand (2024: EUR 2,077 thousand), including loans and other borrowings, as well as interest on lease liabilities.

In 2025 other finance costs are represented mostly by a contractual fine of EUR 250 thousand relating to breach of an investment agreement (EUR 250 thousand in 2024).

14.	Income taxes

Reconciliation of the effective tax rate

In thousands of EUR	2025	%	2024	%

Loss before tax for the year	(17,529)		(24,014)
Income tax using the Group’s average tax rate	(4,207)	24%	(5,043)	21%
Effect of tax rates in foreign jurisdictions	18	(0.1)%	27	(0.1)%
Tax effect of:
Non-deductible expenses	3,846	(21.9)%	2,290	(10)%
Tax exempt income	(9)	0.1%	-	0%
Current-year losses for which no deferred tax asset is recognized	80	(0.5)%	2,893	(12)%
Recognition of previously unrecognized tax losses	(85)	0.5%	(179)	0.7%
Unrecognized deferred tax	363	(2.1)%	12	(0)%
Minimum tax	4	(0)%	4	(0)%
Income tax expense in profit or loss / effective tax rate	10	(0.1)%	4	(0)%

The Slovak corporate income tax rate increased from 21% to 24% with effect from January 1, 2025. The impact of the change in tax rate on the Group’s current and deferred tax balances was not material.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Deferred taxes

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Property, plant and equipment	2,271	(583)	(836)
Intangible assets	333	-	-
Inventory	23	-	-
Trade and other payables	21	84	205
Receivables	415	8	-
Deferred income	121	128	118
Provisions	262	419	180
Loans and borrowings	(18)	3	497
Lease liability	42	47	46
Other	223	201	-
Tax losses carried forward	8,208	9,718	5,754
Deferred tax asset calculated	11,903	10,025	5,965
Deferred tax asset unrecognized	11,903	10,025	5,965

Deferred income taxes are calculated using the currently enacted tax rate expected to apply when the asset is realised, or the liability settled.

Unused tax losses and deductible temporary differences for which a deferred tax asset is not recognized:

In thousands of EUR	December 31, 2025		December 31, 2024		January 1, 2024
	Gross value	Tax impact	Gross value	Tax impact	Gross value	Tax impact
Unused tax losses	34,202	8,208	40,490	9,718	27,393	5,754
Other	15,392	3,694	551	307	1,002	211
Unrecognized deferred tax asset	49,594	11,903	41,041	10,025	28,395	5,965

The Group incurred tax losses for reporting periods 2021 to 2025 whose remaining value can be claimed in the future in the total amount of EUR 34,202 thousand. Of this, tax losses incurred by InoBat Europe j. s. a. in the amount of EUR 30,798 thousand can be amortized over a period of 5 years up to a maximum amount of 50% from the reported tax base. Tax losses incurred by InoBat AS in the amount of EUR 3,403 thousand can be amortized for unlimited period.

The Group is in its start-up phase and only started recognizing revenue in 2021. Taking into consideration the start-up phase of the Group, no deferred tax asset was recognized as the companies generate tax losses.

The overview of tax losses carried forward is provided below:

In thousands of EUR Reporting period when tax loss was incurred	Amount carried forward at December 31, 2025	Amount carried forward at December 31, 2024	Amount carried forward at January 1, 2024	Expiry date
2025	22	-	-	-
2024	13,435	13,435	-	2029
2023	4,230	4,230	4,230	2028
2022	12,331	12,331	12,667	2027
2021	4,184	6,646	6,648	2026
2020	-	3,848	3,848	2025
Total	34,202	40,490	27,393

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

15.	Property, plant and equipment

In thousands of EUR	Land	Buildings	Machinery and equipment	Asset under construction	Total
Balance at January 1, 2024	2,615	21,296	1,992	10,581	36,484
Acquisitions	23	111	4,059	511	4,704
Transfers	-	-	10,091	(10,091)	-
Disposals	-	-	(29)	(379)	(408)
Balance at December 31, 2024	2,638	21,407	16,113	622	40,780

Balance at January 1, 2025	2,638	21,407	16,113	622	40,780
Acquisitions	-	-	40,297	202	40,499
Transfers	-	-	386	(386)	-
Disposals	-	-	(16)	(14)	(30)
Balance at December 31, 2025	2,638	21,407	56,780	424	81,249

Depreciation and impairment losses
Balance at January 1, 2024	-	357	547	-	904
Depreciation charges	-	1,111	835	-	1,946
Disposals	-	-	(29)	-	(29)
Balance at December 31, 2024	-	1,468	1,353	-	2,821

Balance at January 1, 2025	-	1,468	1,353	-	2,821
Depreciation charges	-	1,090	8,314	-	9,404
Disposals	-	-	(16)	-	(16)
Balance at December 31, 2025	-	2,558	9,651	-	12,209

Carrying amount
At January 1, 2024	2,615	20,939	1,445	10,581	35,580
At December 31, 2024	2,638	19,939	14,760	622	37,959

At January 1, 2025	2,638	19,939	14,760	622	37,959
At December 31, 2025	2,638	18,849	47,129	424	69,040

Loss on disposals includes a write-off of assets under construction related to a discontinued project in 2024, see Note 16.

Leased property

The Group leases administrative premises, which are included within “Buildings” in the above table. As at December 31, 2025, the carrying amount of the related right-of-use assets recognized in accordance with IFRS 16 Leases is EUR 155 thousand (2024: EUR 187 thousand).

Property, plant and equipment

The Group acquired the building in Voderady, Slovakia in 2020 and reconstructed it for the use of battery production line, R&D centre and administrative purposes.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

In February 2025, the Group entered an in-kind share subscription transaction with Shanghai Xuanyi Oufei New Energy Dev. Co., Ltd. As part of this agreement, the Group issued shares to Shanghai Xuanyi Oufei New Energy Dev. Co., Ltd. to settle the liabilities from the acquisition of (i) a semi-solid manufacturing line, recognized within property, plant and equipment at EUR 40,100 thousand, and (ii) a technology licence, including related intellectual property rights, recognized within intangible assets at EUR 10,000 thousand (see Note 16).

The capital increase was affected through the issuance of 13,905,078 new shares at a price of EUR 3.603 per share, for a total consideration of EUR 50,100 thousand.

This transaction represents a non-cash capital contribution and is reflected as an increase in both property, plant and equipment and intangible assets, with a corresponding increase in equity.

Lien

As at December 31, 2025, a lien was established over land, buildings and machinery and equipment with a carrying amount of EUR 22,000 thousand (2024: EUR 23,000 thousand), up to a maximum amount of EUR 19,000 thousand, in favour of the lender (non-bank entity loan, refer to Note 23).

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

16.	Intangible assets

In thousands of EUR	Note	Licenses & Software	Total
Cost
Balance at January 1, 2024		1,898	1,898
Acquisitions (purchases)		230	230
Transfers		-	-
Disposals		(1,664)	(1,664)
Balance at December 31, 2024		464	464

Balance at January 1, 2025		464	464
Acquisitions (purchases)	15	10,002	10,002
Transfers		-	-
Disposals		-	-
Balance at December 31, 2025		10,466	10,466

Amortization and impairment losses
Balance at January 1, 2024		6	6
Amortization for the period		88	88
Balance at December 31, 2024		94	94

Balance at January 1, 2025		94	94
Amortization for the period		1,483	1,483
Balance at December 31, 2025		1,577	1,577

Carrying amount
At January 1, 2024		1,892	1,892
Balance at December 31, 2024		370	370

At January 1, 2025		370	370
Balance at December 31, 2025		8,889	8,889

In 2025 acquisitions contains technology licence, including related intellectual property rights, in the amount of EUR 10,000 thousand. For more details refer to Note 15.

In 2024, disposals related to a write-off of discontinued projects relating to batteries, packaging design, traceability solution and software (see also loss on disposal in Note 15).

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

17.	Grant receivable, loan receivables and other assets

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024
Government grants receivable	6,282	3,998	387
Loan receivables	1,487	1,433	-
Value added tax	1,622	589	300
Advance payments made	102	108	16
Prepaid expenses	152	206	140
Receivables from employees	-	-	630
Other	18	38	1
	9,663	6,372	1,474

Current	9,648	6,347	1,449
Non-current	15	25	25
	9,663	6,372	1,474

Government grants

At December 31, 2025, the Group has several research projects funded from various public sources in Slovakia or within EU. The purpose of these projects is to fund various research activities to gain knowledge that would improve the battery functionalities and durability.

The related funding represents government grants and is primarily assessed as grants related to income, as they are intended to compensate research and development expenses. Accordingly, these grants are recognized in profit or loss within Sale of intellectual property, income from grants and other operating income over the period in which the related costs are incurred, in line with the Group’s accounting policy. To the extent that the grants are received in advance of the recognition in profit or loss, they are recognized as Government grants in the Consolidated Statement of Financial Position.

These projects are regularly evaluated and management performs an assessment if the conditions for recognition of the grant are met and whether there is reasonable assurance that the Group will comply with the conditions attached to each grant in the future. This assessment involves judgement, particularly in evaluating the achievement of technical milestones, eligibility of incurred costs and compliance with the conditions defined by the grant authorities. These factors are monitored on an ongoing basis through project tracking and communication with the relevant authorities.

As at December 31, 2025 the largest grant receivable relates to development of a solid-state battery under the IPCEI scheme (Important Projects of Common European Interest – grant scheme coming from the European Commission) with an estimated subsidy of EUR 6,105 thousand (December 31, 2024: EUR 3,186 thousand, January 1, 2024: EUR 0).

Government grants recognized as Deferred income relating to:

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Capital expenditure	1,055	1,126	1,225
Operating expenditure	-	-	-
Non-current	1,055	1,126	1,225

Capital expenditure	71	71	43
Operating expenditure	317	971	197
Current	388	1,042	240
Total	1,443	2,168	1,465

A significant portion of government grants recognized as deferred income in the Consolidated Statement of Financial Position (EUR 1,126 thousand as at December 31, 2025; EUR 1,197 thousand as at December 31, 2024; and EUR 1,268 thousand as at January 1, 2024) relates to the government grant received in 2020 in relation to the acquisition of the building in Slovakia and is recognized in profit or loss over the useful life of the building for which the grant was received.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Loan receivables

In August 2024, InoBat Europe j. s. a. provided the loans in the total amount of EUR 1,450 thousand to the associate GIB EnergyX Slovakia s.r.o. (see Note 29 Related parties for further information and Note 30 Financial risk management for further information).

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Gross carrying amount	1,523	1,468	-
Loss allowance (Stage 1)	(36)	(35)	-
Net carrying amount	1,487	1,433	-

Movement in loss allowance:

In thousands of EUR	2025	2024

Opening balance	35	-
Charge for the year	1	35
Closing balance	36	35

Value added tax

The value added tax receivable relates to input value added tax and is expected to be fully recoverable from the tax authorities.

18.	Inventories

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024
Material	454	506	302
Work in progress	39	-	-
Finished goods	6	-	-
Write-down to net realisable value	(97)	-	-
	402	506	302

In 2025 inventories of EUR 202 thousand (2024: EUR 974 thousand) were recognized as an expense during the year and included in raw material and energy consumption including write-downs of inventories to net realisable value of EUR 97 thousand (2024: nil).

The write-downs relate primarily to slow-moving and/or obsolete inventory items. No reversals of inventory write-downs were recognized during the period (2024: nil).

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

19.	Trade receivables, contract assets and other receivables

In thousands of EUR	December 31, 2025	December 31, 2024	January ,1 2024

Trade receivables	3,517	612	26
Impairment loss	(600)	(600)	-
Trade receivables	2,917	12	26
Contract asset	1,487	-	-
Other receivables	-	115	-
Trade receivables, contract assets and other receivables – current	4,404	127	26
Other receivables	8,335	-	-
Impairment loss	(30)	-	-
Other receivables – non-current	8,305	-	-

Other receivables in the amount of EUR 8,335 thousand represent the net present value of compensation for the transfer of intellectual property rights to a customer. The transaction relates to a transfer of Intellectual Property (“IP”) and does not form part of the Group’s ordinary activities. As the Group had no history of similar transactions and the arrangement does not represent revenue from contracts with customers, the resulting gain has been recognized as Other income related from the sale of intellectual property (see Note 9) with corresponding entry to Trade receivables, contract assets and other receivables.

Contract assets in the amount of EUR 1,487 thousand relates to revenue recognized over time, where the stage of completion was measured using the input method based on costs incurred and where revenue recognized exceeded the amount received or receivable from the customer at the reporting date.

Analysis of trade and other receivables, contract assets and other receivables as at December 31, 2025 according to loss allowance matrix:

In thousands of EUR	Weighted-average loss rate	Gross carrying amount	Loss allowance	Credit-impaired
Trade receivables current (not past due)	0.00%	2,917	-	No
Trade receivables more than 360 days past due	100.00%	600	600	Yes
Loan receivables (Stage 1) (Note 17)	2.36%	1,523	36	No
Contract asset	0.00%	1,487	-	No
Other receivables (not past due)	0.37%	8,336	30	No
		14,863	666

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Analysis of trade receivables, contract assets and loan receivables as at December 31, 2024 according to loss allowance matrix:

In thousands of EUR	Weighted-average loss rate	Gross carrying amount	Loss allowance	Credit-impaired

Not past due	0.00%	1	-	No
120 - 360 days past due	98.19%	611	600	Yes
Loan receivables (Stage 1) (Note 17)	2.38%	1,468	35	No
		2,080	635

As at January 1, 2024, no loss allowance was recognized.

The movement in the impairment loss in respect of trade receivables, other receivables and loan receivables and during the year was as follows.

In thousands of EUR	2025	2024
Balance at January 1	635	-
Net remeasurement of impairment loss	31	635
Balance at December 31	666	635

Substantially all the receivables are denominated in EUR. The Group’s exposure to credit and currency risks, and impairment losses related to trade and other financial receivables, contract assets and loan receivables are disclosed in Note 30 Financial risk management.

As at December 31, 2025, there were no pledged trade and other financial receivables (as at December 31, 2024: none, as at January 1, 2024: none). No lien or other form of legal security have been established on trade and other financial receivables as at December 31, 2025 (as at December 31, 2024: none, as at January 1, 2024: none). The Group does not record any receivables that are not at its full disposal.

20.	Cash and cash equivalents

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Bank balances	105	2,607	9,973
Term deposits, overnight with banks (cash equivalent)	5,054	2,350	-
	5,159	4,957	9,973

The bank balances are payable on demand. ECL associated with cash and cash equivalents is immaterial.

21.	Share capital and funds

The approved and subscribed share capital of the Company as at December 31, 2025 is EUR 135 thousand (as at December 31, 2024: EUR 122 thousand, as at January 1, 2024: EUR 111 thousand). The registered share capital is paid in full. (as at December 31, 2024 and January 1, 2024: The registered share capital has been fully paid. Contributions related to share capital not yet registered in the commercial register are presented within equity as Unregistered capital reserve.)

Total authorised and issued share capital of the Group amounts to EUR 135 thousand as at December 31, 2025 (December 31, 2024: EUR 122 thousand, as at January 1, 2024: EUR 111 thousand). Holders of these shares are entitled to dividends as declared and are entitled to one vote per share at general meetings of the Group.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

The share capital consists of 138,127,837 ordinary shares. The nominal value of the share is NOK 0.01.

Share capital and share premium

During the years ended December 31, 2024 and December 31, 2025, the Company completed the following capital increases:

In thousands of EUR (except per share amount)	Number of shares	Issue price (EUR/share)	Share capital	Share premium

Balance at January 1, 2024	109,968,821		111	44,176
July 5, 2024	1,413,569	3.603	1.1	5,092
July 31, 2024	5,550,929	3.603	4.7	19,995
September 9, 2024	5,711,306	2.097 / 3.603	4.8	12,155
Share issue costs				(466)
Balance at December 31, 2024	122,644,625		122	80,952
February 21, 2025	1,578,134	3.603	1.0	5,685
March 28, 2025	13,905,078	3.603	12	50,087
Share issue costs				(76)
Balance at December 31, 2025	138,127,837		135	136,648

Translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations into the Group’s presentation currency.

On disposal of a foreign operation, in whole or in part, the cumulative amount of the translation differences relating to that foreign operation is reclassified from translation reserve to profit or loss. During the year, the Group recognized a cumulative foreign currency translation loss of EUR 286 thousand in profit or loss as foreign exchange loss in connection with the dissolution of InoBat Auto (UK) Limited (see Note 13).

Unregistered capital reserve

Unregistered share capital reserve represents contributions received by the Group in connection with increases in share capital that had not yet been legally registered as at the reporting date.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

22.	Earnings per share

Basic and diluted earnings per share

The calculation of basic and diluted EPS has been based on the following profit attributable to ordinary shareholders and weighted-average number of ordinary shares outstanding.

Profit (loss) attributable to ordinary shareholders (basic and diluted):

In thousands of EUR	2025	2024
Loss for the year, attributable to the owners of the Group	(17,531)	(23,958)

Weighted-average number of ordinary shares (basic and diluted):

	2025	2024
Issued ordinary shares at January 1	122,644,625	109,968,821
Effect of shares issued	11,743,920	5,270,374
Weighted-average number of ordinary shares at December 31	134,388,545	115,239,195

Basic and diluted loss per share are identical for both periods presented. The Group incurred a loss during the year and therefore the effect of outstanding share-based payment arrangements was anti-dilutive. Accordingly, potential ordinary shares arising from ESOP arrangements were excluded from the calculation of diluted loss per share.

23.	Loans and borrowings

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Non-current
Loan from non-bank entity	-	-	5,000
Other loans	-	-	1,686
Lease liabilities	146	173	200
	146	173	6,886
Current
Loan from non-bank entity	8,001	8,011	12,367
Other loans	-	-	15,913
Other borrowings	2,401	-	-
Lease liabilities	28	24	21
	10,430	8,035	28,301
Total loans and borrowings	10,576	8,208	35,187

Other borrowings represent loans received from private individuals (non-institutional lenders). Interest rates and repayment terms are agreed individually for each arrangement.

Other loans represented convertible loans which were converted and reclassified to other reserves within equity in 2024.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

An overview of received loans and borrowings is given in the following table:

In thousands of EUR	Currency	Maturity	December 31, 2025	December 31, 2024	January 1, 2024
Loans and borrowings
Loan from non-bank entity	EUR	Sep 30, 2026	8,001	8,011	17,367
Other borrowings	EUR	Until the end of 2026	2,401	-	-
Other loans	EUR	2024, 2029 and 2031	-	-	17,599
Loans and borrowings			10,402	8,011	34,966

The carrying amounts and fair values of Loans and borrowings are disclosed in Note 31 Fair value disclosure.

Reconciliation of movements in liabilities from financing activities:

In thousands of EUR	Lease liabilities	Loans and borrowings	Total

Balance at January 1, 2024	221	34,966	35,187
Changes in cash flow from financing activities
Proceeds from loans and borrowings	-	8,253	6,953
Repayments of loans and borrowings	-	(13,800)	(12,500)
Repayment of principal of lease liabilities	(24)	-	(24)
Interest paid	(14)	(1,551)	(1,565)
Total changes in cash flow from financing activities	(38)	(7,098)	(7,136)

Other changes
Interest expense	14	2,077	2,091
Conversion of loan payable to equity	-	(21,934)	(21,934)
Total other changes	14	(19,857)	(19,843)

Balance at December 31, 2024	197	8,011	8,208

Balance at January 1, 2025	197	8,011	8,208
Changes in cash flow from financing activities
Proceeds from loans and borrowings	-	2,350	2,350
Repayments of loans and borrowings	-	-	-
Repayment of principal of lease liabilities	(23)	-	(23)
Interest paid	(28)	(1,250)	(1,278
Total changes in cash flow from financing activities	(51)	1,100	1,049

Other changes
Interest expense	28	1,321	1,349
Other changes	-	(30)	(30)
Total other changes	28	1,291	1,319

Balance at December 31, 2025	174	10,402	10,576

Current at December 31, 2025	28	10,402	10,430
Non-current at December 31, 2025	146	-	146

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

24.	Trade and other payables

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Trade payables	14,384	1,810	1,646
Unbilled supplies	87	184	62
Trade payables current	14,471	1,994	1,708
Contract liabilities	552	552	119
Payables from grants	230	-	611
Other payables	782	552	730
Trade and other payables current	15,253	2,546	2,438

Substantially all trade payables are denominated in EUR.

Aging structure of current trade payables

The aging structure of current trade payables is provided in the table below:

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Trade payables – past due	1,116	1,310	116
Trade payables – current (not past due)	13,355	684	1,592
	14,471	1,994	1,708

The structure of trade payables according to their remaining maturity is presented in Note 30 Financial risk management. Trade payables are not secured by a lien or other collateral.

25.	Provisions

The Group recognises a liability for social security and health insurance contributions arising from ESOP. The obligation arises upon vesting and is calculated based on the fair value of the underlying equity instruments at each reporting date. The liability is remeasured at each reporting date, with changes in the measurement recognized in profit or loss within Personnel expenses (see Note 11).

The movements in provisions during the current and previous year are as follows:

In thousands of EUR	2025	2024
Balance as at January 1	1,997	856
Provisions made during the year	417	1,141
Provisions reversed during the year	(700)	-
Balance as at December 31	1,714	1,997
Non-current	-	-
Current	1,714	1,997
Total	1,714	1,997

The provision is classified as current, as the Group has no unconditional right to defer payment for more than 12 months from the balance sheet date.

The liability is measured based on the fair value of the underlying equity instruments. The provision is sensitive to increase or decrease in the fair value of shares, a 10% increase of fair value would increase the provision by 10%, whereas a 10% decrease in fair value of the shares would decrease the provision by 10%.

Current provision of EUR 500 thousand as at December 31, 2025 (EUR 250 thousand as at December 31, 2024) represents obligation to pay contractual fine of EUR 500 thousand relating to breach of the investment agreement.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

26.	Other liabilities

In thousands of EUR	December 31, 2025	December 31, 2024	January 1, 2024

Liabilities to employees	397	627	755
Social security	210	298	75
Other tax liabilities	43	91	25
Other liabilities	650	1,016	855
Current	650	1,016	855
Non-current	-	-	-
	650	1,016	855

27.	Commitments

Contractual commitments related to purchase of property, plant and equipment of the Group amount up to EUR 641 thousand, which are expected to be settled in 2026 (EUR 272 thousand at December 31, 2024).

28.	Remuneration to the Board of Directors and Management

Members of the Board of Directors and management receive remuneration for their services to the Group in accordance with contractual arrangements approved by the relevant governing bodies.

Total remuneration comprises short-term employee benefits, including salaries, bonuses and other benefits, and, where applicable, share-based payments granted under the Group’s share-based compensation arrangements.

The aggregate remuneration paid or payable is as follows:

In thousands of EUR	2025	2024

Salaries and other short-term employee benefits	1,263	2,227
Key management personnel services provided by the management entities	554	653
Share-based payment payroll expenses (ESOP)	8,229	423
Mandatory state defined contribution pension plans	123	219

The arrangements of key management personnel services do not involve the provision of management personnel by a third-party management company, but rather the direct provision of services by the relevant individuals who are themselves members of key management personnel.

No loans were granted to the key management and the members of the Board of Directors. No guarantees were granted to the key management and the members of the Board of Directors.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

29.	Related parties

Identity of related parties

Related parties of the Group are shareholders, statutory bodies, directors and executive directors of the Group, as well as an associate of the Group.

Transactions with shareholders

The Group carried out the following transactions with its shareholders in 2025 and 2024:

	Transaction values for year ended
In thousands of EUR	2025	2024
Increase in Share premium	-	561
Increase in Share capital	1,733	0.1
Proceeds from loans and borrowings	-	1,300
Repayment of loan and interest	-	(1,300)
Interest expense	-	48

Transactions with an associate

The Group carried out the following transactions with associate GIB EnergyX Slovakia s.r.o.:

	Transaction values for year ended		Balance outstanding at December 31
In thousands of EUR	2025	2024	2025	2024
Loan granted / Loan receivable including accrued interests / Loan receivable (Note 17)	-	1,450	1,523	1,468
Interest income (Note 13) / Interest receivable	54	18	-	-
Short term loan received / Loans and borrowings payable (Note 23)	800	-	-	-
Interest expense (Note 13) / Interest payable	16	-	-	-

Entities controlled by members of key management personnel

During the year, the Group entered into the following transactions with entities controlled by members of key management personnel:

	Transaction values for year ended		Balance outstanding at December 31
In thousands of EUR	2025	2024	2025	2024
Sales of intellectual property / Receivables (Note 9 / 19)	8,335	-	8,305	-
Purchase of services (consultancy and advisory) / Payables (Note 10 / 24)	40	163	21	156
Loan received including accrued interests / Loans and borrowings liability (Note 13 / 23)	265	-	206	-

In December 2025, the Group transferred intellectual property to an entity controlled by a member of the Group’s key management personnel. The contractual consideration amounts to EUR 10,000 thousand and is payable through annual payments calculated as 3% of defined product-related revenues, with any remaining balance due on 31 May 2031. Due to the deferred payment terms, the receivable was initially recognized at its present value of EUR 8,335 thousand. At 31 December 2025, the gross carrying amount was EUR 8,335 thousand and the related expected credit loss allowance and impairment expense were EUR 30 thousand, resulting in a net carrying amount of EUR 8,305 thousand. The receivable is unsecured and no guarantees or other credit enhancements have been provided.

During the reporting period, the Group entered into loan transactions with members of key management personnel. The loans amounted to EUR 70 thousand and were fully repaid within the period. Interest expense incurred in relation to these loans amounted to EUR 2 thousand.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

30.	Financial risk management

Overview

The Group has exposure to the following risks arising from financial instruments:

●	credit risk,

●	liquidity risk,

●	market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, developing policies and processes for measuring and managing risk, and the Group’s management of capital. Further quantitative disclosures are included throughout these Consolidated Financial Statements.

The management have overall responsibility for the establishment and oversight of the Group’s risk management framework. The Group’s risk management policies are continuously developing to be capable to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems, when will be prepared and established, are planned to be reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its developing training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

The management of the Group monitor compliance with the Group’s risk management policies and procedures and review the adequacy of the risk management framework in relation to the risks faced by the Group.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding loans receivables and receivables. The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the factors that may influence the credit risk of its customer base, including the default risk associated with the industry and country in which customers operate. The Group has established a credit policy under which each new customer is analyzed individually for creditworthiness before the payment and delivery terms and conditions are offered to this customer. The Group’s review includes external ratings, if they are available, Consolidated Financial Statements, credit agency information, industry information and in some cases bank references. Where applicable, sale limits are established for each customer and reviewed regularly.

Exposure to credit risk

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the Consolidated Statement of Financial Position. The Group applies expected credit loss model to loan receivables, trade and other receivables. While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial (see also note below).

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Bank balances

The credit quality of bank account balances may be summarised as follows:

In thousands of EUR

Counterparty	Rating	December 31, 2025	December 31, 2024	January 1, 2024
Tatra banka, a.s. (EUR, NOK, USD, GBP)	A2	5,159	4,945	9,430
Slovenská sporiteľňa (EUR)	A3	-	1	524
Raiffeisen bank (RSD)	A2	-	6	19
Barclays Bank PLC (GBP)	A-2	-	5	-
Bank accounts (Note 20)		5,159	4,957	9,973

The Group uses an independent rating from Moody’s. The Group believes that these are low credit risk bank balances to which the 12-month expected losses would be applied. Due to the insignificance, the Group did not recognise an impairment loss for cash and cash equivalents at all three reporting dates.

Trade and other receivables

The group applies the simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. For more details refer to Note 4) f).

The ageing structure of trade receivables is provided below:

In thousands of EUR	December 31, 2025	December 31, 2024	January, 2024
Current (not past due)	2,917	1	26
120 – 360 days past due	-	611	-
More than 360 days past due	600	-	-
Impairment loss	(600)	(600)	-
	2,917	12	26

Impairment loss allowance on trade and other receivables as at December 31, 2025 was determined as follows:

In thousands of EUR	Note	Carrying amount	Expected loss rate	Loss allowance
Customer 1 (more than 360 days past due)	19	600	100%	600
Customer 2 (current – not past due)	19	8,335	-	30
Other customers	19	2,917	-	-
		11,852		630

Impairment loss allowance on trade and other receivables as at December 31, 2024 was determined as follows:

In thousands of EUR	Note	Carrying amount	Expected loss rate	Loss allowance
Customer 1 (120 - 360 days past due)	19	600	100%	600
		600		600

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

Credit risk exposure is concentrated in a small number of customers as is not unusual for a start-up business.

Movements on the impairment loss of trade receivables and contract assets are as follows:

In thousands of EUR	2025	2024

As at January 1	600	-
Impairment loss recognized during the period in profit or loss	30	600
As at December 31	630	600

Other receivables

Other receivables are current and mainly include loans to related parties and other receivables. The Group believes that these are low credit risk receivables to which the 12-month expected losses would be applied. An impairment loss was recognized on a loan to an associate (see Note 17). Due to the insignificance, the Group did not recognise an impairment loss on other receivables both in 2025 and 2024.

In June 2024 the associate GIB EnergyX Slovakia s.r.o. obtained investment aid from the Ministry of Economy of the Slovak Republic in the amount of EUR 214,000 thousand for investment in a battery production plant for electric vehicles in Šurany, Slovakia. The investment aid represents a significant source of financing for the associate’s planned capital expenditure and is relevant in the context of the associate’s liquidity and ability to meet its obligations, including the loan provided by the Group. The grant is expected to support the associate’s cash flows and reduce its reliance on external funding during the construction phase. The grant is conditional on the construction of the plant.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

The table below analyses the Group’s financial liabilities according to their remaining maturity. The amounts disclosed in the table are the contractual undiscounted cash flows including interest. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

December 31, 2025

In thousands of EUR	Note	Total amount	Less than 1 month	1-3 months	4-12 months	1 – 2 years	2 – 5 years	More than 5 years
Lease liabilities	23	231	2	5	21	53	150	-
Loans and borrowings	23	11,284	302	181	10,801	-	-	-
Trade payables	24	14,471	9,801	320	4,350	-	-	-
		25,986	10,105	506	15,172	53	150	-

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

December 31, 2024

In thousands of EUR	Note	Total amount	Less than 1 month	1-3 months	4-12 months	1 – 2 years	2 – 5 years	More than 5 years
Lease liabilities	23	280	2	4	18	53	159	44
Loans and borrowings	23	8,838	95	181	8,562	-	-	-
Trade payables	24	1,994	1,843	151	-	-	-	-
		11,112	1,940	336	8,580	53	159	44

January 1, 2024

In thousands of EUR	Note	Total amount	Less than 1 month	1-3 months	4-12 months	1 – 2 years	2 – 5 years	More than 5 years
Lease liabilities	23	330	2	3	16	53	159	97
Loans and borrowings	23	38,650	178	845	29,956	5,524	-	2,147
Trade payables	24	1,708	1,392	316	-	-	-	-
		40,688	1,572	1,164	29,972	5,577	159	2,244

Market risk

Market risk is the risk that changes in market prices – e.g. foreign exchange rates, interest rates and equity prices – will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

Currency risk

Foreign currency risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency other than the Group´s functional currency.

The Group is exposed to foreign currency risk on cash on hand and on purchases that are partially denominated in a currency other than the functional currencies of the underlying entities, which are primarily EUR.

Other currencies occasionally used in Group´s transactions are GBP and NOK. The change in value of the EUR against other foreign currencies would not have material impact to the Group’s profit or loss as majority of transactions is performed in EUR.

Management believes that a reasonably possible change in the value of EUR against other currencies would not have a significant impact on profit or loss, as the Group conducts almost all its transactions in EUR.

Interest rate risk

Borrowings issued at variable rates would expose the Group to cash flow interest rate risk. All borrowings of the Group are at fixed rates and are measured at amortized cost so no risk is arising from exposure to variable rates.

Capital management

The Group’s objective is to maintain a strong capital position that supports the sustainable growth and future development of its business operations. Capital needs are primarily satisfied through additional contributions from shareholders. For more information on share issues during the current reporting period refer to Note 21 Share capital and funds.

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

The Group monitors capital using a ratio of ‘net debt’ to ‘equity’. Net debt is calculated as total liabilities (as shown in the Consolidated Statement of Financial Position) less cash and cash equivalents. Equity comprises all components of equity.

In thousands of EUR	Note	December 31, 2025	December 31, 2024	January 1, 2024
Total liabilities		29,636	15,935	40,801
Less cash and cash equivalents	20	(5,159)	(4,957)	(9,973)
Net debt		24,477	10,978	30,828
Equity		76,226	34,356	8,446
Net debt to equity ratio		0.32	0.32	3.65

31.	Fair value disclosure

Fair values are determined using valuation techniques that maximise the use of observable inputs and minimise the use of unobservable inputs.

Quoted market prices are used where available. For instruments not traded in active markets, fair values are estimated using discounted cash flow techniques based on market inputs, including interest rates, credit risk, foreign exchange rates and, where relevant, equity prices.

Fair values are categorized into a three-level hierarchy:

-	Level 1: quoted prices in active markets,

-	Level 2: observable inputs other than quoted prices,

-	Level 3: unobservable inputs.

The carrying amounts of loan receivables, trade and other receivables and payables approximate their fair values due to their short-term nature.

The fair value of loans and borrowings is determined using discounted cash flow techniques and is classified within Level 3. Due to the use of entity-specific assumptions and current market rates, the fair value differs from the carrying amount.

The fair values and the carrying amounts of assets and liabilities not measured at fair value, are as follows:

	December 31, 2025		December 31, 2024
In thousands of EUR	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Loan receivables	1,487	1,487	1,433	1,433
Trade receivables and other receivables, net	11,223	11,223	127	127
Cash and cash equivalents	5,159	5,159	4,957	4,957
Assets total	17,869	17,869	6,517	6,517
Liabilities
Loans and borrowings	10,576	10,637	8,208	8,238
Trade payables	15,253	15,253	2,546	2,546
Liabilities total	25,829	25,890	10,754	10,784

InoBat AS

Notes to the Consolidated Financial Statements

In thousands of EUR

32.	Subsequent events

After the reporting date, the following changes occurred:

●	In March 2026, the Group’s principal operating subsidiary InoBat Auto j.s.a. was renamed InoBat Europe j. s. a.

●	In April 2026, 3 employees were granted 6,572 thousand of equity share options under continuing ESOP plan.

●	In April 2026, the Group entered into an amendment to the loan agreement with its associate GIB EnergyX Slovakia s.r.o., under which the contractual maturity date of the loan receivable was extended. As the amendment was executed after the reporting date and does not provide evidence of conditions that existed at December 31, 2025, management concluded that the extension constitutes a non-adjusting event after the reporting period. Accordingly, no adjustment has been made to the carrying amount or classification of the loan receivable recognised as at December 31, 2025.

●	On July 24, 2026 InoBat AS concluded an Agreement called the Business Combination Agreement with Cartesian Growth Corporation II, a special purpose acquisition company. The Business Combination Agreement also includes $77.5 million in new capital committed by institutional investors, former CGC shareholders and InoBat’s current shareholders. The preliminary accounting treatment should this be completed is not within the scope of IFRS 3. There is no minimum-cash condition to closing. The purpose of these transactions is to list the shares of InoBat on the NASDAQ stock exchange, management expects the above transactions will be completed by December 31, 2026.

●	On July 30, 2026, InoBat signed a Joint Development Agreement with Clarios Advanced Solutions LLC, global leader in low-voltage battery technologies for mobility. As a result of this agreement InoBat expects to recognise service revenues from contracts with customers in 2026 and 2027.

●	In August 2026, InoBat AS increased share capital as a result of conversion of 1,642 thousand of options under ESOP into new shares for nominal value of EUR 2 thousand.

●	On August 31, 2026, the Group agreed to extend the repayment term of a loan from a non-bank lender by two years to September 30, 2028.

●	In September 2026, the Group concluded an exchange transaction of a temporary idle production line located in China for a new BESS production line with a third party. This transaction resulted from negotiations initiated prior to the reporting date and is considered a non-adjusting event as the exchange was not completed as at year-end. The transaction is expected to have no material impact on the Group’s financial position, as the fair value of the exchanged assets is approximately equal.

●	In September 2026, Board of InoBat AS decided to increase share capital by issuing 6,572 thousand of shares as a result of conversion of options under ESOP into new shares for nominal value.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND BETWEEN

CARTESIAN GROWTH CORPORATION II

AND

INOBAT AS

DATED AS OF JULY 24, 2026

Annex A-i

(continued)

Annex A-ii

(continued)

ANNEXES

Annex A	Key Supporting Company Shareholders
Annex B	Key Persons

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 24, 2026, is made by and between Cartesian Growth Corporation II, a Cayman Islands exempted company (“CGC”) and InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (the “Company”). CGC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, CGC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of CGC, CGC is required to provide an opportunity for its shareholders to have their outstanding CGC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the CGC Shareholder Approval;

WHEREAS, as of the date of this Agreement, CGC II Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), owns 5,649,999 CGC Class A Shares and 1 CGC Class B Share;

WHEREAS, it is contemplated that (i) the Company will cause the formation of InoBat B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“ListCo”) and (ii) ListCo will cause the formation of InoBat Cayman Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of ListCo (“Merger Sub”), in each case for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, the Transaction Share Consideration (which includes the maximum number of Upfront Consideration Shares and the maximum number of Earn-Out Shares) values the Company at an aggregate amount equal to $1,265,000,000;

WHEREAS, it is contemplated that, promptly following the formation of ListCo, Company Shareholders who hold at least 90% of the outstanding Company Shares, Company Shares to be issued upon conversion of the Company Convertible Notes, and Company Shares underlying Company Options will enter into an irrevocable shareholder undertaking (the Company Shareholders that enter into such undertaking prior to the Closing, collectively, the “Company Undertaking Shareholders”; and such undertaking, collectively, the “Company Shareholder Undertaking”), to be executed by and among ListCo, the Company, and the Undertaking Company Shareholders, pursuant to which, among other things, each Undertaking Company Shareholder: (a) will grant one or more powers of attorney permitting and directing the respective authorized persons identified in such powers of attorney (acting on behalf of such Undertaking Company Shareholder) and the proxyholders under such powers of attorney to, as applicable, execute (i) the Dutch Deeds of Issue, (ii) a notarized contribution and transfer agreement or other share transfer agreement, in each case governed by Norwegian law, in a form and substance reasonably satisfactory to CGC (the “Norwegian Share Transfer Deed”) or one or more alternative agreements which will cause ListCo to own directly at least 90% of the outstanding Company Shares, Company Shares to be issued upon conversion of the Company Convertible Notes, and Company Shares underlying Company Options at the Closing, and (iii) any Ancillary Documents to which such Undertaking Company Shareholder is or will be a party (including an Earn-Out Agreement), (b) undertake to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Ancillary Documents, and (c) agree to certain covenants to support the transactions contemplated by this Agreement and the other Ancillary Documents (including restrictions on the sale, disposition or transfer of the Company Shares held by such Undertaking Company Shareholder (the “Undertaking Company Shares”)), in each case, on the terms and subject to the conditions set forth in the Company Shareholder Undertaking;

WHEREAS, prior to the CGC Merger, in accordance with this Agreement and the Company Shareholder Undertaking, the Undertaking Company Shareholders and ListCo shall effect the Exchange;

Annex A-1

WHEREAS, on the Closing Date, (i) Merger Sub will merge with and into CGC (the “CGC Merger”), with CGC surviving the CGC Merger as a wholly-owned Subsidiary of ListCo, and (ii) pursuant to the CGC Merger, each CGC Share shall be automatically converted as of the CGC Merger Effective Time into the right to receive one (1) ListCo Common Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, CGC and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor shall agree to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the CGC Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of CGC, any other anti-dilution or similar protections with respect to the CGC Class B Shares (whether resulting from the transactions contemplated by the Investor Subscription Agreements or otherwise), (c) not exercise its right to convert the Sponsor Loans into CGC Private Warrants in connection with the Closing, and (d) amend the terms of the Sponsor Loans such that, in connection with the Closing, the Sponsor Loans shall convert into ListCo Series B Preference Shares and ListCo Warrants; in each case as set forth therein;

WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder listed on Annex A attached hereto (collectively, the “Key Supporting Company Shareholders”) will duly execute and deliver to CGC a shareholder support agreement (collectively, the “Shareholder Support Agreements”), pursuant to which, among other things, each such Key Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including agreeing to enter into a Company Shareholder Undertaking), (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (c) a release of claims against the Company, CGC and Merger Sub;

WHEREAS, pursuant to the Assignment and Assumption Agreement (as defined below) to be entered into in connection with the Closing by and among ListCo, CGC and Continental in accordance with this Agreement, CGC shall assign to ListCo all of its rights, interests, and obligations in and under the CGC Warrant Agreement, in each case with effect from the CGC Merger Effective Time;

WHEREAS, at or prior to the Closing, CGC, the Sponsor and certain other investors, if applicable, may enter into one or more non-redemption agreements (collectively, the “Non-Redemption Agreements”), pursuant to which Sponsor and such investors have committed to hold or acquire, as applicable, and to not exercise redemption rights with respect to, certain CGC Shares in connection with the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, CGC, a certain institutional investor (the “Institutional PIPE Investor”) and certain investors (together with the Institutional PIPE Investor, the “PIPE Investors”) are each entering into securities purchase agreements (collectively, the “Investor Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for on the Closing Date, and the Company has agreed to cause ListCo to issue to each such PIPE Investor on the Closing Date, the number of ListCo Shares and ListCo Warrants set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “PIPE Financing Amount”, and the financing under all Investor Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Investor Subscription Agreement;

WHEREAS, the Company has agreed to form ListCo and to cause ListCo to become a party to this Agreement and the Investor Subscription Agreements promptly after the date of this Agreement;

WHEREAS, at the Closing, the Company or ListCo shall enter into employment agreements, in form and substance agreed to by the Company, CGC and the Key Persons (the “Key Person Employment Agreements”) with each of the individuals set forth on Annex B (the “Key Persons”);

Annex A-2

WHEREAS, at the Closing, ListCo, certain CGC Shareholders, and certain shareholders of the Company will enter into a Registration Rights Agreement, in a form to be mutually agreed by the Company and CGC (the “Registration Rights Agreement”), pursuant to which, among other things, the CGC Shareholders and the Company Shareholders party thereto will be granted certain registration rights with respect to their respective Equity Securities of ListCo, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, ListCo, certain CGC Shareholders, and certain shareholders of the Company will enter into a Lock-up Agreement, in a form to be mutually agreed by the Company and CGC (the “Lock-up Agreement”), pursuant to which, among other things, the CGC Shareholders and the Company Shareholders party thereto will agree not to effect any sale or distribution of any Equity Securities of ListCo held by any of them in accordance with the terms and conditions described in Schedule I hereto;

WHEREAS, at the Closing, CGC, ListCo and each ODA Holder (as defined in Schedule I hereto) will enter into an orderly disposition agreement, in a form to be mutually agreed by the Company and CGC (each, an “Orderly Disposition Agreement”), pursuant to which, among other things, for the period of time specified in the Orderly Disposition Agreement, each ODA Holder shall agree to not sell ListCo Shares in accordance with the terms and conditions described in Schedule I hereto;

WHEREAS, at or prior to the Closing, the Company, CGC, ListCo and each Undertaking Company Shareholder shall enter into an earn-out agreement (each, an “Earn-Out Agreement”) pursuant to which, among other things, the Undertaking Company Shareholders shall agree (i) that their Earn-Out Shares shall not vest unless and until the respective Earn-Out Target has been achieved, (ii) to forfeit their Earn-Out Shares if the relevant Earn-Out Target has not been achieved by the last date on which it could be achieved, (iii) not to directly or indirectly transfer, subject to any Lien or otherwise dispose of their Earn-Out Shares unless and until they have vested, (iv) that the Earn-Out Shares and Earn-Out Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ListCo Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ListCo Common Shares occurring on or after the Closing, (v) that any dividends or distributions payable on their Earn-Out Shares shall be set aside by ListCo and shall only be paid upon the vesting, if any, of the respective Earn-Out Shares and (vi) that any unvested Earn-Out Shares that have not been forfeited will become vested upon a Qualifying ListCo Change of Control;

WHEREAS, the CGC Board has (a) approved this Agreement, such other Ancillary Documents to which CGC is or will be a party and the transactions contemplated hereby and thereby (including the CGC Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the CGC Merger) by the holders of CGC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, the approval of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the CGC Merger and the Exchange) by the holders of Company Shares entitled to vote thereon;

WHEREAS, each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over for tax purposes pursuant to applicable Law; and

WHEREAS, for U.S. federal (and applicable state or local) income tax purposes, each of the Parties hereby intends that (i) the Exchange and the CGC Merger, taken together with the PIPE Financing and any third party financing, will constitute an integrated transaction that qualifies as a tax free capital contribution pursuant to Section 351(a) of the Code, (ii) the Dutch Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” pursuant to Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g) (collectively (i)-(iii) the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Annex A-3

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional CGC SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction Break Fee” has the meaning set forth in Section 7.2(b).

“Ancillary Documents” means the (a) Registration Rights Agreement, (b) Lock-up Agreement, (c) Sponsor Support Agreement, (d) Shareholder Support Agreements, (e) Assignment and Assumption Agreement, (f) Investor Subscription Agreements, (g) Non-Redemption Agreements, (h) Earn-Out Agreements, (i) Orderly Disposition Agreements and (j) each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business” means the business of, directly or indirectly, developing, manufacturing, and commercializing lithium-ion (Li-ion) and sodium-ion (Na-ion) battery cells and integrated battery energy storage systems (BESS) for the energy storage and mobility sectors.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York; Bratislava, Slovak Republic; Oslo, Norway; and the Cayman Islands; are open for the general transaction of business.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“CGC” has the meaning set forth in the introductory paragraph to this Agreement.

“CGC Acquisition Proposal” means any transaction or series of related transactions under which CGC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a CGC Acquisition Proposal.

“CGC Board” has the meaning set forth in the recitals to this Agreement.

“CGC Board Recommendation” has the meaning set forth in Section 5.8.

Annex A-4

“CGC Bylaws” has the meaning set forth in Section 2.1(a).

“CGC Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“CGC Class A Shares” means CGC’s Class A ordinary shares.

“CGC Class B Shares” means CGC’s Class B ordinary shares.

“CGC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by CGC on the date of this Agreement.

“CGC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, CGC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of CGC, and any other fees, expenses, commissions or other amounts that are expressly allocated to CGC pursuant to this Agreement or any Ancillary Document; provided that the obligations of CGC to the Sponsor evidenced by the Sponsor Loans shall not be treated as CGC Expenses and, instead, shall be converted as set forth in the Sponsor Support Agreement. Notwithstanding the foregoing or anything to the contrary herein, CGC Expenses shall not include any Company Expenses.

“CGC Financial Statements” means all of the financial statements of CGC included in the CGC SEC Reports.

“CGC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6(a) and Section 4.6(b) (Capitalization of CGC).

“CGC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of CGC to consummate the CGC Merger in accordance with the terms of this Agreement; provided, however, that none of the following shall be taken into account in determining whether a CGC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting Europe, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Europe or any other country, including the engagement by Europe or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Europe or any other country or region in the world, or changes therein, including changes in interest rates in Europe or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which CGC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of CGC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a CGC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or would reasonably be expected to have a disproportionate adverse effect on CGC, relative to other similarly situated SPACs operating in the industries in which CGC operate.

Annex A-5

“CGC Merger” has the meaning set forth in the recitals to this Agreement.

“CGC Merger Surviving Company” has the meaning set forth in Section 2.1(c)(ii).

“CGC Non-Party Affiliates” means, collectively, each CGC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any CGC Related Party (other than, for the avoidance of doubt, CGC).

“CGC Private Placement Warrants Purchase Agreements” means, the (a) Private Placement Warrants Purchase Agreement, dated as of May 10, 2022, by and between CGC and the Sponsor, and (b) Private Placement Warrants Purchase Agreement, dated as of May 10, 2022, by and between CGC, Cantor Fitzgerald & Co. and Piper Sandler & Co.

“CGC Private Warrants” means the 8,900,000 CGC Warrants that were issued by CGC pursuant to the CGC Private Placement Warrants Purchase Agreements.

“CGC Public Warrants” means the 7,666,666 CGC Warrants that were issued by CGC in connection with its initial public offering.

“CGC Related Parties” has the meaning set forth in Section 4.9.

“CGC Related Party Transactions” has the meaning set forth in Section 4.9.

“CGC SEC Reports” has the meaning set forth in Section 4.7.

“CGC Shareholder” means each holder of CGC Class A Shares and each holder of CGC Class B Shares, in its capacity as holder.

“CGC Shareholder Approval” means, collectively, the Required CGC Shareholder Approval and the Other CGC Shareholder Approval.

“CGC Shareholder Redemption” means the right of the holders of CGC Class A Shares to redeem all or a portion of their CGC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of CGC.

“CGC Shareholders Meeting” has the meaning set forth in Section 5.8.

“CGC Shares” means, collectively, the CGC Class A Shares and CGC Class B Shares.

“CGC Units” means units of CGC consisting of one CGC Class A Share and one-third of one CGC Public Warrant.

“CGC Warrant Agreement” means that certain Warrant Agreement, dated as of May 10, 2022, by and between CGC and Continental, as warrant agent.

“CGC Warrants” means warrants to purchase CGC Class A Share as contemplated under the CGC Warrant Agreement, with each warrant exercisable for one CGC Class A Share at an exercise price of $11.50.

Annex A-6

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person solely as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of this clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents). Notwithstanding the foregoing or anything to the contrary herein, Change of Control Payments shall not include (i) the ListCo Common Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options at the Exchange Effective Time on the terms and subject to the conditions of this Agreement, (ii) any payments made in the ordinary course of business consistent with past practice and not accelerated, increased or enhanced as a result of the transactions contemplated hereby, (iii) any payments required under existing Contracts entered into prior to the date of this Agreement in the ordinary course of business and not in contemplation of the transactions contemplated hereby, (iv) any severance payments made pursuant to existing severance policies or agreements in effect prior to the date of this Agreement that are triggered solely by termination of employment without cause or resignation for good reason (and not by the consummation of the transactions contemplated hereby), and (v) any retention payments made to employees below the level of vice president that do not exceed $50,000 per individual in the aggregate.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company and its controlled Affiliates, taken as a whole, or a majority of the voting power of Equity Securities of the Company, or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company and its controlled Affiliates, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company or any of its Subsidiaries (other than the issuance of the applicable class of shares of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, or the Company Convertible Notes (as applicable)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Convertible Notes” means the convertible notes identified in Section 3.2(a) of the Company Disclosure Schedules.

“Company Convertible Notes Conversion” has the meaning set forth in Section 2.4(b).

“Company Designees” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CGC by the Company on the date of this Agreement.

Annex A-7

“Company Equity Award” means, as of any determination time, each outstanding Company Option and each other outstanding award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means, collectively, any plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due and payable, any Group Company in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, and (c) any costs, fees and expenses incurred in connection with the preparation and audit of the PCAOB Financials. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any CGC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(h) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes), and Section 3.17 (Brokers).

“Company Intellectual Property” means all Intellectual Property Rights owned by the Group Companies.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereunder in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting Europe, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Europe or any other country, including the engagement by Europe or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Europe or any other country or region in the world, or changes therein, including changes in interest rates in Europe or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any Governmental Entity, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in Europe or any other country or region in the world, or any escalation of the foregoing, (ix) any actions taken or omitted to be taken by any Group Companies at the written request or with the written consent of CGC, (x) any changes in IFRS or other applicable accounting standards or the interpretation thereof, (xi) any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by this Agreement, or (xii) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) through (xii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

Annex A-8

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Option Share Amount” means the aggregate number of Company Shares issuable upon the full exercise, exchange or conversion of Company Options that are outstanding at the Exchange Effective Time, calculated using the treasury stock method.

“Company Product” means each platform, service, existing product or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Shareholder” means the holders of Company Shares as of any determination time prior to the Exchange Effective Time. For the avoidance of doubt, the holders of the Company Convertible Notes will become Company Shareholders immediately prior to Closing, upon conversion of the Company Convertible Notes pursuant to Section 2.4(b).

“Company Shareholder Undertaking” has the meaning set forth in the recitals to this Agreement.

“Company Shares” means the shares, par value NOK 0.01 per share, of the Company.

“Competing Transaction” means an alternative business combination, transfer of a material portion of the Company’s direct or indirect assets, transfer, issuance, or acquisition of more than 25% of the share capital of the Company or any of its material subsidiaries (or of securities convertible or exchangeable into more than 25% of the share capital of the Company or any of its material subsidiaries), a merger, or any similar transaction. Competing Transaction shall not include a good faith transaction undertaken solely to change domicile or corporate form so long as there is no change in any of the ultimate beneficial ownership of the Company, its direct and indirect assets, and its business and that of its subsidiaries.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 11, 2026, by and between the Company and CGC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

Annex A-9

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“D&O Persons” has the meaning set forth in Section 5.15(a).

“Dutch Conversion” has the meaning set forth in the recitals to this Agreement.

“Dutch Deeds of Issue” means each deed governed by Dutch law in form and substance reasonably satisfactory to CGC and the Company, pursuant to which ListCo will issue, as applicable, (i) ListCo Common Shares to the Undertaking Company Shareholders in accordance with Section 2.1(a), or (ii) ListCo Common Shares to the Exchange Agent, acting solely for the account and benefit of the CGC Shareholders as of immediately prior to the CGC Merger Effective Time (after giving effect to the PIPE Financing) in accordance with Section 2.1(c)(i).

“Earn-Out 1 Shares” means a number of ListCo Common Shares equal to the product of (a) the quotient of (i) $115,000,000 and (ii) $10.20 and (b) the Undertaking Company Percentage.

“Earn-Out 1 Target” means the start of commissioning of Project Kamzik, including the production line in the Project Kamzik’s facility in Šurany, Slovakia before December 31, 2027. For the avoidance of doubt, the start of commissioning for purposes of the Earn-Out 1 Target means the time when the pilot production line in Project Kamzik is operational and starts to produce lithium-ion battery cells.

“Earn-Out 2 Shares” means a number of ListCo Common Shares equal to the product of (a) the quotient of (i) $287,500,000 and (ii) $10.20 and (b) the Undertaking Company Percentage.

“Earn-Out 2 Target” means the EBITDA of ListCo for either of fiscal years 2026 or 2027 being greater than €47,000,000.

“Earn-Out 3 Shares” means a number of ListCo Common Shares equal to the product of (a) the quotient of (i) $287,500,000 and (ii) $10.20 and (b) the Undertaking Company Percentage.

“Earn-Out 3 Target” means the EBITDA of ListCo for either of fiscal years 2027 or 2028 being greater than €87,000,000.

“Earn-Out Agreements” has the meaning set forth in the recitals to this Agreement.

“Earn-Out Shares” means, collectively, the Earn-Out 1 Shares, the Earn-Out 2 Shares and the Earn-Out 3 Shares.

“Earn-Out Targets” means, collectively, the Earn-Out 1 Target, the Earn-Out 2 Target and the Earn-Out 3 Target.

“EBITDA” means, for any period, the net income (or, if applicable, net loss) as reported in ListCo’s audited financials, as filed with the SEC, on a consolidated basis for such period plus (or minus), in each case if and to the extent deducted in (or added in) computing net income (or, if applicable, net loss) for such period: (a) interest or financial expense or income; (b) income tax expenses, benefits or credits; (c) depreciation; and (d) amortization, in each case calculated in accordance with IFRS and audited by ListCo’s auditors in accordance with the standards of the PCAOB.

“Employee Benefit Plan” means each “employee benefit plan” and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

Annex A-10

“Environmental Laws” means any federal, state, local, municipal, foreign, international, or multinational law, regulation, or other applicable requirement, policy, guidance or treaty relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange” has the meaning set forth in Section 2.1(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Exchange Effective Time” has the meaning set forth in Section 2.1(a)(i).

“Exchange Fund” has the meaning set forth in Section 2.6(b).

“Exchange Ratio” means the quotient obtained by dividing (a) the Transaction Share Consideration, by (b) the number of Fully-Diluted Shares.

“FDI Authorities” means, collectively, the Ministry of Economy of the Slovak Republic, if competent under Slovak foreign direct investment laws, and any other Governmental Entity competent under foreign direct investment laws of the applicable jurisdiction to conduct investigations concerning a screening of foreign investments in respect of the transactions contemplated hereby.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce such Party to enter into this Agreement, (d) an intention to deceive another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) an intention to deceive another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares that are issued and outstanding as of immediately prior to the Exchange Effective Time (after the conversion of the Company Convertible Notes), plus (b) the Company Option Share Amount, plus (c) the aggregate number of Company Shares issuable upon the full exercise, exchange or conversion of any other Equity Securities of the Company outstanding as of immediately prior to the Exchange Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

Annex A-11

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum, or any fraction thereof.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security (including, for the avoidance of doubt, the Company Convertible Notes), (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Company Designee” has the meaning set forth in Section 5.16(b).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of Slovakia or the European Union or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; and (e) rights in or to Software or other technology.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

Annex A-12

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law, and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“ListCo Board” means, at any time after the Exchange Effective Time, the duly constituted board of directors of ListCo.

“ListCo Common Shares” means the common shares, par value twelve eurocents per share, of ListCo.

“ListCo Preference Shares” means, collectively, the ListCo Series A Preference Share and the ListCo Series B Preference Shares.

“ListCo Series A Preference Shares” means the 12.0% Series A Cumulative Convertible Preference Shares of ListCo.

“ListCo Series B Preference Shares” means the Series B Convertible Preference Shares of ListCo.

“ListCo Shares” means (a) prior to the consummation of the CGC Merger, collectively, the nominal placeholder shares; and (b) after the consummation of the Exchange, collectively, the ListCo Common Shares and the ListCo Preference Shares. Any reference to ListCo Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“ListCo Warrants” means the warrants to purchase ListCo Common Shares, each ListCo Warrant exercisable for one ListCo Common Share at an exercise price of $12.00 per share.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“NDF II” means National Development Fund II, a.s., a joint-stock company (akciová spoločnosť) incorporated and existing under the laws of the Slovak Republic, with its registered seat at Grosslingova 44, 811 09 Bratislava, Slovak Republic, registered in the Commercial Register of the Municipal Court Bratislava III, Section Sa, Insert 5948/B.

Annex A-13

“NOK” means the Norwegian krone, the currency of the Kingdom of Norway.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Norwegian Share Transfer Deed” has the meaning set forth in the recitals to this Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Orderly Disposition Agreement” has the meaning set forth in the recitals to this Agreement.

“Other CGC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of CGC Shares entitled to vote thereon, whether in person or by proxy at the CGC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CGC and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Outside Shareholder” means a holder of ListCo Shares who did not receive Earn-Out Shares in connection with the Closing; provided, for the avoidance of doubt, that any Company Shareholder who did not execute a Company Shareholder Undertaking prior to the Closing shall not be an Outside Shareholder.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, declarations of conformity, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice, (g) grants by any Group Company of Liens in connection with any Indebtedness described in Section 5.1(b)(vi) of the Company Disclosure Schedule, and (h) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

Annex A-14

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Merger” has the meaning set forth in Section 2.1(c)(i).

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Project Kamzik” means the development of a lithium-ion battery “gigafactory” in joint venture with Gotion GmbH in Šurany, Slovakia.

“Prospectus” has the meaning set forth in Section 8.18.

“Public Financial Aid Scheme” means any and all present or past aid, grant, subsidy, incentive, contribution, allowance, benefit, support, loan, guarantee, indemnity, preferential arrangement, comfort, relief, exemption, deferral, waiver or other financial or non-financial advantage of any kind, whether repayable or non-repayable, conditional or unconditional, direct or indirect, in cash or in kind, received, approved, applied for, committed, notified or which the Company or any Group Company is entitled to receive or apply for, from or by virtue of: (a) any Governmental Entity, state body, public authority, public institution, regional or municipal authority, state-owned enterprise or any other entity exercising public functions or acting on behalf of the Slovak Republic, any other member state of the European Union or any other state or supranational entity; (b) any scheme, programme, measure or instrument not covered in paragraph (a) above but which constitutes, or may constitute, state aid, de minimis aid, public support or a financial benefit within the meaning of any applicable EU or Slovak law; (c) any amendment, extension, renewal, top-up, novation, replacement or successor of any scheme or measure falling within paragraphs (a) or (b) above; and (d) any indirect benefit received by virtue of the Group Company being part of a group of companies which has received any of the foregoing, to the extent such benefit is attributable to the relevant Group Company; in each case regardless of (i) whether such aid, benefit or support has been formally notified to or approved by the European Commission or any other relevant authority, (ii) whether such aid, benefit or support is subject to any repayment obligation, clawback, recovery order, retention condition, maintenance of investment condition or other condition, and (iii) whether such aid, benefit or support has been fully drawn, partially drawn, committed but undrawn, conditionally approved or subject to any pending application or notification.

Annex A-15

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Qualifying ListCo Change of Control” means a bona fide transaction, including a series of related transactions, pursuant to which both (a) Outside Shareholders receive cash consideration of the greater of (x) the pro rata consideration payable per share to each holder of ListCo Common Shares and (y) $20.00 per ListCo Common Share (such $20.00 amount to be adjusted to reflect any share consolidations or combinations or similar events) and (b) either or both: (i) all of the material assets of ListCo are acquired in a transaction by a person (natural or legal) who, together with its affiliates, did not previously own more than 10% of the ListCo Common Shares or (ii) a person (natural or legal) who, together with its affiliates, did not previously own more than 10% of the ListCo Common Shares, acquiring at least 50% of ListCo Common Shares (as measured by value); in each case, so long as each holder of ListCo Preference Shares is entitled to receive the same cash consideration per ListCo Common Share payable to the holders of ListCo Common Shares in respect of the ListCo Common Shares that such holder of ListCo Preference Shares is entitled to receive in respect of such holder’s ListCo Preference Shares, including if such ListCo Preference Shares are deemed converted at the closing of such bona fide transaction.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of CGC.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required CGC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of CGC Shares entitled to vote thereon, whether in person or by proxy at the CGC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CGC and applicable Law.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of CGC.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the CGC Merger Proposal, the Nasdaq Proposal, and the Required Governing Document Proposals.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“RPSP Register” means the register of partners of public sector pursuant to Slovak Act No. 315/2016 Coll. On the Register of Public Sector Partners and on Amendments and Supplements to Some Act, as amended.

“Sanctioned Countries” has the meaning set forth in Section 4.17(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

Annex A-16

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the CGC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Slovak Social Insurance Agency” (Slovak: Sociálna poisťovňa) means the state-run institution responsible for the pension and social security.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Breach Break Fee” has the meaning set forth in Section 7.2(c).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Loans” means any loan made to CGC by any of the Sponsor, an affiliate of the Sponsor, or any of CGC’s or the Sponsor’s management team, as evidenced by one or more promissory notes, for the purpose of financing CGC.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

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“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of ListCo Common Shares equal to the sum of (a) the Upfront Consideration Shares plus (b) the Earn-Out Shares.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Undertaking Company Percentage” means the quotient of (a) the sum of (i) the number of Undertaking Company Shares outstanding as of immediately prior to the Closing (including Company Shares to be issued upon conversion of the Company Convertible Notes held by Undertaking Company Shareholders) and (ii) the number of Company Shares underlying Company Options held by Undertaking Company Shareholders that are outstanding as of immediately prior to the Closing (calculated using the treasury stock method) and (b) the Fully-Diluted Shares.

“Undertaking Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Undertaking Company Shares” has the meaning set forth in the recitals to this Agreement.

“Unpaid CGC Expenses” means the CGC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Exchange Effective Time that is not a Vested Company Option.

“Upfront Consideration Shares” means a number of ListCo Common Shares equal to the product of (a) the quotient of (i) the Upfront Consideration Value and (ii) $10.20 and (b) Undertaking Company Percentage.

“Upfront Consideration Value” means $575,000,000.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Exchange Effective Time that is vested as of immediately prior to the Exchange Effective Time or will vest as a result of the consummation of the Exchange.

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“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
MERGER AND EXCHANGE

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Exchange.

(i) At the Closing, prior to giving effect to the CGC Merger (the “Exchange Effective Time”), pursuant to the Company Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), each Undertaking Company Shareholder as of immediately prior to the Closing, shall sell, contribute or cancel, as applicable, each Undertaking Company Share to, or for the benefit, of ListCo, and receive a number of ListCo Common Shares equal to the Exchange Ratio by, among other things, entering into with ListCo (A) a Norwegian Share Transfer Deed in a form and substance reasonably satisfactory to CGC, pursuant to which each Undertaking Company Shareholder shall sell or contribute, assign and transfer to ListCo the Undertaking Company Shares owned by such Undertaking Company Shareholder, (B) a Dutch Deed of Issue, under which each Undertaking Company Share issued and outstanding as of immediately prior to the Closing shall be exchanged for a number of ListCo Common Shares equal to the Exchange Ratio or (C) an alternative agreement or deed that is reasonably acceptable to the Company and CGC which provides for an alternative mechanism which results in the issuance to such Undertaking Company Shareholder of same number of ListCo Common Shares and the cancellation of such Undertaking Company Shareholder’s ownership of the same number of Undertaking Company Shares (the transactions contemplated by this Section 2.1(a)(i), the “Exchange”).

(ii) Notwithstanding any other provision of this Agreement to the contrary, if there are any Company Shares that are owned by Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Exchange, immediately after the Exchange, the Company shall take all action necessary to repurchase or cancel any Company Shares held by the Company or any direct or indirect Subsidiary of the Company, for no consideration.

(iii) At the Closing, immediately after giving effect to the Exchange, a notarial deed of change of legal form shall be executed by a Dutch notary associated with Dentons in Amsterdam, the Netherlands, and ListCo shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed in a form to be agreed upon by CGC and the Company.

(iv) The directors and officers of ListCo as of the consummation of the Exchange shall be designated in accordance with Section 5.16.

(v) If, between the date of this Agreement and the Closing, the outstanding CGC Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of CGC Shares will be appropriately adjusted to provide to the holders of Undertaking Company Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.1(a)(iv) shall not be construed to permit any Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

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(b) PIPE. At the Closing, ListCo and the PIPE Investors shall consummate the PIPE Financing pursuant and subject to the PIPE Subscription Agreements.

(c) CGC Merger.

(i) On the Closing Date, upon the terms and subject to the conditions of this Agreement, CGC shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands a plan of merger in a form mutually acceptable to the Company (the “Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the CGC Merger effective. The CGC Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Act as may be specified in the Plan of Merger (the “CGC Merger Effective Time”).

(ii) At and after the CGC Merger Effective Time, the CGC Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the CGC Merger Effective Time, all the mortgages, charges, security interests, property, rights, privileges, agreements, contracts, powers and franchises, Liabilities and duties of Merger Sub and CGC shall vest in and become the mortgages, charges, security interests, property, rights, privileges, agreements, contracts, powers and franchises, Liabilities and duties of the CGC as the surviving company (the “CGC Merger Surviving Company”), which shall include the assumption by CGC of any and all agreements, covenants, duties and obligations of the CGC and Merger Sub, and CGC shall thereafter exist as a wholly-owned Subsidiary of ListCo and the separate corporate existence of Merger Sub shall cease to exist.

(iii) Each CGC Share issued and outstanding immediately prior to the CGC Merger Effective Time shall be exchanged for one (1) newly issued ListCo Common Share, without interest. As of the CGC Merger Effective Time, the CGC Shareholders shall cease to have any other rights in and to such CGC Shares, except as expressly provided herein.

(iv) Notwithstanding any other provision of this Agreement to the contrary, if there are any CGC Shares that are owned by CGC as treasury shares or any CGC Shares owned by any direct or indirect Subsidiary of CGC immediately prior to the CGC Merger Effective Time, such CGC Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor pursuant to the Plan of Merger.

(v) All shares of Merger Sub issued and outstanding immediately prior to the CGC Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of CGC, which ordinary share shall constitute the only issued and outstanding share in the capital of CGC pursuant to the Plan of Merger.

(vi) If, between the date of this Agreement and the Closing, the outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares will be appropriately adjusted to provide to the holders of CGC Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.1(c)(vi) shall not be construed to permit any Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

(vii) At the CGC Merger Effective Time, the parties shall cause the Governing Documents of CGC, as in effect immediately prior to the CGC Merger Effective Time, to be amended and restated in a form mutually agreed by CGC and the Company and, as so amended and restated, shall be the memorandum and articles of association of the CGC Merger Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Cayman Act.

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(viii) At the CGC Merger Effective Time, the directors and officers of the Company immediately prior to the CGC Merger Effective Time shall, unless otherwise determined by the Company, be the initial directors and officers of the CGC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the CGC Merger Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as “Closing Date”) or at such other place, date and/or time as CGC and the Company may agree in writing.

Section 2.3 Allocation Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to CGC an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Undertaking Company Shares held by each Undertaking Company Shareholder (including the number of Undertaking Company Shares subject to the conversion of the Company Convertible Notes pursuant to Section 2.4(b)), (ii) the number of Company Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Exchange Effective Time, and, in each case, the exercise price thereof, (iii) the number of ListCo Common Shares that will be subject to each Rollover Option and the exercise price thereof at the completion of the Exchange, (iv) the Transaction Share Consideration, the Fully-Diluted Shares and the Exchange Ratio, and (v) a certification, duly executed by an authorized officer of the Company, that (a) the information and calculations delivered pursuant to clauses (i), (ii), (iii) and (iv) is, and will be as of immediately prior to the Exchange Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (b) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(b). The Company will review any comments to the Allocation Schedule provided by CGC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by CGC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of ListCo Common Shares that each Undertaking Company Shareholder will have a right to receive pursuant to Section 2.1(a) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of ListCo Common Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company exceed the Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(b)) and (D) CGC and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the Transaction Share Consideration to the Undertaking Company Shareholders under this Agreement or under the Exchange Agent Agreement, as applicable.

Section 2.4 Treatment of Company Equity Awards, Company Convertible Notes.

(a) At the Exchange Effective Time, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(b)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Shares and shall be canceled in exchange for options to purchase ListCo Common Shares under a new incentive equity plan to be agreed among the Parties (each, a “Rollover Option”) in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Company Shares subject to such Company Option immediately prior to the Exchange Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Exchange Effective Time, and (ii) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Exchange Effective Time, except for (i) as provided above in this Section 2.4(a), (ii) (A) 9.09% of the ListCo Common Shares underlying each Rollover Option shall be unvested and shall not vest unless and until Earn-Out 1 Target has been achieved, (B) 22.73% % of the ListCo Common Shares underlying each Rollover Option shall be unvested and shall not vest unless and until Earn-Out 2 Target has been achieved, and (C) 22.73% % of the ListCo Common Shares underlying each Rollover Option shall be unvested and shall not vest unless and until Earn-Out 3 Target has been achieved, (iii) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (B) to the extent they conflict with the new incentive equity plan, and (iv) such other immaterial administrative or ministerial changes as the ListCo Board (or the compensation committee of the ListCo Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans and the underlying grant, award or similar agreement to give effect to the provisions of this Section 2.4.

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(b) Immediately prior to the Exchange Effective Time, the Company Convertible Notes shall be converted into Undertaking Company Shares pursuant to their terms (the “Company Convertible Notes Conversion”) and each such Company Convertible Note shall no longer be issued or outstanding and shall instead automatically be canceled, extinguished, retired and shall cease to exist, and each holder of the Company Convertible Notes shall thereafter cease to have any rights with respect to such Company Convertible Notes, other than, for the avoidance of doubt, with respect to the Undertaking Company Shares into which such Company Convertible Notes have been converted and then as expressly provided herein. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Convertible Notes to give effect to the provisions of this Section 2.4.

Section 2.5 Treatment of CGC Securities. On the Closing Date:

(a) Prior to the CGC Merger Effective Time, each CGC Class B Share issued and outstanding immediately prior to the CGC Merger Effective Time shall, in accordance with CGC’s Governing Documents, automatically convert into one (1) CGC Class A Share.

(b) Prior to the CGC Merger Effective Time, to the extent any CGC Units remain outstanding and unseparated, immediately prior to the CGC Merger Effective Time, the CGC Class A Shares and the CGC Public Warrants comprising each such issued and outstanding CGC Unit immediately prior to the CGC Merger Effective Time shall be automatically separated, and the holder of each CGC Unit shall be deemed to hold one (1) CGC Class A Share and one-third (1/3) of one (1) CGC Public Warrant; and all CGC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

(c) At the CGC Merger Effective Time, each CGC Warrant that is outstanding immediately prior to the CGC Merger Effective Time shall, pursuant to the Assignment and Assumption Agreement, cease to represent a right to acquire the CGC Shares and shall be converted in accordance with the terms of such Assignment and Assumption Agreement, at the CGC Merger Effective Time, into a right to acquire the same number of ListCo Common Shares on substantially the same terms as were in effect immediately prior to the CGC Merger Effective Time.

Section 2.6 Deliverables

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, CGC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed that Continental (or any of its Affiliates) shall be deemed to be acceptable to the Company) and ListCo shall enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of (x) exchanging certificates, if any, representing the Undertaking Company Shares and each Undertaking Company Share held in book-entry form on the share transfer books of the Company immediately prior to the Exchange, which shall be exchanged for the portion of the Transaction Share Consideration issuable in respect of such Undertaking Company Shares pursuant to Section 2.1(a) and on the terms and subject to the other conditions set forth in this Agreement and (y) exchanging certificates, if any, representing CGC Shares and each CGC Share held in book-entry form on the share transfer books of CGC immediately prior to the CGC Merger Effective Time, which shall be converted into ListCo Common Shares pursuant to Section 2.1(c)(iii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then CGC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), ListCo shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of CGC and the Company shall mutually agree to any changes to the Exchange Agent Agreement in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed). The Company and CGC shall reasonably cooperate with ListCo and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement and the covenants and agreements set forth in this Section 2.6 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable in connection with any of the foregoing or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

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(b) At the Exchange Effective Time, ListCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Undertaking Company Shareholders and CGC Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of ListCo Common Shares in book-entry form issuable pursuant to Section 2.1(a) and Section 2.1(c)(iii), in exchange for the Undertaking Company Shares or CGC Shares, as applicable, outstanding immediately prior to the Exchange or the CGC Merger Effective Time, respectively. All ListCo Common Shares in book-entry form issuable pursuant to Section 2.1(a) and Section 2.1(c)(iii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c) Each Undertaking Company Shareholder or CGC Shareholder holding a certificate representing Undertaking Company Shares or CGC Shares, as applicable, whose Undertaking Company Shares or CGC Shares, as applicable, have been converted into or exchanged for the right to receive ListCo Common Shares pursuant to or Section 2.1(c)(iii) shall be entitled to receive the amount of ListCo Common Shares to which he, she or it is entitled pursuant to Section 2.1(a) or Section 2.1(c)(iii) upon the surrender to the Exchange Agent of such certificate (or affidavit of loss in lieu thereof). Each Undertaking Company Shareholder or CGC Shareholder holding Undertaking Company Shares or CGC Shares, as applicable, in book-entry form whose Company Shares or CGC Shares have been converted into or exchange for the right to receive ListCo Common Shares pursuant to Section 2.1(a) or Section 2.1(c)(iii) (including each Undertaking Company Share issued in connection with or as a result of the conversions and rollovers pursuant to Section 2.4) shall automatically be entitled to receive the amount of ListCo Common Shares to which he, she or it is entitled pursuant to Section 2.1(a) or Section 2.1(c)(iii).

(d) On the Closing Date, the Exchange Agent shall cause the applicable amount of ListCo Common Shares to be issued to the Undertaking Company Shareholders and CGC Shareholders in book-entry form; provided, however, that in the case of any Undertaking Company Shares or CGC Shares represented by a certificate, the Exchange Agent shall not issue such consideration until the surrender of such certificate (or affidavit of loss in lieu thereof) in accordance with Section 2.6(a).

(e) If any ListCo Common Shares are to be issued to a Person other than the Undertaking Company Shareholder or CGC Shareholder in whose name the surrendered certificate or the transferred Company Share or CGC Share in book-entry form is registered, it shall be a condition to the issuance of the applicable ListCo Common Shares that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share or CGC Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate, or Undertaking Company Share or CGC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the ListCo Common Shares issuable pursuant to Section 2.1(a) or Section 2.1(c)(iii). From and after the Exchange Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Undertaking Company Share and CGC Share (other than, for the avoidance of doubt, the Undertaking Company Shares or CGC Shares cancelled and extinguished pursuant to Section 2.1(a)(i) or Section 2.1(c)(iv)) shall solely represent the right to receive the number of ListCo Common Shares to which such Undertaking Company Share or CGC Share is entitled to receive pursuant to Section 2.1(a) or Section 2.1(c)(iii).

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(g) At the Exchange Effective Time, the share transfer books of the Company and CGC shall be closed and there shall be no transfers of Undertaking Company Shares, CGC Shares or CGC Warrants that were outstanding immediately prior to the Exchange Effective Time or CGC Merger Effective Time, as applicable.

(h) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders or CGC Shareholders twelve (12) months following the Closing Date shall be delivered to ListCo or as otherwise instructed by ListCo, and any Undertaking Company Shareholder or CGC Shareholder who has not exchanged his, her or its Undertaking Company Shares or CGC Shares for the applicable amount of ListCo Common Shares in accordance with this Section 2.6 prior to that time shall thereafter look only to ListCo for the issuance of the applicable amount of ListCo Common Shares, without any interest thereon. None of ListCo or the CGC Merger Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any ListCo Common Shares remaining unclaimed by the Undertaking Company Shareholder or CGC Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of ListCo free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 Withholding. CGC, ListCo, Merger Sub, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to CGC, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) and in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Group Companies has been made available to CGC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Group Companies are in full force and effect, and the Group Companies are not in breach or violation of any provision set forth in its Governing Documents, as applicable.

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Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions), and (iv) with respect to the Company Convertible Notes, (A) the original principal amount, (B) the applicable interest rate, (C) the maturity date, and (D) the current outstanding balance. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in all material respects in compliance with applicable Law, including Securities Laws. Except for the Company Options and Company Convertible Notes set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no shareholder agreements, voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Shares may vote.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other Person.

(e) Except as set forth on Section 3.2(e) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) No Group Company has provided any legally binding guarantee pursuant to which such Group Company is obligated to pay or discharge the liabilities or obligations of any direct or indirect holder of Equity Securities of the Company or any other Person that is not a Group Company, except as otherwise disclosed in Section 3.2(g) of the Company Disclosure Schedule.

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(h) Section 3.2(h) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(i) Other than the Company Convertible Notes, there are no debt instruments outstanding convertible into or otherwise entitling the holder thereof to any of the Company’s Equity Securities.

(j) (i) No triggering event for the weighted-average anti-dilution right contained in Article 7.1(xiv) of each convertible loan agreement entered into with Avanea Investment Holding a.s. (the “AIH Anti-Dilution Right”) has occurred prior to the date of this Agreement; and (ii) to the knowledge of the Company, no facts, matters or circumstances exist as at the date of this Agreement that would reasonably be expected to result in the occurrence of a triggering event for the AIH Anti-Dilution Right prior to or upon Closing.

(k) The Company has, prior to the execution of this Agreement, provided a copy of this Agreement to each of the Company Shareholders.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or is contemplated to be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Shareholder Undertaking signed by the Company Undertaking Shareholders is the only undertaking of the holders of any class or series of shares of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

(b) The Company Board unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which the Company is party, and the consummation of the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interest of, the Company and its shareholders, and (b) approving this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Exchange, which resolutions have not been subsequently withdrawn or modified in a manner adverse to CGC or Merger Sub. A copy of such duly approved resolutions is attached to Section 3.3(b) of the Company Disclosure Schedules.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to CGC a true and complete copy of the following financial statements, which are attached as Section 3.4(a) of the Company Disclosure Schedules: the unaudited consolidated balance sheets of the Group Companies as of December 31, 2024 and December 31, 2025 and the related unaudited consolidated statements of operations and comprehensive loss and shareholders’ deficit of the Group Companies for each of the periods ended on December 31, 2024 and December 31, 2025 (collectively, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with local accounting standards applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position and results of operations of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) are undergoing an audit in accordance with IFRS and the standards of the PCAOB and are expected to contain an unqualified report of the Company’s auditors.

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(b) The audited consolidated balance sheets of the Group Companies as of December 31, 2024 and December 31, 2025 and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Group Companies for each of the periods ended on December 31, 2024 and December 31, 2025 (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with IFRS and the standards of the PCAOB and applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the date of the Financial Statements (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Group Company’s properties or assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or (ii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, sanction, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract (including any Public Aid Financial Scheme) to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

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Section 3.6 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Company Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is a party as of the date of this Agreement, excluding any Employee Benefit Plan (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $500,000 over the life of the Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than Off-the-Shelf Software);

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of CGC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit in any material respect, CGC or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

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(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or CGC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi) any Contract governing the terms of the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or CGC or any of its Affiliates after the Closing); and

(xiv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice; and

(xv) any Public Financial Aid Scheme.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to CGC true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

(c) Except with respects to breaches or defaults that have been remedied by any Person or waived in writing by the applicable Governmental Entity, the Group Companies (a) are and have been at all times in compliance with the terms and conditions of any Public Financial Aid Schemes; and (b) were not notified by Public Financial Aid Scheme providers or other Governmental Entities that any Group Company is in breach of the terms and conditions of any Public Financial Aid Scheme.

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Section 3.8 Absence of Changes. During the period beginning on January 1, 2026 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of CGC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i) (making dividends and distributions), Section 5.1(b)(iv)(A) (sell, license, dispose of material assets), Section 5.1(b)(viii) (increase compensation and bonuses), Section 5.1(b)(xii) (liquidate, restructure, reorganize), Section 5.1(b)(xv) (make any change of control payments) or Section 5.1(b)(xvi) (amend, terminate or modify any Material Contracts, waive any material benefit or right under any Material Contract or enter into any Contract that would constitute a Material Contract).

Section 3.9 Litigation.

(a) There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Group Companies or any officer, director or Key Person; (ii) that questions the validity of this Agreement and the Ancillary Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. None of the Group Companies or, to the Company’s knowledge, any of their officers, directors or Key Persons is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Persons such as would affect the Company). There is no action, suit, proceeding or investigation by a Group Company pending or which a Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Group Company’s employees, their services provided in connection with the Group Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(b) Except as set forth on Section 3.9(b) of the Company Disclosure Schedules, (i) no written demand, notice of claim, rescission notice or formal notification of breach has been delivered by NDF II to the Company, InoBat Auto j.s.a. or InoBat Volta II s.r.o. under or in connection with the investment agreement dated 20 December 2023 between the Company, InoBat Auto j.s.a., InoBat Volta II s.r.o. and NDF II (as amended, the “NDF II Investment Agreement”); (ii) to the knowledge of the Company, no facts or circumstances exist as at the date of this Agreement that would, individually or in the aggregate, constitute or reasonably be expected to give rise to a claim by NDF II for financial compensation or the accrual of any contractual penalty under the NDF II Investment Agreement; and (iii) there is no pending or, to the knowledge of the Company, threatened claim, action, or arbitration by NDF II against the Company, InoBat Auto j.s.a. or InoBat Volta II s.r.o. arising out of or in connection with the NDF II Investment Agreement.

Section 3.10 Compliance with Applicable Law.

(a) During the three (3) years prior to the Closing, the Company has complied in all material respects with all federal, state, local or foreign statutes, rule or regulations applicable to it. The Company is not in violation or default (i) of any provisions of its Governing Documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound. The execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

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(b) Each Group Company which is or has at any time been subject to an obligation to register in the RPSP Register:

(i) has, since the date on which the obligation to register first arose, been duly and validly registered in the RPSP Register in accordance with Slovak Act No. 315/2016 Coll. and all applicable Slovak laws and regulations;

(ii) has at all times ensured that all information entered in, or required to be entered in, the RPSP Register in respect of it is and has been complete, accurate, true, up to date and not misleading in any respect, including without limitation all information relating to its ultimate beneficial owners (konečný užívateľ výhod) and authorised persons (oprávnená osoba) within the meaning of Slovak Act No. 315/2016 Coll.;

(iii) has fulfilled, in full and in a timely manner, each and every obligation imposed upon it under Slovak Act No. 315/2016 Coll.;

(iv) has not, at any time, been struck off, suspended, or had its registration in the RPSP Register lapsed, cancelled, or rendered invalid for any reason;

(v) has not, at any time, been in breach of any obligation under Slovak Act No. 315/2016 Coll. or subject to any fine, penalty, sanction, administrative proceeding, investigation or enforcement action by any competent authority in connection with the RPSP Register or Slovak Act No. 315/2016 Coll.; and

(vi) has not received any notice, claim, complaint, warning or correspondence from any competent authority, public body or counterparty alleging or indicating any actual or potential breach of, or non-compliance with, Slovak Act No. 315/2016 Coll. or any obligation relating to the RPSP Register.

(c) Without limiting the generality of paragraph (b) above, each Group Company which is or has at any time been subject to an obligation to register in the RPSP Register has, at all times, maintained its registration in the RPSP Register and fulfilled all of its obligations under Slovak Act No. 315/2016 Coll. in a manner that:

(i) satisfies all conditions, requirements and eligibility criteria applicable to it under each Public Finance Aid Scheme to which it is or has been a party or beneficiary;

(ii) has not given rise to, and does not give rise to, any right on the part of any public authority, awarding body or competent authority to (x) suspend, withdraw, claw back, reclaim or reduce any benefit, grant, subsidy, payment or advantage received or receivable by such Group Company under any Public Finance Aid Scheme; or (y) terminate, rescind or invalidate any contract, agreement or arrangement entered into with such Group Company under or in connection with any Public Finance Aid Scheme;

(iii) has not resulted in, and does not result in, any forfeiture, disqualification, exclusion or debarment of such Group Company from participation in any current or future Public Finance Aid Scheme; and

(iv) has not had, and does not have, any adverse impact or consequence on any Public Finance Aid Scheme, including on the validity, continuity, enforceability or value of any benefit thereunder.

(d) To the knowledge of the Company, there are no facts, matters or circumstances which are reasonably likely to give rise to any breach of, or non-compliance with, Slovak Act No. 315/2016 Coll. or any obligation relating to the RPSP Register by any Group Company in the future, or which would adversely affect the registration or standing of any Group Company in the RPSP Register.

(e) The transactions contemplated by this Agreement comply with the investment aid conditions applicable with respect to the Contracts set forth in Section 3.10(e) of the Company Disclosure Schedules.

(f) The relevant portion of Owned Real Property described in Section 3.10(f) of the Company Disclosure Schedules (such portion of Owned Real Property, the “Volta II Real Property”) has been permanently removed from the agricultural land fund, and no further action, decision, levy, permit or administrative procedure under applicable agricultural land legislation will be required in order to enable the development and use of such land for the further development currently contemplated by the relevant Group Company.

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(g) Except with respects to breaches or defaults that have been remedied by any Person or waived in writing by the applicable Governmental Entity, to the Company’s knowledge, GIB (a) is and has been at all times in compliance with the terms and conditions applicable with respect to the Contract set forth in Section 3.10(g) of the Company Disclosure Schedules and (b) was not notified by public financial aid scheme providers or other Governmental Entities that it is in breach of the terms and conditions of such Contract.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided CGC with true and complete copies of (ii) copies of the most recent summary plan description or equivalent employee communication materials, (iii) copies of all material filings with the Slovak Social Insurance Agency (or equivalent) and any health insurance companies, in each case, for the two (2) most recent plan years, and (iv) the most recent annual reports or actuarial valuations for any supplementary pension or severance schemes.

(b) No Employee Benefit Plan has any unfunded or underfunded Liability. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person, except as required by applicable Law regarding statutory severance or notice periods. No Group Company has any material Liabilities by reason of at any time being considered part of a single controlled group or related employer under applicable Law.

(c) Each Employee Benefit Plan is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Employee Benefit Plan that is intended to be tax-favored under applicable Law has timely received all necessary registrations or approvals, and no fact or event has occurred that could reasonably be expected to result in the loss of such status. None of the Group Companies has incurred any material penalty or arrears regarding mandatory social security, health insurance, or supplementary pension contributions.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). All contributions, social insurance premiums, and mandatory health insurance payments that are due have been timely made to the relevant Governmental Entities, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

Section 3.12 Environmental Matters.

(a) The Group Companies have made available to CGC copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies. Except as could not reasonably be expected to have a Company Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published list of hazardous or toxic waste sites published by any governmental authority in Slovakia; and (d) the Company does not manufacture, handle, import, export, or transport any nanoengineered or nanoscale material; and (e) the Company does not and has not imported any hazardous substances. The Company has made available to CGC true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

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(b) No Group Company is an originator (pôvodca) of any environmental burden and is not, and has not been determined as the responsible person (povinná osoba) for any environmental burden pursuant to the Act No. 409/2011 Coll. on Certain Measures in the Area of Environmental Burden and on Amendments to Certain Acts, as amended, and no proceeding on determination of any Group Company as the responsible person is pending, and no Group Company has carried out any activity that could result in such Group Company being determined as the originator of, or designated as the responsible person for, any environmental burden.

(c) No Group Company has assumed, retained or agreed to bear any liability under any applicable environmental legislation pursuant to any agreement with any third party, nor has it provided any environmental indemnity, guarantee, covenant to remediate, or similar undertaking to any third party.

(d) No Group Company has received any written notice, order, instruction, decision or other administrative correspondence from any Governmental Entity alleging or relating to (i) any actual or pending violation of any applicable environmental legislation, (ii) any environmental burden affecting or potentially affecting any real property owned, leased or otherwise occupied by any Group Company (including any environmental burden registered to any third party in respect of which any Group Company has been copied, addressed or otherwise made aware), or (iii) any remediation, monitoring or other environmental obligation, and no Group Company is subject to any ongoing or, to the knowledge of the Company, threatened environmental investigation, claim, proceeding, enforcement action, order, or remediation obligation.

Section 3.13 Intellectual Property.

(a) The Group Companies (i) own or possess and (ii) in the case of the Group Companies’ business presently proposed to be conducted, reasonably believes it can acquire on commercially reasonable terms, sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Group Companies have not received any communications alleging that the Group Companies have violated, or by conducting its business, would violate any of the Intellectual Property Rights of any other Person. No product or service marketed or sold (or proposed to be marketed or sold) by the Group Companies violates or will violate any license or infringes or will infringe any Intellectual Property Rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor are the Group Companies bound by or a party to any Intellectual Property Rights of any other Person. The Group Companies have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Group Companies’ business.

(b) Each employee has assigned to the Group Companies all Intellectual Property Rights he or she owns that are related to the Group Companies’ business as now conducted and as presently proposed to be conducted and each employee and consultant has assigned to the Group Companies all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Group Companies that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Group Companies’ business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Group Companies’ time or with the use of any of the Group Companies’ equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Group Companies. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Group Companies, including prior employees or consultants.

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(c) Section 3.13(c) of the Company Disclosure Schedules lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Group Companies.

(d) The Group Companies have not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Group Companies to protect their proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Group Companies with respect to Company Intellectual Property owned by the Group Companies, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Group Companies; or (iv) any other limitation, restriction or condition on the right of the Group Companies with respect to their use or distribution of any Company Intellectual Property.

(e) Except as set forth on Section 3.13(e) of the Company Disclosure Schedules, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Group Companies’ rights in the Company Intellectual Property.

Section 3.14 Employee Matters.

(a) Section 3.14(a) of the Company Disclosure Schedules, lists the full-time employees, part time employees, consultants and independent contractors employed or engaged by the Group Companies as of the date hereof. Section 3.14(a) of the Company Disclosure Schedules also sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Group Companies.

(b) To the Company’s knowledge, none of the Group Companies’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of this Agreement and the Ancillary Documents, nor the carrying on of the Group Companies’ business by the employees of the Group Companies, nor the conduct of the Group Companies’ business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Group Companies are not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Group Companies have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Group Companies have withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Group Companies and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

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(d) To the Company’s knowledge, no Key Persons intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Persons, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 3.14(d) of the Company Disclosure Schedules or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3.14(d) of the Company Disclosure Schedules, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Group Companies have not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.

(f) Each former Key Persons whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) The Group Companies are not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Group Companies. There is no strike or other labor dispute involving the Group Companies pending, or to the Company’s knowledge, threatened, which could have a Company Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h) To the Company’s knowledge, none of the Key Persons, officers or directors of the Group Companies has been (i) subject to voluntary or involuntary petition under applicable bankruptcy Laws or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to CGC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Except as set forth on Section 3.16(a) of the Company Disclosure Schedules, each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

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(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the CGC Merger and the Exchange from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of CGC or any of its respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the CGC Merger and the Exchange from qualifying for the Intended Tax Treatment.

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Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property”). There are no legal, administrative or other decisions or preliminary injunctions issued or proceedings pending that could materially impact any Group Company’s legal title to the Owned Real Property. Existing utility lines from the Owned Real Property up to the connection points to the public utility network are owned by the respective Group Company and are located on the lands owned by the Group Companies or on the lands to which the respective in-rem easement for the benefit of the Owned Real Property. Each Owned Real Property is directly accessible by and directly connected to the network of public roads. No financial obligations or Tax arrears exist that could result in creation of a mortgage or other third party right in relation to any of the Owned Real Property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to CGC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge there are no material disputes with respect to any Real Property Lease. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, as of the date hereof, no Group Company has (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

(d) Assets. Immediately after the Exchange Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the assets necessary to conduct the Business immediately after the Closing in materially the same manner (for the Group Companies, taken as a whole) as it is conducted on the date of this Agreement, except as would not have a Company Material Adverse Effect.

(e) GIB Real Property. Section 3.18(e) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by GIB EnergyX Slovakia s.r.o., an entity incorporated and existing under the laws of the Slovak Republic in the form of limited liability company, with its registered office at Mlynské nivy 5, Bratislava 821 09, Slovak Republic, ID No.: 55 901 328 (“GIB”) (the “GIB Real Property”). There are no legal, administrative or other decisions or preliminary injunctions issued or proceedings pending that could materially impact GIB’s legal title to the GIB Real Property. Each GIB Real Property is directly accessible by and directly connected to the network of public roads. No financial obligations or Tax arrears exist that could result in creation of a mortgage or other third party right in relation to any of the GIB Real Property.

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Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Group Companies, the Group Companies are and have been in material compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Group Companies’ privacy policies and public statements written by the Group Companies regarding their privacy or data security practices and (iii) the requirements of any contract codes of conduct or industry standards by which the Group Companies are a party. The Group Companies maintain and have maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Group Companies from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Group Companies are and have been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Group Companies such that privacy requirements require or required the Group Companies to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Group Companies’ confidential information or trade secrets that reasonably would be expected to result in a Company Material Adverse Effect.

(b) In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any Personal Information, the Group Companies are and have been, to the Company’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Group Companies’ privacy policies, and the requirements of any contract or codes of conduct to which the Group Companies are a party. The Group Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Group Companies are and have been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

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Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) The Group Companies have conducted all export transactions in accordance with applicable provisions of United States, Norway, European Union and Slovakia export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Group Companies have obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from Slovakia, Norway and the European Union and any other applicable jurisdiction; (b) the Group Companies are in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Group Companies with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Group Companies’ exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

(b) Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that the it has maintained, and has caused each of its subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with applicable anti-bribery or anti-corruption law and to ensure that all books and records of the Group Companies accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Group Companies, or, to the Company’s knowledge, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any applicable anti-corruption law.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the CGC Shareholders or at the time of the CGC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, CGC and (ii) it has been furnished with or given access to such documents and information about CGC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of CGC, any CGC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of CGC, any CGC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 3.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO CGC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO CGC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY CGC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY CGC IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO CGC

Subject to Section 8.8, except (a) as set forth on the CGC Disclosure Schedules, or (b) except as set forth in any CGC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), CGC hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. CGC is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority.

(a) CGC has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the CGC Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which CGC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of CGC. This Agreement has been and each Ancillary Document to which CGC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by CGC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of CGC (assuming this Agreement has been and the Ancillary Documents to which CGC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against CGC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of CGC with respect to CGC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit the CGC Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iii) the filing of the Plan of Merger, (iv) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (v) the CGC Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an CGC Material Adverse Effect.

(b) None of execution or delivery by CGC of this Agreement or any Ancillary Document to which it is or will be a party, the performance by CGC of its obligations hereunder or thereunder or the consummation by CGC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of CGC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which CGC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which CGC or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of CGC, except in the case of any of clauses (ii) through (iv) above, as would not have a CGC Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the CGC Disclosure Schedules (which fees shall be the sole responsibility of the CGC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CGC or any of its Affiliates for which CGC has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of CGC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the CGC Shareholders or at the time of the CGC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by CGC with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of CGC for use therein.

Section 4.6 Capitalization of CGC.

(a) Section 4.6(a) of the CGC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding CGC Shares prior to the consummation of the CGC Merger. All outstanding Equity Securities of CGC (except to the extent such concepts are not applicable under the applicable Law of CGC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the CGC Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the Governing Documents of CGC, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of CGC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (x), in all material respects. Except for the CGC Shares set forth on Section 4.6(a) of the CGC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the CGC Shares as a result of, or to give effect to, the CGC Merger), immediately prior to Closing and before giving effect to the PIPE Financing and the CGC Shareholder Redemption, there shall be no other Equity Securities of CGC issued and outstanding.

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(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.12 or issued, granted or entered into, as applicable, in accordance with Section 5.12, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted shares, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that could require CGC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CGC.

(c) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by CGC free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Sub). As of the date of this Agreement, CGC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7 SEC Filings. CGC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CGC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional CGC SEC Reports”). Each of the CGC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional CGC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the CGC SEC Reports or the Additional CGC SEC Reports (for purposes of the Additional CGC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the CGC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional CGC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CGC SEC Reports.

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Section 4.8 Trust Account. As of the date of this Agreement, CGC has an amount in cash in the Trust Account equal to at least $37,750,814. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in cash, or (b) held in an interest-bearing bank demand deposit account. These funds are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of May 10, 2022, as amended on October 7, 2024 (the “Trust Agreement”), between CGC and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CGC SEC Reports to be inaccurate in any material respect or, to CGC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the CGC Shareholders who shall have elected to redeem their CGC Shares pursuant to the Governing Documents of CGC or (iii) if CGC fails to complete a business combination within the allotted time period set forth in the Governing Documents of CGC (as amended)). Since November 3, 2025, CGC has not released any money from the Trust Account (other than interest income earned on the funds to pay Taxes). Upon the consummation of the transactions contemplated hereby, the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the CGC Disclosure Schedules sets forth all Contracts between (a) CGC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either CGC or the Sponsor, on the other hand (each Person identified in this clause (b), an “CGC Related Party”), other than (i) Contracts with respect to a CGC Related Party’s employment with, or the provision of services to, CGC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. Except as set forth on Section 4.9 of the CGC Disclosure Schedules or as either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10, no CGC Related Party (A) owns any interest in any material asset used in the business of CGC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of CGC or (C) owes any material amount to, or is owed material any amount by, CGC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “CGC Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to CGC’s knowledge, threatened against or involving CGC that, if adversely decided or resolved, would be material to CGC. As of the date of this Agreement, neither CGC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by CGC pending against any other Person.

Section 4.11 Compliance with Applicable Law. CGC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a CGC Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation, CGC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon CGC or to which CGC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

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(b) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of CGC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) CGC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CGC’s financial reporting and the preparation of CGC’s financial statements for external purposes in accordance with GAAP and (ii) CGC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CGC is made known to CGC’s principal executive officer and principal financial officer by others within CGC.

(b) CGC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The classes of securities representing issued and outstanding CGC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act.

(d) The CGC SEC Reports contain true and complete copies of the applicable CGC Financial Statements. The CGC Financial Statements (i) fairly present in all material respects the financial position of CGC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited CGC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) CGC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CGC’s and its Subsidiaries’ assets. CGC maintains and, for all periods covered by the CGC Financial Statements, has maintained books and records of CGC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of CGC in all material respects.

(f) Since its incorporation, CGC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of CGC to CGC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of CGC to CGC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of CGC who have a significant role in the internal controls over financial reporting of CGC.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the CGC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the CGC Disclosure Schedules), (c) incurred in connection with or incident or related to CGC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the CGC Financial Statements included in the CGC SEC Reports, CGC does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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Section 4.15 Tax Matters.

(a) CGC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and CGC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) CGC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) CGC is not currently the subject of a Tax audit or examination with respect to material taxes. CGC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) CGC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to CGC which agreement or ruling would be effective after the Closing Date.

(f) CGC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) CGC is a tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) CGC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the CGC Merger and the Exchange from qualifying for the Intended Tax Treatment. To the knowledge of CGC, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the CGC Merger and the Exchange from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) CGC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

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(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, CGC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate, or any other Person, either express or implied, and CGC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate, nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since April 24, 2019, neither CGC nor, to CGC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, collectively, “Sanctioned Country”); (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws.

(b) In the past five (5) years, neither CGC nor, to CGC’s knowledge, any of their Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NEITHER CGC NOR ANY OTHER PERSON MAKES, AND CGC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF CGC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF CGC BY OR ON BEHALF OF THE MANAGEMENT OF CGC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF CGC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF CGC NOR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules or as consented to in writing by CGC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by CGC (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that CGC or the Company, respectively, shall be deemed to have consented in writing if it provides no response within three (3) Business Days after the Company or CGC, respectively, has made a request for such consent in writing), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of Company Shares upon (i) the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, and (ii) the conversion of the Company Convertible Notes in accordance with its terms (if applicable);

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(vi) incur, create or assume any Indebtedness (other than (x) as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule or (y) ordinary course trade payables), or guarantee any Liability of any Person;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (B) the reimbursement of expenses of employees or advancements in the ordinary course of business;

(viii) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (C) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(ix) except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, amend or modify in any material respect, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement,

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or CGC or any of its Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;

(xiii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xv) make any Change of Control Payment that is not set forth on Section 3.11(a) of the Company Disclosure Schedules or make any payment with respect to a Company Related Party Transaction that is not set forth on Section 5.1(b)(xv) of the Company Disclosure Schedule;

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(xvi) (A) amend, modify or terminate any Material Contract, (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract had such Contract been effective prior to the date of this Agreement; or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give CGC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party is contemplated to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to consummate the PIPE Financing, on the terms and subject to the conditions set forth in the Investor Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. The Company agrees that, in the event that any Company Shareholder indicates an objection to the transactions contemplated by this Agreement, it shall: (i) use commercially reasonable efforts to obtain the support and consent of such Company Shareholder; (ii) provide notice to CGC of such objection and the stated reason or circumstances for such objection; (iii) permit CGC to meet with such objecting Company Shareholder; and (iv) consider in good faith adjustments or actions as may be suggested by CGC.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CGC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of CGC) or CGC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents; provided that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of CGC, the Company, or, in the case of the Company, CGC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of CGC, the Company, or, in the case of the Company, CGC, the opportunity to attend and participate in such meeting or discussion.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CGC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CGC, any of CGC or any of its respective Representatives (in their capacity as a representative of CGC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of CGC). CGC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of CGC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of CGC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for CGC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of CGC and each Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by CGC or any Representative thereof or would otherwise constitute a Liability of CGC or (y) any non-monetary, injunctive, equitable or similar relief against CGC or (C) contains an admission of wrongdoing or Liability by CGC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall CGC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

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Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CGC and its respective Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) for the purpose of consummating the CGC Merger and the Exchange. Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided, to CGC or its respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and CGC, any CGC Non-Party Affiliate or any of their respect Representatives on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, CGC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of CGC (in a manner so as to not interfere with the normal business operations of CGC). Notwithstanding the foregoing, CGC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which CGC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of CGC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to CGC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), CGC shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if CGC or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that CGC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

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Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and CGC or, after the Closing, CGC; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by applicable Law use reasonable best efforts to consult with the Company, if the disclosing Person is CGC or the Sponsor, or CGC, if the disclosing party is the Company or any of its Representatives, and give the Company or CGC, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with CGC and give CGC the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the CGC Shareholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fundraising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and CGC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, CGC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and CGC shall consider such comments in good faith. The Company, on the one hand, and CGC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CGC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by the Company and CGC prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), CGC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and CGC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CGC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that, for U.S. federal (and applicable state or local) income tax purposes, (i) the Exchange and the CGC Merger, taken together with the PIPE Financing and any third party financing, will constitute an integrated transaction that qualifies as a tax free capital contribution pursuant to Section 351(a) of the Code, (ii) the Dutch Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” pursuant to Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, CGC and the Company shall deliver to GT and Dentons, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the CGC Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising, if applicable, as a result of CGC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

(c) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions set forth herein (collectively, “Transfer Taxes”) shall be borne and paid equally between CGC and the Company.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify CGC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep CGC reasonably informed on a current basis of any modifications to such offer or information.

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(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CGC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to a CGC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a CGC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an CGC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of CGC (or any Affiliate or successor of CGC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. CGC agrees to (A) notify the Company promptly upon receipt of any CGC Acquisition Proposal by CGC, and to describe the material terms and conditions of any such CGC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such CGC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement / Proxy Statement. The Company and CGC shall promptly provide to the other Parties such information concerning the Company, CGC and their respective shareholders as is either required by the federal securities laws or reasonably requested by CGC or the Company for inclusion in the Registration Statement / Proxy Statement. As promptly as practicable after the receipt of all such information, including the PCAOB Financials, CGC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either CGC or the Company, as applicable), and ListCo shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of CGC which will be included therein and which will be used for the CGC Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the CGC Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by CGC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of CGC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of CGC or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. CGC, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of CGC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of CGC, the Company, or, in the case of the Company, CGC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of CGC, the Company, or, in the case of the Company, CGC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) CGC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the CGC Shareholders. CGC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of CGC Shares for offering or sale in any jurisdiction, and CGC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 5.8 CGC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, CGC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “CGC Shareholders Meeting”) in accordance with the Governing Documents of CGC, for the purposes of obtaining the CGC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a CGC Shareholder Redemption. CGC shall, through unanimous approval of its board of directors, recommend to its shareholders (the “CGC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the CGC Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the CGC Merger (the “CGC Merger Proposal”); (iii) the adoption and approval of the issuance of the ListCo Common Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of CGC contemplated by the CGC Certificate of Incorporation and the CGC Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by CGC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (vii) the adoption and approval of a proposal for the adjournment of the CGC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (vii) together, the “Transaction Proposals”); provided that CGC may adjourn the CGC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the CGC Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CGC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the CGC Shareholders prior to the CGC Shareholders Meeting or (D) if the holders of CGC Class A Shares have elected to redeem a number of CGC Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall CGC adjourn the CGC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The CGC recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, CGC covenants that none of the CGC Board or CGC nor any committee of the CGC Board shall withdraw or modify, or propose publicly or by formal action of the CGC Board, any committee of the CGC Board or CGC to withdraw or modify, in a manner adverse to the Company, the CGC Board Recommendation or any other recommendation by the CGC Board or CGC of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9 Joinder Amendment; ListCo and Merger Sub Shareholder Approval.

(a) The Company shall use its reasonable best efforts to, as promptly as reasonably practicable following the date hereof, form ListCo and cause ListCo to form Merger Sub. The Parties agree that, as promptly as reasonably practicable following the formation of ListCo and Merger Sub, the Parties shall enter into an amendment to this Agreement (the “Joinder Amendment”) to include ListCo and Merger Sub as parties hereto, in a form to be mutually agreed by the Parties.

(b) As promptly as reasonably practicable (and in any event within one Business Day) following the date of the Joinder Amendment, (a) the Company, as the sole shareholder of ListCo, will approve and adopt this Agreement, the Ancillary Documents to which ListCo is or will be a party and the transactions contemplated hereby and thereby and (b) ListCo, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the CGC Merger).

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Section 5.10 Conduct of Business of CGC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CGC shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the CGC Merger and the Exchange or the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the CGC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of CGC;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of CGC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of CGC, as applicable;

(c) split, combine or reclassify any of its shares or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for its shares;

(d) other than working capital loans, incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CGC;

(f) issue any Equity Securities or grant any additional options, warrants or share appreciation rights with respect to its Equity Securities;

(g) enter into, renew, modify or revise any CGC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a CGC Related Party Transaction), other than, for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms or extension of any working capital loans;

(h) engage in activities or business, other than any activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

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Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of CGC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, CGC from using the funds held by CGC outside the Trust Account to pay any CGC Expenses or from otherwise distributing or paying over any funds held by CGC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing. CGC and the Company shall use their respective reasonable best efforts and shall cooperate in good faith to cause: (a) ListCo’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) ListCo to satisfy all applicable initial and continuing listing requirements of Nasdaq, including sufficient round lot holders, unrestricted publicly-held ListCo Common Shares and public float (including those expected to be held by historic stakeholders of the Company); and (c) the ListCo Common Shares issuable in accordance with this Agreement, including the CGC Merger and the Exchange, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the CGC Merger Effective Time.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, CGC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of CGC pursuant to the CGC Shareholder Redemption and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to CGC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Company Shareholder Undertaking.

(a) From and after the date hereof, the Company shall use its reasonable best efforts to obtain an executed Company Shareholder Undertaking from each Company Shareholder as soon as practicable after the formation of ListCo, but in no event later than August 31, 2026.

(b) The Company may not amend, modify or waive any provisions of a Shareholder Support Agreement or Company Shareholder Undertaking without the prior written consent of CGC.

Section 5.14 PIPE Financing. CGC, ListCo (after it is added to the Investor Subscription Agreements) and the Company shall each use its reasonable best efforts to (a) take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Investor Subscription Agreements on or prior to the Closing on the terms described therein, and (b) satisfy on a timely basis all conditions and covenants applicable to CGC, ListCo and the Company in such agreements and otherwise comply with its obligations thereunder and to enforce the rights of CGC, ListCo and the Company under the Investor Subscription Agreements to cause the applicable investors to pay to (or as directed by) ListCo the applicable purchase price in accordance with the terms of the applicable agreements. As promptly as practicable after any of CGC, ListCo or the Company acquires knowledge thereof, such Party shall give the other Parties written notice: (i) of any breach or default (or the occurrence of any event or circumstance that, with or without notice, lapse of time or both, is likely to give rise to any breach or default) by any party to any Investor Subscription Agreement known to such Party; (ii) of the receipt of any written notice or other written communication from any party to any Investor Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any such agreement or any provisions of any such agreement; or (iii) if any Party does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner, or from the sources contemplated by such agreements. CGC may, in its reasonable discretion, amend or modify the terms of any Investor Subscription Agreement or take such other actions as is useful or necessary to maintain the economic benefit to CGC, ListCo and the Company of such agreements.

Section 5.15 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Party, as provided in the applicable Party’s Governing Documents or otherwise in effect as of immediately prior to the Exchange Effective Time or the CGC Merger Effective Time, as applicable, in either case, solely with respect to any matters occurring on or prior to the CGC Merger Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the CGC Merger Effective Time for a period of six (6) years and (ii) ListCo will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ListCo shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Party’s Governing Documents or other applicable agreements as in effect immediately prior to the CGC Merger Effective Time. The indemnification and liability limitation or exculpation provisions of the Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the CGC Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the CGC Merger Effective Time, or at any time prior to such time, were directors or officers of any Party (the “D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Exchange Effective Time or the CGC Merger Effective Time, as applicable and relating to the fact that such D&O Person was a director or officer of CGC on or prior to the Exchange Effective Time or the CGC Merger Effective Time, as applicable, unless such amendment, repeal or other modification is required by applicable Law.

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(b) ListCo shall not have any obligation under this Section 5.14 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years following the Exchange Effective Time or the CGC Merger Effective Time, as applicable, ListCo shall maintain, without any lapses in coverage, “tail” policy or policies providing directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the CGC Merger Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under each Party’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that ListCo shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by CGC and the Company prior to the date of this Agreement and, in such event, ListCo shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by CGC and the Company prior to the date of this Agreement.

(d) If ListCo or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ListCo shall assume all of the obligations set forth in this Section 5.14.

(e) The D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ListCo.

Section 5.16 Post-Closing Directors and Officers.

(a) CGC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the CGC Merger Effective Time, (i) the ListCo Board shall initially consist of seven (7) directors; (ii) the members of the ListCo Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the ListCo Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of ListCo (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b) The individuals identified on Section 5.16(b) of the Company Disclosure Schedules, who shall include the Company’s Chief Executive Officer, the Company’s Chairman of the Board, and one additional individual designated by a majority of the Company Shareholders, shall be directors on the ListCo Board immediately after the CGC Merger Effective Time (each, an “Initial Company Designee”). Prior to the mailing of the Registration Statement / Proxy Statement to the CGC Shareholders, the Company may in its sole discretion designate four (4) additional individuals to serve as a director on the ListCo Board immediately after the CGC Merger Effective Time, each of whom must qualify as an “independent director” under Nasdaq listing regulations (the “Other Company Designee”, and together with the Initial Company Designees, collectively, the “Company Designees”); provided that, if an individual is not designated to serve as the Other Company Designee prior to the mailing of the Registration Statement / Proxy Statement to the CGC Shareholders, such unfilled director position shall be left vacant and shall be filled following the CGC Merger Effective Time in accordance with the Governing Documents of ListCo. Prior to the mailing of the Registration Statement / Proxy Statement to the CGC Shareholders, the Company may in its sole discretion replace any Company Designee with any qualifying individual by notice to CGC.

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(c) Prior to the mailing of the Registration Statement / Proxy Statement to the CGC Shareholders, (i) the board of directors of the Company may designate independent directors to serve as a member of the compensation committee, the audit committee or the nominating committee of the ListCo Board immediately after the CGC Merger Effective Time, subject to CGC’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the independent directors, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the ListCo Board immediately after the CGC Merger Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the CGC Merger Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the CGC Shareholders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

(e) Effective immediately after the CGC Merger Effective Time, two (2) individuals designated by Sponsor shall be appointed as observers to the ListCo Board (with no power to vote on any matter before the ListCo Board).

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to CGC (i) the Closing Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement (collectively, the “PCAOB Financials”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, CGC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by CGC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 Equity Incentive Plan; Key Person Employment Agreements.

(a) Prior to the effectiveness of the Registration Statement / Proxy Statement, the ListCo Board shall approve and adopt an equity incentive plan, the form of which will be mutually agreed between CGC and the Company prior to the initial filing of the Registration Statement / Proxy Statement, in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving an agreed upon percentage of the issued and outstanding ListCo Common Shares on a fully-diluted basis, determined as of the effective date of such plan for grant thereunder, which shall include (and not be in addition to) the ListCo Common Shares issuable upon the exercise or conversion of the Company Options.

(b) The Company and/or ListCo shall enter into Key Person Employment Agreements with each of the Key Persons, to be effective at the Closing.

Section 5.19 Registration Rights Agreement and Lock-up Agreement. The Company shall cause each of (a) the Registration Rights Agreement and (b) the Lock-up Agreement to be duly executed by the Company Shareholders that are parties thereto.

Section 5.20 Assignment and Assumption Agreement. At the CGC Merger Effective Time, ListCo and CGC shall enter into an assignment and assumption agreement with respect to the CGC Warrant Agreement with Continental, in the form to be mutually agreed by SPAC and the Company (the “Assignment and Assumption Agreement”).

Section 5.21 Company Indebtedness. The Company shall, within ten (10) Business Days following the Closing, cause all Indebtedness of the Group Companies as of the date of this Agreement (after giving effect to the conversion of the Company Convertible Notes pursuant to Section 2.4(b)) to be paid off and released.

Section 5.22 Agricultural Land Fund. The Company agrees that if, following the date hereof, any portion the Volta II Real Property is included in the agricultural land fund, the Company shall use its reasonable best efforts to cause such portion of the Volta II Real Property to be permanently removed from the agricultural land fund, including as applicable through a new decision by the relevant Governmental Entity; provided, however, that the failure of the Company to comply with this Section 5.22 shall not entitle CGC to terminate this Agreement pursuant to Section 7.1(b).

Section 5.23 Ministry of Economy Notification. The Company shall, in connection with the investment aid conditions applicable to the Contracts set forth in Section 5.23 of the Company Disclosure Schedule:

(a) on or before August 31, 2026, deliver to the Ministry of Economy of the Slovak Republic a written explanation of the transactions contemplated by this Agreement, including their likely impact on the shareholder structure of the Group Companies;

(b) provide to the Ministry of Economy of the Slovak Republic such information and cooperation as the Ministry of Economy of the Slovak Republic may reasonably request in connection with the transactions contemplated by this Agreement;

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(c) keep CGC promptly informed of all correspondence and communications with the Ministry of Economy of the Slovak Republic relating to the transactions contemplated by this Agreement; and

(d) invite CGC to participate in any explanatory meetings held with the Ministry of Economy of the Slovak Republic in connection with the transactions contemplated by this Agreement.

Section 5.24 Lot Size Support. In compliance with applicable laws and prior to the Closing, the Company shall use its commercially reasonable efforts to support the distribution of Company Shares by certain of the Undertaking Company Shareholders to at least three hundred (300) indirect equity owners of the Undertaking Company Shareholders in an aggregate amount that will result in each such owner holding, in connection with the Closing, a lot size (all such lots to be the same size to the extent practicable) of approximately five hundred (500) ListCo Common Shares.

Section 5.25 Waivers. The Company shall use its commercially reasonable efforts to obtain written waivers from all current and former directors, officers and other members of the corporate bodies of any Group Company, containing (i) a waiver of all claims against the relevant Group Company arising from or in connection with their appointment and service; and (ii) confirmation that they have no claims of any nature against the relevant company (in each case, other than with respect to customary remuneration and other payments accrued in the ordinary course preceding the Closing Date).

Section 5.26 NDF II Consent. The Company shall:

(a) on or before August 31, 2026, deliver to CGC: (i) the prior written consent of NDF II to the execution of this Agreement, which constitutes a reserved matter requiring NDF II’s consent under Schedule D to the NDF II Investment Agreement; and (ii) written confirmation by NDF II that, as at the date of such confirmation, except as set forth on Section 3.9(b) of the Company Disclosure Schedules, NDF II has not raised, and does not currently have, any claim, demand or action against the Company, InoBat Auto j.s.a. or InoBat Volta II s.r.o. under, or in connection with, the NDF II Investment Agreement, including under the representations and warranties in Schedule B thereto; and

(b) prior to the Closing, deliver to CGC the prior written consent of NDF II to all further matters contemplated by this Agreement which constitute reserved matters requiring NDF II’s prior written consent under Schedule D to the NDF II Investment Agreement and which are triggered by the consummation of the transactions contemplated by this Agreement;

provided, however, that the failure of the Company to deliver such consents and confirmation, as applicable, to CGC by August 31, 2026, or prior to the Closing, as applicable, shall not entitle CGC to terminate this Agreement pursuant to Section 7.1(b).

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists of the following conditions:

(a) all notifications, approvals, decisions, clearances or the like required under applicable antitrust or foreign direct investment Laws shall have been obtained (or deemed, by applicable Law, to have been obtained) from each FDI Authority or other applicable Governmental Entity, and any agreement between a Party with any Governmental Entity not to consummate transactions contemplated by this Agreement, shall have expired or been terminated, as applicable;

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(b) no Order or Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by this Agreement (including the CGC Merger and the Exchange) shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Required CGC Shareholder Approval shall have been obtained;

(e) CGC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the CGC Merger Effective Time, ListCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and ListCo shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the CGC Merger Effective Time, and the ListCo Common Shares (after giving effect, for the avoidance of doubt, to the CGC Merger and the Exchange and, including, for the avoidance of doubt, the ListCo Common Shares to be issued pursuant to the CGC Merger and the Exchange) shall have been approved for listing on Nasdaq; and

(f) the Required Transaction Proposals shall have been approved.

Section 6.2 Other Conditions to the Obligations of CGC. The obligations of CGC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, prior written waiver by CGC of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

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(d) on or before August 31, 2026, the Company Shareholder Undertaking shall have been executed by Company Shareholders holding at least ninety percent (90%) of the Company Shares outstanding immediately prior to the delivery of such Company Shareholder Undertaking, and the same shall not have been or be revoked, modified, amended, waived or terminated;

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CGC the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to CGC; and

(ii) counterparts to the Earn-Out Agreements, duly executed by each of the Undertaking Company Shareholders;

(iii) counterparts to each of (a) the Registration Rights Agreement and (b) the Lock-up Agreement, duly executed by the Undertaking Company Shareholders;

(iv) counterparts to the Orderly Disposition Agreements, duly executed by each of the ODA Holder;

(v) with respect to each Share Subscription Right Agreement under the Company Equity Plan pursuant to which the holder’s entitlement is expressed as a percentage of the Company’s registered capital (each, a “Percentage-Based SSRA”), a written amendment to such Percentage-Based SSRA, duly executed by the Company and the relevant holder, documenting such holder’s entitlement as a fixed number of Company Shares calculated by reference to the Fully-Diluted Shares as of immediately prior to the Exchange Effective Time;

(vi) written confirmation from each holder of a Share Subscription Right Agreement under the Company Equity Plan who holds unexercised rights thereunder as of immediately prior to the Exchange Effective Time, confirming its agreement that such unexercised rights shall, at the Exchange Effective Time, be cancelled and exchanged for a Rollover Option on the terms set forth in Section 2.4(a) of this Agreement; and

(vii) with respect to the share subscription right agreement (the “Gotion ESOP Agreement”) to be entered into between the Company and Shanghai Xuanyl Oufei New Energy Development Co., Ltd. (“Gotion Shanghai”), the following documents: (A) copy of the Gotion ESOP Agreement, duly executed by the Company and Gotion Shanghai, together with evidence that: (i) the aggregate number of Company Shares issuable to all grantees thereunder does not exceed five percent (5%) of the Fully-Diluted Shares as of immediately prior to the Exchange Effective Time; (ii) the Gotion ESOP Agreement does not confer on Gotion Shanghai or any grantee thereunder any anti-dilution protection or adjustment right in connection with the transactions contemplated by this Agreement or otherwise; and (iii) the rights of grantees under the Gotion ESOP Agreement are in all respects no more favorable than the rights of participants under the Company’s existing Share Subscription Right Agreements forming part of the Company Equity Plan; and (B) a written confirmation from each grantee under the Gotion ESOP Agreement who holds unexercised rights thereunder as of immediately prior to the Exchange Effective Time, in form and substance reasonably satisfactory to CGC, confirming its agreement that such unexercised rights shall, at the Exchange Effective Time, be cancelled and exchanged for a Rollover Option on the terms set forth in Section 2.4(a) of this Agreement.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a) (i) the CGC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of CGC (other than the CGC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “CGC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CGC Material Adverse Effect;

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(b) CGC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no CGC Material Adverse Effect shall have occurred that is continuing;

(d) the ListCo Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16;

(e) the PIPE Investors shall have funded the PIPE Financing Amount pursuant to the Investor Subscription Agreements;

(f) at or prior to the Closing, CGC shall have delivered, or caused to be delivered, to the Company the following documents:

(i) a certificate duly executed by an authorized officer of CGC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) a counterpart to each of (a) the Registration Rights Agreement and (b) the Lock-up Agreement, duly executed by the Sponsor.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. CGC may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by CGC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, solely:

(a) by mutual written consent of CGC and the Company;

(b) by CGC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by CGC, and (ii) the Termination Date; provided, however, that CGC is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming the Closing occurred as of such date);

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(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if CGC has failed to perform any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to CGC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either CGC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2026 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to CGC if CGC’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either CGC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement (including the CGC Merger and the Exchange) and such Order or other action shall have become final and nonappealable;

(f) by either CGC or the Company if the CGC Shareholders Meeting has been held (including any adjournment thereof), has concluded, CGC’s shareholders have duly voted and the Required CGC Shareholder Approval was not obtained;

(g) by CGC, if the Company has not delivered, or caused to be delivered, to CGC, the Company Shareholder Undertaking executed by Company Shareholders holding at least ninety percent (90%) of the Company Shares outstanding immediately prior to the delivery of such Company Shareholder Undertaking, on or prior to August 31, 2026; or

(h) by CGC, if (i) the Company shall have failed to comply with the obligations set forth on Section 5.26 and (ii) NDF II or any of its Affiliates or Representatives shall have (x) objected to the transactions contemplated by this Agreement or (y) imposed, or notified the Company or any Group Company in writing of its intention to impose, any penalty on the Company or any Group Company under the NDF II Investment Agreement arising from or in connection with the entry into this Agreement or any transactions contemplated hereby.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, (i) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (ii) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (x) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (y) any Person’s Liability under any Investor Subscription Agreement, any Confidentiality Agreement, any Shareholder Support Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

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(b) If (i) this Agreement is terminated by CGC pursuant to Section 7.1(b), and (ii) the Company shall, within the period beginning on the date hereof and ending twelve months after such termination, enter into a definitive agreement for a Competing Transaction, then the Company shall, within three (3) Business Days after the consummation of such definitive agreement, pay CGC and the Sponsor an aggregate of $10,000,000 in cash (the “Alternative Transaction Break Fee”), on the basis that it is to compensate CGC and its affiliates, including the Sponsor, for the costs and expenses incurred by them, including (A) fees for legal, financial and other professional advice in planning and implementing the transactions contemplated hereby (excluding success fees), (B) opportunity costs incurred in engaging in such transactions or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning such transactions, and (D) out of pocket expenses incurred by CGC and its employees, advisers, affiliates, and agents in planning such transactions and effecting any extension, and the Parties agree that the costs actually incurred by CGC will be of such a nature that they cannot all be accurately ascertained and that the Alternative Transaction Break Fee is equal to or less than a genuine and reasonable pre-estimate of those costs. For the avoidance of doubt, CGC’s exercise of its right to terminate this Agreement pursuant to Section 7.1(b) and receive payment of the Alternative Transaction Break Fee pursuant to this Section 7.2(b) shall not preclude or limit CGC’s right to terminate this Agreement pursuant to Section 7.1(h) and receive payment of the Specified Breach Break Fee pursuant to Section 7.2(c).

(c) If this Agreement is terminated by CGC pursuant to Section 7.1(h), then the Company shall, within three (3) Business Days after such termination, pay CGC and the Sponsor an aggregate of $500,000 (the “Specified Breach Break Fee”) in cash, on the basis that it is to compensate CGC and its affiliates, including the Sponsor, for the costs and expenses incurred by them, including (A) fees for legal, financial and other professional advice in planning and implementing the transactions contemplated hereby (excluding success fees), (B) opportunity costs incurred in engaging in such transactions or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning such transactions, and (D) out of pocket expenses incurred by CGC and its employees, advisers, affiliates, and agents in planning such transactions and effecting any extension, and the Parties agree that the costs actually incurred by CGC will be of such a nature that they cannot all be accurately ascertained and that the Specified Breach Break Fee is equal to or less than a genuine and reasonable pre-estimate of those costs. For the avoidance of doubt, CGC’s exercise of its right to terminate this Agreement pursuant to Section 7.1(h) and receive payment of the Specified Breach Break Fee pursuant to this Section 7.2(c) shall not preclude or limit CGC’s right to terminate this Agreement pursuant to Section 7.1(b) and receive payment of the Alternative Transaction Break Fee pursuant to Section 7.2(b).

(d) If (i) this Agreement is terminated by the Company pursuant to Section 7.1(c) and (ii) CGC shall, within the period beginning on the date hereof and ending twelve months after such termination, enter into a definitive agreement with respect to a CGC Acquisition Proposal, then CGC shall, within three (3) Business Days after the consummation of such definitive agreement, pay the Company the Alternative Transaction Break Fee, on the basis that it is to compensate the Company for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the transactions contemplated hereby (excluding success fees), (B) opportunity costs incurred in engaging in such transactions or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning such transactions, and (D) out of pocket expenses incurred by the Company and its employees, advisers, affiliates, and agents in planning such transaction, and the Parties agree that the costs actually incurred by the Company will be of such a nature that they cannot all be accurately ascertained and that the Alternative Transaction Break Fee is equal to or less than a genuine and reasonable pre-estimate of those costs.

Article 8
MISCELLANEOUS

Section 8.1 Non-Survival. All of the representations and warranties set forth in this Agreement, shall terminate at the CGC Merger Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the CGC Merger Effective Time against any Party, any Company Non-Party Affiliate or any CGC Non-Party Affiliate, except in the case of Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the CGC Merger Effective Time shall so survive the CGC Merger Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the CGC Merger Effective Time shall so survive the CGC Merger Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the CGC Merger Effective Time shall so survive the CGC Merger Effective Time in accordance with the terms of such Ancillary Document.

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Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by CGC and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to CGC, or the Sponsor, to:

505 Fifth Avenue, Suite 1500

New York, NY 10017

Attention: Peter Yu

E-mail: @@@

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Adam Namoury; Thomas Martin

E-mail: @@@

(b) If to the Company, to:

InoBat AS

Voderady 429

919 42 Voderady

Slovak Republic

Attention: CEO, Marian Bocek

Email: @@@

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Ilan Katz; Brian Lee; Grant Levine

Email: @@@

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that for the avoidance of doubt, (i) all filing fees required by the SEC in connection with the Registration Statement / Proxy Statement and all filing fees required by Nasdaq in connection with the initial listing application shall be borne and paid fifty percent (50%) by CGC and fifty percent (50%) by the Company, (ii) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and CGC shall pay, or cause to be paid, all Unpaid CGC Expenses and (iii) if the Closing occurs, then ListCo shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid CGC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively, (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to CGC, any documents or other materials posted to the electronic data room located at Datasite under the project name “InoBat” as of 10:00p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the CGC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CGC Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CGC Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

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Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of CGC. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to CGC’s knowledge”, “to the knowledge of CGC” and “known by CGC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the CGC Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the CGC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any CGC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the CGC Non-Party Affiliates, in the case of CGC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, CGC or any Non-Party Affiliate concerning any Group Company, CGC, this Agreement or the transactions contemplated hereby.

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Section 8.14 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of CGC set forth herein, (b) waive any inaccuracies in the representations and warranties of CGC set forth herein or (c) waive compliance by CGC with any of the agreements or conditions set forth herein. CGC may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Annex A-69

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of CGC, filed with the SEC (File No. 333-261866) on May 5, 2022 (the “Prospectus”). The Company acknowledges and agrees and understands that CGC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CGC’s public shareholders (including overallotment shares acquired by CGC’s underwriters, the “Public Shareholders”), and CGC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of CGC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between CGC or any of its Representatives, on the one hand, and, the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company (on its own behalf and on behalf of its Representatives) hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with CGC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CGC or its Affiliates).

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Section 8.19 Legal Representation; Privilege.

(a) The Parties agree that, notwithstanding the fact that Greenberg Traurig, LLP (“GT”) may have, prior to Closing, jointly represented CGC, Merger Sub, and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented CGC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, GT will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to CGC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with GT’s future representation of one or more of the Sponsor or its respective Affiliates in which the interests of such Person are adverse to the interests of CGC, the Company or any of its respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by GT of CGC, Merger Sub, any Sponsor, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of GT with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor shall be controlled by the Sponsor and shall not pass to or be claimed by CGC or the CGC Merger Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by CGC or any of its Affiliates (including, after the CGC Merger Effective Time, the CGC Merger Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Dentons US LLP (“Dentons”) may have, prior to Closing, jointly represented the Company in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Dentons will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to CGC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. CGC, Merger Sub, and/or the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Dentons future representation of one or more of the Company or its respective Affiliates in which the interests of such Person are adverse to the interests of CGC, Merger Sub, and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Dentons of the Company or any of its respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of Dentons with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company shall be controlled by the Company and shall not pass to or be claimed by CGC or the CGC Merger Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by CGC or any of its Affiliates (including, after the CGC Merger Effective Time, the CGC Merger Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the date first above written.

Cartesian Growth Corporation II

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

INOBAT AS

By:	/s/ Marian Bocek
Name:	Marian Bocek
Title:	CEO and Member of the Board

By:	/s/ Dr Andy Palmer
Name:	Dr Andy Palmer
Title:	Chairman of the Board

Annex A-72

Annex A

Key Supporting Company Shareholders

Avanea Investment Holding a.s.

InoBat j.s.a.

Avanea InoBat Auto DealCo

Avanea InoBat Series C DealCo

Annex A-73

Annex B

Key Persons

Marián Boček

Victoria Vernarecová

Henrich Hajdin

Annex A-74

Schedule I

Terms of Lock-Up and Orderly Disposition Agreement

1.	Notwithstanding the following provisions, any sale of ListCo Shares will be subject to a trading policy to be established by the ListCo Board in consultation with counsel and consistent with US law and regulations. Enforcement of such trading policy will be the responsibility of ListCo’s Chief Financial Officer and the relevant committee of the ListCo Board.

2.	10% of the Upfront Consideration Shares will not be subject to a lock-up.

3.	40% of the Upfront Consideration Shares held, as of immediately following the Closing, by each of (a) Avanea Investment Holding a.s., (b) Avanea InoBat Auto DealCo, (c) Avanea InoBat Series C DealCo, and (d) the employees of the Group Companies with respect to the ListCo Shares held by them as a result of the exchange of Company Shares issued under the Company ESOP (after giving effect to the exercise of Company Options thereunder) (such ListCo Shares, collectively, the “ODA Shares”, and collectively with the ListCo Shares described in paragraph (2) above, the “IML Shares”; and the holders of ODA Shares, collectively, the “ODA Holders”) shall not be subject to a lock-up but shall be subject to an Orderly Disposition Agreement, pursuant to which:

(i)	ODA Holders will agree to comply with Section 5.24 (Lot Size Support) of this Agreement to cause 500 ListCo Shares to be, prior to the Closing, distributed to each of 300 indirect equity owners of Company Shares (i.e., 500 x 300 shares);

(ii)	ODA Holders will agree to (i) not sell, on a daily basis, ODA Shares representing more than 30% of the 20-day average daily volume of ListCo Shares, and (ii) not sell ODA Shares at a price per share less than $10.20; and

(iii)	any ODA Shares not sold by the ODA Holders within 12 months following the Closing will not be subject to transfer restrictions under the Orderly Disposition Agreement following the date that is 12 months of the Closing.

4.	All Upfront Consideration Shares other than IML Shares (collectively, the “Non-IML Shares”) shall be subject to a lock-up as of the Closing, subject to release as follows:

(i)	12 months after Closing (or earlier if the 20-day VWAP exceeds $14.00 per ListCo Share), 33.3% of the Non-IML Shares will no longer be subject to a lock-up;

(ii)	15 months after Closing (or earlier if the 20-day VWAP exceeds $16.00 per ListCo Share), 33.3% of the Non-IML Shares will no longer be subject to a lock-up; and

(iii)	18 months after Closing (or earlier if the 20-day VWAP exceeds $18.00 per ListCo Share), 33.3% of the Non-IML Shares will no longer be subject to a lock-up.

Annex A-75

5.	Earn-Out 1 Shares and Earn-Out 2 Shares will be subject to a lock-up, subject to release as follows:

(i)	6 months after the date of issuance of such Earn-Out Shares (or earlier if the 20-day VWAP exceeds $14.00 per ListCo Share following the issuance of such Earn-Out Shares), 33.3% of such Earn-Out Shares will no longer be subject to a lock-up;

(ii)	9 months after the date of issuance of such Earn-Out Shares (or earlier if the 20-day VWAP exceeds $16.00 per ListCo Share following the issuance of such Earn-Out Shares), 33.3% of such Earn-Out Shares will no longer be subject to a lock-up; and

(iii)	12 months after the date of issuance of such Earn-Out Shares (or earlier if the 20-day VWAP exceeds $18.00 per ListCo Share following the issuance of such Earn-Out Shares), 33.3% of such Earn-Out Shares will no longer be subject to a lock-up.

6.	Earn-Out 3 Shares will not be subject to a lock-up.

As used in this Schedule I, the following terms have the respective meanings set forth below: “Company ESOP” has the meaning set forth in the Company Disclosure Schedules; “Trading Day” shall mean any day on which shares of ListCo Shares are tradeable on Nasdaq (or the principal securities exchange or securities market on which shares of ListCo Shares are then traded); and “VWAP” means, for each Trading Day, the daily volume-weighted average price for shares of ListCo Shares on Nasdaq (or the principal securities exchange or securities market on which shares of ListCo Shares are then traded) during the period beginning at 9:30:01 a.m., New York time and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “VAP” function.

Annex A-76

Annex B

PLAN OF MERGER

[TO COME]

Annex B-1

Annex C

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT is made and entered into as of July 24, 2026 (this “Agreement”), by and between CGC II Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”) and InoBat AS, a private limited company (aksjeselskap) organized under the laws of Norway (the “Company”).

WHEREAS, Cartesian Growth Corporation II, an exempted company incorporated under the Laws of the Cayman Islands (“CGC”) and the Company propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA);

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 5,649,999 CGC Class A Shares and one (1) CGC Class B Share (collectively, the “Sponsor Shares”); and

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 6,600,000 CGC Warrants (the “CGC Private Warrants”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with its terms, Sponsor agrees that, at the CGC Shareholders Meeting and in connection with any written consent of the CGC Shareholders, Sponsor shall (A) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA, and any other proposal submitted by the CGC Board for approval by the CGC Shareholders in connection with the transactions contemplated by the BCA, (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the CGC Shareholders, (iii) against any action, agreement or transaction or proposal that would (A) reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CGC under the BCA or Ancillary Documents, (B) reasonably be expected to result in the failure of the transactions contemplated by the BCA to be consummated, or (C) change the business, management, or CGC Board except as contemplated by the BCA and the Ancillary Documents, and (iv) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CGC (other than the BCA and the transactions contemplated by the BCA).

2. Sponsor Accommodation. At the Closing, Sponsor shall (a) forfeit and surrender to CGC all of its CGC Private Warrants (comprising 6,600,000 CGC Private Warrants), (b) transfer (which transfer may be effected by way of forfeiture and new issuance) to the Institutional PIPE Investor (as defined in the BCA) or its designee 800,000 CGC Class A Shares, (c) cancel obligations under the Sponsor Loans (as defined in the BCA) of $1,800,000, and (d) exchange obligations of $9,200,000 under the Sponsor Loans into 90,196 ListCo Series B Preference Shares and 901,961 ListCo Warrants.

3. Board Observers. At the Closing, Sponsor shall have the right to appoint two (2) non-voting observers to the Board of ListCo and, for the avoidance of doubt, no affiliate of Sponsor shall be a director on the Board of ListCo.

Annex C-1

4. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that CGC redeem the Sponsor Shares in connection with the transactions contemplated by the BCA or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Shares for redemption.

5. Waiver of Anti-Dilution Rights. Sponsor hereby agrees to waive the provisions of Section 17.2 set forth in the Governing Document of CGC relating to the adjustment of the Initial Conversion Ratio (as defined in the Governing Document of CGC) in connection with the transactions contemplated by the BCA and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which CGC Class B Shares held by such Sponsor convert into CGC Class A Shares, whether resulting from the transactions contemplated by the BCA or otherwise, so that the CGC Class B Share held by Sponsor issued and outstanding as of the Closing shall convert into one CGC Class A Share pursuant to, and in accordance with, the Governing Document of CGC.

6. Transfer of Shares and CGC Private Warrants. Sponsor acknowledges and agrees that the Sponsor Shares and CGC Private Warrants are subject to the transfer restrictions under that certain Letter Agreement, dated May 5, 2022, between Sponsor and CGC (the “Letter Agreement”). Sponsor hereby agrees that the Company is an express third party beneficiary of the Letter Agreement with rights to enforce the provisions thereof against the Sponsor.

7. Representations and Warranties. Sponsor represents and warrants to the Company as follows:

(a)            Organization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor.

(b)           No Conflicts. The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Shares or CGC Private Warrants (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Documents), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(c)           Ownership. As of the date of this Agreement, Sponsor owns exclusively and has good, valid and marketable title to the Sponsor Shares and the CGC Private Warrants free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the Governing Document of CGC, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Shares and the CGC Private Warrants, as applicable, and Sponsor does not own, directly or indirectly, any other Sponsor Shares.

(d)           Due Authorization. Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

Annex C-2

(e)           Litigation. There is no Proceeding pending against the Sponsor, or to the knowledge of the Sponsor threatened against Sponsor, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement, the BCA or the transactions contemplated thereby.

(f)            Acknowledgment. Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon its execution and delivery of this Agreement.

8. Termination. The obligations of the parties under this Agreement shall automatically terminate upon the earlier of (i) the Effective Time and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

9. Miscellaneous.

(a)           All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

If to CGC prior to or on the Closing Date, or to Sponsor, to:

505 Fifth Avenue, Suite 1500
New York, NY 10017

Attention:	Peter Yu
E-mail:	@@@

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, New York 10017

Attention:	Adam Namoury; Thomas Martin
E-mail:	@@@

If to the Company:

InoBat AS
Voderady 429

919 42 Voderady

Slovak Republic

Attention:	CEO, Marian Bocek
E-mail:	@@@

Annex C-3

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Ilan Katz; Brian Lee; Grant Levine
Email:	@@@

(b)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)           (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof, and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)           Sponsor agrees while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Sponsor contained in this Agreement inaccurate or has the effect of preventing or disabling Sponsor from performing its obligations under this Agreement.

(e)           This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f)            This Agreement, the BCA and Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(g)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Annex C-4

(h)           The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(i)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Proceeding except in the courts described above in New York, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(j)            This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k)           Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l)            This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by CGC and the Company.

(m)          Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9(m).

[Signature pages follow]

Annex C-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CGC II SPONSOR LLC

By:	/s/ Peter Yu
Name: Peter Yu
Title: President

INOBAT AS

By:	/s/ Marian Bocek
Name: Marian Bocek
Title: CEO and Member of the Board

By:	/s/. Dr Andy Palmer
Name: Dr Andy Palmer
Title: Chairman of the Board

[Signature page to Sponsor Support Agreement]

Annex C-6

Annex D

EXECUTION VERSION

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT is made and entered into as of July 24, 2026 (this “Agreement”), by and among Cartesian Growth Corporation II, an exempted company incorporated under the Laws of the Cayman Islands (“CGC”), InoBat AS, a private limited company (aksjeselskap) organized under the laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (the “Company”), and certain shareholders of the Company, whose names appear on the signature pages of this Agreement (each a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, CGC and the Company propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA); and

WHEREAS, as of the date hereof, each Shareholder owns of record the Company Shares as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Shares and any Company Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote.

(a) Subject to the earlier termination of this Agreement in accordance with Section 10, each Shareholder, severally and not jointly, hereby agrees to vote at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company requests such delivery), all of such Shareholder’s Shares held by such Shareholder at such time (i) in favor of the approval and adoption of the BCA and approval of the transactions contemplated by the BCA (“Transactions”) and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BCA from being consummated.

(b) Each Shareholder, severally and not jointly, hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing.

(c) Each Shareholder, severally and not jointly, hereby agrees to take any and all actions, and to execute and deliver any and all documents and agreements, deemed reasonably necessary or reasonably requested by CGC or the Company in order to implement the Transactions on a timely basis and as contemplated by the BCA.

(d) Without limiting any other rights or remedies of CGC or the Company, each Shareholder, severally and not jointly, hereby irrevocably appoints each of CGC and the Company or any individual designated by each of them (acting jointly) as such Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Shareholder, to attend on behalf of such Shareholder the general meeting or any meeting of the shareholders of the Company with respect to the matters described in Sections 1(a)-(c), to include such Shareholder’s Shares in any computation for purposes of establishing a quorum at any such meeting of the shareholders of the Company, to vote (or cause to be voted) such Shareholder’s Shares or consent (or withhold consent) with respect to any of the matters described in Sections 1(a)-(c) in connection with any meeting of the shareholders of the Company or any action by written consent or written resolutions, as applicable, by the shareholders of the Company, in each case, in the event that (i) such Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Sections 1(a)-(c) and continues to fail to perform or otherwise comply with the covenants, agreements or obligations set forth in Sections 1(a)-(c) for two Business Days following written notice from the Company and CGC of such failure to perform or comply, or (ii) such Shareholder challenges, directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Sections 1(a)-(c), or the voting proxy it executes. For the avoidance of doubt, this does not prevent such Shareholder from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms.

Annex D-1

(e) The proxy granted by the Shareholders pursuant to Section 1(d) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for CGC and the Company entering into the BCA and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Shareholder pursuant to Section 1(d) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Shareholder and, upon such Shareholder’s execution of this Agreement, shall revoke any and all prior proxies granted by such Shareholder with respect to the Shares. The vote or consent of the proxyholder with respect to the matters described in Sections 1(a)-(c) shall control in the event of any conflict between such vote or consent by the proxyholder of such Shareholder’s Shares and a vote or consent by such Shareholder of its Shares (or any other Person with the power to vote or provide consent with respect to such Shares) with respect to the matters described in Sections 1(a)-(c). The proxyholder may not exercise the proxy granted pursuant to Section 1(d) on any matter except for those matters described in Sections 1(a)-(c). For the avoidance of doubt, the proxy granted by each Shareholder pursuant to Section 1(d) shall terminate automatically with no further action required if the BCA (or any provision thereof) or any Ancillary Documents (or any provision thereof) is entered into, amended, supplemented, modified or waived in any manner adverse to such Shareholder without the prior written consent of such Shareholder, such consent not to be unreasonably withheld or delayed.

2. Transfer of Shares. Each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the imposition of a lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares.

3. No Solicitation; Waiver of Appraisal Rights.

(a) Each of the Shareholders, severally and not jointly, agrees to be bound by and subject to Section 5.6 (Exclusive Dealing) of the BCA to the same extent as such provisions apply to the Company as if such Shareholder was a party thereto.

(b) Each Shareholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights with respect to the Exchange and the other transactions contemplated by the BCA, and any rights to dissent with respect to the Exchange and the other transactions contemplated by the BCA or to oppose any reorganization or amendment designed to facilitate drag along rights or otherwise facilitate the BCA.

Annex D-2

4. Termination of Agreements. Each Shareholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Exchange Effective Time (as defined in the BCA), (a) each investment agreement between the Company and such Shareholder, (b) each share subscription agreement between the Company and such Shareholder (such agreements, including any amendment, side letter, conversion deed or deed of assignment and assumption relating thereto, together, the “Shareholder Agreements”), and (c) if applicable to such Shareholder, any rights under any other letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, rights to appoint or nominate voting members of the Company Board, Company Board observer rights, rights to nominate or appoint key management or executive personnel of the Company or any of its Subsidiaries, rights to receive information delivered to the Company Board, anti-dilution rights (including any weighted-average or other adjustment mechanism), equity exchange rights (including any right to exchange, convert or reclassify shares or other equity interests in the Company into any class of preferred shares), reserved matters or veto rights over specified actions by the Company or its Subsidiaries or other similar rights not generally available to shareholders of the Company (the “Terminating Rights”) between such Shareholder and the Company, in each case irrespective of whether any such rights were expressed or intended to survive the termination or expiration of the applicable agreement, but excluding, for the avoidance of doubt, any rights such Shareholder may have that relate to any commercial or employment agreements or arrangements between such Shareholder and the Company or any subsidiary, which shall survive in accordance with their terms.

5. Further Assurances; Lot Size Support.

(a) Each Shareholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Transactions and the other transactions contemplated by this Agreement and the BCA, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Without limiting the foregoing, each Shareholder agrees to execute a Company Shareholder Undertaking as promptly as practicable following the Company’s or CGC’s request to do so.

(b) Without limiting the generality of the foregoing, in compliance with applicable laws, prior to the Closing, each Shareholder shall support the distribution of Company Shares to as many of its indirect equity owners as is reasonably practicable, in an aggregate amount intended to result in at least three hundred (300) round lot holders of the Company and each such owner holding, in connection with the Closing, a lot size (all such lots to be the same size to the extent practicable) of approximately five hundred (500) ListCo Common Shares.

6. No Challenges; Release.

(c) Effective as of the Closing, each Shareholder generally and irrevocably releases and discharges the Company and CGC and their respective successors, directors and officers from any and all claims, liabilities and obligations, known or unknown, arising prior to the Closing; provided, however, that nothing in this Section 6 shall release any rights of such Shareholder (i) under this Agreement, the BCA or any Ancillary Document, (ii) to indemnification or advancement of expenses under the Company’s Governing Documents, (iii) arising out of fraud or willful misconduct, or (iv) any accrued and unpaid amounts owing to such Shareholder under any commercial or employment agreement or arrangement with the Company or any of its Subsidiaries (including any accrued compensation or expense reimbursement).

Annex D-3

(d) Each Shareholder agrees not to, and shall direct its representatives and agents not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct his or her representatives and agents to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CGC or the Company or any of their respective successors or directors, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the BCA or (ii) alleging a breach of any fiduciary duty of any person (or that such person may be alleged to have, including to the Company or any other Shareholder) in connection with the evaluation, negotiation or entry into the BCA or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Shareholder from enforcing such Shareholder’s rights under this Agreement.

7. Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by CGC or the Company to any Governmental Entity or to securityholders of CGC) of such Shareholder’s identity and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by CGC or the Company, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by CGC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or the Company’s Subsidiaries by third parties that may be in the Company’s or the Company’s Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law.

8. Public Announcements. No Shareholder will make any public announcement or issue any public communication regarding this Agreement, the BCA, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of CGC and the Company, except: (a) if such announcement or other communication is required by applicable Laws or the rules of any stock exchange, in which case the disclosing Shareholder shall, to the extent permitted by applicable Laws, first allow CGC and the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Shareholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8; and (c) announcements and communications to Governmental Entities in connection with registrations, declarations and filings required to be made as a result of the BCA.

9. Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to CGC and the Company as follows:

(a) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Shareholder is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents.

Annex D-4

(b) As of the date of this Agreement, such Shareholder owns beneficially and exclusively of record and has good and valid title to the Shares set forth opposite such Shareholder’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s Governing Documents and (iv) the Shareholder Agreements, and as of the date of this Agreement, such Shareholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares.

(c) Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(d) As of the date of this Agreement, there is no Proceeding pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that, in any manner, questions the beneficial or record ownership of the Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(e) Such Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of CGC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that CGC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the BCA.

(f)  Other than as provided in the BCA, such Shareholder has not made, nor has any third party made on behalf of such Shareholder, any arrangement for any broker’s, finder’s, financial advisor’s or other similar fee or commission for which CGC, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby.

10. Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Closing, (b) the termination of the BCA in accordance with its terms, (c) the mutual agreement of the parties hereto, and (d) the Termination Date (as defined in the BCA), if the Closing has not occurred on or prior to such date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that, nothing in this Section 10 shall relieve any party of liability for any breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

11. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Annex D-5

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 11(b)):

If to CGC, to:

Cartesian Growth Corporation II
505 Fifth Avenue, Suite 1500
New York, NY 10017

Attention:	Peter Yu
E-mail:	@@@@

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, New York 10017

Attention:	Adam Namoury; Thomas Martin
E-mail:	@@@@

if to the Company:

InoBat AS

Voderady 429

919 42 Voderady

Slovak Republic

Attention:	CEO, Marian Bocek
E-mail:	@@@@

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Ilan Katz; Brian Lee; Grant Levine
Email:	@@@@

If to a Shareholder, to the address or e-mail address set forth for such Shareholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Annex D-6

(d) This Agreement, the BCA and Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and CGC’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f)  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by Law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party and (ii) agree not to commence any such Proceeding except in the courts described above in New York, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(i)  This Agreement may be executed and delivered (including by facsimile or portable document format (.PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)  At the request of CGC, in the case of any Shareholder, or at the request of the Shareholders, in the case of CGC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any Shareholder until after such time as the BCA is executed and delivered by CGC and the Company.

(l)  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11(l).

[SIGNATURE PAGES FOLLOW]

Annex D-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARTESIAN GROWTH CORPORATION II

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

INOBAT AS

By:	/s/ Marian Bocek
Name:	Marian Bocek
Title:	CEO and Member of the Board

By:	/s/ Dr Andy Palmer
Name:	Dr Andy Palmer
Title:	Chairman of the Board

[Signature page to Shareholder Support Agreement]

Annex D-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

INOBAT J.S.A.

By:	/s/ Marian Bocek
Name:	Marian Bocek
Title:	Chairman of the board

By:	/s/ Adam Jasek
Name:	Adam Jasek
Title:	Member of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

Annex D-9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

AVANEA INVESTMENT HOLDING A.S.

By:	/s/ Adam Jasek
Name:	Adam Jasek
Title:	Chairman of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

Annex D-10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

AVANEA INOBAT AUTO DEALCO

By:	/s/ Marian Bocek
Name:	Marian Bocek
Title:	Chairman of the board

By:	/s/ Alexander Polsky
Name:	Alexander Polsky
Title:	Member of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

Annex D-11

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

AVANEA INOBAT SERIES C DEALCO

By:	/s/ Marian Bocek
Name:	Marian Bocek
Title:	Chairman of the board

By:	/s/ Alexander Polsky
Name:	Alexander Polsky
Title:	Member of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

Annex D-12

EXHIBIT A

LIST OF SHAREHOLDERS

Name of Shareholder	Number of Company Shares Owned
InoBat j.s.a.	50,000,000
Avanea Investment Holding a.s.	39,433,483
Avanea InoBat Auto DealCo	3,734,440
Avanea InoBat Series C DealCo	321,791

Annex D-13

Annex E

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of July 24, 2026, by and among Cartesian Growth Corporation II, a Cayman Islands exempted company (“CGC”), InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway (the “Target”), CGC II Sponsor LLC, a Cayman Islands limited liability company and sponsor of the Company (the “Sponsor”) and the purchaser identified on the signature pages hereto (including its successors and assigns, the “Purchaser”).

WHEREAS, promptly after the date of this Agreement, the Target will form InoBat B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated and existing under the laws of the Netherlands (the “Company”), and the Company will become a party to this Agreement;

WHEREAS, the Target, CGC, and InoBat Cayman Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of the Target (“Merger Sub”), entered into a Business Combination Agreement, dated as of July 24, 2026 (as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, among other things,

(a) the Target will form the Company;

(b) the Company will convert into a naamloze vennootschap organized under the laws of the Netherlands;

(c) certain shareholders of the Target holding at least 90% of the Target Equity Securities (as defined below) will contribute such Target Equity Securities to the Company, in exchange for a number of Common Shares equal to the Exchange Ratio (as defined in the Business Combination Agreement in effect as of the date hereof) (the “Exchange”);

(d) certain shareholders of the Target will enter into an Undertaking (as defined in the Business Combination Agreement) and effect the Exchange (as defined in the Business Combination Agreement); and

(e) Merger Sub shall merge with and into CGC (the “CGC Merger”), with CGC surviving the Merger as a direct wholly-owned subsidiary of the Company, as a result of which, CGC will become a direct, wholly owned subsidiary of the Company;

WHEREAS, in connection with the Business Combination, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, the Target and the Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Articles (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

Annex E-1

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Articles” means the Amended and Restated Articles of Association of the Company, to be effective as of the Closing, in the form of Exhibit A attached hereto.

“Beneficial Ownership Letter Agreement” means the Beneficial Ownership Letter Agreement in the form of Annex A-2 attached hereto.

“Board of Directors” means the board of directors of the Company.

“Business Combination” shall have the meaning ascribed to such term in the recitals.

“Business Combination Agreement” shall have the meaning ascribed to such term in the recitals.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, United States; Amsterdam, the Netherlands; or Bratislava, Slovakia are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“CGC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of CGC to consummate the CGC Merger in accordance with the terms of the Business Combination Agreement or consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that none of the following shall be taken into account in determining whether a CGC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting Europe, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Europe or any other country, including the engagement by Europe or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Europe or any other country or region in the world, or changes therein, including changes in interest rates in Europe or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which CGC operates, or (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of CGC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto.

“Class A Ordinary Shares” means the Class A ordinary shares of CGC, par value $0.0001 per share.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

Annex E-2

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Common Shares of the Company, par value EUR 0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Share Equivalents” means any securities that would entitle the holder thereof to acquire at any time a share of capital stock, including, without limitation, any debt, preferred stock, rights, options or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, shares of capital stock.

“Company Party” means the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Conversion Shares” means the Common Shares issued or issuable upon conversion of the Preference Shares purchased pursuant to this Agreement in accordance with the terms of the Articles.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(i).

“Effective Date” means the first date on which (a) the initial Registration Statement has been declared effective by the Commission registering the resale of all of the Underlying Shares or (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements).

“Environmental Laws” means any federal, state, local, municipal, foreign, international, or multinational law, regulation, or other applicable requirement, policy, guidance or treaty relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Annex E-3

“Governmental Authority” means any federal, state, local, foreign government or other governmental, quasi-governmental, regulatory or administrative authority, body, instrumentality, department, board, bureau or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (private or public).

“Government Contract” means any Contract, grant, basic ordering agreement, letter contract, or order between a Target Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum, or any fraction thereof.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with IFRS) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with IFRS, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including: (i) all United States and foreign patents and patent applications, patent disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing; (ii) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos or internet domain name registrations, social media usernames, handles, and similar identifiers, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) all United States, international, and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights therein), copyrightable works, together with all registrations and applications relating thereto (“Copyright”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

Annex E-4

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lead Purchaser” means Alyeska Master Fund, L.P.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Losses” means losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Target Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Other SPAs” means this Agreement together with the other securities purchase agreements, dated as of the date hereof for the Purchaser and the investors named in such other agreements to purchase 12.0% Series A Cumulative Convertible Preference Shares or Series B Convertible Preference Shares.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

Annex E-5

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with IFRS, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under any Transaction Document or (f) non-exclusive licenses of owned Intellectual Property granted in the ordinary course of business.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preference Shares” means the [12.0% Series A Cumulative Convertible Preference Shares]1 [Series B Convertible Preference Shares]2 of the Company having the rights, preferences and privileges set forth in the Articles, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Prohibited Financing Arrangement” means any agreement, arrangement, commitment or transaction (whether entered into directly or indirectly through the Sponsor, any Affiliate or any other Person) that constitutes, or that has the economic effect of, any forward purchase agreement, forward sale agreement, equity forward, contingent capital or contingent forward arrangement, non-redemption agreement or non-redemption incentive arrangement, redemption recapture, redemption reversal or redemption backstop facility or any other similar agreement, arrangement or transaction, in each case that (i) provides for, or has the effect of, the payment or transfer of cash or other consideration to CGC, the Company or any of their respective Subsidiaries (including any amount released or to be released from the trust account established by CGC) prior to, or calculated by reference to, the sale, resale, redemption or non-redemption of any equity securities of CGC or the Company; (ii) is entered into for the purpose of, or that has the effect of, reducing, reversing, offsetting, funding or discouraging the exercise of redemption rights by holders of ordinary shares of CGC or the Company; or (iii) obligates CGC, the Company or any of their respective Subsidiaries to purchase, repurchase, redeem or make any payment or share issuance in respect of any equity securities determined by reference to a future price, reset price, volume-weighted average price or valuation or measurement period; provided that “Prohibited Financing Arrangement” shall not include (A) this Agreement, the other Transaction Agreements and the transactions expressly contemplated hereby and thereby or (B) the issuance and sale of Securities pursuant to this Agreement and the Other SPAs.

“Purchaser Party” means the Purchaser and the Purchaser’s directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Target Company leases or sub-leases any real property.

“Redemption” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the Purchaser and the other parties thereto, in the form of Exhibit B attached hereto.

[1]	For anchor investor.
[2]	For other investors.

Annex E-6

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchaser as provided for in the Registration Rights Agreement.

“Required Minimum” means, as of any date, the maximum aggregate number of Common Shares then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants (assuming for this purpose, an exercise price equal to the Floor Price) and conversion in full of all Preference Shares (assuming for this purpose, a conversion price equal to the Floor Price and taking into account PIK Dividends for a period of at least three years following the Closing Date), ignoring any conversion or exercise limits set forth therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(m).

“Securities” means the Preference Shares, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” means any and all (i) computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, related to any of the foregoing and all software modules, tools and databases; and (ii) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”).

“Stated Value” means $120.00 per Preference Share.

“Stock Exchange” means either The Nasdaq Stock Market LLC or the New York Stock Exchange (or any successors to any of the foregoing).

“Subscription Amount” shall mean the aggregate amount to be paid for the Preference Shares and the Warrants purchased hereunder pursuant to the terms of this Agreement as set forth across from the Purchaser’s name on Schedule A hereto in U.S. dollars and in immediately available funds.

Annex E-7

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Benefit Plans” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other Target Benefit Plan, program, agreement or arrangement, including each “Target Benefit Plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Target or any Subsidiary of the Target for the benefit of any current or former employee or other individual service provider of the Target or any Subsidiary of the Company, or with respect to which the Target or any Subsidiary of the Target has any Liability, whether direct or indirect, whether actual or contingent, whether formal or informal, and whether legally binding or not (other than a multiemployer plan within the meaning of Section 3(37) of ERISA or any plan or program that is sponsored solely by a Governmental Authority and to which the Target or any Subsidiary of the Target is required to contribute pursuant to applicable Law).

“Target Companies” means the Target and its Subsidiaries, including the Company and Merger Sub.

“Target Licensed Intellectual Property” means Intellectual Property owned by any Person (other than a Target Company) that is licensed to any Target Company.

“Target Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Target Companies, taken as a whole, or (b) the ability of the Target to consummate the Exchange in accordance with the terms of this Agreement or consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Target Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting Europe, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Europe or any other country, including the engagement by Europe or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Europe or any other country or region in the world, or changes therein, including changes in interest rates in Europe or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any Governmental Authority, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Target Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Target Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(d)(ii) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement), (vii) any failure by any Target Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in Europe or any other country or region in the world, or any escalation of the foregoing, (ix) any actions taken or omitted to be taken by any Target Companies at the written request or with the written consent of CGC, (x) any changes in IFRS or other applicable accounting standards or the interpretation thereof, (xi) any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by this Agreement, or (xii) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) through (xii) may be taken into account in determining whether a Target Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Target Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Target Companies operate.

Annex E-8

“Target Options” means, as of any determination time, each option to purchase Target Shares that is outstanding and unexercised, whether granted under a Target Benefit Plan or otherwise.

“Target Party” means each Target Company and each of their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls any Target Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Target Shares” means the shares, par value NOK 0.01 per share, of the Target.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Articles, the Warrants, the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transactions” means each of the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Warrants” means, collectively, the Common Share purchase warrants of the Company delivered to the Purchaser at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the Common Shares issuable upon exercise of the Warrants.

Annex E-9

ARTICLE 2

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, a number of Preference Shares equal to the Subscription Amount set forth opposite the Purchaser’s name on Schedule A hereto divided by $102.00, and Warrants as determined pursuant to Section 2.2(a). Not later than 10:00 am Eastern Time on the date two business days prior to the date on which the Closing will occur (and the conditions thereto will be satisfied) (the “Closing Date”), the Company shall provide written notice on signed Company letterhead (which may be via email) to the Purchaser (the “Closing Notice”) that (i) all closing conditions pursuant to the Business Combination Agreement (as determined by the parties to the Business Combination Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby) and (ii) this Agreement (as determined by the parties to this Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the Closing pursuant to this Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the Business Combination), have been met and that such date is the Closing Date, which Closing Notice shall contain the Flow of Funds Letter (as defined below) with the Company’s wire instructions for the Company’s operating account.2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) the Beneficial Ownership Letter Agreement duly executed by the Company;

(ii) a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) a number of Preference Shares with an aggregate Stated Value as set forth opposite the Purchaser’s name on Schedule A hereto, registered in the name of the Purchaser and evidence of the filing and acceptance of the Articles from the Dutch Trade Register;

(iii) a Warrant registered in the name of the Purchaser to purchase up to a number of Common Shares equal to [100%]3 [75%]4 of the total number of Common Shares into which the Purchaser’s Preference Shares are convertible on the date of Closing, with an exercise price equal to $12.00, subject to adjustment as set forth therein; and

(iv) the Registration Rights Agreement duly executed by the Company.

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, the following:

(i) the Beneficial Ownership Letter Agreement duly executed by the Purchaser;

(ii) the Registration Rights Agreement duly executed by the Purchaser;

(iii) the Purchaser’s counter-signature to the Warrant described in Section 2.2(a)(ii); and

(iv) the Purchaser’s Subscription Amount.

[3]	For anchor investor.
[4]	For other investors.

Annex E-10

2.3 Closing Conditions.

(a) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i) all conditions precedent to the closing of the Business Combination set forth in Article VII of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby), and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing; and

(ii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(b) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i) except as otherwise provided under Section 2.3(b)(ii), all representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties and agreements of the Purchaser contained in this Agreement as of the Closing Date, but without giving effect to consummation of the Business Combination, or as of such earlier date, as applicable;

(ii) the representations and warranties of the Purchaser contained in Section 3.2(q) of this Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Purchaser of such representations and warranties;

(iii) the Purchaser shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iv) the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(c) The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Purchaser of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company, the Target, and CGC contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, CGC Material Adverse Effect or Target Material Adverse Effect, as applicable, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, CGC Material Adverse Effect or Target Material Adverse Effect, as applicable, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company, the Target and CGC of each of their respective representations, warranties and agreements contained in this Agreement as of the Closing Date, but without giving effect to the consummation of the Business Combination, or as of such earlier date, as applicable;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) no CGC Material Adverse Effect or Target Material Adverse Effect shall have occurred;

(v) the transactions contemplated by the Other SPAs shall be consummated concurrently with the Closing;

(vi) the Company shall have been duly formed and joined to this Agreement as contemplated hereby;

(vii) all conditions to the listing of the Common Shares on the Stock Exchange shall have been satisfied and the listing of the Common Shares shall have occurred prior to or be scheduled to occur concurrently with the Closing; and

(viii) the delivery by the Sponsor of the Sponsor Accommodation Shares as set forth in Section 4.14 of this Agreement.

Annex E-11

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Upon its joinder to this Agreement, the Company will represent and warrant to the Purchaser, as of the date of such joinder to this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Company (i) is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Target Material Adverse Effect.

(b) As of the Closing Date, the Securities will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents (as adopted on the Closing Date) or the laws of its jurisdiction of incorporation.

(c) This Agreement and the other Transaction Documents has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Target and the Purchaser of this Agreement and the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(d) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Target Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) filings and approvals required to consummate the Business Combination as provided under the Business Combination Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a Target Material Adverse Effect.

Annex E-12

(f) Except for such matters as have not had and would not have a Target Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to the Purchaser.

(h) Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(j) Except as would not reasonably be expected to be material to the Company, the Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k) As of the Closing Date, the Common Shares will be eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Shares. The Company’s Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.

(l) It is the intent of the Company that it be deemed a “successor issuer” of CGC in accordance with Rule 12g-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act, solely for purposes of the Securities Act, and, as of the Closing Date, the Company represents and warrants as set forth in Section 3.4(l).

(m) As of the Closing Date, the Company has (i) converted into a naamloze vennootschap incorporated under the laws of the Netherlands, (ii) adopted the Articles in the form of Exhibit A, and (iii) has authorized the maximum amount of share capital permissible under Dutch law.

(n) As of the Closing Date, the Company has issued, pursuant to this Agreement and the Other SPAs, (i) 490,196 12.0% Series A Cumulative Convertible Preference Shares, each having a par value of twelve eurocents (EUR 0.12); (ii) 269,608 Series B Convertible Preference Shares, each having a par value of twelve eurocents (EUR 0.12), and (iii) 7,598,039 Warrants.

(o) Following the Business Combination and immediately after the issuance of the Common Shares pursuant to this Agreement, the Common Shares are expected to be registered under the Exchange Act and listed for trading on the Stock Exchange.

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(p) To the knowledge of the Company, the Company is not, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(r) The Company’s accounting firm is Ernst & Young (EY). To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(s) There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(t) The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(u) The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

[(v) The Company has not entered into, and will not enter into, any other agreement or any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with the Purchaser or any other purchaser of Securities in connection with the transactions contemplated hereby or by the Other SPAs with terms and conditions that are more favorable than the terms and conditions provided to the Purchaser under this Agreement.]5

(w) Except as provided in this Section 3.1, none of the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party hereto or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to any other party hereto or any other Person.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation with the requisite power and authority to enter into and perform its obligations under the Transaction Documents.

[5]	For anchor investor

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(b) Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, each Transaction Document to which the Purchaser is a party shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance of the Transaction Documents, including the purchase of the Securities hereunder, the compliance by the Purchaser with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, including the purchase of the Securities.

(d) At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any Preference Shares, it will be, an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Annex A-1 hereto, (ii) acquiring the Securities only for its own account and not for the account of others, or if the Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A-1 following the signature page hereto).

(e) The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state in the United States or other jurisdiction and that the Company is not required to register the Securities except as set forth in the Registration Rights Agreement. The Purchaser acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a Subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges and agrees that the Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the Commission after the Closing Date. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

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(f) The Purchaser understands and agrees that it is purchasing the Securities directly from the Company. The Purchaser further acknowledges that there have not been, and the Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Purchaser by the Company, the Target, the Sponsor, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and the Target set forth in this Agreement. The Purchaser agrees that none of (i) any other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other Purchaser), (ii) the Sponsor, its Affiliates (other than the Company), or any of its or its’ Affiliates respective control persons, officers, directors or employees or (iii) any other party to the Business Combination Agreement, including any such party’s representatives, Affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

(g) In making its decision to purchase the Securities, the Purchaser has relied solely upon independent investigation made by the Purchaser of the Company’s and the Target’s representations in Sections 3.1 and 3.3, respectively, of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company, the Target Companies and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Securities. Without limiting the generality of the foregoing, the Purchaser acknowledges that it has reviewed the Company’s filings with the Commission. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Purchaser acknowledges that certain information provided by the Company and the Target was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Purchaser further acknowledges that the information provided to the Purchaser was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company intends to file with the Commission in connection with the Business Combination (which will include substantial additional information about the Company, the Target Companies and the Business Combination and will update and supersede the information previously provided to the Purchaser). The Purchaser acknowledges and agrees that none of the Sponsor or any of its Affiliates or any of such Person’s or its Affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided the Purchaser with any information, recommendation or advice with respect to the Securities nor is such information, recommendation or advice necessary or desired. None of the Sponsor or any of its respective Affiliates or Representatives has made or makes any representation as to the Company or the Target Companies or the quality or value of the Securities. In addition, the Company, the Target, the Sponsor and their respective Affiliates or Representatives may have acquired non-public information with respect to the Company or the Target Companies which the Purchaser agrees need not be provided to it. In connection with the issuance of the Securities to the Purchaser, none of the Company, the Target, the Sponsor or any of their respective Affiliates or Representatives has acted as a financial advisor or fiduciary to the Purchaser.

(h) The Purchaser became aware of this offering of the Securities solely by means of direct contact between the Purchaser and the Company or its Affiliates, by means of direct contact between the Purchaser and the Target or its Affiliates, and Securities were offered to the Purchaser solely by direct contact between the Purchaser and the Company or its Affiliates. The Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the SEC Reports. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser understands and acknowledges that the purchase and sale of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

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(j) The Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.

(k) The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(l) The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons (“SDN List”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Securities were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

(n) The Purchaser will have sufficient funds to pay the Subscription Amount pursuant to Section 2.2(b)(iv) of this Agreement and any expenses incurred by the Purchaser in connection with the transactions contemplated by or in connection with the Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations under the Transaction Documents.

(o) The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Target, the Sponsor or any of their respective Affiliates or any of their respective or their respective Affiliates’ control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company and the Target contained in Sections 3.1 and 3.3, respectively, of this Agreement, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any other Purchaser or any other Person participating in any other private placement of Common Shares (including the controlling persons, officers, directors, partners, agents or employees of any such other Person), (ii) the Company, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, nor (iii) the Sponsor, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives shall be liable to the Purchaser or any other Purchaser pursuant to the Transaction Documents or any other agreement related to a private placement of Securities for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities hereunder or thereunder.

(p) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by the Purchaser solely in connection with the sale of the Securities to the Purchaser.

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(q) At all times on or prior to the Closing Date, the Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Securities.

(r) The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Purchaser, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms.

(s) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Purchaser with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, the Purchaser is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(t) The Purchaser acknowledges that (i) the Company, the Target Companies, the Sponsor and any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives may later come into possession of, information regarding the Company and the Target Companies that is not known to the Purchaser and that may be material to a decision to purchase the Securities, (ii) the Purchaser has determined to purchase the Securities notwithstanding its lack of knowledge of such information, and (iii) none of the Company, the Target Companies, the Sponsor or any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Purchaser, and the Purchaser hereby, to the extent permitted by law, waives and releases any claims it may have against the Company, the Target Companies, the Sponsor and their respective Affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(u) The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(v) Except as provided in this Section 3.2, none of the Purchaser nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party hereto or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to any other party hereto or any other Person.

3.3 Representations and Warranties of the Target. Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Target to the Purchaser (the “Target Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Target hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Organization and Qualification.

(i) Each Target Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) and in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Target Material Adverse Effect. Section 3.3(a)(i) of the Target Disclosure Letter sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Target Company. Each Target Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Target Material Adverse Effect.

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(ii) True and complete copies of the Organizational Documents of the Target Companies have been made available to the Purchaser, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of the Target Companies are in full force and effect, and the Target Companies are not in breach or violation of any provision set forth in their respective Organizational Documents.

(b) Capitalization of the Target Companies.

(i) Section 3.3(b)(i) of the Target Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (A) the number and class or series (as applicable) of all of the equity securities of the Target (“Target Equity Securities”) issued and outstanding, (B) the identity of the Persons that are the record and beneficial owners thereof, and (C) with respect to each equity award set forth on set forth on Section 3.3(b)(i) of the Target Disclosure Letter (each, a “Target Equity Award”), (1) the date of grant, (2) any applicable exercise (or similar) price, (3) the expiration date, and (4) any applicable vesting schedule (including acceleration provisions), and (D) with respect to the convertible notes set forth on Section 3.3(b)(i) of the Target Disclosure Letter (the “Target Convertible Notes”), (1) the original principal amount, (2) the applicable interest rate, (3) the maturity date, and (4) the current outstanding balance. All of the Target Equity Securities have been duly authorized and validly issued. All of the outstanding Target Shares are fully paid and non-assessable. The Target Equity Securities (1) were not issued in violation of the Organizational Documents of the Target or any other Contract to which the Target is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in all material respects in compliance with applicable Law, including Securities Laws. Except for the Target Options and Target Convertible Notes set forth on 3.3(b)(i) of the Target Disclosure Letter or the Target Options either permitted by Section 5.1(b) of the Business Combination Agreement or issued, granted or entered into in accordance with Section 5.1(b) of the Business Combination Agreement, the Target has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Target to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Target Equity Securities or securities convertible into or exchangeable for Target Equity Securities.

(ii) The Target Equity Securities are free and clear of all Liens (other than transfer restrictions under applicable securities Laws). There are no shareholder agreements, voting trusts, proxies or other Contracts to which the Target is a party with respect to the voting or transfer of the Target’s Equity Securities.

(iii) Section 3.3(b)(iii) of the Target Disclosure Letter sets forth a true and complete statement of (A) the number and class or series (as applicable) of all of the equity securities of each Subsidiary of the Target issued and outstanding and (B) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (1) equity appreciation, phantom equity or profit participation rights or (2) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Target to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for equity securities of the Subsidiaries of the Target. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any equity securities of any Subsidiary of the Target. There are no outstanding bonds, debentures, notes or other indebtedness of the Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Target Shares may vote.

(iv) Except as set forth on Section 3.2(b)(iv) of the Target Disclosure Letter, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Target’s Equity Securities between the Target and any other Person.

(v) Except as set forth on Section 3.2(b)(v) of the Target Disclosure Letter, none of the Target Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any equity in any other Person or the right to acquire any such equity security, and none of the Target Companies are a partner or member of any partnership, limited liability company or joint venture.

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(vi) No Target Company has provided any legally binding guarantee pursuant to which such Target Company is obligated to pay or discharge the liabilities or obligations of any direct or indirect holder of equity securities of Target or any other Person that is not a Target Company, except as otherwise disclosed in Section 3.3(b)(vi) of the Target Disclosure Letter.

(vii) Section 3.3(b)(vii) of the Target Disclosure Letter sets forth a list of all Indebtedness of the Target Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(viii) Section 3.3(b)(viii) of the Target Disclosure Letter sets forth a list of all Change of Control Payments (as defined in the Business Combination Agreement in effect as of the date hereof) of the Target Companies.

(ix) Other than the Target Convertible Notes, there are no debt instruments outstanding convertible into or otherwise entitling the holder thereof to any of the Target’s Equity Securities.

(x) (i) No triggering event for the weighted-average anti-dilution right contained in Article 7.1(xiv) of each convertible loan agreement entered into with Avanea Investment Holding a.s. (the “AIH Anti-Dilution Right”) has occurred prior to the date of this Agreement; and (ii) to the knowledge of the Target, no facts, matters or circumstances exist as at the date of this Agreement that would reasonably be expected to result in the occurrence of a triggering event for the AIH Anti-Dilution Right prior to or upon Closing.

(xi) The Target has, prior to the execution of this Agreement, provided a copy of this Agreement to each of the equityholders of Target.

(c) Authority.

(i) The Target has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents to which the Target is or will be a party, the performance of the Target’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Target. This Agreement and each Transaction Document to which the Target is or is contemplated to be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Target and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Target (assuming that this Agreement and the Transaction Documents to which the Target is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Target in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Execution of the Undertaking signed by the equityholders of the Target party thereto is the only action of the holders of any class or series of shares of the Target required to approve and adopt this Agreement, the Transaction Documents to which the Target is or is contemplated to be a party, the performance of the Target’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

(ii) The board of directors of the Target unanimously and duly adopted resolutions (A) determining that entry into this Agreement and the other Transaction Documents to which the Target is party, and the consummation of the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interest of, the Target and its shareholders, and (B) approving this Agreement, such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Exchange, which resolutions have not been subsequently withdrawn or modified in a manner adverse to CGC..

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(d) Financial Statements; Undisclosed Liabilities.

(i) Each of the unaudited consolidated balance sheets of the Target Companies as of December 31, 2024 and December 31, 2025 and the related unaudited consolidated statements of operations and comprehensive loss and shareholders’ deficit of the Target Companies for each of the periods ended on December 31, 2024 and December 31, 2025 (including the notes thereto) (A) was prepared in accordance with local accounting standards applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position and results of operations of the Target Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) are undergoing an audit in accordance with IFRS and the standards of the PCAOB and are expected to contain an unqualified report of the Company’s auditors.

(ii) Each of the audited consolidated balance sheets of the Target Companies as of December 31, 2024 and December 31, 2025 and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Target Companies for each of the periods ended on December 31, 2024 and December 31, 2025, when delivered to CGC following the date of this Agreement in accordance with Section 5.17 of the Business Combination Agreement, (A) will be prepared in accordance with IFRS and the standards of the PCAOB and applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Target Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(ii) Except (A) for Liabilities incurred in the ordinary course of business since December 31, 2025 (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (B) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (C) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, no Target Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS.

(d) The Target Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Target Companies’ assets, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Target Company’s properties or assets. The Target Companies maintain books and records of the Target Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Target Companies in all material respects.

(e) Consents and Requisite Governmental Approvals; No Violations.

(i) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target with respect to the Target’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Target is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (A) the filing with the SEC of (1) the registration statement of the Company / proxy statement of CGC in connection with the Business Combination and the declaration of the effectiveness thereof by the SEC and (2) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, or (B) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Target Material Adverse Effect.

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(ii) None of the execution or delivery by the Target of this Agreement or any Transaction Documents to which it is or will be a party, the performance by the Target of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (A) result in a violation or breach of any provision of the Target’s Organizational Documents, (B) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, sanction, revocation or acceleration under, any of the terms, conditions or provisions of (1) any Contract (including any Public Aid Financial Scheme) to which any Target Company is a party or (2) any Material Permits, (C) violate, or constitute a breach under, any Order or applicable Law to which any Target Company or any of its properties or assets are subject or bound or (D) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or equity securities of any Target Company, except, in the case of any of clauses (B) through (D) above, as would not have a Target Material Adverse Effect.

(f) Permits. The Target has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Target Material Adverse Effect (each, a “Material Permit”). The Target is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(g) Material Contracts.

(i) Section 3.3(g) of the Target Disclosure Letter sets forth a list of the following Contracts to which a Target Company is a party as of the date of this Agreement, excluding any Target Benefit Plan (each Contract required to be set forth on Section 3.3(g) of the Target Disclosure Letter, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.3(g) of the Target Disclosure Letter if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(A) any Contract relating to Indebtedness for borrowed money of any Target Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Target Company;

(B) any Contract under which any Target Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(C) any Contract under which any Target Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Target Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(D) any (1) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Target Company in excess of $500,000 over the life of the Contract and (2) any Contract with respect to material Target Licensed Intellectual Property (other than Off-the-Shelf Software);

(E) any Contract that (1) limits or purports to limit, in any material respect, the freedom of any Target Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of CGC or any of its Affiliates after the Closing, (2) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (3) contains any other provisions restricting or purporting to restrict the ability of any Target Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit in any material respect, CGC or any of its Affiliates after the Closing;

(F) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Target Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the life of the agreement;

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(G) any Contract requiring any Target Company to guarantee the Liabilities of any Person (other than the Target or a Subsidiary) or pursuant to which any Person (other than the Target or a Subsidiary) has guaranteed the Liabilities of a Target Company, in each case in excess of $500,000;

(H) any Contract under which any Target Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(I) any Contract required to be disclosed on Section 3.3(s) of the Target Disclosure Letter;

(J) any Contract with any Person (1) pursuant to which any Target Company (or CGC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (2) under which any Target Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Target Product or any Intellectual Property;

(K) any Contract governing the terms of the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Target Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000;

(L) any Contract for the disposition of any portion of the assets or business of any Target Company or for the acquisition by any Target Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Target Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(M) any settlement, conciliation or similar Contract (1) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (2) with a Governmental Authority or (3) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Target Company (or CGC or any of its Affiliates after the Closing); and

(N) any other Contract the performance of which requires either (1) annual payments to or from any Target Company in excess of $500,000 or (2) aggregate payments to or from any Target Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Target Company without penalty upon less than thirty (30) days’ prior written notice; and

(O) any Public Financial Aid Scheme.

(ii) (A) Each Material Contract is valid and binding on the applicable Target Company and, to the knowledge of the Target, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Target Company and, to the Target’s knowledge, the counterparties thereto, (B) the applicable Target Company and, to the knowledge of the Target, the counterparties thereto are not in material breach of, or default under, any Material Contract and (C) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Target Company or, to the Target’s knowledge, the counterparties thereto.

(iii) Except with respects to breaches or defaults that have been remedied by any Person or waived in writing by the applicable Governmental Authority, the Target Companies (A) are and have been at all times in compliance with the terms and conditions of any Public Financial Aid Schemes; and (B) were not notified by Public Financial Aid Scheme providers or other Governmental Authorities that any Target Company is in breach of the terms and conditions of any Public Financial Aid Scheme.

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(h) Absence of Changes. During the period beginning on January 1, 2026 and ending on the date of this Agreement, (a) no Target Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, the Target has conducted its business in the ordinary course in all material respects.

(i) Litigation.

(i) There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Target’s knowledge, currently threatened (A) against the Target Companies or any officer, director or person set forth on Section 3.3(i)(i) of the Target Disclosure Letter (each, a “Key Person”); (B) that questions the validity of this Agreement and the Transaction Documents or the right of the Target to enter into them, or to consummate the transactions contemplated by the transactions contemplated by this Agreement; or (C) that would reasonably be expected to have, either individually or in the aggregate, a Target Material Adverse Effect. None of the Target Companies or, to the Target’s knowledge, any of their officers, directors or Key Persons is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Persons such as would affect the Target). There is no action, suit, proceeding or investigation by a Target Company pending or which a Target Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Target) involving the prior employment of any of the Target Company’s employees, their services provided in connection with the Target Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(ii) Except as set forth in Section 3.3(i)(ii) of the Target Disclosure Letter, (i) no written demand, notice of claim, recission notice or formal notification of breach has been delivered by NDF II to the Target, InoBat Auto j.s.a. or InoBat Volta II s.r.o. under or in connection with the investment agreement dated 20 December 2023 between the Target, InoBat Auto j.s.a., InoBat Volta II s.r.o. and NDF II (as amended, the “NDF II Investment Agreement”); (ii) to the knowledge of the Target, no facts or circumstances exist as at the date of this Agreement that would, individually or in the aggregate, constitute or reasonably be expected to give rise to a claim by NDF II for financial compensation or the accrual of any contractual penalty under the NDF II Investment Agreement; and (iii) there is no pending or, to the knowledge of the Target, threatened claim, action, or arbitration by NDF II against the Target, InoBat Auto j.s.a. or InoBat Volta II s.r.o. arising out of or in connection with the NDF II Investment Agreement.

(j) Compliance with Applicable Law.

(i) During the three (3) years prior to the Closing, the Target has complied in all material respects with all federal, state, local or foreign statutes, rule or regulations applicable to it. The Target is not in violation or default (A) of any provisions of its Organizational Documents, (B) of any instrument, judgment, order, writ or decree, (C) under any note, indenture or mortgage, or (D) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (A) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (B) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Target or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Target.

(ii) Each Target Company which is or has at any time been subject to an obligation to register in the RPSP Register:

(A) has, since the date on which the obligation to register first arose, been duly and validly registered in the RPSP Register in accordance with Slovak Act No. 315/2016 Coll. and all applicable Slovak laws and regulations;

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(B) has at all times ensured that all information entered in, or required to be entered in, the RPSP Register in respect of it is and has been complete, accurate, true, up to date and not misleading in any respect, including without limitation all information relating to its ultimate beneficial owners (konečný užívateľ výhod) and authorised persons (oprávnená osoba) within the meaning of Slovak Act No. 315/2016 Coll.;

(C) has fulfilled, in full and in a timely manner, each and every obligation imposed upon it under Slovak Act No. 315/2016 Coll.;

(D) has not, at any time, been struck off, suspended, or had its registration in the RPSP Register lapsed, cancelled, or rendered invalid for any reason;

(E) has not, at any time, been in breach of any obligation under Slovak Act No. 315/2016 Coll. or subject to any fine, penalty, sanction, administrative proceeding, investigation or enforcement action by any competent authority in connection with the RPSP Register or Slovak Act No. 315/2016 Coll.; and

(F) has not received any notice, claim, complaint, warning or correspondence from any competent authority, public body or counterparty alleging or indicating any actual or potential breach of, or non-compliance with, Slovak Act No. 315/2016 Coll. or any obligation relating to the RPSP Register.

(iii) Without limiting the generality of paragraph (b) above, each Target Company which is or has at any time been subject to an obligation to register in the RPSP Register has, at all times, maintained its registration in the RPSP Register and fulfilled all of its obligations under Slovak Act No. 315/2016 Coll. in a manner that:

(A) satisfies all conditions, requirements and eligibility criteria applicable to it under each Public Finance Aid Scheme to which it is or has been a party or beneficiary;

(B) has not given rise to, and does not give rise to, any right on the part of any public authority, awarding body or competent authority to (x) suspend, withdraw, claw back, reclaim or reduce any benefit, grant, subsidy, payment or advantage received or receivable by such Target Company under any Public Finance Aid Scheme; or (y) terminate, rescind or invalidate any contract, agreement or arrangement entered into with such Target Company under or in connection with any Public Finance Aid Scheme;

(C) has not resulted in, and does not result in, any forfeiture, disqualification, exclusion or debarment of such Target Company from participation in any current or future Public Finance Aid Scheme; and

(D) has not had, and does not have, any adverse impact or consequence on any Public Finance Aid Scheme, including on the validity, continuity, enforceability or value of any benefit thereunder.

(iv) To the knowledge of the Target, there are no facts, matters or circumstances which are reasonably likely to give rise to any breach of, or non-compliance with, Slovak Act No. 315/2016 Coll. or any obligation relating to the RPSP Register by any Target Company in the future, or which would adversely affect the registration or standing of any Target Company in the RPSP Register.

(v) The transactions contemplated by this Agreement comply with the investment aid conditions applicable with respect to the Contracts set forth in Section 3.3(j)(v) of the Target Disclosure Letter.

(vi) The relevant portion of Owned Real Property described in Section 3.3(i)(vi) of the Target Disclosure Letter (such portion of Owned Real Property, the “Volta II Real Property”) has been permanently removed from the agricultural land fund, and no further action, decision, levy, permit or administrative procedure under applicable agricultural land legislation will be required in order to enable the development and use of such land for the further development currently contemplated by the relevant Target Company.

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(vii) Except with respects to breaches or defaults that have been remedied by any Person or waived in writing by the applicable Governmental Entity, to the Target’s knowledge, GIB (A) is and has been at all times in compliance with the terms and conditions applicable with respect to the Contract set forth in Section 3.3(j)(vii) of the Target Disclosure Letter and (B) was not notified by public financial aid scheme providers or other Governmental Entities that it is in breach of the terms and conditions of such Contract.

(k) Employee Plans.

(i) Section 3.3(k)(i) of the Target Disclosure Letter sets forth a true and complete list of all material Target Benefit Plans (including, for each such Target Benefit Plan, its jurisdiction).. Any equity awards that are outstanding under or authorized to be made pursuant to Target Benefit Plans relate solely to the Target’s ordinary shares and will not result in the issuance of preference shares of the Company.

(ii) No Target Benefit Plan has any unfunded or underfunded Liability. No Target Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person, except as required by applicable Law regarding statutory severance or notice periods. No Target Company has any material Liabilities by reason of at any time being considered part of a single controlled group or related employer under applicable Law.

(iii) Each Target Benefit Plan is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Target Benefit Plan that is intended to be tax-favored under applicable Law has timely received all necessary registrations or approvals, and no fact or event has occurred that would reasonably be expected to result in the loss of such status. None of the Target Companies has incurred any material penalty or arrears regarding mandatory social security, health insurance, or supplementary pension contributions.

(iv) As of the date of this Agreement, there are no pending or, to the Target’s knowledge, threatened in writing claims or Proceedings with respect to any Target Benefit Plan (other than routine claims for benefits). All contributions, social insurance premiums, and mandatory health insurance payments that are due have been timely made to the relevant Governmental Authority, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

(v) Except as set forth on Section 3.3(k)(v) of the Target Disclosure Letter execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies.

(l) Environmental Matters.

(i) Except as could not reasonably be expected to have a Target Material Adverse Effect (a) the Target is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Target; (c) there have been no Hazardous Substances generated by the Target that have been disposed of or come to rest at any site that has been included in any published list of hazardous or toxic waste sites published by any governmental authority in Slovakia; and (d) the Target does not manufacture, handle, import, export, or transport any nanoengineered or nanoscale material; and (e) the Target does not and has not imported any hazardous substances.

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(ii) No Target Company is an originator (pôvodca) of any environmental burden and is not, and has not been determined as the responsible person (povinná osoba) for any environmental burden pursuant to the Act No. 409/2011 Coll. on Certain Measures in the Area of Environmental Burden and on Amendments to Certain Acts, as amended, and no proceeding on determination of any Target Company as the responsible person is pending, and no Target Company has carried out any activity that could result in such Target Company being determined as the originator of, or designated as the responsible person for, any environmental burden.

(iii) No Target Company has assumed, retained or agreed to bear any liability under any applicable environmental legislation pursuant to any agreement with any third party, nor has it provided any environmental indemnity, guarantee, covenant to remediate, or similar undertaking to any third party.

(iv) No Target Company has received any written notice, order, instruction, decision or other administrative correspondence from any Governmental Authority alleging or relating to (A) any actual or pending violation of any applicable environmental legislation, (B) any environmental burden affecting or potentially affecting any real property owned, leased or otherwise occupied by any Target Company (including any environmental burden registered to any third party in respect of which any Target Company has been copied, addressed or otherwise made aware), or (C) any remediation, monitoring or other environmental obligation, and no Target Company is subject to any ongoing or, to the knowledge of the Target, threatened environmental investigation, claim, proceeding, enforcement action, order, or remediation obligation.

(m) Intellectual Property.

(i) The Target Companies (A) own or possess and (B) in the case of the Target Companies’ business presently proposed to be conducted, reasonably believes it can acquire on commercially reasonable terms, sufficient legal rights to all Target Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Target Companies have not received any communications alleging that the Target Companies have violated, or by conducting its business, would violate any of the Intellectual Property of any other Person. No product or service marketed or sold (or proposed to be marketed or sold) by the Target Companies violates or will violate any license or infringes or will infringe any Intellectual Property of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Target Intellectual Property, nor are the Target Companies bound by or a party to any Intellectual Property of any other Person. The Target Companies have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Target Companies’ business.

(ii) Each employee has assigned to the Target Companies all Intellectual Property he or she owns that are related to the Target Companies’ business as now conducted and as presently proposed to be conducted and each employee and consultant has assigned to the Target Companies all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Target Companies that (A) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Target Companies’ business as then conducted or as then proposed to be conducted, (B) were developed on any amount of the Target Companies’ time or with the use of any of the Target Companies’ equipment, supplies, facilities or information or (C) resulted from the performance of services for the Target Companies. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Target Companies, including prior employees or consultants.

(iii) Section 3.3(m)(iii) of the Target Disclosure Letter lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Target Companies.

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(iv) The Target Companies have not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Target Companies to protect their proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Target Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Target Intellectual Property; (iii) the creation of any obligation for the Target Companies with respect to Target Intellectual Property owned by the Target Companies, or the grant to any third party of any rights or immunities under Target Intellectual Property owned by the Target Companies; or (iv) any other limitation, restriction or condition on the right of the Target Companies with respect to their use or distribution of any Target Intellectual Property.

(v) Except as set forth in Section 3.3(m)(v) of the Target Disclosure Letter No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Target Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Target Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Target Companies’ rights in the Target Intellectual Property.

(n) Employee Matters.

(i) Section 3.3(n)(i) of the Target Disclosure Letter, lists the full-time employees, part time employees, consultants and independent contractors employed or engaged by the Target Companies as of the date hereof. Section 3.3(n)(i) of the Target Disclosure Letter also sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Target Companies.

(ii) To the Target’s knowledge, none of the Target Companies’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Target Companies or that would conflict with the Target Companies’ business. Neither the execution or delivery of this Agreement and the Transaction Documents, nor the carrying on of the Target Companies’ business by the employees of the Target Companies, nor the conduct of the Target Companies’ business as now conducted and as presently proposed to be conducted, will, to the Target’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(iii) The Target Companies are not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Target Companies have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Target Companies have withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Target Companies and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iv) To the Target’s knowledge, no Key Persons intends to terminate employment with the Target or is otherwise likely to become unavailable to continue as a Key Persons, nor does the Target have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Target is terminable at the will of the Target. Except as set forth in Section 3.3(n)(iv) of the Target Disclosure Letter r or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3.3(n)(iv) of the Target Disclosure Letter, the Target has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

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(v) The Target Companies have not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.

(vi) Each former Key Persons whose employment was terminated by the Target has entered into an agreement with the Target providing for the full release of any claims against the Target or any related party arising out of such employment.

(vii) The Target Companies are not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Target, has sought to represent any of the employees, representatives or agents of the Target Companies. There is no strike or other labor dispute involving the Target Companies pending, or to the Target’s knowledge, threatened, which could have a Target Material Adverse Effect, nor is the Target aware of any labor organization activity involving its employees.

(viii) To the Target’s knowledge, none of the Key Persons, officers or directors of the Target Companies has been (A) subject to voluntary or involuntary petition under applicable bankruptcy Laws or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (B) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (C) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (D) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(o) Insurance. Section 3.3(o) of the Target Disclosure Letter sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Target Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by any Target Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

(p) Tax Matters.

(i) Except as set forth in Section 3.3(p) of the Target Disclosure Letter, each Target Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Target Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(ii) Each Target Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(iii) No Target Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Target Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(iv) No Target Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

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(v) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Target Company which agreement or ruling would be effective after the Closing Date.

(vi) No Target Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(vii) There are no Liens for material Taxes on any assets of the Target Companies other than Permitted Liens.

(viii) During the two (2)-year period ending on the date of this Agreement, no Target Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(ix) No Target Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Target Company or any of its current Affiliates) or (B) has any material Liability for the Taxes of any Person (other than a Target Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(x) No written claims have ever been made by any Tax Authority in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(xi) No Target Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Target Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(xii) Each Target Company is tax resident only in its jurisdiction of formation.

(xiii) No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(xiv) No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the CGC Merger and the Exchange from qualifying for the Intended Tax Treatment. To the knowledge of the Target, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the date hereof not contemplated by this Agreement and/or any of the Transaction Documents, that would reasonably be expected to prevent the CGC Merger and the Exchange from qualifying for the Intended Tax Treatment.

(q) Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.3(q) of the Target Disclosure Letter (which fees shall be the sole responsibility of the Target, except as otherwise provided in Section 8.6 of the Business Combination Agreement), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by or on behalf of the Target or any of its Affiliates for which any of the Target Companies has any obligation.

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(r) Real and Personal Property.

(i) Owned Real Property. Section 3.3(r)(i) of the Target Disclosure Letter sets forth a true and complete list (including street addresses) of all real property owned by any of the Target Companies (the “Owned Real Property”). There are no legal, administrative or other decisions or preliminary injunctions issued or proceedings pending that could materially impact any Target Company’s legal title to the Owned Real Property. Existing utility lines from the Owned Real Property up to the connection points to the public utility network are owned by the respective Target Company and are located on the lands owned by the Target Companies or on the lands to which the respective in-rem easement for the benefit of the Owned Real Property. Each Owned Real Property is directly accessible by and directly connected to the network of public roads. No financial obligations or Tax arrears exist that could result in creation of a mortgage or other third party right in relation to any of the Owned Real Property.

(ii) Leased Real Property. Section 3.3(r)(ii) of the Target Disclosure Letter sets forth a true and complete list (including street addresses) of all real property leased by any of the Target Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Target Company is a tenant or landlord as of the date of this Agreement. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Target Company party thereto, enforceable in accordance with its terms against such Target Company and, to the Target’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Target Company or, to the Target’s knowledge, any third party under any Real Property Lease, and, to the Target’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Target Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Target’s knowledge there are no material disputes with respect to any Real Property Lease. Except as set forth in Section 3.3(r)(ii) of the Target Disclosure Letter, as of the date hereof, no Target Company has (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(iii) Personal Property. Each Target Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Target Companies, except for assets disposed of in the ordinary course of business.

(iv) Assets. Immediately after the Exchange Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Target Companies will constitute all of the assets necessary to conduct the Business immediately after the Closing in materially the same manner (for the Target Companies, taken as a whole) as it is conducted on the date of this Agreement, except as would not have a Target Material Adverse Effect.

(v) GIB Real Property. Section 3.3(r)(v) of the Target Disclosure Letter sets forth a true and complete list (including street addresses) of all real property owned by GIB EnergyX Slovakia s.r.o., an entity incorporated and existing under the laws of the Slovak Republic in the form of limited liability company, with its registered office at Mlynské nivy 5, Bratislava 821 09, Slovak Republic, ID No.: 55 901 328 (“GIB”) (the “GIB Real Property”). There are no legal, administrative or other decisions or preliminary injunctions issued or proceedings pending that could materially impact GIB’s legal title to the GIB Real Property. Each GIB Real Property is directly accessible by and directly connected to the network of public roads. No financial obligations or Tax arrears exist that could result in creation of a mortgage or other third party right in relation to any of the GIB Real Property.

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(s) Transactions with Affiliates. Section 3.3(s) of the Target Disclosure Letter sets forth all Contracts between (i) any Target Company, on the one hand, and (ii) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Target Company (other than, for the avoidance of doubt, any other Target Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (ii), a “Target Related Party”), other than (A) Contracts with respect to a Target Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Target Companies entered into in the ordinary course of business, (B) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Target Equity Securities and (C) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) of the Business Combination Agreement or entered into in accordance with Section 5.1(b) of the Business Combination Agreement. No Target Related Party (1) owns any interest in any material asset used in any Target Company’s business, or (2) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Target Company, (3) is a supplier, vendor, (4) owes any material amount to, or is owed any material amount by, any Target Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) of the Business Combination Agreement or entered into in accordance with Section 5.1(b) of the Business Combination Agreement). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.3(s) are referred to herein as “Target Related Party Transactions”.

(t) Data Privacy and Security.

(i) Each Target Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Target Companies, the Target Companies are and have been in material compliance with (A) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (B) the Target Companies’ privacy policies and public statements written by the Target Companies regarding their privacy or data security practices and (C) the requirements of any contract codes of conduct or industry standards by which the Target Companies are a party. The Target Companies maintain and have maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Target Companies from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Target Companies are and have been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Target’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Target Companies such that privacy requirements require or required the Target Companies to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Target Companies’ confidential information or trade secrets that reasonably would be expected to result in a Target Material Adverse Effect.

(ii) In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any Personal Information, the Target Companies are and have been, to the Target’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Target Companies’ privacy policies, and the requirements of any contract or codes of conduct to which the Target Companies are a party. The Target Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Target Companies are and have been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

(u) Compliance with International Trade & Anti-Corruption Laws.

(i) The Target Companies have conducted all export transactions in accordance with applicable provisions of United States, Norway, European Union and Slovakia export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (A) the Target Companies have obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from Slovakia, Norway and the European Union and any other applicable jurisdiction; (B) the Target Companies are in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (C) there are no pending or, to the knowledge of the Target, threatened claims against the Target Companies with respect to such exports, classifications, required filings or other approvals; (D) there are no pending investigations related to the Target Companies’ exports; and (E) there are no actions, conditions, or circumstances pertaining to the Target’s export transactions that would reasonably be expected to give rise to any material future claims.

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(ii) Neither the Target nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Target further represents that the it has maintained, and has caused each of its subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with applicable anti-bribery or anti-corruption law and to ensure that all books and records of the Target Companies accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Target Companies, or, to the Target’s knowledge, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any applicable anti-corruption law.

[(v) The Target has not entered into, and will not enter into, any other agreement or any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with the Purchaser or any other purchaser of Securities in connection with the transactions contemplated hereby or by the Other SPAs with terms and conditions that are more favorable than the terms and conditions provided to the Purchaser under this Agreement.]6

(w) No Additional Representations or Warranties. Except as provided in this Section 3.3, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party hereto or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to any other party hereto or any other Person.

3.4 Representations and Warranties of CGC. Except as set forth in any SEC Reports filed by CGC or other documents submitted or furnished to the SEC by CGC on or prior to the date hereof, or on or prior to the Closing Date, as applicable, and provided that no representation or warranty by CGC shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of CGC in connection with any order, directive, guideline, comment or recommendation from the Commission or CGC’s auditor or accountant that is applicable to CGC (collectively, the “SEC Guidance”), nor shall any correction, amendment, revision or restatement of CGC’s financial statements due wholly or in part to SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by CGC, CGC represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) CGC (i) is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a CGC Material Adverse Effect.

(b) As of the Closing Date, the Securities will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of CGC or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under CGC’s Organizational Documents (as adopted on the Closing Date) or the laws of its jurisdiction of incorporation.

[6]	For anchor investor

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(c) This Agreement and the other Transaction Documents has been duly authorized, validly executed and delivered by CGC, and assuming the due authorization, execution and delivery of the same by the Target and the Purchaser of this Agreement and the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of CGC, enforceable against CGC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(d) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by CGC with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of CGC pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which CGC is a party or by which CGC is bound or to which any of the property or assets of CGC is subject, (ii) the Organizational Documents of CGC, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over CGC or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a CGC Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, CGC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) filings and approvals required to consummate the Business Combination as provided under the Business Combination Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a CGC Material Adverse Effect.

(f) Except for such matters as have not had and would not have a CGC Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of CGC, threatened in writing against CGC or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against CGC.

(g) Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by CGC to the Purchaser.

(h) Neither CGC nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither CGC nor any person acting on CGC’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by CGC for purposes of the Securities Act or any applicable shareholder approval provisions. Neither CGC nor any person acting on CGC’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

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(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to CGC, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(j) Except as would not reasonably be expected to be material to CGC, CGC is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k) As of the Closing Date, the Common Shares will be eligible for clearing through DTC, through its Deposit/Withdrawal At Custodian (DWAC) system, and CGC is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Shares. CGC’s Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.

(l) As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by CGC with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by CGC from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of CGC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of CGC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates or arises from the topics referenced in SEC Guidance, and any restatement, revision or other modification to the SEC Reports (including any financial statements contained therein) relating to or arising from SEC Guidance shall not be deemed material noncompliance for purposes of this Agreement or the other Transaction Documents.

(m) As of the date hereof, the authorized share capital of CGC is $22,100 divided into 200,000,000 Class A Ordinary Shares, 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”) and 1,000,000 preference shares of a par value of $0.0001 (the “CGC Preference Shares”). As of the date hereof and prior to giving effect to the Closing and the Business Combination: (i) 8,826,092 Class A Ordinary Shares, two Class B Ordinary Shares and no CGC Preference Shares were issued and outstanding; and (ii) 7,666,666 public warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (the “IPO Public Warrants”), and 8,900,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together the “IPO Private Placement Warrants” and, together with the IPO Public Warrants, the “Outstanding IPO Warrants”), were issued and outstanding. No Outstanding IPO Warrants are exercisable on or prior to the closing of the Business Combination. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights; and (B) Outstanding IPO Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from CGC any Ordinary Shares or other equity interests in CGC (collectively, “CGC Equity Interests”) or securities convertible into or exchangeable or exercisable for CGC Equity Interests. Except as set forth in the Business Combination Agreement, as of the date hereof, CGC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which CGC is a party or by which it is bound relating to the voting of any CGC Equity Interests, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Business Combination Agreement. Except as described in the SEC Reports, there are no securities or instruments issued by or to which CGC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Securities.

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(n) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(g) of the Exchange Act, and are listed for trading on the Pink Open Market under the symbol “RENEF.” Except as set forth in the SEC Reports or as contemplated by the Business Combination Agreement: (i) there is no suit, Action, Proceeding or investigation pending or, to the knowledge of CGC, threatened against CGC by the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares and (ii) CGC has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. Following the Business Combination, the Common Shares are expected to be registered under the Exchange Act and listed for trading on the Stock Exchange.

(o) To the knowledge of CGC, CGC is not, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p) Neither CGC nor, to the knowledge of CGC, any agent or other person acting on behalf of CGC has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by CGC (or made by any person acting on its behalf of which CGC is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(q) CGC’s accounting firm is CBIZ CPAs P.C. To the knowledge and belief of CGC, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(r) There are no disagreements of any kind presently existing, or reasonably anticipated by CGC to arise, between CGC and the accountants and lawyers formerly or presently employed by CGC and CGC is current with respect to any fees owed to its accountants and lawyers which could affect CGC’s ability to perform any of its obligations under any of the Transaction Documents.

(s) CGC acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. CGC further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of CGC (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. CGC further represents to the Purchaser that CGC’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by CGC and its representatives.

(t) CGC has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of CGC to facilitate the sale or resale of any of the Securities.

[(u) CGC has not entered into, and will not enter into, any other agreement or any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with the Purchaser or any other purchaser of Securities in connection with the transactions contemplated hereby or by the Other SPAs with terms and conditions that are more favorable than the terms and conditions provided to the Purchaser under this Agreement.]7

(v) Except as provided in this Section 3.4, none of CGC nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party hereto or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to any other party hereto or any other Person.

[7]	For anchor investor

Annex E-36

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor (in-house counsel to suffice), the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and, if permitted pursuant to the terms thereof, the Registration Rights Agreement and shall have the rights and obligations of the Purchaser under this Agreement and the Registration Rights Agreement, if a party thereto.

(b) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties; provided, however, that, as a prerequisite to any such pledge other than a pledge pursuant to a bona fide margin agreement with a registered broker dealer, the Purchaser shall (x) provide notice to the Company of such pledge or transfer at least five (5) Business Days prior thereto and (y) cause to be delivered to the Company customary legal opinions of legal counsel of the pledgee, secured party and pledgor as shall be reasonably requested by the Company in connection therewith. Thereafter, at the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling securityholders thereunder.

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(c) Certificates (or reasonable evidence of issuance by book entry, as applicable) evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 or (iii) as otherwise provided in the Articles. The Company shall use commercially reasonable efforts to cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder or if requested by the Purchaser, respectively, in each case, if the proposed sale is to be made pursuant to an effective registration statement or subject to an exemption from registration under the federal securities laws. If all or any Preference Shares are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or if the Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Articles or Warrants, then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to the Purchaser a certificate (or reasonable evidence of issuance by book entry, as applicable) representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of delivery of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend.

(d) The Purchaser agrees with the Company that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates (or reasonable evidence of issuance by book entry, as applicable) representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding Common Shares, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Furnishing of Information; Public Information. Until the time that the Purchaser does not own any Securities, the Company shall use commercially reasonable efforts to maintain the registration of the Common Shares under Section 12(b) or 12(g) of the Exchange Act and to timely file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

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4.5 Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Articles set forth the totality of the procedures required of the Purchaser in order to exercise the Warrants or convert its Preference Shares. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert its Preference Shares. No additional legal opinion, other information or instructions shall be required of the Purchaser to exercise its Warrants or convert its Preference Shares. The Company shall honor exercises of the Purchaser’s Warrants and conversions of the Purchaser’s Preference Shares and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6 Securities Laws Disclosure; Publicity. Neither the Company nor the Target shall publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), except (a) as required by federal securities law or requested by the staff of the Commission in connection with (i) any filings in connection with the Business Combination, (ii) any registration statement contemplated by the Registration Rights Agreement and (iii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

4.7 Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that exclusively as a result of the transactions contemplated by this Agreement the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.8 Non-Public Information. The Company and the Target covenant and agree that neither they, nor any other Person acting on their behalf will provide the Purchaser or its agents or counsel with any information that constitutes, or the Company and the Target reasonably believe constitutes, material non-public information, unless prior thereto the Purchaser shall have consented to the receipt of such information and agreed with the Company and the Target to keep such information confidential. To the extent that the Company, the Target or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to the Purchaser without the Purchaser’s consent, the Company and the Target hereby covenant and agree that the Purchaser shall not have any duty of trust or confidentiality to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates not to trade while aware of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or the Target, the Company shall if reasonably practicable simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company and the Target understand and confirm that the Purchaser shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

4.9 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion.

4.10 Indemnification.

(a) Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser Party harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

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(b) Subject to the provisions of this Section 4.10, the Target will indemnify and hold each Purchaser Party, harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations and warranties of the Target Companies found exclusively in Section 3.3, covenants or agreements made by the Target in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(c) Subject to the provisions of this Section 4.10, the Purchaser will, severally and not jointly, indemnify and hold (i) each Company Party and (ii) each Target Party, harmless from any and all Losses that any such Company party or Target Party (as applicable) may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Company Party’s or Target Party’s (as applicable) representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Company Party or Target Party may have with any such stockholder or any violations by such Company Party or Target Party (as applicable) of state or federal securities laws or any conduct by such Company Party or Target Party (as applicable) which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(d) If any Action or Proceeding shall be brought against any Person in respect of which indemnity may be sought pursuant to this Agreement, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing, but the omission to notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under this Section 4.10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such Action or Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such Action or Proceeding there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

4.11 Reservation and Listing of Securities.

(a) Commencing on the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized Common Shares for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

(b) If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) Common Shares is less than 100% of (i) the Required Minimum on such date, minus (ii) the number of Common Shares previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued Common Shares to at least the Required Minimum at such time (minus the number of Common Shares previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of Common Shares greater than the maximum remaining number of Common Shares that could possibly be issued after such time pursuant to the Transaction Documents.

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(c) The Company shall, as applicable: (i) promptly after the Closing Date and in connection with the registration with the Commission of the Underlying Shares, in the manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of Common Shares at least equal to the Required Minimum on the date of such application, (ii) take all steps reasonably necessary to cause such Common Shares to be approved for listing or quotation on such Trading Market as soon as practicable thereafter and to provide to the Purchaser evidence of such listing or quotation and (iii) use commercially reasonable efforts to maintain the listing or quotation of such Common Shares on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Shares for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.12 Certain Transactions and Confidentiality. The Purchaser covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of CGC’s securities during the period commencing with the execution of this Agreement and ending at the Cleanse Time. CGC covenants that the transactions contemplated by this Agreement will be publicly disclosed by CGC (the “Cleanse Time”) no later than one Business Day following the date of this Agreement. Purchaser covenants that until the Cleanse Time, it will maintain the confidentiality of the existence and terms of this transaction. As soon as practicable following the Cleanse Time, but in any event within two hours thereafter, CGC shall inform the Purchaser in writing that it is no longer in possession of material, non-public information regarding CGC, the Company or the Target. From and after the Cleanse Time, CGC represents to the Purchaser that it shall have publicly disclosed all material, non-public information, as of immediately prior to the Cleanse Time, delivered to the Purchaser by CGC, the Company, the Target or any of its officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, CGC expressly acknowledges and agrees that, (i) the Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of CGC after the Cleanse Time and (ii) the Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of CGC in accordance with applicable securities laws from and after the Cleanse Time. Notwithstanding the foregoing, if the Purchaser is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.13 Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.

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[4.14 Sponsor Accommodation. Within ten Business Days of the date hereof, the Sponsor shall transfer 800,000 Class A Ordinary Shares (the “Sponsor Accommodation Shares”) to the Purchaser; provided that the Purchaser hereby agrees that: (a) it shall not, prior to the Closing, Transfer such Sponsor Accommodation Shares to any other Person (other than as set forth in clause (d) below), (b) it shall not submit such Sponsor Accommodation Shares for redemption in connection with any extraordinary general meeting of CGC’s shareholders to approve the transactions contemplated by the Business Combination Agreement or any extension of the deadline to consummate an initial business combination, (c) it shall vote all Sponsor Accommodation Shares in favor of any proposals put forth by CGC in connection with any extraordinary general meeting of CGC’s shareholders to approve the transactions contemplated by the Business Combination Agreement or any extension of the deadline to consummate an initial business combination and (d) in the event the Business Combination Agreement expires or is terminated or the transactions contemplated thereby are otherwise not consummated (each, a “Termination Event”), it shall return such Sponsor Accommodation Shares to Sponsor within ten Business Days of such Termination Event. By virtue of the Registration Statement / Proxy Statement (as defined in the Business Combination Agreement), the issuance at the Closing of Common Shares in exchange for the Sponsor Accommodation Shares will result in such Common Shares being registered under the Securities Act, issued without a restrictive legend under the Securities Act and freely tradable by a holder thereof that is not an Affiliate of the Company. The Company represents, warrants and agrees that, as of the Closing Date, the Sponsor Accommodation shares shall not be subject to any contractual restrictions on transfer (other than as set forth in the following sentence). From the date that is six months after the Closing Date until the twenty-first trading day following the date that is six months after the Closing Date, the Purchaser shall not, directly or indirectly, sell, offer to sell, contract to sell, or otherwise dispose of or enter into any other similar transaction involving the Sponsor Accommodation Shares).]8

4.15 Subsequent Equity Sales. Except pursuant to this Agreements, the Other SPAs, the Exchange and the Business Combination Agreement (as in effect on the date hereof), from the date of this Agreement and ending on the date that is 180 days after the Effective Date, neither CGC nor the Company shall, without the prior written consent of the Lead Purchaser: (a) issue shares of their capital stock or Capital Stock Equivalents, (b) other than as required to satisfy the requirements of the Listing Market, effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting any class of their capital stock or (c) file with the Commission a registration statement under the Securities Act relating to any capital stock or Capital Stock Equivalents, except pursuant to the terms of the Registration Rights Agreement. Notwithstanding the foregoing, the provisions of this Section 4.15 shall not apply to (i) the issuance of the Securities hereunder, (ii) the issuance of capital stock or Capital Stock Equivalents upon the conversion, exercise or vesting of any securities of CGC or the Company, as applicable, outstanding on the date of this Agreement or outstanding pursuant to clause (iii) below, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) the issuance of any capital stock or Capital Stock Equivalents pursuant to any stock-based compensation plans, and (iv) the filing of a registration statement on Form S-8 under the Securities Act to register the offer and sale of securities on an equity incentive plan or employee stock purchase plan.

4.16 No Prohibited Financing Arrangements. None of CGC, the Company, the Target or any of their respective Subsidiaries is a party to, or bound by, and none of them has entered into, authorized, committed or agreed to enter into, any Prohibited Financing Arrangement. From the date of this Agreement and ending on the date that is 180 days after the Effective Date, none of CGC, the Company or the Target shall, and each of them shall cause its respective Subsidiaries, the Sponsor and its and their respective controlled Affiliates not to, directly or indirectly, enter into, adopt, authorize, negotiate, agree or commit to enter into, amend, supplement or otherwise become bound by any Prohibited Financing Arrangement.

4.17 Joinder of the Company. Within 30 days of the date of this Agreement, Target shall cause the Company to adhere to this Agreement by execution of a joinder agreement in the form attached as Exhibit D and such joinder agreement shall be and remain a valid and binding obligation of the Company.

4.18 Authorized Share Capital; Redemption. If, any time the amount of Common Shares issuable upon conversion of the Preferred Shares exceeds the amount permitted under the Company’s Articles, the board of directors of the Company shall promptly convene a meeting of the shareholders of the Company to increase the authorized amount of Common Shares to the lesser of the amount of Common Shares issuable upon conversion of the Preferred Shares and the maximum permitted by applicable Law. The Company shall use commercially reasonable efforts to take, and to cause its applicable corporate bodies to take, all actions reasonably necessary to permit the Company to effect any redemption of the Preference Shares in accordance with the Articles, including seeking and maintaining any shareholder or other corporate authorizations required under applicable Law. The Company shall not take any action principally intended to impair its ability to satisfy any redemption obligation in respect of the Preference Shares, including by making any dividend, distribution, redemption, repurchase or other payment in respect of any Junior Securities (as defined in the Articles), at any time when any amount validly due and payable in respect of a redemption of the Preference Shares remains unpaid; provided that nothing in this Section shall require the Company to effect any redemption or other payment to the extent prohibited by applicable Law, including applicable Dutch capital maintenance requirements or the absence of sufficient distributable reserves.

[4.19 Lock-up Agreements. The Company shall not, without the prior written consent of the Lead Purchaser, amend, modify, waive, terminate or fail to enforce any lock-up obligation as set forth in the Business Combination Agreement.]9

[8]	For anchor investor
[9]	For anchor investor

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ARTICLE 5

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Business Combination Agreement by any party to the same. Additionally, (i) the Company may terminate this Agreement with respect to the Purchaser if any of the conditions set forth in Section 2.3(b) applicable to the Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company; and (ii) the Purchaser may terminate this Agreement if (X) any of the conditions set forth in Section 2.3(a) shall have become incapable of fulfillment, and shall not have been waived by the Purchaser or (Y) the Closing shall not have occurred on or prior to the date on which the Target is permitted to terminate the Business Combination Agreement pursuant to Section 8.01(d) of the Business Combination Agreement. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such intentional breach; provided, that in the event that the Business Combination Agreement is ever terminated by the Company and/or the Target for any reason, the Purchaser hereby agrees not to indirectly assert a claim against the Target by funding the Company or any other party to assert any such claim.

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other Taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company, the Target and the Purchaser or, in the case of a waiver, by the Company, the Target or the Purchaser, as the case may be, dependent on the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Target may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other and the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8 No Third-Party Beneficiaries.. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Articles) (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Articles), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the parties under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Annex E-44

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of (x) a rescission of a conversion of the Purchaser’s Preference Shares, the Purchaser shall be required to return any Common Shares subject to any such rescinded conversion or (y) a recission of an exercise of a Warrant, the Purchaser shall be required to return any Common Shares subject to any exercise notice concurrently with the return to the Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of the Purchaser’s right to acquire such shares pursuant to the Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate. For the avoidance of doubt, Section 4.10 shall be the exclusive remedy for any Losses resulting from a breach of any of the representations and warranties contained in ARTICLE 3 of this Agreement, in each case exclusively to the extent such Losses arise during the survival period of such representations and warranties pursuant to the terms of this Agreement.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Purchaser with respect to Indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such Indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

Annex E-45

5.18 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and Common Shares in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Shares that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

5.21 Trust Account Waiver. The Purchaser hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated May 5, 2022 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public shareholders and certain other parties. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser on behalf of itself and each of its affiliates and subsidiaries, and each of its and their employees, agents, representatives and any other person or entity acting on its and their behalf hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 5.21 shall be deemed to limit the Purchaser’s right to distributions from the Trust Account in accordance with the Company’s memorandum and articles of association in respect of any redemptions by the Purchaser in respect of Common Shares acquired by any means other than pursuant to this Agreement.

5.22 NO LIABILITY UPON GOOD FAITH TERMINATION. OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, TARGET, ANY OF THEIR AFFILIATES, OR ANY OTHER PARTY TO THE BUSINESS COMBINATION AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO THE PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE BUSINESS COMBINATION AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE TARGET OR THE COMPANY, BUT REGARDLESS OF WHETHER THE BUSINESS COMBINATION AGREEMENT IS TERMINATED BY THE COMPANY OR TARGET).

5.23 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

Annex E-46

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CARTESIAN GROWTH CORPORATION II		Address for Notice:

505 Fifth Avenue, 15th Floor

By:		New York, New York

Name:	Peter Yu

Title:	Chief Executive Officer	Email: @@@

With a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

Attn: Adam Namoury

Email: @@@

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR TARGET FOLLOWS]

Annex E-47

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

INOBAT AS		Address for Notice:
Voderady 429 919 42 Voderady Slovak Republic Attn: CEO, Marian Bocek Email: @@@

By:

Name:	Marian Bocek

Title:	Chief Executive Officer	Email: @@@

With a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Ilan Katz; Brian Lee; Grant Levine

Email: @@@

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR SPONSOR FOLLOWS]

Annex E-48

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CGC II SPONSOR LLC		Address for Notice:

505 Fifth Avenue, 15th Floor

New York, New York

By:

Name:	Peter Yu

Title:	President	Email: @@@

With a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

Attn: Adam Namoury

Email: @@@

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

Annex E-49

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: _____________________________________________________

Signature of Authorized Signatory of Purchaser: ______________________________

Name of Authorized Signatory: ____________________________________________

Title of Authorized Signatory: _____________________________________________

Email Address of Authorized Signatory: _____________________________________

Address for Notice to Purchaser: ___________________________________________

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $

[Series A] [Series B] Preference Shares:

Warrant Shares:

EIN Number:

Annex E-50

ANNEX A-1

Eligibility Representations of Purchaser

This Annex A-1 should be completed and signed by Purchaser
and constitutes a part of the Securities Purchase Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Purchaser is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	Purchaser is subscribing for the Purchased Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

**OR**

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Purchaser is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

**OR**

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Purchaser is an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act).

**AND**

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or the Target or acting on behalf of an affiliate of the Company or the Target.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Purchaser has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Purchaser and under which Purchaser accordingly qualifies as an “accredited investor.”

Annex E-51

☐	Any bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any Target Benefit Plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the Target Benefit Plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐	Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person.

This Annex should be completed by Purchaser and constitutes a part of the Securities Purchase Agreement.

Annex E-52

ANNEX A-2

Form of Beneficial Ownership Letter Agreement

Annex E-53

[DATE]

InoBat N.V.

[Address]

Attention: [●]

Email: [●]

[Purchaser]

[Address]

Attention: [●]

Email: [●]

Re: Beneficial Ownership Limitation Election Right

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as of July 24, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), by and among Cartesian Growth Corporation II, a Cayman Islands exempted company, InoBat AS, a private limited company (aksjeselskap) organized under the laws of Norway, CGC II Sponsor LLC, a Cayman Islands limited liability company, InoBat N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of the Netherlands (the “Company”), and the purchaser identified on the signature pages thereto (the “Holder”).

The Company and the Holder desire to memorialize the Holder’s right to elect to be subject to, and the Holder hereby acknowledges that it is bound by, a beneficial ownership limitation with respect to the conversion of the Company’s [12.0% Series A Cumulative Convertible Preference Shares] [Series B Convertible Preference Shares], par value EUR 0.12 per share (the “Preference Shares”), held by the Holder, on the terms set forth in this agreement (this “Agreement”).

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Definitions

Capitalized terms used but not defined in this Agreement have the meanings given to them in the Securities Purchase Agreement. As used in this Agreement:

“Affiliate” means with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” means the Holder’s Affiliates and any persons acting as a group together with such Holder or any of the Holder’s Affiliates within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Common Shares” means the common shares in the capital of the Company, par value EUR [●] per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Annex E-54

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, or any successor to any of the foregoing.

2. Beneficial Ownership Limitation Election Right

(a)	The Holder may notify the Company in writing that it elects to be subject to the provisions of this Section 2. No holder of Preference Shares shall be subject to this Section 2 unless such holder has made such election.

(b)	If such election has been made, the Company shall not effect any conversion of Preference Shares held by such holder and, notwithstanding the terms of the Preference Shares, such holder shall not have the right to convert all or any part of its Preference Shares, to the extent that, after giving effect to the conversion specified in the relevant conversion notice, such holder, together with its Attribution Parties, would beneficially own Common Shares in excess of four point nine per cent (4.9%), nine point nine per cent (9.9%), nineteen point nine per cent (19.9%) or such other percentage not to exceed nineteen point nine per cent (19.9%) as such holder may specify in its written election notice or any subsequent written notice to the Company, of the Common Shares then outstanding (the “Beneficial Ownership Limitation”).

(c)	For purposes of determining whether the Beneficial Ownership Limitation would be exceeded, the number of Common Shares beneficially owned by such holder, its Affiliates and any such group persons shall include the number of Common Shares resulting from the conversion of the Preference Shares in respect of which such determination is being made, but shall exclude the number of Common Shares which would result from: (i) the conversion of any remaining Preference Shares held by such holder, its Affiliates or any such group persons that are not being converted pursuant to the relevant conversion notice; and (ii) the exercise or conversion of any other securities of the Company held by such holder, its Affiliates or any such group persons that are subject to a limitation on exercise or conversion analogous to the limitation contained in this Section 2. Except as provided in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(d)	To the extent that this Section 2 applies, the determination as to whether any Preference Shares may be converted, and the number of Preference Shares that may be converted, in each case in relation to other securities beneficially owned by such holder, its Affiliates and any such group persons, shall be calculated by such holder in its sole discretion, subject always to the Beneficial Ownership Limitation. The delivery of a conversion notice by such holder shall be deemed to constitute such holder’s determination that the conversion specified in such conversion notice complies with this Section 2. The Company shall have the right, but no obligation, to verify or confirm the accuracy of such determination.

(e)	Each holder that has elected to be subject to this Section 2 shall be deemed to represent to the Company, each time it delivers a conversion notice, that such conversion notice does not violate the restrictions set forth in this Section 2. Such holder shall provide the Company with any information reasonably requested by the Company in connection with this Section 2, in each case to the extent reasonably required for the Company’s reporting obligations under the Securities Act, the Exchange Act or other applicable federal or state securities laws or regulations of the United States.

Annex E-55

(f)	For purposes of this Section 2, in determining the number of outstanding Common Shares, a holder may rely on the number of outstanding Common Shares stated in the most recent of: (i) the Company’s most recent periodic or annual report filed with the Commission; (ii) a more recent public announcement by the Company; and (iii) a more recent written notice by the Company or the transfer agent of the Company setting out the number of Common Shares outstanding. Upon the written or oral request, including by email, of a holder of Preference Shares, the Company shall, within one Trading Day, confirm in writing to such holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including Preference Shares, by such holder, its Affiliates or any such group persons since the date as of which such number of outstanding Common Shares was reported.

(g)	A holder that has elected to be subject to this Section 2 may, by written notice to the Company, from time to time increase or decrease the Beneficial Ownership Limitation applicable to such holder to a percentage not to exceed nineteen point nine per cent (19.9%), provided that any increase in the Beneficial Ownership Limitation shall not become effective until the sixty-first (61st) day after the date on which such notice is delivered to the Company.

(h)	In the event that an issuance of Common Shares upon a purported conversion results or would result in the Holder, together with its Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, such conversion shall be deemed null and void and shall be cancelled ab initio.

(i)	The provisions of this Section 2 shall be construed and implemented in a manner that gives effect to the intended Beneficial Ownership Limitation, and the Company and the relevant holder shall make such adjustments in interpretation and implementation as may be necessary or desirable to correct any provision of this Section 2 that is defective or inconsistent with such intended Beneficial Ownership Limitation. The limitations contained in this Section 2 shall apply to any successor holder of Preference Shares.

3. Miscellaneous

The undersigned each represents that this agreement constitutes a valid and legally binding obligation of such person, enforceable against them in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally. The terms of Sections 5.4, 5.5, 5.6, 5.7, 5.8 5.9, 5.11, 5.12, 5.19, 5.20 and 5.23 of the Securities Purchase Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Agreement.

[Signature pages follow]

Annex E-56

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INOBAT N.V.

By:

Name:

Title:

[PURCHASER]

By:

Name:

Title:

Annex E-57

EXHIBIT A

Form of Articles

[TO COME]

Annex E-58

EXHIBIT B

Form of Amended and Restated Registration Rights Agreement

FORM OF

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Cartesian Growth Corporation II, a Cayman Islands exempted company (“CGC”), InoBat AS, a private limited company (aksjeselskap) organized under the Laws of Norway (the “Target”), InoBat N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), CGC II Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (such members, together with the Sponsor, the “Sponsor Holders”), each of the undersigned parties listed on the signature page hereto under “PIPE Holders” (the “PIPE Holders”), each of the undersigned parties listed on the signature page hereto under “Inobat Holders” (the “Inobat Holders”) and each of the undersigned parties listed on the signature page hereto under “Other Holders” (the “Other Holders” and each such party, together with the Sponsor, the Sponsor Holders, the Inobat Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, CGC and certain Sponsor Holders are party to that certain Registration Rights Agreement, dated as of May 5, 2022 (the “Original RRA”);

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of July 24, 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and, the transactions contemplated thereby, the “Business Combination”);

WHEREAS, prior to the Closing, the Sponsor owned, in aggregate, (i) 5,649,999 Class A ordinary shares and one Class B ordinary share of CGC and (ii) 8,900,000 private placement warrants to purchase one Class A ordinary shares of CGC, at an exercise price of $11.50;

WHEREAS, pursuant to the Business Combination Agreement, on the date hereof: (a) certain shareholders of the Target holding at least 90% of the Targets common shares contributed such shares to the Company, in exchange for a number of Common Shares of the Company, par value EUR 0.01 per share (“Common Shares”) equal to the Exchange Ratio (as defined in the Business Combination Agreement); (b) the Target merged with and into the Company, with the Company surviving the Merger; and (c) Merger Sub merged with and into CGC, with CGC surviving as a direct wholly-owned subsidiary of the Company;

WHEREAS, on the date hereof, in connection with the Closing of the Business Combination, the Company issued [●] Common Shares to the Inobat Holders;

WHEREAS, on the date hereof, the Company issued an additional [●] 12.0% Series A Cumulative Convertible Preference Shares, par value [ ] per share (the “Series A Preference Shares”), [●] Series B Convertible Preference Shares, par value [ ] per share (the “Series B Preference Shares” and, together with the Series A Preference Shares, the “Preference Shares”) and warrants purchase an aggregate of [●] Common Shares (subject to adjustment), with each warrant exercisable for one Common Share at an exercise price of $12.00 (the “PIPE Warrants”), to certain investors pursuant to those certain Securities Purchase Agreements, dated as of [●], by and among the Company and such investors or other securities purchase agreements regarding the Preference Shares and the PIPE Warrants;

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WHEREAS, pursuant to Section 6.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Shares” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, United States; Amsterdam, the Netherlands; or Bratislava, Slovakia are authorized or required by law to remain closed.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

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“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Floor Price” shall mean $5.00.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F -3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“Inobat Holders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company, the Sponsor Holders and the Inobat Holders.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the lock-up period specified with respect to such parties in the Lock-Up Agreement, (b) with respect to the Inobat Holders and their respective Permitted Transferees, the lock-up period specified with respect to such parties in the Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

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“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Warrants” shall have the meaning given in the Recitals hereto.

“Preference Shares” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding Common Shares held by a Holder immediately following the Closing, (ii) any Common Shares that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Shares held by a Holder immediately following the Closing, (iii) any outstanding Common Shares or any other equity security of the Company held by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Shares is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Annex E-63

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

Article II
REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall, subject to Section 3.4, submit or file within 30 days of the Closing Date a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form F-3, a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such submission or filing and assuming that (i) all Preference Shares are converted into Common Shares at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing and (ii) all PIPE Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form F-3.

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2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing and assuming that (i) all Preference Shares are converted into Common Shares at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing and (ii) all PIPE Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively, (ii) the Inobat Holders, collectively, (iii) the PIPE Holders, collectively, and (iv) the Other Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively, (ii) the Inobat Holders, collectively, (iii) the PIPE Holders, and (iv) the Other Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form F-3, that is then available for such offering.

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2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and all other Common Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Common Shares or other equity securities proposed to be sold by Company or by other holders of Common Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of securityholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

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2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Shares agrees that it shall not Transfer any Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted by such lock-up agreement or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an anticipated aggregate offering price reasonably expected to be at least $25 million or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

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2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, (ii) the Inobat Holders, as a group, (iii) the PIPE Holders, as a group, and (iv) the Other Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6 Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, (ii) the Inobat Holders, as a group, or (iii) the Other Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

Article III
COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

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3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as (a) may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

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3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

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3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

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3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2 Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any Common Shares or other equity securities of the Company by any Sponsor Holder, PIPE Holder, or any of their Permitted Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder or Permitted Transferee enters into an indemnification agreement in favor of the Company.

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Article V
MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: Inobat N.V., [●], Attention: [●], Email: [●], with a copy (which shall not constitute notice) to Dentons LLP, [●], Attention: [●], Email: [●]; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Inobat Holder shall become an Inobat Holder, a Permitted Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder, and a Permitted Transferee receiving Registrable Securities from an Other Holder shall become an Other Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under 5.2.2 and unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

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5.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the aggregate Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely effects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Common Shares of the Company and (ii) any amendment hereto or waiver hereof that adversely effects the Lead Purchaser or its affiliates shall also require the written consent of the Leader Purchaser so long as the Lead Purchaser and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding Common Shares of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of May 5, 2022, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. For so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding Common Shares of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Shares (or securities convertible into or exchangeable for Common Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, not to be unreasonably withheld, delayed or conditioned. For so long as the Lead Purchaser and its respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding Common Shares of the Company, the Company hereby agrees and covenants that it will not grant any Competing Registration Rights without the prior written consent of the Lead Purchaser, not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

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5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Shares.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

INOBAT N.V.

InoBat N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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INOBAT HOLDERS:

[●]

[●]

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

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SPONSOR:

CGC II SPONSOR LLC, a Cayman Islands limited liability company

By:
Name:
Title:

By:
Name:
Title:

OTHER SPONSOR HOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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PIPE HOLDERS:

[●]

[●]

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

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OTHER HOLDERS:

[●]

[●]

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit A

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2026 (as the same may hereafter be amended, the “Registration Rights Agreement”), among a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder / a Inobat Holder / a PIPE Holder / an Other Holder], and the undersigned’s [Common Shares] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [Common Shares] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [   ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of ____________, 20__

[●]

By:
Name:
Its:

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Exhibit B

[●]

[●]

[●]

[DATE]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [CGC II Sponsor LLC / Name of Sponsor Holder] to [ ], of [ ] Common Shares of Inobat N.V. (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [●], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[●]

By:
Name:
Title:

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EXHIBIT C

Common Shares Purchase Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

INOBAT N.V.

COMMON SHARE PURCHASE WARRANT

Warrant Shares: [_______]	Initial Exercise Date: [●], [●]

THIS COMMON SHARE PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [_____________] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [●], [●]10 (the “Termination Date”) but not thereafter, to subscribe for and purchase from InoBat N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), up to [______] (as subject to adjustment hereunder, the “Warrant Shares”) Common Shares, par value [ ] per share, of the Company (the “Common Shares”). The purchase price of one Common Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

Section 2. Exercise.

[10]	NTD: five years after Initial Exercise Date.

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(a)	Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is available and specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)	Exercise Price. The exercise price per Common Share under this Warrant shall be $12.00, subject to adjustment hereunder (the “Exercise Price”).

(c)	Cashless Exercise. If at any time after the six (6) month anniversary of the Closing Date, (x) the Warrants Shares issuable upon exercise of this Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the Holder is an Affiliate of the Company and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

(d)	Mechanics of Exercise.

(i)	Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of delivery of the Notice of Exercise.

(ii)	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v)	Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

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(vi)	Closing of Books. The Company will not close its shareholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(e)	Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(e); however, the Holder shall not be subject to this Section 2(e) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify not to exceed 19.9%) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be calculated in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have the right, but no obligation, to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have the right, but no obligation, to verify or confirm the accuracy of such determination. For purposes of this Section 2(e), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation to an amount not to exceed 19.9% applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. In the event that an issuance of Common Shares upon a purported exercise results or would result in the Holder, together with its Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, such exercise shall be deemed null and void and shall be cancelled ab initio. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3. Certain Adjustments.

(a)	Share Dividends and Splits. If the Company at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on shares of its Common Share or any other equity or equity equivalent securities payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Common Shares into a smaller number of shares, or (iv) issues by reclassification of Common Shares any capital shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)	VWAP Reset. If on the twenty-first trading day following the date that is six months after the Closing Date, the VWAP (as defined by Bloomberg) of the Common Shares for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)	Adjustment Upon Issuance of Common Share. If and whenever on or after the Closing Date, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 3(c) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

(i)	Options and Convertible Securities. The consideration per share received by the Company for Common Share deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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(2)	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)	Deemed Issuance of Options and Convertible Securities.

(1)	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)	If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Share increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c)(i)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)	Calculation of Consideration Received.

(1)	In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options; provided, that, no Common Share shall be deemed to have been issued for less than a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of any such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (A) one divided by (B) the total number of Common Shares issued or issuable in the integrated transaction (including the number of shares underlying any Options and Convertible Securities).

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(2)	If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the Other Warrants and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the Other Warrants then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)	Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v)	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(c), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Common Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 3(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

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(e)	Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(f)	Fundamental Transaction.

(i)	If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a share split, combination or reclassification of Common Shares covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).

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(ii)	For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Common Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Shares will be deemed to have received Common Shares or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)	The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of capital shares of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such capital shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such capital shares, such number of capital shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(g)	Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding treasury shares, if any) issued and outstanding.

(h)	Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(i)	Notice to Holder.

(i)	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

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(ii)	Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Share, (B) the Company shall declare a redemption of the Common Share, (C) the Company shall authorize the granting to all holders of Common Shares rights or warrants to subscribe for or purchase any capital shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Share, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 6-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(j)	Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(k)

Most Favored Nation. If, at any time while this Warrant is outstanding, the Company modifies, waives or amends any provision of any Other Warrant, or otherwise agrees to grant any holder of any Other Warrant any term, right, preference or privilege, in each case, that is more favorable to such holder than the corresponding term, right, preference or privilege applicable to the Holder under this Warrant, then the Company shall promptly, and in any event within five (5) Business Days, deliver written notice thereof to the Holder, together with a reasonably detailed description of such more favorable term, right, preference or privilege and a copy of the relevant amendment, waiver, agreement or other documentation, if any.

Upon the Holder’s written election delivered to the Company no later than ten (10) Business Days thereafter, this Warrant shall be deemed automatically amended to incorporate such more favorable term, right, preference or privilege, mutatis mutandis, effective as of the date such term, right, preference or privilege became effective with respect to such Other Warrant, without any further action by the Company or the Holder. The Company shall, upon the Holder’s request, execute and deliver such amendments, confirmations or other instruments as the Holder may reasonably request to evidence the foregoing.

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Section 4. Transfer of Warrant.

(a)	Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)	New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)	Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)	Transfer Restrictions. This Warrant and the Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of this Warrant or the Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Holder or in connection with a pledge in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act or other loan secured by this Warrant or the Warrant Shares, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant Shares under the Securities Act.

(e)	Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

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Section 5. Miscellaneous.

(a)	No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c)	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)	Authorized Shares.

(i)	The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $5.00 and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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(ii)	Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)	Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)	Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

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(g)	Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)	Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)	Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

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(m)	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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(Signature Page Follows)

Annex E-99

IN WITNESS WHEREOF, the parties hereto have caused this Common Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

INOBAT N.V..	Address for Notice:

By:
Name:
Title:	Email:

With a copy to (which shall not constitute notice):

IN WITNESS WHEREOF, the undersigned have caused this Common Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant Shares:

EIN Number:

Annex E-100

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 24, 2026, by and among Cartesian Growth Corporation II, a Cayman Islands exempted company, InoBat AS, a private limited company (aksjeselskap) organized under the laws of Norway, the Company, and InoBat Cayman Merger Sub, a Cayman Islands exempted company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Common Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Share, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Share, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Share.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Common Shares and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Share.

Annex E-101

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Common Shares underlying such Option divided by (2) the total number of Common Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Other Warrants” means the other Common Share purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date.

Annex E-102

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchase Agreements” means the several Securities Purchase Agreements, between the Company and certain original holders of Common Share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the initial Holder of this Warrant and the other parties thereto.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Warrant, the Other Warrants and the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Common Shares issuable upon conversion of the Company’s 12.0% Series A Cumulative Convertible Preference Shares or Series B Convertible Preference Shares or exercise of this Warrant or the Other Warrants.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per share of the Common Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of this Warrant and the Other Warrants then outstanding, and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Annex E-103

EXHIBIT A

NOTICE OF EXERCISE

To:

Attn:

Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.]

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Annex E-104

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

Annex E-105

EXHIBIT D

Form of SPA Joinder

Reference is made to the Securities Purchase Agreement, dated as of [●], 2026 (the “SPA”), by and among, inter alios, Cartesian Growth Corporation II, InoBat AS and the Purchaser party thereto. Capitalized terms used but not defined herein have the meanings set forth in the SPA.

The undersigned, InoBat N.V., hereby joins the SPA as the “Company” and agrees to be bound by all provisions of the SPA applicable to the Company as if it were an original signatory thereto.

This SPA may be executed in counterparts and by electronic signature and shall be governed by the governing law applicable to the SPA.

Dated: [●], 2026

INOBAT B.V.

By:

Name:

Title:

Annex E-106

1

Annex to A to Securities Purchase Agreement

Draft of the articles of association of InoBat N.V. prepared and updated by Dentons Notary dated July 24, 2026, who is also attending the incorporation of InoBat B.V. and its subsequent conversion and restatement if its articles

Governance included is based on the two-tier system (but can be amended to one tier system in view of listing)

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, by law the Dutch text will govern

ARTICLES OF ASSOCIATION

1	Definitions (for convenience sake the following definitions are listed in alphabetical order not necessarily in the order of the Dutch original)

1.1	In these Articles of Association:

(a)	Accrued Dividend means: a dividend on a Series A Preference Share that has accrued but not yet been paid, as referred to in Article 34.

(b)	Accrued Value means: as of any date and with respect to each Series A Preference Share: the sum of (i) the Stated Value; plus (ii) the aggregate amount of all PIK Dividends on such Series A Preference Share that have been added to the Accrued Value; plus (iii) on each Dividend Compounding Date, all Cash Dividends that have accrued on such Series A Preference Share but have not been paid and have not yet been added to the Accrued Value; in each case subject to appropriate adjustment for any share split, share consolidation or similar recapitalisation affecting the Series A Preference Shares.

(c)	Affiliate (Deelneming) means: an affiliation, within the meaning of Section 24c of Book 2, of the Company.

(d)	Annual Accounts (Jaarrekening) means: the balance sheet, the profit and loss account and the explanatory notes thereon.

(e)	Annual EBITDA means EBITDA for the four (4) most recently ended consecutive fiscal quarters of the Company for which financial statements have been published; provided that, any fiscal quarter ending more than sixty (60) days prior to the date of determination shall be deemed a fiscal quarter for which financial statements have been published, whether or not such financial statements have in fact been published as of such date of determination.

Annex E-107

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(f)	Annual Rate means: twelve percent (12%) per annum of the Accrued Value in respect of a PIK Dividend, and ten percent (10%) per annum of the Accrued Value in respect of a Cash Dividend; provided that if, on the second anniversary (or any subsequent anniversary) of the Issue Date, the Company's Annual EBITDA equals or exceeds fifty million United States Dollars (USD 50,000,000.00), the Annual Rate shall be reduced with effect from that date to ten percent (10%) in respect of a PIK Dividend and eight percent (8%) in respect of a Cash Dividend.

(g)	Available Proceeds means: in connection with a Deemed Liquidation Event, the consideration received by the Company or any Group Company in respect of that Deemed Liquidation Event, less:

(i)	liabilities retained by the Company or any Group Company in connection with the assets, undertaking or technology transferred, sold or licensed pursuant to that Deemed Liquidation Event;

(ii)	taxes, costs, fees and expenses incurred or reasonably expected to be incurred in connection with that Deemed Liquidation Event, any redemption pursuant to Article 39.8 or any subsequent dissolution and winding-up of the Company; and

(iii)	such amounts as the Board of Managing Directors, acting in good faith, determines are required to satisfy or make reasonable provision for the liabilities of the Company and its Group Companies,

(iv)	together with any other assets of the Company lawfully available for distribution to Shareholders or for the acquisition or redemption of Preference Shares, in each case subject to Articles 10 and 33.1 and applicable law.

(h)	Board of Managing Directors (bestuur) means: the Body of the Company controlling the management of the Company’s business within the meaning of Book 2.

(i)	Board of Supervisory Directors (Raad van Commissarissen) means: the Body of the Company supervising the policy of the Board of Managing Directors and the general course of affairs of the Company and of the business connected with it.

(j)	Body of the Company (Vennootschapsorgaan) means: the General Meeting, the Board of Supervisory Directors or the Board of Managing Directors.

Annex E-108

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(k)	Book 2 (Boek 2) means: Book 2 of the Dutch Civil Code.

(l)	Business Day means: a day (other than a Saturday or Sunday) on which commercial banks are generally open for business in Amsterdam, the Netherlands, the City of New York, United States or Bratislava, Slovakia.

(m)	Cancellable Preference Shares means: Preference Shares in respect of which the Accrued Value, together with all accrued and unpaid dividends thereon, has been repaid in full, and which may accordingly be cancelled pursuant to Article 11.

(n)	Cash Dividend means: a dividend on the Series A Preference Shares paid in cash, as further described in Article 34.

(o)	Conversion Price means: the price per Common Share at which a Preference Share may be converted into Common Shares pursuant to Article 36, being twelve United States Dollars (USD 12.00) as at the Issue Date), as adjusted from time to time in accordance with Article 35.5;

(p)	CEO means: the Company’s chief executive officer, which title may be granted to a member of the Board of Managing Directors in accordance with article 14.3.

(q)	Chairperson (Voorzitter) means: the chairperson of the Board of Supervisory Directors.

(r)	Common Shares means: the common shares in the capital of the Company.

(s)	Company (Vennootschap) means: the company governed by these Articles of Association.

(t)	Conflict of Interest (Tegenstrijdig Belang) means: the interest of a Managing Director or Supervisory Director that conflicts with the interest of the Company and the business connected with it within the meaning of Dutch law.

(u)	Convertible Securities means: any securities or other instruments that are directly or indirectly convertible into, exchangeable for or exercisable for Common Shares, other than those in existence on the Issue Date.

(v)	Dependent Company (Afhankelijke Maatschappij) means: a dependent company, of the Company within the meaning of Section 152 of Book 2.

Annex E-109

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(w)	Deemed Liquidation Event means, unless the Required Holders otherwise consent in writing:

(i)	a merger, legal merger, consolidation, demerger, reorganisation, compulsory share exchange or other transaction or series of related transactions as a result of which:

(A) the Shareholders immediately prior to such transaction or series of transactions cease to hold, directly or indirectly, a majority of the voting rights in the surviving, acquiring or resulting entity; or

(B) all or substantially all of the Shares are converted into, exchanged for or otherwise become entitled to receive cash, securities or other property;

(ii)	the sale, transfer, lease, exclusive licence or other disposal, in a single transaction or series of related transactions, of all or substantially all of the assets, business, undertaking or intellectual property of the Company and its Subsidiaries, taken as a whole; or

(iii)	any other transaction or series of related transactions having substantially the same economic effect as a transaction described in paragraph (a) or (b),

provided that a transaction effected solely for the purpose of changing the jurisdiction of incorporation or legal form of the Company, and pursuant to which the economic and voting interests of the Shareholders remain substantially unchanged, shall not constitute a Deemed Liquidation Event.

(x)	Dividend Compounding Date means: the first (1) day of [June] and the first (1) day of [December] of each calendar year.

(y)	Dutch Corporate Governance Code means: the code of conduct referred to in Section 391, paragraph 5 of Book 2.

(z)	EBITDA means: for any period, the net income (or net loss, as applicable) as reported in the Company's consolidated financials for such period plus, in each case to the extent deducted in computing net income (or added in computing net loss): (a) interest or financial expense or income; (b) income tax expenses, benefits or credits; (c) depreciation; and (d) amortisation, in each case calculated in accordance with IFRS;

(aa)	Exempt Issuances means: (i) issuances of Common Shares or rights to subscribe for Common Shares to employees, managing directors, supervisory directors or consultants of the Company or a Group Company pursuant to a share incentive plan or compensation programme; (ii) issuances in connection with an acquisition or strategic transaction approved by the Board of Managing Directors; (iii) conversions of Preference Shares pursuant to Article 35; (iv) issuances upon exercise of the Issue Date Warrants; and (v) issuances pursuant to a rights issue in respect of which the pre-emptive right has not been excluded.

Annex E-110

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(bb)	Floor Price means: five United States Dollars (USD 5.00) per Common Share, as adjusted for any share split, share consolidation, reclassification or similar transaction occurring after the Issue Date, being the minimum Conversion Price which no adjustment shall reduce the Conversion Price.

(cc)	General Meeting (Algemene Vergadering) means: the Body of the Company formed by its Shareholders, and also meetings of that body.

(dd)	Group Company (Groepsmaatschappij) means: a legal entity, a company or a partnership which is economically united in one group, within the meaning of Section 24b of Book 2 with the Company.

(ee)	IFRS means: means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

(ff)	Indemnified Officer (Gevrijwaarde Fuctionaris) means: a current or former Managing Director or Supervisory Director and such other current of former officer or employee of the Company or a Group Company, as determined by the Board of Managing Directors.

(gg)	Issue Date means: the date of first issuance of any Preference Shares.

(hh)	Issue Date Warrants means: the rights to subscribe for Common Shares granted to subscribers for Preference Shares on the Issue Date.

(ii)	Junior Securities means: the Common Shares and any other class of shares ranking junior to the Preference Shares as to dividend rights and rights on a liquidation or winding-up.

(jj)	Managing Director (Directeur) means: a managing director of the Company within the meaning of Book 2.

(kk)	Option means: any right, option or warrant to subscribe for, acquire or otherwise receive Common Shares or Convertible Securities, other than Warrants.

(ll)	Option Value means: in respect of an Option issued together with one or more other securities as part of an integrated transaction, the fair value of that Option as of the date of issuance, determined by the Board of Managing Directors acting reasonably and in good faith, subject to Article 35.5(c)(iii)(c).

(mm)	Permitted Bond Financing means: (i) the issuance by the Company of non-dilutive, non-convertible bonds (that carry no warrant, option or other equity-linked right) in the Nordic bond market (a “Nordic Bond”) in an aggregate principal amount not exceeding thirty million United States Dollars (USD 30,000,000.00) (or the equivalent in Norwegian Krone (NOK), Swedish Krona (SEK), Euro (EUR) or any other currency, determined as of the issue date) and occurring prior to the incurrence or guarantee of other financial indebtedness pursuant to Section 17.3(b) (other than financial indebtedness that is fully paid off and satisfied within 5 Business Days of the adoption of these Articles) and (ii) any refinancing, replacement, renewal or extension of such a Nordic Bond; provided that the aggregate outstanding principal amount is not increased (other than by accrued interest, fees, costs and premium and reasonable refinancing expenses).

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(nn)	PIK Dividend means: a dividend on a Series A Preference Share that is not paid in cash but in kind by increasing the Accrued Value of such Series A Preference Share, as further described in Article 34.

(oo)	Preference Shares means: the Series A Preference Shares and the Series B Preference Shares.

(pp)	Preference Share Liquidation Amount means: in respect of a Preference Share, the aggregate amount that the holder of that Preference Share would be entitled to receive under Article 39.6 if the Company were dissolved and wound up immediately following the relevant Deemed Liquidation Event, determined on the basis of the Available Proceeds and the Conversion Price then in effect.

(qq)	Record Date (Registratiedatum) means: the date of registration for a General Meeting as provided by law.

(rr)	Restricted Right (Beperkt Recht) means: a right of usufruct within the meaning of Part 8 of Book 3 of the Dutch Civil Code, or a right of pledge within the meaning of Part 9 of Book 3 of the Dutch Civil Code.

(ss)	Required Holders means: the holders of a majority of the issued and outstanding Preference Shares, for so long as at least twenty percent (20%) of the Preference Shares issued as of the Issue Date remain outstanding.

(tt)	Series A Preference Shares means: the twelve percent (12%) Series A cumulative convertible preference Shares in the capital of the Company having the rights, preferences and privileges as set forth in these Articles and identified in the Shareholders' Register and on any share certificate by the letters P-A.

(uu)	Series B Preference Shares means: the Series B convertible preference Shares in the capital of the Company having the rights, preferences and privileges as set forth in these Articles and identified in the Shareholders' Register and on any share certificate by the letters P-B.

(vv)	Share Delivery Date means: in relation to a conversion of Preference Shares, the last day on which the Company is required to deliver the resulting Common Shares pursuant to Article 35.3(b).

(ww)	Share Premium Reserve means: a reserve which the Company records in its books for amounts paid on Shares in excess of the par value thereof; in as much as these Articles provide that only holders of a particular class of Shares are entitled to a Share Premium Reserve, this reserve shall be recorded with the letter(s), as stated in Article 4, of that particular class of Shares.

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(xx)	Shares (Aandelen) means: both the Common Shares and the Preference Shares.

(yy)	Shareholder (Aandeelhouder) means: both the holder of Common Shares and the holder of Preference Shares.

(zz)	Shareholders Register (Register van Aandeelhouders) means: the register setting out the names and addresses of all Shareholders and holders of a Restricted Right within the meaning of Section 85 of Book 2.

(aaa)	Stated Value means: one hundred and twenty United States Dollars (USD 120.00) per Preference Share.

(bbb)	Subsidiary (Dochtermaatschappij) means: a subsidiary, within the meaning of Section 24a of Book 2, of the Company.

(ccc)	Supervisory Director (Commissaris) means: a supervisory director of the Company within the meaning of Book 2.

(ddd)	Trading Day means: a day on which the principal Trading Market is open for business or, if the Common Shares are not listed on a Trading Market but are listed or quoted on OTCQB Venture Market or the OTCQX Best Market, a day on which such market is open for business.

(eee)	Trading Market means: any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(fff)	VWAP means: for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the twenty (20) Trading Days preceding such date, or the nearest preceding date, on the Trading Market on which the Common Shares are then listed or quoted, as reported by Bloomberg L.P., based on a Trading Day from nine hours and thirty minutes ante meridiem (9:30 a.m.) (New York City time) to four hours and two minutes post meridiem (4:02 p.m.) (New York City time); (b) if the Common Shares are not listed on a Trading Market but are listed or quoted on the OTCQB Venture Market or the OTCQX Best Market, the volume weighted average price of the Common Shares for the twenty (20) Trading Days preceding such date, or the nearest preceding date, on the OTCQB Venture Market or the OTCQX Best Market, as applicable; (c) if the Common Shares are not then listed or quoted for trading on a Trading Market or the OTCQB Venture Market or the OTCQX Best Market and prices for the Common Shares are then reported in the Pink Open Market, or a similar organisation or agency succeeding to its functions of reporting prices, the average of the highest closing bid price and the lowest closing ask price of the Common Shares for the twenty (20) Trading Days preceding such date; and (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Preference Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

1.2	Except as otherwise required by law, the expressions "written" and "in writing" used in these Articles of Association include: communications sent by telegraph, telex, telefax or any other means of an electronic communication system which is readable and printable. The written form requirement will be met if the document is recorded electronically.

1.3	Save where the context shows otherwise or as evidently otherwise intended, words or expressions in the singular shall include the plural and vice versa.

1.4	Save where the context shows otherwise or as evidently other intended, referents in the masculine form shall include the feminine form and vice versa.

2	Name. Registered Office

2.1	The Company is a limited liability company under Dutch law (naamloze vennootschap) and its name is: InoBat N.V.

2.2	The Company has its registered office in Amsterdam, The Netherlands.

2.3	The Company may have branch offices elsewhere, also in and outside The Netherlands.

Annex E-113

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3	Objects

3.1	The objects for which the Company is established are:

(a)	to, either alone or jointly with others, acquire and dispose of affiliations or other interests in legal entities, companies and enterprises, and to collaborate with and to manage such legal entities, companies or enterprises;

(b)	to acquire, manage, turn to account, encumber and dispose of any property - including intellectual property rights - and to invest capital;

(c)	to supply or procure the supply of money loans, particularly - but not exclusively - to Subsidiaries, Group Companies and/or Affiliates, as well as to draw or to procure the drawing of money loans;

(d)	to enter into agreements whereby the Company commits itself as guarantor or severally liable co-debtor, or grants security or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of companies as referred to above under clause (d) above, all this subject to the provision in article 3.2;

(e)	for purposes not related to the conduct of its business to make periodic payments for or towards pension funds or other objectives;

(f)	to do all such things as are incidental or may be conducive to the above objects or any of them.

3.2	The Company may not grant security, give price guarantees, commit itself in any other way or declare itself jointly or severally liable with or for others with a view to enabling third parties to take or acquire Shares or depository receipts issued therefore. This prohibition applies equally to the Company's Subsidiaries.

3.3	The Company and its Subsidiaries may not provide loans with a view to subscription for or acquisition of Shares or depositary receipts for Shares in the Company's capital by others, unless the Board of Managing Directors resolves to do so and Section 98c of Book 2 is observed.

3.4	Article 3.2 and 3.3 do not apply if Shares or depositary receipts for Shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

4	Capital

4.1	The authorised share capital of the Company amounts to [ ] divided into:

(a)	[ ] Common Shares, having a par value of twelve eurocents (EUR 0.12) each;

(b)	[ ] Series A Preference Shares, each having a par value of twelve eurocents (EUR 0.12); and

(c)	[ ] Series B Preference Shares, each having a par value of twelve eurocents (EUR 0.12).

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5	Shares. Restricted Rights

5.1	All Shares shall be registered shares. The Company may issue share certificates for Shares in a form approved by the Board of Managing Directors. The Series A Preference Shares shall be identified by the letter: P-A. The Series B Preference Shares shall be identified by the letter: P-B. The Board of Managing Directors may number the Shares in consecutive order, starting from number 1. Subject to the provision in the preceding sentence the Board of Managing Directors may change the numbering of the Shares. Shares may be encumbered with a Restricted Right.

6	Transfer of Shares. Exercise of Shareholders' Rights

6.1	Unless the laws of The Netherlands provide or allow otherwise, the transfer of Shares requires a deed executed for that purpose.

6.2	Save in case the Company itself has been a party to the transaction, the rights attached to the Shares concerned may not be exercised until the transaction has been acknowledged by the Company or until the deed has been served upon the Company in compliance with the provisions of Section 86b of Book 2, or until the transaction has been acknowledged by the Company by the registration thereof in the Shareholder’s Register.

6.3	The acknowledgement is effected by such deed or otherwise in the manner provided by law.

6.4	For as long as the Common Shares are admitted to trading on a Trading Market, the laws of the State of New York shall apply to the property law aspects of the Shares reflected in the register administered by the relevant transfer agent, without prejudice to Sections 10:140 and 10:141 of the Dutch Civil Code.

7	Addresses. Shareholders Register

7.1	Shareholders, pledgees and usufructuaries of Shares must supply their addresses and other particulars to the Company in writing. Any consequences of not doing so in a timely and correct manner are borne by the party concerned.

7.2	The Board of Managing Directors shall keep a Shareholders Register. Part of the Shareholders Register may be kept outside The Netherlands to comply with applicable local law or pursuant to stock exchange rules.

8	Issuance of Shares

8.1	The Company may only issue Shares pursuant to a resolution of the General Meeting or of another Body of the Company in case such Body of the Company is designated to do so by a resolution of the General Meeting for a fixed period, not exceeding five years. Such designation shall specify the number of Shares that may be issued. The designation may be extended, from time to time, for periods not exceeding five years. Unless such designation provides otherwise, it may not be withdrawn. For as long as and to the extent that another Body of the Company has been authorized to resolve to issue shares, the General Meeting shall not have this authority.

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8.2	The number of authorised Preference Shares may not be increased without the prior consent of the holders of at least fifty per cent (50%) of the then issued and outstanding Preference Shares at a combined class meeting of the Class A Preference Shares and the Class B Preference Shares, voting (each) as a single class.

8.3	Within eight days following a resolution by the General Meeting to issue Shares or to designate another Body of the Company, the Company shall file the full text of such resolution at the Trade Register of the Dutch Chamber of Commerce.

8.4	The provisions of the preceding paragraphs of this Article 8 shall apply mutatis mutandis to the granting of rights to subscribe for Shares, but shall not apply to the issue of Shares to a person who exercises a previously-acquired right to subscribe for Shares.

8.5	The issuance of Shares requires a deed executed for that purpose to which the Company and each person to whom Shares are issued are parties, except as otherwise provided or allowed by Dutch law and notwithstanding Article 6.4.

8.6	The Company may not subscribe for Shares.

8.7	On subscription for a Share, payment must be made for its par value and, in addition, if the Share is subscribed at a higher amount, the difference between such amounts. It may be agreed that part, such part not to exceed three fourths of the par value of the Shares, may remain unpaid until the Company makes a call in respect of the monies unpaid on the Shares. Such arrangement may only be agreed prior to the resolution to issue Shares and requires the approval of the Body of the Company which has the power to pass the resolution for the issuance concerned.

8.8	Parties who professionally place shares for their own account may be allowed by virtue of an agreement to pay up less than the par value of the Shares they subscribe for, under the proviso that at least ninety-four percent (94%) of this amount is paid up in cash ultimately upon subscription for such Shares.

8.9	Payment in a currency other than the euro may only be made with the Company’s consent. In the event such a payment is made, the payment obligation is satisfied for the amount of in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 80a, paragraph 3, Book 2, the date of payment determines the exchange rate.

8.10	Calls upon the Shareholders in respect of any monies unpaid on their Shares shall be made by the Board of Managing Directors.

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8.11	The Body of the Company which has the power to resolve to issue Shares may resolve that payment on Shares shall be made by some other means than payment in cash.

8.12	The Company shall maintain three Share Premium Reserves. A Share Premium Reserve to which only the holders of Common Shares shall be entitled, a Share Premium Reserve P-A to which only the holders of Series A Preference Shares shall be entitled, and a Share Premium Reserve P-B to which only the holders of Series B Preference Shares shall be entitled. Any resolution to make a distribution to the debit of a Share Premium Reserve or to convert (a part of) a Share Premium Reserve into share capital can only be taken by the General Meeting with the prior approval of the class meeting of Shareholders who are entitled to the Share Premium Reserve concerned.

9	Pre-emptive Rights

9.1	Save as otherwise provided by law, at the issuance of Common Shares each holder of Common Shares shall have a pre-emptive right pro rata to the total amount of the Common Shares held by him on the date of the resolution to issue Common Shares. At the issue of Common Shares no pre-emptive right shall vest in holders of Preference Shares.

9.2	If at the issuance of Common Shares any Shareholder fails to exercise, or does not exercise on time or in full, his pre-emptive right, the pre-emptive right in respect of the Common Shares so becoming available shall enure to the benefit of the other holders of Common Shares in the proportion described in Article 9.1.

9.3	Save as otherwise provided by law, at the issuance of Preference Shares each holder of Preference Shares shall have a pre-emptive right pro rata to the total amount of the Preference Shares held by him on the date of the resolution to issue Preference Shares. At the issue of Preference Shares no pre-emptive right shall vest in holders of Common Shares.

9.4	If at the issuance of Preference Shares any holder of such Preference Shares fails to exercise, or does not exercise on time or in full, his pre-emptive right, the pre-emptive right in respect of the Preference Shares so becoming available shall enure to the benefit of the other Shareholders in the proportion described in Article 9.3.

9.5	In deviation of Article 9.1 and 9.2, Shareholders do not have pre-emptive rights in respect of:

(a)	Shares issued against non-cash contribution; or

(b)	Shares issued to employees of the Company or of a Group Company.

9.6	The Company will announce an issuance of Shares with pre-emptive rights and the period during which such pre-emption rights may be exercised in the Dutch State Gazette, as well as in a Dutch daily newspaper distributed nationally, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

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9.7	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the Dutch State Gazette or after the announcement was sent to the Shareholders.

9.8	If as a result of the ratio between the Shareholders' respective holdings one or several of the Shares to be issued cannot be allotted to a Shareholder or Shareholders, said Share(s) shall be allotted to the Shareholders by ballot.

9.9	The General Meeting may, each time in respect of one particular issuance of Shares, resolve to limit or to exclude the pre-emptive right to subscribe for Shares.

If at a General Meeting at which a proposal to limit or exclude the pre-emptive right to subscribe for Shares comes up for discussion and less than one half of the issued capital is represented, a resolution to limit or exclude the pre-emptive right may only be adopted by at least two-thirds of the votes cast.

Any proposal to limit or exclude the pre-emptive right must contain a written explanation of the reasons for the proposal and the choice of the proposed price of issue.

The pre-emptive right may also be limited or excluded by another Body of the Company if such Body of the Company by resolution of the General Meeting has been designated for a period not exceeding five years as the Body of the Company having the power to limit or exclude pre-emptive subscription rights.

Such designation may be renewed for subsequent periods not exceeding five years each.

Unless the terms of the designation provide otherwise, it cannot be revoked. For as long as and to the extent that other Body of the Company has been authorized to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

Within eight days following a resolution by the General Meeting to limit or exclude the pre-emptive right or to designate the Board of Managing Directors, the Company shall file the full text of such resolution at the Trade Register of the Dutch Chamber of Commerce.

9.10	A Share issuance at which Shareholders may exercise a pre-emptive right and the period during which said right is to be exercised shall be announced by the Company to all Shareholders. The pre-emptive right may be exercised during the period to be determined by the Body of the Company authorized to issue Shares, that period to be at least two weeks from the day following the date of dispatch of the announcement.

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9.11	The provisions of the preceding paragraphs of this Article 9 shall mutatis mutandis apply to the grant of rights to take Shares, but do not apply in respect of issuing Shares to a party exercising a previously acquired right to subscribe for Shares.

10	Acquisition by the Company of Shares, the transfer thereof and the Creation of Restricted Rights on Shares held by the Company

10.1	Any acquisition by the Company of Shares that have not been paid-up in part or in full shall be null and void.

10.2	Unless it concerns Shares that have been acquired by the Company by way of universal succession, the Company - provided that the General Meeting has given the Board of Managing Directors authorisation for this purpose - may acquire fully paid-up Shares, otherwise than for no consideration, provided that the Company's equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to the law or the Articles of Association.

10.3	For the purpose of Article 10.2, the amount of the equity capital as shown in the most recently adopted balance sheet shall be the determining factor, reduced by the acquisition price of the Shares, the amount of loans as referred in Section 98c paragraph 2 Book 2 and any payments from profit or reserves to others which may have become due by the Company and its Subsidiaries since the date of the balance sheet. If more than six months of a financial year have passed without the Annual Accounts having been adopted, the acquisition of Shares under Article 10.2 shall not be permitted.

10.4	The authorisation of the General Meeting, referred to in Article 10.2, which shall be valid for a maximum of five years only, must specify how many Shares are permitted to be acquired, the manner in which they may be acquired and the permitted upper and lower limits of the price.

10.5	Any acquisition of Shares made in breach of the provisions of Article 10.2 shall be null and void. The Managing Directors shall be severally liable to the bona fide transferor who suffers loss as a result of the voidness.

10.6	The Body of the Company which has the power to resolve to issue Shares shall also have the power to resolve:

(a)	to transfer Shares held by the Company;

(b)	to enter into contracts whereby the Company is committed to transfer Shares held by it.

10.7	The word Shares where used in this Article 10 shall include depository receipts issued therefore.

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11	Reduction of Capital

11.1	The General Meeting may resolve to reduce the issued capital by cancelling Shares or by reducing the par value of all Shares, or by reducing the par value of only the Common Shares or only the Preference Shares, by amending the Articles of Association. In that resolution the Shares to which it relates must be specified and provisions for its implementation must be included.

11.2	The General Meeting may only pass a resolution to reduce the par value of any class of Shares after having obtained the prior approval of the class meeting of holders of the class of Shares concerned.

11.3	A resolution to cancel Shares may only relate to Shares which are held by the Company itself, to Shares of which the depository receipts issued therefor are held by the Company, or to the Cancellable Preference Shares.

11.4	Any reduction of the par value of Shares without redemption and without release of the obligation to pay up must be made pro rata to all Shares of the same class. Such pro rata requirement may be waived if all Shareholders of the class concerned so agree.

11.5	Any partial repayment on Shares or release of the obligation to pay up is possible only on the implementation of a resolution to reduce the par value of such Shares. Such repayment or release must be made pro rata to all Shares of the same class. The pro rata requirement may be waived if all Shareholders of the class concerned so agree.

11.6	A resolution for reduction of capital shall require a majority of at least two thirds of the votes cast, if less than one half of the issued capital is represented at the General Meeting.

11.7	The notice calling the General Meeting at which a resolution as referred to in this Article 11 is to be passed shall state the purpose of the reduction of capital and the manner of implementation thereof. The provisions of Articles 39.2 and 39.3 shall apply mutatis mutandis.

11.8	The Company shall file the resolutions referred to in this Article 11 at the Trade Register of the Dutch Chamber of Commerce and shall publish a notice of the filing in a national Dutch daily newspaper. In addition, Section 100 Book 2 applies.

12	Joint Ownership

If a Share, a Restricted Right on a Share or a depository receipt is held by more than one person jointly, the Company may require such joint holders to give one person a written power of attorney to represent them against the Company.

13	Transferabilty of Shares

The transfer of Shares is not restricted in any way.

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14	Board of Managing Directors

14.1	The business and affairs of the Company shall be managed by a Board of Managing Directors consisting of one or more Managing Directors. The number of Managing Directors shall be determined by the Board of Supervisory Directors.

14.2	Only natural persons shall be eligible for appointment as a Managing Director.

14.3	The Board of Supervisory Directors will appoint one of the Managing Directors as CEO. The Board of Supervisory Directors may dismiss the CEO, provided however that the CEO that is dismissed in such a manner may continue to hold office as a Managing Director, without the title CEO.

14.4	The Managing Directors shall be appointed by the General Meeting.

14.5	The appointment of Managing Directors will occur on the basis of a nomination by the Board of Supervisory Directors made with due regard to the rules and principles in the Company’s diversity policy for the composition of the Board of Managing Directors and the Board of Supervisory Directors. The General Meeting may at any time resolve that such nomination has a non-binding character, which resolution is adopted by a majority of two thirds of the votes cast, which votes represent more than half of the issued capital of the Company. After a resolution that a nomination is non-binding, the Board of Supervisory Directors will issue a new nomination, again made with due regard to the rules and principles in the Company’s diversity policy for the composition of the Board of Managing Directors and the Board of Supervisory Directors. In the event that the nomination comprises one candidate for a vacancy, such resolution to nominate the single candidate will result in the appointment of such candidate, unless the nomination is resolved to be non-binding. A second meeting as referred to in Section 120, paragraph 3, Book 2, cannot be convened.

14.6	At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

14.7	Managing Directors may be suspended and/or removed from office by the General Meeting at any time. Before consulting the General Meeting on the intended dismissal, the Managing Director concerned shall be given the opportunity, to account for his conduct at a General Meeting. For that purpose he may have himself assisted by a legal adviser. A resolution of the General Meeting to suspend or dismiss a Managing Director requires a majority of at least two thirds of the votes cast representing more than half of the Company’s issued capital, unless such resolution is adopted at the proposal of the Board of Supervisory Directors. A second meeting as referred to in Section 120, paragraph 3, Book 2, cannot be convened.

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14.8	A Managing Director’s suspension shall terminate if within three months after the effective date of his suspension the General Meeting has not passed a resolution to remove him from office or to lift or to extend his suspension. The period of extension of a Managing Director’s suspension may not exceed three months from the date on which the resolution to extend the suspension was passed.

14.9	A resolution of the General Meeting to suspend a Managing Director or to extend a Managing Director’s suspension or to remove a Managing Director from office must be passed by a majority of at least two thirds of the votes cast, that majority to represent more than half of the issued capital.

A proposal to suspend a Managing Director, or to extend a Managing Director’s suspension or to remove a Managing Director from office cannot be put forward for discussion at a second General Meeting as defined in Section 120 of Book 2 if the part of the issued capital required by virtue of this Article was not represented at the preceding General Meeting.

14.10	The Board of Supervisory Directors shall have the power to suspend a Managing Director. If a Managing Director has been suspended by the Board of Supervisory Directors:

(a)	the General Meeting shall have the power to extend or to lift the suspension at any time;

(b)	the suspended Managing Director’s account for his conduct, as referred to in Article 14.7, shall be given at the General Meeting.

14.11	The General Meeting shall determine the Company’s policy concerning the compensation of the Board of Managing Directors with due observance of the relevant statutory requirements.

14.12	The compensation of Managing Directors shall be determined by the Board of Supervisory Directors with due observance of the policy referred to in Article 14.11.

14.13	The Board of Supervisory Directors will submit proposals concerning compensation arrangements for the Board of Managing Directors in the form of Common Shares or rights to subscribe for Common Shares to the General Meeting for approval. This proposal must at least include the number of Common Shares or rights to subscribe for Common Shares that may be awarded to the Board of Managing Directors and which criteria apply for such awards or changes thereto.

15	Duties and Powers of the Managing Directors. Managing Directors' ceasing to hold office or Inability to Act

15.1	Save any restrictions under the Articles of Association, the Board of Managing Directors shall control and manage the Company's business and affairs.

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15.2	Each Managing Director shall be answerable to the Company for a proper discharge of his duties of office.

15.3	The Board of Managing Directors shall adopt management board rules with due observance of these Articles of Association. Such rules may contain variations from the provisions of Article 15.4. These rules may contain provisions defining which particular duties shall be assigned to each of the Managing Directors. However, such division of duties shall not derogate from the joint responsibility of all Managing Directors for the whole of the management.

15.4	Meetings of a Board of Managing Directors consisting of several members shall be held as frequently as any Managing Director may wish. Meetings will be held in Amsterdam, the Netherlands, unless the Board of Managing Directors explicitly determined otherwise. Each Managing Director shall have the power to call a Board Meeting, provided that written notice of such meeting, stating the subjects to be discussed and voted upon, is given to each of the other Managing Directors. The term of notice shall be at least three days, not including the date of dispatch of the notice and the date of the meeting. In special cases the term of notice may be reduced, provided that all Managing Directors in office agree thereto. At any duly convened meeting resolutions may be passed on all subjects announced in the notice of that meeting, irrespective of the number of Managing Directors present at the meeting in person or by proxy.

15.5	Each Managing Director may be represented at Board Meetings by another Managing Director of the Company acting by virtue of a power of attorney issued in writing. The power of attorney may only concern one specifically designated meeting stated therein.

15.6	In a meeting of the Board of Managing Directors each Managing Director is allowed to cast one vote in the decision-making, subject to Article 15.8.

15.7	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Board of Managing Directors.

15.8	If the Board of Managing Directors consists of several members, resolutions of the Board of Managing Directors shall require an absolute majority of the votes cast. If the voting for and against a proposal is equally divided, the CEO will have a casting vote, provided the CEO cannot cast more votes than the other Managing Directors jointly. Otherwise, the applicable resolution is not adopted.

15.9	Meetings of the Board of Managing Directors may be held through audio-communication means, save if one or more Managing Directors objects to such manner of holding a meeting.

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15.10	All resolutions which the Managing Directors can pass at a Board Meeting may also be passed outside a meeting, whether or not using electronic means of communication, provided all Managing Directors are familiar with the resolution to be passed and each of them approves this manner of decision-making and that the resolution be passed by the majority of votes required under these Articles of Association. A resolution thus taken must be recorded in writing by the Managing Directors concerned. Said document shall be kept at the office of the Company and shall be open to the inspection of any Managing Director.

15.11	In the event that one or several Managing Directors cease to hold office or are unable to act, the other or remaining Managing Directors or the only other or remaining Managing Director shall be temporarily in charge of the management of the Company. In the event that all Managing Directors or the sole Managing Director cease(s) to hold office or are unable to act, the person (to be) designated thereto by the Board of Supervisory Directors, whether or not from its midst, shall be temporarily entrusted with the management of the Company. Failing such designation by the Board of Supervisory Directors said person shall be designated by the General Meeting; the General Meeting is completely free in this designation. The provisions of these Articles of Association concerning the Board of Managing Directors and the Managing Director(s) individually shall apply mutatis mutandis to that person. Furthermore, that person shall be required to call a General Meeting as soon as possible, which General Meeting may decide on the appointment of one or several new Managing Directors.

15.12	A Managing Director shall be considered to be unable to act within the meaning of Article 15.11:

a.	during the existence of a vacancy on the Board of Managing Directors, including as a result of:

(i)	his death;

(ii)	his dismissal by the General Meeting, other than at the proposal of the Board of Supervisory Directors; or

(iii)	his voluntary resignation before his term of office has expired;

(iv)	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board of Supervisory Directors,

provided that the Board of Supervisory Directors may always decide to decrease the number of Managing Directors such that a vacancy no longer exists; or

b.	during his suspension; or

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c.	in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board of Supervisory Directors on the basis of the facts and circumstances at hand).

15.13	A Managing Director shall not participate in the deliberations and decision-making of the Board of Managing Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board of Managing Directors, the resolution shall be passed by the Board of Supervisory Directors.

15.14	The Board of Managing Directors and the Board of Supervisory Directors shall provide to the General Meeting all such information as it may request, unless doing so would conflict with a material interest of the Company.

16	Representation

16.1	The Board of Managing Directors shall represent the Company. The power to represent the Company shall also vest in the CEO individually, as well as in two other Managing Directors, acting jointly.

The Board of Managing Directors is, when consisting of several members, authorised to issue powers of attorney authorising one or more Managing Directors to represent the Company within the scope of said power of attorney.

16.2	The Board of Managing Directors may give power of attorney to one or several persons and may alter or revoke such power of attorney.

17	Restrictions in the authority to manage

17.1	Any resolution of the Board of Managing Directors involving a significant change in the identity or character of the Company, including at least the events listed in Section 107a of Book 2 requires the approval of the General Meeting.

17.2	In addition, the prior approval of the Board of Supervisory Directors is required for the following resolutions of the Board of Managing Directors:

(a)	the making of a proposal to the General Meeting concerning:

(i)	the issue of Shares or the granting of rights to subscribe for Shares;

(ii)	the limitation or exclusion of pre-emption rights;

(iii)	the designation or granting of an authorisation as referred to in Articles 8.1, 8.3, 9.8, 9.10, 10.2 and 10.4, respectively;

(iv)	the reduction of the Company’s issued share capital;

(v)	the making of a distribution from the Company’s profits or reserves;

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(vi)	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of Shares or in the form of assets;

(vii)	the amendment of these Articles of Association;

(viii)	the entering into of a merger or demerger;

(ix)	the instruction of the Board of Managing Directors to apply for the Company’s bankruptcy;

(x)	the Company’s dissolution;

(b)	the issue of Shares or the granting of rights to subscribe for Shares;

(c)	the limitation or exclusion of pre-emption rights;

(d)	the acquisition of Shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition;

(e)	the drawing up or amendment of the management rules referred to in Article 15.3;

(f)	the performance of the legal acts described in Article 17.1 and 17.6;

(g)	the charging of amounts to be paid up on Shares against the Company’s reserves;

(h)	the making of an interim distribution; and

(i)	such other resolutions of the Board of Managing Directors as the Board of Supervisory Directors shall have specified in a resolution to that effect and notified to the Board of Managing Directors.

17.3	For so long as the condition in the definition of Required Holders is satisfied, the following resolutions of the Board of Managing Directors shall require the prior approval of the combined class meeting of Class A Preference Shares and the Class B Preference Shares, voting (each) as a single class:

(a)	entering into any transaction with an Affiliate of the Company, other than:

(i)	the issuance of shares or awards to eligible participants pursuant to a share incentive or compensation plan;

(ii)	employment or consulting arrangements with members of the Board of Managing Directors; or

(iii)	transactions approved in accordance with the Company's related party transaction policy as required by the applicable provisions of the Dutch Corporate Governance Code; or

(b)	incurring or guaranteeing any financial indebtedness, other than equipment leases or trade payables arising in the ordinary course of business, in an aggregate outstanding amount in excess of two (2.0) times EBITDA, calculated on a trailing twelve-month basis as of the last day of the most recently ended fiscal period for which financial statements have been published; provided that (i) the Preference Shares shall not be treated as indebtedness for the purpose of this calculation, and (ii) the prior written consent required by this paragraph (b) shall be deemed to have been given in respect of the incurrence of the Permitted Bond Financing (which shall, for the avoidance of doubt, be included in the calculation of aggregate financial indebtedness for the purpose of any subsequent incurrence).

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17.4	The absence of any consent required pursuant to this Article 17.1, 17.2 and 17.3 shall not affect the power of representation referred to in Article 16.1. The Board of Managing Directors shall, before passing any resolution referred to in this Article 17.3, notify the holders of Preference Shares in writing of the proposed resolution with reasonable prior notice to enable the Required Holders to respond.

17.5	The Board of Supervisory Directors may determine that also other resolutions of the Board of Managing Directors than those specified in Article 17.2 shall be subject to its prior approval, provided that the Board of Supervisory Directors shall carefully describe such resolutions and notify the Board of Managing Directors accordingly.

17.6	The Board of Managing Directors may resolve to perform as well as perform the transactions identified in Section 94 of Book 2.

17.7	The Board of Managing Directors must follow the directions given by the Board of Supervisory Directors with respect to the general lines of the financial, social, economic and personnel policies to be pursued.

18	BOARD OF SUPERVISORY DIRECTORS - COMPOSITION

18.1	The Company has a Board of Supervisory Directors consisting of one or more Supervisory Directors. The Board of Supervisory Directors shall be composed of natural persons.

18.2	The Board of Supervisory Directors shall determine the number of Supervisory Directors.

18.3	The Board of Supervisory Directors shall elect a Supervisory Director to be the Chairperson. The Board of Supervisory Directors may dismiss the Chairperson, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairperson.

18.4	Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Board of Supervisory Directors has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to the former Supervisory Director who most recently ceased to hold office as the Chairperson, provided that he is willing and able to accept that position, who may designate one or more other persons to be charged with the supervision of the Company (instead of, or together with, such former Supervisory Director). The person(s) charged with the supervision of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Supervisory Director(s). Article 15.12 applies mutatis mutandis.

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19	BOARD OF SUPERVISORY DIRECTORS - APPOINTMENT, SUSPENSION AND DISMISSAL

19.1	The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director.

19.2	The General Meeting can only appoint a Supervisory Director upon a binding nomination by the Board of Supervisory Directors made with due regard to the rules and principles in the Company’s diversity policy for the composition of the Board of Managing Directors and the Board of Supervisory Directors as made by the Board of Supervisory Directors and the profile for the composition of the Board of Supervisory Directors. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board of Supervisory Directors. A second meeting as referred to in Section 120 paragraph 3 of Book 2 cannot be convened.

19.3	Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:

(a)	his age and profession;

(b)	the aggregate par value of the Shares held by him;

(c)	his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;

(d)	the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group’s name shall suffice.

The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.

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19.4	At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or in the explanatory notes thereto.

19.5	A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board of Supervisory Directors. A second meeting as referred to in Section 120 paragraph 3 of Book 2 cannot be convened.

19.6	If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

20	BOARD OF SUPERVISORY DIRECTORS - DUTIES AND ORGANISATION

20.1	The Board of Supervisory Directors is charged with the supervision of the policy of the Board of Managing Directors and the general course of affairs of the Company and of the business connected with it. The Board of Supervisory Directors shall provide the Board of Managing Directors with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

20.2	The Board of Managing Directors shall provide the Board of Supervisory Directors with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Board of Managing Directors shall inform the Board of Supervisory Directors in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

20.3	The Board of Supervisory Directors shall draw up Supervisory Board rules concerning its organisation, decision-making and other internal matters, with due observance of these Articles of Association. In performing their duties, the Supervisory Directors shall act in compliance with these rules.

20.4	The Board of Supervisory Directors shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board of Supervisory Directors. The Board of Supervisory Directors shall draw up (and/or include in the Supervisory Board rules) rules concerning the organisation, decision-making and other internal matters of its committees.

21	BOARD OF SUPERVISORY DIRECTORS - DECISION-MAKING

21.1	Without prejudice to Article 21.5, each Supervisory Director may cast one vote in the decision-making of the Board of Supervisory Directors.

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21.2	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Supervisory Directors.

21.3	Resolutions of the Board of Supervisory Directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by simple majority of the votes cast unless the Supervisory Board rules provide differently.

21.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Board of Supervisory Directors.

21.5	Where there is a tie in any vote of the Board of Supervisory Directors, the Chairperson shall have a casting vote, provided that the Chairperson cannot cast more votes than the other Supervisory Directors together. Otherwise, the relevant resolution shall not have been passed.

21.6	A Supervisory Director shall not participate in the deliberations and decision-making of the Board of Supervisory Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board of Supervisory Directors, the resolution may nevertheless be passed by the Board of Supervisory Directors as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence.

21.7	Meetings of the Board of Supervisory Directors can be held through audio-communication facilities, unless a Supervisory Director objects thereto.

21.8	Resolutions of the Board of Supervisory Directors may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 21.1 through 21.6 apply mutatis mutandis.

22	BOARD OF SUPERVISORY DIRECTORS - COMPENSATION

The General Meeting may grant a compensation to the Supervisory Directors.

23	INDEMNITY

23.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

(a)	any financial losses or damages incurred by such Indemnified Officer; and

(b)	any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved,

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to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

23.2	No indemnification shall be given to an Indemnified Officer:

(a)	if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 23.1 are of an intentional unlawful nature (being acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

(b)	to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

(c)	in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these Articles of Association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board of Managing Directors or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer;

(d)	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

23.3	The Board of Managing Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 23.1.

24	General Meeting - Notice and Venue of the General Meeting

24.1	General Meetings shall be held as frequently as the Board of Managing Directors or any Managing Director or the Board of Supervisory Directors or any Supervisory Director may wish. The power to call the General Meeting shall vest in the Board of Managing Directors, in each Managing Director individually, in the Board of Supervisory Directors and in each Supervisory Director individually.

24.2	The Board of Managing Directors must call a General Meeting:

(a)	if one or several Shareholders jointly representing at least the part of the Company’s share capital provided by law so request the Board of Managing Directors, that request to specify the subjects to be discussed and voted upon;

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(b)	within three months after the Board of Managing Directors has considered it plausible that the equity capital of the Company has decreased to an amount equal to or less than one-half of the paid and called up part of the capital to discuss any potential measures.

This obligation shall apply mutatis mutandis to the Board of Supervisory Directors.

If the General Meeting is not held within six weeks after the request referred to under (a), the applicants themselves may call the General Meeting - with due observance of the applicable provisions of the law and the Articles of Association - without for that purpose requiring authorisation from the President of the District Court. The provisions of Article 24.3 shall apply mutatis mutandis to the procedure of calling a General Meeting referred to in the preceding sentence.

24.3	Notice of the General Meeting must be given to each Shareholder and to everyone in whom the right to attend General Meetings is vested. The term of notice must be at least fifteen clear days before the date on which the meeting is held. Notice shall be given by means of letters specifying the venue and the date of the meeting and the hour at which it shall begin. The subjects to be discussed and voted upon at the meeting shall be listed in the letters or shall be announced to the Shareholders by separate letters sent within the term set for giving notice. Shareholders may also be convened by an electronic communication system in accordance with Section 113, paragraph 4, of Book 2. Persons who are given notice of the General Meeting and who jointly represent at least the part of the issued share capital of the Company prescribed by law for this purpose, may have the Board of Managing Directors or the Board of Supervisory Directors place on the agenda any subjects which such persons wish to be discussed and voted upon at the meeting, provided that they shall inform the Board of Managing Directors or the Board of Supervisory Directors of such subjects no later than thirty (30) days before the date on which the meeting intended for their discussion shall be held. Any announcements which by law or pursuant to the Articles of Association must be addressed to the General Meeting may be inserted in the letters of notice of the General Meeting.

24.4	Persons with the right to attend General Meetings who wish to exercise their rights as described in Articles 24.2 and 24.3 should first consult the Board of Managing Directors. If the intended exercise of such rights might result in a change to the Company’s strategy, including by dismissing one or more Managing Directors or Supervisory Directors, the Board of Managing Directors shall be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed the term stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose. The person(s) with the right to attend General Meetings concerned should respect the response time stipulated by the Board of Managing Directors. If invoked, the Board of Managing Directors shall use such response period for further deliberation and constructive consultation, in any event with the person(s) with the right to attend General Meetings concerned, and shall explore the alternatives. At the end of the response time, the Board of Managing Directors shall report on this consultation and the exploration of alternatives to the General Meeting. This shall be supervised by the Board of Supervisory Directors. The response period may be invoked only once for any given General Meeting and shall not apply in the situations stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose.

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24.5	If the term of notice has not been observed or if notice has not been given or has not been served in the appropriate manner, resolutions may nevertheless be validly passed, also on subjects which were not announced or the announcement of which had not been made in the prescribed manner, provided that any such resolution be passed unanimously at a General Meeting at which the entire issued capital is represented.

24.6	General Meetings shall be held in the municipality where the Company's registered office is situated or in The Hague, Rotterdam, or at Schiphol Airport in the municipality of Haarlemmermeer. Entirely without prejudice to the provisions of Article 24.5, any resolution passed at a General Meeting held elsewhere - in or outside The Netherlands - shall be valid only if the entire issued capital is represented.

25	Admittance to and ChairPERSONship of the General Meeting

25.1	The Shareholders and everyone in whom the right to attend General Meetings is vested, have admittance to the General Meeting. Save any Managing Director and/or any Supervisory Director who has been suspended, the Managing Directors and the Supervisory Directors also are entitled to admittance, as is any person who has been invited by the chairperson of the meeting concerned to attend the General Meeting or any part of that meeting.

25.2	If a Shareholder or anyone in whom the rights to attend General Meetings is vested, wishes to attend a General Meeting by proxy he must issue a written power of attorney for that purpose, which must be presented to the chairperson of the meeting concerned.

25.3	The General Meeting shall be chaired by the Chairperson or by the CEO or by the person designated thereto by the Board of Supervisory Directors, whether or not from its midst. If the Chairperson and the CEO are absent and the Board of Supervisory Directors has not designated another person as aforesaid, the General Meeting itself shall appoint its chairperson.

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25.4	The conclusion of the chairperson of the meeting concerned, pronounced by him at the meeting, as to the result of any vote shall be decisive. This applies also to the content of any resolution passed, to the extent that the vote taken related to a proposal not recorded in writing. However, if immediately after the pronouncement of such conclusion that conclusion is called into question, another vote shall be taken if so desired by the majority at the meeting or - if the original vote was not taken on a poll or by a secret ballot - by any person present who is entitled to vote. Such new vote shall override the legal consequences of the original vote.

25.5	Unless an official record of the business done at the meeting is drawn up by a notary or unless the chairperson of the relevant meeting himself wishes to keep the minutes, such chairperson shall designate a person charged with keeping the minutes. The minutes shall be confirmed by the General Meeting at the same meeting or at a subsequent meeting, in evidence of which the minutes shall be signed by the chairperson and the Secretary of the meeting at which the minutes were confirmed. If the General Meeting, the Board of Supervisory Directors or the Board of Managing Directors resolves to instruct a notary to draw up an official record of the proceedings at a General Meeting, or if one or several Shareholders jointly representing at least one tenth of the issued capital so decide, the Board of Managing Directors shall instruct a notary to draw up such official record. The cost of the notarial record shall be borne by the Company.

25.6	The Board of Managing Directors shall keep a minute book in which the confirmed minutes of each General Meeting shall be entered and in which shall further be inserted a copy of each notarial record made of any General Meeting. The minute book shall be open to the inspection of the Shareholders and to everyone in whom the right to attend General Meetings is vested at the registered office of the Company. Upon request any Shareholder and anyone in whom the right to attend General Meetings is vested, shall be issued a copy of or an extract from the minutes of any General Meeting, at a charge not exceeding cost.

25.7	Each Shareholder is entitled to attend the General Meeting in person or by written proxy by means of an electronic communication system and to address the meeting and exercise the voting right there. Holders of fractional shares which collectively constitute the par value of a share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

25.8	For the purposes of Article 25.7 above, it is mandatory that the Shareholder may be identified by means of such electronic communication system, that he may follow the transaction at the meeting directly and exercise the voting right.

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25.9	The Board of Managing Directors may subject the use of such electronic communication system to certain conditions which will be announced in the convocation.

25.10	The Board of Managing Directors can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

25.11	For the purpose of Articles 25.7 up to and including 25.10, those who have voting rights and/or the right to attend General Meetings on the Record Date and are recorded as such in a register designated by the Board of Managing Directors shall be considered to have those rights, irrespective of whoever is entitled to the Shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board of Managing Directors is free to determine, when convening a General Meeting, whether the previous sentence applies.

25.12	Each person with the right to attend General Meetings must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with the right to attend General Meetings that have not complied with this requirement may be refused entry to the General Meeting.

26	Voting rights. Decision-making

26.1	Each Share carries the right to cast one vote.

26.2	At the General Meeting no votes can be cast for Shares which are held by the Company or Subsidiaries, nor for depository receipts issued for Shares which are held by the Company or Subsidiaries. Usufructuaries and pledgees of Shares which belong to the Company or Subsidiaries shall not, however, be excluded from the right to vote if the usufruct or pledge was created before the Shares concerned came to be held by the Company or a Subsidiary. The Company or a Subsidiary cannot cast votes for Shares in respect of which the Company or the Subsidiary possesses a pledge or usufruct.

26.3	For the purpose of determining to which extent Shareholders cast votes, are present or are represented, or to which extent the share capital is represented, the Shares in respect of which no votes can be cast shall not be taken into account.

26.4	Unless the law or these Articles of Association stipulate a larger majority, all resolutions of the General Meeting shall be passed by an absolute majority of the votes cast. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if and for as long as the Company is subject under applicable securities law or applicable exchange rules to the requirement that the General Meeting can only pass certain resolutions if a certain part of the Company's issued capital is represented at such General Meeting, then such quorum as determined under such securities law or such exchange rules shall apply to such resolutions and a second meeting as referred to in Section 120, paragraph 3, Book 2 cannot be convened.

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26.5	Blank votes, invalid votes and abstentions shall not be counted as votes cast.

26.6	Votes on business matters - including proposals for suspension, dismissal or removal of persons - shall be taken by voice, but votes on the election of persons shall be taken by secret ballot, unless the chairperson decides a different method of voting and none of the persons present at the meeting object to such different method of voting.

26.7	If at the election of persons the voting for and against the proposal is equally divided, another vote shall be taken at the same meeting; if again the votes are equally divided, then - without prejudice to the provision in the next following sentence of this Article 27.7 - a drawing of lots shall decide. If at an election of persons the vote is taken between more than two candidates and none of the candidates receive the absolute majority of votes, another vote - where necessary after an interim vote and/or a drawing of lots - shall be taken between the two candidates who have received the largest number of votes in their favour.

If the voting for and against any other proposal than as first referred to in this Article 27.7 is equally divided, that proposal shall be rejected.

26.8	If pursuant to the Articles of Association the validity of a resolution depends also upon the part of the issued capital represented at the meeting and if such quorum is not present at the meeting, then - unless elsewhere in these Articles of Association the contrary is provided with respect to any subject specifically mentioned there - a second meeting may be called and held at which such resolution may be passed irrespective of the part of the issued capital represented at that meeting.

The notice calling the second meeting must state that and pursuant to which provision a resolution may be passed at that meeting irrespective of the part of the issued capital represented at that meeting.

Notice calling the second meeting shall not be given until after the end of the first meeting. The second meeting must be held within six weeks after the first meeting.

27	Decision-making outside a Meeting

27.1	Unless the Company has cooperated with the issuance of depositary receipts for Shares in its capital, any resolution which Shareholders entitled to vote can pass at a General Meeting may also be passed by them outside a meeting, provided that anyone having the right to attend General Meetings approve this manner of decision making. The approval to the manner of decision making and the votes may be submitted by electronic means of communication. The members of the Board of Managing Directors and the Board of Supervisory Directors will be allowed to give their advice prior to the decision making.

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27.2	In case of decision making outside a meeting, the votes are cast in writing. The written form requirement will be met provided the resolution is recorded in writing or in electronic form getting out the manner each Shareholder votes and provided such resolution is undersigned by each person having the right to attend General Meetings.

28	GENERAL MEETING - SPECIAL RESOLUTIONS

28.1	Subject to Article 17.2, the following resolutions can only be passed by the General Meeting at the proposal of the Board of Managing Directors:

(a)	the issue of Shares or the granting of rights to subscribe for Shares;

(b)	the limitation or exclusion of pre-emption rights;

(c)	the designation or granting of an authorisation as referred to in Articles 8.1, 8.3, 9.9, 9.11, 10.2 and 10.4, respectively;

(d)	the reduction of the Company’s issued share capital;

(e)	the making of a distribution from the Company’s profits or reserves;

(f)	the making of a distribution in the form of Shares or in the form of assets, instead of in cash;

(g)	the amendment of these Articles of Association;

(h)	the entering into of a merger or demerger;

(i)	the instruction to the Board of Supervisory Directors to apply for the Company’s bankruptcy; and

(j)	the Company’s dissolution.

28.2	For so long as the condition in the definition of Required Holders is satisfied, the following resolutions of the General Meeting and/or the Board of Managing Directors, shall require the prior written approval of the Required Holders at a combined class meeting of Series A Preference Shares and the Series B Preference Shares, voting (each) as a single class:

(a)	the issuance of Shares or granting of rights to subscribe for Shares, to the extent that the securities to be issued constitute or would rank senior to or pari passu with the Preference Shares as to dividend rights or liquidation preference, or increase the number of authorised Preference Shares;

(b)	the amendment of these Articles of Association, to the extent that such amendment materially and adversely affects the powers, preferences or rights attached to the Preference Shares;

(c)	the Company’s dissolution;

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(d)	the making of a distribution from the Company’s profits or reserves, or the making of a distribution in the form of Shares or in the form of assets, instead of in cash, on any class of shares constituting Junior Securities prior to the payment in full of all Accrued Dividends on the Preference Shares, other than repurchases of shares at cost from former employees or consultants upon cessation of their employment or services pursuant to an equity incentive plan of the Company.

28.3	A resolution of the General Meeting referred to in this Article 28.2 that is passed without the prior consent of the Required Holders shall be null and void (nietig). The Board of Managing Directors shall ensure that notice of any General Meeting at which any such resolution is proposed to be passed is given to the holders of Preference Shares in accordance with Article 24.3, and shall include in such notice confirmation of whether the prior consent of the Required Holders has been obtained or is being sought concurrently.

28.4	A matter which pursuant to articles 24.2 and/or 24.3 has been included in the convening notice or announced in the same manner by or at the request of one or more Shareholders or anyone having the right to attend General Meetings shall not be considered to have been proposed by the Board of Managing Directors for purposes of article 28.1, unless the Board of Managing Directors has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

29	Class Meetings

29.1	The provisions of this Article 29 apply to every class of Shares issued and outstanding in the capital of the Company, including the Common Shares, the Series A Preference Shares, the Series B Preference Shares and to any class of Shares that may in the future be issued in the capital of the Company.

29.2	The Board of Managing Directors, as well as one or more holders of Shares of a particular class who jointly represent at least one-tenth of the capital issued and outstanding in the form of that class, are each authorised to convene a class meeting of holders of that class. The notice period shall be at least seven clear days before the day of the meeting.

29.3	Admittance to a class meeting shall be given to:

(a)	the holders of Shares of the relevant class;

(b)	the holders of depository receipts issued for Shares of that class with the concurrence of the Company;

(c)	usufructuaries and pledgees of Shares of that class who are entitled to vote;

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(d)	every Managing Director and every Supervisory Director; and

(e)	any other person who has received an invitation to attend.

29.4	A class meeting may adopt resolutions if Shareholders of the relevant class holding more than half of the total issued capital of that class are present or represented. If a quorum is not present, a second meeting shall be convened at which no quorum requirement applies. Unless these Articles of Association or mandatory law require a larger majority, resolutions of a class meeting shall require an absolute majority of the votes cast. Where a resolution of a class meeting is required as a condition for a resolution of the General Meeting that itself requires a two-thirds majority, the same two-thirds majority shall apply at the class meeting.

29.5	The approval of a class meeting required under these Articles shall not be required if all Shareholders of the relevant class have given their prior written consent to the matter set forth for approval at such class meeting.

29.6	Without prejudice to the foregoing, the provisions of Articles 24 through 27 of these Articles of Association shall apply mutatis mutandis to class meetings.

30	Financial Year. Annual Accounts

30.1	The financial year of the Company shall be the calendar year.

30.2	Each year within five months after the end of the Company's financial year, save where this term is extended by a maximum of five months by the General Meeting on account of special circumstances, the Board of Managing Directors shall draw up Annual Accounts and a management report on that financial year. To these documents shall be added the particulars referred to in Section 392 paragraph 1 of Book 2. The Annual Accounts shall be signed by each of the Managing Directors and each of the Supervisory Directors. If the signature of any of the Managing Directors and/or any Supervisory Directors is missing, this and the reason for such absence shall be stated.

30.3	The Company shall ensure that the Annual Accounts and the management report and the particulars added by virtue of Section 392 Book 2 shall be available at the registered office of the Company as soon as possible but not later than as from the date of notice calling the General Meeting intended for the discussion and approval thereof. Shareholders or other persons with the right to attend General Meetings may inspect said documents at the business office of the Company and obtain copies thereof free of charge.

31	Auditor

31.1	The General Meeting shall give a certified public accountant or other expert within the meaning of Section 393 of Book 2 - both referred to herein as the "Expert" - or, as the case may be, an organisation in which such Experts work together, instruction to audit the Annual Accounts. If the General Meeting fails to give such instruction the Board of Supervisory Directors or - if it fails to give such instruction - the Board of Managing Directors shall be authorised and required to do so. The General Meeting may at any time revoke the instruction as first referred to in this Article 30.1 and give it to another Expert.

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31.2	The Expert shall report on his audit to the Board of Managing Directors and to the Board of Supervisory Directors and shall set out the result of his audit in a certificate.

31.3	In cases in which the law so permits, the instruction referred to in Article 30.1 may be dispensed with or the instruction may be given to another person than the Expert referred to therein.

32	Annual Meeting. Adoption of Annual Accounts

32.1	Each year at least one General Meeting shall be held, that meeting to be held within six months after the end of the Company's last expired financial year; this General Meeting is referred to hereinafter as the Annual Meeting. The agenda of the Annual Meeting shall contain at least the following subjects:

(a)	if an annual report on the past financial year is required: discussion of the annual report;

(b)	adoption of the Annual Accounts of the past financial year;

(c)	allocation of the profits realized in the past financial year, or determination of the manner whereby any loss sustained in that financial year is to be cleared.

32.2	The subjects listed in Article 32.1 need not be stated in the agenda of the Annual Meeting if the term for preparing the Annual Accounts has been extended or if a proposal to extend said term is on the agenda.

32.3	The Annual Accounts shall be adopted by the General Meeting. Said adoption shall not constitute a release from liability of the Managing Directors and the Supervisory Directors.

32.4	If an auditor's certificate on the Annual Accounts is required and if the General Meeting has not had the opportunity of inspecting that certificate, the Annual Accounts cannot be adopted unless the other, added particulars include a statement giving a lawful reason for the absence of the certificate.

32.5	If the Annual Accounts are adopted after they have been amended, copies of the amended Annual Accounts may be obtained by the Shareholders and everyone in whom the right to attend General Meetings is vested free of charge.

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33	DISTRIBUTIONS - GENERAL

33.1	A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

33.2	The Board of Managing Directors may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 105 paragraph 4 Book 2 that the requirement referred to in Article 33.1 has been met.

33.3	The parties entitled to a distribution shall be the relevant Shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board of Managing Directors for that purpose. This date shall not be earlier than the date on which the distribution was announced.

33.4	The General Meeting may resolve, subject to Article 28, that all or part of a distribution, instead of being made in cash, shall be made in the form of Shares or in the form of the Company’s assets.

33.5	A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board of Managing Directors. If it concerns a distribution in the form of the Company’s assets, the Board of Managing Directors shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

33.6	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

33.7	For the purpose of calculating the amount or allocation of any distribution, Shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of Shares held by the Company in its own capital.

34	Ranking and Distributions. Profits, Reserves and Priority

34.1	The Preference Shares shall rank senior to all Junior Securities and, except as set forth in Article 34.2 and 39.6, the Class A Preference Shares and the Class B Preference Shares shall rank pari passu to each other, in each case as to:

(a)	the right to receive dividends and other distributions of profits or reserves; and

(b)	the right to participate in distributions of cash or assets upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

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34.2	Subject to Article 33.1, the freely distributable reserves shown in the Company's annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

(a)	First: out of the freely distributable reserves, a dividend shall first be paid on the Series A Preference Shares at the Annual Rate on the Accrued Value of each Series A Preference Share (the Preference Dividend), to the extent the Company is permitted to make such payment pursuant to Article 33.1.

Dividends on each Series A Preference Share shall be cumulative and shall accrue daily from and after the Issue Date, compounding on a semi-annual basis on each Dividend Compounding Date, whether or not earned or declared. Each Preference Dividend so accrued (an Accrued Dividend) shall be paid, at the election of the Board of Managing Directors, either:

(i)	in cash (a Cash Dividend); or

(ii)	in kind, by increasing the Accrued Value of such Series A Preference Share by the amount of such accrued dividend (a PIK Dividend).

For the avoidance of doubt, the cumulative nature of the Preference Dividend means that Accrued Dividends shall accumulate and be carried forward regardless of whether they have been earned or declared, subject at all times to Article 33.1. A PIK Dividend that solely increases the Accrued Value is not a distribution for the purposes of Section 105 of Book 2 at the time of accrual; the distribution test of Article 33.1 applies only upon any subsequent Cash Dividend payment or redemption giving effect to that increased Accrued Value.

(b)	Second: the Company shall not declare, pay or set aside any dividend or distribution on Preference Shares (other than the Series A Preference Shares), Common Shares or any other Junior Securities (other than dividends on Common Shares payable solely in Common Shares) unless the holders of all outstanding Series A Preference Shares shall first receive, or simultaneously receive, an amount per Series A Preference Share at least equal to the sum of: (i) all Accrued Dividends then outstanding and not previously paid; and (ii) in the case of a dividend on Common Shares, the dividend per Series A Preference Share that would be payable on an as-converted basis in accordance with Article 34.2(d) below.

(c)	Third: if in any financial year the Company's distributable profits or distributable reserves are insufficient to pay the Preference Dividend in full, or if Article 33.1 prevents full payment, the unpaid amount shall be carried forward cumulatively. In each subsequent financial year, until the holders of Series A Preference Shares have received in full all arrears of the Preference Dividend together with the Preference Dividend accrued for the then-current financial year: (i) no distribution shall be made on any Junior Securities; and (ii) no amounts shall be added to free reserves beyond what is required by law.

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(d)	Fourth: subject to Articles 35 (Conversion) and 34.2(b), holders of Preference Shares shall be entitled to receive, on an as-converted basis, any dividend paid on Common Shares (other than Accrued Dividends), in the same form and at the same time as such dividend is paid on the Common Shares. The number of Common Shares into which each Preference Share is deemed converted for this purpose shall be calculated by dividing the Accrued Value of such Preference Share by the Conversion Price then in effect.

(e)	Fifth: the Board of Managing Directors shall determine what part of the remaining profits, after application of sub-paragraphs (a) through (d) above, shall be added to the Company's reserves.

(f)	Sixth: subject to Article 28.1(e), the profits remaining after sub-paragraphs (a) through (e) above shall be at the disposal of the General Meeting for distribution on the Common Shares.

34.3	Subject to Article 33.1, a distribution of profits shall be made after the adoption of the Annual Accounts that show that such distribution is permitted.

34.4	The Board of Managing Directors may resolve to make interim distributions, provided that:

(a)	interim accounts prepared in accordance with Section 105 paragraph 4 of Book 2 demonstrate that the requirement of Article 33.1 has been satisfied; and

(b)	all Accrued Dividends on the Series A Preference Shares in respect of the then-current financial year (calculated on a time-proportionate basis to the proposed distribution date) have been paid in full or, in the case of a PIK Dividend election, credited in full to the Accrued Value of each Series A Preference Share.

34.5	Subject to Article 33.1, the General Meeting is authorised to resolve to make a distribution from the Company's reserves, provided that no distribution may be made to the debit of the Share Premium Reserve of a class of Preference Shares (and the Share Premium Reserve of the relevant class of Preference Shares may not be used, released, converted or otherwise applied in a manner adverse to the holders of such Preference Shares) without the prior approval of the relevant class meeting of Shareholders who are entitled to the Share Premium Reserve concerned.

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34.6	The Board of Managing Directors may resolve to charge amounts to be paid up on Shares against the Company's reserves, irrespective of whether those Shares are issued to existing Shareholders, provided that no such charge may be made to the debit of the Share Premium Reserve of a class of Preference Shares (and the Share Premium Reserve of the relevant class of Preference Shares may not be used, released, converted or otherwise applied in a manner adverse to the holders of such Preference Shares) without the prior approval of the relevant class meeting of Shareholders who are entitled to the Share Premium Reserve concerned.

35	Conversion of Preference Shares

35.1	Each Preference Share shall be convertible, at any time and from time to time from and after the Issue Date, at the option of the holder thereof, into that number of whole Common Shares determined by dividing the Accrued Value of such Preference Share by the Conversion Price then in effect.

35.2	The initial Conversion Price shall be twelve United States Dollars (USD 12.00) per Common Share, subject to adjustment in accordance with Article 35.5.

35.3	Mechanics of Conversion:

(a)	A holder wishing to convert Preference Shares shall deliver a written conversion notice to the Company specifying the number of Preference Shares to be converted and the intended date of conversion.

(b)	Not later than the number of settlement days comprising the standard settlement period on the principal stock exchange on which the Common Shares are listed as of the date of delivery of the conversion notice, the Company shall deliver to the converting holder the number of Common Shares resulting from such conversion, which shall be free of transfer restrictions following the earlier of (i) the first anniversary of the Issue Date and (ii) the effective date of any applicable registration or admission to trading.

(c)	No fractional shares shall be issued upon conversion of Preference Shares. As to any fraction of a share to which a holder would otherwise be entitled, the Company shall, at its election, either pay a cash adjustment equal to such fraction multiplied by the Conversion Price or round up to the next whole Common Share.

(d)	Preference Shares converted into Common Shares shall be cancelled and shall not be reissued. All rights with respect to converted Preference Shares shall terminate upon conversion, save for the right to receive Common Shares.

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35.4	The Company shall at all times reserve and keep available out of its authorised Common Shares, for the sole purpose of conversion of Preference Shares, not less than such number of Common Shares as shall be required for the conversion of all then-outstanding Preference Shares, assuming a Conversion Price equal to the Floor Price. In case of a shortage of authorised Common Shares for the purpose as described before, the Board of Managing Directors will call a General Meeting so that within a term of seventy-five (75) calendar days a resolution can be passed to amend the Articles to increase the authorised capital of the Company. In case the term ends a calendar day which is not a Business Day, the term is extended to the next Business Day.

35.5	Adjustments to Conversion Price:

(a)	If the Company at any time while Preference Shares are outstanding (i) pays a share dividend or makes a distribution payable in Common Shares, (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines outstanding Common Shares into a smaller number of shares, or (iv) issues shares by way of reclassification, then the Conversion Price and the Floor Price shall each be adjusted by multiplying them by a fraction of which the numerator is the number of Common Shares issued and outstanding immediately before such event and the denominator is the number of Common Shares issued and outstanding immediately after such event.

(b)	If, on the twenty-first trading day following the date that is six months after the Issue Date, the VWAP of the Common Shares (the Measurement Price) is less than the Conversion Price then in effect, the Conversion Price shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) the Floor Price.

(c)	If and whenever on or after the Issue Date, until no Preference Shares remain outstanding, the Company issues or sells Common Shares (excluding Exempt Issuances) for a consideration per share (the New Issuance Price) less than the Conversion Price then in effect, and the aggregate consideration received by the Company in connection with all such issuances for the purpose of raising capital on or after the Issue Date exceeds five hundred thousand United States Dollars (USD 500,000.00) (a Dilutive Issuance), then immediately after such issuance the Conversion Price shall be reduced to an amount equal to the New Issuance Price. For the purposes of this Article 35.5(c):

(i)	Options and Convertible Securities

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The consideration per Common Share received or receivable by the Company in respect of Common Shares issued or deemed issued pursuant to an Option or Convertible Security shall be determined by dividing:

(A) the aggregate amount received or receivable by the Company as consideration for the issuance of the relevant Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon:

(1) exercise of the Options;

(2) conversion or exchange of the Convertible Securities; or

(3) in the case of Options to acquire Convertible Securities, exercise of the Options and subsequent conversion or exchange of the Convertible Securities,

in each case without giving effect to any provision providing for a subsequent adjustment of such consideration; by

(B) the maximum number of Common Shares issuable upon exercise, conversion or exchange, determined without giving effect to any provision providing for a subsequent adjustment of that number.

(ii)	Deemed issuance of Options and Convertible Securities

(A) If the Company issues an Option or Convertible Security, the maximum number of Common Shares issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued at the time the Option or Convertible Security is issued. Where the Company fixes a record date for determining the persons entitled to receive an Option or Convertible Security, the deemed issuance shall occur at the close of business on that record date. The number of Common Shares deemed issued shall be determined assuming satisfaction of any conditions to exercise, conversion or exchange, but without giving effect to any provision providing for a subsequent adjustment of that number.

(B) If at any time:

(1) the purchase or exercise price under an Option;

(2) the additional consideration payable upon issuance, conversion, exercise or exchange of a Convertible Security; or

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(3) the rate at which a Convertible Security is convertible into or exchangeable or exercisable for Common Shares, is increased or decreased, the Conversion Price shall be recalculated to the Conversion Price that would have been in effect had the amended terms applied when the Option or Convertible Security was initially issued.

(C) Paragraph (B) shall not apply to:

(1) proportionate adjustments resulting from an event described in Article 35.5(a); or

(2) automatic anti-dilution adjustments that are no more favourable to the holder of the relevant Option or Convertible Security than the adjustments provided for in this Article 35.5.

(D) If the terms of an Option or Convertible Security outstanding on the Issue Date are subsequently amended in a manner described in paragraph (B), that Option or Convertible Security and the Common Shares issuable upon its exercise, conversion or exchange shall be deemed issued on the date of the amendment.

(E) No adjustment under this Article 35.5(c)(ii) shall increase the Conversion Price.

(iii)	Calculation of consideration

(A) Where one or more Options are issued together with other securities as part of a single integrated transaction:

(1) each Option shall be deemed issued for its Option Value; and

(2) the other securities shall be deemed issued for the aggregate consideration received or receivable by the Company in the integrated transaction, less:

(a) any consideration paid or payable by the Company pursuant to the terms of those other securities; and

(b) the aggregate Option Value of the Options issued in the transaction.

(B) If Common Shares, Options or Convertible Securities are issued or sold for cash, the consideration shall be the net cash proceeds received or receivable by the Company.

(C) If Common Shares, Options or Convertible Securities are issued or sold for consideration other than cash:

(1) publicly traded securities shall be valued at their VWAP on the date on which they are received or become receivable by the Company; and

(2) all other consideration shall be valued at its fair market value.

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(D) If Common Shares, Options or Convertible Securities are issued to the shareholders or other equity holders of a non-surviving or acquired entity in connection with a merger, acquisition, legal merger, demerger or similar transaction, the consideration shall be the fair market value of the portion of the net assets and business acquired by the Company that is reasonably attributable to the relevant Common Shares, Options or Convertible Securities.

(E) The fair market value of any consideration referred to in paragraph (C)(2) or (D) shall be determined jointly by the Company and the Required Holders. If they do not agree within ten (10) Business Days after the event requiring valuation, the fair market value shall be determined by an independent, reputable appraiser jointly appointed by the Company and the Required Holders. If they fail to agree on an appraiser within a further five (5) Business Days, the appraiser shall, at the request of either party, be appointed by the president of the Royal Netherlands Institute of Chartered Accountants or its successor organisation.

The appraiser shall act as an expert and not as an arbitrator. Its determination shall, absent manifest error, be final and binding, and its reasonable fees and expenses shall be borne by the Company.

(iv)	No duplication: No issuance or deemed issuance shall result in more than one adjustment of the Conversion Price. Upon the expiry, cancellation or termination of an Option or Convertible Security without all underlying Common Shares having been issued, the Conversion Price shall not be increased unless and only to the extent expressly approved by the Required Holders through a class meeting of Class A Preference Shares and the Class B Preference Shares, voting (each) as a single class.

(d)	If the Company effects any merger, consolidation, sale of all or substantially all of its assets, compulsory share exchange or similar transaction pursuant to which Common Shares are converted into or exchanged for other securities, cash or property (each a Fundamental Transaction), then upon any subsequent conversion of Preference Shares, the holder shall have the right to receive, for each Common Share that would have been issuable upon conversion immediately prior to such Fundamental Transaction, the same consideration receivable by a holder of Common Shares as a result of such Fundamental Transaction (the Alternate Consideration).

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35.6	Subject only to mandatory applicable law and the receipt of a valid conversion notice in accordance with Article 35.3(a), the Company’s obligation to issue and deliver Common Shares upon conversion of Preference Shares shall be absolute and unconditional, irrespective of:

(a)	any act or omission of the relevant holder in enforcing its rights;

(b)	any waiver or consent relating to these Articles of Association or any agreement between the Company and that holder;

(c)	any set-off, counterclaim, recoupment, defence or other claim that the Company or any Group Company may have against that holder or any of its Affiliates;

(d)	any actual or alleged breach by that holder or any other person of an obligation owed to the Company or any Group Company; or

(e)	any actual or alleged violation of law by that holder or any person associated or affiliated with it.

The delivery of Common Shares shall not constitute a waiver of any claim that the Company may have against the relevant holder.

35.7	The Company may not refuse or delay a conversion on the basis of a claim described in Article 35.6, unless:

(a)	a competent court has issued an immediately enforceable injunction or order restraining or prohibiting the relevant conversion, following notice to the relevant holder and an opportunity for that holder to be heard; and

(b)	to the extent permitted by applicable law, the Company has provided security, in a form reasonably satisfactory to the relevant holder, in an amount equal to one hundred fifty percent (150%) of the Accrued Value of the Preference Shares subject to the injunction or order.

Such security shall remain in place until the underlying dispute has been finally resolved and shall be available to satisfy any final judgment or award in favour of the holder.

35.8	In the absence of an injunction or order satisfying Article 35.7, the Company shall issue and deliver the applicable Common Shares and any cash payable in respect of fractional Common Shares following receipt of a valid conversion notice.

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35.9	If the Company fails to deliver the Common Shares resulting from a conversion by the tenth (10th) Trading Day after the applicable Share Delivery Date, the Company shall pay to the relevant holder, in cash, as a contractual penalty and without prejudice to Article 35.10, for each five thousand United States Dollars (USD 5,000.00) of Accrued Value being converted:

(a)	twenty-five United States Dollars (USD 25.00) for each Trading Day commencing on the eleventh (11th) Trading Day after the Share Delivery Date;

(b)	fifty United States Dollars (USD 50.00) for each Trading Day commencing on the third (3rd) Trading Day after the payments under paragraph (a) begin to accrue; and

(c)	one hundred United States Dollars (USD 100.00) for each Trading Day commencing on the sixth (6th) Trading Day after the payments under paragraph (a) begin to accrue,

in each case until the Common Shares have been delivered or the holder has withdrawn or rescinded the relevant conversion notice.

The payments provided for in this Article 35.9 shall not constitute the holder’s exclusive remedy. Subject to applicable law, the holder may seek specific performance, injunctive relief and compensation for losses exceeding the amounts paid under paragraphs (a) through (c) above, provided that there shall be no double recovery in respect of the same loss.

35.10	Notice of specified corporate actions

(a)	If the Company proposes to:

(i)	declare or make a dividend or other distribution, in cash, Shares or other assets, on the Common Shares;

(ii)	acquire, redeem or cancel Common Shares, other than an acquisition in the ordinary course pursuant to an employee share plan;

(iii)	grant to all or substantially all holders of Common Shares any rights, Options or warrants to subscribe for or acquire Shares or other securities;

(iv)	effect or submit for approval any reclassification of the Common Shares, legal merger, demerger, consolidation, compulsory share exchange, Fundamental Transaction or sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or

(v)	resolve upon, apply for or otherwise commence the voluntary or involuntary dissolution, liquidation, winding-up, bankruptcy or suspension of payments of the Company,

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the Company shall give written notice to each holder of Preference Shares at the address, including any electronic address, recorded for that holder in the Shareholders Register.

(b)	The notice shall be given at least twenty (20) calendar days before the applicable record date, effective date or expected completion date and shall state, as applicable:

(i)	the date on which the relevant record is to be taken;

(ii)	if no record date is to be fixed, the date as of which the holders entitled to the relevant dividend, distribution, acquisition, redemption, rights, Options or warrants are to be determined;

(iii)	the expected effective or completion date of the relevant reclassification, merger, demerger, consolidation, share exchange, Fundamental Transaction, sale, transfer, dissolution, liquidation or winding-up;

(iv)	the date as of which holders of Common Shares are expected to become entitled to receive or exchange their Common Shares for securities, cash or other property;

(v)	a reasonably detailed description of the material terms of the proposed action and the consideration payable or distributable in connection with it; and

(vi)	the manner in which the proposed action is expected to affect the rights of the holders of Preference Shares, including their conversion rights and any proposed adjustment to the Conversion Price.

(c)	Failure to give a notice under this Article 35.10, or any defect in such notice, shall not of itself invalidate the relevant corporate action, but shall not prejudice:

(i)	any conversion right of a holder of Preference Shares;

(ii)	any claim arising from the Company’s failure to comply with this Article 35.10; or

(iii)	any right of the holders of Preference Shares under Articles 28, 35, 37 or 39.

(d)	Each holder of Preference Shares shall remain entitled to convert all or any portion of its Preference Shares during the period commencing on the date of the notice and ending on the effective or completion date of the relevant action, unless conversion is prohibited by mandatory applicable law or by an immediately enforceable order of a competent court.

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(e)	To the extent the notice contains inside information or other non-public price-sensitive information, its delivery and any public disclosure shall be made in compliance with applicable securities laws and the rules of the relevant Trading Market. The Company shall not withhold or delay the notice solely because it contains such information, except to the extent a delay is permitted by applicable law, in which case the notice shall be delivered as soon as the lawful basis for delay ceases to apply.

36	[Reserved].

37	Redemption of Preference Shares

37.1	Subject to this Article and to Articles 10.2, 10.3 and 33.1, the Company may in its sole discretion redeem all or a portion of the outstanding Preference Shares at the following redemption prices per Preference Share:

(a)	In the case of Series A Preference Shares:

(i)	Issue Date to first anniversary: one hundred fifty percent (150%) of Accrued Value;

(ii)	First to second anniversary: one hundred forty percent (140%) of Accrued Value;

(iii)	Second to third anniversary: one hundred thirty percent (130%) of Accrued Value;

(iv)	Third to fourth anniversary: one hundred twenty percent (120%) of Accrued Value;

(v)	Fourth to fifth anniversary: one hundred ten percent (110%) of Accrued Value; and

(vi)	Fifth anniversary onwards: one hundred percent (100%) of Accrued Value; and

(b)	In the case of Series B Preference Shares:

(i)	Issue Date to first anniversary: one hundred fifty percent (150%) of Stated Value;

(ii)	First to second anniversary: one hundred forty percent (140%) of Stated Value;

(iii)	Second to third anniversary: one hundred thirty percent (130%) of Stated Value;

(iv)	Third to fourth anniversary: one hundred twenty percent (120%) of Stated Value;

(v)	Fourth to fifth anniversary: one hundred ten percent (110%) of Stated Value; and

(vi)	Fifth anniversary onwards: one hundred percent (100%) of Stated Value.

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37.2	The Company shall provide not less than fifteen (15) days' prior written notice to each holder of Preference Shares of the intended redemption, specifying the number of Preference Shares to be redeemed, the redemption date and the applicable redemption price. Each holder shall remain entitled to convert all or a portion of its Preference Shares at any time during the fifteen (15)-day period commencing on the date of such notice through the applicable redemption date.

37.3	Subject to Articles 10 and 33.1 and applicable law, if at any time after the fifth (5th) anniversary of the Issue Date, a holder delivers to the Company a written notice demanding redemption of all or part of such holder's Preference Shares, the Company shall redeem the relevant Preference Shares at a price per share equal to, in the case of Series A Preference Shares, the Accrued Value, and, in the case of Series B Preference Shares, the Stated Value (in each case, as applicable, the Redemption Price). The Company shall apply all of its available assets to such redemption until the Redemption Price has been paid in full.

37.4	If any portion of the Redemption Price has not been paid within five (5) Business Days following the applicable redemption date, interest on such unpaid amount shall accrue at a rate equal to the lesser of (i) twenty-four percent (24%) per annum and (ii) the maximum rate permitted under Dutch law.

37.5	Upon redemption of any Preference Shares, all rights with respect to such shares shall immediately terminate, except the right of the holder to receive the applicable redemption price. Redeemed Preference Shares shall constitute Cancellable Preference Shares and shall be cancelled in accordance with Article 11.

38	Amendment of the Articles of Association. Merger. Division

38.1	Notwithstanding Article 26.1 and 28.1, a resolution to amend the Articles of Association or a resolution for a merger or division in the terms of Part 7 of Book 2 may be passed by the General Meeting only by a majority of at least two thirds of the votes cast; that majority must represent more than half of the issued capital; provided, that no amendment of these Articles may adversely affect the rights of the holders of a class of Preference Shares without the prior approval of a class meeting of such Preference Shares.

38.2	If a proposal to amend the Articles of Association is to be made to the General Meeting, this must be stated in the notice calling the General Meeting. The persons giving such notice must at the same time deposit a copy of that proposal, containing the verbatim text of the proposed amendment, at the business office of the Company for inspection by the Shareholders and everyone in whom the right to attend General Meetings is vested. Failing this no resolution can be validly passed on the proposal unless the requirements set out in Article 24.5 have been fulfilled.

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38.3	From the day of deposit of the proposal to amend the Articles of Association and until the end of the General Meeting at which that proposal will be discussed and voted upon, the Shareholders and everyone in whom the right to attend General Meetings is vested, must be given the opportunity to obtain copies of that proposal. The copies shall be issued free of charge.

39	Dissolution and Winding up

39.1	The General Meeting has the power to resolve to dissolve the Company, provided with due observance of the requirements set out in Articles 28.1(j) and 28.2(c).

39.2	In the event of its voluntary dissolution the Company shall continue in existence for such period of time as the liquidation of its assets and liabilities may require.

39.3	In any document issued and notice served by the Company in the course of its winding up the words: "in liquidation" must be added to its name.

39.4	Unless otherwise resolved by the General Meeting or unless otherwise provided by law, the Managing Directors of the Company shall be the liquidators of the Company under the supervision of the Supervisory Directors.

39.5	The reports and statements relating to the dissolution and the winding up as required by law shall be filed by the liquidators at the Trade Register of the Dutch Chamber of Commerce.

39.6	The surplus assets remaining after all the Company's liabilities have been satisfied shall be distributed as follows:

(a)	First: to the holders of Preference Shares, an amount per Preference Share equal to the greater of:

(i)	one hundred per cent (100%) of the Accrued Value of such Preference Share (including all Accrued Dividends, as applicable); or

(ii)	such amount per Preference Share as would have been payable had all Preference Shares been converted into Common Shares pursuant to Article 35 immediately prior to the liquidation, dissolution or winding-up, calculated at the Conversion Price then in effect;

together with the balance, if any, of the Share Premium Reserve allocated to the Preference Shares. If the available assets are insufficient to pay the full amount under (i) or (ii) (as applicable), the holders of Preference Shares shall share pro rata in the available assets in proportion to their respective entitlements.

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(b)	Second: to the holders of Common Shares the paid-up par value of their Common Shares together with the balance, if any, of the Share Premium Reserve allocated to the Common Shares;

(c)	Third: following full satisfaction of the liquidation preference under (a) and (b) above, any remaining surplus shall be distributed to the holders of Preference Shares and holders of Common Shares pro rata, treating all Preference Shares as converted into Common Shares at the Conversion Price then in effect.

Each distribution referred to in this Article 39.6 shall be made in proportion to the amount of paid-up par value of the relevant Shares held by each Shareholder.

39.7	After completion of the winding up, during the safe-keeping period prescribed by law the books, records and other data carriers of the dissolved Company shall remain in the custody of the person whom the liquidators have appointed for that purpose in writing.

39.8	Deemed Liquidation Events

(a)	If a Deemed Liquidation Event occurs and the Company has not been dissolved within ninety (90) days after its completion, the Company shall, no later than the ninetieth (90th) day following completion of that Deemed Liquidation Event, give written notice to each holder of Preference Shares:

(i)	describing the material terms of the Deemed Liquidation Event and the consideration received or receivable in connection with it;

(ii)	setting out the Company’s good-faith calculation of the Available Proceeds and the Preference Share Liquidation Amount; and

(iii)	advising the holders of Preference Shares of their rights under this Article 39.8 and the procedure and time limits for exercising those rights.

(b)	If the Required Holders so request by written notice delivered to the Company no later than one hundred twenty (120) days after completion of the Deemed Liquidation Event, the Company shall, on the one hundred fiftieth (150th) day after completion of the Deemed Liquidation Event, apply the Available Proceeds to acquire or redeem all outstanding Preference Shares at a price per Preference Share equal to the Preference Share Liquidation Amount.

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(c)	Any acquisition or redemption pursuant to this Article 39.8 shall be effected only to the extent permitted by Articles 10 and 33.1 and applicable law. To the extent that the Available Proceeds or the amount lawfully available are insufficient to acquire or redeem all outstanding Preference Shares in full:

(i)	the Company shall acquire or redeem the maximum number or portion of Preference Shares that it may lawfully acquire or redeem;

(ii)	the amount applied shall be allocated among the holders of Preference Shares pro rata in proportion to the respective Preference Share Liquidation Amounts that would have been payable to them if all Preference Shares had been acquired or redeemed in full; and

(iii)	the Company shall acquire or redeem the remaining Preference Shares, or unpaid portions thereof, as soon as and to the maximum extent that it may lawfully do so.

(d)	Until the obligations under this Article 39.8 have been satisfied in full, the Company shall not, and shall procure that its Subsidiaries do not, expend, transfer or otherwise dissipate any consideration received in connection with the Deemed Liquidation Event, except:

(i)	to discharge liabilities, taxes, costs, fees and expenses taken into account in determining the Available Proceeds;

(ii)	in the ordinary course of business consistent with past practice and as reasonably necessary to preserve the value of the Company and its Subsidiaries; or

(iii)	with the prior consent of the Required Holders through a class meeting of Class A Preference Shares and the Class B Preference Shares, voting (each) as a single class.

(e)	Preference Shares acquired or redeemed pursuant to this Article 39.8 shall constitute Cancellable Preference Shares and shall be cancelled in accordance with Article 11. Article 37.6 shall apply mutatis mutandis.

39.9	Valuation of non-cash consideration

(a)	If any part of the Available Proceeds consists of property other than cash, the value of that property shall be its fair market value as at the date on which it was received or became receivable by the Company or the relevant Group Company.

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(b)	The fair market value shall be determined as follows:

(i)	securities listed or quoted on a Trading Market and not subject to restrictions on transfer or marketability shall be valued at their VWAP as at the relevant valuation date;

(ii)	securities subject to investment letters, lock-ups or other restrictions on free marketability, other than restrictions arising solely from a holder’s status as an affiliate or former affiliate, shall be valued at the value determined under paragraph (i), less an appropriate discount reflecting those restrictions; and

(iii)	all other property shall be valued by the Board of Managing Directors acting reasonably and in good faith.

(c)	If the Required Holders object in writing to a valuation under paragraph (b)(ii) or (b)(iii) within ten (10) Business Days after receiving notice of it, the fair market value shall be determined by an independent, reputable appraiser jointly appointed by the Company and the Required Holders. If they fail to agree on an appraiser within five (5) Business Days, the appraiser shall, at the request of either party, be appointed by the president of the Royal Netherlands Institute of Chartered Accountants or its successor organisation.

(d)	The appraiser shall act as an expert and not as an arbitrator. Its determination shall, absent manifest error, be final and binding. The Company shall bear the appraiser’s reasonable fees and expenses.

39.10	If the Company is dissolved following a Deemed Liquidation Event, Articles 39.1 through 39.6 shall apply, provided that any amount previously paid to a holder of Preference Shares pursuant to Article 39.8 shall be credited against the amount otherwise payable to that holder pursuant to Article 39.6, so that no holder receives more than the aggregate amount to which it is entitled under those Articles.

40	Federal forum provision

40.1	Except as otherwise consented into writing by the Company, the sole and exclusive forum of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.

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Annex F

FORM OF REGISTRATION RIGHTS AGREEMENT

[TO COME]

Annex F-1

Annex G

FORM OF LOCK-UP AGREEMENT

[TO COME]

Annex G-1

Annex H

FORM OF ORDERLY DISPOSITION AGREEMENT

[TO COME]

Annex H-1

Annex I

FORM OF ARTICLES OF ASSOCIATION OF INOBAT N.V.

[TO COME]

Annex I-1

Annex J

INOBAT N.V. 2026 INCENTIVE PLAN

[TO COME]

Annex J-1

Annex K

FORM OF PRELIMINARY PROXY CARD

[TO COME]

Annex K-1

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to InoBat N.V.

Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our board of directors. No indemnification under our articles of association shall be given to an indemnified person:

●	if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

●	to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

●	in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and our company which has been approved by our board of directors or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

●	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under our articles of association, our board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Item 21. Exhibits and Financial Statement Schedules.

(a)       Exhibits

EXHIBIT INDEX

Item 9.01 Financial Statements and Exhibits

2.1	Business Combination Agreement, dated as of July 24, 2026, by and between Cartesian Growth Corporation II and InoBat AS (included as Annex A to the proxy statement/prospectus forming part of this Registration Statement).

2.2	Plan of Merger (included as Annex B to the proxy statement/prospectus forming part of this Registration Statement).

3.1	Deed of Incorporation of InoBat B.V. (English translation included).

3.2	Form of Articles of Association of InoBat N.V. to be in effect upon consummation of the Business Combination (included as Annex I to the proxy statement/prospectus forming part of this Registration Statement).

3.3	Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation II, dated May 5, 2022 (incorporated by reference to Exhibit 3.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

3.4	Amendment to the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation II (incorporated by reference to Exhibit 3.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2023).

3.5	Amendment to the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation II (incorporated by reference to Exhibit 3.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2024).

3.6	Amendment to the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation II (incorporated by reference to Exhibit 3.2 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2024).

3.7	Amendment to the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation II (incorporated by reference to Exhibit 3.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2025).

3.8	Amendment to the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation II (incorporated by reference to Exhibit 3.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2026).

4.1*	Warrant Assumption Agreement.

4.2	Warrant Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

5.1*	Opinion of Dentons Europe LLP as to the validity of the securities being registered.

8.1*	Opinion of Greenberg Traurig, LLP as to certain U.S. federal income tax matters.

8.2*	Opinion of Dentons Europe LLP as to certain Netherlands income tax matters.

10.1	Sponsor Support Agreement, dated as of July 24, 2026, by and between CGC II Sponsor LLC and InoBat AS (included as Annex C to the proxy statement/prospectus forming part of this Registration Statement).

10.2	Shareholder Support Agreement (included as Annex D to the proxy statement/prospectus forming part of this Registration Statement).

10.3	Form of Securities Purchase Agreement (included as Annex E to the proxy statement/prospectus forming part of this Registration Statement).

10.4*	Form of Registration Rights Agreement (included as Annex F to the proxy statement/prospectus forming part of this Registration Statement).

10.5*	Form of Lock-Up Agreement (included as Annex G to the proxy statement/prospectus forming part of this Registration Statement).

10.6*	Form of Orderly Disposition Agreement (included as Annex H to the proxy statement/prospectus forming part of this Registration Statement).

10.7*	InoBat N.V. 2026 Incentive Plan (included as Annex J to the proxy statement/prospectus forming part of this Registration Statement).

10.8	Investment Management Trust Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.9	Amendment No. 1 to Investment Management Trust Agreement, dated October 7, 2024 (incorporated by reference to Exhibit 10.1 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2024).

10.10	Private Placement Warrant Purchase Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and CGC II Sponsor LLC (incorporated by reference to Exhibit 10.2 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.11	Private Placement Warrants Purchase Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.3 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.12	Private Placement Warrants Purchase Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and Piper Sandler & Co. (incorporated by reference to Exhibit 10.4 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.13	Registration Rights Agreement, dated May 5, 2022, among Cartesian Growth Corporation II, CGC II Sponsor LLC and certain securityholders (incorporated by reference to Exhibit 10.5 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.14	Administrative Services Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and CGC II Sponsor LLC (incorporated by reference to Exhibit 10.7 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.15	Letter Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and CGC II Sponsor LLC (incorporated by reference to Exhibit 10.8 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.16	Letter Agreement, dated May 5, 2022, between Cartesian Growth Corporation II and each officer and director of Cartesian Growth Corporation II (incorporated by reference to Exhibit 10.9 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.17	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.10 to Cartesian Growth Corporation II’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022).

10.18**	Framework Purchase Agreement between Inobat auto j.s.a. and Gotion EMEA Holdings s.r.o.

21.1*	List of subsidiaries of the Registrant.

23.1	Consent of CBIZ CPAs P.C.

23.2	Consent of Marcum LLP

23.3	Consent of Ernst & Young AS.

23.4*	Consent of Dentons Europe LLP (included in Exhibit 5.1).

23.5*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).

23.6*	Consent of Dentons Europe LLP (included in Exhibit 8.2).

24.1*	Power of Attorney (included on the signature pages hereto).

99.1*	Form of Preliminary Proxy Card (included as Annex K to the proxy statement/prospectus forming part of this Registration Statement).

107	Calculation of Registration Fee Table.

*	To be filed by amendment.
**	Confidential treatment has been granted with respect to redacted portions of this document or certain information has been omitted from this exhibit in accordance with Regulation S-K Item 601(b)(10)(iv). The Company agrees to furnish supplementally a copy of any omitted information to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Voderady, Slovakia, on the 23rd day of September 2026.

InoBat B.V.

By:	/s/ Marián Boček
	Name:	Marián Boček
	Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Voderady, Slovakia, on the 23rd day of September 2026.

InoBat AS

By:	/s/ Marián Boček
	Name:	Marián Boček
	Title:	Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement on the 23rd day of September 2026.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.